As filed with the U.S. Securities and Exchange Commission on September 15, 2021.
Registration No. 333-258205

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LIFESCI ACQUISITION II CORP.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	84-4278203 (I.R.S. Employer Identification Number)
250 W 55th St #3401
New York, NY 10019
(646) 889-1200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Andrew McDonald
Chief Executive Officer
250 W 55th St #3401
New York, NY 10019
(646) 889-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mitchell S. Nussbaum, Esq. Giovanni Caruso, Esq. Loeb & Loeb LLP 345 Park Avenue New York, NY 10154 (212) 407-4000 (212) 407-4990 – Facsimile	Ryan J. Maierson, Esq. Thomas G. Brandt, Esq. Erika L. Weinberg, Esq. Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, TX 77002 (713) 546-5400 (713) 546-5401 – Facsimile

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)          ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)     ☐
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Maximum Offering Price Per Unit	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Common stock, par value $0.0001 per share	112,500,000	—	$5,516.03	$1

(1)
Based on the maximum number of shares of common stock, $0.0001 par value per share (“common stock”), of the registrant issuable upon a business combination (the “Business Combination”) involving LifeSci Acquisition II Corp. (“LSAQ”) and Science 37, Inc. (“Science 37”). This number is based on the 100,000,000 shares of common stock issuable as consideration in connection with the Business Combination to holders of common stock of Science 37 and securities exercisable into shares of common stock (which includes up to 11,990 shares of common stock underlying warrants exercisable to receive common stock following the conversion of warrants to purchase shares of Science 37 common stock (“Science 37 Warrants”) that are outstanding and unexercised immediately prior to the Effective Time) and securities convertible into common stock (which includes 16,430,737 shares of common stock issuable upon the exercise of options resulting from the automatic conversion of options to purchase shares of common stock of Science 37 (“Science 37 Options”) into options to purchase shares of common stock in the Business Combination) plus the maximum additional 12,500,000 earn-out shares that may be paid in certain circumstances in accordance with the terms of the Agreement and Plan of Merger, dated May 6, 2021. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act. Science 37 is a private company, no market exists for its securities, and Science 37 has an accumulated deficit. Therefore, the proposed maximum aggregate offering price is one-third of the aggregate par value of the Science 37 securities expected to be exchanged in the Business Combination, including shares of Science 37 common stock issuable upon the exercise of Science 37 Options.

(3)
Calculated pursuant to Rule 457 of the Securities Act by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.

(4)
Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2021
PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT
Dear Stockholders:
You are cordially invited to attend the special meeting of the stockholders (the “Meeting”) of LifeSci Acquisition II Corp. (“LSAQ”), which will be held at [•] [•].m., Eastern Time, on [•], 2021. The Meeting will be held via teleconference using the following dial-in information:
U.S. Toll Free 1-877-211-3621
International Toll 1-719-325-2765
Participant Passcode 655 355 1080.
LSAQ is a Delaware blank check company established for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities, which we refer to as a “target business.” Holders of LSAQ’s common stock will be asked to approve, among other things, the agreement and plan of merger, dated as of May 6, 2021 (the “Merger Agreement”), by and among LSAQ, LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LSAQ (“Merger Sub”) and Science 37, Inc., a Delaware corporation (“Science 37”), and the other related Proposals.
Upon the closing of the transactions contemplated in the Merger Agreement, Merger Sub will merge with and into Science 37 (the “Business Combination”) with Science 37 surviving the merger as a wholly-owned subsidiary of LSAQ. In addition, in connection with the consummation of the Business Combination, LSAQ will be renamed “Science 37 Holdings, Inc.” The transactions contemplated under the Merger Agreement relating to the Business Combination are referred to in this proxy statement/prospectus as the “Business Combination” and the combined company after the Business Combination is referred to in this proxy statement/prospectus as the “Combined Company.”
Pursuant to the of the Merger Agreement, the following actions will be taken, and the following consideration will be paid, in connection with the Business Combination:
Preferred Stock.   Immediately prior to the Effective Time and subject to the consent of the holders of a majority of the then outstanding shares of Science 37’s Series A, Series B, Series C, Series D and Series D-1 redeemable convertible preferred stock, par value $0.0001 per share (collectively, the “Science 37 Preferred Stock”), voting together as a single class on an as-converted basis, each issued and outstanding share of Science 37 Preferred Stock shall be converted into shares of the common stock, par value $0.0001 per share, of Science 37 (the “Science 37 common stock”) at the then-applicable conversion rates (the “Science 37 Preferred Stock Conversion”).
Warrants.   At the Effective Time, each outstanding and unexercised warrant to purchase shares of Science 37 common stock (“Science 37 Warrant”) that is outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant exercisable to receive common stock, par value $0.0001 per share, of LSAQ (the “LSAQ Common Stock”), in accordance with its terms. From and after the Effective Time: (i) each Science 37 Warrant assumed by LSAQ may be exercised solely for shares of LSAQ Common Stock; (ii) the number of shares of LSAQ Common Stock subject to each Science 37 Warrant assumed by LSAQ will be determined by multiplying (A) the number of shares of Science 37 Common Stock, or the number of shares of Science 37 Common Stock issuable upon exercise of the Science 37 Warrant that were subject to such Science 37 Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of LSAQ Common Stock; (iii) the per share exercise price for LSAQ Common Stock issuable upon exercise of each Science 37 Warrant assumed by LSAQ will be determined by dividing the per share exercise price of Science 37 Common Stock subject to the Science 37 Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Science 37 Warrant assumed by LSAQ will continue in full force and effect and the terms and other provisions of such Science 37 Warrant will otherwise remain unchanged. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (i) 100,000,000 divided by (ii) the number of shares of Science 37’s Fully Diluted Capital Stock (as defined in the Merger Agreement).
Common Stock.   At the Effective Time, following the Science 37 Preferred Stock Conversion, each share of Science 37 Common Stock (including shares of Science 37 Common Stock outstanding as a result of the Science 37 Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of LSAQ Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares (as defined below).
Stock Options.   At the Effective Time, each outstanding option to purchase shares of Science 37 Common Stock (a “Science 37 Option”), whether or not then vested and exercisable, will be converted automatically (and without any required action on the part of such holder of outstanding option) into an option to purchase shares of LSAQ Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Earn-Out Shares.   Following the closing of the Business Combination, former holders of shares of Science 37 Common Stock (including shares received as a result of the Science 37 Preferred Stock Conversion) and former holders of Science 37 Options will be entitled to receive their pro rata share of up to 12,500,000 additional shares of LSAQ Common Stock (the “Earn-Out Shares”) if, within a three-year period following the signing date of the Merger Agreement, the closing share price of the LSAQ Common Stock equals or exceeds any of two thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”) and, in respect of a former holder of Science 37 Options, the holder continues to provide services to LSAQ or one of its subsidiaries at the time of such Triggering Event.
It is anticipated that upon completion of the Business Combination, LSAQ’s public stockholders (other than the PIPE Investment investors) would retain an ownership interest of approximately 6.0% in the Combined Company, the PIPE Investment investors will own approximately 15.0% of the Combined Company (such that the public stockholders, including the PIPE Investment investors, would own approximately 21.0% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately 3.9% of the Combined Company and the Science 37 stockholders will own approximately 75.1% of the Combined Company. The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any shares by the LSAQ public stockholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Award Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the LSAQ stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”
As of September 10, 2021, there was approximately $80,121,503 in LSAQ’s trust account (the “Trust Account”).
LSAQ’s shares of common stock are listed on the Nasdaq Stock Market under the symbol “LSAQ.” On [•], 2021, the record date for the Meeting, the last sale price of the common stock was $[•].
Each stockholder’s vote is very important. Whether or not you plan to participate in the Meeting, please submit your proxy card without delay. Stockholders may revoke proxies at any time before they are voted at the meeting. Voting by proxy will not prevent a stockholder from voting at the Meeting if such stockholder subsequently chooses to participate in the Meeting.
We encourage you to read this proxy statement/prospectus carefully. In particular, you should review the matters discussed under the caption “Risk Factors” beginning on page 29.
LSAQ’s board of directors unanimously recommends that LSAQ stockholders vote “FOR” approval of each of the Proposals.
/s/ Andrew McDonald

Andrew McDonald
Chairman and Chief Executive Officer
LifeSci Acquisition II Corp.
[•], 2021
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the Business Combination or otherwise, or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
HOW TO OBTAIN ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about LSAQ that is not included or delivered herewith. If you would like to receive additional information or if you want additional copies of this document, agreements contained in the appendices or any other documents filed by LSAQ with the SEC, such information is available without charge upon written or oral request. Please contact our proxy solicitor:

ADVANTAGE PROXY
P.O. Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
Email: ksmith@advantageproxy.com
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Meeting, or no later than [•], 2021. Please be sure to include your complete name and address in your request. Please see “Where You Can Find Additional Information” to find out where you can find more information about LSAQ and Science 37. You should rely only on the information contained in this proxy statement/prospectus in deciding how to vote on the Business Combination. Neither LSAQ nor Science 37 has authorized anyone to give any information or to make any representations other than those contained in this proxy statement/prospectus. Do not rely upon any information or representations made outside of this proxy statement/prospectus. The information contained in this proxy statement/prospectus may change after the date of this proxy statement/prospectus. Do not assume after the date of this proxy statement/prospectus that the information contained in this proxy statement/prospectus is still correct.

LIFESCI ACQUISITION II CORP.
250 W 55th St., #3401
New York, NY 10019
Telephone: (646) 899-1200
NOTICE OF SPECIAL MEETING OF
LIFESCI ACQUISITION II CORP. STOCKHOLDERS
To Be Held on [•]
To LifeSci Acquisition II Corp. Stockholders:
NOTICE IS HEREBY GIVEN, that you are cordially invited to attend a meeting of the stockholders of LifeSci Acquisition II Corp. (“LSAQ,” “we”, “our”, or “us”), which will be held at [•].m., Eastern Time, on [•], 2021, at [•] (the “Meeting”). We will hold the Meeting via teleconference using the following dial-in information:
U.S. Toll Free 1-877-211-3621
International Toll 1-719-325-2765
Participant Passcode 655 355 1080.
During the Meeting, LSAQ’s stockholders will be asked to consider and vote upon the following proposals, which we refer to herein as the “Proposals”:
•
To consider and vote upon a Proposal to approve the transactions contemplated under the Merger Agreement, dated as of May 6, 2021 (the “Merger Agreement”), by and among LSAQ, LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LSAQ (“Merger Sub”) and Science 37, Inc., a Delaware corporation (“Science 37”), (the “Business Combination”), a copy of which is attached to this proxy statement/prospectus as Annex A. This Proposal is referred to as the “Business Combination Proposal” or “Proposal 1.”

•
To consider and vote upon a Proposal to approve the Second Amended and Restated Certificate of Incorporation of LSAQ, a copy of which is attached to this proxy statement/prospectus as Annex B (the “Proposed Charter”) to, among other things, change LSAQ’s name to “Science 37 Holdings, Inc.,” and amend certain provisions related to authorized capital stock, the required vote to amend the charter and bylaws, and director removal, to be effective upon the consummation of the Business Combination. This Proposal is referred to as the “Charter Approval Proposal” or “Proposal 2.”

•
To consider and vote upon, on a non-binding advisory basis, five separate governance proposals relating to the following material differences between the Existing Charter and the Proposed Charter:

(a)
increase the number of shares of (i) common stock LSAQ is authorized to issue from 30,000,000 shares to 500,000,000 shares and (ii) preferred stock LSAQ is authorized to issue from 1,000,000 shares to 100,000,000 shares (Proposal 3A);

(b)
require the vote of at least two-thirds (66 and 2/3%) of the voting power of the then outstanding shares of voting stock of LSAQ entitled to vote at an election of directors, rather than a simple majority, to amend, alter, repeal or rescind the Combined Company’s bylaws (Proposal 3B);

(c)
require the vote of at least two-thirds (66 and 2/3%) of the voting power of the then outstanding shares of voting stock of LSAQ entitled to vote at an election of directors, rather than a simple majority, to amend, alter, repeal or rescind the Proposed Charter (Proposal 3C);

(d)
require the vote of at least two-thirds (66 and 2/3%) of the voting power of the outstanding shares of capital stock, rather than a simple majority, to remove a director from office (Proposal 3D);

(e)
remove certain provisions related to LSAQ’s status as a special purpose acquisition company that will no longer be relevant following the closing of the Business Combination (Proposal 3E);

This Proposal is referred to as the “Governance Proposals” or “Proposals 3A-3E.”

•
To consider and vote upon a Proposal to approve the Science 37 Holdings, Inc. 2021 Incentive Award Plan (the “Incentive Award Plan”, a copy of which is to be attached to this proxy statement/prospectus as Annex D), to be effective on the later of the date on which it is approved by our stockholders and the closing of the Business Combination. This Proposal is referred to as the “Stock Plan Proposal” or “Proposal 4.”

•
To consider and vote upon a Proposal to approve the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”, a copy of which is to be attached to this proxy statement/prospectus as Annex E), to be effective on the later of the date on which it is approved by our stockholders and the closing of the Business Combination. This Proposal is referred to as the “ESPP Proposal” or “Proposal 5.”

•
To consider and vote upon a Proposal to approve: (i) for purposes of complying with Nasdaq Listing Rule 5635 (a) and (b), the issuance of more than 20% of the issued and outstanding shares of LSAQ Common Stock and the resulting change in control in connection with the Business Combination, and (ii) for purposes of complying with Nasdaq Listing Rule 5635(d), the issuance of more than 20% of the common stock in connection with the PIPE Investment (as defined herein) upon the consummation of the Business Combination. This Proposal is referred to as the “Nasdaq Proposal” or “Proposal 6.”

•
To consider and vote upon a Proposal to approve the adjournment of the Meeting by the chairman thereof to a later date, if necessary, under certain circumstances, including for the purpose of soliciting additional proxies in favor of the foregoing Proposals, in the event LSAQ does not receive the requisite stockholder vote to approve the Proposals. This Proposal is called the “Adjournment Proposal” or “Proposal 7.”

The Business Combination Proposal is conditioned upon the approval of Proposal 2, Proposal 4, Proposal 5 and Proposal 6. Proposals 3, 4, 5 and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, LSAQ will not consummate the Business Combination. If LSAQ does not consummate the Business Combination and fails to complete an initial business combination by November 24, 2022, LSAQ will be required to dissolve and liquidate, unless we seek stockholder approval to amend our certificate of incorporation to extend the date by which the Business Combination may be consummated.
Approval of the Business Combination Proposal, the Governance Proposals, the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person via teleconference or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of common stock.
As of [•], 2021, there were 10,011,301 shares of common stock issued and outstanding and entitled to vote. Only LSAQ common stockholders of record as of the close of business on [•], 2021 are entitled to vote at the Meeting or any adjournment of the Meeting. This proxy statement/prospectus is first being mailed to LSAQ stockholders on or about [•], 2021.
Investing in LSAQ’s securities involves a high degree of risk. See “Risk Factors” beginning on page 29 of this proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in LSAQ’s securities.
YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY.
Whether or not you plan to participate in the Meeting, please complete, date, sign and return the enclosed proxy card without delay in order to ensure your representation at the Meeting no later than the time appointed for the Meeting or adjourned meeting. Voting by proxy will not prevent you from voting your shares of common stock via telephone if you subsequently choose to participate in the Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Meeting, you must obtain a proxy issued in your name from that record. Only stockholders of record at the close of business on the record date may vote at the Meeting or any adjournment or postponement thereof. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not participate in the Meeting, your shares will not be counted for purposes of determining whether a quorum is present at, and the number of votes voted at, the Meeting.
You may revoke a proxy at any time before it is voted at the Meeting by executing and returning a proxy card dated later than the previous one, by participating in the Meeting and casting your vote by hand or by ballot (as applicable) or by submitting a written revocation to Advantage Proxy, P.O. Box 13581, Des Moines, WA 98198 Attention: Karen Smith, Telephone: 877-870-8565, that is received by the proxy solicitor before we take the vote at the Meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies.
LSAQ’s board of directors unanimously recommends that LSAQ stockholders vote “FOR” approval of each of the Proposals. When you consider LSAQ’s board of directors’ recommendation of these Proposals, you should keep in mind that LSAQ’s directors and officers have interests in the Business Combination that may conflict or differ from your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
On behalf of LSAQ’s board of directors, I thank you for your support and we look forward to the successful consummation of the Business Combination.
By Order of the Board of Directors,
/s/ Andrew McDonald

Andrew McDonald
Chairman and Chief Executive Officer
LifeSci Acquisition II Corp.
[•], 2021

i

ANNEX A
Agreement and Plan of Merger

ANNEX B
Second Amended and Restated Certificate of Incorporation

ANNEX C
Amended and Restated Bylaws

ANNEX D
Science 37 Holdings, Inc. 2021 Incentive Award Plan

ANNEX E
Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan

ii

FREQUENTLY USED TERMS
Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “LSAQ” refer to LifeSci Acquisition II Corp., a Delaware corporation. Further, in this document:
•
“Aggregate Merger Consideration” means a number of shares of LSAQ common stock equal to the quotient of (i) $1,000,000,000, divided by (ii) $10.00.

•
“Board” means the board of directors of LSAQ.

•
“Business Combination” means the merger contemplated by the Merger Agreement.

•
“Certificate of Incorporation” or the “Proposed Charter” means LSAQ’s Second Amended and Restated Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B.

•
“Closing Date” means the date of the consummation of the Business Combination.

•
“Code” means the Internal Revenue Code of 1986, as amended.

•
“Combined Company” means LSAQ after the consummation of the Business Combination, renamed Science 37 Holdings, Inc.

•
“Combined Company Bylaws” means LSAQ’s Amended and Restated Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C.

•
“common stock” or “LSAQ Common Stock” means the shares of common stock, par value $0.0001 per share, of LSAQ.

•
“Continental” means Continental Stock Transfer & Trust Company, LSAQ’s transfer agent.

•
“Effective Time” means the time at which the Business Combination becomes effective.

•
“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•
“Existing Bylaws” means LSAQ’s Bylaws.

•
“Existing Charter” means LSAQ’s Amended and Restated Certificate of Incorporation.

•
“founder shares” means the outstanding shares of common stock issued to the Sponsor for an aggregate purchase price of $25,000 on January 1, 2020.

•
“GAAP” means accounting principles generally accepted in the United States of America.

•
“HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

•
“Initial Stockholders” means the Sponsor and other initial holders of common stock.

•
“IPO” refers to the initial public offering of 7,500,000 shares of common stock consummated on November 24, 2020.

•
“IRS” means the United States Internal Revenue Service.

•
“Merger Agreement” means that certain Merger Agreement, dated as of May 6, 2021, by and among LSAQ, Merger Sub and Science 37.

•
“Merger Sub” means LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of LSAQ.

•
“PIPE Investment” means the issuance of 20,000,000 shares of common stock to certain investors for an aggregate of $200,000,000 in a private placement immediately prior to the closing of the Business Combination.

•
“Private Placement Warrants” mean the warrants issued to our Sponsor in a private placement simultaneously with the closing of our IPO.

•
“public shares” means shares of common stock sold in the IPO, whether they were purchased in the IPO or thereafter in the open market.

•
“public stockholders” means holders of public shares of common stock.

•
“SEC” means the U.S. Securities and Exchange Commission.

•
“Securities Act” means the Securities Act of 1933, as amended.

•
“Science 37” means Science 37, Inc., a Delaware corporation, prior to the consummation of the Business Combination.

•
“Sponsor” means LifeSci Holdings, LLC., a Delaware limited liability company.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements, including statements about the parties’ ability to close the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook and prospects of LSAQ and/or Science 37 and may include statements for the period following the consummation of the Business Combination. Forward-looking statements appear in a number of places in this proxy statement/prospectus including, without limitation, in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Science 37” and “Business of Science 37.” In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the management of LSAQ and Science 37 as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in “Risk Factors,” those discussed and identified in public filings made with the SEC by LSAQ and the following:
•
expectations regarding Science 37’s strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, backlog conversion, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and ability to invest in growth initiatives and pursue acquisition opportunities;

•
risks related to Science 37’s technology, intellectual property and data privacy practices;

•
risks related to Science 37’s reliance on third parties;

•
risks related to the general economic and financial market conditions; political, legal and regulatory environment; and the industries in which Science 37 operates;

•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•
the outcome of any legal proceedings that may be instituted against LSAQ or Science 37 following announcement of the Merger Agreement and the transactions contemplated therein;

•
the inability to complete the Business Combination due to, among other things, the failure to obtain LSAQ or Science 37 stockholder approval;

•
the risk that the announcement and consummation of the proposed Business Combination disrupts Science 37’s current plans;

•
the ability to recognize the anticipated benefits of the Business Combination;

•
unexpected costs related to the proposed Business Combination;

•
the amount of any redemptions by existing holders of common stock being greater than expected;

•
limited liquidity and trading of LSAQ’s securities;

•
geopolitical risk and changes in applicable laws or regulations;

•
the possibility that LSAQ and/or Science 37 may be adversely affected by other economic, business, and/or competitive factors;

•
operational risks;

•
the risks that the COVID-19 pandemic, and local, state, and federal responses to addressing the pandemic, may have an adverse effect on our business operations, as well as our financial condition and results of operations;

•
litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on Science 37’s resources; and

•
the risks that the consummation of the Business Combination is substantially delayed or does not occur.

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of LSAQ and Science 37 prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
All subsequent written and oral forward-looking statements concerning the Business Combination or other matters addressed in this proxy statement/prospectus and attributable to LSAQ, Science 37 or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, LSAQ and Science 37 undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The following are answers to some questions that you, as a stockholder of LSAQ, may have regarding the Proposals being considered at the Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the Proposals and the other matters being considered at the Meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement/prospectus.
Q:
What is the purpose of this document?

A:
LSAQ, Merger Sub and Science 37 have agreed to the Business Combination under the terms of the Merger Agreement, which is attached to this proxy statement/prospectus as Annex A, and is incorporated into this proxy statement/prospectus by reference. The Board is soliciting your proxy to vote for the Business Combination and other Proposals at the Meeting because you owned common stock at the close of business on [•], 2021, the “Record Date” for the Meeting, and are therefore entitled to vote at the Meeting. This proxy statement/prospectus summarizes the information that you need to know in order to cast your vote.

Q:
What is being voted on?

A:
Below are the Proposals that the LSAQ stockholders are being asked to vote on:

•
Proposal 1 — The Business Combination Proposal to approve the Merger Agreement and the Business Combination.

•
Proposal 2 — The Charter Approval Proposal to approve the Proposed Charter attached to this proxy statement/prospectus as Annex B.

•
Proposals 3A-3E — The Governance Proposals to approve, on a non-binding advisory basis, separate governance proposals relating to certain material differences between the Existing Charter and the Proposed Charter attached to this proxy statement/prospectus as Annex B.

•
Proposal 4 — The Proposal to approve the Incentive Award Plan.

•
Proposal 5 — The Proposal to approve the ESPP.

•
Proposal 6 — The Nasdaq Proposal to approve the issuance of more than 20% of the issued and outstanding shares of common stock in connection with (i) the terms of the Merger Agreement, which will result in a change of control, as required by Nasdaq Listing Rule 5635(a) and (b), and (ii) the terms of the PIPE Investment, as required by Nasdaq Listing Rule 5635(d).

•
Proposal 7 — The Adjournment Proposal to approve the adjournment of the Meeting.

Q:
What vote is required to approve the Proposals?

A:
Proposal 1 — The Business Combination Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by teleconference or represented by proxy and entitled to vote at the Meeting. An abstention will have the effect of a vote “AGAINST” Proposal 1. Broker non-votes will have no effect on the vote for Proposal 1.

Proposal 2 — The Charter Approval Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock. Abstentions and broker non-votes will have the effect of a vote “AGAINST” Proposal 2.
Proposals 3A-3E — The Governance Proposals requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by teleconference or represented by proxy and entitled to vote at the Meeting. An abstention will have the effect of a vote “AGAINST” Proposals 3A-3E. Broker non-votes will have no effect on the vote for Proposals 3A-3E.
Proposal 4 — The Stock Plan Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposal 4. Broker non-votes will have no effect on the vote for Proposal 4.
Proposal 5 — The ESPP Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote. Abstentions will have the effect of a vote “AGAINST” Proposal 5. Broker non-votes will have no effect on the vote for Proposal 5.
Proposal 6 — The Nasdaq Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present by teleconference or represented by proxy and entitled to vote at the Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 6. Broker non-votes will have no effect on the vote for Proposal 6.
Proposal 7 — The Adjournment Proposal requires the affirmative vote of the majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 7. Broker-non votes have no effect on the vote for Proposal 7.
Q:
Are any of the Proposals conditioned on one another?

A:
The Business Combination Proposal is conditioned upon the approval of Proposal 2, Proposal 4, Proposal 5 and Proposal 6. Proposals 2, 4, 5 and 6 are dependent upon approval of the Business Combination Proposal. It is important for you to note that in the event that the Business Combination Proposal is not approved, LSAQ will not consummate the Business Combination. If LSAQ does not consummate the Business Combination and fails to complete an initial business combination by November 24, 2022, LSAQ will be required to dissolve and liquidate, unless we seek stockholder approval to amend our certificate of incorporation to extend the date by which the Business Combination may be consummated. The Governance Proposals and the Adjournment Proposal are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective.

Q:
What will happen in the Business Combination?

A:
At the closing of the Business Combination, Merger Sub will merge with and into Science 37, with Science 37 surviving such merger as the surviving entity. Upon consummation of the Business Combination, Science 37 will become a wholly-owned subsidiary of LSAQ. In connection with the Business Combination, the cash held in the Trust Account after giving effect to any redemption of shares by LSAQ’s public stockholders and the proceeds from the PIPE Investment will be used to pay certain fees and expenses in connection with the Business Combination, and for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Immediately prior to the effective time of the Business Combination (the “Effective Time”) and subject to the consent of the holders of a majority of the then outstanding shares of Science 37’s Series A, Series B, Series C, Series D and Series D-1 preferred stock, par value $0.0001 per share (collectively, the “Science 37 Preferred Stock”), voting together as a single class on an as-converted basis, each issued and outstanding share of Science 37 Preferred Stock will be converted into shares of the common stock, par value $0.0001 per share, of Science 37 (the “Science 37 Common Stock”) at the then-applicable conversion rates (the “Science 37 Preferred Stock Conversion”).
Q:
What is the consideration being paid to Science 37 security holders?

A:
Warrants.  At the Effective Time, each outstanding and unexercised warrant to purchase shares of Science 37 Common Stock (“Science 37 Warrant”) that is outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant exercisable to receive common stock, par value $0.0001 per share, of LSAQ (the “LSAQ Common Stock”), in accordance with its terms. From and after the Effective Time: (i) each Science 37 Warrant assumed by LSAQ may be exercised solely for shares of LSAQ Common Stock; (ii) the number of shares of LSAQ Common Stock subject to each Science 37 Warrant assumed by LSAQ will be determined by multiplying (A) the number of shares of Science 37

Common Stock, or the number of shares of Science 37 Common Stock issuable upon exercise of the Science 37 Warrant that were subject to such Science 37 Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of LSAQ Common Stock; (iii) the per share exercise price for LSAQ Common Stock issuable upon exercise of each Science 37 Warrant assumed by LSAQ will be determined by dividing the per share exercise price of Science 37 Common Stock subject to the Science 37 Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Science 37 Warrant assumed by LSAQ will continue in full force and effect and the terms and other provisions of such Science 37 Warrant will otherwise remain unchanged. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (i) 100,000,000 divided by (ii) the number of shares of Science 37’s Fully Diluted Capital Stock (as defined in the Merger Agreement).
Common Stock.  At the Effective Time, following the Science 37 Preferred Stock Conversion, each share of Science 37 Common Stock (including shares of Science 37 Common Stock outstanding as a result of the Science 37 Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of LSAQ Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares (as defined below).
Stock Options.  At the Effective Time, each outstanding option to purchase shares of Science 37 Common Stock, whether or not then vested and exercisable, will be converted automatically (and without any required action on the part of such holder of outstanding option) into an option to purchase shares of LSAQ Common Stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.
Earn-Out Shares.  Following the closing of the merger, former holders of shares of Science 37 Common Stock (including shares received as a result of the Science 37 Preferred Stock conversion) and former holders of Science 37 stock options will be entitled to receive their pro rata share of up to 12,500,000 additional shares of LSAQ Common Stock (the “Earn-Out Shares”) if, within a three-year period following the signing date of the Merger Agreement, the closing share price of the LSAQ Common Stock equals or exceeds any of two thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”) and, in respect of a former holder of Science 37 stock options, the holder continues to provide services to LSAQ or one of its subsidiaries at the time of such Triggering Event.
Q:
What equity stake will current stockholders of LSAQ and Science 37 stockholders hold in the Combined Company after the closing?

A:
It is anticipated that upon completion of the Business Combination, LSAQ’s public stockholders (other than the PIPE Investment investors) would retain an ownership interest of approximately 6.0% in the Combined Company, the PIPE Investment investors will own approximately 15.0% of the Combined Company (such that the public stockholders, including the PIPE Investment investors, would own approximately 21.0% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately 3.9% of the Combined Company and the Science 37 stockholders will own approximately 75.1% of the Combined Company.

The ownership percentage with respect to the Combined Company does not take into account (i) the redemption of any shares by the LSAQ public stockholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Award Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the LSAQ stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”
Q:
Are there any arrangements to help ensure that LSAQ will have sufficient funds, together with the proceeds in its Trust Account, to fund the consideration?

A:
Yes. LSAQ entered into subscription agreements, dated as of May 6, 2021, with the PIPE Investment investors pursuant to which, among other things, LSAQ agreed to issue and sell, in a private placement to close immediately prior to the closing of the Business Combination, an aggregate of 20,000,000 shares of our common stock for $10.00 per share for a total of $200,000,000. To the extent not utilized to consummate the Business Combination, the proceeds from the Trust Account will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. LSAQ will agree that it (or its successor) will file with the SEC a registration statement registering the resale of the shares purchased in the PIPE Investment and use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable.
Q:
Do any of LSAQ’s directors or officers have interests that may conflict with my interests with respect to the Business Combination?

A:
In considering the recommendation of the Board to approve the Merger Agreement, LSAQ stockholders should be aware that certain LSAQ executive officers and directors may be deemed to have interests in the Business Combination that are different from, or in addition to, those of LSAQ stockholders generally. These interests, which may create actual or potential conflicts of interest, are, to the extent material, described in the section entitled “The Business Combination Proposal — Interests of Certain Persons in the Business Combination” beginning on page 86.

Q:
When and where is the Meeting?

A:
The Meeting will take place on [•], 2021, at [•] a.m. LSAQ will be holding its special meeting as a teleconference using the following dial-in information:

U.S. Toll Free 1-877-211-3621
International Toll 1-719-325-2765
Participant Passcode 655 355 1080
Q:
Who may vote at the Meeting?

A:
Only holders of record of common stock as of the close of business on [•], 2021 may vote at the Meeting. As of [•], 2021 there were 10,011,301 shares of common stock outstanding and entitled to vote. Please see “The Meeting — Record Date; Who is Entitled to Vote” for further information.

Q:
What is the quorum requirement for the Meeting?

A:
Stockholders representing a majority of the shares of common stock issued and outstanding as of the Record Date and entitled to vote at the Meeting must be present in person by teleconference or represented by proxy in order to hold the Meeting and conduct business. This is called a quorum. Shares of our common stock will be counted for purposes of determining if there is a quorum if the stockholder (i) is present and entitled to vote at the meeting, or (ii) has properly submitted a proxy card or voting instructions through a broker, bank or custodian. In the absence of a quorum, stockholders representing a majority of the votes present in person or represented by proxy at such meeting may adjourn the meeting until a quorum is present.

Q:
How will the Initial Stockholders vote?

A:
Pursuant to a letter agreement, the Initial Stockholders, who as of [•], 2021 owned 2,002,260 shares of common stock, or approximately 20% of the outstanding shares of common stock, agreed to vote their respective shares of common stock acquired by them prior to the IPO and any shares of common stock purchased by them in the open market in or after the IPO in favor of the Business Combination Proposal and related Proposals (“Letter Agreement”). The Initial Stockholders have also agreed that they will vote any shares they purchase in the open market in or after the IPO in favor of each of the Proposals.

In addition, in connection with the execution of the Merger Agreement, the Sponsor entered into a support agreement (the “Sponsor Support Agreement”) with LSAQ and Science 37 pursuant to which it agreed, among other things, to vote all shares of LSAQ common stock beneficially owned by it in favor of the Business Combination Proposal.

As of [•], 2021, a total of 2,002,260 shares of common stock, or approximately 20% of the outstanding shares, were subject to the Letter Agreement or the Sponsor Support Agreement. As a result, only 3,003,391 shares of common stock held by the public stockholders will need to be present in person by teleconference or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only 500,566 shares of common stock, or approximately 6.25% of the 8,009,041 shares of common stock held by the public stockholders, must vote in favor of the Business Combination Proposal for it to be approved.
Q:
How many votes do I and others have?

A:
You are entitled to one vote for each share of LSAQ’s common stock that you held as of the Record Date. As of the close of business on the Record Date, there were 10,011,301 outstanding shares of common stock.

Q:
Am I required to vote against the Business Combination Proposal in order to have my public shares redeemed?

A:
No. You are not required to vote against the Business Combination Proposal in order to have the right to demand that LSAQ redeem your public shares for cash equal to your pro rata share of the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable). These rights to demand redemption of public shares for cash are sometimes referred to herein as “redemption rights.” If the Business Combination is not completed, holders of public shares electing to exercise their redemption rights will not be entitled to receive such payments and their shares of common stock will be returned to them.

Q:
How do I exercise my redemption rights?

A:
If you are a public stockholder and you seek to have your public shares redeemed, you must (i) demand, no later than 5:00 p.m., Eastern Time on [•], 2021 (at least two business days before the Meeting), that LSAQ redeem your shares into cash; and (ii) submit your request in writing to Continental, at the address listed at the end of this section and deliver your shares to Continental physically or electronically using The Depository Trust Company’s (“DTC”) DWAC (Deposit/Withdrawal at Custodian) System at least two business days before the Meeting.

Any corrected or changed written demand of redemption rights must be received by Continental two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days before the Meeting.
LSAQ stockholders may seek to have their public shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of common stock as of the Record Date. Any public stockholder who holds shares of common stock on or before [•], 2021 (two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.
The actual per share redemption price will be equal to the aggregate amount then on deposit in the Trust Account (before payment of deferred underwriting commissions and including interest earned on their pro rata portion of the Trust Account, net of taxes payable), divided by the number of shares of common stock sold in the IPO. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your shares of common stock for cash.

Q:
What are the U.S. federal income tax consequences of exercising my redemption rights?

A:
In the event that a holder elects to redeem its LSAQ Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of LSAQ Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. Whether the redemption qualifies as a sale or exchange or is treated as a distribution will depend on the facts and circumstances of each particular holder at the time such holder exercises his, her, or its redemption rights. See “Material U.S. Federal Income Tax Consequences — Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights” for a more detailed discussion of the U.S. federal income tax consequences of a holder electing to redeem its LSAQ Common Stock for cash.

Q:
What do I need to do now?

A:
You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:
How can I vote?

A:
If you were a holder of record of LSAQ Shares on [•], 2021, the record date for the special meeting of LSAQ stockholders, you may vote with respect to the Proposals in person at the Meeting, or by submitting a proxy by mail so that it is received prior to 9:00 a.m., Eastern Time, on [•], 2021, in accordance with the instructions provided to you under “The Meeting.” If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, your broker or bank or other nominee may provide voting instructions (including any telephone or Internet voting instructions). You should contact your broker, bank or nominee in advance to ensure that votes related to the shares you beneficially own will be properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Meeting and vote in person, obtain a proxy from your broker, bank or nominee.

Signed and dated proxies received without an indication of how the stockholder intends to vote on a Proposal will be voted in favor of each Proposal presented to the stockholders.
Q:
If my shares are held in “street name” by my bank, brokerage firm or nominee, will they automatically vote my shares for me?

A:
No. If you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any Proposal for which your broker does not have discretionary authority to vote. If a Proposal is determined to be discretionary, your broker, bank or other holder of record is permitted to vote on the Proposal without receiving voting instructions from you. If a Proposal is determined to be non-discretionary, your broker, bank or other holder of record is not permitted to vote on the Proposal without receiving voting instructions from you. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a non-discretionary Proposal because the holder of record has not received voting instructions from the beneficial owner.

Each of the Proposals to be presented at the Meeting is a non-discretionary Proposal. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your broker, bank or other holder of record holding shares for you, your shares will not be voted with respect to any of the Proposals. A broker non-vote would have the same effect as a vote against the Business Combination Proposal, and the Adjournment Proposal.

Q:
What if I abstain from voting or fail to instruct my bank, brokerage firm or nominee?

A:
LSAQ will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for the purposes of determining whether a quorum is present at the Meeting. For purposes of approval, an abstention on any Proposals will have the same effect as a vote “AGAINST” such Proposal.

Q:
If I am not going to attend the Meeting, should I return my proxy card instead?

A.
Yes. Whether you plan to attend the Meeting via teleconference or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:
Can I change my vote after I have mailed my proxy card?

A:
Yes. You may change your vote at any time before your proxy is voted at the Meeting. You may revoke your proxy by executing and returning a proxy card dated later than the previous one, or by attending the Meeting in person and casting your vote by the telephone, or by submitting a written revocation stating that you would like to revoke your proxy that our proxy solicitor receives prior to the Meeting. If you hold your shares of common stock through a bank, brokerage firm or nominee, you should follow the instructions of your bank, brokerage firm or nominee regarding the revocation of proxies. If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
Unless revoked, a proxy will be voted at the Meeting in accordance with the stockholder’s indicated instructions. In the absence of instructions, proxies will be voted FOR each of the Proposals.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular Proposal, the shares of common stock represented by your proxy will be voted in favor of each Proposal. Proxy cards that are returned without a signature will not be counted as present at the Meeting and cannot be voted.

Q:
Should I send in my share certificates now to have my shares of common stock redeemed?

A:
LSAQ stockholders who intend to have their public shares redeemed should send their certificates to Continental at least two business days before the Meeting. Please see “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.

Q:
Who will solicit the proxies and pay the cost of soliciting proxies for the Meeting?

A:
LSAQ will pay the cost of soliciting proxies for the Meeting. LSAQ has engaged Advantage Proxy to assist in the solicitation of proxies for the Meeting. LSAQ has agreed to pay Advantage Proxy a fee of $7,500, plus disbursements, and will reimburse Advantage Proxy for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages, and expenses. LSAQ will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of common stock for their expenses in forwarding soliciting materials to beneficial owners of the common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:
What happens if I sell my shares before the Meeting?

A:
The Record Date for the Meeting is earlier than the date of the Meeting, as well as the date that the Business Combination is expected to be consummated. If you transfer your shares of common stock after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting, but will transfer ownership of the shares and will not hold an interest in LSAQ after the Business Combination is consummated.

Q:
When is the Business Combination expected to occur?

A:
Assuming the requisite regulatory and stockholder approvals are received, LSAQ expects that the Business Combination will occur as soon as possible following the Meeting.

Q:
Are Science 37’s stockholders required to approve the Business Combination?

A:
Yes. The Business Combination requires the affirmative approval of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, by each of (i) a majority of the outstanding shares of Science 37 Common Stock and Science 37 Preferred Stock as of immediately prior to the Effective Time, voting together as a single class on an as-converted basis, (ii) a majority of the outstanding shares of Science 37 Common Stock as of immediately prior to the Effective Time, voting together as a single class, and (iii) a majority of the outstanding shares of Science 37 Preferred Stock as of immediately prior to the Effective Time, voting together as a single class on an as-converted basis. In connection with the execution of the Merger Agreement, certain stockholders of Science 37 owning approximately 73.8% of the voting power of Science 37 entered into the Science 37 Stockholders Agreement (as defined above) with LSAQ and Science 37 pursuant to which the stockholders agreed to vote all shares of Science 37 Common Stock (including shares of Science 37 Common Stock received in connection with the Science 37 Preferred Stock Conversion) beneficially owned by them in favor of the Business Combination and related matters.

Q:
Are there risks associated with the Business Combination that I should consider in deciding how to vote?

A:
Yes. There are a number of risks related to the Business Combination and other transactions contemplated by the Merger Agreement, that are discussed in this proxy statement/prospectus. Please read with particular care the detailed description of the risks described in “Risk Factors” beginning on page 28 of this proxy statement/prospectus.

Q:
May I seek statutory appraisal rights or dissenter rights with respect to my shares?

A:
No. Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination. For additional information, see the section titled “The Meeting — Appraisal Rights.”

Q:
What happens if the Business Combination is not consummated?

A:
If LSAQ does not consummate the Business Combination by November 24, 2022, then pursuant to Article VI of the Existing Charter, LSAQ’s officers must take all actions necessary in accordance with the Delaware General Corporation Law to dissolve and liquidate LSAQ as promptly as reasonably possible. Following dissolution, LSAQ will no longer exist as a company. In any liquidation, the funds held in the Trust Account, plus any interest earned thereon (net of taxes payable), together with any remaining out-of-trust net assets, will be distributed pro rata to holders of shares of common stock who acquired such shares in the IPO or in the aftermarket. The estimated consideration that each share of common stock would be paid at liquidation would be approximately $10.00 per share for stockholders based on amounts on deposit in the Trust Account as of September 10, 2021. The closing price of our common stock on the Nasdaq Stock Market as of September 10, 2021 was $9.96. The Initial Stockholders waived the right to any liquidation distribution with respect to any shares of common stock held by them.

Q:
What happens to the funds deposited in the Trust Account following the Business Combination?

A:
Following the closing of the Business Combination, holders of pubic shares of LSAQ exercising redemption rights will receive their per share redemption price out of the funds in the Trust Account. The balance of the funds will be released to Science 37 to fund working capital needs of the Combined Company. As of September 10, 2021, there was approximately $80,121,503 in the Trust Account. LSAQ estimates that approximately $10.00 per outstanding public share will be paid to the investors exercising their redemption rights.

Q:
Who will manage the Combined Company after the Business Combination?

A:
As a condition to the closing of the Business Combination, all of the officers and directors of LSAQ will resign. For information on the anticipated management of the Combined Company, see the section titled “Directors and Executive Officers of the Combined Company after the Business Combination” in this proxy statement/prospectus.

Q:
Who can help answer my questions?

A:
If you have questions about the Meeting, the Proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact LSAQ’s proxy solicitor at:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
You may also obtain additional information about LSAQ from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT
This summary highlights selected information from this proxy statement/prospectus but may not contain all of the information that may be important to you. Accordingly, LSAQ encourages you to read carefully this entire proxy statement/prospectus, including the Merger Agreement attached as Annex A. Please read these documents carefully as they are the legal documents that govern the Business Combination and your rights in the Business Combination.
Unless otherwise specified, all share calculations assume no exercise of the redemption rights by LSAQ’s stockholders.
The Parties to the Business Combination
LifeSci Acquisition II Corp.
LSAQ was incorporated as a blank check company on December 18, 2019, under the laws of the State of Delaware to serve as a vehicle to effect a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more target businesses, which we hereby refer to as a “target business.” Although LSAQ is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, LSAQ intends to focus on businesses operating in North America in the healthcare industry.
On November 24, 2020, LSAQ consummated its IPO of 8,009,041 shares of common stock, which included the partial exercise by the underwriter of its over-allotment option in the amount of 509,041 public shares, at $10.00 per public share, generating gross proceeds of $80,090,412. Simultaneously with the closing of the IPO, LSAQ consummated the sale of 3,146,453 Private Placement Warrants at a price of $0.90 per warrant in a private placement to the Sponsor, generating gross proceeds of $2,831,809.
After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Placement Warrants, a total of $80,090,412 was deposited into the Trust Account, and the remaining $844,330 of the net proceeds were held outside of the Trust Account and made available to be used for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. As of September 10, 2021, LSAQ had cash of $406,405 outside of the Trust Account. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of September 10, 2021, there was $80,121,503 held in the Trust Account (including $31,091 of accrued interest which LSAQ can withdraw to pay taxes).
The amounts held in the Trust Account may only be used by LSAQ upon the consummation of a business combination, except that there can be released to LSAQ, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations, and up to $250,000 per year for working capital purposes. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and LSAQ’s liquidation. LSAQ executed the Merger Agreement on May 6, 2021 and it must liquidate unless a business combination is consummated by November 24, 2022.
LSAQ’s shares of common stock were listed on the Nasdaq Stock Market under the symbol “LSAQ” on July 30, 2020.
LSAQ’s principal executive offices are located at 250 W 55th St #3401, New York, NY 10019 and its telephone number is (646) 889-1200.
Science 37, Inc.
Science 37 is a Delaware company founded in September 2014. Science 37’s principal office and mailing address is 600 Corporate Pointe, Suite 320 Culver City, California 90230, its telephone number is (984) 377-3737 and its website is www.science37.com. The information contained on, or accessible through, Science 37’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider any information contained on, or that can be accessed through, Science 37’s website as part of this proxy statement/prospectus or in deciding how to vote your shares of common stock.

Science 37 pioneered the concept of decentralized clinical trials (“DCTs”) with a very simple premise: that clinical trials should begin with the patient. With approximately $195 billion spent annually in biopharmaceutical research and development and approximately $60 billion spent annually in serviceable clinical trials, Science 37 is disrupting a large market. Today, Science 37 continues to be a leader in the DCT category and is the only company with significant scale with both end-to-end technology to enable DCTs and specialized networks to orchestrate trial execution.
For more information on Science 37, please see the sections titled “Information about Science 37” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Science 37.”
Merger Sub
Merger Sub is a wholly-owned subsidiary of LSAQ formed to consummate the Business Combination. Following the consummation of the Business Combination, Merger Sub will have merged with and into Science 37, with Science 37 surviving the merger as a wholly-owned subsidiary of LSAQ.
The Merger Agreement
On May 6, 2021, LSAQ, entered into the Merger Agreement by and among LSAQ, Merger Sub, and Science 37. Pursuant to the terms of the Merger Agreement, a business combination between LSAQ and Science 37 will be effected through the merger of Merger Sub with and into Science 37, with Science 37 surviving the merger as a wholly-owned subsidiary of LSAQ. The board of directors of LSAQ (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of LSAQ.
Treatment of Science 37 Securities
Preferred Stock.   Immediately prior to the effective time of the Business Combination (the “Effective Time”) and subject to the consent of the holders of a majority of the then outstanding shares of Science 37’s Series A, Series B, Series C, Series D and Series D-1 preferred stock, par value $0.0001 per share (collectively, the “Science 37 Preferred Stock”), voting together as a single class on an as-converted basis, each issued and outstanding share of Science 37 Preferred Stock will be converted into shares of the common stock, par value $0.0001 per share, of Science 37 (the “Science 37 Common Stock”) at the then-applicable conversion rates (the “Science 37 Preferred Stock Conversion”).
Warrants.   Prior to the Effective Time, Science 37 will use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant to purchase shares of Science 37 Common Stock (“Science 37 Warrant”) to exercise such Science 37 Warrant in exchange for shares of Science 37 Common Stock, provided that, at the Effective Time, each Science 37 Warrant that remains outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant exercisable to receive common stock, par value $0.0001 per share, of LSAQ (the “LSAQ Common Stock”), in accordance with its terms. From and after the Effective Time: (i) each Science 37 Warrant assumed by LSAQ may be exercised solely for shares of LSAQ Common Stock; (ii) the number of shares of LSAQ Common Stock subject to each Science 37 Warrant assumed by LSAQ will be determined by multiplying (A) the number of shares of Science 37 Common Stock, or the number of shares of Science 37 Common Stock issuable upon exercise of the Science 37 Warrant that were subject to such Science 37 Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of LSAQ Common Stock; (iii) the per share exercise price for LSAQ Common Stock issuable upon exercise of each Science 37 Warrant assumed by LSAQ will be determined by dividing the per share exercise price of Science 37 Common Stock subject to the Science 37 Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Science 37 Warrant assumed by LSAQ will continue in full force and effect and the terms and other provisions of such Science 37 Warrant will otherwise remain unchanged. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (i) 100,000,000 divided by (ii) the number of shares of Science 37’s Fully Diluted Capital Stock (as defined in the Merger Agreement).

Common Stock.   At the Effective Time, each share of Science 37 Common Stock (including such shares of Science 37 Common Stock outstanding immediately prior to the Effective Time as a result of the Science 37 Preferred Stock Conversion, but excluding such shares the holders of which perfect rights of appraisal under applicable Delaware law) will be converted into the right to receive such number of shares of LSAQ Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares (as defined below).
Stock Options.   At the Effective Time, each outstanding option to purchase shares of Science 37 Common Stock granted under the Science 37, Inc. 2015 Stock Plan (each, a “Science 37 Option”), whether or not then vested and exercisable, will be converted automatically (and without any required action on the part of such holder of outstanding Science 37 Option) into an option to purchase a number of shares of LSAQ Common Stock equal to the number of shares of Science 37 Common Stock subject to such Science 37 Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), with a per share exercise price equal to the exercise price per share of Science 37 Common Stock of such Science 37 Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding the foregoing, in the event the per share exercise price of a Science 37 Option is greater than or equal to the cash equivalent of a number of shares of LSAQ Common Stock equal to the Exchange Ratio, subject to rounding mechanisms as described in the Merger Agreement, such Science 37 Option shall be cancelled for no consideration.
Earn-Out Shares.   Following the closing of the Business Combination, former holders of shares of Science 37 Common Stock (including such shares received as a result of the Science 37 Preferred Stock conversion) and former holders of Science 37 Options will be entitled to receive their respective pro rata shares of up to 12,500,000 additional shares of LSAQ Common Stock (the “Earn-Out Shares”) if, within the three-year period following the Closing Date, the closing share price of the LSAQ Common Stock equals or exceeds any of two thresholds over any 20 trading days (whether consecutive or not) within a 30 consecutive trading day period (each, a “Triggering Event”), subject to, in respect of a former holder of Science 37 Options, continued services to LSAQ or one of its subsidiaries at the time of the applicable Triggering Event. If there is a change of control of LSAQ or its successor within the three-year period following the closing of the Business Combination that will result in the holders of LSAQ Common Stock receiving a per share price equal to or in excess of any Triggering Event threshold(s), then immediately prior to such change of control, any Triggering Event that has not previously occurred shall be deemed to have occurred and LSAQ shall issue the Earn-Out Shares to the former holders of shares of Science 37 Common Stock and former holders of Science 37 Options in accordance with their respective pro rata shares.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of LSAQ, Science 37 and Merger Sub with respect to, among other things, (i) entity organization, good standing and qualification, (ii) capital structure, (iii) corporate authorization to enter into the Merger Agreement, (iv) compliance with laws and permits, (v) taxes, (vi) financial statements and internal controls, (vii) real and personal property, (viii) material contracts, (ix) environmental matters, (x) absence of changes, (xi) employee matters, (xii) litigation, and (xiii) brokers and finders.
Covenants
The Merger Agreement includes customary covenants of LSAQ, Science 37 and Merger Sub with respect to operation of their respective businesses prior to the consummation of the Business Combination and efforts to satisfy conditions to consummation of the Business Combination. The Merger Agreement also contains additional covenants of the parties, including, among others, covenants providing for LSAQ and Science 37 to use reasonable best efforts to cooperate in the preparation of the Registration Statement and Proxy Statement (as each such term is defined in the Merger Agreement) required to be filed in connection with the Business Combination and to obtain all requisite approvals of their respective stockholders including, in the case of LSAQ, approvals of (i) the Business Combination and the adoption and approval of the Merger Agreement, (ii) the Proposed Charter, (iii) the issuance of the shares of LSAQ Common Stock under the Nasdaq listing rules and (iv) the Science 37, Inc. 2021 Incentive Award Plan and (v) the Science 37, Inc. 2021 Employee Stock Purchase Plan. LSAQ has also agreed to include in the Proxy Statement the recommendation of its board that the stockholders of LSAQ approve all of the Proposals to be presented at the special meeting (the “Meeting”).
Non-Solicitation Restrictions
LSAQ has agreed that from the date of the Merger Agreement to the Effective Time, it will not take, nor will it permit any of its affiliates or representatives to, initiate any negotiations with, or enter into any agreement with, any party which is may result in a business combination other than with Science 37.
Science 37 has agreed that from the date of the Merger Agreement to the Effective Time, it will not, and will use reasonable best efforts to cause its representatives not to, initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to, an Acquisition Proposal or Alternative Transaction (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a Proposal; however, Science 37 may initiate negotiations with any party with respect to the purchase of assets or businesses by Science 37, so long as such transaction is not an Acquisition Proposal or Alternative Transaction.
Conditions to Closing
The consummation of the Business Combination is conditioned upon, among other things, (i) receipt of the LSAQ stockholder approval and Science 37 stockholder approval, (ii) the expiration or termination of the waiting period under the HSR Act, and the receipt of all other approvals from governmental entities, (iii) the absence of any governmental order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by the Merger Agreement, (iv) the effectiveness of the Registration Statement under the Securities Act, (v) LSAQ having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (vi) solely with respect to LSAQ, the representations and warranties of Science 37 being true and correct to applicable standards and each of the covenants of Science 37 having been performed or complied with in all material respects and (vii) solely with respect to Science 37, (A) the representations and warranties of LSAQ being true and correct to applicable standards and each of the covenants of LSAQ having been performed or complied with in all material respects (B) the receipt of the approval for listing by Nasdaq of the shares of LSAQ Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement, (C) the effective resignations of certain directors and executive officers of LSAQ, (D) the amount of Closing Parent Cash (as defined in the Merger Agreement) being equal to or exceeding $200 million (after giving effect to any exercise of redemption rights by LSAQ stockholders and payment of the outstanding transaction expenses in full) and (E) the formation of a non-profit organization to promote diversity in clinical research and to enable the combined company to access diverse investigators and patients for clinical research, and other charitable efforts consistent with that mission.
Termination
The Merger Agreement may be terminated at any time prior to the Effective Time as follows:
(i)
by mutual written consent of LSAQ and Science 37;

(ii)
by either LSAQ or Science 37 if the other party has breached its representations, warranties, covenants or agreements in the Merger Agreement such that the conditions to closing cannot be satisfied and such breach cannot be cured within certain specified time periods, provided that the party seeking to breach is not itself in breach of the Merger Agreement;

(iii)
by either LSAQ or Science 37 if the Business Combination is not consummated by 5:00 p.m. (New York Time) on or before November 6, 2021, provided that, the failure to consummate the Business Combination by that date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied;

(iv)
by either LSAQ or Science 37 if a governmental entity shall have issued a law or final, non-appealable governmental order, rule or regulation permanently enjoining or prohibiting the consummation of the Business Combination, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach has proximately contributed to the governmental action;
(v)
by either LSAQ or Science 37 if the LSAQ stockholders do not approve the merger agreement at a meeting held for that purpose;

(vi)
by written notice from LSAQ to Science 37 if the Science 37 stockholders do not approve the Merger Agreement; or

(vii)
by written notice from Science 37 to LSAQ if the Board shall have publicly withdrawn, modified or changed in an adverse manner its recommendation to vote in favor of the Business Combination and other Proposals.

The Merger Agreement and other agreements described below have been included to provide investors with information regarding their respective terms. They are not intended to provide any other factual information about LSAQ, Science 37 or the other parties thereto. In particular, the assertions embodied in the representations and warranties in the Merger Agreement were made as of a specified date, are modified or qualified by information in one or more confidential disclosure letters prepared in connection with the execution and delivery of the Merger Agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the Merger Agreement are not necessarily characterizations of the actual state of facts about LSAQ, Science 37 or the other parties thereto at the time they were made or otherwise and should only be read in conjunction with the other information that LSAQ makes publicly available in reports, statements and other documents filed with the SEC. LSAQ and Science 37 investors and securityholders are not third-party beneficiaries under the Merger Agreement.
Certain Related Agreements
Support Agreements.   In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with LSAQ and Science 37 pursuant to which the Sponsor has agreed (i) to vote all shares of LSAQ Common Stock beneficially owned by it in favor of the Business Combination and related matters, (ii) to cooperate in the preparation of the Combined Company’s periodic reports and other filings that may be made after the consummation of the Business Combination and (iii) to amend the agreement relating to the Private Placement Warrants held by the Sponsor or enter into such other agreement such that they shall represent the right to receive 3,146,453 shares of LSAQ Common Stock at the Effective Time.
In addition, in connection with the execution of the Merger Agreement, certain stockholders of Science 37 owning approximately 73.8% of the voting power of Science 37 entered into the Science 37 Holders Support Agreement with LSAQ and Science 37 pursuant to which such stockholders agreed to vote all shares of Science 37 Common Stock (including shares of Science 37 Common Stock received in connection with the Science 37 Preferred Stock Conversion) beneficially owned by them in favor of the Business Combination and related matters.
Subscription Agreements/PIPE Investment.    In connection with the execution of the Merger Agreement, LSAQ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of LSAQ Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and LSAQ has agreed to sell to the Subscribers, an aggregate of 20,000,000 shares of LSAQ Common Stock, for an aggregate purchase price of $200,000,000 at $10.00 per share. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
Amended and Restated Registration Rights Agreement.    In connection with the closing of the Business Combination, Science 37, LSAQ and certain stockholders of LSAQ and certain stockholders of Science 37 who will receive shares of LSAQ Common Stock pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”), which will become effective upon the consummation of the Business Combination.

Lock-up Agreement and Arrangements.    In connection with the execution of the Merger Agreement, the Sponsor entered into a lock-up agreement (the “Sponsor Lock-Up Agreement”) with LSAQ, pursuant to which the Sponsor agreed, subject to certain customary exceptions, not to:
(i)
offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares of LSAQ Common Stock or Private Placement Warrants held by it immediately after the Effective Time, or enter into a transaction that would have the same effect, whether any of such transactions are to be settled by delivery of such shares of LSAQ Common Stock, Private Placement Warrants, in cash or otherwise;

(ii)
enter into transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares of LSAQ Common Stock or Private Placement Warrants, whether any of such transactions are to be settled by delivery of such shares of LSAQ Common Stock, Private Placement Warrants, in cash or otherwise; or

(iii)
publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Sponsor Lock-Up Agreement) with respect to any security of LSAQ;

from the Closing Date until the date that is 180 calendar days thereafter; provided, however, that the restrictions set forth in the Sponsor Lock-up Agreement do not apply to (1) transfers or distributions to such stockholders current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act) or to the estates of any of the foregoing; (2) transfers by operation of law; (3) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of such shares of LSAQ Common Stock or Private Placement Warrants so long as the plan does not provide for transfer of such shares of LSAQ Common Stock or Private Placement Warrants during the 180-calendar day period; (4) gifts to a charitable organization; (5) transfers in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (6) transfers to LSAQ or Science 37; (7) transfers to (A) LSAQ’s or Science 37’s officers or directors or (B) any affiliates or family members of LSAQ’s or Science 37’s officers or directors; (8) the exercise of warrants to purchase shares of LSAQ Common Stock and any related transfer of shares of LSAQ Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of warrants or (B) for the purpose of paying the exercise price of such warrants or for paying taxes due as a result of the exercise of such warrants, it being understood that all shares of LSAQ Common Stock received upon such exercise or transfer will remain subject to the restrictions set forth in the Sponsor Lock-Up Agreement during the 180-calendar day period, or (9) transactions relating to shares of LSAQ Common Stock or Private Placement Warrants acquired in open market transactions, in each of clauses (1), (2), (3), (4) and (7), where the transferee agrees to be bound by the terms of the Sponsor Lock-Up Agreement. Notwithstanding the foregoing, if after consummation of the Business Combination, there is a “Change of Control” of LSAQ (as defined in the Sponsor Lock-up Agreement), all of the shares of LSAQ Common Stock and the Private Placement Warrants, in each case, subject to the restrictions set forth in the Sponsor Lock-Up Agreement will be automatically released from such restrictions.
In addition, in connection with the closing of the Business Combination, LSAQ will amend its Existing Bylaws so that current stockholders of Science 37 who will receive LSAQ Common Stock as a result of the Business Combination will be similarly restricted. Please see the Combined Company Bylaws attached to this proxy statement/prospectus as Annex C.
Indemnification Agreements.   At the Effective Time, LSAQ has agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to Science 37, with the directors and executive officers of the Combined Company.
Director Nomination Agreement.    Immediately prior to the Effective Time, LSAQ and certain stockholders of Science 37 will enter into a Director Nomination Agreement, pursuant to which each party will agree that the board of directors of the Combined Company (the “Post-Combination Board”) will initially consist of at least seven members, one of which will be appointed by LSAQ pursuant to the Merger

Agreement, and the remainder of which will be appointed by Science 37. The initial Post-Combination Board will be comprised of the following: one director to be designated by LSAQ, the Chief Executive Officer of the Combined Company immediately following the closing of the Business Combination, John W. Hubbard (who meets the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Post-Combination Board), Neil Tiwari, one independent director to be designated by certain affiliates of Redmile Group, LLC, one independent director to be designated by certain affiliates of Lux Capital Management, LLC and one independent director to be designated by Pharmaceutical Product Development, LLC. The Director Nomination Agreement will also provide, among other things, that from and after the closing of the Business Combination and until such time as it holds less than 10.0% of the issued and outstanding shares of common stock of the Combined Company, each of these LSAQ stockholders will be entitled to nominate one person for election as a director of the Post-Combination Board at the applicable meeting of the stockholders of the Combined Company, and subject to the Post-Combination Board’s fiduciary duties, the Post-Combination Board will recommend these directors for stockholder approval.
Regulatory Approvals
Under the HSR Act and the related rules and regulations issued by the Federal Trade Commission (the “FTC”), certain transactions, including the Business Combination, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice (the “DOJ”) and the applicable waiting periods have expired or been terminated. The completion of the Business Combination is conditioned upon the expiration or early termination of the HSR Act waiting period. We and Science 37 have filed our respective notification and report forms under the HSR Act with the DOJ and the FTC. The initial 30-day waiting period expired on June 21, 2021. See the section entitled “Proposal 1 — The Business Combination Proposal — The Merger Agreement — Covenants” for additional information.
Management
Effective as of the closing of the Business Combination, the Post-Combination Board will have at least seven directors, one of which will be appointed by LSAQ pursuant to the Merger Agreement, and the remainder of which will be appointed by Science 37 and certain stockholders of Science 37. Effective as of the closing of the Business Combination, all of the executive officers of LSAQ immediately prior to the closing of the Business Combination shall resign and the individuals serving as executive officers of the Combined Company immediately after the closing of the Business Combination will be the same individuals (in the same offices) as those of Science 37 immediately prior to the closing of the Business Combination.
See “Directors and Executive Officers of the Combined Company after the Business Combination” for additional information.
Voting Securities
As of the Record Date, there were 10,011,301 shares of LSAQ Common Stock issued and outstanding. Only LSAQ stockholders who hold shares of LSAQ Common Stock of record as of the close of business on [•], 2021 are entitled to vote at the Meeting or any adjournment thereof. Approval of the Business Combination Proposal, the Governance Proposals (on an advisory basis), the Stock Plan Proposal, the Nasdaq Proposal, and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of LSAQ Common Stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Approval Proposal will require the affirmative vote of a majority of the issued and outstanding shares of LSAQ Common Stock.
Attending the Meeting either in person by teleconference or by submitting your proxy and abstaining from voting will have the same effect as voting against all the Proposals and, assuming a quorum is present, broker non-votes will have no effect on the Proposals, other than the Charter Approval Proposal, for which it will have the same effect as voting against the Proposal.

As of [•], 2021, a total of 2,002,260 shares of common stock, or approximately 20% of the outstanding shares, were subject to the Letter Agreement or, the Sponsor Support Agreement pursuant to which holders have agreed to vote their respective shares of common stock in favor of each of the Business Combination Proposal. As a result, only 3,003,391 shares of common stock held by the public stockholders will need to be present in person by teleconference or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only 500,566 shares of common stock, or approximately 6.25% of the outstanding shares of the common stock held by the public stockholders, must vote in favor of the Business Combination Proposal for it to be approved.
Appraisal Rights
Appraisal rights are not available to holders of shares of LSAQ Common Stock in connection with the proposed Business Combination under Delaware law.
Redemption Rights
Pursuant to the Existing Charter, holders of public shares of LSAQ Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares of common stock. As of September 10, 2021, this would have amounted to approximately $10.00 per share.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
hold public shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on [•], 2021, (a) submit a written request to Continental that LSAQ redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

If a holder of LSAQ Common Stock exercises his or her redemption rights, then such holder will be exchanging his or her public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Ownership of the Post-Business Combination Company After the Closing
It is anticipated that, upon the closing of the Business Combination, under the “no redemptions” scenario, LSAQ’s public stockholders (other than the investors in the PIPE Investment) would retain an ownership interest of approximately 6.0% in the Combined Company, the investors in the PIPE Investment would own approximately 15.0% of the Combined Company (such that public stockholders, including investors in the PIPE Investment, would own approximately 21.0% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares would retain an ownership interest of approximately 3.9% in the Combined Company and the Science 37 stockholders would own approximately 75.1% of the outstanding common stock of the Combined Company.
Under the “maximum redemptions” scenario, LSAQ’s public stockholders (other than the investors in the PIPE Investment) would retain an ownership interest of approximately 0.4% in the Combined Company, the investors in the PIPE Investment would own approximately 15.9% of the Combined Company (such that public stockholders, including investors in the PIPE Investment, would own approximately 16.3% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares would retain an ownership interest of approximately 4.1% in the Combined Company and the Science 37 stockholders would own approximately 79.6% of the outstanding common stock of the Combined Company.

The following summarizes the pro forma ownership of common stock following the Business Combination and the PIPE Investment under both the “no redemption” and “maximum redemptions” scenarios:
Equity Capitalization Summary	Scenario 1 Assuming No Redemption		Scenario 2 Assuming Maximum Redemptions
	Shares	%	Shares	%
LSAQ Initial Stockholders(1)	2,002,260	1.5%	2,002,260	1.6%
Shares from Conversion of LSAQ Private Warrants(2)	3,146,453	2.4%	3,146,453	2.5%
LSAQ Public Stockholders(3)	8,009,041	6.0%	456,414	0.4%
Science 37 Rollover Shares	100,000,000	75.1%	100,000,000	79.6%
PIPE Shares(4)	20,000,000	15.0%	20,000,000	15.9%
Total common stock	133,157,754	100.0%	125,605,127	100.0%

(1)
In Scenario 1 and Scenario 2, the 2,002,260 founder shares outstanding are subject to certain share-performance-based vesting provisions pursuant to which 50% of the founder shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination or (ii) the date on which the closing price of shares of LSAQ common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, LSAQ consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of LSAQ common stock for cash, securities or other property.

(2)
In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with LSAQ and Science 37 pursuant to which the Sponsor agreed, among other things, to amend the agreement relating to the Private Placement Warrants held by the Sponsor or enter into such other agreement such that they shall represent the right to receive 3,146,453 shares of LSAQ Common Stock at the Effective Time.

(3)
Under Scenario 2, assumes redemptions of 7,552,627 shares of LSAQ common stock for aggregate redemption payments of $75.5 million using a per-share redemption price of $10.00.

(4)
In Scenario 1 and Scenario 2, assumes the PIPE Investment is consummated in accordance with its terms for aggregate proceeds of $200.0 million in connection with the issuance of 20,000,000 shares of LSAQ common stock issued to the investors in the PIPE Investment.

In addition to the changes in percentage ownerships depicted above, variation in the levels of redemption will impact the dilutive effect of certain equity issuances related to the Business Combination. Increasing levels of redemption will increase the dilutive effects of these issuances on non-redeeming stockholders.

	Assuming No Redemption		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
	Number of Shares	Book Value per Share	Number of Shares	Book Value per Share	Number of Shares	Book Value per Share	Number of Shares	Book Value per Share	Number of Shares	Book Value per Share
Base Scenario(1)	110,011,301	$0.16	107,694,906	$(0.01)	105,797,358	$(0.19)	103,899,809	$(0.37)	102,421,106	$(0.56)
Conversion of LSAQ Warrants(2)	113,157,754	$0.16	110,841,359	$(0.01)	108,943,811	$(0.18)	107,046,262	$(0.36)	105,567,559	$(0.54)
Issuance of PIPE Shares(3)	130,011,301	$1.49	127,694,906	$1.37	125,797,358	$1.24	123,899,809	$1.11	122,421,106	$0.97

(1)
Represents the Aggregate Merger Consideration, founder shares and the public shares less any redemptions described above.

(2)
Represents the Base Scenario plus the conversion of Private Placement Warrants held by the Sponsor into the right to receive 3,146,453 shares of common stock at the Effective Time.

(3)
Represents the Base Scenario plus the issuance of 20,000,000 of PIPE Shares to PIPE Investors.

LSAQ paid LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. an aggregate amount of $1,601,808 as underwriting fees in connection with the IPO. The following table presents the underwriting fee as a percentage of the aggregate proceeds from the IPO across varying redemption scenarios:
Assuming No Redemption		Assuming 25% Redemptions		Assuming 50% Redemptions		Assuming 75% Redemptions		Assuming Maximum Redemptions
Number of Shares Remaining	Fee as a % of IPO Proceeds (net of Redemptions)	Number of Shares Remaining	Fee as a % of IPO Proceed (net of Redemptions)	Number of Shares Remaining	Fee as a % of IPO Proceeds (net of Redemptions)	Number of Shares Remaining	Fee as a % of IPO Proceeds (net of Redemption)	Number of Shares Remaining	Fee as a % of IPO Proceeds (net of Redemptions)
8,009,041	2.0%	5,664,470	2.83%	3,776,314	4.24%	1,888,157	8.48%	456,414	35.1%

Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Board in favor of adoption of the Business Combination Proposal and other Proposals, you should keep in mind that LSAQ’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a shareholder, including:
•
If an initial business combination is not completed by the date that is 24 months from the closing of the IPO, or November 24, 2022, LSAQ will be required to liquidate. In such event, 2,002,260 shares of common stock held by the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares of common stock had an aggregate market value of approximately $20,222,826 based on the closing price of the shares of common stock of $10.10 on The Nasdaq Capital Market as of May 25, 2021.

•
If an initial business combination is not completed prior to November 24, 2022, LifeSci Capital LLC will not be entitled to a fee of $2,102,373 pursuant to that certain business combination marketing agreement, dated November 20, 2020, by and between LSAQ, LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. (the “Business Combination Marketing Agreement”), and the Sponsor and LSAQ’s executive officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the IPO and the concurrent private placement of the Private Placement Warrants not deposited in the Trust Account.

•
The exercise of LSAQ’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interests.

•
If the Business Combination with Science 37 is completed, pursuant to the Director Nomination Agreement, the Sponsor and certain other LSAQ stockholders will have a right to designate one (1) director of the Combined Company Board.

•
Pursuant to the Sponsor Support Agreement, the Sponsor has agreed, among other things, to amend the agreement relating to the Private Placement Warrants held by the Sponsor or enter into such other agreement such that, subject to consummation of the Business Combination, they will represent the right to receive 3,146,453 shares of common stock at the Effective Time. The Sponsor purchased the Private Placement Warrants from LSAQ at a price of $0.90 per Private Placement Warrant for an aggregate purchase price of $2,831,809. As a result, if so converted, the Sponsor may earn a positive rate of return on their investment in Private Placement Warrants, even if other LSAQ stockholders experience a negative rate of return in the Combined Company. The conversion of the Private Placement Warrants would also have a dilutive effect on existing stockholders of LSAQ. See “— Ownership of the Post-Business Combination Company After the Closing” for a summary of the book value of common stock following the Business Combination under various redemption scenarios. If a business combination is not consummated by November 24, 2022, the Private Placement Warrants will expire worthless.

•
That LifeSci Venture Partners II, LP, a fund that is advised by an affiliate of the Sponsor and an existing investor of Science 37, has entered into a Subscription Agreement with the Company, pursuant to which the affiliate has committed to purchase 100,000 shares of common stock in the PIPE Investment for an aggregate commitment of approximately $1,000,000.

•
LifeSci Venture Partners, an affiliate of the Sponsor, holds approximately 1.9% of the voting power of Science 37’s capital stock on a fully diluted basis. Andrew McDonald and Michael Rice are general partners and David Dobkin is a limited partner of LifeSci Venture Partners.

See “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination” for additional information.
Anticipated Accounting Treatment
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting LSAQ will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the Science 37 Shareholders are expected to have a majority of the voting power of the Combined Company, Science 37 will comprise all of the ongoing operations of the Combined Company, Science 37 will comprise a majority of the governing body of the Combined Company, and Science 37’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Science 37 issuing shares for the net assets of LSAQ, accompanied by a recapitalization. The net assets of LSAQ will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Science 37.
Recommendations of the Board and Reasons for the Business Combination
After careful consideration of the terms and conditions of the Merger Agreement, the Board has determined that the Business Combination and the transactions contemplated thereby are fair to, and in the best interests of, LSAQ and its stockholders. In reaching its decision with respect to the Business Combination and the transactions contemplated thereby, the Board reviewed various industry and financial data and the evaluation of materials provided by Science 37. The Board did not obtain a fairness opinion on which to base its assessment. The Board recommends that LSAQ stockholders vote:
•
FOR the Business Combination Proposal;

•
FOR the Charter Approval Proposal;

•
FOR the Governance Proposals;

•
FOR the Stock Plan Proposal;

•
FOR the ESPP Proposal;

•
FOR the Nasdaq Proposal; and

•
FOR the Adjournment Proposal.

Summary Risk Factors
In evaluating the Business Combination and the Proposals to be considered and voted on at the special meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 28 of this proxy statement/prospectus. Some of these risks related to are summarized below. References in the summary below to “Science 37” generally refer to Science 37 in the present tense or to the Combined Company from and after the Business Combination.
The following summarizes certain principal factors that make an investment in the Combined Company speculative or risky, all of which are more fully described in the “Risk Factors” section below. This summary should be read in conjunction with the “Risk Factors” section and should not be relied upon as an exhaustive summary of the material risks facing LSAQ’s, Science 37’s and/or the Combined Company’s business.
Risks Related to Science 37’s Business
•
Science 37 has a limited operating history on which to assess the prospects for Science 37’s business, Science 37 has generated limited revenue from sales of Science 37’s products and related services, and Science 37 has incurred losses since inception. Science 37 anticipates that it will continue to incur significant losses for at least the next several years as it continues to commercialize its existing products and services and seeks to develop and commercialize new products and services.

•
Science 37 has incurred significant losses since inception. As such, you cannot rely upon its historical operating performance to make an investment or voting decision regarding Science 37.

•
Science 37 may need to raise additional funding to strengthen its core business, expand into additional markets, and extend the reach of its operating system. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Science 37 to delay, limit or terminate Science 37’s product commercialization or development efforts or other operations.

•
The potential loss or non-renewal of Science 37’s contracts, any delay in its customers’ clinical trials or non-payment by its customers for services that Science 37 has performed, could negatively affect its business, results of operations and financial results.

•
Science 37’s business depends on the continued effectiveness and availability of its information systems, including the information systems Science 37 uses to provide its services to its customers, and failures of these systems may materially limit its operations.

•
Science 37 relies on third parties for important products, services and licenses to certain technology and intellectual property rights, and there might be problems with such products or services or it might not be able to continue to obtain such products, services and licenses.

Risks Related to the Combined Company’s Common Stock and Science 37 Operating as a Public Company
•
Science 37 expects to incur increased costs and obligations as a result of being a public company.

•
The market price of the Combined Company’s common stock is likely to be highly volatile, and you may lose some or all of your investment.

•
Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.

Risks Related to LSAQ’s Business and the Business Combination
•
You must tender your shares of common stock in order to validly seek redemption at the Meeting.

•
If third parties bring claims against LSAQ, the proceeds held in trust could be reduced and the per-share liquidation price received by LSAQ’s stockholders may be less than $10.00.

•
Any distributions received by LSAQ stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, LSAQ was unable to pay its debts as they fell due in the ordinary course of business.

•
LSAQ will be forced to liquidate the Trust Account if it cannot consummate a business combination by the date that is 24 months from the closing of the IPO, or November 24, 2022. In the event of a liquidation, LSAQ’s public stockholders will receive $10.00 per share.

SELECTED HISTORICAL FINANCIAL DATA OF LSAQ
LSAQ’s consolidated statement of operations data for the period from December 18, 2019 (inception) through June 30, 2020 and the year ended June 30, 2021 and consolidated balance sheet data as of June 30, 2020 and June 30, 2021 are derived from LSAQ’s consolidated audited financial statements included elsewhere in this registration statement.
The historical results of LSAQ included below and elsewhere in this proxy statement/prospectus are not necessarily indicative of the future performance of LSAQ. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of LSAQ” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.
Statement of Operations Data:	For the Period from December 18, 2019 (inception) through June 30, 2020	Year Ended June 30, 2021
Revenues	$—	$—
Loss from operations	(1,000)	(591,846)
Interest earned on investments held in Trust Account	—	30,397
Net (loss)	(1,000)	(561,449)
Weighted average shares outstanding – basic and diluted, redeemable common stock	—	8,009,041
Basic and diluted net income per share, redeemable common stock	0.00	0.00
Weighted average shares outstanding – basic and diluted, non-redeemable common stock	1,875,000	1,951,216
Basic and diluted net loss per share, non-redeemable common stock	0.00	(0.29)
Balance Sheet Data:	As of June 30, 2020	As of June 30, 2021
Working capital (deficit)	$(4,000)	$405,463
Trust Account	—	80,120,809
Total assets	53,000	80,658,077
Total liabilities	29,000	131,805
Value of common stock subject to redemption	—	75,526,270
Stockholders’ equity	24,000	5,000,002

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SCIENCE 37
The following table contains selected historical consolidated financial data of Science 37 as of and for the six months ended June 30, 2021 and 2020 and as of and for the years ended December 31, 2020 and 2019. Such data as of and for the six months ended June 30, 2021 and 2020 have been derived from the unaudited financial statements of Science 37, and such data as of and for the years ended December 31, 2020 and 2019 have been derived from the audited financial statements of Science 37, each of which are included elsewhere in this proxy statement/prospectus.
Science 37’s historical results are not necessarily indicative of the results to be expected in the future or for any full year period. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Science 37,” and Science 37’s audited and unaudited financial statements and notes thereto included elsewhere in this proxy statement/prospectus.
	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Consolidated Statement of Operations and Comprehensive Loss:
Revenues:
Revenues (including amounts with related parties)	$24,985,827	$5,957,796	$23,704,219	$14,080,998
Operating expenses:
Cost of revenues (including amounts with related parties)	15,927,664	3,878,171	22,597,361	7,852,390
Selling, general and administrative	20,545,189	11,568,893	28,351,709	22,012,162
Depreciation and amortization	3,273,069	2,020,623	4,446,670	3,343,802
Restructuring costs	—	699,473	771,942	—
Total operating expenses	39,745,922	18,167,160	56,167,682	33,208,354
Loss from operations	(14,760,095)	(12,209,364)	(32,463,463)	(19,127,356)
Other income:
Interest income	1,272	74,465	77,229	625,608
Sublease income (including amounts with related parties)	213,918	464,588	709,283	—
Other income	4,258	4,193	2,867	32,972
Total other income	219,448	543,246	789,379	658,580
Net loss and other comprehensive loss	$(14,540,647)	$(11,666,118)	$(31,674,084)	$(18,468,776)
Loss per share:
Basic and diluted	$(4.22)	$(1.38)	$(3.86)	$(2.22)
Weighted average common shares outstanding:
Weighted average shares used to compute basic and diluted net loss per share	3,446,123	8,425,655	8,197,409	8,310,604

Balance Sheet Data:
	June 30, 2021	December 31,
		2020	2019
Total assets	$44,068,144	$57,031,226	$40,327,720
Total liabilities	19,605,056	20,080,293	8,029,973
Total preferred stock and stockholders’ deficit	24,463,088	36,950,933	32,297,747

RISK FACTORS
You should consider carefully the following risk factors, as well as the other information set forth in this proxy statement/prospectus, before making a decision on the Business Combination. Risks related to Science 37, including risks related to Science 37’s business, financial position and capital requirements, development, regulatory approval and commercialization, dependence on third parties, intellectual property and taxation, will continue to be applicable to the Combined Company after the closing of the Business Combination.
Risks Related to Science 37’s Limited Operating History and Early Stage of Growth
Science 37 has a limited operating history on which to assess the prospects for Science 37’s business, Science 37 has generated limited revenue from sales of Science 37’s products and related services and Science 37 has incurred losses since inception. Science 37 anticipates that it will continue to incur significant losses for at least the next several years as it continues to commercialize its existing products and services and seeks to develop and commercialize new products and services.
Since inception, Science 37 has devoted substantially all of its financial resources to develop its products and related services. Science 37 has financed its operations primarily through the issuance of equity securities. Science 37 has generated limited revenue from the sale of its products and services to date and have incurred significant losses. Science 37 has incurred net losses of $14,540,647 in the six months ended June 30, 2021 and $31,674,084 and $18,468,776 in the years ended December 31, 2020 and 2019, respectively. Science 37’s accumulated deficit as of June 30, 2021 was $122,287,890. These losses and accumulated deficit reflect the substantial investments Science 37 made to acquire new clients and partners and to develop its Decentralized Clinical Trial Operating System (the “DCT OS”). Science 37’s ability to generate revenue and achieve profitability and sustain or increase profitability depends upon its ability to accelerate and expand the commercialization of its products and service offerings in line with the demand from new partnerships and its business strategy. Science 37 may be unable to achieve any or all of these goals.
The amount of Science 37’s future net losses will depend, in part, on sales and on-going development of its products and related services, the rate of its future expenditures and its ability to obtain funding through the issuance of the Company’s securities, strategic collaborations or grants. Science 37 expects to continue to incur significant losses for at least the next several years as it continues to commercialize its existing products and services and seeks to develop and commercialize new products and services. Science 37 anticipates that its expenses will increase substantially if and as Science 37:
•
continues to develop its products and services;

•
continues to build its sales, marketing and distribution infrastructure to commercialize its products and services;

•
seeks to identify, assess, acquire, license and/or develop other products and services and subsequent generations of its current products and services;

•
seeks to maintain, protect and expand its intellectual property portfolio;

•
seeks to attract and retain skilled personnel; and

•
supports its operations as a public company.

Science 37’s ability to generate future revenue from product and service sales depends heavily on its success in many areas, including, but not limited to:
•
launching and commercializing current and future products and services, either directly or in conjunction with one or more collaborators;

•
maintaining clinical and economical value for end-users and customers in changing environments;

•
addressing any competing technological and market developments;

•
developing and marketing new products or services or entering new markets that complement or expand its existing business;

•
negotiating favorable terms in any collaboration, licensing or other arrangements into which Science 37 may enter; and

•
maintaining, protecting and expanding its portfolio of intellectual property rights, including patents, trade secrets and know-how.

The Notes to Science 37’s financial statements for the three and six months ended June 30, 2021 contain explanatory language that substantial doubt exists about Science 37’s ability to continue as a going concern without raising additional capital. Based upon its current and projected cash flow, Science 37 concluded there is substantial doubt about its ability to continue as a going concern within one year from the date that such financial statements were originally issued. If the Business Combination and the PIPE Investment are not consummated, Science 37 will need to raise additional capital in order to continue to operate its business, and if it is unable to obtain sufficient financing, then it would, in all likelihood, experience severe liquidity problems and may have to curtail its operations.
Science 37 has experienced rapid growth and expects to invest in growth for the foreseeable future. If Science 37 fails to manage its growth effectively, its business, operating results and financial condition would be adversely affected.
Science 37 has experienced rapid growth and expansion of its operations. Science 37’s revenues, customer count, employee count, product and service offerings, geographies of operation, and computing infrastructure needs have all increased significantly, and Science 37 expects them to increase in the future. As Science 37 continues to grow, both organically and through acquisitions, Science 37 must effectively integrate, develop, and motivate an increasing number of employees, while executing its growth plan and maintaining the beneficial aspects of its culture. Any failure to preserve Science 37’s culture could negatively affect its future success, including its ability to attract and retain highly qualified employees and to achieve its business objectives.
Science 37’s rapid growth has placed, and will continue to place, a significant strain on its management capabilities, administrative and operational infrastructure, facilities, IT and other resources. Science 37 anticipates that additional investments in its computing infrastructure and facilities will be required to scale its operations. To effectively manage growth, Science 37 must continue to improve its key business applications, processes and computing infrastructure; enhance information and communication systems, and ensure that its policies and procedures evolve to reflect its current operations and are appropriately communicated to and observed by employees. These enhancements and improvements will require additional investments and allocation of valuable time, effort and expense. Failure to effectively manage growth could result in difficulty or delays in deploying Science 37’s solutions, declines in quality or customer satisfaction, increases in costs, difficulties in introducing new features or other operational difficulties, and any of these difficulties could adversely impact its business performance and results of operations.
Science 37 may experience significant quarterly and annual fluctuations in its results of operations due to a number of factors.
Science 37’s quarterly and annual results of operations may fluctuate significantly due to a variety of factors, many of which are outside of its control. This variability may lead to volatility in Science 37’s stock price as investors and research analysts respond to quarterly fluctuations. In addition, comparing Science 37’s results of operations on a period-to-period basis, particularly on a sequential quarterly basis, may not be meaningful. You should not rely on Science 37’s past results as an indication of its future performance.
Factors that may affect Science 37’s results of operations include, but are not limited to, fluctuations in its quarterly volume of bookings, fluctuations in its backlog conversion rate, and variability in the types of clinical trials for which Science 37 is awarded contracts. For example, certain clinical trials may require significant upfront expenditures by Science 37 for patient recruitment. These expenditures may not always be recouped from Science 37’s customers, which could adversely affect Science 37’s revenue and its gross margins. The revenue Science 37 derives from the contracts for such clinical trials could therefore be heavily concentrated in one quarterly period, while revenue from contracts for other clinical trials may be more evenly spread across the term of the contract. Booking one or more trials with revenue heavily concentrated in one quarter could cause a temporary spike in Science 37’s quarterly results, which would not be repeated if Science 37 booked fewer or no such trials in subsequent quarters. The foregoing factors are difficult to forecast, and these, as well as other factors, could materially adversely affect Science 37’s quarterly and annual results of operations.
Science 37 may need to raise additional funding to strengthen its core business, expand into additional markets, and extend the reach of its operating system. This additional financing may not be available on acceptable terms, or at all. Failure to obtain this necessary capital when needed may force Science 37 to delay, limit or terminate Science 37’s product commercialization or development efforts or other operations.
Science 37’s operations have consumed substantial amounts of cash since inception. Science 37 expects to expend substantial additional amounts to strengthen its core business, expand into additional markets, and extend the reach of its operating system. Science 37 expects to use the funds received in connection with the Business Combination to scale its operations, develop new products and services, expand internationally, and for working capital and general corporate purposes. Science 37 may require additional capital to expand the commercialization of Science 37’s existing products and services and to develop new products and services. In addition, Science 37’s operating plans may change as a result of many factors that may currently be unknown to Science 37 , and Science 37 may need to seek additional funds sooner than planned.
Science 37 cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to it, if at all. Moreover, the terms of any future financing may adversely affect the holdings or the rights of Science 37’s stockholders and the issuance of additional securities, whether equity or debt, by Science 37, or the possibility of such issuance, may cause the market price of its common stock to decline. The incurrence of indebtedness could result in increased fixed payment obligations, and Science 37 may be required to agree to certain restrictive covenants, such as limitations on its ability to incur additional debt, limitations on acquisitions of other companies or business, limitations on its ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact Science 37’s ability to conduct its business. Science 37 could also be required to seek funds through arrangements with collaborative partners or otherwise at an earlier stage than otherwise would be desirable, and Science 37 may be required to relinquish rights to some of its technologies or products or otherwise agree to terms that are unfavorable to Science 37 , any of which may have a material adverse effect on its business, operating results and prospects. In addition, raising additional capital through the issuance of equity or convertible debt securities would cause dilution to holders of Science 37’s equity securities, and may affect the rights of then-existing holders of Science 37’s equity securities. Even if Science 37 believes that Science 37 has sufficient funds for its current or future operating plans, Science 37 may seek additional capital if market conditions are favorable or if Science 37 has specific strategic considerations.
Unfavorable general economic conditions could negatively affect Science 37’s business, results of operations and financial condition.
Unfavorable global economic conditions and other adverse macroeconomic factors on global and domestic markets could negatively affect Science 37’s business, results of operations and financial condition. While it is difficult for Science 37 to predict the impact of general economic conditions on its business, unfavorable economic conditions could reduce customer demand for some of its services, which could cause its revenue to decline. For example, Science 37’s customers, particularly those that are especially reliant on the credit and capital markets, might not be able to raise money to conduct existing clinical trials, or to fund new drug development and related future clinical trials. In addition, economic or market disruptions could negatively impact Science 37’s vendors, contractors, or principal investigators which might have a negative effect on its business. For these reasons, among others, if economic conditions stagnate or decline, its operating results and financial condition could be adversely affected.
A failure to identify and successfully close and integrate strategic acquisition targets could adversely impact Science 37’s business, results of operations and financial results.
Science 37 anticipates that a portion of its future growth may come from acquiring existing businesses, services or technologies. If Science 37 is unable to identify suitable acquisition targets, complete an acquisition or successfully integrate an acquired company or business, or if Science 37 identifies and acquires targets that do not meet Science 37’s performance expectations for any other reason, its business may be disrupted. The success of an acquisition will depend upon, among other things, Science 37’s ability to:
•
effectively and quickly assimilate the operations and services or products of the acquired company or business;

•
integrate acquired personnel;

•
retain and motivate key employees;

•
retain customers; and

•
minimize the diversion of management’s attention from other business concerns.

In the event that the operations of an acquired company or business do not meet Science 37’s performance expectations, Science 37 may have to restructure the acquired company or business or write-off the value of some or all of the assets of the acquired company or business.
Science 37’s actual operating results may differ significantly from guidance provided by its management.
From time to time, Science 37 may release guidance in its earnings releases, earnings conference calls, or otherwise, regarding its future performance that represent its management’s estimates as of the date of release. This guidance, if released, would include forward-looking statements and would be based on projections prepared by Science 37’s management. Science 37’s guidance will not be prepared with a view toward compliance with published accounting and reporting guidelines, and neither its registered public accountants nor any other independent expert or outside party will compile or examine the projections and, accordingly, no such person will express any opinion or any other form of assurance with respect thereto. Guidance will be based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic, and competitive uncertainties and contingencies, many of which are beyond Science 37’s control and are based upon specific assumptions with respect to future business decisions, some of which will change. Science 37 will generally state possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed, but are not intended to represent that actual results could not fall outside of the suggested ranges. The principal reason that Science 37 would release guidance would be to provide a basis for Science 37’s management to discuss its business outlook with analysts and investors. Science 37 will not accept any responsibility for any projections or reports published by analysts. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by Science 37 will not materialize or will vary significantly from actual results. Accordingly, Science 37’s guidance will be only an estimate of what management believes is realizable as of the date of release. Actual results will vary from Science 37’s guidance and the variations may be material. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on any such guidance. Any failure to successfully implement Science 37’s operating strategy or the occurrence of any of the events or circumstances discussed therein could result in the actual operating results being different from its guidance, and such differences may be adverse and material.
Risks Related to Science 37’s Business and Operations
The potential loss or non-renewal of Science 37’s contracts, any delay in its customers’ clinical trials or non-payment by its customers for services that Science 37 has performed, could negatively affect its business, results of operations and financial results.
Science 37 from time to time experiences termination, cancellation and non-renewals of contracts by its customers in the ordinary course of business, and the number of cancellations can vary significantly from year to year and could increase in the future. Most of Science 37’s customers for project-based clinical trial services can terminate their contracts without cause upon 30 to 90 days’ notice. For example, Science 37’s cancellation percentage for project-based Phase I through IV trials for the years ended December 31, 2020 and 2019 was 9.9% and 0.0%, respectively, and for the six months ended June 30, 2021 and 2020 was 12.1% and 0.4%, respectively. Science 37’s project-based customers may delay, terminate, or reduce the scope of their contracts for a variety of reasons beyond Science 37’s control, including but not limited to:

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decisions to forgo or terminate a particular clinical trial;

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amendments to a clinical trial protocol and/or the procedures required to support it;

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lack of available financing, budgetary limits, or changing priorities;

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actions by regulatory authorities;

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production problems resulting in shortages of the drug being tested or other supplies required for the operation of the trial;

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failure of the drug being tested to satisfy safety requirements or efficacy criteria;

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unexpected or undesired clinical results;

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insufficient patient enrollment in a trial;

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insufficient investigator recruitment;

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patient safety concerns;

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decisions to downsize product development portfolios;

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dissatisfaction with its performance, including the quality of data provided and its ability to meet agreed upon schedules;

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shift of business to another life sciences technology provider or to a contract research organization (“CRO”);

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decisions to shift from a decentralized clinical trial model to a traditional clinical trial model;

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product withdrawal following market launch in conjunction with late-phase research; or

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shut down of its customers’ manufacturing facilities.

In the event of termination, Science 37’s contracts often provide for fees for winding down the study, but these fees may not be sufficient for Science 37 to maintain its profit margins, and termination or non-renewal may result in lower resource utilization rates, including with respect to personnel who Science 37 is not able to place on another customer engagement.
Clinical trials can be costly and a material portion of Science 37’s revenue is derived from emerging biotechnology and small to mid-sized pharmaceutical companies, which may have limited access to capital. In addition, Science 37 provides services to such companies before they pay Science 37 for some of its services. There is a risk that Science 37 may initiate a clinical trial for a customer, and the customer subsequently becomes unwilling or unable to fund the completion of the trial. There is also a risk that Science 37 could miscalculate the expenses of executing a trial and agree with a customer to execute such trial at a price that proves insufficient to cover its expenses. In either situation, notwithstanding the customer’s ability or willingness to pay for or otherwise facilitate the completion of the trial, Science 37 may be legally or ethically bound to complete or wind down the trial at its own expense.
Because the contracts included in Science 37’s backlog can generally be terminated without cause, Science 37 does not believe that its backlog as of any date is necessarily a meaningful predictor of future results. In addition, Science 37 may not realize the full benefits of its backlog of contractually committed services if its customers cancel, delay, or reduce their commitments under its contracts with them. In addition, the terminability of Science 37’s contracts puts increased pressure on its quality control efforts, since not only can its contracts be terminated by customers as a result of poor performance, but any such termination may also affect its ability to obtain future contracts from the customer involved and others. Science 37 believes the risk of loss or delay of multiple contracts is even greater in those cases where Science 37 is party to broader partnering arrangements with global biopharmaceutical companies.
Science 37’s backlog may not convert to revenue at a predictable rate, or at all.
Backlog represents anticipated revenue from contracted new business awards, excluding reimbursable out-of-pocket costs or reimbursable investigator fees, that either have not started or are in process but have not been completed. Backlog varies from period to period depending upon new business awards and contract modifications, cancellations, and the amount of revenue recognized under existing contracts. Science 37’s backlog was $119.4 million and $47.9 million at June 30, 2021 and 2020, respectively. Science 37’s revenue conversion rate is based on a financial and operational analysis performed by its project management teams and represents the level of effort expected to be expended at a specific point in time. Once work begins on a project, revenue is recognized over the duration of the project. Projects may be terminated or delayed by the customer or delayed by regulatory authorities for reasons beyond its control. To the extent projects are delayed, the timing of Science 37’s revenue could be affected. In the event that a customer cancels a contract, Science 37 generally would be entitled to receive payment for all services performed up to the cancellation date, fees and expenses for winding down the project, non-cancellable expenditures and, in some cases, a fee to cover a portion of the remaining professional fees on the project. Generally, however, Science 37 has no contractual right to the full amount of the revenue reflected in its backlog in the event of a contract cancellation. The duration of the projects included in its backlog, and the related revenue recognition, range from a few months to many years. Science 37’s backlog may not be indicative of its future results, and Science 37 may not realize all the anticipated future revenue reflected in its backlog. A number of factors may affect the realization of its revenue from backlog, including:
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the size, complexity, and duration of the projects;

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the cancellation or delay of projects; and

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changes in the scope of work during the course of a project.

Fluctuations in Science 37’s reported backlog levels also result from the fact that it may receive a small number of relatively large orders in any given reporting period that may be included in its backlog. Revenue recognition on larger, more global projects could be slower than on smaller, less global projects for a variety of reasons, including but not limited to, an extended period of negotiation between the time the project is awarded to Science 37 and the actual execution of the contract, as well as an increased time frame for obtaining the necessary regulatory approvals. Fluctuations in Science 37’s reported backlog levels could also result from a number of factors including, but not limited to, differences in recruiting rates for trials, its entry into new markets or geographies, evolution of both its and its competitors’ technologies, and varying rates of adoption of Science 37’s services by clinical sites or investigators, or as a result of its reliance on third parties for various products and services.
The relationship of backlog to realized revenues is indirect and may vary over time. As Science 37 increasingly competes for and enters into large contracts that are more complex in nature, there can be no assurance about the rate at which its backlog will convert into revenue. A decrease in this conversion rate would mean that the rate of revenue recognized on contracts may be slower than what Science 37 has experienced in the past, which could materially and adversely impact its revenue and results of operations on a quarterly and annual basis. Additionally, delayed projects will remain in backlog and will not generate revenue at the rate originally expected, which could impair Science 37’s cash flows and results of operations in the short-term. Because of these large orders, Science 37’s backlog in that reporting period may reach levels that may not be sustained in subsequent reporting periods.
If Science 37 is unable to successfully develop and market new services or enter new markets, Science 37’s growth, results of operations or financial condition could be adversely affected.
A key element of Science 37’s growth strategy is the successful development and marketing of new services or entering new markets that complement or expand its existing business. As Science 37 develops new services or enter new markets, Science 37 may not have or adequately build the competencies necessary to perform such services satisfactorily, may not receive market acceptance for such services or may face increased competition. If Science 37 is unable to succeed in developing new services, entering new markets or attracting a customer base for its new services or in new markets, Science 37 will be unable to implement this element of its growth strategy, and its future business, reputation, results of operations could be adversely impacted.
Science 37 may be unsuccessful in achieving broad market education and changing potential customers’ habits.
Science 37’s success and future growth largely depend on its ability to increase awareness of the potential benefits of the decentralized clinical trial model and of Science 37’s operating system, and on the willingness of current and potential customers to utilize its operating system. To effectively market Science 37’s operating system, Science 37 must educate potential customers about the benefits of using its operating system in lieu of conducting a clinical trial through traditional methods. Science 37 focuses its marketing and education efforts on potential customers, but also aim to educate and inform healthcare providers and other participants that interact with potential customers. However, Science 37 cannot assure that it will be successful in changing potential customers’ habits or that it will achieve broad market education or awareness. Even if Science 37 is able to raise awareness among potential customers, they may be slow in changing their habits and may be hesitant to use Science 37’s operating system for a variety of reasons, including:
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lack of experience with Science 37 and its operating system, and concerns that Science 37 is relatively new to the industry;

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perceived health, safety or quality risks associated with the use of a new operating system and applications for clinical trials;

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existing relationships with clinical investigators;

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concerns about the privacy and security of the data that patients share with or through its operating system;

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competition and negative selling efforts from competitors, including competing platforms and price matching programs; and

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perception regarding the time and complexity of using its operating system.

If Science 37 fails to achieve broad market education of its operating system, or if Science 37 is unsuccessful in changing potential customers’ habits, its business, financial condition and results of operations would be adversely affected.
Science 37’s relationships with existing or potential customers who are in competition with each other may adversely impact the degree to which other customers or potential customers use its services, which may adversely affect its results of operations.
The biopharmaceutical industry is highly competitive. Science 37 regularly provides services to biopharmaceutical companies who compete with each other, and sometimes provides services to such customers regarding competing drugs in development. Science 37’s existing or future relationships with its biopharmaceutical customers may therefore deter other biopharmaceutical customers from using Science 37’s products or services, or may result in its customers reducing the scope of services that Science 37 provides to them or seeking to place limits on Science 37’s ability to serve other biopharmaceutical industry participants in connection with drug development activities.
If Science 37 is unable to attract suitable patients, investigators and mobile nurses for its clinical trials, its clinical development business may suffer.
The recruitment of patients, investigators and mobile nurses for clinical trials is essential to Science 37’s business. Science 37’s clinical development business could be adversely affected if Science 37 is unable to attract suitable and willing investigators or patients for clinical trials on a consistent basis. For example, Science 37 has in the past used, and may in the future use, social media as part of its omnichannel approach to marketing and outreach to patients. Changes to these social networking services’ terms of use or terms of service that limit promotional communications, restrictions that would limit Science 37’s ability or Science 37’s customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or reductions in the use of or engagement with social networking services by current and potential investigators and patients could also harm its business. Even in the absence of such changes or restrictions, it is possible that the marketing methods Science 37 has chosen to employ may prove ineffective due to patient preferences or other factors. If Science 37 is unable to engage and enroll sufficient patients or engage investigators and nurses in clinical trials, Science 37 may need to expend additional funds to obtain access to resources or else be compelled to delay or modify the clinical trial plans, which may result in additional costs to Science 37, or to consider termination of ongoing clinical trials, which would result in its failure to convert the related portion of its backlog. These considerations might result in Science 37’s being unable to successfully achieve its projected development timelines, or potentially even lead Science 37 to consider the termination of development of a product.
If Science 37 loses the services of key personnel or is unable to recruit and retain experienced personnel, its business could be adversely affected.
Science 37’s success substantially depends on the collective performance, contributions and expertise of its personnel including senior management and key personnel, qualified professional, scientific and technical operating staff and qualified sales representatives for its contract sales services. There is significant and increasing competition for qualified personnel, particularly those with higher educational degrees, such as a medical degree, a Ph.D. or an equivalent degree, or relevant experience in the industry. In addition, the departure of Science 37’s key employees, or its inability to continue to identify, attract and retain qualified personnel or replace any departed personnel in a timely fashion, may impact its ability to grow its business and compete effectively in its industry and may negatively affect Science 37’s ability to meet financial and operational goals. Furthermore, customers or other companies seeking to develop in-house capabilities may hire some of Science 37’s senior management or key employees.
Serious adverse events, undesirable side effects or other unexpected properties of Science 37’s customers’ product candidates may be identified during development, which could lead to the discontinuation of their clinical development programs.
During the conduct of clinical trials, patients report changes in their health, including illnesses, injuries and discomforts, to their doctor. Often, it is not possible to determine whether or not the product candidate being studied caused these conditions. Regulatory authorities may draw different conclusions or require additional testing to confirm these determinations, if they occur. If clinical experience indicates that any of Science 37’s customers’ product candidates have side effects or cause serious or life-threatening side effects, the development of such product candidates may fail or be delayed, which would harm its business, prospects, operating results and financial condition.
Undesirable side effects caused by Science 37’s customers’ product candidates could cause them or regulatory authorities to interrupt, delay or halt clinical trials. As a result of safety or toxicity issues that may be experienced in clinical trials, such trials may be placed on clinical hold. Results of early-phase clinical trials could reveal an unacceptably high severity and incidence of side effects, or side effects outweighing the benefits of the product candidates being studied. In such an event, the ongoing clinical trials and any potential later-phase clinical trials could be delayed, suspended or terminated, and the U.S. Food and Drug Administration (“FDA”) or comparable foreign regulatory authorities could order Science 37’s customer to cease further development. The drug-related side effects could also affect patient recruitment or the ability of enrolled subjects to complete the trial. Any of these events could negatively affect Science 37’s business, results of operations, and financial condition.
Science 37’s insurance may not cover all of its indemnification obligations and other liabilities associated with its operations.
Science 37 maintains insurance designed to provide coverage for ordinary risks associated with its operations and its ordinary indemnification obligations. The coverage provided by such insurance may not be adequate for all claims Science 37 may make or may be contested by Science 37’s insurance carriers. If Science 37’s insurance is not adequate or available to pay liabilities associated with its operations, or if Science 37 is unable to purchase adequate insurance at reasonable rates in the future, its profitability may be adversely impacted.
Science 37 derives a significant percentage of its revenues from a concentrated group of customers and the loss of one or more major customers could materially and adversely affect its business, results of operations or financial condition.
Science 37’s top five customers accounted for approximately 81.6% and 87.9% of its revenues in 2020 and 2019, respectively, and in 2020, Pharmaceutical Product Development, LLC accounted for 10% or more of Science 37’s total revenues. The loss of any of Science 37’s major customers could have a material adverse effect on its results of operations and financial condition. Science 37 may not be able to maintain its customer relationships, and its customers may delay payment under, or fail to renew, their agreements with it, which could adversely affect Science 37’s business, results of operations, or financial condition. Any reduction in the amount of revenues that Science 37 derives from these customers, without an offsetting increase in new sales to other customers, could have a material adverse effect on Science 37’s operating results. A significant change in the liquidity or financial position of Science 37’s customers could also have a material adverse effect on the collectability of its accounts receivable, its liquidity, and its future operating results.
Additionally, conducting multiple clinical trials for different customers in a single therapeutic class involving drugs with the same or similar chemical method of action may in the future adversely affect Science 37’s business if some or all of the clinical trials are canceled because of new scientific information or regulatory judgments that affect the drugs as a class, or if industry consolidation results in the rationalization of drug development pipelines. Similarly, marketing and selling drugs for different biopharmaceutical companies with similar chemical methods of action subjects us to risk if new scientific information or regulatory judgment prejudices the drugs as a class, which may lead to compelled or voluntary prescription limitations or withdrawal of some or all of such drugs from the market.
Similarly, some or all of the clinical trials could be canceled as a result of successful development of other competing drugs; for example, further clinical development of vaccines to treat COVID-19 or another future pandemic disease could be slowed or canceled if the outbreak of such pandemic is deemed to have been adequately brought under control, such that further clinical development of vaccines is no longer necessary or desirable.
Litigation and other legal proceedings against Science 37, which may arise in the ordinary course of Science 37’s business, could be costly and time consuming to defend.
Science 37 is from time to time subject to legal proceedings and claims that arise in the ordinary course of business, such as claims brought by its customers in connection with commercial disputes and employment claims made by its current or former employees. From time to time, third parties have asserted and may in the future assert intellectual property rights to technologies that are important to Science 37’s business and have demanded and may in the future demand that we license their technology. Litigation may result in substantial costs and may divert management’s attention and resources, which may seriously harm Science 37’s business, overall financial condition and operating results. Insurance may not cover such claims, may not be sufficient for one or more such claims, and may not continue to be available on terms acceptable to Science 37. A claim brought against Science 37 that is uninsured or underinsured could result in unanticipated costs, negatively affecting Science 37’s business, results of operations, and financial condition.
Risks Related to the General Economic and Financial Market Conditions and the Industries in which Science 37 Operates
Science 37’s operations might be affected by the occurrence of natural disasters, pandemics, such as the COVID-19 pandemic, or other catastrophic events.
Science 37 depends on its customers, investigators and patients for the continued operation of its business. While Science 37 maintains disaster recovery and business continuity plans, they might not adequately protect Science 37. Despite any precautions Science 37 takes for natural disasters or other catastrophic events, these events, including terrorist attacks, hurricanes, fires, floods, ice and snowstorms, and pandemics, such as the COVID-19 pandemic, may result in interruptions in Science 37’s ability to provide services to its customers. Disruptions in infrastructure, laboratory, clinic or office closures, mandatory stay at home orders or other social distancing measures and disruptions caused by events such as natural disasters, or other “acts of God,” the outbreak of war, the escalation of hostilities and acts of terrorism or pandemics, such as the COVID-19 pandemic, could adversely affect Science 37’s businesses. Although Science 37 carries business interruption insurance policies and typically have provisions in its contracts that protect Science 37 from certain events, its coverage might not respond or be adequate to compensate Science 37 for all losses that may occur, including those relating to the COVID-19 pandemic. Any natural disaster or catastrophic event, such as the COVID-19 pandemic, affecting Science 37 or its customers, investigators, patients or infrastructure could have a significant negative impact on its operations or financial performance.

Science 37’s business could also be adversely affected by positive developments regarding, or the resolution of, the COVID-19 pandemic or another future pandemic. The various restrictions imposed by various government entities in response to the COVID-19 pandemic, including social distancing and “stay-at-home” orders, likely bolstered the level of decentralized clinical trial activity in 2020, which benefitted Science 37. As these restrictions are relaxed or lifted, there can be no assurance that the level of decentralized clinical trial activity will remain elevated. Additionally, in light of the COVID-19 pandemic and recent logistical technology developments, the FDA and European Medicines Agency (“EMA”) each issued guidance directing sponsors to implement DCT techniques in order to maintain study continuity, and endorsed DCT techniques as viable, long-term solutions for study design and evidence generation. If this guidance were to be retracted or if the FDA and/or EMA were to otherwise fail to continue promoting the use of DCT techniques, the level of decentralized trial activity could decrease. If the level of decentralized clinical trial activity decreases, Science 37’s business and results of operations would be adversely affected.
Science 37 faces significant competition, which could cause Science 37 to lose business or achieve lower margins.
The market for Science 37’s clinical trial solutions is intensely competitive and characterized by rapidly changing technologies, evolving industry standards, and frequent new product and service introductions and enhancements that may render existing products and services obsolete. Accordingly, Science 37’s market share and margins are subject to sudden declines. Some of Science 37’s competitors have longer operating histories, greater financial, technical, marketing and other resources, and greater name recognition than Science 37 does. These competitors may respond more quickly than Science 37 can to new and emerging technologies and changing customer and regulatory requirements, or devote greater resources to the development, promotion, and sale of their solutions. New competitors may enter Science 37’s market in the future, as barriers to entry are relatively low in its industry. Increased competition may result in pricing pressures, which could negatively impact Science 37’s sales, gross margins, or market share. In addition, current and potential competitors have established, and may in the future establish, relationships with vendors of complementary products, technologies, or services to increase the penetration of their products in the marketplace. Even if Science 37’s products and services are more effective than the products or service offerings of its competitors, current or potential customers might accept competitive products and services in lieu of purchasing its cloud-based solutions and services. Science 37’s failure to compete effectively could materially adversely affect its business, financial condition or results of operations.
Science 37 depends entirely on the clinical trial market, and a downturn in this market could cause its revenues to decrease.
Science 37’s business depends entirely on the clinical trials conducted or sponsored by pharmaceutical, biotechnology, and medical device companies, CROs, and other entities. Science 37’s revenues may decline as a result of conditions affecting these industries, including general economic downturns, increased consolidation, decreased competition, or fewer products under development. Other developments that may affect these industries and harm Science 37’s operating results include, but are not limited to, product liability claims, changes in government regulation, changes in governmental price controls or third-party reimbursement practices, and changes in medical practices. Disruptions in the world credit and equity markets may also result in a global downturn in spending on research and development and clinical trials and may impact Science 37’s customers’ access to capital and their ability to pay for Science 37’s solutions. Any decrease in research and development expenditures or in the size, scope, or frequency of clinical trials could materially adversely affect Science 37’s business, results of operations, or financial condition.
Consolidation among Science 37’s customers may cause Science 37 to lose customers, decrease the market for its products and services and result in a reduction of its revenues.
Science 37’s customer base may decline because of industry consolidation, and Science 37 may not be able to expand sales of its products and services to new customers. Consolidation within the biopharmaceutical industry, including among CROs, has accelerated in recent years, and this trend may continue. In addition, new companies or organizations that result from such consolidation may decide that Science 37’s products and services are no longer needed because of their own internal processes or the use of alternative systems they have in place or may choose to develop or acquire. As these entities consolidate, competition to provide products and services to industry participants will become more intense and the importance of establishing relationships with large industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for Science 37’s products and services. If consolidation of larger current customers occurs, the combined organization may represent a larger percentage of business for Science 37 and, as a result, Science 37 is likely to rely more significantly on the combined organization’s revenues to continue to achieve growth. In addition, if large life sciences companies merge, it would have the potential to reduce per-unit pricing for Science 37’s products and services for the merged companies or to reduce demand for one or more of its products and services as a result of potential personnel reductions over time.
Outsourcing trends in the biopharmaceutical industry and changes in spending and research and development budgets could adversely affect Science 37’s operating results and growth rates.
Science 37 is dependent upon the ability and willingness of biopharmaceutical companies to continue to spend on research and development and to outsource the services that Science 37 provides. Science 37 is therefore subject to risks, uncertainties and trends that affect companies in the biopharmaceutical industry that Science 37 does not control. Science 37 has benefited to date from the tendency of biopharmaceutical companies to outsource clinical research projects. Any downturn in these industries or reduction in spending or outsourcing could materially adversely affect Science 37’s business. The following could each result in such a downturn:
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if biopharmaceutical companies expanded upon their in-house clinical or development capabilities, they would be less likely to utilize Science 37’s services;

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if governmental regulations were changed, it could affect the ability of its customers to operate profitably, which may lead to a decrease in research spending and therefore this could have a material adverse effect on its business; and

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if unfavorable economic conditions or disruptions in the credit and equity capital markets negatively impacted its customers.

Science 37’s estimate of the market size for its products and services may prove to be inaccurate, and even if the market size is accurate, there can be no assurance that its business will serve a significant portion of the market.
Science 37’s estimate of the market size for its products and services that Science 37 has provided publicly, sometimes referred to as its serviceable addressable market (“SAM”), is subject to significant uncertainty and is based on assumptions and estimates, including Science 37’s internal analysis and industry experience, which may not prove to be accurate. These estimates are, in part, based upon the size of the general application areas Science 37 targets. Science 37’s ability to serve a significant portion of this estimated market is subject to many factors, including its success in implementing its business strategy, which is subject to many risks and uncertainties. For example, in order to address the entire SAM Science 37 has identified, Science 37 must continue to enhance and add functionality to its existing products and services and introduce new products and services. Accordingly, even if Science 37’s estimate of the market size is accurate, there can be no assurance that its business will serve a significant portion of this estimated market for its solutions.
Risks Related to Technology, Intellectual Property and Data Privacy
Science 37’s business depends on the continued effectiveness and availability of its information systems, including the information systems Science 37 uses to provide its services to its customers, and failures of these systems may materially limit its operations.
Due to the global nature of Science 37’s business and its reliance on information systems to provide its services, Science 37 has increased, and intend to continue to increase, its use of integrated information systems in delivering its services. Science 37 also provides access to similar information systems to certain of its customers in connection with the services Science 37 provides them. As the breadth and complexity of Science 37’s information systems continue to grow, it will increasingly be exposed to the risks inherent in the development, integration and ongoing operation of evolving information systems, including:

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disruption, impairment, or failure of data centers, telecommunications facilities, or other key infrastructure platforms;

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security breaches of, ransomware or other cyberattacks on, and other failures or malfunctions in Science 37’s critical application systems or their associated hardware; and

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excessive costs, excessive delays, or other deficiencies in systems development and deployment.

The materialization of any of these risks may impede the processing of data, the delivery of databases and services, and the day-to-day management of Science 37’s business and could result in the corruption, loss, or unauthorized disclosure of proprietary, confidential, or other data. While Science 37 has disaster recovery plans in place, they might not adequately protect Science 37 in the event of a system failure. Despite any precautions Science 37 takes, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, information system security breaches, and similar events at Science 37’s various computer facilities could result in interruptions in the flow of data to its servers and from its servers to its customers. Corruption or loss of data may result in the need to repeat a trial at no cost to the customer, but at significant cost to Science 37, or result in the termination of a contract or damage to its reputation. Additionally, significant delays in system enhancements or inadequate performance of new or upgraded systems once completed could damage Science 37’s reputation and harm its business. Finally, long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities and acts of terrorism, particularly involving cities in which Science 37 has offices, could adversely affect its business. Although Science 37 carries property and business interruption insurance, its coverage might not be adequate to compensate Science 37 for all losses that may occur.
A failure or breach of Science 37 or its vendors’ IT systems or technology could result in sensitive customer information being compromised or otherwise significantly disrupt its business operations, which would negatively materially affect its reputation and/or results of operations.
Science 37 increasingly relies on information technology systems to process, transmit and store electronic information. In the current environment, there are numerous and evolving risks to cybersecurity and privacy, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, employee malfeasance, and human or technological error. High-profile security breaches at other companies and in government agencies have increased in recent years, and security industry experts and government officials have warned about the risks of hackers and cyberattacks targeting businesses such as Science 37’s. Computer hackers and others routinely attempt to breach the security of technology products, services and systems, and to fraudulently induce employees, customers or others to disclose information or unwittingly provide access to systems or data. Science 37’s products and services involve the storage and transmission of its customers’ proprietary information (including personal or identifying information regarding their employees and the medical professionals whom their sales personnel contact, and sensitive proprietary data related to the clinical trial, regulatory submission and sales and marketing processes for medical treatments), personal information of medical professionals, personal information (which may include health information) of patients and clinical trial participants, and other sensitive information. Unauthorized disclosure of such sensitive or confidential data, whether through system failure or employee negligence, fraud, or misappropriation, could damage Science 37’s reputation and cause it to lose customers. Moreover, the risk of unauthorized circumvention of Science 37’s security measures or those of the third parties on whom it relies has been heightened by advances in computer and software capabilities and the increasing sophistication of hackers who employ complex techniques, including, without limitation, “phishing” or social engineering incidents, ransomware, extortion, account takeover attacks, denial or degradation of service attacks, and malware. Unauthorized access to or through Science 37’s information systems or those Science 37 develops for its customers, whether by its employees or third parties, including a cyberattack by computer programmers and hackers who may develop and deploy viruses, worms, or other malicious software programs, could cause several negative consequences, including the following, among others: negative publicity, loss of customer confidence, significant remediation costs, time-consuming and costly regulatory investigations, legal liability, and damage to Science 37’s reputation. Any of these could contribute to a loss of customers or substantial costs for Science 37, which could have a material adverse effect on Science 37’s results of operations. Additionally, the costs of mitigating cybersecurity risks are significant and are likely to increase in the future. These costs include, but are not limited to, retaining the services of cybersecurity providers;

compliance costs arising out of existing and future cybersecurity, data protection and privacy laws and regulations; and costs related to maintaining redundant networks, data backups and other damage-mitigation measures. In addition, Science 37’s liability insurance might not be sufficient in type or amount to adequately cover Science 37 against claims related to security breaches, cyberattacks and other related breaches, or the risk that the insurer will deny coverage of any future claim.
While Science 37 has certain cybersecurity safeguards in place designed to protect and preserve the integrity of Science 37’s information technology systems, due to the evolving nature of security threats and the potential negative consequences of a cybersecurity attack outlined above, the impact of any future incidents cannot be reasonably predicted. Science 37’s customers are also increasingly requiring cybersecurity protections and mandating cybersecurity standards in its products, and Science 37 may incur additional costs to comply with such demands. In addition, Science 37’s efforts to address a cybersecurity attack may not be successful, potentially resulting in the theft, loss, destruction or corruption of information Science 37 stores electronically, as well as unexpected interruptions, delays, or cessation of service. Any of these outcomes could cause serious harm to Science 37’s business operations and materially adversely affect its financial condition and results of operations.
In addition, some of Science 37’s vendors have significant responsibility for the security of certain of its data centers and computer-based platforms or software-as-a-service (“SaaS”) applications upon which Science 37’s businesses rely to host or process data or to perform various functions. Also, Science 37’s data suppliers have responsibility for security of their own computer and communications environments. These third parties face risks relating to cybersecurity similar to Science 37’s, which could disrupt their businesses and therefore materially impact Science 37’s. Accordingly, Science 37 is subject to any flaw in or breaches to its computer and communications systems or those that its vendors operate for Science 37, which could result in a material adverse effect on its business, operations and financial results.
Science 37’s products and services are subject to rapid technological changes and evolving industry standards. If Science 37 does not keep pace with rapid technological changes, its products and services may become less competitive or obsolete, which could have a material adverse effect on its business, results of operations and financial condition.
The biopharmaceutical industry generally, including the market for Science 37’s clinical trial products and services, is characterized by evolving industry standards and frequent new product and service introductions and enhancements. Science 37’s current competitors or other businesses might develop technologies or services that are more effective or commercially attractive than, or render obsolete, Science 37’s current or future technologies and services. If Science 37’s competitors introduce superior technologies or services and if Science 37 cannot make enhancements to remain competitive, its competitive position would be harmed. If Science 37 is unable to compete successfully, it may lose customers or be unable to attract new customers, which could lead to a decrease in its revenue and financial condition.
Science 37’s proprietary software may not operate properly, which could damage its reputation, give rise to claims against Science 37 or divert application of its resources from other purposes, any of which could harm Science 37’s business, results of operations and financial condition.
Proprietary software development is time-consuming, expensive and complex, and may involve unforeseen difficulties. Science 37 encounters technical obstacles from time to time, and it is possible that Science 37 may discover additional problems that prevent its proprietary applications from operating properly. If Science 37’s solution does not function reliably or fails to achieve customer expectations in terms of performance, customers could assert liability claims against Science 37 or attempt to cancel their contracts with Science 37 . This could damage Science 37’s reputation and impair its ability to attract or maintain customers. Moreover, data services are complex and those Science 37 offers have in the past contained, and may in the future develop or contain, undetected defects or errors. Material performance problems, defects or errors in Science 37’s existing or new software-based products and services may arise in the future and may result from interface of Science 37’s solution with systems and data that it did not develop and the function of which is outside of its control or undetected in its testing. These defects and errors, and any failure by Science 37 to identify and address them, could result in loss of revenue or market share, diversion of development resources, harm to Science 37’s reputation and increased service and maintenance costs.

Defects or errors may discourage existing or potential customers from purchasing its products or services from Science 37. Correction of defects or errors could prove to be impossible or impracticable. The costs incurred in correcting any defects or errors may be substantial and could have a material adverse effect on Science 37’s business, results of operations and financial condition.
Science 37 has only a limited ability to protect its intellectual property rights, both domestically and internationally, and these rights are important to its success.
Science 37’s success depends, in part, upon its ability to develop, use and protect its proprietary methodologies, analytics, systems, technologies and other intellectual property. Science 37 relies upon a combination of trade secrets, confidentiality policies, nondisclosure, invention assignment and other contractual arrangements, and copyright, trademark, patent and trade secret laws, to protect its intellectual property rights. These laws are subject to change at any time and certain agreements may not be fully enforceable, which could further restrict Science 37’s ability to protect its innovations. Further, these laws may not provide adequate protection for Science 37’s intellectual property, particularly in countries in which the legal system provides less protection for intellectual property rights. For example, the laws of some foreign countries, especially certain developing countries with emerging economies in Asia, Eastern Europe and Latin America, do not protect intellectual property rights to the same extent as federal and state laws in the United States. Science 37’s intellectual property rights may not prevent competitors from independently developing services similar to, or duplicative of, Science 37’s. For instance, unauthorized parties may attempt to copy or reverse engineer certain aspects of Science 37’s products that it considers proprietary or its proprietary information may otherwise become known or may be independently developed by its competitors or other third parties. Further, the steps Science 37 takes in this regard might not be adequate to prevent or deter infringement or other misappropriation of its intellectual property by competitors, former employees or other third parties, and Science 37 might not be able to detect unauthorized use of, or take appropriate and timely steps to enforce, its intellectual property rights. Enforcing Science 37’s rights might also require considerable time, money and oversight, and Science 37 may not be successful in enforcing its rights. It may not be possible to enforce intellectual property rights effectively in some countries at all or to the same extent as in the United States and other countries, and many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions.
Depending on the circumstances, Science 37 might need to grant a specific customer greater rights in intellectual property developed in connection with a contract than it otherwise generally do. In certain situations, Science 37 might forgo all rights to the use of intellectual property it creates, which would limit its ability to reuse that intellectual property for other customers. Any limitation on Science 37’s ability to provide a service or solution could cause Science 37 to lose revenue generating opportunities and require Science 37 to incur additional expenses to develop or license new or modified solutions for future projects.
Science 37 may be subject to claims that it or its technologies infringe upon the intellectual property or other proprietary rights of a third party. Any such claims may require Science 37 to incur significant costs, to enter into royalty or licensing agreements, or to develop or license substitute technology.
Third parties may assert claims that Science 37’s technologies infringe upon their intellectual property or other proprietary rights. Science 37 cannot assure you that its cloud-based solutions and the technologies used in its product offerings do not infringe upon patents held by others or that they will not so infringe in the future. Any future claim of infringement could cause Science 37 to incur substantial costs defending against the claim, even if the claim is without merit, and could distract its management from its business. Moreover, any settlement or adverse judgment resulting from the claim could require Science 37 to pay substantial amounts or obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit Science 37’s use of the technology. Any required licenses may not be available to Science 37 on acceptable terms, if at all. If Science 37 does not obtain any required licenses, it could encounter delays in product introductions if it attempts to design around the technology at issue or attempt to find another provider of suitable alternative technology to permit Science 37 to continue offering the applicable solution. In addition, Science 37 generally provides in its customer agreements that Science 37 will indemnify its customers against third-party infringement claims relating to its technology provided to the customer, which could obligate Science 37 to fund significant amounts. Infringement claims asserted against Science 37 or against its customers or other third parties that Science 37 is required or otherwise agree to indemnify may have a material adverse effect on its business, results of operations or financial condition.
Confidentiality arrangements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
Science 37 has devoted substantial resources to the development of its technology, business operations and business plans. In order to protect Science 37’s trade secrets and proprietary information, Science 37 relies in significant part on confidentiality arrangements with its employees, licensees, independent contractors, advisors, reseller partners and customers. These arrangements may not be effective to prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, if others independently discover trade secrets and proprietary information, Science 37 would not be able to assert trade secret rights against such parties. Effective trade secret protection may not be available in every country in which Science 37’s products are available or where Science 37 has employees or independent contractors. The loss of trade secret protection could make it easier for third parties to compete with Science 37’s products by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and employment laws in any country in which Science 37 operates may compromise its ability to enforce its trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of Science 37’s proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect its competitive business position.
Science 37 may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships with third parties that may not result in the development of commercially viable solutions or the generation of significant future revenues.
In the ordinary course of Science 37’s business, Science 37 may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, partnerships or other arrangements to develop products and to pursue new markets. Proposing, negotiating and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with Science 37 for these opportunities or arrangements. Science 37 may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. Science 37 has limited institutional knowledge and experience with respect to these business development activities, and Science 37 may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. Additionally, Science 37 may not own, or may jointly own with a third party, the intellectual property rights in products and other works developed under its collaborations, joint ventures, strategic alliances or partnerships.
Additionally, Science 37 may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and its future collaborators may have economic or business interests or goals that are, or that may become, inconsistent with its business interests or goals. It is possible that conflicts may arise with Science 37’s collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with any future collaborators, they may act in their self-interest, which may be adverse to Science 37’s best interest, and they may breach their obligations to Science 37. In addition, Science 37 may have limited control over the amount and timing of resources that any future collaborators devote to Science 37’s or their future products. Disputes between Science 37 and its collaborators may result in litigation or arbitration which would increase Science 37’s expenses and divert the attention of its management. Further, these transactions and arrangements will be contractual in nature and will generally be terminable under the terms of the applicable agreements and, in such event, Science 37 may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.

Risks Related to Science 37’s Reliance on Third Parties
Science 37 relies on third parties for important products, services and licenses to certain technology and intellectual property rights, and there might be problems with such products or services or it might not be able to continue to obtain such products, services and licenses.
Science 37 depends on certain third parties to provide it with products and services critical to its business. Such third parties include, among others, suppliers of drugs for patients participating in trials; the nurses, investigators and coordinators involved in executing clinical trials; and common carriers to ship drugs and other products. The failure of even one of these third parties to adequately provide the required products or services, or to do so in compliance with applicable regulatory requirements, could have a material adverse effect on Science 37’s business. For example, a distributor could ship the wrong drug product to a patient, a common carrier could fail to properly adhere to the specific handling requirements of the drug product during shipping, or a mobile nurse could improperly administer the drug product to a patient. Any of these or other potential failures could result in patient harm or death, which could give rise to legal claims against Science 37, damage its reputation, or otherwise adversely affect its business, financial condition and results of operations.
Science 37 also relies on third-party platforms or marketplaces, including the Apple App Store and Google Play App Store, which serve as online distribution platforms for Science 37’s mobile application. As a result, the expansion and prospects of Science 37’s business and its mobile application depend on its continued relationships with these providers and any other emerging platform providers that are widely adopted by consumers. Science 37 is subject to the standard terms and conditions that these providers have for application developers, which govern the content, promotion, distribution and operation of mobile applications on their platforms or marketplaces, and which the providers can change unilaterally on short or no notice. Thus, Science 37’s business could suffer materially if platform providers change their standard terms and conditions, interpretations or other policies and practices in a way that is detrimental to Science 37 or if platform providers determine that Science 37 is in violation of its standard terms and conditions and prohibit it from distributing Science 37’s apps on their platforms.
In addition, Science 37’s business would be harmed if the providers discontinue or limit Science 37’s access to their platforms or marketplaces; the platforms or marketplaces decline in popularity; the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies, including fees; the providers adopt changes or updates to their technology that impede integration with other software systems or otherwise require Science 37 to modify its technology or update its mobile application in order to ensure that users can continue to access and use its services.
If alternative providers increase in popularity, Science 37 could be adversely impacted if it fails to create compatible versions of its mobile application in a timely manner, or if it fails to establish a relationship with such alternative providers. Likewise, if Science 37’s current providers alter their operating platforms, Science 37 could be adversely impacted as its offerings may not be compatible with the altered platforms or may require significant and costly modifications in order to become compatible. If Science 37’s providers do not perform their obligations in accordance with its platform agreements, Science 37 could be adversely impacted. In the past, some of these platforms or marketplaces have been unavailable for short periods of time. If this or a similar event were to occur on a short- or long-term basis, or if these platforms or marketplaces otherwise experience issues that impact the ability of consumers to download or access Science 37’s mobile application and other information, it could have a material adverse effect on Science 37’s brand and reputation, as well as its business, financial condition and operating results.
Some of Science 37’s services rely on intellectual property, technology and other similar property owned and/or controlled by third parties. Science 37’s licenses to this property and technology could terminate or expire and Science 37 might not be able to replace these licenses in a timely manner. Also, Science 37 might not be able to renew these licenses on similar terms and conditions. Failure to renew these licenses, or renewals of these licenses on less advantageous terms, could have a material adverse effect on Science 37’s business, results of operations, financial condition or cash flow.

Science 37 relies on third parties to provide certain data and other information to Science 37. Science 37’s suppliers or providers might increase its cost to obtain, restrict its use of, or refuse to license data, which could lead to its inability to access certain data or provide certain services and, as a result, materially and adversely affect its operating results and financial condition.
Science 37’s services are derived from, or include, the use of data Science 37 collects from third parties. Science 37 has several data suppliers that provide Science 37 a broad and diverse scope of information that Science 37 collects and uses in its business. Science 37 generally enters into long-term contractual arrangements with many of its data suppliers. At the time Science 37 enters into a new data supply contract or renew an existing contract, suppliers may increase its cost to obtain and use the data provided by such supplier, increase restrictions on its ability to use such data, or altogether refuse to license the data to Science 37. Also, Science 37’s data suppliers may fail to meet or adhere to Science 37’s quality control standards or fail to deliver the data to Science 37. If suppliers that collectively provide a significant amount of the data Science 37 receives or uses were to increase its costs to obtain or use such data, further restrict its access to or use of such data, fails to meet or adhere to its quality control standards, refuses to provide data, or fails to deliver data to Science 37, its ability to provide data-dependent services to Science 37’s customers may be adversely impacted, which could have a material adverse effect on its business, results of operations, financial condition or cash flow.
Science 37’s products and services utilize open source software, and any failure to comply with the terms of one or more of these open source licenses could adversely affect its business.
Science 37’s products and services utilize software covered by open source licenses. Open source software is typically freely accessible, usable and modifiable, and is used by Science 37’s development team in an effort to reduce development costs and speed up the development process. Certain open source software licenses require a user who intends to distribute the open source software as a component of the user’s software to disclose publicly part or all of the source code to the user’s software. In addition, certain open source software licenses require the user of such software to make any derivative works of the open source code available to others on unfavorable terms or at no cost. This can subject previously proprietary software to open source license terms. While Science 37 monitors the use of all open source software in Science 37’s products, processes and technology and try to ensure that no open source software is used in such a way as to require Science 37 to disclose or make available the source code to the related product or solution, such use could inadvertently occur. This could harm Science 37’s intellectual property position and have a material adverse effect on its business.
Risks Related to Political, Legal and Regulatory Environment
Science 37 may face political, legal and compliance, operational, regulatory, economic and other risks associated with the international expansion of its operations that Science 37 does not currently face or that are more significant than in its domestic operations.
As Science 37 expands its operations into new international geographic areas, Science 37 may be subject to political, legal and compliance, operational, regulatory, economic and other risks that it does not face or that are more significant than in Science 37’s domestic operations. These risks may vary widely by country and include varying regional and geopolitical business conditions and demands, government intervention and censorship, discriminatory regulation, nationalization or expropriation of assets and pricing constraints. Science 37’s future international services and products may need to meet country-specific user preferences as well as country-specific legal requirements, including those related to healthcare regulatory laws governing telemedicine, licensing, privacy, data storage, location, protection and security. The interpretation of these laws is evolving and varies significantly from country to county and are enforced by governmental, judicial and regulatory authorities with broad discretion. Science 37 cannot be certain that its interpretation of such laws and regulations will be correct in how Science 37 plans to structure its international operations, as well as its international services agreements and customer arrangements.
Science 37’s international operations may require it to overcome logistical and other challenges based on differing languages, cultures, legal and regulatory schemes and time zones. Science 37’s international operations may encounter labor laws, customs and employee relationships that can be difficult, less flexible than in its domestic operations and expensive to modify or terminate. In some countries Science 37 may be required to, or choose to, operate with local business partners, which will require Science 37 to manage its partner relationships and may reduce its operational flexibility and ability to quickly respond to business challenges.
Science 37’s international operations may be subject to particular risks in addition to those faced by its domestic operations, including:
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the need to localize and adapt its solution for specific countries, including translation into foreign languages and associated expenses;

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potential loss of proprietary information due to misappropriation or laws that may be less protective of its intellectual property rights than U.S. laws or that may not be adequately enforced;

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requirements of foreign laws and other governmental controls, including cross-border compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, healthcare, tax, privacy and data protection laws and regulations;

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requirements of foreign laws and other governmental controls applicable to its ability to conduct telehealth internationally, specifically laws governing remote care and the practice of medicine in such locations;

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data privacy laws that require that customer data be stored and processed in a designated territory;

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new and different sources of competition and laws and business practices favoring local competitors;

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local business and cultural factors that differ from its normal standards and practices, including business practices that Science 37 is prohibited from engaging in by the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and other anti-corruption laws and regulations;

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changes to export controls and economic sanctions laws and regulations;

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central bank and other restrictions on its ability to repatriate cash from international subsidiaries;

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tax issues, such as tax law changes and variations in tax laws as compared to the United States;

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fluctuations in currency exchange rates, economic instability and inflationary conditions, which could make its solution more expensive or increase its costs of doing business in certain countries;

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limitations on future growth or inability to maintain current levels of revenues from international sales if Science 37 does not invest sufficiently in its international operations;

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different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;

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difficulties in staffing, managing and operating its international operations, including difficulties related to administering its stock plans in some foreign countries and increased financial accounting and reporting requirements and complexities;

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difficulties in coordinating the activities of its geographically dispersed and culturally diverse operations; and

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political unrest, war, terrorism or regional natural disasters, particularly in areas in which Science 37 has facilities.

Science 37’s overall success regarding its operations in international markets will depend, in part, on its ability to anticipate and effectively manage these risks and there can be no assurance that Science 37 will be able to do so without incurring unexpected costs. If Science 37 is not able to manage the risks related to its international operations, Science 37 may not achieve the expected benefits of these operations and its business, financial condition and results of operations may be harmed.
Due to the global nature of Science 37’s business, Science 37 may be exposed to liabilities under anti-corruption laws, including the United States Foreign Corrupt Practices Act, the United Kingdom Bribery Act (the “UK Bribery Act”) and various international anti-corruption laws, and any allegation or determination that Science 37 violated these laws could have a material adverse effect on its business.
Science 37 is required to comply with the FCPA, the UK Bribery Act and other international anti-corruption laws, which prohibit companies from engaging in bribery including corruptly or improperly offering, promising, or providing money or anything else of value to non-United States officials and certain other recipients. In addition, the FCPA imposes certain books, records, and accounting control obligations on public companies and other issuers. Science 37 operates in parts of the world in which corruption can be common and compliance with anti-bribery laws may conflict with local customs and practices. Science 37’s global operations face the risk of unauthorized payments or offers being made by employees, consultants, sales agents, and other business partners outside of Science 37’s control or without its authorization. It is Science 37’s policy to implement safeguards to prohibit these practices by its employees and business partners with respect to its operations. However, irrespective of these safeguards, or as a result of monitoring compliance with such safeguards, it is possible that Science 37 or certain other parties may discover or receive information at some point that certain employees, consultants, sales agents, or other business partners may have engaged in corrupt conduct for which Science 37 might be held responsible. Violations of the FCPA, the UK Bribery Act or other international anti-corruption laws may result in restatements of, or irregularities in, Science 37’s financial statements as well as severe criminal or civil sanctions, and Science 37 may be subject to other liabilities, which could negatively affect its business, operating results and financial condition. In some cases, companies that violate the FCPA may be debarred by the United States government and/or lose their United States export privileges. Changes in anti-corruption laws or enforcement priorities could also result in increased compliance requirements and related costs which could adversely affect Science 37’s business, results of operations and financial condition. In addition, the United States or other governments may seek to hold Science 37 liable for successor liability FCPA violations or violations of other anti-corruption laws committed by companies in which Science 37 invests or that Science 37 acquired or will acquire.
Science 37’s employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could have a material adverse effect on its business.
Science 37 is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with governmental regulations, comply with federal and state health-care fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to Science 37. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical studies or data or documentation fraud or manipulation, which could result in regulatory sanctions and serious harm to Science 37’s reputation. It is not always possible to identify and deter employee misconduct, and the precautions Science 37 takes to detect and prevent misconduct may not be effective in controlling unknown or unmanaged risks or losses or in protecting Science 37 from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against Science 37, and Science 37 is not successful in defending itself or asserting its rights, those actions could have a significant impact on Science 37’s business and results of operations, including the imposition of significant fines or other sanctions.
If Science 37 fails to comply with certain healthcare laws, including fraud and abuse laws, Science 37 could face substantial penalties and its business, results of operations, financial condition, and prospects could be adversely affected.
Even though Science 37 does not order healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse are and will be applicable to Science 37’s business. Science 37 could be subject to healthcare fraud and abuse laws of both the federal government and the states in which Science 37 conducts its business. Because of the breadth of these laws and the narrowness of available statutory and regulatory exceptions, it is possible that some of Science 37’s business activities could be subject to challenge under one or more of such laws. If Science 37 or its operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to Science 37, Science 37 may be subject to penalties, including civil and criminal penalties, damages, fines, imprisonment, and the curtailment or restructuring of Science 37’s operations, any of which could materially adversely affect its ability to operate its business and its financial results.

Extensive governmental regulation of the clinical trial process and Science 37’s products and services could require significant compliance costs and have a material adverse effect on the demand for its solutions.
The clinical trial process is subject to extensive and strict regulation by the FDA, EMA and other regulatory authorities worldwide. Science 37’s products and services are also subject to state, federal and foreign regulations. Demand for Science 37’s products is largely a function of such government regulation, which is subject to change at any time. Changes in the level of regulation, including a relaxation in regulatory requirements or the introduction of simplified drug approval procedures, could have a material adverse effect on the demand for Science 37’s products or services. Proposals to place caps on drug prices could limit the profitability of existing or planned drug development programs, making investment in new drugs and therapies less attractive to pharmaceutical companies. Similarly, the requirements in the United States, the European Union, the Asia Pacific region, and elsewhere to create a detailed registry of all clinical trials could have an impact on customers’ willingness to perform certain clinical studies. In addition, the uncertainty surrounding the possible adoption and impact on health care of any Good Clinical Practice (“GCP”) reforms could cause Science 37’s customers to delay planned research and development until some of these uncertainties are resolved.
Modifying Science 37’s products and services to comply with changes in regulations or regulatory guidance could require Science 37 to incur substantial costs. Further, changing regulatory requirements may render Science 37’s solutions obsolete or make new products or services more costly or time consuming than Science 37 currently anticipates. Failure by Science 37, its customers or its competitors to comply with applicable regulations could result in increased regulatory scrutiny and enforcement. If Science 37’s solutions fail to comply with government regulations or guidelines, Science 37 could incur significant liability or be forced to cease offering or using Science 37’s applicable products or services. If Science 37’s products or services fail to allow its customers to comply with applicable regulations or guidelines, customers may be unwilling to use its products or services and any such non-compliance could result in the termination of or additional costs arising from contracts with its customers.
Science 37 is subject to a variety of privacy and data security laws, and its failure to comply with them could have a materially adverse impact on its business.
Science 37’s products and services involve the storage and transmission of its customers’ personal information regarding their employees and the medical professionals whom their sales personnel contact, personal information of medical professionals, personal information (which may include health information) of patients and clinical trial participants, and other sensitive information. In the United States, there are numerous federal and state privacy and data security laws and regulations governing the collection, use, disclosure and protection of such information, including federal and state health information privacy laws, federal and state security breach notification laws, and federal and state consumer protection laws. In addition, Science 37 may obtain health information from third parties (including research institutions from which it obtains clinical trial data) that are subject to privacy and security requirements under HIPAA, as amended by HITECH and regulations promulgated thereunder.
In the European Economic Area (the “EEA”), Science 37 is subject to the EU General Data Protection Regulation (the “GDPR”) which took effect in May 2018. The GDPR governs the collection, use, disclosure, transfer or other processing of personal data (i.e., data which identifies an individual or from which an individual is identifiable), including clinical trial data, and grants individuals various data protection rights (e.g., the right to erasure of personal data). The GDPR imposes a number of obligations on companies, including, inter alia: (i) accountability and transparency requirements, and enhanced requirements for obtaining valid consent; (ii) obligations to consider data protection as new products or services are developed and to limit the amount of personal data processed; and (iii) obligations to implement appropriate technical and organisational measures to safeguard personal data and to report certain personal data breaches to the supervisory authority without undue delay (and no later than 72 hours where feasible). In addition, the GDPR prohibits the transfer of personal data from the EEA to the United States and other jurisdictions that the European Commission does not recognize as having “adequate” data protection laws unless a data transfer mechanism has been put in place. In July 2020, the Court of Justice of the EU (“CJEU”) limited how organizations could lawfully transfer personal data from the EEA to the United States by invalidating the EU-US Privacy Shield for purposes of international transfers and imposing further restrictions on use of the standard contractual clauses (“SCCs”). These restrictions include a requirement for companies to carry out a transfer privacy impact assessment which, among other things, assesses the laws governing access to personal data in the recipient country and considers whether supplementary measures that provide privacy protections additional to those provided under SCCs will need to be implemented to ensure an essentially equivalent level of data protection to that afforded in the EEA. The European Commission issued revised SCCs on June 4, 2021 to account for the decision of the CJEU and recommendations made by the European Data Protection Board. The GDPR imposes substantial fines for breaches and violations (up to the greater of €20 million or 4% of consolidated annual worldwide gross revenue), and confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies and obtain compensation for damages resulting from violations of the GDPR. Relatedly, following the United Kingdom’s withdrawal from the EU (i.e., Brexit), and the expiry of the Brexit transition period, which ended on December 31, 2020, the GDPR has been implemented in the United Kingdom (as the “UK GDPR”). The UK GDPR sits alongside the UK Data Protection Act 2018 which implements certain derogations in the GDPR into UK law. Under the UK GDPR, companies not established in the UK but who process personal data in relation to the offering of goods or services to individuals in the UK, or to monitor their behavior, will be subject to the UK GDPR — the requirements of which are (at this time) largely aligned with those under the GDPR and as such, may lead to similar compliance and operational costs with potential fines of up to £17.5 million or 4% of global turnover. Further, while transfers of personal data from the UK to the EEA are unrestricted and do not require additional safeguards, as regards transfers of personal data from the EEA to the UK, under the terms of the Trade and Cooperation Agreement agreed between the EU and the UK on December 24, 2020, such data flows only remain unrestricted until the end of June 2021, provided the UK makes no substantive changes to its data protection laws. The European Commission has published a draft “adequacy decision” for the UK according to which, if adopted, transfers of personal data from the EU to the UK would continue unrestricted and would not require any additional safeguards. However, it is not clear when this decision may become effective and to the extent the decision, in its current form, is not adopted, data transfer mechanisms such as the SCCs will be required for transfer of personal data from the EEA to the UK. If Science 37 is required to implement additional measures to transfer data from the EEA to the UK or other third countries, this could increase its compliance costs, and could adversely affect its business, financial condition and results of operations.
Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and Science 37 may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. Furthermore, the laws are not consistent, and compliance in the event of a widespread data breach is costly. In addition, states are constantly adopting new laws or amending existing laws, requiring attention to frequently changing regulatory requirements. For example, California enacted the California Consumer Privacy Act (the “CCPA”), which took effect on January 1, 2020, became enforceable by the California Attorney General on July 1, 2020, and has been dubbed the first “GDPR-like” law in the United States. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Further, the California Privacy Rights Act (the “CPRA”) recently passed in California. The CPRA will impose additional data protection obligations on companies doing business in California, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. Although the CCPA currently exempts certain health-related information, including clinical trial data, the CCPA and the CPRA may increase our compliance costs and potential liability. The Virginia Consumer Data Protection Act was also recently passed and is scheduled to take effect on January 1, 2023. Similar laws have been proposed in other states, at the federal level and in other countries, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging.

Any actual or perceived failure by Science 37 to comply with applicable privacy and data security laws and regulations could result in regulatory investigations, reputational damage, orders to cease/change Science 37’s processing of its data, enforcement notices, and/or assessment notices (for a compulsory audit). Science 37 may also face civil claims including representative actions and other class action-type litigation (where individuals have suffered harm), potentially amounting to significant compensation or damages liabilities, as well as associated costs, diversion of internal resources, and reputational harm.
Changes in U.S. tax laws, and the adoption of tax reform policies or changes in tax legislation or policies in jurisdictions outside of the United States, could adversely affect Science 37’s operating results and financial condition.
Science 37 is subject to federal and state income and non-income taxes in the United States. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating these taxes. Science 37’s effective tax rates could be affected by numerous factors, such as entry into new businesses and geographies, changes to Science 37’s existing business and operations, acquisitions and investments and how they are financed, changes in its stock price, changes in its deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles and interpretations. Science 37 is required to take positions regarding the interpretation of complex statutory and regulatory tax rules and on valuation matters that are subject to uncertainty, and tax authorities may challenge the positions that Science 37 takes.
Certain U.S. state and local tax authorities may assert that Science 37 has a nexus with such states or localities and may seek to impose state and local income taxes on its income allocated to such state and localities.
There is a risk that certain state tax authorities where Science 37 does not currently file a state income tax return could assert that Science 37 is liable for state and local income taxes based upon income or gross receipts allocable to such states or localities. States and localities are becoming increasingly aggressive in asserting nexus for state and local income tax purposes. Science 37 could be subject to additional state and local income taxation, including penalties and interest attributable to prior periods, if a state or local tax authority in a state or locality where Science 37 does not currently file an income tax return successfully asserts that Science 37’s activities give rise to nexus for state income tax purposes. Such tax assessments, penalties and interest may adversely affect Science 37’s cash tax liabilities, results of operations and financial condition.
Taxing authorities may successfully assert that Science 37 should have collected or in the future should collect sales and use or similar taxes for its services which could adversely affect Science 37’s results of operations.
State taxing authorities may assert that Science 37 had economic nexus with their state and were required to collect sales and use or similar taxes with respect to past or future services that Science 37 has provided or will provide, which could result in tax assessments and penalties and interest. The assertion of such taxes against Science 37 for past services, or any requirement that Science 37 collect sales taxes on the provision of future services, could have a material adverse effect on its business, cash tax liabilities, results of operations, and financial condition.
Science 37’s ability to use net operating losses to offset future income may be subject to certain limitations.
As of December 31, 2020, Science 37 had NOLs to offset future taxable income of approximately $103,569,264, of which approximately $30,230,297 will begin to expire in 2034, if not utilized. A lack of future taxable income would adversely affect Science 37’s ability to utilize these NOLs. In addition, under Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs and other pre-change tax attributes (such as research tax credits) to offset post-change taxable income. For these purposes, an ownership change generally occurs where the equity ownership of one or more stockholders or groups of stockholders who owns at least 5% of a corporation’s stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a three-year period (calculated on a rolling basis). Science 37’s existing NOLs may be subject limitations arising out of previous ownership changes and Science 37 may be limited as to the amount that can be utilized each year as a result of such previous ownership changes. In addition, future changes in Science 37’s stock ownership, including future offerings, as well as other changes that may be outside of its control, could result in additional ownership changes under Section 382 of the Code. Science 37’s NOLs may also be impaired under similar provisions of state law. Science 37 has not completed a formal study to determine if any ownership changes within the meaning of Sections 382 and 383 of the Code have occurred. If such ownership change has occurred, Science 37's ability to use its NOLs or tax credit carryforwards may be restricted, which could require Science 37 to pay federal or state income taxes earlier than would be required if such limitations were not in effect. Science 37 has recorded a full valuation allowance related to its NOLs and other deferred tax assets due to the uncertainty of the ultimate realization of the future benefits of those assets.
In addition to the limitations discussed above under Sections 382 of the Code, the utilization of NOLs incurred in taxable years beginning after December 31, 2017, are subject to limitations adopted by the Tax Cuts and Jobs Act enacted in 2017 (the “TCJA”), as modified by the Coronavirus Aid, Relief, and Economic Security Act enacted in March 2020 (the “CARES Act”). Under the TCJA, in general, NOLs generated in taxable years beginning after December 31, 2017 may offset no more than 80% of such year’s taxable income and there is no ability for such NOLs to be carried back to a prior taxable year. The CARES Act modifies the TCJA with respect to the TCJA’s limitation on the deduction of NOLs and provides that NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021, may be carried back to each of the five taxable years preceding the tax year of such loss, but NOLs arising in taxable years beginning after December 31, 2020 may not be carried back. In addition, the CARES Act eliminates the limitation on the deduction of NOLs to 80% of current year taxable income for taxable years beginning before January 1, 2021. As a result of such limitation, Science 37 may be required to pay federal income tax in some future year notwithstanding that it had a net loss for all years in the aggregate.
Science 37’s reported financial results may be adversely affected by changes in accounting principles generally accepted in the United States.
U.S. generally accepted accounting principles (“GAAP”) are subject to interpretation by the Financial Accounting Standards Board (“FASB”), the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on Science 37’s reported results of operations and could affect the reporting of transactions already completed before the announcement of such change.
Risks Related to the Combined Company’s Common Stock Following the Business Combination and the Combined Company Operating as a Public Company
Science 37 expects to incur increased costs and obligations as a result of being a public company.
As a public company, the Combined Company will incur significant legal, accounting and other expenses that Science 37 does not incur as a private company. For example, the Combined Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to the Combined Company’s business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm the Combined Company’s results of operations or cause the Combined Company to fail to meet its reporting obligations. We expect that compliance with these requirements will increase the Combined Company’s legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that the Combined Company’s management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect the Combined Company to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act (“Section 404”), which will increase when the Combined Company is no longer an emerging growth company.

We also expect that operating as a public company will make it more expensive for the Combined Company to obtain director and officer liability insurance, and the Combined Company may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for the Combined Company to attract and retain qualified people to serve on the Combined Company’s board of directors, its board committees or as executive officers.
The Combined Company anticipates that its operations will continue to increase in complexity as it grows, which will create management challenges.
Science 37’s business has experienced strong growth and is complex. Following the Business Combination, this growth is expected to continue, and the Combined Company’s operations will become increasingly complex. To manage this growth, the Combined Company will make substantial investments to improve its operational, financial, and management controls as well as its reporting systems and procedures. The Combined Company may not be able to implement and scale improvements to its systems and processes in a timely or efficient manner or in a manner that does not negatively affect its operating results. For example, the Combined Company may not be able to effectively monitor certain extraordinary contract requirements or individually negotiated provisions as the number of customers continues to grow. The Combined Company’s systems and processes may not prevent or detect all errors, omissions, or fraud. The Combined Company may have difficulty managing improvements to its systems, processes and controls or in connection with third-party software. This could impair the Combined Company’s ability to provide its products and services to its customers, causing it to lose customers, limiting products and services to less significant updates, or increasing technical support costs. If the Combined Company is unable to manage this complexity, its business, operations, operating results and financial condition may suffer.
As the Combined Company’s customer base continues to grow, it will need to expand its services and other personnel, and maintain and enhance its partnerships to provide a high level of customer service. Extended stay-at-home, business closure, and other restrictive orders may impact its ability to identify, hire, and train new personnel. The Combined Company will also need to manage its sales processes as its sales personnel and partner network continue to grow and become more complex, and as it continues to expand into new geographies and market segments. If the Combined Company does not effectively manage this increasing complexity, the quality of its operating system and customer service could suffer, and it may not be able to adequately address competitive challenges. These factors could impair the ability to attract and retain customers and expand customers’ use of the Combined Company’s products and services.
If the Combined Company fails to maintain an effective system of internal control over financial reporting, the Combined Company may not be able to accurately report its financial results or prevent fraud. As a result, the Combined Company’s stockholders could lose confidence in its financial and other public reporting, which would harm its business and the trading price of its common stock.
Effective internal control over financial reporting is necessary for the Combined Company to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause the Combined Company to fail to meet its reporting obligations. In addition, any testing by the Combined Company, as and when required, conducted in connection with Section 404 or any subsequent testing by the Combined Company’s independent registered public accounting firm, as and when required, may reveal deficiencies in the Combined Company’s internal control over financial reporting that are deemed to be significant deficiencies or material weaknesses or that may require prospective or retroactive changes to its financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in the Combined Company’s reported financial information, which could have a negative effect on the trading price of its common stock.
Pursuant to Section 404, the Combined Company will be required to furnish a report by its management on its internal control over financial reporting. To achieve compliance with Section 404 within the prescribed period, the Combined Company will be engaged in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, the Combined Company will need to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, take steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite the Combined Company’s efforts, there is a risk that neither the Combined Company, nor its independent registered public accounting firm will be able to conclude within the prescribed timeframe that its internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of the Combined Company’s financial statements.
Science 37’s management has limited experience in operating a public company.
Science 37’s executive officers have limited experience in the management of a publicly traded company. Science 37’s management team may not successfully or effectively manage its transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of the Combined Company. The Combined Company may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal controls over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Combined Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Combined Company will be required to expand its employee base and hire additional employees to support its operations as a public company which will increase its operating costs in future periods.
Subsequent to the consummation of the Business Combination, the Combined Company may be required to take writedowns or write-offs, or the Combined Company may be subject to restructuring, impairment or other charges that could have a significant negative effect on the Combined Company’s financial condition, results of operations and the price of its Common Stock, which could cause you to lose some or all of your investment.
Although we have conducted due diligence on Science 37, this diligence may not surface all material issues that may be present with Science 37’s business. Factors outside of the Combined Company’s control may, at any time, arise. As a result of these factors, the Combined Company may be forced to later write-down or write-off assets, restructure the Combined Company’s operations or incur impairment or other charges that could result in the Combined Company reporting losses.
Even if our due diligence successfully identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and therefore not have an immediate impact on the Combined Company’s liquidity, the fact that the Combined Company reports charges of this nature could contribute to negative market perceptions about the Combined Company or its securities. In addition, charges of this nature may cause the Combined Company to be unable to obtain future financing on favorable terms or at all.
Because the Combined Company will become a public reporting company by means other than a traditional underwritten initial public offering, the Combined Company’s stockholders may face additional risks and uncertainties.
Because the Combined Company will become a public reporting company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the Combined Company’s common stock, and, accordingly, the Combined Company’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Because there is no independent third-party underwriter selling the shares of the Combined Company’s common stock, LSAQ’s stockholders must rely on the information included in this proxy statement/prospectus. Although LSAQ performed a due diligence review and investigation of Science 37 in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in the Combined Company because it may not have uncovered facts that would be important to a potential investor.
In addition, because the Combined Company will not become a public reporting company by means of a traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Combined Company. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of the Combined Company than they might if the Combined Company became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Combined Company’s common stock could have an adverse effect on the Combined Company’s ability to develop a liquid market for the Combined Company’s common stock. See “— If securities or industry analysts do not publish research or reports about the Combined Company, or publish negative reports, the Combined Company’s stock price and trading volume could decline.”
There can be no assurance that the Combined Company’s common stock will be approved for listing on Nasdaq or that the Combined Company will be able to comply with the continued listing standards of Nasdaq.
In connection with the Business Combination, in order to continue to maintain the listing of the Combined Company’s common stock on Nasdaq, it will be required to demonstrate compliance with Nasdaq’s initial listing requirements, which are more rigorous than Nasdaq’s continued listing requirements. The Combined Company will apply to have its common stock listed on Nasdaq upon consummation of the business combination. However, there can be no assurances that it will be able to meet all initial listing requirements. Furthermore, even if the Combined Company’s common stock are listed on Nasdaq, it may be unable to maintain the listing of Science 37’s securities in the future.
If, in connection with or after the consummation of the Business Combination, the Combined Company fails to meet the initial listing requirements or maintain the listing, and if Nasdaq or another national securities exchange does not list Science 37’s securities on its exchange, Science 37’s stockholders could face significant material adverse consequences, including:
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a limited availability of market quotations for the Combined Company’s common stock;

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reduced liquidity for the Combined Company’s common stock;

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a determination that the Combined Company’s common stock is a “penny stock” which will require brokers to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Combined Company’s common stock;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If the Combined Company’s common stock were not listed on the Nasdaq, such securities would not qualify as covered securities and the Combined Company would be subject to regulation in each state in which it offers securities because states are not preempted from regulating the sale of securities that are not covered securities.
The Sponsor, existing stockholders of Science 37 and the PIPE Investors will beneficially own a significant equity interest in the Combined Company and may take actions that conflict with your interests.
The interests of the Sponsor, existing stockholders of Science 37 and the PIPE Investors may not align with the interests of the Combined Company and its other stockholders. The Sponsor, certain existing stockholders of Science 37 and the PIPE Investors are each in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with the Combined Company. The Sponsor, existing stockholders of Science 37 and the PIPE Investors, and their respective affiliates, may also pursue acquisition opportunities that may be complementary to the Combined Company’s business and, as a result, those acquisition opportunities may not be available.
The Combined Company’s ability to timely raise capital in the future may be limited, or may be unavailable on acceptable terms, if at all. The failure to raise capital when needed could harm the Combined Company’s business, operating results and financial condition. Debt or equity issued to raise additional capital may reduce the value of the Combined Company’s common stock.
LSAQ and Science 37 cannot be certain when or if the operations of the Combined Company will generate sufficient cash to fund its ongoing operations or the growth of its business. The Combined Company intends to make investments to support Science 37’s current business and may require additional funds to respond to business challenges, including the need to develop new features or enhance its software, improve its operating infrastructure or acquire complementary businesses and technologies. Additional financing may not be available on favorable terms, if at all. If adequate funds are not available on acceptable terms, the Combined Company may be unable to invest in future growth opportunities, which could harm its business, operating results and financial condition. If the Combined Company incurs debt, the debt holders could have rights senior to holders of shares of the Combined Company’s common stock to make claims on the Combined Company’s assets. The terms of any debt could restrict the Combined Company’s operations, including its ability to pay dividends on the Combined Company’s common stock. If the Combined Company issues additional equity securities following the Business Combination, stockholders will experience dilution, and the new equity securities could have rights senior to those of the Combined Company’s common stock. Because the decision to issue securities in any future offering will depend on numerous considerations, including factors beyond the Combined Company’s control, the Combined Company cannot predict or estimate the amount, timing or nature of any future issuances of debt or equity securities. As a result, stockholders will bear the risk of future issuances of debt or equity securities reducing the value of their shares of the Combined Company’s common stock and diluting their interest.
The Combined Company may issue additional shares of common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.
The Combined Company may issue additional shares of its common stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of indebtedness that may be outstanding at such time or under our 2021 Plan and our ESPP, without stockholder approval, in a number of circumstances.
Our issuance of additional shares of the Combined Company’s common stock or other equity securities of equal or senior rank could have the following effects:
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your proportionate ownership interest in the Combined Company will decrease;

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the relative voting strength of each previously outstanding share of the Combined Company’s common stock may be diminished; or

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the market price of shares of the Combined Company’s common stock may decline.

The market price of the Combined Company’s common stock is likely to be highly volatile. If the benefits of the Merger do not meet the expectations of investors, stockholders or financial analysts, the market price of the Combined Company’s common stock may decline, and you may lose some or all of your investment.
If the benefits of the Merger do not meet the expectations of investors, stockholders or securities analysts, the market price of the Combined Company’s common stock following the Closing may decline. Accordingly, the valuation ascribed to the Science 37 business and LSAQ common stock in the Merger may not be indicative of the price that will prevail in the trading market following the consummation of the Merger. The market price of the Combined Company’s common stock at the time the Merger is consummated may vary significantly from the market price of LSAQ’s common stock on the date the Merger Agreement was executed, the date of this proxy statement/prospectus, or the date on which LSAQ’s stockholders vote on the Merger.
Following the consummation of the Merger, the trading price of the Combined Company’s common stock may fluctuate substantially and may be lower than the current market price of LSAQ’s common stock. If an active market for the Combined Company’s common stock develops, the trading price of the Combined Company’s common stock following the consummation of the Merger could be volatile and subject to wide fluctuations. The trading price of the Combined Company’s common stock following the consummation of the Merger will depend on many factors, including those described in this “Risk Factors” section, many of which will be beyond the Combined Company’s control and may not be related to the Combined Company’s operating performance. These fluctuations could cause you to lose all or part of your investment in the Combined Company’s common stock since you might be unable to sell your shares at or above the price attributed to them in the Merger. Any of the factors listed below could have a material adverse effect on your investment in the Combined Company’s common stock, which may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of the Combined Company’s common stock may not recover and may experience a further decline.
Factors affecting the trading price of the Combined Company’s common stock following the consummation of the Merger may include:
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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

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changes in the market’s expectations about our operating results;

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the public’s reaction to our press releases, other public announcements and filings with the SEC;

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speculation in the press or investment community;

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actual or anticipated developments in the Combined Company’s business, competitors’ businesses or the competitive landscape generally;

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the operating results failing to meet the expectation of securities analysts or investors in a particular period;

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changes in financial estimates and recommendations by securities analysts concerning Science 37 or the market in general;

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operating and stock price performance of other companies that investors deem comparable to ours;

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changes in laws and regulations affecting the Combined Company’s business;

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commencement of, or involvement in, litigation involving the Combined Company;

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changes in the Combined Company’s capital structure, such as future issuances of securities or the incurrence of debt;

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the volume of the Combined Company’s common stock available for public sale;

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any major change in the Combined Company’s board of directors or management;

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sales of substantial amounts of the Combined Company’s common stock by our directors, officers or significant stockholders or the perception that such sales could occur;

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general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism; and

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other risk factors listed under “Risk Factors.”

Broad market and industry factors may materially harm the market price of the Combined Company’s common stock irrespective of the Combined Company’s operating performance. The stock market in general and the Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of the Combined Company’s common stock, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the Combined Company could depress the Combined Company’s stock price regardless of the Combined Company’s business, prospects, financial condition or results of operations. Broad market and industry factors, including, most recently, the impact of the novel coronavirus, COVID-19, and any other global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of Combined Company Common Stock, regardless of the Combined Company’s actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following the consummation of the Merger. A decline in the market price of Combined Company’s common stock also could adversely affect the Combined Company’s ability to issue additional securities and the Combined Company’s ability to obtain additional financing in the future.
Volatility in the Combined Company’s share price could subject the Combined Company to securities class action litigation.
In the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against the Combined Company, could result in substantial costs and a diversion of our management’s attention and resources, which could harm our business. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.
The unaudited pro forma financial information included herein may not be indicative of what the Combined Company’s actual financial position or results of operations would have been.
LSAQ is a blank check company with no operating history or results.
This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the Combined Company. The unaudited pro forma condensed combined statements of operations of the Combined Company for the year ended December 31, 2020 and the six months ended June 30, 2021 combine the historical statements of operations of LSAQ and Science 37 on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented. The unaudited pro forma condensed combined balance sheet of the Combined Company as of June 30, 2021 combines the historical balance sheets of LSAQ and Science 37 on a pro forma basis as if the Business Combination had been consummated on June 30, 2021.
The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the business combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Combined Company. Accordingly, the Combined Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”
If securities or industry analysts do not publish research or reports about the Combined Company, or publish negative reports, the Combined Company’s stock price and trading volume could decline.
The trading market for the Combined Company’s common stock will depend, in part, on the research and reports that securities or industry analysts publish about the Combined Company. The Combined Company does not have any control over these analysts. If the Combined Company’s financial performance fails to meet analyst estimates or one or more of the analysts who cover the Combined Company downgrade its common stock or change their opinion, the Combined Company’s stock price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to regularly publish reports on the Combined Company, it could lose visibility in the financial markets, which could cause the Combined Company’s stock price or trading volume to decline.
Following the consummation of the Business Combination, our only significant asset will be our ownership interest in Science 37 and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Combined Company’s common stock or satisfy our other financial obligations.
Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of Science 37. We and certain investors, the Science 37

Stockholders, and directors and officers of Science 37 and its affiliates will become stockholders of the Combined Company. We will depend on Science 37 for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to the Combined Company’s common stock. The financial condition and operating requirements of Science 37 may limit our ability to obtain cash from Science 37. The earnings from, or other available assets of, Science 37 may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on the Combined Company’s common stock or satisfy our other financial obligations.
This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to the Business Combination.
Since we have no current plans to pay regular cash dividends on the Combined Company’s common stock, stockholders may not receive any return on investment unless they sell their common stock for a price greater than that which they paid for it.
We do not currently anticipate paying any regular cash dividends on the Combined Company’s common stock. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements and other factors that the Board may deem relevant. In addition, our ability to pay dividends is, and may be, limited by covenants of any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our common stock is solely dependent upon the appreciation of the price of our common stock on the open market, which may not occur.
Future sales of shares of the Combined Company’s common stock may depress its stock price.
Sales of a substantial number of shares of the Combined Company’s common stock in the public market after the consummation of the Merger, or the perception that these sales might occur, could depress the market price of the Combined Company’s common stock and could impair its ability to raise capital through the sale of additional equity securities.
Delaware law, the Proposed Charter and the Combined Company Bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
The Proposed Charter and the Combined Company Bylaws that will be in effect upon the Closing, and the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, and therefore depress the trading price of our common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our Board or taking other corporate actions, including effecting changes in our management. Among other things, the Proposed Charter and the Combined Company Bylaws include provisions regarding:
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a staggered Board whereby the directors of the Combined Company are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis;

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the ability of our Board to issue shares of preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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the election of directors to be determined by a plurality of votes cast by the stockholders;

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the limitation of the liability of, and the indemnification of, our directors and officers;

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the Combined Company’s election to not be governed by Section 203 of the DGCL;

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the limitation on the stockholders’ ability to act by written consent;

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the ability of our Board to amend the bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the bylaws to facilitate an unsolicited takeover attempt;

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advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Combined Company; and

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the ability to call special meetings of the stockholders which can be exercised only by a majority of the Board, the chairperson of the Board, the chief executive officer or the president.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.
LSAQ will enter into a Director Nomination Agreement with certain of Science 37 stockholders, which, together with the Combined Company Bylaws, will provide them with certain governance rights with respect to the Combined Company.
The Merger Agreement contemplates that, in connection with the Closing, LSAQ will enter into a Director Nomination Agreement with certain Science 37 stockholders. The Merger Agreement and the Director Nomination Agreement Term Sheet attached thereto provide that, as of the Closing, the initial board of the Combined Company will consist of at least seven members, including:
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one director to be designated by LSAQ;

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the Chief Executive Officer of the Combined Company following the Closing;

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John W. Hubbard as one member of the audit committee of the Board;

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Neil Tiwari;

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one independent director to be designated by certain entities affiliated with Redmile Group, LLC;

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one independent director to be designated by certain affiliates of Lux Capital; and

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one independent director to be designated by Pharmaceutical Product Development, LLC.

The Director Nomination Agreement will also provide, among other things, that from and after the Closing and until such time as it holds less than 10.0% of the then-issued and outstanding common stock of the Combined Company, each of such stockholders will be entitled to nominate one person for election as a director of the Board at the applicable meeting of the stockholders of the Combined Company, and subject to the Board’s fiduciary duties, the Board will recommend such director nominees for stockholder approval.
See the section of this proxy statement/prospectus entitled “Proposal 1 — The Business Combination Proposal — Certain Related Agreements — Director Nomination Agreement.”
The provision of the Combined Company Bylaws requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
The Combined Company Bylaws will require, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, the Proposed Charter or our bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought in a state court located within the state of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.

Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Combined Company’s capital stock will be deemed to have notice of and consented to the forum provisions in the Proposed Charter. The enforceability of similar choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and it is possible that, in connection with claims arising under federal securities laws, a court could find the choice of forum provisions contained in the Combined Company Bylaws to be inapplicable or unenforceable.
Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in the Proposed Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
The Combined Company will be an emerging growth company, and the Combined Company cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make its shares less attractive to investors.
After the consummation of the Business Combination, the Combined Company will be an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as the Combined Company continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements of Section 404, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. The Combined Company will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (a) following the fifth anniversary of the IPO of LSAQ, (b) in which the Combined Company has total annual gross revenue of at least $1.07 billion or (c) in which the Combined Company is deemed to be a large accelerated filer, which means the market value of shares of the Combined Company’s common stock that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (ii) the date on which the Combined Company has issued more than $1.0 billion in non-convertible debt during the prior three-year period.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies.
Even after the Combined Company no longer qualifies as an emerging growth company, it may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement and the Combined Company’s periodic reports and proxy statements.
The Combined Company cannot predict if investors will find its common stock less attractive because the Combined Company may rely on these exemptions. If some investors find the Combined Company’s common stock less attractive as a result, there may be a less active trading market for the common stock and its market price may be more volatile.

Risks Related to LSAQ’s Business and the Business Combination
LSAQ will be forced to liquidate the Trust Account if it cannot consummate a business combination by the date that is 24 months from the closing of the IPO, or November 24, 2022. In the event of a liquidation, LSAQ’s public stockholders will receive $10.00 per share.
If LSAQ is unable to complete a business combination by the date that is 24 months from the closing of the IPO, or November 24, 2022, and is forced to liquidate, the per-share liquidation distribution will be $10.00.
You must tender your shares of common stock in order to validly seek redemption at the Meeting of stockholders.
In connection with tendering your public shares for redemption, you must elect either to physically tender your share certificates to Continental or to deliver your common stock to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case at least two business days before the Meeting. The requirement for physical or electronic delivery ensures that a redeeming holder’s election to redeem is irrevocable once the Business Combination is consummated. Any failure to observe these procedures will result in your loss of redemption rights in connection with the vote on the Business Combination.
If the conditions to the Merger Agreement are not met, the Business Combination may not occur.
Even if the Merger Agreement is approved by Science 37 and Science 37’s stockholders, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section titled “Proposal 1 — The Business Combination Proposal — Conditions to the Closing of the Business Combination.” LSAQ and Science 37 may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause LSAQ and Science 37 to each lose some or all of the intended benefits of the Business Combination.
If third parties bring claims against LSAQ, the proceeds held in trust could be reduced and the per-share liquidation price received by LSAQ’s stockholders may be less than $10.00.
LSAQ’s placing of funds in trust may not protect those funds from third party claims against LSAQ. Although LSAQ has received from many of the vendors, service providers (other than its independent accountants) and prospective target businesses with which it does business executed agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of LSAQ’s public stockholders, they may still seek recourse against the Trust Account. Additionally, a court may not uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims which could take priority over those of LSAQ’s public stockholders. If LSAQ liquidates the Trust Account before the completion of a business combination and distributes the proceeds held therein to its public stockholders, the Sponsor has contractually agreed that it will be liable to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us, but only if such a vendor or prospective target business does not execute such a waiver. However, LSAQ cannot assure you that they will be able to meet such obligation. Therefore, the per-share distribution from the Trust Account for our stockholders may be less than $10.00 due to such claims.
Additionally, if LSAQ is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in LSAQ’s bankruptcy estate and subject to the claims of third parties with priority over the claims of its stockholders. To the extent any bankruptcy claims deplete the Trust Account, LSAQ may not be able to return $10.00 to our public stockholders.
Any distributions received by LSAQ stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, LSAQ was unable to pay its debts as they fell due in the ordinary course of business.
LSAQ’s Certificate of Incorporation provides that it will continue in existence only until the date that is 24 months from the closing of the IPO, or November 24, 2022. If LSAQ is unable to consummate a transaction within the required time periods, upon notice from LSAQ, the trustee of the Trust Account will distribute the amount in its Trust Account to its public stockholders. Concurrently, LSAQ shall pay, or reserve for payment, from funds not held in trust, its liabilities and obligations, although LSAQ cannot assure you that there will be sufficient funds for such purpose.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $406,405 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe or for working capital purposes (provided that the funds released for working capital purposes may not exceed $250,000 annually).
However, we may not properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, third parties may seek to recover from our stockholders amounts owed to them by us.
If, after we distribute the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors.
The announcement of the Business Combination could disrupt the Combined Company’s relationships with its customers, members, providers, business partners and others, as well as its operating results and business generally.
Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on the Combined Company’s business include the following:
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its employees may experience uncertainty about their future roles, which might adversely affect the Combined Company’s ability to retain and hire key personnel and other employees;

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customers, business partners and other parties with which the Combined Company maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with the Combined Company or fail to extend an existing relationship or subscription with the Combined Company; and

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the Combined Company has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact the Combined Company’s results of operations and cash available to fund its business.
Stockholder litigation and regulatory inquiries and investigations are expensive and could harm LSAQ’s business, financial condition and operating results and could divert management attention.
In the past, securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities have often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination. Any stockholder litigation and/or regulatory investigations against LSAQ, whether or not resolved in LSAQ’s favor, could result in substantial costs and divert LSAQ’s management’s attention from other business concerns, which could adversely affect LSAQ’s business and cash resources and the ultimate value LSAQ’s stockholders receive as a result of the Business Combination.

The Initial Stockholders who own shares of common stock and Private Placement Warrants will not participate in liquidation distributions and, therefore, they may have a conflict of interest in determining whether the Business Combination is appropriate.
As of the Record Date, the Initial Stockholders owned an aggregate of 10,011,301 shares of common stock and 3,146,453 shares of common stock underlying Private Placement Warrants. They have waived their right to redeem these shares, or to receive distributions with respect to these shares upon the liquidation of the Trust Account if LSAQ is unable to consummate a business combination. Based on a market price of $9.96 per share of common stock on September 10, 2021, the value of these shares was $31,338,672. The shares of common stock acquired prior to the IPO will be worthless if LSAQ does not consummate a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting Science 37 as a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of the Business Combination are appropriate and in LSAQ’s public stockholders’ best interest.
LSAQ is requiring stockholders who wish to redeem their public shares in connection with a proposed business combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising their rights.
LSAQ is requiring stockholders who wish to redeem their common stock to either tender their certificates to Continental or to deliver their shares to Continental electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the Meeting. In order to obtain a physical certificate, a stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is LSAQ’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because we do not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. While we have been advised that it takes a short time to deliver shares through the DWAC System, we cannot assure you of this fact. Accordingly, if it takes longer than LSAQ anticipates for stockholders to deliver their common stock, stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their common stock.
LSAQ will require its public stockholders who wish to redeem their public shares in connection with the Business Combination to comply with specific requirements for redemption described above, such redeeming stockholders may be unable to sell their public shares when they wish to in the event that the Business Combination is not consummated.
If LSAQ requires public stockholders who wish to redeem their public shares in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not consummated, LSAQ will promptly return such certificates to its public stockholders. Accordingly, investors who attempted to redeem their public shares in such a circumstance will be unable to sell their securities after the failed acquisition until LSAQ has returned their securities to them. The market price for shares of our common stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not seek redemption may be able to sell their securities.
If LSAQ’s security holders exercise their registration rights with respect to their securities, it may have an adverse effect on the market price of LSAQ’s securities.
LSAQ’s Initial Stockholders are entitled to make a demand that it register the resale of their insider shares at any time commencing three months prior to the date on which their shares may be released from escrow. Additionally, our Initial Stockholders, officers and directors are entitled to demand that LSAQ register the resale of the shares underlying any securities our Initial Stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us at any time after LSAQ consummates a business combination. If such persons exercise their registration rights with respect to all of their securities, then there will be an additional 5,148,713 shares of common stock eligible for trading in the public market, including the 2,002,260 founder shares and 3,146,453 shares of common stock to be issued upon the conversion of the Private Placement Warrants. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of LSAQ’s securities.
LSAQ will not obtain an opinion from an unaffiliated third party as to the fairness of the Business Combination to its stockholders.
LSAQ is not required to obtain an opinion from an unaffiliated third party that the price it is paying in the Business Combination is fair to its public stockholders from a financial point of view. LSAQ’s public stockholders therefore, must rely solely on the judgment of the Board.
LSAQ’s directors and officers may have certain conflicts in determining to recommend the acquisition of Science 37, since certain of their interests, and certain interests of their affiliates and associates, are different from, or in addition to, your interests as a shareholder.
LSAQ’s management and directors have interests in and arising from the Business Combination that are different from, or in addition to, your interests as a shareholder, which could result in a real or perceived conflict of interest. These interests include the fact that certain of the shares of common stock and Private Placement Warrants owned by LSAQ’s management and directors, or their affiliates and associates, would become worthless if the Business Combination Proposal is not approved and LSAQ otherwise fails to consummate a business combination prior to November 24, 2022 (unless such date has been extended as described herein).
LSAQ and Science 37 have incurred and expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, the incurrence of these costs will reduce the amount of cash available to be used for other corporate purposes by LSAQ if the Business Combination is completed or by LSAQ if the Business Combination is not completed.
LSAQ and Science 37 expect to incur significant costs associated with the Business Combination. Whether or not the Business Combination is completed, LSAQ expects to incur approximately $1.4 million in expenses excluding deferred underwriting fees. These expenses will reduce the amount of cash available to be used for other corporate purposes by LSAQ if the Business Combination is completed or by LSAQ if the Business Combination is not completed. If the Business Combination is not consummated, LSAQ may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.
The ability of the public stockholders to exercise redemption rights with respect to a large number of shares of LSAQ Common Stock could increase the probability that the Business Combination will be unsuccessful and that LSAQ’s stockholders will have to wait for liquidation in order to redeem their public shares.
Since the Business Combination Agreement requires that LSAQ have, in the aggregate, cash (held both in and outside of the Trust Account) that is equal to or greater than $200.0 million, the probability that the Business Combination will be unsuccessful is increased if a large number of the public shares are tendered for redemption. If the Business Combination is unsuccessful, the public stockholders will not receive their pro rata portion of the Trust Account until the Trust Account is liquidated. If the public stockholders are in need of immediate liquidity, they could attempt to sell their public shares in the open market; however, at such time, the common stock may trade at a discount to the pro rata per share amount in the Trust Account. In either situation, LSAQ’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until LSAQ is liquidated or LSAQ’s stockholders are able to sell their public shares in the open market.
In the event that a significant number of public shares are redeemed, our common stock may become less liquid following the Business Combination.
If a significant number of public shares are redeemed, LSAQ may be left with a significantly smaller number of stockholders. As a result, trading in the shares of the Combined Company may be limited and your ability to sell your shares in the market could be adversely affected. The Combined Company intends to apply to list its shares on Nasdaq, and Nasdaq may not list the common stock on its exchange, which could limit investors’ ability to make transactions in LSAQ’s securities and subject LSAQ to additional trading restrictions.
The Combined Company will be required to meet the initial listing requirements to be listed on Nasdaq. However, the Combined Company may be unable to maintain the listing of its securities in the future.
If the Combined Company fails to meet the continued listing requirements and Nasdaq delists its securities, LSAQ could face significant material adverse consequences, including:
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a limited availability of market quotations for its securities;

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a limited amount of news and analyst coverage for the company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

LSAQ may waive one or more of the conditions to the Business Combination without resoliciting shareholder approval for the Business Combination.
LSAQ may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, LSAQ has the discretion to complete the Business Combination without seeking further shareholder approval. For example, it is a condition to LSAQ’s obligations to close the Business Combination that there be no restraining order, injunction or other order restricting Science 37’s conduct of its business, however, if the Board determines that any such order or injunction is not material to the business of Science 37, then the Board may elect to waive that condition without shareholder approval and close the Business Combination.
LSAQ’s stockholders will experience immediate dilution as a consequence of, among other transactions, the issuance of common stock as consideration in the Business Combination and the PIPE Investment. Having a minority share position may reduce the influence that LSAQ’s current stockholders have on the management of LSAQ.
It is anticipated that upon completion of the Business Combination, LSAQ’s public stockholders (other than the PIPE Investment investors) would retain an ownership interest of approximately 6.0% in the Combined Company, the PIPE Investment investors will own approximately 21.0% of the Combined Company (such that the public stockholders, including the PIPE Investment investors, would own approximately 15.0% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares will retain an ownership interest of approximately 3.9% of the Combined Company and the Science 37 stockholders will own approximately 75.1% of the Combined Company.
The ownership percentages above with respect to the Combined Company does not take into account (i) the redemption of any shares by the LSAQ public stockholders or (ii) the issuance of any additional shares upon the closing of the Business Combination under the Incentive Award Plan. If the actual facts are different from these assumptions (which they are likely to be), the percentage ownership retained by the last stockholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, the Board will not have the ability to adjourn the special meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be completed.
The Board is seeking approval to adjourn the Meeting to a later date or dates if, at the Meeting, LSAQ is unable to consummate the Business Combination. If the Adjournment Proposal is not approved, the Board will not have the ability to adjourn the Meeting to a later date and, therefore, the Business Combination would not be completed.

THE MEETING
General
LSAQ is furnishing this proxy statement/prospectus to the LSAQ stockholders as part of the solicitation of proxies by the Board for use at the Meeting of LSAQ stockholders to be held on [•], 2021 and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about [•], 2021 in connection with the vote on the Proposals. This proxy statement/prospectus provides you with the information you need to know to be able to vote or instruct your vote to be cast at the Meeting.
Date, Time and Place
The Meeting will be held at [•] [•].m., Eastern Time, on [•] and conducted exclusively via teleconference, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice. There will not be a physical location for the Meeting, and you will not be able to attend the meeting in person. The telephonic Meeting can be accessed using the following dial-in information:
U.S. Toll Free 1-877-211-3621
International Toll 1-719-325-2765
Participant Passcode 655 355 1080.
We are pleased to utilize the telephonic stockholder meeting platform to provide ready access and cost savings for our stockholders and LSAQ. The Meeting format allows attendance from any location in the world.
Record Date; Who is Entitled to Vote
LSAQ has fixed the close of business on [•], 2021, as the record date for determining those LSAQ stockholders entitled to notice of and to vote at the Meeting. As of the close of business on [•], 2021, there were 10,011,301 shares of common stock issued and outstanding and entitled to vote, of which 8,009,041 are public shares and 2,002,260 are founder shares held by the Initial Stockholders. Each holder of shares of common stock is entitled to one vote per share on each Proposal. If your shares are held in “street name,” you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions.
In connection with our IPO, we entered into certain letter agreements pursuant to which the Initial Stockholders agreed to vote any shares of common stock owned by them in favor of our initial business combination. The Initial Stockholders also entered into a certain support agreement with Science 37, pursuant to which they agreed to, among other things, vote in favor of the Business Combination Proposal and the other Proposals. As of the date of this proxy statement/prospectus, the Initial Stockholder hold approximately 20% of the outstanding common stock.
Quorum and Required Vote for Shareholder Proposals
A quorum of LSAQ stockholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if a majority of the shares of common stock issued and outstanding is present in person by teleconference or represented by proxy and entitled to vote at the Meeting. Abstentions by teleconference and by proxy will count as present for the purposes of establishing a quorum but broker non-votes will not.
Approval of the Business Combination Proposal, the Governance Proposals (on an advisory basis), the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Approval Proposal will require the approval of a majority of the issued and outstanding shares of common stock. Attending the Meeting either in person by teleconference or represented by proxy and abstaining from voting and a broker non-vote will have the same effect as voting against the Charter Approval Proposal.
Along with the approval of the Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal, and the Nasdaq Proposal and the approval of the Business Combination Proposal are conditions to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to Proposal 2, Proposal 4, Proposal 5 and Proposal 6. If the Charter Approval Proposal and the Nasdaq Proposal are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur. Proposals 3A-3E and Proposal 7 are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective.
Voting Your Shares
Each share of common stock that you own in your name entitles you to one vote on each Proposal for the Meeting. Your proxy card shows the number of shares of common stock that you own.
There are two ways to ensure that your shares of common stock are voted at the Meeting:
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You can vote your shares by signing, dating and returning the enclosed proxy card in the pre-paid postage envelope provided. If you submit your proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted, as recommended by our board. Our Board recommends voting “FOR” each of the Proposals. If you hold your shares of common stock in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that the votes related to the shares you beneficially own are properly represented and voted at the Meeting.

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You can participate in the Meeting and vote during the Meeting even if you have previously voted by submitting a proxy as described above. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way LSAQ can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF THE BUSINESS COMBINATION PROPOSAL (AS WELL AS THE OTHER PROPOSALS).
Revoking Your Proxy
If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
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you may send another proxy card with a later date;

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if you are a record holder, you may notify our proxy solicitor, Advantage Proxy, in writing before the Meeting that you have revoked your proxy; or

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you may participate in the Meeting, revoke your proxy, and vote during the Meeting, as indicated above.

Who Can Answer Your Questions About Voting Your Shares
If you have any questions about how to vote or direct a vote in respect of your shares of common stock, you may contact Advantage Proxy, our proxy solicitor as follows:

Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
No Additional Matters May Be Presented at the Meeting
This Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Approval Proposal, the Governance Proposals (on an advisory basis), the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under the Existing Charter, other than procedural matters incident to the conduct of the Meeting, no other matters may be considered at the Meeting if they are not included in the notice of the Meeting.
Approval of the Business Combination Proposal, the Governance Proposals (on an advisory basis), the Stock Plan Proposal, the ESPP Proposal, the Nasdaq Proposal and the Adjournment Proposal will each require the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting or any adjournment thereof. Approval of the Charter Approval Proposal will require the approval of a majority of the issued and outstanding shares of common stock.
Redemption Rights
Pursuant to the Existing Charter, a holder of public shares may demand that LSAQ redeem such shares for cash in connection with a business combination. You may not elect to redeem your shares prior to the completion of a business combination.
If you are a public stockholder and you seek to have your shares redeemed, you must submit your request in writing that we redeem your public shares for cash no later than 5.00 p.m., Eastern Time on [•], 2021 (at least two business days before the Meeting). The request must be signed by the applicable stockholder in order to validly request redemption. A stockholder is not required to submit a proxy card or vote in order to validly exercise redemption rights. The request must identify the holder of the shares to be redeemed and must be sent to Continental at the following address:
Continental Stock Transfer & Trust Company
1 State Street, 30th floor
New York, NY 10004
Attention: Mark Zimkind, Senior Vice President & Director of Shareholder Services
Email: mzimkind@continentalstock.com
You must tender the public shares for which you are electing redemption at least two business days before the Meeting by either:
•
Delivering certificates representing shares of common stock to Continental, or

•
Delivering the shares of common stock electronically through the DWAC system.

Any corrected or changed written demand of redemption rights must be received by Continental at least two business days before the Meeting. No demand for redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to Continental at least two business days prior to the vote at the Meeting.
Public stockholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination and whether or not they are holders of shares of common stock as of the Record Date. Any public stockholder who holds shares of LSAQ on or before [•], 2021 (at least two business days before the Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the consummation of the Business Combination.

In connection with tendering your shares for redemption, you must elect either to physically tender your share certificates to Continental or deliver your shares to Continental electronically using DTC’s DWAC (Deposit/Withdrawal At Custodian) System, in each case, at least two business days before the Meeting.
If you wish to tender through the DWAC system, please contact your broker and request delivery of your shares through the DWAC system. Delivering shares physically may take significantly longer. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC, and Continental will need to act together to facilitate this request. It is LSAQ’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. LSAQ does not have any control over this process or over the brokers or DTC, and it may take longer than two weeks to obtain a physical stock certificate. Stockholders who request physical stock certificates and wish to redeem may be unable to meet the deadline for tendering their shares of common stock before exercising their redemption rights and thus will be unable to redeem their shares of common stock.
In the event that a stockholder tenders its shares of common stock and decides prior to the consummation of the Business Combination that it does not want to redeem its shares of common stock, the stockholder may withdraw the tender. In the event that a stockholder tenders shares of common stock and the Business Combination is not completed, these shares will not be redeemed for cash and the physical certificates representing these shares will be returned to the stockholder promptly following the determination that the Business Combination will not be consummated. LSAQ anticipates that a stockholder who tenders shares of common stock for redemption in connection with the vote to approve the Business Combination would receive payment of the redemption price for such shares of common stock soon after the completion of the Business Combination.
If properly demanded by LSAQ’s public stockholders, LSAQ will redeem each share into a pro rata portion of the funds available in the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination. As of September 10, 2021, this would amount to approximately $10.00 per share. If you exercise your redemption rights, you will be exchanging your shares of common stock for cash and will no longer own the shares of common stock.
Notwithstanding the foregoing, a holder of the public shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to more than 20% of the shares of common stock.
If too many public stockholders exercise their redemption rights, we may not be able to meet certain closing conditions, and as a result, would not be able to proceed with the Business Combination.
Appraisal Rights
Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination.
Proxies and Proxy Solicitation Costs
LSAQ is soliciting proxies on behalf of the Board. This solicitation is being made by mail but also may be made by telephone or in person. LSAQ and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Any solicitation made and information provided in such a solicitation will be consistent with the written proxy statement/prospectus and proxy card. LSAQ will bear the cost of solicitation. Advantage Proxy, a proxy solicitation firm that LSAQ has engaged to assist it in soliciting proxies, will be paid its customary fee of approximately $7,500 and be reimbursed out-of-pocket expenses.
LSAQ will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. LSAQ will reimburse them for their reasonable expenses.

PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL
We are asking our stockholders to adopt the Merger Agreement and approve the Business Combination and the other transactions contemplated thereby. Our stockholders should read carefully this proxy statement/prospectus in its entirety, including the subsection below titled “The Merger Agreement,” for more detailed information concerning the Business Combination and the terms and conditions of the Merger Agreement. We also urge our stockholders to read carefully the Merger Agreement in its entirety before voting on this Proposal. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
General
On May 6, 2021, LifeSci Acquisition II Corp., a Delaware corporation (“LSAQ”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LSAQ, LifeSci Acquisition II Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of LSAQ (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Science 37”). Pursuant to the terms of the Merger Agreement, a business combination between LSAQ and Science 37 will be effected through the merger of Merger Sub with and into Science 37, with Science 37 surviving the merger as a wholly-owned subsidiary of LSAQ (the “Business Combination”). The board of directors of LSAQ (the “Board”) has unanimously (i) approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by the stockholders of LSAQ.
The Merger Agreement
The following is a summary of the material terms of the Merger Agreement. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.
The Merger Agreement contains representations and warranties that LSAQ and Merger Sub, on the one hand, and Science 37, on the other hand, have made to one another as of specific dates. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules exchanged by the parties to the Merger Agreement. Some of these schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. You should not rely on the representations and warranties described below as current characterizations of factual information about LSAQ or Science 37, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between LSAQ and Merger Sub, and Science 37 and are modified by the disclosure schedules.
Treatment of Science 37 Securities; Merger Consideration
Pursuant to the terms of the Merger Agreement, the outstanding securities of Science 37 will be converted into the merger consideration as follows:
Preferred Stock.   Immediately prior to the Effective Time and subject to the consent of the holders of a majority of the then outstanding shares of Science 37’s Series A, Series B, Series C, Series D and Series D-1 preferred stock, par value $0.0001 per share (collectively, the “Science 37 Preferred Stock”), voting together as a single class on an as-converted basis, each issued and outstanding share of Science 37 Preferred Stock shall be converted into shares of common stock, par value $0.0001 per share, of Science 37 (the “Science 37 Common Stock”) at the then-applicable conversion rates (the “Science 37 Preferred Stock Conversion”).
Warrants.   Prior to the Effective Time, Science 37 will use its commercially reasonable efforts to cause the holder of each outstanding and unexercised warrant to purchase shares of Science 37 Common Stock (“Science 37 Warrant”) to exercise such Science 37 Warrant in exchange for shares of Science 37 Common Stock, provided that, at the Effective Time, each Science 37 Warrant that remains outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant exercisable to receive common stock, par value $0.0001 per share, of LSAQ (the “LSAQ Common Stock”), in accordance with its terms. From and after the Effective Time: (i) each Science 37 Warrant assumed by LSAQ may be exercised solely for shares of LSAQ Common Stock; (ii) the number of shares of LSAQ Common Stock subject to each Science 37 Warrant assumed by LSAQ will be determined by multiplying (A) the number of shares of Science 37 Common Stock, or the number of shares of Science 37 Common Stock issuable upon exercise of the Science 37 Warrant that were subject to such Science 37 Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of LSAQ Common Stock; (iii) the per share exercise price for LSAQ Common Stock issuable upon exercise of each Science 37 Warrant assumed by LSAQ will be determined by dividing the per share exercise price of Science 37 Common Stock subject to the Science 37 Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Science 37 Warrant assumed by LSAQ will continue in full force and effect and the terms and other provisions of such Science 37 Warrant will otherwise remain unchanged. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (i) 100,000,000 divided by (ii) the number of shares of Science 37’s Fully Diluted Capital Stock (as defined in the Merger Agreement).
Common Stock.   At the Effective Time, each share of Science 37 Common Stock (including such shares of Science 37 Common Stock outstanding immediately prior to the Effective Time as a result of the Science 37 Preferred Stock Conversion, but excluding such shares the holders of which perfect rights of appraisal under applicable Delaware law) will be converted into the right to receive such number of shares of LSAQ Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares (as defined below).
Stock Options.   At the Effective Time, each outstanding option to purchase shares of Science 37 Common Stock granted under the Science 37, Inc. 2015 Stock Plan (each, a “Science 37 Option”), whether or not then vested and exercisable, will be converted automatically (and without any required action on the part of such holder of outstanding Science 37 Option) into an option to purchase a number of shares of LSAQ Common Stock equal to the number of shares of Science 37 Common Stock subject to such Science 37 Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), with a per share exercise price equal to the exercise price per share of Science 37 Common Stock of such Science 37 Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding the foregoing, in the event the per share exercise price of a Science 37 Option is greater than or equal to the cash equivalent of a number of shares of LSAQ Common Stock equal to the Exchange Ratio, subject to rounding mechanisms as described in the Merger Agreement, such Science 37 Option shall be cancelled for no consideration.
Earn-Out Shares.   Following the closing of the Business Combination, former holders of shares of Science 37 Common Stock (including such shares received as a result of the Science 37 Preferred Stock conversion) and former holders of Science 37 Options will be entitled to receive their respective pro rata shares of up to 12,500,000 additional shares of LSAQ Common Stock (the “Earn-Out Shares”) if, during the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date, the share price equal to the volume weighted average price of LSAQ Common Stock for a period of at least 20 days out of 30 consecutive trading days:
(i)
is equal to or greater than $15.00, a one-time aggregate issuance of 5,000,000 Earn-Out Shares will be made; and

(ii)
is equal to or greater than $20.00, a one-time aggregate issuance of 7,500,000 Earn-Out Shares will be made.

In respect of a former holder of Science 37 Options, receipt of the Earn-Out Shares is subject to continued services to LSAQ or one of its subsidiaries at the time of the applicable Triggering Event. If there is a change of control of LSAQ or its successor within the three-year period following the closing of the Business Combination that will result in the holders of LSAQ Common Stock receiving a per share price equal to or in excess of any Triggering Event threshold(s), then immediately prior to such change of control, any Triggering Event that has not previously occurred shall be deemed to have occurred and LSAQ shall issue the Earn-Out Shares to the former holders of shares of Science 37 Common Stock and former holders of Science 37 Options in accordance with their respective pro rata shares.

Directors and Executive Officers of the Combined Company Following the Business Combination
Each current member of the Board will cease to be a director upon the consummation of the Business Combination. Effective as of the closing of the Business Combination, the board of directors of the Combined Company will initially consist of at least seven members, one of which will be appointed by LSAQ pursuant to the Merger Agreement, and the remainder of which will be appointed by Science 37 and certain stockholders of Science 37. The initial board of directors of the Combined Company (the “Post-Combination Board”) will be comprised of the following: one director to be designated by LSAQ, the Chief Executive Officer of LSAQ immediately following the closing of the Business Combination, John W. Hubbard (who meets the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Post-Combination Board), Neil Tiwari, Robert Faulkner, Adam Goulburn and Bhooshi de Silva.
Conditions to the Closing of the Business Combination
The obligation of each of LSAQ, Merger Sub and Science 37 to consummate the Business Combination is subject to the satisfaction or waiver, at or prior to the closing of the Business Combination, of various conditions, which include, in addition to other customary closing conditions, the following:
Mutual Conditions
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LSAQ stockholders shall have approved all of the Proposals at the stockholders meeting held for such purpose (the “Meeting”);

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the requisite approval of the stockholders of Science 37 shall have been obtained;

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all waiting periods (and any extensions thereof) applicable to the consummation of the transactions contemplated by the Merger Agreement under the HSR Act shall have expired or been earlier terminated;

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all consents, registrations, approvals, clearances, permits and authorizations from governmental entities required by the Merger Agreement shall have been obtained;

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no governmental entity shall have enacted or issued, any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement;

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the Registration Statement shall have become effective in accordance with the provisions of the Securities Act; no stop order suspending the effectiveness shall have been issued and remain in effect, and no proceedings for that purpose shall have commenced or be threatened by the SEC;

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the transaction documents delivered prior to the closing of the Business Combination shall be in full force and effect and shall not have been rescinded by any of the parties thereto; and

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LSAQ shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

Additional Conditions to LSAQ and Merger Sub’s Obligations to Close
The obligation of LSAQ and Merger Sub to complete the Business Combination is further subject to the satisfaction or waiver of the following additional conditions:
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certain fundamental representations and warranties of Science 37 that are qualified by materiality or material adverse effect standards shall be true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on the Closing Date, except for the fundamental representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time;

•
certain representations of Science 37, other than the fundamental representations, shall be true and correct as of the date of the Merger Agreement and shall be true and correct on the Closing Date except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of such representations and warranties that, in the aggregate, would not have a material adverse effect;
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Science 37 shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

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LSAQ and Merger Sub shall have received a certificate attesting to the satisfaction of the foregoing conditions;

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Science 37 shall have delivered a counterpart of each of the transaction documents to which it is a party to LSAQ; and

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Science 37 shall have delivered to LSAQ a certificate of good standing with respect to Science 37 from the State of Delaware.

Additional Conditions to Science 37’s Obligation to Close
The obligation of Science 37 to complete the Business Combination is further subject to the satisfaction or waiver of the following additional conditions:
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certain fundamental representations and warranties of LSAQ and Merger Sub that are qualified by materiality or material adverse effect standards shall be true and correct in all respects as of the date of the Merger Agreement and shall be true and correct on the Closing Date, except for the fundamental representations made as of an earlier date or time, which need be true and correct only as of such earlier date or time;

•
certain representations of LSAQ and Merger Sub, other than the fundamental representations, shall be true and correct as of the date of the Merger Agreement and shall be true and correct on the Closing Date except (i) for representations and warranties that speak as of a specific date or time (which need be true and correct only as of such date or time) and (ii) for breaches of such representations and warranties that, in the aggregate, would not have a material adverse effect;

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each of LSAQ and Merger Sub shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date;

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Science 37 shall have received a certificate certifying that the foregoing conditions have been satisfied;

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all directors and executive officers of LSAQ shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time;

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LSAQ’s cash balance (after giving effect to funds received from the PIPE investors) shall equal or exceed $200,000,000 (after giving effect to any redemptions exercised by LSAQ stockholders in connection with the Redemption Offer and payment of the outstanding transaction expenses in full), and LSAQ shall have made all arrangements necessary, proper or advisable for the funds in the LSAQ Trust Account to be released upon Closing in accordance the Merger Agreement;

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the shares of LSAQ common stock issuable to the holders of shares of Science 37 common stock pursuant to the Merger Agreement shall have been authorized for listing on Nasdaq upon official notice of issuance;

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LSAQ shall have delivered a counterpart of each of the Transaction Documents to which it is a party to Science 37;

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the Sponsor shall have executed and delivered to Science 37 a lock-up agreement pursuant to which the shares of LSAQ Common Stock held by the Sponsor shall be subject to a lock-up for a period of 180 days from the Closing Date; and

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LSAQ shall have delivered to Science 37 certificates of good standing with respect to LSAQ and the Merger Sub from the State of Delaware.

Representations and Warranties
The Merger Agreement contains customary representations and warranties of the parties thereto with respect to, among other things, (i) entity organization, good standing and qualification, (ii) capital structure,

(iii) corporate authorization to enter into the Merger Agreement, (iv) compliance with laws and permits, (v) taxes, (vi) financial statements and internal controls, (vii) real and personal property, (viii) material contracts, (ix) environmental matters, (x) absence of changes, (xi) employee matters, (xii) litigation, and (xiii) brokers and finders.
The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Business Combination, but their accuracy forms the basis of some of the conditions to the obligations of LSAQ, Merger Sub and Science 37 to complete the Business Combination.
Covenants; Conduct of Business Pending the Business Combination
Science 37 has agreed that, except as permitted by the Merger Agreement and the disclosure schedules, as required by law or COVID-19 related public health measures, or unless LSAQ shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the closing of the Business Combination, Science 37 shall (i) use commercially reasonable efforts to (a) conduct its business in the ordinary course, and (b) preserve its business organization intact, and maintain existing relations with its top suppliers, customers and executive officers and (ii) shall not:
•
adopt or propose any change in its or its subsidiaries’ organizational documents;

•
merge or consolidate itself or any of its subsidiaries with any other entity, except for transactions among its wholly owned subsidiaries;

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adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Science 37 or its Subsidiaries;

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acquire assets outside of the ordinary course of business with a value or purchase price in the aggregate in excess of $1,000,000;

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acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner);

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sell, lease, license or otherwise dispose of any of its material assets or properties (other than intellectual property of Science 37), except for sales, leases and licenses in the ordinary course of business and for sales, leases, licenses with a fair market value not in excess of $1,000,000 in the aggregate or pursuant to existing contracts;

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except pursuant to awards granted under Science 37’s stock plan, issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of Science 37 or any of its subsidiaries or intra-company transactions;

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reclassify, split, combine, subdivide, redeem or repurchase, any of its capital stock or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the net exercise or settlement of awards under Science 37’s stock plan;

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declare, set aside, make or pay any dividend or distribution of any kind, payable with respect to any of its capital stock or enter into any voting agreement;

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make any material loans, advances, guarantees or capital contributions to or investments in any entity (other than Science 37 or any of its direct or indirect wholly-owned subsidiaries), other than in the ordinary course of business;

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incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, or issue or sell any debt securities or warrants or other rights to acquire any debt security, except for indebtedness incurred in the ordinary course of business consistent with past practice, not to exceed $500,000 in the aggregate;

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make or commit to make capital expenditures other than in an amount not in excess of $500,000, in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with Science 37’s annual capital expenditure budget for periods following the date hereof made available to LSAQ;

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enter into any contract that would have been a material contract had it been entered into prior to the date of the Merger Agreement, other than in the ordinary course of business;

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amend or modify in any material respect or terminate any material contract, or waive or release any material rights, claims or benefits under any material contract, in each case, other than in the ordinary course of business;

•
make any material changes with respect to its accounting policies or procedures, except as required by changes in law or GAAP;

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settle any proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $500,000 in the aggregate;

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file any material amended tax return, make, revoke or change any material tax election in a manner inconsistent with past practice, adopt or change any material tax accounting method or period, enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit or other action with a governmental entity of or relating to any material taxes or settle or compromise any claim or assessment by a governmental entity in respect of material taxes, or enter into any tax sharing or similar agreement (excluding any commercial contract not primarily related to taxes), in each case, to the extent such action could reasonably be expected to have any adverse and material impact on LSAQ following the closing of the Business Combination;

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except in the ordinary course of business or pursuant to the terms of any benefit plan in effect as of the date of the Merger Agreement or as required by law, materially increase the annual salary or consulting fees or target annual cash bonus opportunity, of any employee with an annual salary or consulting fees and target annual cash bonus opportunity in excess of $250,000 as of the date of the Merger Agreement, become a party to, establish, adopt, materially amend, or terminate any material benefit plan or any arrangement that would have been a material benefit plan had it been entered into prior to the date of the Merger Agreement, take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan;

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forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any employee, hire any employee or engage any independent contractor (who is a natural person) with annual salary or consulting fees and target annual cash bonus opportunity in excess of $250,000, or terminate the employment of any executive officer other than for cause;

•
sell, assign, lease, exclusively license, pledge, encumber, divest, abandon, allow to lapse or expire any material intellectual property of Science 37, other than grants of non-exclusive licenses in the ordinary course of business to customers for use of the products or services of Science 37 or otherwise in the ordinary course of business;

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become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union contract;

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fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization, consent, license, registration or certificate issued by any governmental entity that is material to the conduct of its business, taken as a whole;

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file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;

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fail to maintain, cancel or materially change coverage under, in a materially detrimental manner, any insurance policy maintained with respect to Science 37 and its subsidiaries and their assets and properties;

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enter into any material new line of business outside of the business currently conducted by Science 37 as of the date of the Merger Agreement; or

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agree or authorize to do any of the foregoing.

LSAQ has agreed that, except as permitted by the Merger Agreement or any other agreement entered into in connection with the Merger Agreement, as required by law or COVID-19 related public health measures, or unless Science 37 shall have provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the closing of the Business Combination, each of LSAQ and its subsidiaries shall (i) conduct its business and operations in the ordinary course of business and consistent with its past practices and (ii) shall not:
•
change, modify or amend, or seek any approval from its stockholders to change, modify or amend, the Trust Agreement (or any other agreement relating to the Trust Account), the Existing Charter or the Existing Bylaws or the organizational documents of Merger Sub;

•
declare, set aside or pay any dividends on, or make any other distributions of any form in respect of any of its outstanding capital stock;

•
split, combine, reclassify or otherwise change any of its capital stock;

•
repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in LSAQ, other than the redemption of any shares of LSAQ Common Stock except as required by its organizational documents;

•
enter into, or permit any of the assets owned or used by it to become bound by any new contract;

•
enter into, renew, amend or terminate, or waive or release any rights, claims or benefits under, any material respect, any transaction or contract with an affiliate of LSAQ or Merger Sub;

•
incur or assume, directly or indirectly any indebtedness or guarantee any indebtedness of another;

•
make any loans, advances, guarantees or capital contributions to anyone other than to Science 37 or a wholly-owned subsidiary Science 37;

•
make any changes with respect to its accounting policies or procedures except as may be required by law or GAAP;

•
issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of LSAQ or any subsidiary or any options, warrants, convertible securities or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of LSAQ or any of its subsidiaries, other than in connection with the exercise of any warrants outstanding on the date of the Merger Agreement;

•
amend, modify or waive any of the terms or rights set forth in any warrant or the warrant agreement other than pursuant to the Sponsor Support Agreement;

•
except as contemplated by the Stock Plan Proposal and the ESPP Proposal enter into, adopt or amend any employee benefit plan or enter into any employment contract or collective bargaining agreement or hire any employee or any other individual to provide services to LSAQ or its subsidiaries following the closing of the Business Combination;

•
file any material amended tax return, make, revoke or change any material tax election, adopt or change any material tax accounting method or period, enter into any agreement with a governmental entity with respect to material taxes, settle or compromise any examination, audit, claim or assessment or other action with a governmental entity of or relating to any material taxes or settle or enter into any tax sharing agreement (excluding any commercial contract not primarily related to Taxes);

•
merge or consolidate with, or purchase any assets or equity securities of, any entity or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation or restructuring;

•
make any capital expenditures;

•
make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person;

•
enter into any new line of business; or

•
agree or authorize to do any of the foregoing.

Non-Solicitation Restrictions; Duty to Recommend
LSAQ has agreed that from the date of the Merger Agreement to the Effective Time, it will not take, nor will it permit any of its affiliates or representatives to, initiate any negotiations with, or enter into any agreement with, any party which is may result in a business combination other than with Science 37. Science 37 has agreed that from the date of the Merger Agreement to the Effective Time, it will not, and will use reasonable best efforts to cause its representatives not to, initiate any negotiations with any party, or provide non-public information or data concerning it or its subsidiaries to any party relating to, an Acquisition Proposal or Alternative Transaction (as such terms are defined in the Merger Agreement) or enter into any agreement relating to such a Proposal; however, Science 37 may initiate negotiations with any party with respect to the purchase of assets or businesses by Science 37, so long as such transaction is not an Acquisition Proposal or Alternative Transaction.
LSAQ also agreed to recommend in this proxy statement/prospectus that stockholders approve the Business Combination and the other Proposals being presented at the Meeting.
Termination of the Merger Agreement
The Merger Agreement may be terminated at any time prior to the Effective Time as follows:
•
by mutual written consent of LSAQ and Science 37;

•
by either LSAQ or Science 37 if the other party has breached its representations, warranties, covenants or agreements in the Merger Agreement such that the conditions to closing cannot be satisfied and such breach cannot be cured within certain specified time periods, provided that the party seeking to breach is not itself in breach of the Merger Agreement;

•
by either LSAQ or Science 37 if the Business Combination is not consummated by 5:00 p.m. (New York Time) on or before November 6, 2021, provided that, the failure to consummate the Business Combination by that date is not due to a material breach by the party seeking to terminate and which such breach is the proximate cause for the conditions to close not being satisfied;

•
by either LSAQ or Science 37 if a governmental entity will have issued a law or final, non-appealable governmental order, rule or regulation permanently enjoining or prohibiting the consummation of the Business Combination, provided that, the party seeking to terminate cannot have breached its obligations under the Merger Agreement and such breach has proximately contributed to the governmental action;

•
by either LSAQ or Science 37 if the LSAQ stockholders do not approve the Merger Agreement at a meeting held for that purpose;

•
by written notice from LSAQ to Science 37 if the Science 37 stockholders do not approve the Merger Agreement; or

•
by written notice from Science 37 to LSAQ if the Board will have publicly withdrawn, modified or changed in an adverse manner its recommendation to vote in favor of the Business Combination and other Proposals.

The foregoing summary of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the actual Merger Agreement, which is filed as Annex A hereto, and which is incorporated by reference in this report. Terms used herein as defined terms and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.
Certain Related Agreements
Support Agreements. In connection with the execution of the Merger Agreement, LifeSci Holdings, LLC (the “Sponsor”) entered into a support agreement (the “Sponsor Support Agreement”) with LSAQ and Science 37 pursuant to which the Sponsor has agreed (i) to vote all shares of LSAQ Common Stock beneficially owned by it in favor of the Business Combination and related matters, (ii) to cooperate in the preparation of the Combined Company’s periodic reports and other filings that may be made after the consummation of the Business Combination and (iii) to amend the agreement relating to the Private Placement Warrants held by the Sponsor or enter into such other agreement such that they shall represent the right to receive 3,146,453 shares of LSAQ Common Stock at the Effective Time.
In addition, in connection with the execution of the Merger Agreement, certain stockholders of Science 37 owning approximately 73.8% of the voting power of Science 37 entered into a support agreement (the “Science 37 Holders Support Agreement”) with LSAQ and Science 37 pursuant to which such stockholders agreed to vote all shares of Science 37 Common Stock beneficially owned by them in favor of the Business Combination and related matters.
Subscription Agreements/PIPE Investment.   In connection with the execution of the Merger Agreement, LSAQ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of LSAQ Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and LSAQ has agreed to sell to the Subscribers, an aggregate of 20,000,000 shares of LSAQ Common Stock, for an aggregate purchase price of $200,000,000 at $10.00 per share. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
Amended and Restated Registration Rights Agreement.   In connection with the closing of the Business Combination, Science 37, LSAQ and certain stockholders of LSAQ and certain stockholders of Science 37 who will receive shares of LSAQ Common Stock pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement (“Registration Rights Agreement”), which will become effective upon the consummation of the Business Combination.
Lock-up Agreement and Arrangements.
In connection with the execution of the Merger Agreement, the Sponsor entered into a lock-up agreement (the “Sponsor Lock-Up Agreement”) with LSAQ, pursuant to which the Sponsor agreed, subject to certain customary exceptions, not to:
i.
offer, pledge, sell, contract to sell or otherwise dispose of, directly or indirectly, any, any shares of LSAQ Common Stock or Private Placement Warrants held by it immediately after the Effective Time, or enter into a transaction that would have the same effect, whether any of such transactions are to be settled by delivery of such shares of LSAQ Common Stock, Private Placement Warrants, in cash or otherwise;

ii.
enter into transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such shares of LSAQ Common Stock or Private Placement Warrants, whether any of such transactions are to be settled by delivery of such shares of LSAQ Common Stock, Private Placement Warrants, in cash or otherwise; or

iii.
publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any “Short Sales” (as defined in the Sponsor Lock-Up Agreement) with respect to any security of LSAQ;

from the Closing Date until the date that is 180 calendar days thereafter, provided, however, that the restrictions set forth in the Sponsor Lock-up Agreement do not apply to (1) transfers or distributions to such stockholders current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act) or to the estates of any of the foregoing; (2) transfers by operation of law; (3) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of such shares of LSAQ Common Stock or Private Placement Warrants so long as the plan does not provide for transfer of such shares of LSAQ Common Stock or Private Placement Warrants during the 180-calendar day period; (4) gifts to a charitable organization; (5) transfers in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt trans-action or enforcement thereunder; (6) transfers to LSAQ or Science 37; (7) transfers to (A) LSAQ’s or Science 37’s officers or directors or

(B) any affiliates or family members of LSAQ’s or Science 37’s officers or directors; (8) the exercise of warrants to purchase shares of LSAQ Common Stock and any related transfer of shares of LSAQ Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such warrants or (B) for the purpose of paying the exercise price of such warrants or for paying taxes due as a result of the exercise of such warrants, it being understood that all shares of LSAQ Common Stock received upon such exercise or transfer will remain subject to the restrictions set forth in the Sponsor Lock-Up Agreement during the 180-calendar day period, or (9) transactions relating to shares of LSAQ Common Stock or Private Placement Warrants acquired in open market transactions, in each of clauses (1), (2), (3), (4) and (7), where the transferee agrees to be bound by the terms of the Sponsor Lock-Up Agreement. Notwithstanding the foregoing, if after consummation of the Business Combination, there is a “Change of Control” of LSAQ (as defined in the Sponsor Lock-up Agreement), all of the shares of LSAQ Common Stock and the Private Placement Warrants, in each case, subject to the restrictions set forth in the Sponsor Lock-Up Agreement will be automatically released from such restrictions.
In addition, in connection with the closing of the Business Combination, LSAQ will amend its Existing Bylaws so that current stockholders of Science 37 who will receive LSAQ Common Stock as a result of the Business Combination will be similarly restricted. Please see the Combined Company Bylaws attached to this proxy statement/prospectus as Annex C.
Indemnification Agreements.   At the Effective Time, LSAQ has agreed to enter into customary indemnification agreements, in form and substance reasonably acceptable to Science 37, with the directors and executive officers of the Combined Company.
Director Nomination Agreement.   Immediately prior to the Effective Time, LSAQ and certain stockholders of Science 37 will enter into a Director Nomination Agreement pursuant to which each party will agree that the Post-Combination Board will initially consist of at least seven members, one of which will be appointed by LSAQ pursuant to the Merger Agreement, and the remainder of which will be appointed by Science 37. The initial Post-Combination Board will be comprised of the following: one director to be designated by LSAQ, the Chief Executive Officer of the Combined Company immediately following the closing of the Business Combination, John W. Hubbard (who meets the independence requirements under Rule 10A-3 promulgated under the Exchange Act with respect to service on the audit committee of the Post-Combination Board), Neil Tiwari, one independent director to be designated by certain affiliates of Redmile Group, LLC, one independent director to be designated by certain affiliates of Lux Capital Management, LLC and one independent director to be designated by Pharmaceutical Product Development, LLC. The Director Nomination Agreement will also provide, among other things, that from and after the closing of the Business Combination and until such time as it holds less than 10.0% of the issued and outstanding common stock of the Combined Company, each of these LSAQ stockholders will be entitled to nominate one person for election as a director of the Post-Combination Board at the applicable meeting of the stockholders of the Combined Company, and subject to the Post-Combination Board’s fiduciary duties, the Post-Combination Board will recommend these directors for stockholder approval.
Background of the Business Combination
LSAQ was incorporated as a blank check company on December 18, 2019, under the laws of the State of Delaware, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Although LSAQ’s efforts to identify a prospective target business were not to be limited to any particular industry or geographic location, LSAQ intended to focus on businesses operating in North America in the healthcare industry.
On November 24, 2020, LSAQ consummated the IPO of 7,500,000 shares of LSAQ Common Stock, and on November 24, 2020, the underwriters exercised the over-allotment option in part for an additional 509,041 shares of LSAQ Common Stock. The shares of LSAQ Common Stock were sold at an offering price of $10.00 per LSAQ Share, generating total gross proceeds of $80,090,410. LifeSci Capital LLC and Ladenburg Thalmann acted as joint book-running managers for the IPO. At the time of consummation of the IPO, pursuant to the Business Combination Marketing Agreement, LSAQ also engaged LifeSci Capital LLC and Ladenburg Thalmann as advisors in connection with LSAQ’s initial business combination to assist LSAQ in holding meetings with shareholders to discuss the potential business combination and the target business’ attributes, introduce LSAQ to potential investors interested in purchasing LSAQ securities in connection with the initial business combination, assist LSAQ in obtaining shareholder approval for the business combination and assist with press releases and public filings in connection with the business combination. LSAQ will pay LifeSci Capital LLC and Ladenburg Thalmann a cash fee for such services upon the consummation of the initial business combination, including the Business Combination, in an amount equal to 3.5% of the gross proceeds of the IPO, or $2,803,164, with 75% of such fee payable to LifeSci Capital LLC and 25% to Ladenburg Thalmann, or $2,102,373 and $700,791, respectively. The securities in the IPO were registered under the Securities Act on a registration statement on Form S-1 (Registration No. 333-249480). The SEC declared the registration statement effective on November 20, 2020.
Simultaneously with the closing of the IPO, LSAQ consummated the sale of 3,146,453 Private Placement Warrants at a price of $0.90 per warrant in a private placement to the Sponsor, generating gross proceeds of $2,831,809. Each private warrant is exercisable for one (1) share of common stock at an exercise price of $11.50 per warrant and the Private Placement Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants are exercisable on a cashless basis and are non-redeemable so long as they are held by the initial purchasers or their permitted transferees.
After deducting the underwriting discounts, offering expenses, and commissions from the IPO and the sale of the Private Placement Warrants, a total of $80,090,410 was deposited into the Trust Account, and the remaining proceeds of approximately $844,330 were not deposited into the Trust Account and became available to be used for LSAQ’s working capital needs.
In accordance with Trust Agreement, the amounts held in the Trust Account may only be used by LSAQ upon the consummation of a business combination, except that there can be released to LSAQ, from time to time, any interest earned on the funds in the Trust Account that it may need to pay its tax obligations. The remaining interest earned on the funds in the Trust Account will not be released until the earlier of the completion of a business combination and LSAQ’s liquidation. LSAQ must liquidate unless a business combination is consummated by the date that is 24 months from the closing of the IPO, or November 24, 2022.
Immediately after the closing of the IPO on November 24, 2020, the officers and directors of LSAQ began to contact potential candidates for a business combination. In addition, LSAQ was contacted by a number of individuals and entities with respect to business combination opportunities.
LSAQ believes its management team has a unique combination of experience as investors, advisors, and incubators of life science companies and a wide and active network of relationships with particular focus on the biotechnology, medical technology and health care services sectors. Because of this combination of strengths, LSAQ was able to rapidly and efficiently evaluate a wide range of potential business combination candidates, to determine which ones met its transaction criteria, and then to quickly submit proposals for a business combination to final candidates. Transaction criteria established by LSAQ’s management team included the following:
•
Disruptive and innovative healthcare companies, with an emphasis on the life sciences sector;

•
Companies actively considering a public listing with a management team prepared for such business decision; and

•
The potential to increase value post-Business Combination.

Between November 24, 2020 and March 24, 2021, LSAQ reviewed approximately 190 potential business combination candidates and submitted a number of preliminary proposals to certain of these potential targets, including letters of intent to two companies, one of which was Science 37. Of the 190 potential business combination candidates, LSAQ did not provide a formal proposal to 188 of them primarily due to candidate unresponsiveness, lack of a sufficiently innovative drug or device in development, or a management team that was not sufficiently experienced with publicly traded markets and companies. The LSAQ management team held frequent discussions regarding various targets during this period both internally and with a wide range of management teams at potential targets. No discussions regarding a potential business combination with any candidate were held prior to LSAQ’s IPO.

Candidate One:
Because of LSAQ’s extensive network of relationships and expertise in the life sciences space, Candidate One was known to the principals of LSAQ as a leading private company focused on gene editing-based therapies. After LSAQ’s IPO, Candidate One emerged as a priority target for a potential business combination. On January 24, 2021, the companies held an initial conference call to introduce LSAQ to Candidate One and to discuss the potential mutual benefits of pursuing a merger. This introductory call was followed by a series of ongoing conversations via email and calls as part of LSAQ’s scientific and corporate diligence process. On January 25, 2021, LSAQ submitted a potential transaction proposal. After reviewing LSAQ’s proposal, Candidate One declined to explore a merger with LSAQ further, and instead elected to complete a private financing with the intention of accessing the public markets via a subsequent initial public offering.
The Background of LSAQ’s Interactions with Science 37:
Over the course of multiple internal strategy discussions and planning sessions by LSAQ management in November 2020 and February 2021, the tech-enabled healthcare services sector was identified as an area of emphasis in which LSAQ intended to search for a potential business combination target. This focus was driven by substantial internal expertise and potential adverse effects of the ongoing global COVID-19 pandemic. Science 37 was already known to the principals of LSAQ, as certain affiliate businesses of LSAQ had pre-existing relationships with Science 37.
On February 9, 2021, Paul Yook, who manages LifeSci Venture Partners, an affiliate of LSAQ and an approximately 1.9% holder of the voting power of Science 37's capital stock on a fully diluted basis, connected Andrew McDonald with David Coman, the Chief Executive Officer of Science 37, by e-mail in order to discuss potential financing options, including a possible SPAC merger.
Between February 9, 2021 and February 14, 2021, LSAQ and certain members of LifeSci Venture Partners had a number of exchanges via e-mail and telephone to discuss Science 37, including updates regarding the company’s current and future business outlook, anticipated financing plans, and the strengths and weaknesses of Science 37 as a potential merger candidate for LSAQ. Similar conversations continued to occur throughout the duration of negotiations with Science 37.
On February 15, 2021, LSAQ and Science 37 management held an introductory call to discuss Science 37’s business and its plans for future financings, as well as its strategy for going public. LSAQ management gave a presentation regarding the potential benefits to Science 37 of pursuing a SPAC merger with LSAQ.
On February 16, 2021, LSAQ held a call with Rob Faulkner, Chairman of the Science 37 board of directors, during which LSAQ management gave a presentation regarding the advantages of pursuing a SPAC merger with LSAQ as compared to a private financing and subsequent initial public offering. LSAQ management also discussed the competitive strengths of LSAQ as a merger partner as compared to other SPACs, including the lack of public warrant coverage and the comparatively smaller sponsor promote relative to other larger SPACs.
On February 18, 2021, LSAQ held a call with representatives from Perella Weinberg Partners (“PWP”), who served as financial advisors to Science 37. LSAQ and PWP discussed a number of key commercial terms for a potential merger of LSAQ and Science 37, including Science 37’s expectations regarding valuation, capital requirements, transaction timing, and earnout structures, among other items. LSAQ agreed to submit a formal proposal for consideration by Science 37 and their advisors in the form of a preliminary, non-binding Letter of Intent (“LOI”) for the purposes of discussion and illustrating material transaction terms.
Between February 19, 2021 and February 22, 2021, LSAQ and Science 37 management had several exchanges via e-mail and telephone in order to discuss and refine certain terms of LSAQ’s initial proposal to Science 37 prior to a formal LOI submission.
On February 22, 2021, LSAQ submitted two proposed preliminary LOIs to PWP for consideration by Science 37 and its advisors, as well as a presentation that discussed various supporting valuation and market analyses that LSAQ performed to inform its proposals. Proposal 1 contemplated an $850 million pre-money valuation with no earnout shares and a $170 million concurrent private placement, and Proposal 2 contemplated a $650 million pre-money valuation with an additional 30 million shares issuable to Science 37 in the form of performance-based earnouts with tiered stock price-based triggers, and a $170 million concurrent private placement. In both proposals, the consideration to Science 37 shareholders was payable in the form of common stock at the applicable redemption price per share available to the public shareholders of LSAQ stock at the time of closing, which was assumed to be $10.00. Additional proposed terms included a 60-day exclusivity period following the execution of the LOI during which Science 37 could not pursue a transaction external to the transaction with LSAQ, a 180-day lockup period for directors, officers, and shareholders of Science 37, and that the existing lockup applicable to LSAQ’s founder’s shares as of the IPO remain in force, per LSAQ’s IPO prospectus as-filed with the SEC.
On February 23, 2021, LSAQ and PWP had a call to review and discuss LSAQ’s proposals. LSAQ and PWP discussed a number of key commercial terms of LSAQ’s proposals, including a discussion of the various valuation analyses performed by LSAQ supporting a pre-money valuation in the $650 million – $850 million range for Science 37, the potential benefits to both companies’ shareholders of a $650 million initial valuation and an equity-based earnout structure, a discussion of Science 37’s near- and medium-term capital requirements and the appropriate size of concurrent financing, and a proposed allocation of reserved stock for an employee stock option plan. Both parties agreed that a concurrent financing size of approximately $150 million – $200 million would be adequate to meet Science 37’s capital requirements through the next couple of years. Additionally PWP informed LSAQ that Science 37 was in preliminary discussions with several other entities that would be competitive with LSAQ, and that Science 37 had received preliminary indications of interest from certain of those competing entities that valued the company substantially higher than both of LSAQ’s initial proposals. PWP indicated that, in order to remain competitive with other discussions, LSAQ would need to revise its initial offer to a minimum of $1 billion on a pre-money basis. LSAQ reviewed its internal valuation analyses of Science 37 and agreed to revise its proposal to Science 37. Following the call, LSAQ submitted a revised LOI to PWP that contemplated a $1 billion pre-money valuation with no earnouts, payable in the same form as the prior LOIs.
Between February 23, 2021 and March 19, 2021, LSAQ did not receive any substantial communications or feedback from Science 37 regarding its proposal and continued to evaluate a number of alternative opportunities involving other potential merger candidates.
On March 19, 2021, certain representatives from Cowen and Company, who were also acting as financial advisors to Science 37, emailed LSAQ with a revised copy of LSAQ’s most recent LOI and asked to have a call to review the latest proposed terms. Representatives of LSAQ, PWP, and Cowen held a conference call to discuss the revised proposal, which included, among other items: the addition of 10 million performance-based earnout shares, with 5 million shares issuable to Science 37 shareholders if the closing volume weighted average price of the combined company’s common stock is greater than or equal to $12.50 for 20 out of any 30 consecutive trading days within the 36 months following the closing, and 5 million shares issuable if the closing volume weighted average price of the combined company’s common stock is greater than or equal to $15.00 for 20 out of any 30 consecutive trading days within the 36 months following the closing; shortening of the exclusivity period to 30 days and a revision to the terms of the exclusivity period such that it mutually restricted LSAQ and Science 37; a modification of the LSAQ founder’s shares lock-up periods such that the shares would be restricted until the earlier to occur of the one-year anniversary of the closing of the business combination and the date on which the last sale price of the combined company’s common stock equaled or exceeded $12.00 per share for 20 out of any 30 consecutive trading days commencing at least 150 days after the closing, and the addition of LSAQ right to nominate one industry executive to become a member of the combined company’s board of directors, subject to reasonable approval by Science 37. LSAQ agreed to discuss the newly proposed terms internally and return with a further revised LOI.
On March 21, 2021, LSAQ emailed Science 37, PWP, and Cowen with a revised LOI and an explanation of its position for each suggested change. LSAQ’s key proposed changes to the prior LOI included:
•
Revision of the proposed earnout share structure such that the two tranches of earnouts would consist of 5 million shares with a trigger price of $15.00, and 7.5 million shares with a trigger price of $20.00. LSAQ stated that although it viewed the earnout structure as a favorable mechanism to incentivize Science 37 for positive performance in the public market, the $12.50 trigger price in the previously proposed earnout structure did not represent an adequate premium to the anticipated transaction price of $10.00, and that the revised structure would represent a more meaningful milestone and incentive threshold to Science 37 from the perspective of LSAQ’s public shareholders and any potential new investors. In exchange for the increase in the trigger price, LSAQ proposed to increase the size of the second earnout tranche to 7.5 million shares.
•
Revision of the proposed LSAQ founder’s shares lockup period such that it synchronized with the Science 37 shareholder lockup at 180 days. LSAQ stated that although it would accept a more rigorous lockup provision than was provided for per the LSAQ IPO, it would not accept a longer lockup than that of Science 37’s shareholders, regardless of the duration.

LSAQ accepted the majority of the material proposed revisions other than those described above. Science 37 accepted the requested changes to the earnouts and LSAQ founder’s shares lockup.
Between March 22, 2021 and March 23, 2021, representatives of LSAQ, Science 37, PWP, and Cowen exchanged a number of emails as the parties reviewed and discussed various analyses and minor details and revisions of the LOI, including analyses of LSAQ’s shareholder base and anticipated transaction expenses. Based on the transaction expenses analysis, LSAQ and Science 37 mutually agreed to add to the LOI a $6 million limitation on LSAQ’s acceptable out-of-pocket transaction expenses to be borne by the combined company, exclusive of placement agent fees.
On March 23, 2021, LSAQ and Science 37 agreed upon a final version of the LOI for mutual execution, and on March 24, 2021, both parties executed the non-binding LOI.
On March 25, 2021, all parties, including LSAQ, Science 37 management, PWP, Cowen, and counsel and auditors for LSAQ and Science 37, held a conference call to discuss next steps, timing, and logistics of the PIPE Investment and announcement processes.
Between March 29, 2021 and April 9, 2021, LSAQ, Science 37, and both parties’ counsels, auditors, and financial advisors worked through their respective corporate, financial, and legal due diligence processes, collaborated on marketing documents, including the investor presentation, certain relevant legal documents including the PIPE Investment subscription agreements, and established wall crossing procedures. On April 5, 2021, LSAQ engaged Cowen as placement agent in connection with the anticipated PIPE Investment.
On April 10 and 11, 2021, LSAQ, Science 37 management and board, PWP, and Cowen held multiple conference calls to discuss investor targeting strategy and outreach logistics.
Between April 12, 2021 and May 3, 2021, Cowen and LSAQ conducted initial outreach to and wall-crossed a number of potential investors in the PIPE Investment, including existing LSAQ holders and new investors. During this period, LSAQ, Science 37, and Cowen held a number of teleconference calls with investors, and had follow-up conversations and further correspondence with investors as necessary, including providing access to virtual data rooms. LSAQ, Science 37, and Cowen also held frequent conference calls to review investor feedback and the progress of the PIPE Investment.
On April 15, 2021, Loeb & Loeb LLP (“Loeb”), counsel to LSAQ, provided an initial draft of the Merger Agreement to Latham & Watkins LLP (“Latham”), counsel to Science 37.
Between April 26, 2021 and May 3, 2021, LSAQ and Cowen distributed subscription agreements to interested investors, all parties and their respective counsels reviewed and integrated comments, and LSAQ, Science 37, and Cowen finalized the investor syndicate, allocations, and size of the PIPE Investment. During this period, Loeb and Latham also negotiated the terms of, and exchanged several drafts of, the Merger Agreement and related agreements.
On April 29, 2021, the Board held a meeting by teleconference. All members of the Board were present. Also in attendance were other members of LSAQ management. During this meeting, LSAQ management updated the Board on the status of LSAQ’s search for a business combination target, and discussed the contemplated transaction with Science 37. The Board did not discuss any other candidates at this meeting. LSAQ management presented the negotiated terms of the contemplated transaction with Science 37, the management presentation that had been shown to potential investors in the PIPE Investment, and also presented to the Board its financial analyses of the transaction, along with other auxiliary analyses and due diligence reports. LSAQ management also discussed investor feedback to date from the ongoing PIPE

Investment process, and discussed the merits of Science 37 as a merger candidate. The Board unanimously agreed that LSAQ management should continue to execute upon the merger with Science 37.
Between April 29, 2021 and May 6, 2021, Loeb and Latham continued to negotiate the terms of, and exchange drafts of, the Merger Agreement and related agreements.
On May 4, 2021, the Board held a meeting by teleconference. During this meeting LSAQ management updated the Board on the results of the PIPE Investment process and level of investor interest in Science 37. The Board did not discuss any other candidates at this meeting. LSAQ management also reviewed with the Board the terms of the business combination, including the current draft of the Merger Agreement. After discussion of the information presented, the Board unanimously approved the transaction and authorized LSAQ to execute the Merger Agreement and enter into the definitive agreement to merge with Science 37.
Also on May 4, 2021, the board of directors of Science 37 held a meeting by videoconference in which members of Science 37 management and representatives of Latham and Cowen were in attendance. Science 37 management and representatives of Cowen discussed the general status of the potential business combination. Representatives of Latham and the board of directors of Science 37 discussed various aspects of the potential business combination and key terms of the current drafts of the Merger Agreement and related agreements.
Between May 4 and May 7, 2021, LSAQ and Cowen collected executed final subscription agreements from investors.
On May 6, the board of directors of Science 37 unanimously approved the transaction and authorized Science 37 to execute the Merger Agreement and enter into the definitive agreement to merge with LSAQ. Later that same day, the Merger Agreement was signed by LSAQ and Science 37.
On May 7, 2021, before the stock market opened, the transaction was publicly announced and LSAQ filed a Current Report on Form 8-K, including a press release, a copy of the Merger Agreement and a presentation for investors.
LSAQ’s Board’s Reasons for the Approval of the Business Combination
In reaching its decision with respect to the Business Combination, the Board considered the views of LSAQ management regarding the opportunity represented by the proposed transaction, and evaluated a diligence report on Science 37 conducted by LSAQ management and counsel, which included materials provided by Science 37. LSAQ’s diligence process included a review of the following:
•
Public research on the life sciences industry and its prospects in review of Science 37’s historical financial performance and forecast;

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Conference call meetings with Science 37’s management and representatives regarding operations, company services, technology, intellectual property, major suppliers, partners and customers, and growth prospects, both organic and through possible acquisitions, among other customary due diligence matters;

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Review of Science 37’s customer base and sales pipeline, including existing material contracts, near-term prospects and potential for further expansion;

•
Review of competitive landscape and Science 37’s potential for achieving further market penetration; and

•
Review of certain other legal, intellectual property and financial due diligence.

Based on the Board’s review of the above diligence prepared by LSAQ management, the Board supported the decision to enter into the merger agreement. The key factors supporting their decision included the following:
•
Unique and Highly Disruptive Business Model:   Science 37’s Decentralized Clinical Trial Platform presents a highly disruptive opportunity within the clinical research industry, allowing for potentially accelerated clinical trial enrollments, improved diversity within research populations, and improved access for patient populations with rare diseases and poor geographic access to trial sites.

•
Substantial Regulatory and Industry Tailwinds Related to Recent Technological Advancements and the COVID-19 Pandemic:   In light of the COVID-19 pandemic and recent logistical technology developments, the FDA has reiterated its support of decentralized clinical trials as a highly beneficial and potentially necessary next step for the clinical research industry. Similarly, life sciences companies have increasingly embraced the logistical flexibility and operational advantages offered by decentralized clinical trial solutions. The Board believes that Science 37’s business is well positioned to capitalize on these trends.

•
Compelling Customer Base and Demonstrated Proof of Concept:   Science 37’s existing customers include major biotech, pharmaceutical and diagnostics companies, as well as collaborations with other major contract research organizations (“CROs”). The Board believes that Science 37’s strong execution on trials with major partners and continued engagement and expansion provides meaningful validation of the platform, its prospects for future growth, and its differentiation from competitors.

•
Attractive Opportunity for Growth Provides Compelling Entry Point for Investors:   Science 37 has seen substantial growth in revenues, bookings and qualified sales funnel over the past 24 months, and successful execution of its business plan is expected to maintain a similar trajectory.

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Validation by Other Industry Peers:   Science 37 has established a number of collaborations with major industry peers, including other CROs. The Board believes that these partnerships will help drive further access to business development opportunities, and these collaborations are reflective of Science 37’s strong competitive positioning.

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Strong Institutional Backing:   Science 37 is supported by a number of well-known investors, including Lux Capital, Redmile Group, PPD, GV, Amgen, Novartis, Sanofi Ventures, Mubadala and Glynn Capital. The Board believes that the continued support by top tier venture capital and strategic investors demonstrates the confidence of insiders and major industry players in the company and its business model.

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Experienced Management Team and Track Record of Success:   David Coman, Science 37’s Chief Executive Officer, joined Science 37 in November 2019 from eResearchTechnology, Inc (“ERT”), a global data and technology company that helps minimize risk in clinical trials, where he led its data and analytics business after serving as the company’s chief strategy officer. Prior to ERT, Coman founded the Digital Patient business at Quintiles IMS Holdings, Inc. (now IQVIA Holdings Inc.) while also serving as the company’s chief marketing officer. During his more than 25 years of experience Coman helped pioneer some of the industry’s first decentralized trials while driving significant growth and enterprise value. Mike Zaranek, Science 37’s Chief Financial Officer, joined Science 37 in April 2020 and was previously Vice President of Finance for IQVIA’s Contract Sales & Medical Solutions, which had over $800 million in revenues and operated in over 30 countries.

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Familiarity of Management with Science 37:   Certain members of management of LSAQ associated with LifeSci Venture Partners had historical familiarity with Science 37 and the information about its business and growth opportunities that were presented to the Board.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
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Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

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Liquidation of LSAQ. The risks and costs to LSAQ if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in LSAQ being unable to effect a business combination by November 2022 and force LSAQ to liquidate and the warrants to expire worthless.

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Stockholder Vote. The risk that LSAQ’s stockholders may fail to provide the votes necessary to effect the Business Combination.

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Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within LSAQ’s control.

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Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•
Other Risks. Various other risks associated with the Business Combination, the business of LSAQ and the business of Science 37 described under the section entitled “Risk Factors.”

Based on the financial analysis of Science 37 considered in approving the Business Combination, including a comparison of comparable companies, the Board determined that Science 37 had a pre-money valuation of approximately $1.0 billion. As of May 6, 2021, the date the Merger Agreement was executed, the balance of funds in the Trust Account (excluding any deferred underwriters’ fees and taxes payable on the income earned on the Trust Account) was approximately $80 million and the threshold amount for satisfaction of the 80% test was therefore approximately $64 million. Accordingly, the Board determined that at the time the Merger Agreement was entered into, Science 37 had a fair market value of at least 80% of the value of the Trust Account. In addition to considering the factors described above, the Board also considered that some officers and directors of LSAQ may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of LSAQ’s stockholders (see “Proposal 1 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination”). LSAQ’s independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Merger Agreement and the Business Combination:
The Board concluded that the potential benefits that it expected LSAQ and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board unanimously determined that the Merger Agreement and the Business Combination were advisable, fair to, and in the best interests of, LSAQ and its stockholders.
Summary of LSAQ Financial Analysis
The following is a summary of the material financial analyses prepared and reviewed by LSAQ in connection with the valuation of Science 37. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by us nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the Board. We may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be our view of the actual value of Science 37. Some of the summaries of the financial analyses set forth below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses performed by us. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying our financial analyses and the Board’s recommendation.
In performing our analyses, we made numerous material assumptions with respect to, among other things, timing of revenue streams, pace of new client acquisition, timing of receipt of regulatory approvals that may be needed, characterization of the products, the timing of, and amounts of, any payments from contracts or collaborations, the entry by Science 37 into license or collaboration agreements, market size, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of LSAQ, Science 37, or any other parties to the Business Combination. Further, we specifically assumed:
•
Science 37 will be able to continuously execute on its business plan, both in terms of existing operations and opportunities for future expansion; and

•
The cash delivered to Science 37 at the closing of the Business Combination will be sufficient to finance Science 37 for the next several years, allowing for the achievement of meaningful catalysts and value creation as a result of the closing of the Business Combination.

None of Science 37, LSAQ, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Science 37 do not purport to be appraisals or reflect the prices at which Science 37 shares may actually be valued. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following analysis, to the extent that it is based on market data, is based on market data as it existed on or before April 28, 2021 and is not necessarily indicative of current market conditions.
Selected Comparable Public Company Analysis
LSAQ reviewed certain financial information of Science 37 and compared it to certain comparable disruptive, tech-enabled healthcare and life sciences services companies, selected based on LSAQ’s experience and the professional judgment of its management team. LSAQ identified the following criteria as significant in determining whether a company was considered to be comparable:
•
Industry of Operations:   Science 37 operates within the clinical research industry, and provides services to various clients within the life sciences space. Other companies with similar profiles in terms of clientele and service offerings share a number of characteristics with respect to market opportunity, revenue cycle, and regulatory environment, among others.

•
Disruptive, Technology-Enabled Services:   Science 37’s integration of technology into their service offerings presents the opportunity for potentially improved gross margins and greater ease of servicing incremental clients in the future relative to traditional clinical research organizations (CROs). As a result, LSAQ management believes that Science 37 has the potential to disrupt the existing CRO landscape. Other disruptive, technology-enabled healthcare services companies were considered highly relevant comparables.

•
Public, High-Growth Companies:   LSAQ management believes that Science 37’s high potential for near-term growth was a key characteristic when considering an appropriate valuation. Certain publicly traded companies with the potential for meaningful near-term growth, per Wall Street research estimates and company projections, were considered to be more relevant comparables.

None of the selected companies has characteristics identical to Science 37. Some of the companies have greater resources than does Science 37, and their businesses may be more mature than Science 37’s. An analysis of selected publicly traded companies is not purely quantitative; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading values of the companies reviewed. LSAQ believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, LSAQ also made qualitative judgments, based on its experience and the professional judgment of its management team, concerning differences between the operational, business and/or financial characteristics of Science 37 and the selected companies to provide a context in which to consider the results of the quantitative analysis.
LSAQ considered certain financial and operating data for selected comparable disruptive, tech-enabled healthcare and life sciences services companies that LSAQ deemed relevant for analysis, including the criteria set forth above.

Each of the following selected comparable companies was deemed by LSAQ to be sufficiently comparable to Science 37 to warrant inclusion in LSAQ’s analysis. These companies were presented to and considered by the Board (on April 28, 2021):
	3-Month % Stock Perf.	Valuation			Projected Sales ($M)					‘21 – ‘23 Sales CAGR	Implied EV/Sales Multiple
Company		Equity Value ($M)		Enterprise Value ($M)	LTM/2020	2021E	2022E	2023E	2024E		LTM/2020	2021E	2022E	2023E	2024E
Teladoc	-29.1%		$28,767	$29,462	$1,367	$1,980	$2,614	$3,361	$4,350	30.3%	21.6x	14.9x	11.3x	8.8x	6.8x
GoodRx	-16.8%		$15,765	$15,501	$551	$749	$1,040	$1,385	$1,871	36.0%	28.1x	20.7x	14.9x	11.2x	8.3x
1LifeHealthcare	-11.1%		$6,129	$5,858	$380	$482	$600	$747	$471	24.5%	15.4x	12.1x	9.8x	7.8x	12.4x
American Well	-51.0%		$4,098	$3,086	$245	$266	$339	$424	$570	26.3%	12.6x	11.6x	9.1x	7.3x	5.4x
Sema4	8.1%		$3,497	$2,997	$190	$265	$360	$504	NA	37.9%	15.8x	11.3x	8.3x	5.9x	—
Hims	-25.4%		$2,345	$2,495	$149	$202	$240	$287	$393	19.2%	16.8x	12.3x	10.4x	8.7x	6.3x
Butterfly Network	-19.9%		$2,760	$3,115	$44	$78	$138	$235	$334	73.5%	70.8x	39.9x	22.6x	13.2x	9.3x
Nano-X	-50.7%		$1,636	$1,424	$0	$1	$51	$220	$571	NM	—	NM	27.8x	6.5x	2.5x
Quantum-Si	1.0%		$1,517	$980	$0	$0	$17	$49	$104	NM	—	—	57.7x	20.0x	9.4x
Nautilus Biotech	1.7%		$1,479	$1,093	$0	$0	$4	$17	$77	NM	—	—	NM	64.3x	14.2x
ShareCare	-15.1%		$4,143	$3,742	$330	$396	$512	$629	NA	26.0%	11.3x	9.4x	7.3x	5.9x	—
Talkspace	-14.9%		$1,635	$1,385	$74	$125	$205	$285	NA	51.0%	18.7x	11.1x	6.8x	4.9x	—
SomaLogic	NA		$2,548	$1,862	$48	$33	$85	$111	NA	82.3%	38.8x	55.9x	21.9x	16.8x	—
Phreesia	-17.9%		$2,656	$2,451	$149	$147	$184	$223	$271	23.5%	16.5x	16.7x	13.3x	11.0x	9.1x
Health Catalyst	10.7%		$2,517	$2,442	$189	$228	$275	$330	$397	20.4%	12.9x	10.7x	8.9x	7.4x	6.2x
Certara	-5.3%		$5,005	$5,037	$244	$280	$321	$366	$430	14.3%	20.7x	18.0x	15.7x	13.8x	11.7x
Veeva	2.3%		$43,618	$42,018	$1,465	$1,448	$1,764	$2,097	$2,503	20.3%	28.7x	29.0x	23.8x	20.0x	16.8x
High	10.7%		$43,618	$42,018	$1,465	$1,980	$2,614	$3,361	$4,350	82.3%	70.8x	55.9x	57.7x	64.3x	16.8x
Mean	-14.6%		$7,654	$7,350	$319	$393	$515	$663	$949	34.7%	23.5x	19.5x	16.8x	13.7x	9.1x
Median	-15.0%		$2,760	$2,997	$189	$228	$275	$330	$430	26.2%	17.7x	13.6x	12.3x	8.8x	9.1x
Min	-51.0%	-$	686	$0	$0	$0	$4	$17	$0	14.3%	6.8x	4.9x	2.5x	2.5x	2.5x
Science 37	—		—	—	$24	$52	$102	$182	$261	87.1%	—	—	—	—	—
Based on the analysis of certain selected public comparable companies, which LSAQ deemed relevant based on the professional judgment and expertise of its management team, LSAQ reviewed the range of enterprise values implied for Science 37 based on trading multiples of its selected peers, and certain of Science 37’s financial projections, as set forth below:
Science 37 Projected Sales ($M)					2021 – 2023 Sales % CAGR
LTM/2020	2021E	2022E	2023E	2024E
$24	$52	$102	$182	$261	87.1%
In preparing the projected sales figures above, Science 37 made the following assumptions:
•
Science 37 estimated that the serviceable addressable market (“SAM”) for Science 37 was approximately $60 billion, which represents roughly 31% of global research and development spending for the biopharmaceutical industry. Science 37 expects that its SAM will continue to grow at an approximately 6% compound annual growth rate from 2021 through 2026. Science 37's forecasted 2025 revenues represent less than 1% of its total current SAM.

•
Science 37 assumed that the penetration rate for its offerings will increase at a rate of two to three times the overall SAM growth over the horizon period. The market demand for its offerings as evidenced by Science 37's qualified sales pipeline increased year-over-year in excess of 400% from Q1 2020 to Q1 2021.

•
Science 37 estimated that it would convert approximately 25% of its qualified pipeline into gross bookings, which is modestly higher than its historical average but attributable in part to its estimated increase in the number of sales personnel as well as expected investments in Science 37's go-to-market strategies. Additionally, the actual dollar volume of Science 37's requests for proposals has exceeded the targeted budgeted volume where the 25% conversion rate was assumed.

•
Science 37 assumed a 30% cancellation rate from gross bookings, which it considered to be a conservative assumption based on what Science 37 believed to be an average cancellation rate of approximately 15% for the industry as a whole.

•
Science 37 did not assume any meaningful increase in the pricing or in the average project size compared to what was in place at the time the projections were established. The gross margins assumed in the projections are consistent with this revised pricing strategy that Science 37 implemented in Q4 2020. Specifically, Science 37 assumed increases of approximately 27% (from 5% to 32% ) and 14% (from 32% to 46% ), respectively, in its gross margin in 2021 and 2022 as a result of lower-margin legacy pricing for backlog projects that would be completed by June 30, 2022, and a gradual expansion of gross margins to up to approximately 55% in 2025 to fully reflect its revised pricing strategy and scale.

Science 37 believed and continues to believe these assumptions were reasonable given overall expected market growth as well as its historical results, differentiated offerings and expected customer demand for increasing DCT offerings outsourced by third-party providers.
When considering the projected sales figures above, LSAQ management considered the following factors and made the following assumptions:
•
continued industry and regulatory support and enthusiasm for decentralized clinical trial solutions;

•
continued industry tailwinds for decentralized clinical trials, including as a result of the ongoing COVID-19 pandemic and the historical delays and dropout rates associated with traditional clinical trials;

•
continued increases in the amount spent annually on biopharmaceutical research and development and the size of Science 37’s serviceable available market;

•
Science 37’s historical revenue, backlog and bookings figures and growth rates;

•
Science 37’s continued ability to deliver competitively differentiated solutions to the biopharma and diagnostics industries through their service offerings, leading to increased market penetration with new clients, and superior existing client retention; and

•
Science 37’s capability to continue to create and improve upon value-add technology solutions, whether through in-house development or strategically advantageous acquisitions.

Enterprise Value/Sales – Science 37 Mean/Median Implied Valuation Range ($M)
LTM/2020	2021E	2022E	2023E	2024E
$573 – $433	$1,016 – $708	$1,718 – $1,255	$2,500 – $1,595	$2,377 – $2,362
Based on this analysis of these companies, which LSAQ deemed relevant based on its professional judgment and expertise, LSAQ reviewed the range of enterprise values implied for Science 37 based on the mean and median peer multiples, with an emphasis on 2021 and 2022 implied valuations. LSAQ then compared the selected implied valuations of these companies to the proposed pre-money valuation for Science 37 of $1,000,000,000.
The board further noted that Science 37’s projected 2021E – 2023E sales CAGR of 87.1% among the highest in its peer group (excluding figures deemed by LSAQ management to be not meaningful as a result of a company having zero or minimal sales at the beginning of the period, which figures are denoted as “NM” in the table above), and that growth and valuations within the broader healthcare and life sciences services sector remained robust.
Based on the foregoing, the Board determined that the pre-money valuation of Science 37 was fair.
Interests of Certain Persons in the Business Combination
When you consider the recommendation of the Board in favor of the approval of the Business Combination Proposal and each of the other Proposals, you should keep in mind that LSAQ’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder, including:

•
If an initial business combination is not completed by the date that is 24 months from the closing of the IPO, or November 24, 2022, LSAQ will be required to liquidate. In such event, 2,002,260 shares of common stock held by the Sponsor, which were acquired prior to the IPO for an aggregate purchase price of $25,000, will be worthless. Such shares of common stock had an aggregate market value of approximately $20,222,826 based on the closing price of the shares of common stock of $10.10 on The Nasdaq Capital Market as of May 25, 2021.

•
If an initial business combination is not completed prior to November 24, 2022, LifeSci Capital LLC will not be entitled to a fee of $2,102,373 pursuant to the Business Combination Marketing Agreement, and the Sponsor and LSAQ’s executive officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds from the IPO and the concurrent private placement of the Private Placement Warrants not deposited in the Trust Account.

•
The exercise of LSAQ’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the transaction may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interests.

•
If the Business Combination with Science 37 is completed, pursuant to the Director Nomination Agreement, the Sponsor and certain other LSAQ stockholders will have a right to designate one (1) director of the Combined Company Board.

•
Pursuant to the Sponsor Support Agreement, the Sponsor has agreed, among other things, to amend the agreement relating to the Private Placement Warrants held by the Sponsor or enter into such other agreement such that, subject to consummation of the Business Combination, they will represent the right to receive 3,146,453 shares of common stock at the Effective Time. The Sponsor purchased the Private Placement Warrants from LSAQ at a price of $0.90 per Private Placement Warrant for an aggregate purchase price of $2,831,809. As a result, if so converted, the Sponsor may earn a positive rate of return on their investment in Private Placement Warrants, even if other LSAQ stockholders experience a negative rate of return in the Combined Company. The conversion of the Private Placement Warrants would also have a dilutive effect on existing stockholders of LSAQ. See“— Ownership of the Post-Business Combination Company After the Closing” for a summary of the book value of common stock following the Business Combination under various redemption scenarios. If an initial business combination is not completed by November 24, 2022, the Private Placement Warrants will expire worthless.

•
That LifeSci Venture Partners II, LP, a fund that is advised by an affiliate of the Sponsor and an existing investor of Science 37, has entered into a Subscription Agreement with the Company, pursuant to which the affiliate has committed to purchase 100,000 shares of common stock in the PIPE Investment for an aggregate commitment of approximately $1,000,000.

•
LifeSci Venture Partners, an affiliate of the Sponsor, holds approximately 1.9% of the voting power of Science 37's capital stock on a fully diluted basis. Andrew McDonald and Michael Rice are general partners and David Dobkin is a limited partner of LifeSci Venture Partners.

Certain Engagements in Connection with the Business Combination and Related Transactions
Cowen was engaged by Science 37 to act as a financial advisor in connection with a business combination with a SPAC, and will receive compensation in connection therewith. Cowen and PWP, Science 37’s other financial advisor, communicated with LSAQ and other potential merger candidates on behalf of Science 37 and assisted Science 37 with evaluating the commercial terms of the letters of intent submitted by LSAQ. Neither Cowen nor PWP provided an appraisal, valuation report, fairness opinion or other report materially related to the Business Combination. LSAQ also engaged Cowen to act as sole placement agent on its $200 million PIPE Investment. Cowen will receive fees and expense reimbursements in connection therewith. All of Cowen’s fees are contingent upon the closing of the Business Combination and the PIPE Investment. Cowen provided the Board with a description of Cowen’s relationship with Science 37 prior to Cowen’s engagement by LSAQ. For more information regarding the role of Cowen and PWP in the transaction negotiations, please read “— Background of the Business Combination.”

In addition, Cowen (together with its affiliates) is a full service financial institution engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investing, hedging, market making, brokerage and other financial and non-financial activities and services. In addition, Cowen and its affiliates, may provide investment banking and other commercial dealings to LSAQ, Science 37 and their respective affiliates in the future, for which they would expect to receive customary compensation.
In addition, in the ordinary course of its business activities, Cowen and its affiliates, officers, directors and employees may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of LSAQ or Science 37, or their respective affiliates. Cowen and its affiliates, may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Appraisal Rights
There are no appraisal rights available to our stockholders in connection with the Business Combination.
Total Shares of Common Stock Outstanding Upon Consummation of the Business Combination
It is anticipated that, upon the closing of the Business Combination, under the “no redemptions” scenario, LSAQ’s public stockholders (other than the investors in the PIPE Investment) would retain an ownership interest of approximately 6.0% in the Combined Company, the investors in the PIPE Investment would own approximately 15.0% of the Combined Company (such that public stockholders, including investors in the PIPE Investment, would own approximately 21.0% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares would retain an ownership interest of approximately 3.9% in the Combined Company and the Science 37 stockholders would own approximately 75.1% of the outstanding common stock of the Combined Company.
Under the “maximum redemptions” scenario, LSAQ’s public stockholders (other than the investors in the PIPE Investment) would retain an ownership interest of approximately 0.4% in the Combined Company, the investors in the PIPE Investment would own approximately 15.9% of the Combined Company (such that public stockholders, including investors in the PIPE Investment, would own approximately 16.3% of the Combined Company), the Sponsor, officers, directors and other holders of founder shares would retain an ownership interest of approximately 4.1% in the Combined Company and the Science 37 stockholders would own approximately 79.6% of the outstanding common stock of the Combined Company.
The following summarizes the pro forma ownership of common stock following the Business Combination and the PIPE Investment under both the “no redemption” and “maximum redemptions” scenarios:
Equity Capitalization Summary	Scenario 1 Assuming No Redemption		Scenario 2 Assuming Maximum Redemptions
	Shares	%	Shares	%
LSAQ Initial Stockholders(1)	2,002,260	1.5%	2,002,260	1.6%
Shares from Conversion of LSAQ Private Warrants(2)	3,146,453	2.4%	3,146,453	2.5%
LSAQ Public Stockholders(3)	8,009,041	6.0%	456,414	0.4%
Science 37 Rollover Shares	100,000,000	75.1%	100,000,000	79.6%
PIPE Shares(4)	20,000,000	15.0%	20,000,000	15.9%
Total common stock	133,157,754	100.0%	125,605,127	100.0%

(1)
In Scenario 1 and Scenario 2, the 2,002,260 founder shares outstanding are subject to certain share-performance-based vesting provisions pursuant to which 50% of the founder shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination or (ii) the date on which the closing price of shares of LSAQ common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, LSAQ consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of LSAQ common stock for cash, securities or other property.
(2)
In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with LSAQ and Science 37 pursuant to which the Sponsor agreed, among other things, to amend the agreement relating to the Private Placement Warrants held by the Sponsor or enter into such other agreement such that they shall represent the right to receive 3,146,453 shares of LSAQ Common Stock at the Effective Time.

(3)
Under Scenario 2, assumes redemptions of 7,552,627 shares of LSAQ common stock for aggregate redemption payments of $75.5 million using a per-share redemption price of $10.00.

(4)
In Scenario 1 and Scenario 2, assumes the PIPE Investment is consummated in accordance with its terms for aggregate proceeds of $200.0 million in connection with the issuance of 20,000,000 shares of LSAQ common stock issued to the investors in the PIPE Investment.

Anticipated Accounting Treatment
The Business Combination will be accounted for as a “reverse recapitalization” in accordance with GAAP. Under this method of accounting, LSAQ will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that subsequent to the Business Combination, the Science 37 stockholders are expected to have a majority of the voting power of the Combined Company, Science 37 will comprise all of the ongoing operations of the Combined Company, Science 37 will comprise a majority of the governing body of the Combined Company, and Science 37’s senior management will comprise all of the senior management of the Combined Company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of Science 37 issuing shares for the net assets of LSAQ, accompanied by a recapitalization. The net assets of LSAQ will be stated at historical costs. No goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be those of Science 37.
Redemption Rights
Pursuant to our Existing Charter, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable), by (ii) the total number of then-outstanding public shares of common stock. As of September 10, 2021, this would have amounted to approximately $10.00 per share.
You will be entitled to receive cash for any public shares to be redeemed only if you:
(i)
hold public shares; and

(ii)
prior to 5.00 p.m., Eastern Time, on [•], 2021, (a) submit a written request to Continental that LSAQ redeem your public shares for cash and (b) deliver your public shares to Continental, physically or electronically through DTC.

If a holder exercises its redemption rights, then such holder will be exchanging its public shares for cash and will no longer own shares of the Combined Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Continental in accordance with the procedures described herein. Please see the section titled “The Meeting — Redemption Rights” for the procedures to be followed if you wish to redeem your public shares for cash.
Vote Required for Approval
Along with the approval of the Charter Approval Proposal and the Nasdaq Proposal, approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved, the Business Combination will not take place. Approval of the Business Combination Proposal is also a condition to Proposal 2, Proposal 4, Proposal 5 and Proposal 5. If the Charter Approval Proposal and the Nasdaq Proposal are not approved, the Business Combination Proposal will have no effect (even if approved by the requisite vote of our stockholders at the Meeting of any adjournment or postponement thereof) and the Business Combination will not occur. Proposals 3A - 3E and Proposal 7 are not conditioned on, and therefore do not require the approval of, the Business Combination Proposal and Business Combination to be effective.
The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Business Combination) will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting vote “FOR” the Business Combination Proposal.
Pursuant to the Letter Agreement and the Sponsor Support Agreement, the Initial Stockholders holding an aggregate of 2,002,260 shares (or 20% of the outstanding shares) of common stock have agreed to vote their respective shares of common stock in favor of each of the Proposals. As a result, only 3,003,391 shares of common stock held by the public stockholders will need to be present in person by teleconference or by proxy to satisfy the quorum requirement for the meeting. In addition, as the vote to approve the Business Combination Proposal is a majority of the votes cast by the stockholders represented in person or by proxy and entitled to vote thereon at a meeting at which a quorum is present, assuming only the minimum number of shares of common stock to constitute a quorum is present, only 500,566 shares of common stock, or approximately 6.25% of the outstanding shares of the common stock held by the public stockholders, must vote in favor of the Business Combination Proposal for it to be approved.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION UNDER PROPOSAL 1.

PROPOSAL 2 — THE CHARTER APPROVAL PROPOSAL
Overview
Our stockholders are being asked to adopt the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B, which, in the judgment of the LSAQ Board, is necessary to adequately address the needs of Combined Company.
The following is a summary of the key amendments effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex B:
•
Changes to Authorized Capital Stock  —  the Existing Charter authorized the issuance of 31,000,000 total shares, consisting of (a) 30,000,000 shares of common stock and (b) 1,000,000 shares of preferred stock. The Proposed Charter authorizes the issuance of 500,000,000 total shares, consisting of (a) 400,000,000 shares of common stock, and (b) 100,000,000 shares of preferred stock;

•
Required Vote to Amend the Charter  —  require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind, in whole or in part, certain provisions of the Proposed Charter;

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Required Vote to Amend the Bylaws  —  require an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the bylaws;

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Director Removal  —  provide for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors; and

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Removal of Blank Check Company Provisions  —  eliminate various provisions applicable only to blank check companies, including business combination requirements.

Reasons for the Amendments
Each of these amendments was negotiated as part of the Business Combination. The LSAQ Board’s reasons for proposing each of these amendments to the Existing Charter is set forth below.
Changes to Authorized Capital Stock
Our Existing Charter authorizes 31,000,000 shares, consisting of (a) 30,000,000 shares of common stock, and (b) 1,000,000 shares of preferred stock. The Proposed Charter provides that LSAQ will be authorized to issue 500,000,000 shares, consisting of (a) 400,000,000 shares of common stock and (b) 100,000,000 shares of preferred stock.
This amendment also increases the authorized number of shares because our board of directors believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable as consideration for the Business Combination and the other transactions contemplated by in this proxy statement/prospectus, and for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans.
The LSAQ board of directors believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Required Vote to Amend the Charter
At present, our Existing Charter may only be amended with the approval of a majority of the LSAQ Board and the holders of a majority of our outstanding shares. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then-outstanding shares of voting stock of the Combined Company, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the LSAQ Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Required Vote to Amend the Bylaws
At present, our Existing Charter provides that our bylaws may be amended by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment requires an affirmative vote of holders of at least two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of voting stock of the Combined Company entitled to vote generally in an election of directors to adopt, amend, alter, repeal or rescind the bylaws. The ability of the majority of the Board to amend the bylaws remains unchanged. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the LSAQ Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Director Removal
At present, our Existing Charter provides that, directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. This amendment provides for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of LSAQ entitled to vote at an election of directors. We believe that supermajority voting requirements are appropriate at this time to protect all stockholders against the potential self-interested actions by one or a few large stockholders. In reaching this conclusion, the LSAQ Board was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of our common stock following the Business Combination. We further believe that going forward, a supermajority voting requirement encourages the person seeking control of the Combined Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.
Removal of Blank Check Company Provisions
Our Existing Charter contains various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to our status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for the Combined Company following the Business Combination. In addition, certain other provisions in our Existing Charter require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation of merger has occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval
Assuming that a quorum is present at the Meeting, the affirmative vote of holders of a majority of the issued and outstanding shares of common stock on this Proposal 2 is required to approve the Charter Approval Proposal. Accordingly, a stockholder’s failure to vote during the Meeting or by proxy, a broker non-vote or an abstention will be considered a vote “AGAINST” Proposal 2.
This Proposal is conditioned on the approval of the Business Combination Proposal and the Nasdaq Proposal. If either of the Business Combination Proposal or the Nasdaq Proposal is not approved, Proposal 2 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 2 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 2 is not approved by our stockholders, the Business Combination will not occur unless we and Science 37 waive the applicable closing conditions.
Board Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE CHARTER APPROVAL PROPOSAL UNDER PROPOSAL 2.

PROPOSALS 3A-3E  —  THE GOVERNANCE PROPOSALS
Overview
Our stockholders are also being asked to vote on five separate proposals with respect to certain governance provisions in the Proposed Charter, which are separately being presented in order to give LSAQ stockholders the opportunity to present their separate views on important corporate governance procedures and which will be voted upon on a non-binding advisory basis. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, LSAQ and Science 37 intend that the Proposed Charter in the form attached to this proxy statement/prospectus as Annex B will take effect at the Closing of the Business Combination, assuming approval of the Charter Approval Proposal (Proposal 2). In the judgment of the LSAQ Board, these provisions are necessary to adequately address the needs of the Combined Company.
Proposal 3A: Authorized Capital Stock
See “Proposal 2  —  The Charter Approval Proposal  —  Reasons for the Amendments  —  Changes to Authorized Capital Stock” for a description and reasons for the amendment to increase the number of shares of (i) common stock LSAQ is authorized to issue from 30,000,000 shares to 400,000,000 shares and (ii) preferred stock LSAQ is authorized to issue from 1,000,000 shares to 100,000,000 shares.
Proposal 3B: Amendment of Charter
See “Proposal 2  —  The Charter Approval Proposal  —  Reasons for the Amendments  —  Required Vote to Amend the Charter” for a description and reasons for the amendment to require the vote of at least two-thirds (66 and 2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors, rather than a simple majority, to amend, alter, repeal or rescind the provisions of the Proposed Charter.
Proposal 3C: Amendment of Bylaws
See “Proposal 2  —  The Charter Approval Proposal  —  Reasons for the Amendments  —  Required Vote to Amend the Bylaws” for a description and reasons for the amendment to require the vote of at least two-thirds (66 and 2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors, rather than a simple majority, to amend, alter, repeal or rescind the provisions of the Combined Company’s bylaws.
Proposal 3D: Removal of Directors
See “Proposal 2  —  The Charter Approval Proposal  —  Reasons for the Amendments  —  Director Removal” for a description and reasons for the amendment to require the vote of at least two-thirds (66 and 2/3%) of the voting power of the then outstanding shares of voting stock of the Combined Company entitled to vote at an election of directors, rather than a simple majority, to remove a director from office.
Proposal 3E: Removal of Special Purpose Acquisition Company Provisions
See “Proposal 2  —  The Charter Approval Proposal  —  Reasons for the Amendments  —  Removal of Blank Check Company Provisions” for a description and reasons for the amendment to remove certain provisions related to LSAQ’s status as a special purpose acquisition company that will no longer be relevant following the Closing.
Vote Required for Approval
The Governance Proposals will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting vote “FOR” the Governance Proposals.
The Business Combination is not conditioned upon the approval of the Governance Proposals.

As discussed above, a vote to approve each of the Governance Proposals is an advisory vote, and therefore, is not binding on LSAQ, Science 37 or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, LSAQ and Science 37 intend that the Proposed Charter, in the form attached to this proxy statement/prospectus as Annex B and containing the provisions noted above, will take effect at the Closing of the Business Combination, assuming approval of the Charter Amendment Proposal (Proposal 2).
Board Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF EACH OF THE GOVERNANCE PROPOSALS.

PROPOSAL 4 — THE STOCK PLAN PROPOSAL
Overview
We are asking our stockholders to approve the Science 37 Holdings, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the material terms thereunder. The Board approved and adopted the 2021 Plan, subject to stockholder approval. The 2021 Plan will become effective on the later of the date on which it is approved by our stockholders and the closing of the Business Combination. No further awards may be granted under the 2015 Stock Plan (the “Prior Plan”) from and after the date on which the 2021 Plan becomes effective, but awards outstanding under the Prior Plan on such date will remain subject to the terms and conditions of the Prior Plan.
The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement/prospectus as Annex D.
Purpose of the 2021 Plan
The purpose of the 2021 Plan is to enhance the Combined Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to the Combined Company’s success. The Board believes that equity ownership opportunities and/or equity-linked compensatory opportunities are necessary to remain competitive in its industry and are essential to recruiting and retaining the highly qualified employees who help us meet our goals.
Summary of the 2021 Plan
The following summarizes the material terms of the 2021 Plan. This summary is qualified in its entirety to the full text of the 2021 Plan.
Administration.   The board of directors, or any committee to whom the board of directors delegates such power or authority, will serve as the plan administrator of the 2021 Plan. The plan administrator has full authority to take all actions and to make all determinations required or provided for under the 2021 Plan and any award granted thereunder. The plan administrator also has full authority to determine who may receive awards under the 2021 Plan, the type, terms, and conditions of an award, the number of shares of common stock subject to the award or to which an award relates, and to make any other determination and take any other action that the plan administrator deems necessary or desirable for the administration of the 2021 Plan.
Share Reserve.   The aggregate number of shares of our common stock that may be issued pursuant to awards granted under the 2021 Plan will be the sum of (i) 8% of our fully-diluted shares of common stock as of the effective date of the Business Combination plus the aggregate number of Earn-Out Shares issuable pursuant to the Merger Agreement; (ii) any shares of common stock which are subject to awards outstanding under the Prior Plan as of the effective date of the 2021 Plan and which, following the effective date of the 2021 Plan, become available for issuance under the 2021 Plan (as further described below); and (iii) an annual increase on January 1 of each calendar year (commencing with January 1, 2022 and ending on and including January 1, 2031) equal to a number of shares equal to 5% of the aggregate shares outstanding as of December 31 of the immediately preceding calendar year (or such lesser number of shares as is determined by the board of directors), subject to adjustment by the plan administrator in the event of certain changes in our corporate structure, as described below. Subject to the initial share reserve, the maximum number of shares that may be granted with respect to incentive stock options (“ISOs”), under the 2021 Plan will be 75% of our shares of common stock outstanding as of the Effective Time.
If an award under the 2021 Plan or Prior Plan is forfeited, expires, is settled for cash or is repurchased at or below the price paid by the participant for such shares, any shares subject to such award may, to the extent of such forfeiture, expiration, cash settlement or repurchase, be used again or become available (as applicable) for new grants under the 2021 Plan. In addition, shares tendered or withheld to satisfy the exercise price or tax withholding obligation for any award granted under the 2021 Plan or Prior Plan will again be or will become (as applicable) available for grants under the 2021 Plan. The payment of dividend equivalents in cash in conjunction with any awards under the 2021 Plan will not reduce the shares available for grant under the 2021 Plan. However, the following shares may not be used again for grant under the 2021 Plan: (i) shares subject to stock appreciation rights (“SARs”), that are not issued in connection with the stock settlement of the SAR on exercise thereof, and (ii) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the 2021 Plan upon the assumption of, or in substitution for, awards granted by an entity that merges or consolidates with us or our subsidiaries prior to such merger or consolidation will not reduce the shares available for grant under the 2021 Plan but will count against the maximum number of shares that may be issued upon the exercise of ISOs.
The 2021 Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant under Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all awards granted to a non-employee director as compensation for services as a non-employee director during any fiscal year may not exceed $500,000.
Eligibility.   Our directors, employees and consultants, and employees and consultants of our subsidiaries, will be eligible to receive awards under the 2021 Plan; however, ISOs may only be granted to employees of us or our parent or subsidiary corporations. Following the Closing, the Combined Company is expected to have approximately seven directors, 450 employees and 10 consultants who will be eligible to receive awards under the 2021 Plan.
Types of Awards.   The 2021 Plan allows for the grant of awards in the form of: (i) ISOs; (ii) non-qualified stock options (“NSOs”); (iii) SARs; (iv) restricted stock; (v) restricted stock units (“RSUs”); (vi) dividend equivalents; and (vii) other stock and cash based awards.
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Stock Options and SARs.   The plan administrator may determine the number of shares to be covered by each option and/or SAR, the exercise price and such other terms, conditions, and limitations applicable to the vesting, exercise, term and forfeiture of each option and/or SAR as it deems necessary or advisable. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. Options granted under the 2021 Plan may be either ISOs or NSOs. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of an option or SAR is determined by the plan administrator at the time of grant but shall not be less than 100% of the fair market value, or in the case of an employee who owns more than 10% of the company, 110% of the fair market value on the day of such grant. Stock options and SARs may have a maximum term of ten years, or, in the case of ISOs, five years from the date of grant.

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Restricted Stock.   Restricted stock is an award of nontransferable shares of our common stock that are subject to certain vesting conditions and other restrictions. The plan administrator may determine the terms and conditions of restricted stock awards, including the number of shares awarded, the purchase price, if any, to be paid by the recipient, the time, if any, at which such restricted stock may be subject to forfeiture, the vesting schedule, if any, and any rights to acceleration thereof.

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RSUs.   RSUs are contractual promises to deliver cash or shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. The terms and conditions applicable to RSUs are determined by the plan administrator, subject to the conditions and limitations contained in the 2021 Plan.

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Other Stock or Cash Based Awards.   Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled.
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Dividend Equivalents.   Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of the dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Adjustments; Corporate Transactions.   In the event of certain changes in our corporate structure, including any dividend, distribution, combination, merger, recapitalization or other corporate transaction, the plan administrator may make appropriate adjustments to the terms and conditions of outstanding awards under the 2021 Plan to prevent dilution or enlargement of the benefits or intended benefits under the 2021 Plan, to facilitate the transaction or event or to give effect to applicable changes in law or accounting standards. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2021 Plan and outstanding awards granted thereunder. In the event of a change in control (as defined in the 2021 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards will become fully vested and exercisable in connection with the transaction.
Repricing.   Stockholder approval will be required for any amendment that reduces the exercise price of any stock option or SAR, cancels any stock option or SAR with an exercise price that is less than the fair market value of a share of common stock in exchange for cash or cancels any stock option or SAR in exchange for options, SARs or other awards with an exercise price per share that is less than the exercise price per share of the stock options or SARs for which such new stock options or SARS are exchanged.
Amendment and Termination.   The board of directors may amend, suspend, or terminate the 2021 Plan at any time; provided that no amendment (other than an amendment that increases the number of shares reserved for issuance under the 2021 Plan) may materially and adversely affect any outstanding awards under the 2021 Plan without the affected participant’s consent. Stockholder approval will be required for any amendment to the 2021 Plan to increase the aggregate number of shares of common stock that may be issued under the 2021 Plan (other than due to adjustments as a result of stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions), to the extent necessary to comply with applicable laws or for any amendment to increase the limit on the aggregate fair value of awards granted to a non-employee director during any fiscal year. An ISO may not be granted under the 2021 Plan after ten (10) years from the earlier of the date the board of directors adopted the 2021 Plan or the date on which our stockholders approve the 2021 Plan.
Foreign Participants, Claw-Back Provisions and Transferability.   The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options.   If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in our common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Incentive Stock Options.   A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two (2) years from the date of grant and one (1) year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We and our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Other Awards.   The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election); RSUs, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We and our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Section 409A of the Code
Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
Plan Benefits
The benefits or amounts that may be received or allocated to participants under the 2021 Plan will be determined at the discretion of the plan administrator and are not currently determinable. The closing price of our common stock as of September 10, 2021 was $9.96 per share.
The Resolution
“RESOLVED, that the 2021 Plan, including the authorization of the initial share reserve under the 2021 Plan, be approved in all respects.”

Vote Required for Approval
This Stock Plan Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting vote “FOR” the Stock Plan Proposal. This Stock Plan Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Charter Approval Proposal and the Nasdaq Proposal. If any of the Business Combination Proposal, the Charter Approval Proposal or the Nasdaq Proposal are not approved, this Proposal will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 4 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 4 is not approved by our stockholders, the Business Combination will not occur unless we and Science 37 waive the applicable closing condition.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE STOCK PLAN UNDER PROPOSAL 4.

PROPOSAL 5 — THE ESPP PROPOSAL
Overview
We are asking our stockholders to approve the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), and the material terms thereunder. The Board approved and adopted the ESPP subject to stockholder approval. The ESPP will become effective on the later of the date on which it is approved by our stockholders and the closing of the Business Combination.
The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.
Purpose of the ESPP
The purpose of the ESPP is to provide the Combined Company’s employees with the opportunity to purchase our common stock through accumulated payroll deductions. We believe that the ESPP is a key factor in retaining our existing employees, recruiting and retaining new employees and aligning the interests of our employees with those of our stockholders.
Summary of the ESPP
The following summarizes the material terms of the ESPP. This summary is qualified in its entirety to the full text of the ESPP.
The ESPP is comprised of two distinct components in order to provide increased flexibility to grant purchase rights under the ESPP to U.S. and to non-U.S. employees. Specifically, the ESPP authorizes (i) the grant of purchase rights to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (ii) the grant of purchase rights that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees located outside of the United States who do not benefit from favorable U.S. tax treatment and to provide flexibility to comply with non-U.S. law and other considerations (the “Non-Section 423 Component”). Where possible under local law and custom, we expect that the Non-Section 423 Component generally will be operated and administered on terms and conditions similar to the Section 423 Component.
Administration.   The Compensation Committee of our board of directors, or any other committee to whom the board of directors delegates such power or authority, will serve as the administrator of the ESPP. The plan administrator may delegate administrative tasks under the ESPP to agents or employees to assist in the administration of the ESPP. Subject to the terms and conditions of the ESPP, the plan administrator has the authority to determine when rights to purchase shares will be offered and the provisions of each offering under the ESPP, to determine which subsidiaries will participate as “designated subsidiaries” in the ESPP (including in the Non-Section 423 and the Section 423 Components), and to make all other determinations and to take all other actions necessary or advisable for the administration of the ESPP. The plan administrator is also authorized to establish, amend or revoke rules relating to administration of the ESPP and to adopt annexes or sub-plans that apply to certain participating subsidiaries or jurisdictions.
Share Reserve.   The aggregate number of shares of our common stock that may be issued pursuant to rights granted under the ESPP will equal 3% of our fully-diluted shares of common stock as of the effective date of the Business Combination. In addition, on the first day of each calendar year beginning on January 1, 2022 and ending on (and including) January 1, 2031, the number of shares available for issuance under the ESPP will be increased by a number of shares equal to the lesser of (i) 1% of the shares outstanding on the final day of the immediately preceding calendar year, and (ii) such smaller number of shares as determined by the board of directors. If any right granted under the ESPP terminates for any reason without having been exercised, the shares subject thereto that are not purchased under such right will again be available for issuance under the ESPP. Notwithstanding the foregoing, based on the number of pro forma shares outstanding upon consummation of the Business Combination, assuming that no holders of public shares of LSAQ exercise their rights to redeem any of their public shares for a pro rata portion of the funds in the Trust Account, no more than 20,306,557 shares of common stock may be issued under the Section 423 Component of the ESPP.

Eligible Employees.    Employees eligible to participate in the ESPP for a given offering generally include employees who are employed by us or one of our designated subsidiaries on the first trading day of the offering period, or the enrollment date. However, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of our or one of our subsidiaries’ stock will not be allowed to participate in the ESPP (unless otherwise required under applicable law). In addition, the plan administrator may provide that an employee may not be eligible to participate in an offering under the Section 423 Component if the employee is a citizen or resident of a non-U.S. jurisdiction and the grant of a right to purchase shares would be prohibited under applicable law or would cause the Section 423 Component (or any offering thereunder) to violate the requirements of Section 423 of the Code. Additionally, the plan administrator may provide that certain highly compensated, seasonal and/or part-time employees may not be eligible to participate in an offering or, with respect to offerings under the Non-Section 423 Component, that only certain employees are eligible to participate in such offerings (regardless of the foregoing rules).
Following the Closing, the Combined Company is expected to have approximately 450 employees who are eligible to participate in the ESPP.
Participation.    Employees may become participants in the ESPP for an offering period by completing a subscription agreement prior to the enrollment date of the applicable offering period, which will designate a whole percentage or fixed dollar amount of the employee’s compensation to be withheld by us as payroll deductions under the ESPP during the offering period.
Offerings; Purchase Periods
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Offerings; Purchase Periods.    Under the ESPP, participants are offered the right to purchase shares of our common stock at a discount during a series of offering periods. The length of the offering periods under the ESPP will be determined by the plan administrator and may be up to twenty-seven (27) months long. Accumulated employee payroll deductions will be used to purchase shares of our common stock on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering will be established by the plan administrator, but in no event will any purchase period exceed six (6) months. Offering periods under the ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offerings.

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Enrollment and Contributions.    The ESPP permits participants to purchase our common stock through payroll deductions of a whole percentage of their eligible compensation, which may not be less than 1% and may be up to a maximum percentage determined by the plan administrator (which, in the absence of a contrary designation, will be 15% of eligible compensation). The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period or purchase period, which, in the absence of a contrary designation, will be 10,000 shares for an offering period and 2,500 shares for a purchase period. In addition, a participant may not, with respect to the Section 423 Component, subscribe for more than $25,000 worth of shares under the ESPP per calendar year in which such rights to purchase stock are outstanding (considered together with any other ESPP maintained by us or certain parent or subsidiary entities) based on the fair market value of the shares at the time the purchase right is granted.

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Purchase Rights.    On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our common stock. Unless a participant has previously withdrawn his or her participation in, or has otherwise become ineligible to participate in, the ESPP prior to any applicable purchase date, the option will be exercised on the applicable purchase date(s) during the offering period to the extent of the payroll deductions accumulated during the offering period. The participant will purchase the maximum number of whole shares of our common stock that his or her accumulated payroll deductions will buy at the purchase price, subject to the participation limitations described above, and any fractional shares will be credited to the participant’s account and carried forward and applied toward the purchase of whole shares on the next purchase date.

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Purchase Price.    The purchase price for each offering period will be designated by the plan administrator in the applicable offering document (which purchase price, for purposes of the

Section 423 Component, will not be less than 85% of the closing trading price of a share of our common stock on the enrollment date or purchase date of the applicable offering period, whichever is lower) or, in the absence of a designation by the plan administrator, the purchase price will be the lower of 85% of the closing trading price per share of our common stock on the enrollment date of the applicable offering period or 85% of the closing trading price per share on the applicable purchase date, which will be the last trading day of each purchase period.
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Payroll Deduction Changes; Withdrawals; Terminations of Employment.    A participant may decrease, increase or suspend his or her payroll deductions once during any purchase period, and any suspension of payroll deductions will be treated as a withdrawal of participation in the ESPP. In addition, a participant may withdraw his or her participation from the ESPP at any time by submitting written notice to us at least four calendar weeks prior to the end of the then-current purchase period for the offering in which such participant is enrolled. Upon any withdrawal, the participant will receive a refund of the participant’s account balance in cash, and his or her payroll deductions shall cease. Participation in the ESPP ends automatically upon a participant’s termination of employment.

Transfer Restrictions.    A participant may not transfer (other than by will or the laws of descent and distribution) any right granted under the ESPP and, during a participant’s lifetime, purchase rights granted under the ESPP shall be exercisable only by such participant.
Adjustments; Changes in Capitalization.   In the event of certain transactions or events affecting our common stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator will make equitable adjustments to the ESPP and outstanding rights. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control or change in applicable law or accounting principles, the plan administrator may, in order to prevent the dilution or enlargement of intended benefits under the ESPP or facilitate or give effect to such transactions, events or changes, provide for one or more of the following: (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock subject to outstanding rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (v) the termination of all outstanding rights.
Amendment and Termination.   The plan administrator may amend, suspend or terminate the ESPP at any time, subject to stockholder approval to increase the number (or change the type) of securities that may be issued under the ESPP or as otherwise required under Section 423 of the Code.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Section 423 Component.    The Section 423 Component of the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.
For federal income tax purposes, a participant in the Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise.
If stock acquired upon exercise of an option acquired under the Section 423 Component of the ESPP is held for a minimum of two years from the date of grant and one (1) year from the date of exercise, the participant (or the participant’s estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) the excess of the fair market value of the shares on the date the option was granted over the purchase price. Any additional gain will be treated as long-term capital gain.
If the holding period requirements are not met, the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares on the date the option is exercised over the purchase price, with any remaining gain or loss being treated as capital gain or capital loss. However, if the holding period requirements are not met and the amount realized at the time of disposition is less than the fair market value of the shares at the time of exercise, the participant will recognize ordinary income to the extent of the excess of the fair market value of such shares on the date the option was exercised over the purchase price for such shares, and a capital loss to the extent the fair market value of such shares on the exercise date exceeds the amount realized upon disposition.
We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an option or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.
Non-Section 423 Component.    The Non-Section 423 Component of the ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 plan are not available under the Non-Section 423 Component of the ESPP.
For federal income tax purposes, a participant in the Non-Section 423 Component of the ESPP generally will not recognize taxable income on the grant of an option under the ESPP, nor will we be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and we will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of our common stock on the exercise date and the purchase price paid for the shares. A participant’s basis in shares of our common stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of our common stock, generally, will be the fair market value of the shares of our common stock on the date the participant exercises his or her option.
Upon the subsequent sale of the shares acquired upon the exercise of an option acquired under the Non-Section 423 Component of the ESPP, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them).
We or our subsidiaries or affiliates will generally be entitled to a federal income tax deduction upon the exercise of the option to the extent that the participant recognizes ordinary income.
New Plan Benefits
Because the number of shares that may be purchased under the ESPP will depend on each employee’s voluntary election to participate and on the fair market value of our common stock at various future dates, the actual number of shares that may be purchased by any individual cannot be determined in advance.
The Resolution
“RESOLVED, that the ESPP, including the authorization of the initial share reserve under the ESPP, be approved in all respects.”
Vote Required for Approval
This ESPP Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting vote “FOR” the ESPP Proposal. This ESPP Proposal is conditioned upon the approval and completion of the Business Combination Proposal, the Charter Approval Proposal and the Nasdaq Proposal. If any of the Business Combination Proposal, the Charter Approval Proposal or the Nasdaq Proposal are not approved, this Proposal will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 5 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 5 is not approved by our stockholders, the Business Combination will not occur unless we and Science 37 waive the applicable closing condition.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ESPP UNDER PROPOSAL 5.

PROPOSAL 6 — THE NASDAQ PROPOSAL
Overview
We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a), (b), and (d). Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control. Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.
Pursuant to the Merger Agreement, we will issue to the Science 37 stockholders as consideration in the Business Combination 100,000,000 shares of common stock, without giving effect to the potential Earn-Out Shares. See the section entitled “Proposal 1 — The Business Combination Proposal — Treatment of Science 37 Securities; Merger Consideration.” Because the number of shares of common stock we anticipate issuing as consideration in the Business Combination (1) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance and (2) will result in a change of control of LSAQ, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).
In connection with the Business Combination, there will be a PIPE Investment of $200,000,000 . As such, on or about the date of the Merger Agreement, LSAQ entered into subscription agreements with the PIPE Investors for the sale of 20,000,000 shares of common stock upon the completion of the Business Combination. Pursuant to the Sponsor Support Agreement, the Sponsor has also agreed, among other things, to amend the agreement relating to the Private Placement Warrants held by the Sponsor or enter into such other agreement such that, subject to consummation of the Business Combination, they will represent the right to receive 3,146,453 shares of common stock at the Effective Time. Because the shares of our common stock to be issued in connection with each of the PIPE Investment and the conversion of the Private Placement Warrants (1) will be at a price that is less than the lower of (i) the closing price immediately preceding the signing of the Merger Agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the Merger Agreement, and (2) will constitute more than 20% of our outstanding common stock and more than 20% of outstanding voting power prior to such issuance, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(d).
Effect of Proposal on Current Stockholders
If the Nasdaq Proposal is adopted, LSAQ would issue shares representing more than 20% of the outstanding shares of our common stock in connection with the Business Combination, the PIPE Investment and the conversion of the Private Placement Warrants. The issuance of such shares would result in significant dilution to the LSAQ stockholders and would afford such stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of LSAQ. If the Nasdaq Proposal is adopted, assuming that 100,000,000 shares of common stock are issued to the stockholders of Science 37 as consideration in the Business Combination, we anticipate that the stockholders of Science 37 will hold 75.1% of our outstanding shares of common stock, the PIPE Investors will hold 15.0% of our outstanding common stock, and the current LSAQ stockholders will hold 6.0% of our outstanding common stock immediately following completion of the Business Combination. This percentage assumes that no shares of our common stock are redeemed in connection with the Business Combination, does not take into account any warrants or options to purchase our common stock that will be outstanding following the Business Combination or any equity awards that may be issued under our proposed Incentive Award Plan following the Business Combination.
If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, LSAQ would be in violation of Nasdaq Listing Rule 5635(a) and (b) and potentially Nasdaq Listing Rule 5635(d), which could result in the delisting of our securities from the Nasdaq Capital Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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reduced liquidity with respect to our securities;

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a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage for the post-transaction company; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of LSAQ and Science 37 to close the Business Combination that our common stock remain listed on the Nasdaq Capital Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.
Vote Required for Approval
Assuming that a quorum is present at the Meeting, the affirmative vote of holders of at least a majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting is required to approve the Nasdaq Proposal.
This Proposal is conditioned on the approval of the Business Combination Proposal and the Charter Approval Proposal. If either of the Business Combination Proposal or Charter Approval Proposal is not approved, Proposal 6 will have no effect even if approved by our stockholders. Because stockholder approval of this Proposal 6 is a condition to completion of the Business Combination under the Merger Agreement, if this Proposal 6 is not approved by our stockholders, the Business Combination will not occur unless we and Science 37 waive the applicable closing condition.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL UNDER PROPOSAL 6.

PROPOSAL 7 — THE ADJOURNMENT PROPOSAL
The Adjournment Proposal, if adopted, will approve the chairman’s adjournment of the Meeting to a later date to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the other Proposals.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved by our stockholders, the chairman will not adjourn the Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes received at the time of the Meeting to approve the Business Combination Proposal, the Charter Approval Proposal, the Stock Plan Proposal, the ESPP Proposal or the Nasdaq Proposal.
Required Vote
This Adjournment Proposal will be approved and adopted only if holders of at least a majority of the issued and outstanding shares of common stock present in person by teleconference or represented by proxy and entitled to vote at the Meeting vote “FOR” the Adjournment Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.
Board Recommendation
THE BOARD RECOMMENDS A VOTE “FOR” ADOPTION OF THE ADJOURNMENT PROPOSAL UNDER PROPOSAL 7.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a general discussion of the material U.S. federal income tax consequences of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (defined below) of LSAQ Common Stock.
This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a holder as a result of an exercise of redemption rights. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any U.S. state and local, or non-U.S. tax laws. Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.
No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of an exercise of redemption rights, the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.
This summary is limited to considerations relevant to holders that hold LSAQ Common Stock as “capital assets” within the meaning of section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:
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banks or other financial institutions, underwriters, or insurance companies;

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traders in securities who elect to apply a mark-to-market method of accounting;

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real estate investment trusts and regulated investment companies;

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tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

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expatriates or former long-term residents of the United States;

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subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

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dealers or traders in securities, commodities or currencies;

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grantor trusts;

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persons subject to the alternative minimum tax;

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U.S. persons whose “functional currency” is not the U.S. dollar;

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persons who received shares of LSAQ Common Stock through the issuance of restricted stock under an equity incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

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persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding shares of LSAQ Common Stock (excluding treasury shares);

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holders holding LSAQ Common Stock as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

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controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

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the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of LSAQ Common Stock that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any State thereof or the District of Columbia;

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an estate the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of LSAQ Common Stock that is neither a U.S. Holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.
If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds LSAQ Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of an exercise of redemption rights.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN EXERCISE OF REDEMPTION RIGHTS. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF LSAQ COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF SCIENCE 37 COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.
Certain Material U.S. Federal Income Tax Consequences of Exercising Redemption Rights
U.S. Federal Income Tax Consequences to U.S. Holders
In the event that a U.S. Holder elects to redeem its LSAQ Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the LSAQ Common Stock under Section 302 of the Code or is treated as a corporate distribution under Section 301 of the Code with respect to the U.S. Holder.
Redemption Treated as Sale or Exchange
If the redemption qualifies as a sale or exchange of the LSAQ Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in the LSAQ Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the LSAQ Common Stock redeemed exceeds one year. It is unclear, however, whether the redemption rights with respect to the LSAQ Common Stock may suspend the running of the applicable holding period for this purpose. Long term capital gain realized by a non-corporate U.S. Holder is currently taxed at a reduced rate. The deductibility of capital losses is subject to limitations.
Redemption Treated as Corporate Distribution
If the redemption does not qualify as a sale or exchange of LSAQ Common Stock, the U.S. Holder will be treated as receiving a corporate distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from LSAQ’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in the LSAQ Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock. Dividends paid to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations) and provided certain holding period requirements are met, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. However, it is unclear whether the redemption rights with respect to the LSAQ Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.
Characterization of Redemption
Whether a redemption qualifies for sale or exchange treatment will depend largely on the total number of shares of LSAQ Common Stock treated as held by the U.S. Holder relative to all of the shares of LSAQ Common Stock outstanding both before and after the redemption. The redemption of LSAQ Common Stock generally will be treated as a sale or exchange of the LSAQ Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in LSAQ or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only LSAQ Common Stock actually owned by the U.S. Holder, but also shares of LSAQ Common Stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option. In order to meet the substantially disproportionate test, (i) the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of LSAQ Common Stock must be less than 80% of the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption, (ii) the U.S. Holder’s percentage ownership (including constructive ownership) of LSAQ’s outstanding stock (both voting and nonvoting) immediately after the redemption must be less than 80% of such percentage ownership (including constructive ownership) immediately before the redemption; and (iii) the U.S. Holder must own (including constructive ownership), immediately after the redemption, less than 50% of the total combined voting power of all classes of LSAQ’s stock entitled to vote. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of the LSAQ Common Stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of the LSAQ Common Stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other LSAQ Common Stock. The redemption of the LSAQ Common Stock will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in LSAQ. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in LSAQ will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution. After the application of those rules regarding corporate distributions, any remaining tax basis of the U.S. Holder in the redeemed LSAQ Common Stock will be added to the U.S. Holder’s adjusted tax basis in its remaining LSAQ Common Stock or possibly in other LSAQ Common Stock constructively owned by it.
U.S. Federal Income Tax Consequences to Non-U.S. Holders
The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s LSAQ Common Stock as a sale or exchange under Section 302 of the Code or as a corporate distribution under Section 301 of the Code generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s LSAQ Common Stock, as described above, and the corresponding consequences will be as described below.
Redemption Treated as Sale or Exchange
Any gain realized by a Non-U.S. Holder on the redemption of LSAQ Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:
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the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

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the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

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LSAQ is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such LSAQ Common Stock redeemed, and either (A) shares of LSAQ Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of LSAQ Common Stock. There can be no assurance that shares of LSAQ Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.
If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of LSAQ Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, LSAQ may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. LSAQ would generally be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests andother assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, LSAQ believes that it is not and has not been at any time since formation a U.S. real property holding corporation and does not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution
With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, LSAQ will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the LSAQ Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.
This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Information Reporting and Backup Withholding
Payments of cash to a holder pursuant to a redemption of LSAQ Common Stock may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.
FATCA Withholding Taxes
Provisions under the Foreign Account Tax Compliance Act, commonly referred to as “FATCA,” impose withholding of thirty percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on LSAQ Common Stock. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of any stock, debt instrument, or other property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued.
In general, no such withholding will be required with respect to a U.S. Holder or an individual Non-U.S. Holder that timely provides certifications required on a valid IRS Form W-9 or a valid IRS Form W-8, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. All holders should consult their tax advisors regarding the effects of FATCA on a redemption of LSAQ Common Stock.

LSAQ’S BUSINESS
Overview
LSAQ was incorporated in Delaware on December 18, 2019 and was formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses. LSAQ has until November 24, 2022 to consummate a Business Combination. If LSAQ is unable to complete its initial business combination within this 24-month period, it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding public shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Board, proceed to commence a voluntary liquidation and thereby a formal dissolution of LSAQ, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The proceeds deposited in the Trust Account could, however, become subject to claims of creditors.
Offering Proceeds Held in Trust
The registration statement for LSAQ’s IPO was declared effective on November 20, 2020. On November 24, 2020 LSAQ consummated the IPO of 8,009,041 shares of common stock, which includes the partial exercise by the underwriter of its over-allotment option in the amount of 509,041 public shares, at $10.00 per public share, generating gross proceeds of $80,090,410. Simultaneously with the closing of the IPO, LSAQ consummated the sale of 3,146,453 Private Placement Warrants at a price of $0.90 per warrant in a private placement to the Sponsor, generating gross proceeds of $2,831,809.
Following the closing of the IPO on November 24, 2020, an amount of $80,090,410 ($10.00 per public share) from the net proceeds of the sale of the public shares in the IPO and the sale of the Private Placement Warrants was placed in the Trust Account, and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, with a maturity of 183 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by LSAQ, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account.
At June 30, 2021, assets held in the Trust Account were comprised of cash of $0 and U.S. treasury securities of $80,120,809.
Business Combination Activities
On May 6, 2021, we entered into the Merger Agreement. As a result of the transaction, Science 37 will become our wholly-owned subsidiary, and we will change our name to “Science 37 Holdings, Inc.” In the event that the Business Combination is not consummated by November 24, 2022, our corporate existence will cease and we will distribute the proceeds held in the Trust Account to our public stockholders.
Redemption Rights
Pursuant to the Existing Charter, our stockholders (except the Initial Stockholders) will be entitled to redeem their public shares for a pro rata share of the Trust Account (currently anticipated to be no less than approximately $10.00 per share of common stock for stockholders) net of taxes payable. The Initial Stockholders do not have redemption rights with respect to any shares of common stock owned by them, directly or indirectly.
Automatic Dissolution and Subsequent Liquidation of Trust Account if No Business Combination
If LSAQ does not complete a business combination within 24 months from the consummation of the IPO (unless such time period has been extended as described herein), it will trigger the automatic winding up, dissolution and liquidation pursuant to the terms of the Existing Charter. As a result, this has the same effect as if LSAQ had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from LSAQ’s stockholders to commence such a voluntary winding up, dissolution and liquidation. If LSAQ is unable to consummate its initial business combination within such time period, it will, as promptly as possible but not more than ten business days thereafter, redeem 100% of LSAQ’s outstanding public shares for a pro rata portion of the funds held in the Trust Account, including a pro rata portion of any interest earned on the funds held in the Trust Account and not necessary to pay its taxes, and then seek to liquidate and dissolve. In the event of its dissolution and liquidation, the Private Placement Warrants will expire and will be worthless.
The proceeds deposited in the Trust Account could, however, become subject to claims of our creditors that are in preference to the claims of our public stockholders. Although LSAQ will seek to have all vendors, service providers (excluding our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, LSAQ will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.
Ladenburg Thalmann, a representative of the underwriters in connection with the IPO, has not executed agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per share of common stock and (ii) the actual amount per share of common stock held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the Trust Assets, in each case less taxes payable, provided that such liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of LSAQ. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share of common stock and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account is less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While LSAQ currently expects that its independent directors would take legal action on its behalf against Sponsor to enforce its indemnification obligations to LSAQ, it is possible that LSAQ’s independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, LSAQ cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per share of common stock.
If LSAQ files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in its bankruptcy estate and subject to the claims of third parties with priority over the claims of our public stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by our public stockholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and LSAQ to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Each of the Initial Stockholders and the Sponsor has agreed to waive its rights to participate in any liquidation of the Trust Account or other assets with respect to the Private Placement Warrants they held.
Facilities
We maintain our principal executive offices at 250 W 55th St., #3401, New York, NY 10019. We consider our current office space adequate for our current operations.
Employees
LSAQ has three executive officers. These individuals are not obligated to devote any specific number of hours to its matters and intend to devote only as much time as they deem necessary to its affairs. LSAQ presently expects its executive officers to devote such amount of time as they reasonably believe is necessary to our business (which could range from only a few hours a week while LSAQ is trying to locate a potential target business to significantly more time as it moves into serious negotiations with a target business for a business combination). LSAQ does not intend to have any full-time employees prior to the consummation of a business combination.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF LSAQ
The following discussion and analysis of the LSAQ’s financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and the notes related thereto which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”
Overview
We are a blank check company formed under the laws of the State of Delaware on December 18, 2019 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the Private Placement Warrants, our capital stock, debt or a combination of cash, stock and debt.
We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.
Business Combination Agreement
On May 6, 2021, we entered into the Merger Agreement with Merger Sub and Science 37, pursuant to which Merger Sub will merge with and into Science 37, with Science 37 surviving the Business Combination as our wholly-owned subsidiary. The Board has unanimously (i)” approved and declared advisable the Merger Agreement, the Business Combination and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by our stockholders.
Treatment of Science 37 Securities
Redeemable Convertible Preferred Stock.   Immediately prior to the Effective Time and subject to the consent of the holders of a majority of the then outstanding shares of the Science 37 Redeemable Convertible Preferred Stock, voting together as a single class on an as-converted basis, each issued and outstanding share of Science 37 Redeemable Convertible Preferred Stock will be converted into shares of the Science 37 Common Stock at the then-applicable conversion rates.
Warrants.   Prior to the Effective Time, Science 37 will use its commercially reasonable efforts to cause the holder of each outstanding and unexercised Science 37 Warrant to exercise such Science 37 Warrant in exchange for shares of Science 37 Common Stock, provided that, at the Effective Time, each Science 37 Warrant that remains outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant exercisable to receive our common stock, in accordance with its terms. From and after the Effective Time: (i) each Science 37 Warrant assumed by us may be exercised solely for shares of our common stock; (ii) the number of shares of our common stock subject to each Science 37 Warrant assumed by us will be determined by multiplying (A) the number of shares of Science 37 Common Stock, or the number of shares of Science 37 Common Stock issuable upon exercise of the Science 37 Warrant that were subject to such Science 37 Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of our common stock; (iii) the per share exercise price for our common stock issuable upon exercise of each Science 37 Warrant assumed by us will be determined by dividing the per share exercise price of Science 37 Common Stock subject to the Science 37 Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Science 37 Warrant assumed by us will continue in full force and effect and the terms and other provisions of such Science 37 Warrant will otherwise remain unchanged.
Common Stock.   At the Effective Time, each share of Science 37 Common Stock (including such shares of Science 37 Common Stock outstanding immediately prior to the Effective Time as a result of the Science 37 Preferred Stock Conversion, but excluding such shares the holders of which perfect rights of appraisal under applicable Delaware law) will be converted into the right to receive such number of shares of our common stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares.
Stock Options.   At the Effective Time, each outstanding Science 37 Option, whether or not then vested and exercisable, will be converted automatically (and without any required action on the part of such holder of outstanding Science 37 Option) into an option to purchase a number of shares of our common stock equal to the number of shares of Science 37 Common Stock subject to such Science 37 Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), with a per share exercise price equal to the exercise price per share of Science 37 Common Stock of such Science 37 Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding the foregoing, in the event the per share exercise price of a Science 37 Option is greater than or equal to the cash equivalent of a number of shares of LSAQ Common Stock equal to the Exchange Ratio, subject to rounding mechanisms as described in the Merger Agreement, such Science 37 Option shall be cancelled for no consideration.
Earn-Out Shares.   Following the closing of the Business Combination, former holders of shares of Science 37 Common Stock (including such shares received as a result of the Science 37 Preferred Stock Conversion) and former holders of Science 37 Options will be entitled to receive their respective pro rata shares of up to 12,500,000 additional shares of our common stock if, within the three-year period following the Closing Date, the closing share price of our common stock equals or exceeds any of two Triggering Events, subject to, in respect of a former holder of Science 37 Options, continued services to us or one of our subsidiaries at the time of the applicable Triggering Event. If we (or a successor entity) have a change of control within the three-year period following the closing of the Business Combination that will result in our stockholders receiving a per share price equal to or in excess of any Triggering Event threshold(s), then immediately prior to such change of control, any Triggering Event that has not previously occurred shall be deemed to have occurred and we will issue the Earn-Out Shares to the former holders of shares of Science 37 Common Stock and former holders of Science 37 Options in accordance with their respective pro rata shares.
The Merger Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the proposed Business Combination is subject to certain conditions as further described in the Merger Agreement.
Results of Operations
We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, those necessary to prepare for our IPO, and subsequent to our IPO, identifying a target for our initial business combination. We do not expect to generate any operating revenues until after completion of our initial business combination. We generate non-operating income in the form of interest income on investments held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses as we conduct due diligence on prospective business combination candidates.
For the year ended June 30, 2021, we had a net loss of $561,449, which consisted of formation and operating costs of $591,846, offset by interest income on marketable securities held in the Trust Account of $30,397.
For the period from December 18, 2019 (inception) through June 30, 2020, we had a net loss of $1,000, which consisted of formation and operating costs.
Liquidity and Capital Resources
On November 24, 2020, we consummated the IPO of 8,009,041 public shares, which includes the partial exercise by the underwriter of its over-allotment option in the amount of 509,041 public shares, at a price of $10.00 per Public Share, generating gross proceeds of $80,090,412. Simultaneously with the closing of the IPO, we consummated the sale of 3,146,453 Private Placement Warrants to the Sponsor at a price of $0.90 per Private Warrant, generating gross proceeds of $2,831,809.

Following the IPO, the partial exercise of the over-allotment option and the sale of the Private Placement Warrants, a total of $80,090,412 was placed in the Trust Account. We incurred $1,858,498 in transaction costs, including $1,601,808 of underwriting fees and $256,690 of other costs.
For the year ended June 30, 2021, cash used in operating activities was $582,198. Net loss of $561,449 was affected by interest earned on marketable securities held in the Trust Account of $30,397. Changes in operating assets and liabilities provided $9,648 of cash from operating activities.
As of June 30, 2021, we had investments held in the Trust Account of $80,120,809. Interest income on the balance in the Trust Account may be used by us to pay taxes. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of taxes payable and less deferred underwriting commissions) to complete our initial business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of June 30, 2021, we had $416,111 of cash held outside of the Trust Account. We will use these funds primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete our initial business combination and to pay taxes to the extent the interest earned on the Trust Account is not sufficient to pay our taxes. A portion of these funds will also be used to pay our obligations pursuant to the administrative services agreement described below.
In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or an affiliate of the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. Each working capital loan would be evidenced by a promissory note. If we complete a business combination, we would repay the working capital loans out of the proceeds of the Trust Account released to us. Otherwise, the working capital loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the working capital loans but no proceeds held in the Trust Account would be used to repay the working capital loans. The working capital loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $500,000 of such working capital loans may be convertible into warrants of the post business combination entity. The warrants would be identical to the Private Placement Warrants.
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Contractual Obligations
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial support to LSAQ. We began incurring these fees on November 20, 2020 and will continue to incur these fees monthly until the earlier of the completion of our initial business combination and LSAQ’s liquidation.
Critical Accounting Policies
The preparation of consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting policies.
Warrant Classification
We account for the warrants issued in connection with our IPO in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do meet the criteria for equity treatment and must be recorded as equity
Common Stock Subject to Possible Redemption
We account for our common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, the common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our consolidated balance sheets.
Net Loss per Common Share
We apply the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. Our net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not our income or losses.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Our management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on our condensed financial statements.

INFORMATION ABOUT SCIENCE 37
Science 37’s Mission
Science 37’s mission is to accelerate clinical research by enabling universal access for patients and providers.
Science 37’s Vision
Science 37’s vision is to be the category-defining operating system that powers every clinical trial.
Overview
Founded in 2014, Science 37 pioneered the concept of decentralized clinical trials (“DCTs”) with a very simple premise: that clinical trials should begin with the patient. With approximately $195 billion spent annually in biopharmaceutical research and development and approximately $60 billion spent annually in serviceable clinical trials, Science 37 is disrupting a large market.
Today, Science 37 continues to be a leader in the DCT category and believes that it is uniquely positioned as an operating system with both end-to-end technology to enable DCTs and specialized networks to orchestrate trial execution. Science 37 believes it has more scale to manage and experience in conducting decentralized clinical trials than any other company, having executed more than 95 clinical trials with over 366,000 patients engaged to date. Compared to the traditional model, Science 37 has been able to initiate clinical trials up to four times faster, recruit patients up to 15 times faster and retain patients at up to 28% higher rates. Additionally, enrollment through Science 37 has resulted in up to three times more diverse participant pools, better representing the real world population. As the commercial value of a drug is highest prior to its patent expiry date, these efficiency gains are critical. If a typical drug can get to market three months earlier, it is estimated that between $54 million and $720 million of additional revenue can be generated over the life of that drug.
Science 37 is addressing an industry that it believes is ripe for disruption, with the clinical trial model having been largely unchanged over the past 60 to 90 years. The traditional clinical trial model relies on a network of physical clinical research sites for trial execution, requiring patients to travel to a site for each visit. The infrastructure required for each site to operate, in addition to the fragmentation that results from each site using their own processes and technology tools, has given rise to a myriad of challenges, including slow start up, poor enrollment, high patient drop-out rates, and lack of diversity, all of which affect the timelines to launch life-saving drug treatments for patients. Only about 8% of patients are approached to join a clinical trial because most do not live near a participating research site. About 19% of the patients recruited do not complete the full study. In parallel, only about 5% of providers participate in clinical research due to the high cost and low incentives to house clinical teams or send patients out of their practice for a clinical trial. In the end, approximately 85% of trials experience delays, 94% of them greater than one month, resulting in timelines as long as 13 years to launch drug treatments globally.
Through its direct-to-patient approach, Science 37 seeks to reduce the impact of the geographic barriers associated with conventional physical clinical trial sites, enable recruitment of virtually any patient, and provide patients with personalized support throughout the clinical trial journey. Science 37 believes that bringing the clinical trial directly to the patient may address traditional-model problems around patient retention and engagement head on. Furthermore, Science 37 aims to offer a model for providers to seamlessly participate as investigators without all of the site infrastructure costs.
Science 37’s patient-centric model is powered by a category-defining clinical trial operating system and its team of approximately 300 employees with significant subject matter expertise. The backbone of the operating system is a unified technology platform, which is combined with Science 37’s specialized network of patient communities, on-demand telemedicine investigators, flexible mobile nurse networks, scalable remote coordinators and robust connected technologies.
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Technology Platform:    Science 37’s full-stack technology platform is purpose-built for DCT execution and is designed to provide an end-to-end, single stop solution. The platform seeks to enable modern, digital approaches to clinical research by bringing together all parties — including the patient and trial investigators, nurses, coordinators as well as sponsors — to power workflows, centralize evidence generation and harmonize data. Configurable, pre-defined workflows ensure that patients and remote clinical trial teams remain in sync, enforce a standard operating process and facilitate ease of use, compliance and consistency. Science 37’s powerful data capture tools are designed to provide flexibility to support complex evidence generation — virtually any assessment that is performed on paper can be digitized into Science 37’s platform. As soon as the information is submitted in the applications, data is automatically locked into the platform with compliant audit trails and reporting for close monitoring throughout the study. Science 37 believes that its technology platform provides a common data infrastructure to enable the harmonization of data, both for internal monitoring and management as well as external data flows. Open Application Programming Interface (“API”) allows for the structured exchange of data in nearly real-time, including Electronic Data Capture (“EDC”) and Electronic Health Record (“EHR”) integrations. Architecturally, Science 37’s platform is cloud-based and multi-tenant with appropriate data segregation. Availability, scalability, and security are fundamental characteristics of the architecture.
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Specialized Networks:    Science 37’s networks of patient communities, telemedicine investigators, mobile nurses, remote coordinators and connected devices are designed for the purpose of orchestrating decentralized clinical trials. Science 37 believes that these networks are unique in the decentralized clinical trial delivery space, and Science 37 has developed Standard Operating Procedures (“SOPs”) and comprehensive training on its proprietary methods of trial conduct. The power of Science 37’s networks is unlocked by its technology platform, which is designed to enable a centralized and unified clinical trial experience. Science 37’s networks continue to grow globally and across therapeutic areas to enable increasingly complex decentralized and hybrid clinical trial designs.

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Extensive Configuration:    Science 37’s operating system is highly configurable to support virtually any phase of clinical study and any indication. Science 37’s deep experience in executing DCTs enables it to quickly and effectively activate its operating system to meet the specific needs of each customer.

Science 37 believes its strong relationships with its customers and its purpose-driven culture focused on democratizing clinical research have contributed to its rapid growth and strong repeat business. Science 37 forms close partnerships with its customers from the start, advising on best practices for clinical trial design all the way through execution. Science 37’s customers consist of large and mid-sized pharmaceutical companies, biotech companies, Contract Research Organizations (“CROs”) as well as academic institutions. Science 37’s numerous strategic collaborations, including its enterprise technology collaborations and its Science 37 Certified program, empower Science 37’s customers and enable Science 37 to deliver DCTs at scale.
Science 37 believes the concept of DCTs is at an inflection point, with significant growth opportunities ahead. Science 37 intends to continue to invest in its core business, geographically, commercially and technologically, to reinforce its position in the market. Science 37 plans to capitalize on its specialized networks and proprietary technology to continue to expand its offerings across key verticals — including CRO partnerships, electronic clinical outcome assessment (“eCOA”) capabilities, real-world evidence, clinical care and diversity in clinical research. Science 37 has further stressed the importance of diversity, having established a Diversity in Clinical Research Foundation aimed at making clinical trial research more accessible to underserved populations. Finally, Science 37 believes the future of clinical trials will continue to evolve to include decentralization approaches in tandem with traditional approaches, on virtually every trial — requiring networks of traditional providers, telemedicine providers, mobile nurses and remote coordinators, as well as a flexible operating system to seamlessly navigate between the on-premise and off-premise experience while capturing all the data in one unified platform. Science 37 expects to continuously extend the reach of both its technology platform and specialized network accordingly.
Science 37 has experienced significant growth in bookings and revenues over a short period of time:
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Trailing twelve-month gross bookings increased from $33.0 million for the period ended June 30, 2020 to $132.0 million for the period ended June 30, 2021.

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Average contract value in Science 37’s qualified funnel increased from $1.7 million in the six months ended June 30, 2020 to $2.3 million in the six months ended June 30, 2021.

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Net new customers grew from 11 in the six months ended June 30, 2020 to 12 in the same period of 2021, with 21 net new customers during the trailing twelve months ended June 30, 2021.

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Revenues increased 68.3% from FY 2019 to FY 2020, from $14.1 million to $23.7 million, respectively.

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Net loss increased 71.5% from FY 2019 to FY 2020, from ($18.5) million to ($31.7) million, respectively, as the company significantly increased its investment in technology, established commercial infrastructure and expanded geographically.

The Drug Development Process is Ripe for Disruption
The drug development process has been relatively unchanged over the past 60 to 90 years. Global annual research and development spending has increased six times over the last several decades, from $33.4 billion in 1993 to current spending of approximately $195 billion. However, the success rate of drug approvals over the same period has fallen dramatically by 41% and is continuing to trend lower (19.1% in the 1990s to 11.3% in the 2010s). The cost to develop an approved drug has risen almost three times, from approximately $1.0 billion in 2003 to $2.9 billion in 2016. These factors have all played into longer development processes, resulting in timelines of as long as 13 years to launch drug treatments globally. The clinical trial process, Science 37’s main area of focus, comprises the majority of this timeline.
Traditional Clinical Trials End, Rather Than Start, with the Patient
With redundant processes, excessive resourcing and multitudes of disparate technologies, the traditional clinical trial model faces a number of challenges, resulting in slow start up, poor enrollment, high patient drop-out rates, and lack of diversity, all of which affect the timelines to launch potentially life-saving drug treatments for patients.
Central to the traditional clinical trial model is the establishment of a network of clinics, hospitals or hospital systems (commonly referred to as “sites”) across the countries of interest. It is from these sites the biopharmaceutical company who is sponsoring the study (known as the “sponsor”) collects evidence of drug efficacy.
To facilitate this network, as illustrated in Exhibit 1 below, the sponsor typically employs large teams or hires a CRO to identify which sites are the most promising in terms of ability to recruit patients into the study. Then, another team often conducts feasibility assessments by contacting each of these sites to determine its interest and number of patients it believes it will recruit. The site identification and feasibility teams often continue this process until there are enough sites to secure the number of patients needed to fulfill the study protocol requirements.
The site management team then typically contracts with each of the participating sites and trains the sites on the protocol before the sites can begin enrolling patients into the study. Once enrollment commences, on average 48% of these sites will fail to hit their patient recruitment targets and 11% will fail to enroll a single patient.
Each individual site or site network often has its own silo of processes, procedures, technology and staff to choreograph the patient visits, procedures and evidence generation required to determine efficacy of the investigational product. Much of the clinical data is captured on paper at the site and then re-entered into an Electronic Data Collection (“EDC”) system. To reduce re-entry error, clinical operations teams often deploy an eCOA solution to capture some of the more critical outcomes data; however, this usually entails procuring, programming, and shipping a data collection tool to each site or patient, and then coordinating return of the data collection tool at the end of the study.

Exhibit 1

Traditional Trial Workflow

Site Identification
Site Feasibility
Contracting
& Approvals
Training
Enrollment
Evidence Generation
48%
Under Enroll
11%
Zero Enroll
Manual Data
Reentry
Device
Programming
& Shipping
SITE MANAGEMENT DEPARTMENT
CLINICAL OPERATIONS TEAM
Months
1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18+

To ensure that each of these sites apply consistent measurement techniques, are compliant with the protocol, and properly re-enter evidence into the system of record, the traditional clinical trial design requires clinical research associates to travel (often great distances) and audit each individual site regularly throughout the duration of the study.
All of this infrastructure is designed to enroll patients into the clinical trial as quickly as possible; however, only about 8% of eligible patients are ever even approached to join a clinical trial, because most do not live near a participating research site. Only about 14% of all patients who are recruited into clinical research studies come from communities of color, creating a sample that does not represent the commercial patient population which is about three times greater in number. Then, about 19% of the patients recruited fail to matriculate through the full study.
In the end, approximately 85% of trials experience delays, 94% of them greater than one month, resulting in timelines of as long as 13 years to launch drug treatments for patients globally.
Decentralized Clinical Trials Start with the Patient
Since its founding in 2014, Science 37 has championed the DCT model. DCTs recruit patients into clinical trials independent from a given site (often via media or referrals from patient associations, providers, pharmacies and payers). These patients are serviced by remote coordinators, telemedicine investigators, and mobile nurses who conduct visits from the comfort of the patient’s own home, eliminating the dependency on a physical site for clinical trial execution. DCTs can range from being fully virtual, in which all visits occur outside of an investigational site, to hybrid, in which a portion of the trial is conducted remotely.
Benefit for Patients:   The Science 37 model is designed to remove the geographic barriers associated with traditional sites and enable recruitment of virtually any patient, in contrast to only about 8% of the eligible population that has ever been reached through the traditional model. In addition, Science 37 offers a patient-first approach, with easy-to-use technology for data collection, telemedicine for remote visits, and home visits planned around the patient’s schedule. This approach to bring the clinical trial directly to the patient’s home seeks to address historical problems around patient retention and engagement.
Benefit for Providers:   The decentralized model aims to address system constraints to participate in research for providers as well. Today, only approximately 5% of providers participate in clinical research due to the high cost and low incentives to house clinical teams, establish in-house SOPs and invest in technology. Science 37 offers a model for providers to seamlessly participate as investigators without the typical infrastructure cost. Science 37 provides easy-to-use technology for workflow orchestration, evidence generation and data harmonization; remote site staff to enable high quality trial conduct; and training and support from Science 37’s decentralized clinical trial experts.
Benefit for Sponsors:   Coupled with unified SOPs and a technology platform to directly capture all data electronically, Science 37 believes that this DCT approach eliminates the need for clinical research associates to fly around the world to compensate for disconnected processes, procedures and manual re-entry of data that is typical of a traditional site network. In addition, as illustrated in Exhibit 2 below, it aims to eliminate the need for the infrastructure required to identify sites, conduct site feasibility, site contracting and training, so that sponsors can move directly to patient enrollment and evidence generation, saving both time and money. Additionally, the decentralized model enables access to a larger patient population along with a less burdensome participation experience — all driving toward improved recruitment and retention, and ultimately more time savings for sponsors.
Exhibit 2

Decentralized Trial Workflow
Site Identification
Site Feasibility
Training
Contracting
& Approvals
Enrollment
Data Collection
Direct Enrollment
& Data Collection
Science 37
Months
1
2
3
4

Utilizing the DCT, patient-centered design approach, Science 37 has been able to start up trials up to four times faster, enroll patients up to 15 times faster, and retain patients at up to 28% higher rates, which are critical in the drug development process given that the commercial life of a drug is limited by its patent expiry date. If a typical drug can get to market three months earlier, it is estimated that between $54 million and $720 million of additional revenue can be generated over the life of that drug.
In addition to speed and patient retention, Science 37 has generated three times the participation from diverse patient communities, which not only represents a more socially conscious solution, but also one that takes into account a more representative sample that is more predictive of how that drug will act in the true commercial population that will be consuming the drug.

Disrupting a $195 Billion Total Addressable Market
Global annual research and development spending has increased from $33.4 billion in 1993 to current annual spending of approximately $195 billion, growing at a 4% to 5% compounded annual growth rate (“CAGR”). Based on its management team’s experience and knowledge of this market, Science 37 estimates that approximately 31% of this spending will be outsourced, resulting in a serviceable available market of approximately $60 billion. Science 37 expects this serviceable available market to grow at an approximately 6% CAGR over the next five years. See “Risk Factors — Risks Related to the General Economic and Financial Market Conditions and the Industries in which Science 37 Operates — Science 37’s estimate of the market size for its products and services may prove to be inaccurate, and even if the market size is accurate, there can be no assurance that its business will serve a significant portion of the market.”
Exhibit 3
As illustrated in Exhibit 3 above, this current market is largely being serviced today by CROs (50%), home health vendors (17%) and Recruitment & eClinical solutions (33%).
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CROs provide sponsors with an outsourced suite of research services for clinical trial execution from drug conception through approval, including but not limited to trial feasibility and design, site selection, study startup and execution, biostatistics and submission support.

•
Home health vendors typically provide medical staff that visit patients directly in the home to collect trial related data points, such as mobile nurses, physicians or phlebotomists.

•
Recruitment and eClinical solutions provide point technology solutions often for the purpose of enabling data collection.

Science 37 believes it is well-positioned to benefit from several market trends, including outsourcing and clinical trial technology adoption:
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Outsourcing:   Outsourcing has steadily increased over the last decade and remained consistent through the pandemic. Outsourcing trends are driven by biopharmaceutical companies’ desire to focus on core expertise and avoid capital intensive investments; comply more easily with global regulatory requirements; and realize cost efficiencies in trial conduct. Outsourcing as a percentage of total development spending by biopharmaceutical companies continues at 49%, compared to 36% in 2011 and 21% in 2001. CROs and sponsors expect outsourcing for early-stage and late-stage development (which includes real-world studies) to jump to 56% and 61%, respectively, within three to five years.

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Technology Adoption:   Biopharmaceutical companies are increasingly bringing technology workflows and solution capabilities into the decision making process for trial execution support. In addition to Artificial Intelligence and big data, APIs for connectivity, real world evidence and wearable tech are of high focus for target investment areas. The increased investment and adoption of these technologies is expected to result in additional use in clinical trials, accelerating adoption of decentralized clinical trials.
Acceleration of Decentralized Clinical Trial Adoption
Much of the growth in DCTs was catalyzed by the COVID-19 pandemic in early 2020, and eventually nearly all clinical research sites were completely shut down. The U.S. Food and Drug Administration (“FDA”) and European Medicines Agency (“EMA”) each issued guidance directing sponsors to implement DCT techniques in order to maintain study continuity, and endorsed DCT techniques as viable, long-term solutions for study design and evidence generation. During this time, the traditional clinical trial model became largely inoperable, while Science 37 was able to continue to execute most of its studies without disruption.
The overall uptick in DCT adoption has been widely recognized and confirmed by industry leaders; according to an Industry Standard Research (“ISR”) survey of biopharmaceutical executives commissioned by Science 37, more than 60% indicate that their respective company conducted a clinical trial using at least some decentralized clinical trial elements within the last year, with 4% reporting that they’ve conducted a fully virtual decentralized clinical trial. More than 80% expect to conduct a clinical trial using at least some DCT elements in 2021, with close to one-in-six of these studies expected to be fully virtual — representing a 325% increase in fully virtual decentralized clinical trials conducted compared to 2020 as described in Exhibit 4 below.
Over 95% of pharmaceutical executives agree that decentralized clinical trial technologies and methodologies adopted during the pandemic are here to stay. In the ISR survey, 17% of participants expected the increased adoption to fully remain; 26% expected adoption to further increase; 57% expected some elements to remain; and 0% expected adoption to revert to pre-pandemic levels after COVID-19 is under control.
Exhibit 4

THE DCT OS REPORT

>95%
of biopharma executives say they are not going back to a full traditional site-based development model
And they expect to use DCT even more.
80%
of biopharma companies expect to conduct a clinical trial using DCT elements within the next year
But they'll need help to activate and operationalize.
60%
do not have the internal capabilities to operationalize any components of a decentralized clinical trial

Based on an industry survey of R&D decision makers, the majority of pharma and CRO companies are investing in efforts to accelerate decentralized clinical trial adoption, namely adopting patient facing technologies (64%), redesigning trials protocols (63%), and adopting investigator facing technologies (53%). However, according to the ISR survey, 60% of sponsors indicate that they have no infrastructure to execute decentralized clinical trials, making an outsourced operating system, such as Science 37’s, critical to clinical trial success.
Science 37 Decentralized Clinical Trial Operating System (DCT OS)
Science 37’s patient-centric model leverages Science 37’s proprietary Decentralized Clinical Trial Operating System (“DCT OS”), the backbone of which is Science 37’s technology platform, which is combined with Science 37’s specialized network capabilities.
Unified, Full-Stack, End-to-End Technology Platform
Science 37’s technology platform serves as the core of its operating system, designed to provide an end-to-end solution for trial execution. The platform aims to enable modern, digital approaches to clinical research by bringing together all participants to unify workflows, centralize evidence generation and deliver data harmonization.
Workflow Orchestration
Science 37’s technology platform offers a unique and effective user experience to orchestrate DCTs. The workflow for each of the participants — the patient, the investigator, the nurse and the coordinator — has to be carefully choreographed to ensure simple, high quality and seamless interactions.
Patients use study-specific clinical trial landing pages to learn about clinical trials and sign up to participate. They create an account via the Science 37 web interface or by downloading a mobile application through which they are able to consent to participate. The mobile application is available in both iOS and Android and can be used on a personal smartphone; Science 37 can also ship a provisioned device if needed. Over the course of the clinical trial, patients engage via the Science 37 platform to seamlessly connect with the investigator and rest of the clinical trial team. The platform is used for all clinical trial participation, including data collection, telemedicine visits, tracking appointments and communication with the clinical trial team. Over the course of the clinical trial, Science 37 employs proprietary Customer Relationship Management (“CRM”) capabilities for automated and efficient recruitment and retention practices.
Science 37’s technology platform is designed to enable clinical trial-specific workflow configuration, enforcing SOPs across all clinical trial investigators and facilitating ease of use, compliance and consistency. The platform lays out all visits, assessments and procedures — essentially prescribing the necessary steps — so investigators can quickly conduct appropriate actions in accordance with the clinical trial schedule of assessments. The platform progresses with each patient visit, so the investigator knows exactly where the patient is in the clinical trial journey and there is little ambiguity around what must occur in each patient visit. Furthermore, platform workflows aim to enable easy data review and approvals, with appropriate guardrails and signature requirements for increased compliance. For comparison, in the traditional model, a clinical trial site is typically given instructions for the procedures required at each visit, but is subject to their own processes and technology — resulting in an increased risk of poor compliance and thus the need for clinical research monitors to conduct regular on-site audits.
Through the Science 37 technology platform, Science 37 believes that investigators are able to perform all necessary clinical trial activities including conducting telemedicine visits and completing eCOA. Medical records can be pulled in from the patient’s EHR system via API automation, enabling expedited review of medical record information. Workflows also seek to provide easy tracking of Serious Adverse Events, Adverse Events and progress notes over the course of the clinical trial.
The nurse workflows are designed for high quality clinical coordination at every step. More specifically, the platform supports Investigational Medicinal Product (“IMP”) management, collecting lab data and the ability to input Clinician Reported Outcomes (“ClinROs”). Mobile nurses access the technology platform through mobile devices, enabling data collection easily in remote locations. Remote coordinators have the ability to schedule home visits, as well as coordinate scheduling across Science 37’s network of mobile nurses or nurses that may be facilitated by a sponsor, CRO or third-party home health provider.

The remote coordinator experience is centered around being able to provide a concierge patient experience. The coordinator is able to manage the logistics of the clinical trial, including managing nurses, scheduling telemedicine or home visits, and the overall visit calendar providing maximum scheduling flexibility for the patient, allowing visits to occur at the most convenient time including evenings or weekends. The coordinator workflows support the telemedicine investigator as well, with coordinators completing assessment and direct data entry in concert with the investigator.
Finally, all workflows are supported for global conduct. This includes the translation of the full patient experience in over 40 languages, including right-to-left languages. The technology platform also supports language translations for nurses, investigators, or coordinators in over 20 languages.
Evidence Generation
The Science 37 platform is designed to generate high quality evidence. With built-in configurations, virtually any assessment that is performed on paper can be digitized into Science 37’s operating system. Evidence generation includes patient reported, clinical conduct, device and wearable, and real-world evidence. As soon as the information is submitted in the application, whether from a patient or another role, the data is automatically locked into the platform with a timestamp for audit purposes. Compliant audit trails and reporting allow for close tracking of data capture throughout the study. Digitizing evidence generation eliminates the need for manual data re-entry, associated data integrity risk or need for validation by clinical research associates on-site.
Patient evidence is captured through the mobile application, including electronic Patient Reported Outcomes (“ePRO”), Quality of Life assessments (“QOL”), health status information and symptom reporting. Notifications through the mobile application allow for compliance with clinical trial schedules of assessments. The Science 37 platform enables clinical conduct through digital means, including Remote eConsent, eSource, and ClinROs. Real world evidence can be supported by the Science 37 platform, including long-term follow-up studies, post-marketing safety, longitudinal data aggregation or observational assessments. Finally, device and wearable data can be supported, enabling remote monitoring and ongoing data collection — for example, looking at captivity monitors or sleep monitors.
Data Harmonization
The Science 37 platform seeks to provide a common data infrastructure to support the harmonization of data, both for internal monitoring and management as well as external data flows.
Science 37’s rapid trial builder feature is designed to accelerate clinical trial start-up times with an easy-to-use, no-code end-user interface, form libraries, and build workflows to configure user permissions, clinical trial workflows and data capture assessments. Built-in previews allow users designing the clinical trial to confirm rendering across mobile and desktop devices. Unlike many data capture platforms, new assessments can be built significantly faster than traditional means and, due to Science 37’s modern infrastructure, updated in real-time — with verified changes immediately propagated across all applications. All improvements to the platform are made under strict change control, are validated using Computer System Validation best practices and pass User Acceptance Testing before being deployed to production. Finally, the platform allows for appropriate monitoring and oversight including remote monitoring capabilities, query management and real-time performance analytics.
Science 37’s technology infrastructure is also designed to enable seamless data flows and analyses. Open APIs allow for the structured exchange of data in near real-time, including EDC and EHR integrations. A sponsor may use an EDC to centralize data captured across sites, in addition to data collected via Science 37. Science 37’s platform integration capability eliminates the need for re-entry from Science 37 to EDC, removing this data integrity risk and providing sponsors with visibility into clinical trial data in near-real time as it is captured in Science 37’s platform. EHR integrations in the Science 37 platform allows for the immediate retrieval and centralization of a patient’s up-to-date and comprehensive medical records in the platform, providing investigators with a holistic view of a patient for clinical trial eligibility and conduct. Finally, the Science 37 technology platform supports broader data aggregation and analysis to support real-world data studies, including tokenization capabilities to allow for the de-identification of patient data across other large, diverse data sets — including medical records, claims, lab data, consumer data and more — to be combined with Science 37-captured data, so patients can be tracked over longer periods of time across multiple health data inputs.
Architecture, Security and Compliance
Science 37’s platform is a cloud-based software platform hosted by Amazon Web Services. Availability, scalability, and security are fundamental characteristics. The platform leverages a multi-tenant architecture where data is segregated between tenants. Science 37 takes a Security by Design approach to development and operation of the platform. Software engineering is performed in compliance with Open Web Application Security Project (OWASP) secure coding standards. Risk is managed through a combination of security tools and SOPs that require a complete risk assessment of the platform prior to a production release. Science 37 employs a layered defense model to mitigate the risk related to malicious activity. Access to the platform is restricted to authenticated users using multi-factor authentication. Role-based access controls are enforced to restrict access to functionality and data so that only the appropriate users have access. All activity on the platform is logged and monitored to rapidly identify and respond to high-risk user behavior.
The platform is routinely subject to internal and third-party audits by Science 37’s customers in which the platform is assessed against Science 37’s security SOPs. The platform was designed and is maintained with consideration of FDA’s 21 CFR Part-11 regulations and related guidance, which address electronic documentation and electronic signatures, and validation expectations, for records subject to FDA oversight. The platform is also designed to comply with HIPAA and General Data Protection Regulation (“GDPR”) privacy standards. Science 37 operates product engineering functions in accordance with International Conference on Harmonization (“ICH”) Good Clinical Practice (“GCP”) guidelines and prioritizes compliance with applicable laws, regulations, and regulatory requirements and guidance relating to data protection and privacy globally, including but not limited to, the GDPR.
Specialized Network Capabilities
Science 37’s specialized network consists of patient communities, telemedicine investigators, mobile nurses, remote coordinators and connected technologies and devices. Each aspect of these networks work seamlessly with Science 37’s technology platform and is designed for the purpose of orchestrating decentralized clinical trials. Science 37’s networks continue to grow to power increasingly complex decentralized clinical trial designs.
Patient Communities
Without the geographic restrictions of a brick and mortar site, Science 37 targets patients who are interested in participating in research without regard to location. This enables greater access to diverse patient populations including those who are not located near traditional clinical trial sites as well as those for whom traveling to a physical location might present a barrier to participation.
Science 37 utilizes an adaptive approach, powered by Science 37’s in-house clinical experts and data driven marketing plans, to deliver effective, efficient and seamless engagement campaigns. Science 37 regularly accesses its patient database of more than 366,000 patients to conduct feasibility surveys in advance of planning its outreach campaigns. The company combines targeted patient research with deep clinical and marketing expertise to develop comprehensive strategies and tactical communication and outreach plans for each study.
Science 37 uses diversified, multi-channel programs to identify patients who fit the profile for each of its projects. This includes Science 37’s database of opted-in individuals interested in clinical research. Digital media supports the targeting of the right messages for the right audience at the right time and Science 37 uses artificial intelligence and machine learning to target its outreach to attract individuals who are the most likely to participate in the study. Additionally, Science 37 partners with its global network of healthcare providers to identify and recruit participants based on medical criteria. Through Science 37’s network it is able to identify specific providers who are best suited to bring on potentially eligible participants, and work hand in hand through the recruitment process. Finally, Science 37 has a series of partnerships that help ensure it is able to target patients through trusted channels. This includes partnerships with large national pharmacies, labs and health plans who have processes in place to refer highly qualified participants to clinical research studies, as well as large digital health portals with access to broad audiences.
Identifying patients is only the beginning of the journey. Science 37’s specialized team of patient engagement coordinators follow up with patients by phone, email and text/SMS to guide them through the pre-screening process, answer questions and support them as they consider study participation. The patient engagement coordinators utilize Science 37’s technology to create a personalized journey for patients to help bring awareness, educate and assess fit for clinical trial participation. Science 37’s model is flexible and reduces drop off in patient interest by ensuring rapid patient follow-up and allowing for warm handoffs from providers and other partners to create a seamless experience for patients.
Telemedicine Investigators
Science 37’s network of telemedicine investigators are sourced on demand and across any therapeutic area and geography, which enables Science 37 to access patients from virtually anywhere. Science 37’s U.S. investigator network allows Science 37 to consent, enroll, and support study participants in any state and Washington D.C. The Science 37 global investigator network comprises independent GCP-trained investigators in Canada, Europe and Asia Pacific as well as telemedicine-based investigators who work with Science 37 through a broader institutional partnership model.
All Science 37 investigators are board-certified in their chosen therapeutic specialties and have appropriate medical licensure and certifications. All Science 37 investigators go through a rigorous investigator onboarding and training on Company SOPs, GCP/ICH guidelines, FDA regulations and other applicable regulations (global, state, etc.). They are also trained on the Science 37 platform. This training ensures they have the necessary clinical research foundation to be effective DCT expert investigators.
Investigator oversight responsibilities for a DCT are the same as those at brick and mortar sites, and are facilitated through the Science 37 study team and organizational personnel, along with the Science 37 technology platform. Through role-based permissioning, investigators have real-time access to all study data in the platform, which ensures participant safety and data integrity.
Mobile Nurses and Other Home Health Providers
Science 37 has an expansive global network of specially trained, mobile nurses providers who complete procedures and collect study data within the participants’ homes directly in the Science 37 platform. Science 37’s core nurse team consists of licensed RNs or providers with equivalent ex-U.S. credentials.
Science 37 mobile nurses are specially trained to complete procedures and capture data within the participant home. Depending on the study, mobile nurses may complete the collection of vitals, blood draws and other activities. Additionally, mobile nurses may take part as facilitators of physical exams, which can be performed by study investigators via telemedicine. Mobile nurses may also facilitate the unpacking, packing, and shipping of IMP in participants’ homes, as well as administration of IMP. Certain data collection and source documentation activities may also be completed by mobile nurses, as required for the study.
Science 37 mobile nurses operate under a single set of SOPs to create patient-focused and repeatable experiences. To ensure the highest and consistent quality, mobile nurses complete a mandatory, comprehensive training program, which includes remote and occasional in-person activities with a member of Science 37’s Medical Affairs team. Essential clinical skills required for specific protocols are validated through a robust demonstration and evaluation process. All mobile healthcare providers must demonstrate the ability to perform the tasks/skills independently and proficiently before being assigned to a Science 37 study.
In addition to mobile nurses, Science 37’s network includes additional mobile providers such as occupational therapists, physician assistants and nurse practitioners.
Remote Coordinators
Science 37’s remote coordinators choreograph Science 37’s clinical trials virtually. They are highly trained in the realm of clinical research as well as DCTs. They ensure that all of Science 37’s processes are confirmed and consistent. Unlike some traditional site networks, where each site has their own processes, Science 37 uses standard processes across all remote coordinators for every clinical trial that utilize its services.
The remote coordinator fulfills the requirements for clinical trial execution, i.e. consenting, screening, enrolling participants, scheduling study visits, data entry, etc. Furthermore, remote coordinators orchestrate patient activity in all phases of the clinical trial and are responsible for the continued engagement of study participants in clinical trials under the supervision of the investigator. All remote coordinators are trained on compliance requirements and expectations under Science 37 SOPs, GCP/ ICH guidelines, FDA laws and regulations and other applicable requirements (supranational, state, etc.). Finally, the remote coordinator is a key member of the Study Management Team, actively contributing and meeting clinical trial execution goals and timelines, ensuring compliance with the study protocol, and ultimately securing a successful project.
Connected Devices
Science 37 connects into clinical devices to be able to support clinical data generation in a robust fashion. Science 37 has demonstrated the use of technologies and devices in clinical trials, with use cases ranging from occasional data to serial data collection. Examples include accelerometers, smart pill boxes, glucometers, blood pressure cuffs, ECGs, heart rate monitors and more.
Three Offerings Enabled by Extensive Configuration
Science 37 derives its revenues primarily from two sources: (i) contractual arrangements to enable and enhance clinical trials through technology and/or services (Full DCT and Metasite), and (ii) licensing of its proprietary Technology Platform to a variety of life science institutions. Science 37 focuses on three offerings, all with Science 37’s clinical trial operating system serving as the foundation:
1.
Full DCT.   In this offering, Science 37 is the sole provider delivering for a sponsor. Science 37 is performing the entire clinical trial on its technology platform, including orchestrating all of the visits and activities.

2.
Metasite.   In this case, Science 37 acts as a virtual site to supplement a network of traditional sites. Science 37 leverages its technology platform and orchestrates the clinical trial, but is responsible for a portion of the total patients associated with a clinical trial.

3.
Technology.   Science 37 is not conducting the trial, nor is it a Metasite, but configures the technology to support patient engagement, remote eConsent, eSource (eCOA, eCRF), Telemedicine and/or 3rd party integrations as part of a broader trial solution. Science 37 has a Software-as-a-Service (“SaaS”) option should the sponsor or CRO wish to deploy the technology themselves. Science 37 also has a “Technology Plus” model, in which specialized networks can be added to the technology solution, including patient communities, telemedicine investigators, mobile nurses, remote coordinators and connected devices.

This level of flexibility and high configuration capability enabled by Science 37’s specialized network of patient communities, on-demand telemedicine investigators, flexible mobile nurse networks, scalable remote coordinators and robust connected technologies enables Science 37 to support any phase of clinical study and nearly all indications.
Competitive Strengths
Science 37 is uniquely positioned as an operating system with both end-to-end technology to enable decentralized clinical trials and specialized networks to orchestrate trial execution. Combined with Science 37’s experience as an industry pioneer and having run more DCTs than any other company, Science 37 believes it is well-positioned to continue leading the category.
Proprietary End-to-End Technology Platform:   Science 37 designed its platform from the ground up, hand in hand with Science 37 practitioners who are establishing how decentralized clinical trials are best executed. For this reason, Science 37’s technology platform is purpose built and incorporates Science 37’s years of experience. The end-to-end nature of the platform aims to eliminate the need to string together technology point solutions and disparate data sets; rather Science 37 has built a full-stack, unifying platform that serves as the backbone to Science 37’s operating system. Science 37’s technology platform is designed to bring together workflow orchestration, evidence generation and data harmonization to power the decentralized clinical trial experience.
Expansive, Specialized DCT Networks:   Complementing Science 37’s technology platform are its expansive and specialized networks of patient communities, telemedicine investigators, mobile nurses, remote coordinators and connected devices. These networks are unique to decentralized clinical trial delivery — they are guided by standard SOPs and processes and trained on Science 37’s proprietary methods of clinical trial conduct. The power of Science 37’s networks is underpinned by the technology platform, which seeks to bring together the various parties for a centralized and unified clinical trial experience.
Leading Experience in DCT:   Science 37 believes that it has more experience in conducting decentralized trials than any other company, having executed more than 95 trials with more than 366,000 patients engaged to date. As the company who pioneered the model, Science 37 believes it holds the most knowledge around the best delivery solutions for decentralized clinical trials. These learnings are embedded in Science 37’s processes as well as how Science 37 activates and configures its operating system for each and every clinical trial. Science 37 contributes to the category as an active thought leader around DCT best practices and the need for a configurable operating system.
Experienced Management Team:   Science 37’s leaders have extensive experience, and collectively represent expertise from eClinical technology companies, SaaS and Application Platform as a Service (“aPaaS”) solutions, CROs, digital health providers and academic medical centers. With this extensive experience in clinical trials and the curiosity to change the status quo, this team has the unique ability to rethink the processes and technology that impact traditional clinical research today and transition it to a model that benefits all players in the clinical research process: patients, providers, CROs, sponsors and more. The management team models Science 37’s company values; fosters a passion for science and innovation; and creates a highly positive environment from which to deliver results.
Strong Values Guide Science 37 Toward its Mission and Vision:   Science 37 has built a distinct culture with core values that include: intentional focus, breaking barriers, making a difference, gratitude and respect. By applying intentional focus, Science 37 aligns its organization in an unambiguous manner toward its goals. Giving permission to break barriers every day has resulted in creative thinking and a persistent pursuit of new, robust solutions that push the boundaries of the status quo. Science 37 encourages its teams to think big, take action and make a difference with aspirations to higher standards. Most importantly, Science 37 fosters an environment of mutual gratitude and respect in all its interactions — with its customers, patients, and one another. These values together ensure that Science 37 effectively and relentlessly advances its mission and vision.
The ‘Science 37 Way’ — Science 37’s Exclusive Delivery Model:   Leaning on its years of experience, Science 37 has developed a proprietary process from initial customer contact through clinical trial close — what Science 37 calls the ‘Science 37 Way.’ The first phase is Science 37’s Contact to Kickoff Process, which covers the initial point of contact through the clinical trial kickoff. This phase includes Science 37’s strategic solutioning methodology for every opportunity, which leverages a deep knowledge base and proven frameworks for how Science 37 activates its operating system for each unique clinical trial. The second phase is Science 37’s Kickoff to Conduct Process, from external kickoff with the customer through the initiation of the clinical trial. Science 37 uses its detailed SOPs and procedures to enable an accelerated clinical trial startup process across platform configuration, automated clinical trial building and activation of its global networks. All steps happen in lockstep across Science 37’s technology and operations experts to ensure high quality planning and risk mitigation. The final phase is Science 37’s Conduct to Close Out Process, which covers clinical trial initiation through close out of the clinical trial. Science 37’s technology platform and networks come together during this phase to enable synchronized, reliable clinical trial execution. As Science 37’s business grows, its continuous learnings and process improvements are built back into its standardized and proprietary ‘Science 37 Way.’
Trusted, Deep Relationships with Science 37’s Large and Growing Customer Base:   Science 37 works closely with its customers to successfully execute their clinical trials, across therapeutic areas, trial phases and countries. Science 37 partners with its customers from the start, advising on best practices for clinical trial design all the way through execution. As DCT leaders, Science 37 has worked with many of its customers through their own change management processes to incorporate DCT expertise within their organizations and shift thinking, process and organizational structure toward the future of clinical trials. Science 37’s deep customer relationships are evidenced by its repeat business and high customer satisfaction.
Science 37’s numerous strategic collaborations demonstrate its strong relationships with customers. For example, Science 37’s publicly announced technology enterprise collaboration with Boehringer Ingelheim positions both companies in the forefront of the global digital health transformation, and allows them to work together on protocol development, regulatory strategy and the application of Science 37’s operating system to accelerate enrollment and improve the participant experience. Similarly, innovative collaborations as part of the Science 37 Certified program allow Science 37 to work hand in hand and empower CROs to deliver decentralized clinical studies at scale, most recently as announced with PPD and Syneos Health.
A Commitment to Diversity:   Science 37 believes that its dedication to and performance around diversity sets it apart from other clinical trial solutions companies. Science 37 has consistently demonstrated the ability to recruit from diverse patient populations, as well as bring on diverse investigators, mobile nurses and remote coordinators as part of its specialized networks. Science 37 continues to heavily invest in its tools to access harder to reach patient groups and attract minority investigators. Science 37’s diversity initiative is a top priority, minority led, and promotes the advancement of diversity in clinical trials. Science 37 has also established a Diversity in Clinical Research Foundation to make clinical trial research more accessible to underserved populations. This foundation will work with associations, organizations, and other entities to provide grants to increase the participation of underserved populations.
Growth Strategy: Strengthen Core, Expand, and Extend Capabilities
To achieve its vision of being the operating system that powers every clinical trial, Science 37 intends to invest in its core operating system, expand into adjacent markets, and extend its capabilities to enable the clinical trial of the future. As Science 37 executes its roadmap, it will assess opportunities for building capabilities, forming smart partnerships and evaluating synergistic acquisitions.
Strengthen the core business to reinforce Science 37’s market foothold.   Science 37 plans to continue to invest in its core business geographically, commercially and technologically and to reinforce its position in the market.
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SaaS and aPaaS:   Science 37 expects to continue the development of its technology platform as a SaaS and aPaaS solution for broader use across the industry. This includes infrastructure investments, simplifying the administration functions, extending Science 37’s Open APIs, and establishing a Developer Program to facilitate the integration of 3rd party technology solutions into Science 37’s operating system.

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Patient Platform:   Science 37 continues to invest in its patient platform, including technology, partnerships and methodology for recruitment, enrollment and engagement of patients across all trials. For example, this includes building deeper partnerships across payers, pharmacies and other institutions to bolster Science 37’s patient community. Science 37 also continues to invest in its digital patient portal, layering on additional capabilities for seamless patient engagement.

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Globalization of Metasite:   Science 37 intends to continue to expand its Metasite delivery model globally, through the growth of its specialized networks as well as the continued globalization of its technology platform.

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Connected Devices at Scale:   Science 37 expects to scale the connected devices that it supports, ensuring it can serve the broader universe of devices for evidence generation. Science 37 plans to continue to invest both in wearable integration as well as device data analysis (as digital biomarkers).

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Expanded Commercial Presence:   Science 37 continues to invest in its commercial presence across solution specialty and geography to drive therapeutic area penetration and its top line growth.

Expand into adjacent markets.   Science 37 plans to capitalize on its specialized networks and proprietary technology to continue to expand its offerings across key verticals.
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CRO Partnerships:   Science 37 established its Science 37 Certified program to empower CROs with access, training and commercial support required to deliver DCTs for sponsors. As part of the program, CROs and key members of their innovation, technology, and clinical operations teams, along with key investigators, are trained on Science 37’s operating system and can access its network and DCT consulting services. Partnerships with PPD and Syneos have been established to date, and Science 37 intends to continue growing through this channel.
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eCOA:   Science 37 continues to invest in its eCOA capabilities, including its technology support for new assessments across therapeutic areas as well as more extensive libraries, branching logic, engagement mechanisms and tools for User Acceptance Testing (“UAT”).

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Real-World Evidence:   Science 37 intends to expand its real-world evidence capabilities, leveraging the modularity and flexibility of its technology platform to support broad types of data collection as well as automated patient engagement. With its growing data sets, Science 37 plans to continue to collect data ongoing for new studies and continue to append data to its existing participant database to facilitate future research.

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Clinical Care:   Science 37’s flexible operating system is well suited to extend into the home health sector to facilitate monitoring and care for post-procedure or post-hospitalization. Science 37 plans to seek additional product and commercial expertise in this area to penetrate this entirely new market for Science 37.

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Diversity:   Science 37 intends to invest in its diversity business, including the continued build-out of tools to access harder to reach patient groups, as well as attract minority investigators, coordinators and nurses to its network. This work has begun with the establishment of Science 37’s Diversity in Clinical Research Foundation to make clinical trial research more accessible to underserved populations.

Extend the reach of Science 37’s operating system.   Science 37 believes the future of clinical trials will continue to evolve to include decentralization approaches, often in tandem with traditional approaches, on virtually every trial.
In the future, as illustrated in Exhibit 5 below, Science 37 anticipates providers will be able to participate as investigators from a traditional site, research-naive facility or telemedicine clinic. Similarly, patients may be participating from their home, a site, or a combination of the two; and procedures will be done in combination with home, site and/or nearby point of care (“PoC”) facilities. In the future, providers and patients can be activated to participate in trials, which will further accelerate the speed of development, bringing more life-changing therapies to market faster. Science 37 calls this model the Agile Clinical Trial (“ACT”).
Exhibit 5

Achieving this agile clinical trial status will require networks of traditional providers, telemedicine providers, mobile nurses and remote coordinators, as well as a flexible operating system to seamlessly navigate between the on premise and off premise experience while capturing all the data directly into one unified platform. Science 37 is already executing on ACTs today.
In this pursuit, Science 37 expects to continuously extend the reach of both its technology platform and specialized network.
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Provider Technology Enablement:   Science 37 is committed to being the single stop for sponsors and CROs and thus expects to continue investing in key technology capabilities to provide the full suite of eClinical capabilities.

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Provider Network Sources:   As noted in its Core strategy, Science 37 intends to invest in extending its telemedicine investigator network, both globally and across therapeutic expertise. In addition, Science 37 plans to invest in a broader provider network that can access Science 37 studies as a care option, referring patients to Science 37 or becoming study investigators (on premise or via telemedicine). Finally, Science 37 anticipates that it will explore partnerships with traditional research sites to enable them to conduct ACTs independently and in collaboration with Science 37.

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Performance & Risk Management:   Science 37 plans to continue to invest in risk-based management and trial performance analytics, providing trial teams with real-time information and tools to manage their trials smartly, whether these trials are performed as a traditional clinical trial, a DCT or an ACT.

Acquire capabilities to position Science 37 for continued leadership.   Science 37 intends to actively seek acquisition targets to supplement its organic growth strategies across the Core, Expand and Extend growth areas. This may include companies that provide Science 37 with increased presence or scale, or companies that provide Science 37 with new capabilities to better serve its customers.
Comprehensive Go-to-Market Strategy
As the industry embraces DCTs and ACTs, Science 37 believes sponsors need an experienced and flexible partner with in-depth expertise necessary to solution protocols, influence study design, configure requisite technologies and confidently operationalize studies to enable on-time, high-quality clinical trial delivery. Science 37’s go-to-market strategies strive to demonstrate its expertise, experience and leadership; broaden sponsors’ understanding, usage and adoption of decentralized or agile methodologies and simplify customers’ need to effectively deliver clinical trials more quickly.
Science 37’s matrixed commercial organization focuses on penetrating and growing Science 37’s strategic accounts; expanding and building new business with dedicated business development, subject matter expertise and inside sales support; broadening and increasing into market adjacencies; and enabling and developing Science 37’s channel partnerships with CROs.
Science 37’s Commercial team routinely provides solutions and proposals, working with external partners such as CROs and Science 37’s internal Technology, Delivery and Medical Affairs teams to activate Science 37’s operating system required for study protocol. This sales cycle can involve a variety of sponsor decision makers, varying by sponsor size, that can include medical directors, therapeutics heads, technologists, clinical operations and procurement. Through the proposal and bid defense process, Science 37’s Commercial team leverages the expertise of Science 37’s Technology, Delivery and Medical Affairs teams to answer sponsors’ questions, and provide details about the ‘Science 37 Way’.
Science 37’s Marketing & Communication programs, designed to highlight the in-depth expertise of Science 37 medical affairs, real-world evidence, technology and delivery specialists, focus on demonstrating thought-leadership through targeted content marketing, generating white papers and insight briefs, participating as speakers and panelists for industry events, and hosting webinars to share case studies and insights gleaned from having conducted more than 95 studies across various therapeutic areas, for all phases of drug development, as well as late phase and real-world evidence. Increased efforts on public relations and social media are in place to effectively build broader brand awareness of Science 37 and its technology-fueled efforts to power clinical trials.

Science 37’s Customers
The configurability of the Science 37 operating system allows Science 37 to meet the needs of each customer in a differentiated manner. Science 37’s platform accounts for the trial design, number of participants, therapeutic area, study complexity and use of home visits and electronic assessments for remote data capture. Science 37 is recognized as the leader in decentralized trial solutions among its customers, providing a leading offering rooted in strong experience, and an architect of the future clinical trial design.
Science 37’s customers consist of large and mid-sized pharmaceutical companies, biotech customers, CROs as well as academic institutions. For the year ended December 31, 2019, four customers — Boehringer Ingelheim International, GmbH (“Boehringer Ingelheim”), Sanofi US Services Inc,. Otsuka Pharmaceutical Development & Commercialization, Inc. and UCB Biopharma SPRL — individually each represented greater than 10% of revenue. For the year ended December 31, 2020, three customers — Boehringer Ingelheim, Freenome Holdings, Inc. and PPD Development, L.P. — individually each represented greater than 10% of revenue.
As demand for Science 37's capabilities has expanded, so has the depth and breadth of Science 37’s customer relationships. Science 37 has seen a 32% increase in average contract value in its qualified pipeline, from $1.7 million in the six months ended June 30, 2020 to $2.3 million in the same period of 2021. Similarly, Science 37 booked contracts with 12 new customers in the six months ended June 30, 2021 compared to 11 in the same period in 2020, and 21 net new customers over the past 12 months. On a dollar basis, Science 37’s total qualified pipeline has grown nearly two times across both Phase II and Phase III trials between the six months ended June 30, 2020 and the six months ended June 30, 2021. Science 37’s representative bookings over the 12 months ended June 30, 2021 demonstrate the diversification in its business —with trials across all three offerings, a wide range of indications, diversity across Phases II through IV, US only and global, and contract values up to $22.6 million.
The majority of Science 37’s contracts with its customers range in duration from a few months to several years. Science 37 generally receives compensation based on measuring progress toward completion using anticipated project budgets and direct labor and prices for each service offering. In addition, in certain instances, a customer contract may include forms of variable consideration such as incentive fees, volume rebates or other provisions that can increase or decrease the transaction price. This variable consideration is generally awarded upon achievement of certain performance metrics, program milestones or cost targets. Most of Science 37’s contracts can be terminated by the customer without cause with a 30-day notice. In the event of termination, Science 37’s contracts generally provide that the customer pay Science 37 for: (i) fees earned through the termination date; (ii) fees and expenses for winding down the project, which include both fees incurred and actual expenses; (iii) non-cancellable expenditures; and (iv) in some cases, a fee to cover a portion of the remaining professional fees on the project.
Competition
Science 37 competes at the intersection of companies that orchestrate clinical trials and companies with technology to support the orchestration of clinical trials.
Along the clinical trial orchestration dimension, CROs are typically engaged to execute the full trial on behalf of sponsors. Because CROs are predominantly services companies that are designed to orchestrate traditional, site-based clinical trials, technology is usually not core to their business, so they typically license these capabilities. In addition, the DCT model requires significantly different processes and SOPs than utilized for traditional clinical trials, creating internal barriers to shifting models. While some CROs refer to Science 37 as a competitor, Science 37 views CROs as partners and a sales channel, and enables CROs to leverage Science 37’s operating system to help manage this shift in the industry. Science 37 has demonstrated its success with this strategy through its partnerships and associated revenue from PPD and Syneos, and continues to engage additional CROs through the Science 37 Certified program. Other categories of potential competitors along the orchestration continuum include clinical home health companies and site management companies, neither of which typically own technology and only manage a fraction of what CROs typically manage.

On the other end of the spectrum are companies who provide technology solutions to support clinical trials. The vast majority of these companies, known as eClinical companies, are focused on making the traditional site model more efficient. Many of these companies have unique capabilities that can plug into Science 37’s operating system, and as such have become partners, including Signant Health, ERT and AI Cure.
There are a handful of smaller companies who provide technology to enable DCTs such as Medable and Thread. These companies have not existed as long as Science 37 and have not invested as much into their platforms as Science 37. There also are full-suite technology players such as Veeva, Oracle and Medidata with more traditional, site-based solutions that may wish to compete with Science 37 in the future. Because none of these companies own similar specialized networks, have experience orchestrating DCTs or have the same feedback loop as Science 37 to inform the user experience, Science 37 believes that it has created a significant, long-term competitive advantage.
There are emerging players that have less developed orchestration and technology capabilities that are trying to emulate the Science 37 model; however, they are several years behind Science 37 and do not have the same scale.
Social Responsibility: Democratizing Clinical Research
Social responsibility is core to Science 37’s mission-oriented corporate culture. Science 37 was founded to address structural hurdles in today’s clinical landscape that drive low patient and provider participation and result in slow timelines to getting life-changing therapies to market. Science 37’s model is designed to empower the patient while deeply engaging the clinical trial team of investigators, nurses, and coordinators, in order to disrupt the trial delivery system and ultimately drive better outcomes.
Culture and Employees
Science 37 recruits new employees that wish to pursue its mission to democratize clinical research, enabling it as a care option for everyone, everywhere. Equally, Science 37 looks for employees that are passionate in the pursuit of its vision to define the category and be the operating system to enable every trial.
Science 37’s employees are integral to the success of the company. With their support, Science 37 has built a work environment based on mutual trust, high collaboration and inclusion, which provides opportunities for continued growth and exceptional performance. Science 37 believes that its commitment to building a great company centered around its people has accelerated its path in disrupting the status quo.
Science 37 holds itself to four core values to guide its actions:
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Intentional Focus:   Science 37 has a clear North Star in its mission and vision. Science 37 is explicit regarding the market it is pursuing and in its value proposition to address that market. Science 37’s employees are given SMART (Specific, Measurable, Attainable, Relevant and Time-Bound) goals on which to base their activities, and are intentional about focusing on ways to deliver efficiently.

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Breaking Barriers:   Science 37’s commitment to breaking barriers every day has resulted in creative thinking and a persistent pursuit of new, robust solutions across process, technology, partnerships and organizational design that enable Science 37 to push the boundaries of the status quo. Science 37’s employees think differently, are empowered to make decisions and achieve transformational results.

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Making a Difference:   Making a difference captures the action-mindedness of Science 37’s culture. It embodies the constant pursuit of better outcomes through commitment, sweating the details, ensuring clear lines of accountability, and adding a personal touch that builds better relationships. It is a pursuit of excellence, not only by each individual themselves, but also supporting colleagues to help everyone reach higher standards — all of which creates a virtuous cycle toward better outcomes.

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Gratitude and Respect:   Most importantly, Science 37 — leaders, managers, and individual contributors — takes the time to say “thank you” for a job well done, for bold decision making and for supporting each other in the pursuit of its common goals. Science 37 treats others how it would like to be treated, and promotes gratitude and respect in all its interactions — with its customers, its patients, and one another.
Science 37 has built its culture by recruiting and developing employees who are passionate about the Science 37 mission and its values. Science 37 strongly supports diversity efforts through its hiring process, employee training and awareness, and continues to foster professional growth opportunities within its diverse employee base. Science 37 has a collaborative and supportive remote work environment that encourages retention and engagement.
Science 37 is a performance-driven environment, and provides employees with goals and objectives aligned with driving customer success and shareholder value. Science 37 has a competitive pay practice, including performance-based awards for the purpose of attracting, retaining and motivating employees, executive officers and directors. None of Science 37’s employees are represented by a labor union, and it has never experienced a work stoppage.
As of July 31, 2021, Science 37 had approximately 387 employees. Science 37 also maintains flexibility in staffing through additional contractors and consultants.
Quality
Science 37 is profoundly dedicated to providing the highest level of clinical and operational quality. In Science 37’s culture of quality, every employee is dedicated to protecting and improving the experience of all stakeholders in clinical research — patients, providers, CROs, sponsors and more. Quality is woven into every step — what Science 37 calls the ‘Science 37 Way’ — to ensure that trial planning and conduct meet Science 37’s commitments to all stakeholders from initial contact of a prospective sponsor to the final closeout of a study.
Contact to Kickoff:   From the moment of first contact with a prospective sponsor through the deal process, and project initiation, Science 37’s team of subject matter experts, including medical directors, therapeutics heads, technologists, clinical operations and procurement, undertake in-depth and detailed solutioning for each project. To minimize risk and ensure confidence and quality, Science 37 accounts for its previous learnings, leveraging its knowledge base around best practices by phase, therapeutic area and protocol construct. Science 37 conducts risk planning from the onset, outlining assumptions, potential risks, and detailed mitigation plans, which Science 37 corroborates with its customers during a highly formalized Kickoff meeting to ensure alignment, minimize ambiguity and forge a partnership in support of quality.
Kickoff to Conduct:   After a formal Kickoff meeting, as Science 37 prepares for project initiation. Its cross-functional team works in lockstep to ensure they plan across every dimension. Science 37 develops project-specific execution plans to ensure alignment and proper escalation paths, and tracks progress against predefined operational and quality metrics. Science 37 leverages tools that reflect its experience in delivery, such as its detailed RACIs and step-by-step operational flows, which enable it to startup trials efficiently, in compliance and in accordance with its customer kickoff discussions. As part of conduct readiness, Science 37 Study Teams undergo training on all its SOPs, GCP/ICH guidelines, FDA regulations, data privacy, diversity and any other applicable topics related to both broader trial conduct and study-specific conduct. Additional periodic training is conducted to ensure comprehension. Science 37 investigators are board-certified in their chosen therapeutic specialties and have appropriate medical licensure and certifications. All Science 37 investigators go through a rigorous investigator onboarding and training on company SOPs, GCP/ ICH guidelines, FDA regulations and other applicable regulations. Similar certification is required of Science 37’s nursing network, and similar training is required across all other trial team roles.
Conduct to Closeout:   In the third and final stage, Science 37 follows its detailed SOPs to ensure it stays compliant and can pivot as the trial progresses. Patient safety remains Science 37’s top priority. Science 37’s policies govern how it operates in all patient-centric touchpoints, particularly in the development of its technology platform and conduct of research; regular training for its employees ensures compliance with these processes. Science 37 is governed by a holistic Quality Management System (QMS) that meets the requirements of 21 CFR 820 Subpart B — Quality System Requirements. As independent oversight, the Science 37 Quality and Compliance function develops and executes an Internal Clinical Quality Audit Plan for each study. At the cornerstone of the QMS is the Quality Management Review, during which executive management reviews and discusses the overall health of the QMS. The QMS is designed to ensure, and seeks to demonstrate that, any issues encountered are addressed with an appropriate solution.
Intellectual Property
In the course of conducting its business, Science 37 develops and uses proprietary software, systems, processes, databases and other intellectual property. It seeks to protect its proprietary and confidential information and trade secrets through confidentiality agreements with employees, customers and other third parties, as well as implementing administrative and technical safeguards to protect the security of such information and trade secrets. Science 37 also relies on trademark laws to protect its brand, names and logos. For example, Science 37 has applied for and/or obtained and maintain registration in the United States and other countries for numerous trademarks. Science 37 also enters into agreements with third parties for the license and use of their intellectual property, although no one such license is considered to be material to the business as a whole. Science 37 does not have any material patents or copyright; however, in the future, Science 37 may rely on patent and copyright laws, as may be appropriate and applicable, to protect its intellectual property rights.
Government Regulation
Regulation of Clinical Trials
The biopharmaceutical industry is subject to a high degree of governmental regulation in both domestic and international markets. Regardless of the country or region in which approval is being sought, before a marketing application for a product candidate is ready for submission to regulatory authorities, the product candidate must undergo rigorous testing in pre-clinical studies and clinical trials. The clinical trial process must be conducted in accordance with the Federal Food, Drug and Cosmetic Act in the United States and similar laws and regulations in the relevant foreign jurisdictions. These laws and regulations require the product candidate to be tested and studied in certain ways prior to submission for approval.
In the United States, the FDA regulates the conduct of clinical trials of drug products in human subjects, and the form and content of regulatory applications. The FDA also regulates the development, approval, manufacture, safety, labeling, storage, record keeping, import, export, distribution, advertising, sale, and marketing of drug products. The FDA has similar authority and similar requirements with respect to the clinical testing of biological products and medical devices. Within the European Union, these requirements are enforced by the EMA, and requirements vary slightly from one member state to another. In the United Kingdom (“UK”), the requirements are enforced by the Medicines and Healthcare products Regulatory Agency (the “MHRA”). Similar requirements also apply in other jurisdictions where Science 37 operates or where its customers intend to apply for marketing authorization.
Some of these regulations apply directly to Science 37, as a clinical trial operator; others apply to Science 37’s customers, as pharmaceutical companies, and contractually to Science 37 as their service provider.
Clinical trials conducted outside the United States are subject to the laws and regulations of the country where the trials are conducted. These laws and regulations might differ from the laws and regulations administered by the FDA and other laws and regulations regarding the protections of patient safety and privacy and the control of study pharmaceuticals, medical devices or other materials. FDA laws and regulations may apply to clinical studies conducted outside the United States if, for example, such studies are conducted under an Investigational New Drug Application (“IND”). It is the responsibility of the study sponsor or the parties conducting the studies to ensure that all applicable legal and regulatory requirements are fulfilled.
Science 37’s services are subject to various regulatory requirements designed to ensure the quality and integrity of the clinical trial process. In the United States, Science 37 must perform its clinical development services in compliance with applicable laws, rules and regulations, including Good Clinical Practice, or GCP, and Good Pharmacovigilance Practice. The industry standard for the conduct of clinical trials is embodied in the FDA’s regulations for IRB, investigators and sponsor/monitors, which regulations collectively are termed GCP by industry, and the GCP guidelines issued by the ICH of Technical Requirements for Pharmaceuticals

for Human Use, which have been agreed upon by industry and regulatory representatives from the United States, the European Union and Japan. GCP requirements address, among other things, IRBs, qualified investigators, informed consent, recordkeeping and reporting. Regulatory authorities enforce GCP requirements through periodic inspections. Violations of GCP requirements could result in enforcement actions including the issuance of warning letters, civil penalties, product recalls, criminal prosecutions or debarment, suspension or exclusion from involvement in future clinical trials or the submission of pre-market approval applications. Science 37 monitors its clinical trials to test for compliance with applicable laws and regulations in the United States and the foreign jurisdictions in which it operates. Science 37 has adopted standard operating procedures that are designed to satisfy regulatory requirements and serve as a mechanism for controlling and enhancing the quality of its clinical trials. Science 37’s current operating procedures are written in accordance with all applicable FDA, GCP, and ICH requirements; Science 37 is in the process of updating them to reflect, EMA, and MHRA requirements. This enables Science 37’s work to be conducted locally, regionally and globally to standards that meet all currently applicable regulatory requirements. Science 37 must also maintain reports in compliance with applicable regulatory requirements for each study for auditing or inspection by the customer and regulatory authorities.
Prior to commencing human clinical trials, a company developing a new drug must file an IND with the FDA, or in the case of certain new devices, an Investigational Device Exemption (“IDE”). The IND or IDE must include information about pre-clinical tests, chemistry, manufacturing and control data, and a study protocol for the proposed clinical trial of the drug or device in humans. If the FDA does not object in writing within 30 days after filing, the IND or IDE becomes effective and the clinical trial may begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval. Clinical holds also may be imposed by the FDA at any time before or during trials due to safety concerns or non-compliance. Submission of an IND or IDE therefore may or may not result in FDA authorization to begin or continue a clinical trial. A separate submission to an existing IND or IDE must also be made for each successive clinical trial conducted during product development. Each clinical trial must be conducted in accordance with an effective IND or IDE.
Clinical studies must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review, approval, and monitoring, and may impose additional requirements for the conduct of the study. In some cases, an IND or IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects. The FDA, the IRB, or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the study subjects are being exposed to an unacceptable health risk.
During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements.
In order to comply with GCP and other regulations, sponsors of clinical trials must, among other things:
•
comply with specific requirements governing the selection of qualified principal investigators and clinical research sites;

•
obtain specific written commitments from the investigators;

•
obtain review, approval and supervision of clinical trials by an IRB or ethics committee;

•
obtain favorable opinion from regulatory agencies to commence a clinical trial;

•
verify that appropriate patient informed consent is obtained before the patient participates in a clinical trial;

•
ensure adverse drug reactions resulting from the administration of a drug or biologic during a clinical trial are medically evaluated and reported in a timely manner;

•
monitor the quality, validity and accuracy of data;

•
maintain records regarding drug or biologic dispensing and disposition;

•
verify that principal investigators and study staff maintain records and reports; and

•
permit appropriate governmental authorities access to data for review.

In operating clinical trials on behalf of sponsors, Science 37 is required, either by contract or direct regulation, to comply with these requirements as well. Science 37 may be subject to regulatory action if it fails to comply with applicable rules and regulations. Failure to comply with certain regulations can also result in the termination of ongoing research and disqualification of data collected during the clinical trials. If a clinical trial is not conducted in accordance with regulatory requirements, the applicable regulatory agency may require that a clinical trial be modified, suspended or terminated, and Science 37 or its customers may be subject to a variety of enforcement actions. For example, violations could result, depending on the nature of the violation and the type of product involved, in the issuance of a warning letter; suspension or termination of a clinical study; refusal of the FDA to authorize a sponsor to proceed under an IND or IDE for a clinical trial; refusal of the FDA to approve marketing applications, or withdrawal of such marketing applications; injunction, seizure of investigational products; civil penalties; criminal prosecutions; or debarment from assisting in the submission of new drug applications. IRBs may also suspend or terminate research not conducted in accordance with IRB requirements or that has been associated with unexpected serious harm to subjects.
Regulation of Personal Information
Science 37 holds confidential personal health and other information relating to persons who have been, are and may in the future be involved in clinical trials or otherwise. The collection, possession, retention, use, transmission and disclosure of such information is highly regulated, both in the United States and the other jurisdictions where Science 37 operates, and Science 37 is subject to Section 5(a) of the Federal Trade Commission Act, the Telephone Consumer Protection Act of 1991 and all regulations promulgated thereunder, and the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, among others. Additionally, Science 37 may be subject to State-level privacy, security and breach notification and healthcare information laws, including, but not limited to, the California Consumer Privacy Act of 2018, the California Privacy Rights Act of 2020 and the California Online Privacy Protection Act. Depending on the services provided, Science 37’s operations outside the United States may be subject to privacy regulations and laws such as the GDPR in the European Union, the UK’s data protection regime consisting primarily of the UK General Data Protection Regulation (the “UK GDPR”) and the UK Data Protection Act 2018 or the Personal Information Protection and Electronic Documents Act (“PIPEDA”) in Canada. Such laws and regulations may place restrictions or conditions on the export of personal data outside their applicable geographies, and/or impose additional requirements on service providers. In particular, the GDPR and UK GDPR include obligations and restrictions concerning the consent and rights of the individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area (the “EEA”) or UK (respectively), security breach notifications and the security and confidentiality of personal data. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. Additionally, the UK GDPR authorizes fines for certain violations of up to 4% of global annual revenue or GBP 17.5 million, whichever is greater. European and UK data protection authorities may interpret the GDPR and national laws (including the UK GDPR) differently and impose additional requirements, which contributes to the complexity of processing personal data in or from the EEA and/or UK. Guidance on implementation and compliance practices is often updated or otherwise revised.
Other Regulations
Science 37 also must comply with other related international, federal, state and local regulations that govern the practice of medicine (by trial investigators) and nursing (by mobile research nurses), as well as regulations that apply to employers and businesses generally, including, but not limited to, labor and employment laws and tax laws.

Any failure on Science 37’s part to comply with applicable regulations could result in the termination of ongoing research, the disqualification of data for submission to regulatory authorities, fines and other sanctions, as well as liability to Science 37’s customers. Furthermore, any issuance of a notice of finding by a governmental authority against either Science 37 or its customers, based upon a material violation by Science 37 of any applicable regulation, could materially and adversely affect Science 37’s reputation and business.
Facilities
Science 37’s corporate headquarters is located in Culver City, California, where it leases office space. The master lease expires on October 31, 2024. Science 37 holds a lease to office space in San Francisco; it has subleased this space to another tenant. The master lease expires on October 31, 2022. Science 37 believes its facilities are sufficient for its needs.
Legal Proceedings
From time to time, Science 37 may become involved in legal proceedings arising in the ordinary course of its business. Science 37 is not presently a party to any legal proceedings that, in the opinion of its management, would individually or taken together have a material adverse effect on its business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on Science 37 due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors. See Note 8 to Science 37’s unaudited condensed combined financial statements located elsewhere in this proxy/statement prospectus.
Indemnification and Insurance
Science 37’s business exposes it to potential liability. In certain circumstances, Science 37 may also be liable for the acts or omissions of others, such as suppliers of goods or services.
Science 37 attempts to manage its potential liability to third parties through contractual protection (such as indemnification and limitation of liability provisions) in its contracts with customers and others, and through insurance. The contractual indemnification provisions vary in scope and generally do not protect Science 37 against all potential liabilities, such as liability arising out of its gross negligence or willful misconduct. In addition, in the event that Science 37 seeks to enforce such an indemnification provision, the indemnifying party may not have sufficient resources to fully satisfy its indemnification obligations or may otherwise not comply with its contractual obligations.
Science 37 generally requires its customers and other counterparties to maintain adequate insurance, and currently maintains errors, omissions and professional liability insurance coverage, as well as cybersecurity coverage, with limits Science 37 believes to be appropriate. This insurance provides coverage for vicarious liability due to the negligence of the investigators who contract with Science 37, as well as claims by Science 37’s customers that a clinical trial was compromised due to an error or omission by Science 37. The coverage provided by such insurance may not be adequate for all claims made and such claims may be contested by applicable insurance carriers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SCIENCE 37
You should read the following discussion and analysis of Science 37’s financial condition and results of operations together with the “Selected Historical Consolidated Financial Data of Science 37” section of this proxy statement/prospectus and Science 37’s audited consolidated financial statements and unaudited condensed consolidated financial statements and the related notes appearing at the end of this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus, including information with respect to Science 37’s plans and strategy for its business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement/prospectus, Science 37’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. See “Cautionary Note Regarding Forward-Looking Statements.”
Overview of Our Business and Services
Science 37 is a leading provider of technology-based solutions that enable decentralized clinical trials (or direct-to-patient virtual studies) on behalf of biopharmaceutical sponsors. Science 37 pioneered the decentralized clinical trial model and developed the industry’s first Decentralized Clinical Trial Operating System (“DCT OS”) combining its technology platform, which orchestrates workflows, supports evidence generation and harmonizes data seamlessly, with its expansive network of patient communities, on-demand telemedicine investigators, flexible mobile nurses, scalable remote coordinators and robust connected technologies. By bringing research to patients and providers more directly, Science 37’s operating system increases access and patient diversity, which can help speed the development of potentially life-saving drug treatments.
Backlog and Net Bookings
Science 37 manages and assesses its business using a number of metrics including backlog and net bookings. Science 37’s backlog represents anticipated revenue for work not yet completed or performed (i) under signed contracts, letters of intent and, in some cases, awards that are supported by other forms of written communication and (ii) where there is sufficient or reasonable certainty about the customer’s ability and intent to fund and commence the services within six months. Backlog and backlog conversion (defined as quarterly revenue for the period divided by opening backlog for that period) vary from period to period depending upon new authorizations, contract modifications, cancellations and the amount of revenue recognized under existing contracts.
Science 37 continually evaluates its backlog to determine if any previously awarded work is no longer expected to be performed. If Science 37 determines that previously awarded work is no longer probable of performance, it will remove the value from Science 37’s backlog based on the risk of cancellation. Science 37 recognizes revenue from these awards as services are performed, provided Science 37 has received proper authorization from the customer. Science 37 excludes from backlog revenues that have been recognized and reported in the statement of operations.
Although an increase in backlog will generally result in an increase in future revenue to be recognized over time (depending on future contract modifications, contract cancellations and other adjustments), an increase in backlog at a particular point in time does not necessarily correspond to an increase in revenue during a particular period. The timing and extent to which backlog will result in revenue depends on many factors, including the timing of commencement of work, the rate at which services are performed, scope changes, cancellations, delays, receipt of regulatory approvals and the nature, duration, size, complexity and phase of the studies. Science 37’s contracts generally have terms ranging from several months to several years. In addition, delayed projects remain in backlog unless they are canceled. As a result of these and other factors, including those from the impact of the COVID-19 pandemic, Science 37’s backlog might not be a reliable indicator of future revenue and Science 37 might not realize all or any part of the revenue from the authorizations in backlog as of any point in time.

Net bookings represents new business awards, net of award or contract modifications, contract cancellations, and other adjustments. Net bookings varies from period to period depending on numerous factors, including customer authorization volume, sales performance and overall health of the general life sciences industry, among others.
Our backlog as of June 30, 2021 and 2020 and net bookings for the three months ended June 30, 2021 and 2020 were as follows:
	2021	2020	Change
Backlog	$119,430,990	$47,873,404	$71,557,586	149.5%
Net bookings	44,109,227	25,189,422	18,919,805	75.1%
Our backlog as of December 31, 2020 and 2019 and net bookings for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019	Change
Backlog	$59,595,561	$27,567,426	$32,028,135	116.2%
Net bookings	55,732,354	12,182,262	43,550,092	357.5%
The increase in net bookings for the three months ended June 30, 2021 and for the year ended December 31, 2020 and the increase in backlog as of June 30, 2021 and December 31, 2020 as compared to the prior periods were primarily due to a higher number of competitive decisions (which represents the total dollar amount of new business on which Science 37 bids) and new business awards as a result of increased demand for Science 37’s remote clinical trial support due to limitations arising out of the COVID-19 pandemic, partially offset by cancellations. As customers realize the many benefits of decentralized trials, We expect the increased demand to continue.
Components of Results of Operations
Revenues
Science 37 derives its revenues primarily from two sources: (i) contractual arrangements to enable and enhance clinical trials through technology and/or services, and (ii) licensing of its proprietary technology platform to a variety of life science institutions.
Total revenues are comprised of revenues from the provision of Science 37’s decentralized services, including enhanced services from the use of Science 37’s hosted proprietary software. Revenues also include reimbursable and out of pocket expenses provided for in Science 37’s contracts with its customers.
Cost of Revenues
Cost of revenues includes the cost to conduct Science 37’s trials remotely and make available Science 37’s technology solutions. Cost of revenues consist primarily of compensation, benefits, and other employee-related costs, including expenses for stock-based compensation, contract labor, trial advertising and marketing, investigator payments, and reimbursable out-of-pocket expenses directly related to delivering on Science 37’s contracts.
Selling, General and Administrative Expenses
Selling, general and administrative expenses include costs related to sales, marketing, and administrative functions (including human resources, legal, finance and general management) such as compensation and benefits, travel, professional services, facilities, recruiting and relocation, training, sales commissions and expenses for stock-based compensation and information technology.
Depreciation and Amortization
Depreciation and amortization represent the costs charged for Science 37’s property, equipment and capitalized software. Science 37 records depreciation and amortization on property and equipment using the straight-line method, based on the estimated useful lives of the respective assets. Science 37 depreciates leasehold improvements over the shorter of the lease term or the estimated useful lives of the improvements. Science 37 amortizes software developed for internal use over three years.
Restructuring Costs
Restructuring costs consist of employee severance and benefits. Science 37 carried out a reduction in force in administrative positions on February 28, 2020 to better align resources with its then-current needs.
Other Income (Expense), Net
Other income (expense), net, consists of interest income, sublease income, and other income (expense).
Results of Operations
Three Months Ended June 30, 2021 Compared to Three Months Ended June 30, 2020
Revenue
Revenue for the three months ended June 30, 2021 and 2020 was as follows:
	2021	2020	Change
Revenue	$12,547,405	$2,891,369	$9,656,037	334.0%
Revenue increased $9.7 million, or 334.0%, to $12.5 million for the three months ended June 30, 2021 as compared to the same period in 2020 due to organic volume growth resulting from higher opening backlog at the beginning of the period as compared to the prior year, as well as from new awards and associated revenue related to the COVID-19 pandemic where, beginning in the second quarter of 2020, Science 37 experienced significant growth in demand for its core competency, decentralized trials and trial support. Science 37 expects the growth catalyzed by the COVID-19 pandemic to continue as companies are pursuing and realizing the many benefits of decentralized trials.
Cost of Revenues
Cost of revenues for the three months ended June 30, 2021 and 2020 was as follows:
	2021	2020	Change
Cost of revenues, exclusive of depreciation and amortization	$7,289,330	$2,274,164	$5,015,167	220.5%
% of revenue	58.1%	78.7%
Cost of revenues increased $5.0 million, or 220.5%, for the three months ended June 30, 2021 compared to the same period in 2020, primarily to support revenue growth during 2021. To support the revenue growth in 2021, Science 37 experienced increases in direct compensation-related expenses and higher vendor costs for translation, consulting, investigator, and nurses for trial-related patient activity.
Selling, General and Administrative Expenses
Selling, general and administrative costs for the three months ended June 30, 2021 and 2020 was as follows:
	2021	2020	Change
Selling, general and administrative expenses	$11,381,525	$5,680,479	$5,701,046	100.4%
% of revenue	90.7%	196.5%
Selling, general and administrative expense increased by $5.7 million, or 100.4% for the three months ended June 30, 2021 as compared to the same period in 2020, mainly due to investment in the Commercial team and other related areas to support significant company growth. The investments made and significant growth resulted in increases in salary and benefits, web services, software, internet, telephone, and employee recruiting costs. Stock based compensation also increased due to an increase in the value of Science 37’s stock during the three months ended June 30, 2021 in anticipation of the Business Combination with LSAQ. Consulting services increased due to technology consulting needs for an increased number of contracts and individual contract proprietary software needs, quality and compliance consulting related to an increase in platform releases and related validation requirements, and human resources consulting to assist with Science 37’s expansion. Capitalized sales commissions amortization expense increased due to significantly more bookings for the three months ended June 30, 2021 compared to the same period in 2020. These increases were partially offset by an increase in salaries recorded to capitalized software due to a large increase in technology related payroll as a result of additional focus on proprietary software improvements.
Depreciation and Amortization
Depreciation and amortization expense for the three months ended June 30, 2021 and 2020 was as follows:
	2021	2020	Change
Depreciation and amortization	$1,776,320	$1,047,293	$729,027	69.6%
% of revenue	14.2%	36.2%
Depreciation and amortization expense increased by $0.7 million, or 69.6%, for the three months ended June 30, 2021 as compared to the same period in 2020 due to amortization on a larger capitalized software balance year over year consistent with Science 37’s focus on continuous improvement of its proprietary software.
Restructuring
Restructuring costs for the three months ended June 30, 2021 and 2020 were as follows:
	2021	2020
Restructuring costs	$—	$45,293
Restructuring costs decreased for the three months ended June 30, 2021 compared to the same period in 2020 due to a reduction in force in administrative positions in early 2020 to better align resources with then-current needs and future growth strategy. There were no restructuring activities for the three months ended June 30, 2021.
Other Income, Net
Other income, net for the three months ended June 30, 2021 and 2020 was as follows:
	2021	2020	Change
Interest income	$514	$4,133	$(3,619)	-87.6%
Sublease income	$181,318	$232,294	$(50,976)	-21.9%
Other income (expense)	$2,818	$2,487	$331	13.3%
Sublease income decreased by ($0.1) million due to the inability of one of Science 37’s sublease tenants to make lease payments as a result of COVID-19’s impact on its business operations and its eventual vacating of the premises. A new subtenant was not secured until May 2021.
Six Months Ended June 30, 2021 Compared to Six Months Ended June 30, 2020
Revenue
Revenue for the six months ended June 30, 2021 and 2020 was as follows:
	2021	2020	Change
Revenue	$24,985,827	$5,957,796	$19,028,031	319.4%

Revenue increased $19.0 million, or 319.4%, to $25.0 million for the six months ended June 30, 2021 as compared to the same period in 2020 due to organic volume growth resulting from higher opening backlog at the beginning of the period as compared to the prior year, as well as from new awards and associated revenue related to the COVID-19 pandemic where, beginning in the second quarter of 2020, Science 37 experienced significant growth in demand for its core competency, decentralized trial and trial support. We expect the growth catalyzed by the COVID-19 pandemic to continue as companies are pursuing and realizing the many benefits of decentralized trials.
Cost of Revenues
Cost of revenues for the six months ended June 30, 2021 and 2020 was as follows:
	2021	2020	Change
Cost of revenues, exclusive of depreciation and amortization	$15,927,664	$3,878,171	$12,049,494	310.7%
% of revenue	63.7%	65.1%
Cost of revenues increased $12.0 million, or 310.7%, for the three months ended June 30, 2021 compared to the same period in 2020, primarily to support revenue growth during 2021. To support revenue growth, Science 37 experienced increases in compensation-related expenses including consulting and higher recruitment costs for clinical trial participation.
Selling, General and Administrative Expenses
Selling, general and administrative costs for the six months ended June 30, 2021 and 2020 was as follows:
	2021	2020	Change
Selling, general and administrative expenses	$20,545,189	$11,568,893	$8,976,296	77.6%
% of revenue	82.2%	194.2%
Selling, general and administrative expense increased by $9.0 million, or 77.6%, for the six months ended June 30, 2021 as compared to the same period in 2020, mainly due to investment in the Commercial team and other related areas to support significant company growth. This resulted in increases in salary and benefits, web services, software, internet, telephone, and employee recruiting costs. Stock based compensation also increased due to an increase in the value of Science 37’s stock during the three months ended June 30, 2021 in anticipation of the Business Combination with LSAQ. Consulting services increased due to technology consulting needs for an increased number of contracts and individual contract proprietary software needs, quality and compliance consulting related to an increase in platform releases and related validation requirements, and human resources consulting to assist with Science 37’s expansion. Capitalized sales commissions amortization expense increased due to significantly more bookings for the six months ended June 30, 2021 compared to the same period in 2020. These increases were partially offset by an increase in salaries recorded to capitalized software due to a large increase in technology related payroll as a result of additional focus on proprietary software improvements.
Depreciation and Amortization
Depreciation and amortization expense for the six months ended June 30, 2021 and 2020 was as follows:
	2021	2020	Change
Depreciation and amortization	$3,273,069	$2,020,623	$1,252,446	62.0%
% of revenue	13.1%	33.9%
Depreciation and amortization expense increased by $1.3 million, or 62.0%, for the six months ended June 30, 2021 as compared to the same period in 2020 due to amortization on a larger capitalized software balance year over year consistent with Science 37’s focus on continuous improvement of its proprietary software.

Restructuring
Restructuring costs for the six months ended June 30, 2021 and 2020 were as follows:
	2021	2020
Restructuring costs	$—	$699,473
Restructuring costs decreased for the six months ended June 30, 2021 as compared to the same period in 2020 due to a reduction in force in administrative positions in early 2020 to better align resources with then-current needs and future growth strategy. There were no restructuring activities for the six months ended June 30, 2021.
Other Income, Net
Other income, net for the six months ended June 30, 2021 and 2020 was as follows:
	2021	2020	Change
Interest income	$1,272	$74,465	$(73,193)	-98.3%
Sublease income	$213,918	$464,588	$(250,670)	-54.0%
Other income (expense)	$4,258	$4,193	$65	1.5%
Interest income decreased ($0.1) million primarily due to a 0.3% lower average rate of interest earned on Science 37’s money market investment account resulting from changes in the economy throughout the period of the COVID-19 pandemic, partially offset by a higher cash balance, on average, for the six months ended June 30, 2021 as compared to the same period in 2020.
Sublease income decreased by ($0.3) million due to the inability of one of Science 37’s sublease tenants to make lease payments as a result of COVID-19’s impact on its business operations and its eventual vacating of the premises. A new subtenant was not secured until May 2021.
Year Ended December 31, 2020 Compared to Year Ended December 31, 2019
Revenue
Revenue for the years ended December 31, 2020 and 2019 was as follows:
	2020	2019	Change
Revenue	$23,704,219	$14,080,998	$9,623,221	68.3%
Revenue increased by $9.6 million, or 68%, to $23.7 million from $14.1 million in 2019. The increase was attributable to revenue conversion on higher backlog as a result of an increase in net bookings. Backlog increased 116.2% over the same period primarily from investment in commercial sales infrastructure coupled with increased revenue related to increased demand for Science 37’s services due to the COVID-19 pandemic.
Cost of Revenues
Cost of revenues for the years ended December 31, 2020 and 2019 was as follows:
	2020	2019	Change
Cost of revenues, exclusive of depreciation and amortization	$22,597,361	$7,852,390	$14,744,971	187.8%
% of revenue	95.3%	55.8%
Cost of revenues increased $14.7 million, or 187.8% to $22.6 million from $7.9 million in 2019. This increase was primarily to support higher volume during 2020 that resulted in increases in compensation-related expenses and higher recruitment costs for clinical trial participation as a percentage of revenue.

Selling, General and Administrative Expenses
Selling, general and administrative costs for the years ended December 31, 2020 and 2019 was as follows:
	2020	2019	Change
Selling, general and administrative expenses	$28,351,709	$22,012,162	$6,339,547	28.8%
% of revenue	119.6%	156.3%
Selling, general and administrative expense increased by $6.3 million, or 28.8% to $28.4 million from $22.0 million in 2019, mainly due to headcount increases year over year related to significant company growth and a hiring freeze during 2020. This resulted in increases in salary, healthcare, payroll taxes, vacation, bonus, web services, software, internet, telephone, and employee recruiting costs. Consulting services also increased due to technology consulting needs for an increased number of contracts and individual contract proprietary software needs. Capitalized sales commissions amortization expense increased due to significantly more bookings as compared to 2019. These increases were partially offset by an increase in salaries recorded to capitalized software due to a large increase in technology related payroll as a result of additional focus on proprietary software improvements.
Depreciation and Amortization
Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was as follows:
	2020	2019	Change
Depreciation and amortization	$4,446,670	$3,343,802	$1,102,868	33.0%
% of revenue	18.8%	23.7%
Depreciation and amortization expense increased by $1.1 million, or 33.0%, as compared to the same period in 2019 due to amortization on a larger capitalized software balance year over year consistent with Science 37’s focus on continuous improvement of its proprietary software.
Restructuring Costs
Restructuring costs for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019
Restructuring costs	$771,942	$—
Restructuring costs increased for the year ended December 31, 2020 compared to the same period in 2020 due to a reduction in force in administrative positions in early 2020 to better align resources with then-current needs and future growth strategy.
Other Income, Net
Other income for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019	Change
Interest income	$77,229	$625,608	$(548,379)	-87.7%
Sublease income	709,283	—	709,283	—
Other income	2,867	32,972	(30,105)	-91.3%
Interest income decreased by ($548,379) year over year due to 2020 having a lower average cash balance compared to 2019 as well as to a 1.7% lower average rate of interest earned in 2020.
Sublease income increased by $709,283 over 2019 due to subleasing a facility beginning in January 2020.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measure is useful in evaluating our operational performance. We use this non-GAAP measure to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with GAAP financial information, may be helpful to investors in assessing our operating performance. These results should be considered in addition to, not as a substitute for, nor superior to, results reported in accordance with GAAP. Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation. This metric, as presented, may not be comparable to other similarly titled measures of other companies.
Adjusted EBITDA
Adjusted EBITDA is defined as net income (loss), adjusted for income tax benefit (expense), depreciation and amortization, interest expense (net), stock-based compensation, other income (expense), net, restructuring and related charges, and certain other non-cash or non-recurring items impacting net income (loss) such as those associated with the Merger Agreement. Adjusted EBITDA is intended as a supplemental measure of Science 37’s performance that is neither required by, nor presented in accordance with, GAAP. Science 37 believes that the use of Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends since it is used as a metric by management to track business performance and compensation related incentives. It may also be used by investors in comparing the Company’s financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating Adjusted EBITDA Science 37 may incur future expenses similar to those excluded when calculating these measures. In addition, Science 37’s presentation of these measures should not be construed as an inference that Science 37’s future results will be unaffected by unusual or non-recurring items. Science 37’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.
Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Science 37 compensates for these limitations by relying primarily on Science 37’s GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate Science 37’s business.
The following table reconciles net loss to Adjusted EBITDA for the three months ended June 30, 2021 and 2020:
	2021	2020
Net loss	$(7,715,120)	$(5,916,947)
Interest income	(514)	(4,133)
Depreciation and amortization	1,776,320	1,047,293
Other income	(184,136)	(234,781)
Stock-based compensation expense	689,494	(135,966)
Restructuring costs	—	45,293
Adjusted EBITDA	$(5,433,956)	$(5,199,240)
The following table reconciles net loss to Adjusted EBITDA for the six months ended June 30, 2021 and 2020:
	2021	2020
Net loss	$(14,540,647)	$(11,666,118)
Interest income	(1,272)	(74,465)
Depreciation and amortization	3,273,069	2,020,623

	2021	2020
Other income	(218,176)	(468,781)
Stock-based compensation expense	915,117	225,623
Restructuring costs	—	699,473
Adjusted EBITDA	$(10,571,910)	$(9,263,645)

The following table reconciles net loss to Adjusted EBITDA for the years ended December 31, 2020 and 2019:
	2020	2019
Net loss	$(31,674,084)	$(18,468,776)
Interest income	(77,229)	(625,608)
Depreciation and amortization	4,446,670	3,343,802
Other income(1)	(712,150)	(32,972)
Stock-based compensation expense	122,032	392,566
Restructuring costs	771,942	—
Adjusted EBITDA	$(27,122,819)	$(15,390,988)

(1)
For the year ended December 31, 2020, other income includes $709,283 of sublease income.

Liquidity
Science 37 has sustained recurring losses and negative cash flows from operations due to the start-up nature of its business. Science 37 completed a Series D-1 funding round of $39,999,919 on August 5, 2020. As of June 30, 2021 and December 31, 2020, Science 37 had $18,808,458 and $32,478,948, respectively, of unrestricted cash.
Science 37 has continued to experience increased costs that adversely affect Science 37’s current results of operations and liquidity. Science 37’s consolidated financial statements have been prepared assuming that Science 37 will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Science 37 has evaluated principal conditions and events that may raise substantial doubt about its ability to continue as a going concern within one year from the date that its financial statements for the three and six months ended June 30, 2021 were issued. Based upon its current and projected cash flow, Science 37 concluded there is substantial doubt about its ability to continue as a going concern within one year from the date that its financial statements for the three and six months ended June 30, 2021 were issued. The financial statements for the three and six months ended June 30, 2021 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to Science 37’s ability to continue as a going concern.
Science 37 will need to raise additional capital in order to continue to operate its business. Until such time, if ever, as Science 37 can generate sufficient revenue and cash flow to fund its operating expenses and other obligations, it expects to seek to raise additional funds through a combination of equity offerings, debt financings or other third party funding and strategic alliances. There can be no assurance that Science 37 will be able to generate funds in these manners, on terms acceptable to Science 37, on a timely basis or at all. The failure of Science 37 to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on Science 37's business, results of operations and financial condition and Science 37 could be forced to delay, reduce, terminate or eliminate its investment in product development programs, wind up its operations, liquidate or seek bankruptcy protection.

Cash, Cash Equivalents and Restricted Cash
Our cash flows from operating, investing, and financing activities for the six months ended June 30, 2021 and 2020 were as follows:
	2021	2020	Change
Net cash (used in) operating activities	$(8,796,316)	$(11,244,929)	$2,448,614
Net cash (used in) investing activities	(6,708,333)	(2,559,698)	(4,148,635)
Net cash provided by financiing activities	1,132,986	72,991	1,059,995
Our cash flows from operating, investing, and financing activities for the years ended December 31, 2020 and 2019 were as follows:
	2020	2019	Change
Net cash (used in) operating activities	$(25,475,509)	$(15,598,347)	$(9,877,162)
Net cash (used in) investing activities	(6,166,293)	(3,991,753)	(2,174,540)
Net cash provided by financiing activities	36,316,875	34,768,320	1,548,555
For the six months ended June 30, 2021, cash flows used in operating activities decreased compared to the same period in the prior year due to larger non-cash items and the favorable impact of net changes in operating assets and liabilities. This was primarily due to period over period fluctuations in the timing of collections of cash from accounts receivable and a favorable change in deferred revenue, operating lease liabilities, and other long-term liabilities partially offset by a higher year over year net loss plus unfavorable changes in prepaid expenses and other current assets, accounts payable, and accrued expenses and other current liabilities as compared to the same period in 2020.
For the year ended December 31, 2020, cash flows used in operating activities increased as compared to the prior year primarily due to an overall year over year higher net loss and fluctuations in the timing of collections and payments with the change in cash from net accounts receivable (the sum of accounts receivable, unbilled services, and deferred revenue) being unfavorable, partially offset by a favorable change in accounts payable and accrued expenses.
Net cash used in investing activities increased for the six months ended June 30, 2021 compared to the six months ended June 30, 2020 mainly due to Science 37’s continued expanded focus on its proprietary software platform enhancements year over year plus higher computer purchases due to higher year over year headcount increases.
Net cash used in investing activities increased for the year ended December 31, 2020 as compared to the prior year due to Science 37’s expanded focus on its proprietary software platform enhancements year over year and higher employee related computer purchases due to headcount increases.
For the six months ended June 30, 2021, net cash received from financing activities increased over the same period in the prior year due to more cash received from stock option exercises.
For the year ended December 31, 2020, net cash received from financing activities increased over the prior year due to more cash received in Science 37’s 2020 preferred stock series D-1 financing than in its 2019 preferred stock series D financing, and from higher stock option exercises during the year ended December 31, 2020 compared to 2019, partially offset by a repurchase of common stock in 2020.
Contractual Obligations and Commitments
With the exception of the Business Combination, Science 37’s new operating lease agreement and the $1.2 million litigation settlement paid to Good Dermatology in May 2021 disclosed elsewhere in this proxy statement/ prospectus ($3.7 million having previously been paid in respect of such settlement), there have been no material changes, outside of the ordinary course of business, to Science 37’s contractual obligations as of June 30, 2021.
Science 37 assesses its significant sources of cash outflows, namely Cost of Revenues and Technology investment expenditures, to ensure such commitments are aligned with management’s expectation that Science 37’s operations will deliver sufficient income to mitigate risks of liquidity commensurate with such expenditures. Cost of revenues consist primarily of compensation, benefits, and other employee-related costs, including expenses for stock-based compensation, contract labor, trial advertising and marketing, investigator payments, and reimbursable out-of-pocket expenses directly related to delivering on our contracts. The sourcing, and subsequent expenditure, of such expenses is done in a manner that reflects the sourcing needs related to contracted and highly probable new work. Capital expenditures related to Technology can be in-house or outsourced and, as such, is also viewed as a variable expenditure as it relates to liquidity. Science 37 reviews and approves such expenditures with reasonable likelihood that such investment will generate a return on invested capital through enhanced product offerings and marketability.
Critical Accounting Policies and Estimates
Science 37’s financial statements and accompanying notes are prepared in accordance with U.S. GAAP. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. Note 2 to Science 37’s audited annual financial statements provided elsewhere in this proxy statement/prospectus describes the significant accounting policies used in the preparation of Science 37’s financial statements. Science 37’s estimates are based on historical experience and various other assumptions Science 37 believes are reasonable under the circumstances. Science 37 evaluates its estimates on an ongoing basis and makes changes to the estimates and related disclosures as experience develops or new information becomes known. Actual results may differ from those estimates.
Critical accounting policies for us include revenue recognition, capitalized software and the recognition of related amortization and stock-based compensation.
Revenue Recognition
The majority of Science 37’s contracts are service contracts for clinical trial support that represent a single performance obligation. Science 37 provides a significant integration service resulting in a combined output, which is clinical trial data that meets the relevant regulatory standards and can be used by the customer to progress to the next phase of a clinical trial or solicit approval of a treatment by the applicable regulatory body. The performance obligation is satisfied over time as the output is captured in data and documentation that is available for the customer to consume over the course of the arrangement and furthers progress of the clinical trial. Science 37 recognizes revenue over time using a cost-based input method since there is no single output measure that would fairly depict the transfer of control over the life of the performance obligation. Progress on the performance obligation is measured by the proportion of actual costs incurred to the total costs expected to complete the contract. Costs included in the measure of progress include direct labor and third-party costs (such as payments to investigators and other pass-through expenses related to clinical activities). This cost-based method of revenue recognition requires Science 37 to make estimates of costs to complete its projects on an ongoing basis. Significant judgment is required to evaluate assumptions related to these estimates as they are based on various assumptions to project future outcomes of events that often span several years and require significant judgment. The effect of revisions to estimates related to the transaction price or costs to complete a project are recorded in the period in which the estimate is revised. Most contracts may be terminated upon 30 to 90 days’ notice by the customer; however, in the event of termination, most contracts require payment for services rendered through the date of termination, as well as for subsequent services rendered to close out the contract.
Capitalized Software and the Recognition of Related Amortization to Expense
Science 37’s internal use proprietary software organizes workflows, captures real-time evidence, and harmonizes data during clinical trial support or enhancement. As such, Science 37 capitalizes software development cost related to the development of its proprietary platform in accordance with ASC 350-40, Internal Use Software. Capitalized software is recorded at cost less accumulated amortization. Costs incurred during the development stage are capitalized and consist of payroll, labor and benefits, to the extent of time spent directly on the development of software, and external direct costs of materials and labor. Payroll and benefits are allocated based on the percentage of technical employees’ time spent directly on the software which involves some level of estimation. Vacation, holidays, sick time, extended leave, training, and administrative meetings are considered and excluded from the percent capitalized. Training and maintenance costs are expensed as incurred. Science 37 commences amortization once the respective assets are placed into service. The amortization of these capitalized software costs for its internal use proprietary software is included in depreciation and amortization over its estimated life of three years. The determination of the useful life for capitalized software involves some level of judgment. Amortization expense can be affected by various factors, including new software releases, acquisitions or divestitures of software, and/or impairments.
Science 37 reviews capitalized software for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected undiscounted future cash flow from the use of the capitalized software and its eventual disposition is less than the carrying value, an impairment loss is recognized and measured using the fair value of the related asset. No impairments have been recognized.
Stock-based Compensation
Science 37 accounts for stock-based compensation by measuring and recognizing as compensation expense the fair value of all stock option awards made to its employees, consultants and non-executive directors based on grant date. The determination of fair value involves a number of significant estimates.
Due to the absence of an active market for Science 37’s common stock, the fair value of the common stock for purposes of determining the common stock price for stock option grants is determined by Science 37’s Board of Directors. Science 37’s Board of Directors sets the exercise price of stock options at least equal to the fair value of its common stock on the date of grant. Science 37’s Board of Directors exercises judgment while considering numerous objective and subjective factors in order to determine the fair market value on each date of grant in accordance with the guidance in the American Institute of Certified Public Accountants Technical Practice Aid entitled, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Aid, including the receipt of a valuation prepared by an independent third party with extensive experience valuing common stock of privately held companies. The exercise price of the option award is determined by the Board of Directors but shall not be less than 100% of the fair market value on the date of grant.
Science 37 uses the Black-Scholes-Merton option pricing model to estimate the value of stock option awards made to its employees, consultants and non-executive directors which requires a number of assumptions to determine the model inputs. Within this model, the expected volatility of its common stock is based upon the historical volatility of the common stock of a peer group of companies for a period that approximates the expected term of its stock option awards, as Science 37 does not have adequate history to calculate its own volatility. Science 37 believes its expected volatility will approximate the historical volatility of the peer group. Science 37 plans to continue to use the peer group volatility information until the historical volatility of its common shares is relevant to measure expected volatility for future award grants.
The expected term represents the period in which the grants are expected to be outstanding. Science 37 does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. Therefore, Science 37 determines that the expected term of stock options granted is derived from the average midpoint between the weighted-average vesting and the contractual term, which is known as the simplified method.
The risk-free interest rate Science 37 uses is the effective rate on the date of grant for a zero-coupon U.S. Treasury bond with a term that approximates the expected term of the stock option.
Science 37 does not currently anticipate paying dividends. Forfeitures are recorded as they occur.
Recently Issued Accounting Standards
Information relating to recently issued accounting standards is included in Note 1 to Science 37’s audited financial statements included elsewhere in this proxy statement/prospectus.

UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The following unaudited pro forma condensed combined financial statements present the combination of the financial information of LSAQ and Science 37, adjusted to give effect to the Business Combination. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final SEC rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical consolidated balance sheet of LSAQ and the historical balance sheet of Science 37, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on June 30, 2021. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the six months ended June 30, 2021, combine the historical statements of operations of LSAQ and Science 37 on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are based on available information and assumptions that we believe are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Science 37 and LSAQ would have been if the Business Combination occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information and changes in operating results following the date of the unaudited pro forma condensed combined financial statements.
In connection with the consummation of the Business Combination, the parties took the actions described below under “Description of Business Combination.”
The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect solely to transaction accounting adjustments to the extent they are adjustments that reflect the accounting for the Business Combination.
The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial statements;

•
the historical audited consolidated financial statements of LSAQ as of June 30, 2021 and 2020 and for the year ended June 30, 2021 and for the period from December 18, 2019 (inception) through June 30, 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical audited financial statements of Science 37 as of December 31, 2020 and 2019 and for the years ended and the related notes, which are included elsewhere in this proxy statement/prospectus;

•
the historical unaudited financial statements of LSAQ as of December 31, 2020 and for the six months then ended and the related notes;

•
the historical unaudited financial statements of Science 37 as of June 30, 2021 and for the three and six months ended June 30, 2021 and 2020 and the related notes, which are included elsewhere in this proxy statement/prospectus; and

•
other information relating to LSAQ and Science 37 contained elsewhere in this proxy statement/prospectus, including the Merger Agreement and the description of certain terms thereof set forth in the section entitled “The Merger Agreement.”

Description of Business Combination
On May 6, 2021, LifeSci Acquisition II Corp., a Delaware corporation (“LSAQ”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LSAQ, LifeSci Acquisition II Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of LSAQ (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Science 37”). Pursuant to the terms of the Merger Agreement, a business combination between LSAQ and Science 37 will be effected through the merger of Merger Sub with and into Science 37, with Science 37 surviving the merger as a wholly-owned subsidiary of LSAQ (the “Business Combination”).
Treatment of Science 37 Securities
Preferred Stock.   Immediately prior to the effective time of the Business Combination (the “Effective Time”) and subject to the consent of the holders of a majority of the then outstanding shares of Science 37’s Series A, Series, B, Series C, Series D and Series D-1 preferred stock, par value $0.0001 per share (collectively, the “Science 37 Preferred Stock”), voting together as a single class on an as-converted basis, each issued and outstanding share of Science 37 Preferred Stock shall be converted into shares of the common stock, par value $0.0001 per share, of Science 37 (the “Science 37 Common Stock”) at the then-applicable conversion rates (the “Science 37 Preferred Stock Conversion”).
Warrants.   At the Effective Time, each outstanding and unexercised warrant to purchase shares of Science 37 capital stock (“Science 37 Warrant”) that is outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant exercisable to receive common stock, par value $0.0001 per share, of LSAQ (the “LSAQ Common Stock”), in accordance with its terms. From and after the Effective Time: (i) each Science 37 Warrant assumed by LSAQ may be exercised solely for shares of LSAQ Common Stock; (ii) the number of shares of LSAQ Common Stock subject to each Science 37 Warrant assumed by LSAQ will be determined by multiplying (A) the number of shares of Science 37 Common Stock, or the number of shares of Science 37 Common Stock issuable upon exercise of the Science 37 Warrant that were subject to such Science 37 Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio (as defined in the Merger Agreement), and rounding the resulting number up to the nearest whole number of shares of LSAQ Common Stock; (iii) the per share exercise price for LSAQ Common Stock issuable upon exercise of each Science 37 Warrant assumed by LSAQ will be determined by dividing the per share exercise price of Science 37 Common Stock subject to the Science 37 Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Science 37 Warrant assumed by LSAQ will continue in full force and effect and the terms and other provisions of such Science 37 Warrant will otherwise remain unchanged. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (i) 100,000,000 divided by the number of shares of Science 37’s Fully Diluted Capital Stock (as defined in the Merger Agreement).
Common Stock.   At the Effective Time, following the Science 37 Preferred Stock Conversion, each share of Science 37 Common Stock (including shares of Science 37 Common Stock outstanding as a result of the Science 37 Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of LSAQ Common Stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares (as defined below).
Stock Options.   At the Effective Time, each outstanding option to purchase shares of Science 37 Common Stock granted under the Science 37, Inc. 2015 Stock Plan (each, a “Science 37 Option”), whether or not then vested and exercisable, will be converted automatically (and without any required action on the part of such holder of outstanding Science 37 Option) into an option to purchase a number of shares ofLSAQ Common Stock equal to the number of shares of Science 37 Common Stock subject to such Science 37 Option immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), with a per share exercise price equal to the exercise price per share of Science 37 Common Stock of such Science 37 Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). Notwithstanding the foregoing, in the event the per share exercise price of a Science 37 Option is greater than or equal to the cash equivalent of a number of shares of LSAQ Common Stock equal to the Exchange Ratio, subject to rounding pursuant to the Merger Agreement, such Science 37 Option shall be cancelled for no consideration.

Earn-Out Shares.   Following the closing of the merger, former holders of shares of Science 37 Common Stock (including shares received as a result of the Science 37 Preferred Stock conversion) and former holders of Science 37 Options will be entitled to receive their respective pro rata shares of up to 12,500,000 additional shares of LSAQ Common Stock (the “Earn-Out Shares”) if, within a three-year period following the date of the consummation of the Business Combination, the closing share price of the LSAQ Common Stock equals or exceeds any of two thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”), subject to, in respect of a former holder of Science 37 Options, continued services to LSAQ or one of its subsidiaries at the time of the applicable Triggering Event. If there is a change of control of LSAQ or its successor within the three-year period following the consummation of the Business Combination that will result in the holders of LSAQ Common Stock receiving a per share price equal to or in excess of any Triggering Event threshold(s), then immediately prior to such change of control, any Triggering Event that has not previously occurred shall be deemed to have occurred and LSAQ shall issue the Earn-Out Shares to the former holders of shares of Science 37 Common Stock and former holders of Science 37 Options in accordance with their respective pro rata shares.
The potential issuance of the 12,500,000 earn-out shares represents a contingent liability to be recorded at fair value on the balance sheet. This is because the potential transferee pro rata share is variable and may change as stock option holders may forfeit their pro rata share if termination occurs prior to the Triggering Event(s), and the forfeited pro rata share is reallocated to the remaining holders.
PIPE Investment
On May 6, 2021, in connection with the execution of the Merger Agreement, LSAQ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and LSAQ has agreed to sell to the Subscribers, an aggregate of 20,000,000 shares of LSAQ Common Stock (collectively, the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
Potential for Redemption of LSAQ Common Stock Prior to the Closing of the Business Combination
Prior to the closing of the Business Combination, it is expected that holders of shares of LSAQ Common Stock will be offered the opportunity to redeem, upon the closing of the Business Combination, all or a portion of Science 37 Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two business days prior to the closing) in the Trust Account. This Unaudited Pro Forma Condensed Combined Information has been prepared on the basis of two alternative assumptions regarding the election of holders of LSAQ Common Stock to redeem or not to redeem their LSAQ Shares in connection with the closing of the Business Combination:
•
Assuming No Redemption: This presentation assumes that no holders of public shares of LSAQ exercise their rights to redeem any of their public shares for a pro rata portion of the funds in the Trust Account, and thus the full amount held in the Trust Account as of the Effective Time is available for the Business Combination. Assuming no redemption of LSAQ shares, the pro forma shares outstanding upon consummation of the Business Combination consist of the following:

Assuming No Redemption of LSAQ Shares
LSAQ Initial Stockholders	2,002,260
Shares from Conversion of LSAQ Private Warrants	3,146,453
LSAQ Public Stockholders	8,009,041
Science 37 Rollover Shares	100,000,000
PIPE Shares	20,000,000
Total	133,157,754

•
Assuming Maximum Redemptions: This presentation assumes that 7,552,627 shares of LSAQ Common Stock, the maximum redemption of the outstanding LSAQ Common Stock, are redeemed, resulting in an aggregate payment of $75.5 million out of the trust account, which is derived from the number of shares that could be redeemed in connection with the Business Combination at an assumed redemption price of $10.00 per share. Assuming maximum redemptions of LSAQ shares, the pro forma shares outstanding upon consummation of the Business Combination consist of the following:

Assuming Maximum Redemptions of LSAQ Shares
LSAQ Initial Stockholders	2,002,260
Shares from Conversion of LSAQ Private Warrants	3,146,453
LSAQ Public Stockholders	456,414
Science 37 Rollover Shares	100,000,000
PIPE Shares	20,000,000
Total	125,605,127
Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of Science 37 following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

SCIENCE 37 HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2021
(in thousands)
			Assuming No Redemption of LSAQ Shares			Assuming Maximum Redemptions of LSAQ Shares
	Science 37 Historical	LSAQ Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Cash and equivalents	$18,808	$416	$80,121	2 A	$269,648	$80,121	2 A	$194,122
			(30,000)	2 B		(30,000)	2 B
			200,000	2 F		200,000	2 F
			303	2 G		303	2 G
						(75,526)	2 I
Restricted cash	303	—	(303)	2 G	—	(303)	2 G	—
Accounts receivable (including amounts with related parties)	.6,139	—	—		6,139	—		6,139
Prepaid expenses and other current assets	3,088	121	—		3,209	—		3,209
Total current assets	28,338	537	250,121		278,996	174,595		203,470
Cash and marketable securities held in Trust Account	—	80,121	(80,121)	2 A	—	(80,121)	2 A	—
Property, plant and equipment, net	687	—	—		687	—		687
Capitalized software, net	12,080	—	—		12,080	—		12,080
Operating lease right-of-use assets	2,638	—	—		2,638	—		2,638
Other assets	325	—	—		325	—		325
Total assets	$44,068	$80,658	$170,000		$294,726	$94,474		$219,200
Liabilities and Stockholders’ Equity (Deficit)
Accounts payable	$3,624	$132	$—		$3,756	$—		$3,756
Accrued expenses and other liabilities. .	6,513	—	—		6,513	—		6,513
Deferred revenue	5,735	—	—		5,735	—		5,735
Total current liabilities	15,872	132	—		16,004	—		16,004
Long-term deferred revenue	736	—	—		736	—		736
Operating lease liabilities. .	1,829	—	—		1,829	—		1,829
Contingent liability for issuance of earn-out shares			81,000	2 J	81,000	81,000	2 J	81,000
Other long-term liabilities	1,168	—	—		1,168	—		1,168
Total liabilities	19,605	132	81,000		100,737	81,000		100,737
Common stock subject to possible redemptions	—	75,526	(75,526)	2 C	—	(75,526)	2 C	—
Redeemable convertible preferred stock	143,086	—	(143,086)	2 D	—	(143,086)	2 D	—
Stockholders’ Equity (Deficit)
Common stock, par value	1	—	12	CEF	13	12	CEF	13
Additional paid-in capital	3,664	5,562	(5,562)	2 C	316,264	(5,562)	2 C	240,738
			81,087	2 C		81,087	2 C
			(30,000)	2 B		(30,000)	2 B
			143,086	2 D		143,086	2 D
			(10)	2 E		(10)	2 E
			1	2 E		1	2 E
			199,998	2 F		199,998	2 F
			(81,000)	2 J		(81,000)	2 J
						(75,526)	2 I
			(562)	2 H		(562)	2 H
Accumulated deficit	(122,288)	(562)	562	2 H	(122,288)	562	2 H	(122,288)
Total stockholders’ equity (deficit)	(118,623)	5,000	307,612		193,989	232,086		118,463
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$44,068	$80,658	$170,000		$294,726	$94,474		$219,200

SCIENCE 37 HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020
(Assumes no Redemptions and Maximum Redemptions — No Difference, except Loss Per Share Data)
(in thousands, except share and per share data)
			Pro Forma Combined
	Science 37 Historical	LSAQ Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues, including related party	$23,704	$—	$—		$23,704
Operating expenses:
Cost of revenues	22,597	—	—		22,597
Selling, general and administrative	28,351	84	—		28,435
Depreciation	4,447	—	—		4,447
Restructuring costs	772	—	—		772
Total operating expenses	56,167	84	—		56,251
Loss from operations	(32,463)	(84)	—		(32,547)
Other income:
Interest income	77	5	(5)	K	77
Sublease income (including amounts with related parties)	709	—	—		709
Other income	3	—	—		3
Total other income	789	5	(5)		789
Net loss	$(31,674)	$(79)	$(5)		$(31,758)
Weighted average common shares outstanding, assuming no redemption of LSAQ shares				Note 3	133,157,755
Basic and diluted net loss per common share, assuming no redemption of LSAQ shares				Note 3	$(0.24)
Weighted average common shares outstanding, assuming maximum redemptions of LSAQ shares				Note 3	125,605,127
Basic and diluted net loss per common share, assuming maximum redemptions of LSAQ shares				Note 3	$(0.25)

SCIENCE 37 HOLDINGS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(Assumes no Redemptions and Maximum Redemptions — No Difference, except Loss per Share Data)
(in thousands, except share and per share data)
			Pro Forma Combined
	Science 37 Historical	LSAQ Historical	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Revenues, including related parties	$24,986	$—	$—		$24,986
Operating expenses:
Cost of revenues	15,928	—	—		15,928
Selling, general and administrative	20,545	506	—		21,051
Depreciation	3,273	—	—		3,273
Total operating expenses	39,746	506	—		40,252
Loss from operations	(14,760)	(506)	—		(15,266)
Other income:
Interest income	1	25	(25)	K	1
Sublease income	214	—	—		214
Other income	4	—	—		4
Total other income	219	25	(25)		219
Net loss	$(14,541)	$(481)	$(25)		$(15,047)
Weighted average common shares outstanding, assuming no redemption of LSAQ shares				Note 3	133,157,755
Basic and diluted net loss per common share, assuming no redemption of LSAQ shares				Note 3	$(0.11)
Weighted average common shares outstanding, assuming maximum redemptions of LSAQ shares				Note 3	125,605,127
Basic and diluted net loss per common share, assuming maximum redemptions of LSAC shares				Note 3	$(0.12)

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED COMBINED FINANCIAL STATEMENTS
1.
Description of Business Combination and Basis of Pro Forma Presentation

On May 6, 2021, LifeSci Acquisition II Corp., a Delaware corporation (“LSAQ”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among LSAQ, LifeSci Acquisition II Merger Sub, Inc. a Delaware corporation and a wholly-owned subsidiary of LSAQ (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Science 37”). Pursuant to the terms of the Merger Agreement, a business combination between LSAQ and Science 37 will be effected through the merger of Merger Sub with and into Science 37, with Science 37 surviving the merger as a wholly-owned subsidiary of LSAQ (the “Business Combination”). See the introduction section to this Unaudited Pro Forma Condensed Combined Financial Information for further additional details of the Business Combination.
The Business Combination is expected to be accounted for as a reverse recapitalization resulting from the acquisition by a non-operating public company that is a shell company (as defined in Rule 12b-2 under the Securities Exchange Act of 1934). This accounting treatment as a recapitalization is consistent with Securities and Exchange Commission guidance promulgated in staff speeches and the SEC Reporting Manual, Topic 12 on Reverse Acquisitions and Recapitalizations. As such, the Business Combination is outside the scope of FASB ASC 805. Specifically, the Business Combination is expected to be treated as a reverse recapitalization in which the entity that issues securities (the legal acquirer) is determined to be the accounting acquiree, while the entity receiving securities (the legal acquiree) is the accounting acquirer.
Accordingly, the Business Combination is expected to be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded. Under this method of accounting, LSAQ is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination is treated as the equivalent of Science 37 issuing stock for the net assets of LSAQ, accompanied by a recapitalization. The net assets of LSAQ are stated at historical cost, with no goodwill or other intangible assets recorded.
In May 2020, the SEC adopted Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (the “Final Rule”). The Final Rule became effective on January 1, 2021, and the unaudited pro forma condensed combined financial statements herein are presented in accordance therewith.
The accompanying unaudited pro forma condensed combined financial statements give effect to the Business Combination in which Merger Sub, a wholly-owned subsidiary of LSAQ, merged with and into Science 37, with Science 37 surviving the merger as a wholly-owned subsidiary of LSAQ, and the related PIPE Investment. The unaudited pro forma condensed combined financial statements are based on the historical financial statements of Science 37 and LSAQ, and the assumptions and adjustments set forth in these notes.
The unaudited pro forma condensed combined balance sheet as of June 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and the six months ended June 30, 2021, give pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.
Adjustments included in the column under the heading “Transaction Accounting Adjustments” are solely based on information contained within the Merger Agreement. Transaction Accounting Adjustments are required adjustments that reflect only the application of required accounting to the Business Combination. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of post-combination company shares outstanding, assuming the Business Combination occurred on January 1, 2020.
Given the history of net losses and valuation allowance of Science 37 and LSAQ, management assumed a statutory tax rate of 0%. Therefore the pro forma adjustments to the statement of operations resulted in no income tax adjustment to the pro forma financial statements.
Science 37 and LSAQ have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

2.
Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021 are as follows:
A
Reflects the reclassification of cash and investments held in the Trust Account that will become available for operations following the Business Combination.

B
Represents the payment of transaction costs of $30.0 million as an increase to Stockholders’ deficit.

C
Represents the conversion of LSAQ historical common stock and additional paid-in-capital accounts to approximately 10.0 million newly issued shares of Science 37 Common Stock and the conversion of LSAQ warrants to approximately 3.1 million newly issued shares of Science 37 Common Stock.

D
Represents the conversion of Science 37 preferred stock to newly issued shares of common stock upon consummation of the Business Combination.

E
Represents the issuance of 100.0 million new shares of Science 37 Common Stock to existing common and preferred stockholders at historical cost and the elimination of the previous par value accounts.

F
Represents the issuance of 20.0 million new shares of LSAQ Common Stock at $10.00 per share in the PIPE Investment for total cash of $200.0 million.

G
Represents the transfer of restricted cash to available cash and equivalents accounts as it is assumed restrictions would not have been required upon consummation of the Business Combination.

H
Represents the elimination of LSAQ accumulated deficit upon recapitalization of the Combined Company.

I
Represents adjustment to reflect Maximum Redemptions of LSAQ Shares assuming 7,552,627 shares of LSAQ Common Stock are redeemed for an aggregate payment of approximately $75.5 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account.

J
Reflects the fair value of the Earn-Out Shares contingently issuable to the former holders of shares of Science 37 Common Stock and Science 37 Options. The fair value was determined based on information available as of the date of these unaudited pro forma condensed combined financial information. For more information, see Note 4.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 is as follows:
K
Represents the pro forma adjustment to eliminate interest income generated by the Trust Account.

3.
Net Loss per Share of Non-Redeemable Common Stock

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares of common stock in connection with the Business Combination, assuming no redemption of LSAQ shares and maximum redemptions of LSAQ shares, and assuming the shares were outstanding since January 1, 2020. As the Business Combination is being reflected as if it had occurred at the beginning of the earliest period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business

Combination have been outstanding for the entire periods presented. Also, assumes that all stock options and warrants are not included in the per share calculation as there is a net loss in all periods presented and including them would be anti-dilutive.
Assuming no redemption of LSAQ shares, the pro forma shares outstanding upon consummation of the Business Combination consist of the following:
Assuming No Redemption of LSAQ Shares
LSAQ Initial Stockholders	2,002,260
Shares from Conversion of LSAQ Private Warrants	3,146,453
LSAQ Public Stockholders	8,009,041
Science 37 Rollover Shares	100,000,000
PIPE Shares	20,000,000
Total	133,157,754
Assuming maximum redemptions of LSAQ shares, the pro forma shares outstanding upon consummation of the Business Combination consist of the following:
Assuming Maximum Redemptions of LSAQ Shares
LSAQ Initial Stockholders	2,002,260
Shares from Conversion of LSAQ Private Warrants	3,146,453
LSAQ Public Stockholders	456,414
Science 37 Rollover Shares	100,000,000
PIPE Shares	20,000,000
Total	125,605,127

4.
Earn-Out Shares Consideration

The Earn-Out obligations to issue the Earn-Out Share Consideration will be accounted for as liability-classified instruments that are earned upon achieving certain triggering events, which includes a change in control event that is not solely indexed to the LSAQ Stock. The preliminary estimated fair value of the Earnout Consideration is $81.0 million. The estimated fair value of the Earn-Out Shares Consideration was determined by using a Monte Carlo simulation valuation model. The preliminary estimated fair value of Earn-Out Consideration was determined using the most reliable information available. Assumptions used in the preliminary valuation, which are subject to change at the Closing, were as follows:
Current stock price:   The stock price was set at $10.00 per share based on the closing price per share of LSAQ.
Expected volatility:   The volatility rate was determined by using an average of comparable public companies annualized over three years.
Risk-free interest rate:   The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with one-year maturity.
Expected term:   The expected term is three years.

COMPARATIVE SHARE INFORMATION
The following table sets forth the historical comparative share information for LSAQ and Science 37 on a stand-alone basis and unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming two redemption scenarios as follows:
(i) no LSAQ stockholders exercise redemption rights with respect to their public shares upon the consummation of the Business Combination; and
(ii) LSAQ stockholders exercise their redemption rights with respect to a maximum of 7,552,627 public shares.
This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the historical financial statements of LSAQ and historical consolidated financial statements of Science 37 and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of LSAQ and Science 37 is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.
The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of LSAQ and Science 37 would have been had the companies been combined during the periods presented.
	Science 37 (Historical)	LSAQ (Historical)	Pro Forma Combined (Assuming Minimum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
As of and for the Six Months Ended June 30, 2021
Book value per share(1)	$(26.43)	$2.03	$1.46	$0.94
Net loss per non-redeemable share – basic and diluted	$(4.22)	$(0.24)	$(0.11)	$(0.12)
Weighted average non-redeemable shares outstanding – basic and diluted	3,446,123	1,951,216	133,157,754	605,127
Net loss per redeemable share – basic and diluted	$(0.35)	$0.00	N/A	N/A
Weighted average redeemable shares outstanding – basic and diluted	N/A	8,009,041	N/A	N/A
As of and for the Year Ended December 31, 2020
Book value per share(1)	$(38.38)	$1.95	N/A	N/A
Net loss per non-redeemable share – basic and diluted(2)	$(3.86)	$(0.04)	$(0.24)	$(0.25)
Weighted average non-redeemable shares outstanding – basic and diluted	8,197,409	1,875,000	133,157,754	125,605,127
Net loss per redeemable share – basic and diluted	$(0.87)	$0.00	N/A	N/A
Weighted average redeemable shares outstanding – basic and diluted	N/A	8,009,041	N/A	N/A

(1)
Book value per share = Total stockholders’ equity (deficit)/Total basic (or diluted) outstanding shares.

(2)
Historical net loss per share and weighted average shares outstanding for LSAQ are based on the period from December 18, 2019 (Inception) through June 30, 2020.

N/A
Not applicable.

DESCRIPTION OF LSAQ’S SECURITIES
General
Pursuant to our Certificate of Incorporation, our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the date of this proxy statement/prospectus, 10,011,301 shares of common stock are issued and outstanding. No preferred shares are issued or outstanding.
Common Stock
Our holders of record of our common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve our initial business combination, our insiders, officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to the IPO, including both the insider shares and any shares acquired in the IPO or following the IPO in the open market, in favor of the proposed business combination.
We will consummate an initial business combination only if public stockholders do not exercise conversion rights in an amount that would cause our net tangible assets to be less than $5,000,001 and a majority of the outstanding shares of common stock voted are voted in favor of the business combination.
Pursuant to the Existing Charter, if we do not consummate our initial business combination within 24 months from the closing of our IPO, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the Board, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our insiders have agreed to waive their rights to share in any distribution with respect to their insider shares.
Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to sell their shares to us in any tender offer or have their shares of common stock converted to cash equal to their pro rata share of the Trust Account if they vote on the proposed business combination and the business combination is completed.
If we hold a stockholder vote to amend any provisions of our certificate of incorporation relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which we have to complete a business combination), we will provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes or for working capital purposes, divided by the number of then outstanding public shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the Trust Account promptly following consummation of the business combination or the approval of the amendment to the certificate of incorporation. If the business combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.
Preferred Stock
There are no shares of preferred stock outstanding. Accordingly, the Board is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, the underwriting agreement with the underwriters prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the Trust Account, or which votes as a class with the common stock on our initial business combination. We may issue some or all of the preferred stock to effect our initial business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we reserve the right to do so in the future.
Private Placement Warrants
3,146,453 Private Placement Warrants are currently outstanding. Each Private Placement Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per whole share, subject to adjustment as discussed below, at any time commencing on the later of one year after the closing of the IPO or the consummation of an initial business combination.
The Private Placement Warrants are not exercisable more than five years following the IPO in accordance with FINRA Rule 5110(g)(8)(A), as long as our Sponsor or any of its related persons beneficially own these Private Placement Warrants.
The exercise price and number of shares of common stock issuable on exercise of the Private Placement Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the Private Placement Warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.
The Private Placement Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The holders of Private Placement Warrants do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
In connection with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Support Agreement with LSAQ and Science 37 pursuant to which the Sponsor has agreed, among other things to amend the agreement relating to the Private Placement Warrants held by the Sponsor or enter into such other agreement such that they shall represent the right to receive 3,146,453 shares of LSAQ Common Stock at the Effective Time.
Our Transfer Agent
The transfer agent for our shares of common stock is Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004.
Certain Anti-Takeover Provisions of Delaware Law and the Existing Charter and Existing Bylaws
We have opted out of Section 203 of the Delaware General Corporate Law, or the DGCL. However, the Existing Charter contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:
•
prior to such time, the Board approved either a business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by the Board and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 20% or more of our voting stock.
Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our company to negotiate in advance with the Board because the stockholder approval requirement would be avoided if the Board approves either a business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.
The Existing Charter provides that our sponsor and its respective affiliates, any of their respective direct or indirect transferees of at least 20% of our outstanding common stock and any group as to which such persons are party to, do not constitute “interested stockholders” for purposes of this provision.
Special meeting of stockholders
The Existing Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board, by our chief executive officer or by our chairman.
Advance notice requirements for stockholder proposals and director nominations
The Existing Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. Our bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Authorized but unissued shares
Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum for certain lawsuits
The Existing Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any (1) derivative action or proceeding brought on behalf of our company, (2) action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of our company to our company or our stockholders, or any claim for aiding and abetting any such alleged breach, (3) action asserting a claim against our company or any director or officer of our company arising pursuant to any provision of the DGCL or the Existing Charter or our bylaws, or (4) action asserting a claim against us or any director or officer of our company governed by the internal affairs doctrine except for, as to each of (1) through (4) above, any claim (A) as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (C) arising under the federal securities laws, including the Securities Act as to which the Court of Chancery and the federal district court for the District of Delaware shall concurrently be the sole and exclusive forums. Notwithstanding the foregoing, the inclusion of such provision in the Existing Charter will not be deemed to be a waiver by our stockholders of our obligation to comply with federal securities laws, rules and regulations, and the provisions of this paragraph does not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. Furthermore, the enforceability of choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

COMPARISON OF STOCKHOLDERS’ RIGHTS
General
Science 37 is incorporated under the laws of the State of Delaware and the rights of Science 37 stockholders are governed by the laws of the State of Delaware, including the Delaware General Corporation Law (“DGCL”), Science 37’s charter and Science 37’s bylaws. As a result of the Business Combination, Science 37 stockholders who receive shares of the Combined Company’s common stock will become Combined Company stockholders. The Combined Company is incorporated under the laws of the State of Delaware and the rights of Combined Company stockholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Combined Company Bylaws. Thus, following the Business Combination, the rights of Science 37 stockholders who become Combined Company stockholders in the Business Combination will continue to be governed by Delaware law but will no longer be governed by Science 37’s charter and Science 37’s bylaws and instead will be governed by the Proposed Charter and the Combined Company Bylaws.
Comparison of Stockholders’ Rights
Set forth below is a summary comparison of material differences between the rights of Science 37 stockholders under Science 37’s charter and Science 37’s bylaws (left column), and the rights of Combined Company stockholders under forms of the Proposed Charter and the Combined Company Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of Science 37’s charter and Science 37’s bylaws, and forms of the Proposed Charter, which is attached to this proxy statement/ prospectus as Annex B, and the Combined Company Bylaws, which is attached to this proxy statement/ prospectus as Annex C, as well as the relevant provisions of the DGCL.
Science 37	Combined Company
Authorized Capital Stock

Science 37 common stock.   Science 37 is currently authorized to issue 62,958,114 shares of common stock, par value $0.0001 per share. As of August 19, 2021, there were 4,533,510 shares of Science 37 Common Stock outstanding.
Science 37 preferred stock.   Science 37 is currently authorized to issue 41,692,230 shares of preferred stock, par value $0.0001 per share; of such authorized and unissued shares of preferred stock, Science 37 created (i) a series of preferred stock designated as Series A Preferred Stock and is currently authorized to issue 6,746,233 shares of such Series A Preferred Stock, (ii) a series of preferred stock designated as Series B Preferred Stock and is currently authorized to issue 7,588,369 shares of such Series B Preferred Stock, (iii) a series of preferred stock designated as Series C Preferred Stock and is currently authorized to issue 6,001,269 shares of such Series B Preferred Stock, (iv) a series of preferred stock designated as Series D Preferred Stock and is currently authorized to issue 12,317,871 shares of such Series D Preferred Stock and (v) a series of preferred stock designated as Series D-1 Preferred Stock and is currently authorized to issue 9,038,488 shares of such Series D-1 Preferred Stock). As of August 19, 2021,

Combined Company Common Stock.   The Combined Company will be authorized to issue 500,000,000 shares of capital stock, consisting of (i) 400,000,000 shares of common stock, par value $0.0001 per share and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share. As of August 19, 2021, we expect there will be 130,011,000 shares of Combined Company Common Stock outstanding following consummation of the Business Combination.
Combined Company preferred stock.   Following consummation of the Business Combination, the Combined Company is not expected to have any preferred stock outstanding.

Science 37	Combined Company
there were 41,587,368 shares of Science 37 Redeemable Convertible Preferred Stock outstanding.
Conversion

At any time, each holder of Science 37 preferred stock shall have the right, at such holder’s option and by delivery of written notice to Science 37, to convert any or all of such holder’s shares of preferred stock into shares of common stock at the then effective conversion rate. Each share of Series A, Series B, Series C, Series D and Series D-1 Preferred Stock is currently convertible into one share of Science 37 Common Stock.
Upon the earlier of (i) the closing of Science 37’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act, the public offering price of which is not less than $17.50 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such shares) and $30,000,000 (net of underwriting discounts and commissions) in the aggregate, or (ii) the date, or the occurrence of an event, specified by vote or written consent or agreement of the affirmative vote or written consent of the holders of at least a majority of the shares of Science 37 Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis), each share of Science 37 Preferred Stock then outstanding will automatically convert, without any action on the part of any holder thereof, into shares of Science 37 Common Stock at the then effective conversion rate.
There are no conversion rights relating to the Combined Company Common Stock
Number and Qualification of Directors
The number of directors that constitute the Science 37 board of directors shall be seven (7). Directors need not be stockholders.	Subject to the Director Nomination Agreement, the number of directors that constitutes the Combined Company board of directors shall be determined from time to time by the board of directors. Directors need not be residents of the State of Delaware or stockholders.
Structure of Board; Election of Directors
The holders of Series A Preferred Stock shall be entitled to elect two directors at any election of directors. The holders of Series B Preferred Stock shall be entitled to elect one director at any election of directors. The holders of Series D Preferred Stock shall be entitled to elect one director at any election of directors. The holders of Common Stock shall be entitled to elect one director at any election of directors. The holders of Science 37 Preferred Stock and Science 37 Common Stock (voting
Following the Business Combination, the members of the Combined Company board of directors will be as elected by the holders of LSAQ common stock at the Special Meeting pursuant to the Director Election Proposal.
Combined Company stockholders shall elect directors, each of whom shall hold office for an initial term ending in either 2022, 2023 or 2024, and thereafter for a term of three years or until his or her successor is duly elected and qualified, subject to

Science 37	Combined Company

together as a single class and not as a separate series, and on an as-converted basis) shall be entitled to elect any remaining directors at any election of directors.
The stockholders shall elect directors each of whom shall hold office for a term of one year or until his or her successor is duly elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. Subject to the rights of holders of any series of preferred stock to elect directors, any vacancy on the board of directors may be filled by the board of directors.
such director’s earlier death, resignation, disqualification or removal. At all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect directors. Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, any vacancy on the board of directors and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.
Removal of Directors
Any director or the entire Science 37 board of directors may be removed, with or without cause, by the holders of a majority of the voting power of outstanding shares of capital stock entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.	Subject to the rights of holders of any series of preferred stock to elect directors, any director may be removed at any time, but only for cause and only by the affirmative vote of the holders of at least 66 and 2/3% of the voting power of the issued and outstanding shares of capital stock of the Combined Company entitled to vote in the election of directors, voting together as a single class.
Voting

Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders, except in the case of certain approvals which only require the vote of the holders of preferred stock.
The holders of preferred stock shall be entitled to vote with the holders of common stock on all matters submitted for a vote of the holders of common stock. Each share of preferred stock is entitled to a number of votes equal to the number of shares of common stock into which each such share of preferred stock is then convertible, as calculated at the then effective conversion rate at the time of the related record date. Each share of Series A, Series B, Series C, Series D and Series D-1 Preferred Stock is currently convertible into one share of Science 37 common stock.
Except for the election of directors, any matter presented to the stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast by the holders of all shares of stock of Science 37 which are present in person or by proxy and voting affirmatively or negatively thereon.
Science 37 may not, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Science 37 Preferred Stock, take any of the following actions:
Each share of Combined Company Common Stock is entitled to one vote on all matters submitted to a vote of stockholders.

Science 37	Combined Company
(i) liquidate, dissolve or wind-up the business and affairs of Science 37, or effect any other merger, acquisition or consolidation; (ii) amend, alter or repeal any provision of Science 37’s charter or Science 37’s bylaws; provided, however, that in order to effect any such amendment, alteration or repeal that affects the powers, rights, preferences, privileges or special rights of any series of Science 37 Preferred Stock adversely without so affecting the entire class of Preferred Stock in the same manner, then the separate approval of at least 66% of the outstanding shares of such series of Preferred Stock shall be required; (iii) pay or declare any dividend on any shares of capital stock; (iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock at the original purchase price or at the lower of the original purchase price or the then current fair market value of such shares from employees, officers, directors, consultants or other persons performing services for Science 37 or any subsidiary pursuant to agreements under which Science 37 has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal; (v) create, or authorize the creation of, or issue, or authorize the issuance of, any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of Science 37 and its subsidiaries for borrowed money following such action would exceed $2,000,000; (vi) create, or consummate a transaction that results in the corporation holding capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by Science 37, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of Science 37, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; change the authorized number of directors; (viii) increase the number of shares of Common Stock reserved for issuance to service providers pursuant to Science 37’s equity compensation or option plan or arrangements or authorize or create any new equity incentive plan; (ix) authorize or issue any equity security (including any other security convertible into or exercisable for

Science 37	Combined Company

any such equity security) having a preference over, or being on a parity with, any series of Science 37 Preferred Stock with respect to dividends, liquidation or redemption; or (x) A) reclassify, alter or amend any existing security of Science 37 that is pari passu with any series of Science 37 Preferred Stock with respect to dividends, liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to such series of Science 37 Preferred Stock in respect of any such right, preference or privilege or (B) reclassify, alter or amend any existing security of this corporation that is junior to a series of Science 37 Preferred Stock with respect to dividends, liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with such series of Science 37 Preferred Stock in respect of any such right, preference or privilege.
Science 37 may not, without first obtaining the written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock and/or Series D-1 Preferred Stock, take any of the following actions: (i) increase or decrease the total number of authorized shares of Series D Preferred Stock and/or Series D-1 Preferred Stock; (ii) pay or declare any dividend on any shares of capital stock; (iii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Science 37 Preferred Stock or Science 37 Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Science 37 Common Stock at the original purchase price or at the lower of the original purchase price or the then current fair market value of such shares from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which Science 37 has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service, or pursuant to a right of first refusal; (iv) reclassify, alter or amend any existing security of Science 37 that is junior to the Series D Preferred Stock and/or the Series D-1 Preferred Stock with respect to dividends, liquidation or redemption, if such reclassification, alteration or amendment would render such other security senior to or pari passu with the Series D Preferred Stock and/or the Series D-1 Preferred Stock in respect of any such right, preference or privilege; or (v) amend, alter or repeal any provision of the charter or bylaws of

Science 37	Combined Company
Science 37 if such amendment, alteration or repeal would alter or change the powers, preferences or special rights of the shares of Series D Preferred Stock and/or Series D-1 Preferred Stock so as to affect them adversely.
Supermajority Voting Provisions
Not applicable.
Subject to the special rights of the holders of one or more outstanding series of preferred stock to elect directors, the board of directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting entitled to vote at an election of directors.
The adoption, amendment or repeal of the Combined Company Bylaws by the stockholders shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote generally in an election of directors.
The following provisions in the Proposed Charter may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class: Part B of Article IV (Capital Stock — Preferred Stock), Article V (Board of Directors), Article VI (Stockholders), Article VII (Liability), Article VIII (Indemnification), Article IX (Corporate Opportunity) and Article X (Amendments).

Cumulative Voting
Delaware law allows for cumulative voting only if provided for in Science 37’s charter; however, Science 37’s charter does not authorize cumulative voting.	Delaware law allows for cumulative voting only if provided for in the Proposed Charter; however, the Proposed Charter does not authorize cumulative voting.
Vacancies on the Board of Directors
Unless otherwise provided by law or Science 37’s charter, any newly created directorship or any vacancy occurring in the Science 37 board of directors for any cause may be filled only by a majority of the remaining members of the board of directors, even if such majority is less than a quorum, or by the sole remaining director.	Unless otherwise provided by the Director Nomination Agreement and subject to any special rights of the holders of one or more outstanding series of preferred stock to elect directors, any vacancy on the board of directors and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director.

Science 37	Combined Company
Special Meeting of the Board of Directors
Special meetings of the board of directors may be called by the Chief Executive Officer upon two (2) days’ notice to all directors, or by any two members of the board of directors, in like manner and on like notice.	The Combined Company Bylaws provide that special meetings of the Combined Company board of directors may be called by the chairperson of the Combined Company board of directors, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the board of directors.
Amendment to Certificate of Incorporation
Under Delaware law, an amendment to a charter generally requires the approval of Science 37’s board of directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class. In addition, in accordance with Science 37’s charter, (i) a majority of the voting power of the Science 37 Preferred Stock shall be required for any amendments that adversely affects the powers, preferences or rights of the Science 37 Preferred Stock; provided, however, that if any amendment, alteration or repeal affects the powers, rights, preferences, privileges or special rights of any series of Science 37 Preferred Stock adversely without so affecting the entire class of Science 37 Preferred Stock in the same manner, then the separate approval of at least 66% of the outstanding shares of such series of Preferred Stock shall be required, and (ii) a majority of the Series D Preferred Stock and/or Series D-1 Preferred Stock shall be required for amendments that alter or change the powers, preferences, or special rights of the shares of Series D Preferred Stock and/or Series D-1 Preferred Stock so as to affect them adversely.
The Proposed Charter provides that the following provisions in Proposed Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 and 2/3% in voting power all the then outstanding shares of Combined Company’s stock entitled to vote thereon, voting together as a single class: (i) Article IV of the Proposed Charter relating to the Combined Company’s capital stock; (ii) Article V of the Proposed Charter relating to the board of directors; (iii) Article VI of the Proposed Charter relating to relating to stockholder actions by written consent and annual and special stockholder meetings; (iv) Article VII of the Proposed Charter relating to limitation of director liability; (v) Article VIII of the Proposed Charter relating to indemnification; (vi) Article IX of the Proposed Charter relating to corporate opportunity; and (vii) Article X of the Proposed Charter relating to the amendment of the Proposed Charter.
For any other amendment, the Proposed Charter applies Delaware law, which allows an amendment to a charter generally with the affirmative vote of a majority of the outstanding shares of voting stock entitled to vote thereon, voting together as a single class.

Amendment of Bylaws
Science 37’s bylaws may be amended, altered, rescinded or repealed by the vote of Science 37 stockholders entitled to cast at least a majority of the votes which all Science 37 stockholders are entitled to cast thereon.	The Proposed Charter provides that the board of directors is expressly authorized to adopt, amend or repeal the Combined Company’s bylaws. In addition, the Combined Company may adopt, amend or repeal any bylaw with the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of Combined Company’s stock entitled to vote thereon.
Quorum

Board of Directors.   At any meetings of the Science 37 board of directors, a majority of the directors shall constitute a quorum for all purposes.
Stockholders.   The presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at the

Board of Directors.   At all meetings of Combined Company’s board of directors, a majority of the directors will constitute a quorum for the transaction of business.
Stockholders.   The holders of record of a majority of the voting power of the Combined Company’s

Science 37	Combined Company
meeting will constitute a quorum at any meeting of stockholders, unless or except to the extent that the presence of a larger number may be required by law; provided, however, that where a separate vote by a class or classes of capital stock is required by law or Science 37’s charter, the holders of a majority in voting power of the shares of such class or classes of capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person or by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter.	capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, constitute a quorum at all meetings of Combined Company stockholders for the transaction of business.
Stockholder Action by Written Consent
Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to Science 37.	The Proposed Charter provides that any action required or permitted to be taken by the stockholders of the Combined Company must be effected at any annual or special meeting of stockholders may not be taken by written consent in lieu of a meeting.
Special Stockholder Meetings
Special meetings of stockholders may be called at any time by the President, or the board of directors, or stockholders entitled to cast at least one-fifth of the votes which all stockholders are entitled to cast at the particular meeting.	The Proposed Charter provides that special meetings of stockholders for any purpose or purposes may be called at any time only by or at the direction of the board of directors, the chairperson of the board of directors, the chief executive officer or the president.
Notice of Stockholder Meetings
Written notice of the place, date, and time of all meetings of Science 37’s stockholders shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided by law or Science 37’s charter.	Whenever stockholders are required or permitted to take any action at a meeting, a timely notice in writing or by electronic transmission, of the meeting, which shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purposes for which the meeting is called, shall be mailed to or transmitted electronically to each stockholder of record entitled to vote thereat as of the record date for determining the stockholders entitled to notice of the meeting. Unless otherwise provided by law, the charter or the bylaws, notice shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
Stockholder Proposals (Other than Nomination of Persons for Election as Directors)
Any proper business, including the election of directors, may be transacted at the annual meeting	No business may be transacted at an annual meeting of stockholders, other than business that is either

Science 37	Combined Company
of stockholders. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
(i) specified in Combined Company’s notice of meeting (or any supplement thereto) delivered pursuant to the Combined Company’s bylaws, (ii) properly brought before the annual meeting by or at the direction of the board of directors or the chairperson of the board or (iii) otherwise properly brought before the annual meeting by any stockholder of the Combined Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Combined Company Bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Combined Company.
The stockholder must (i) give timely notice thereof in proper written form to the Secretary of the Combined Company, and (ii) the business must be a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Combined Company not less than ninety (90) or more than one-hundred twenty (120) days before the meeting. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Combined Company’s bylaws.

Stockholder Nominations of Persons for Election as Directors
Nominations of persons for election to the Science 37 board of directors at any annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Science 37’s notice of such special meeting, may be made (i) as provided by or at the direction of the board of directors or (ii) by any stockholder of Science 37(x) who is a stockholder of record entitled to vote in the election of directors on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such meeting and (y) who complies with the notice procedures set forth in Science 37’s bylaws.
Nominations of persons for election to the Combined Company board of directors may be made at an annual meeting of stockholders, or at any special meeting of stockholders called for the purpose of electing directors as set forth in Combined Company’s notice of such special meeting, (i) by or at the direction of the Combined Company board of directors or (ii) by any stockholder of the Combined Company who is entitled to vote at the meeting, who complies with the notice procedures set forth in the bylaws and who is a stockholder of record at the time such notice is delivered to the Secretary of the Combined Company.
For a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary. To be timely, a stockholder’s notice to the Secretary must be received by the Secretary at the principal executive offices of the Combined Company (i) in the case of an annual meeting, not later than the close of business not less than ninety (90) days nor more

Science 37	Combined Company
than one hundred and twenty (120) days prior to the first anniversary of the preceding year’s annual meeting; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Combined Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice. Additionally, the stockholder must provide information pursuant to the advance notice provisions in the Combined Company Bylaws.
Limitation of Liability of Directors and Officers
A director of Science 37 shall not be personally liable to Science 37 or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Science 37 or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit. Any repeal or modification of this provision in Science 37’s charter by the stockholders of the Corporation shall not adversely affect any right or protection of a director of Science 37 existing at the time of, or increase the liability of any director of Science 37 with respect to any acts or omissions of such director occurring prior to, such repeal or modification.	A director of the Combined Company shall not be personally liable to the Combined Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same now exists or may hereafter be amended. The amendment, repeal or modification of this provision in Proposed Charter shall not eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Combined Company existing at the time of such amendment, repeal, adoption or modification.
Indemnification of Directors, Officers, Employees and Agents

To the fullest extent permitted by applicable law, Science 37 is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of Science 37 (and any other persons to which the DGCL permits Science 37 to provide indemnification) through bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by section 145 of the DGCL, subject only to limits created by the DGCL (statutory or nonstatutory), with respect to actions for breach of duty to Science 37, its stockholders and others.
Any amendment, repeal or modification of this provision in Science 37’s charter shall not adversely affect any right or protection of a director, officer,
The Combined Company will indemnify and hold harmless, to the fullest extent permitted by the DGCL, any director or officer of the Combined Company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being a director or officer of the Combined Company or, while serving as a director or officer, is or was serving at the request of the Combined Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred by such person in

Science 37	Combined Company
employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.
connection with any such proceeding.
The right to indemnification includes the right to be paid by the Combined Company the expenses (including attorney’s fees) incurred in defending or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that an advancement of expenses will be made only upon delivery to the Combined Company of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined that the indemnitee is not entitled to be indemnified for the expenses.
Such rights will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of his or her estate, heirs, executors, administrators, legatees and distributees.

Dividends, Distributions and Stock Repurchases

Dividends upon the capital stock of Science 37, subject to the provisions of Science 37’s charter, may be declared by the board of directors from time to time and to such extent as they deem advisable.
Before Science 37’s board of directors (or, in the event of a reorganization event, the board of directors of the relevant successor parent, as applicable) shall declare a dividend upon the then outstanding shares of common stock, Science 37 shall first declare and pay to each holder of preferred stock a dividend at the then-applicable Dividend Rate described in Science 37’s charter. After payment of such dividends, any additional dividends or distributions shall be distributed among all the holders of common stock and preferred stock, with the amount and kind of dividends or distributions as would be payable in respect of the number of shares of common stock issuable upon the conversion of a share of preferred stock assuming such share of preferred stock had been converted immediately prior to the record date.
Subject to the rights of the holders of Combined Company preferred stock, and to the other provisions of the Proposed Charter, dividends in cash, property or capital stock of the Combined Company may be declared and paid ratably on the shares of the Combined Company’s capital stock out of the assets of the Combined Company which are legally available for this purpose at such times and in such amounts as the board of directors in its discretion shall determine.
Liquidation

Upon any liquidation, dissolution or winding up of Science 37, after satisfaction of all liabilities and obligations to creditors of Science 37 and before any distribution or payment is made to holders of Science 37 common stock, each holder of Series D Preferred Stock and/or Series D-1 Preferred Stock shall be entitled to receive, out of the assets of Science 37 or proceeds thereof, the original issue price per share plus any dividends declared but unpaid thereon.
After such distributions and payments made to the holders of Series D Preferred Stock and/or
The Proposed Charter provides that, in the event of any liquidation, dissolution or winding up of the Combined Company, the holders of shares of Combined Company Common Stock are entitled to receive, subject to the rights and preferences of any holders of any shares of any outstanding series of preferred stock, their ratable and proportionate share of the remaining fund and assets of the Combined Company.

Science 37	Combined Company

Series D-1 Preferred Stock, each holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock shall be entitled to receive, out of the assets of Science 37 or proceeds thereof, the original issue price per share plus any dividends declared but unpaid thereon.
After such distributions and payments made to the holders of Science 37 Preferred Stock, each holder of Science 37 Common Stock shall be entitled to receive their pro rata portion of the remainder of the assets of Science 37 or proceeds thereof available for distribution.

Stockholder Rights Plan
While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.	While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.
Science 37 does not have a stockholder rights plan currently in effect, but under the DGCL, Science 37’s board of directors could adopt such a plan without stockholder approval.	The Combined Company will not have a stockholder rights plan in effect, but under the DGCL, the Combined Company’s board of directors could adopt such a plan without stockholder approval.
Preemptive Rights
Science 37’s charter and Science 37’s bylaws do not provide holders of Science 37 common stock and/or preferred stock with preemptive rights. Thus, as a general matter, if additional shares of Science 37 capital stock are issued, the current holders of Science 37 capital stock will own a proportionately smaller interest in a larger number of outstanding shares of Science 37 capital stock to the extent that they do not participate in the additional issuance. However, stockholders that are party to the Science 37 investors’ rights agreement are entitled to certain preemptive rights as provided therein.	There are no preemptive rights relating to shares of Combined Company Common Stock.
Duties of Directors
Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Science 37’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing Combined Company’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.
Science 37’s board of directors may exercise all such powers of Science 37 and do all such lawful acts and things as are not by statute or Science 37’s charter	The Combined Company’s board of directors may exercise all such authority and powers of the Combined Company and do all such lawful acts and things as are not

Science 37	Combined Company
or bylaws directed or required to be exercised or done solely by the stockholders.	by statute or the Proposed Charter directed or required to be exercised or done solely by the stockholders.
Inspection of Books and Records; Stockholder Lists
Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from Science 37’s stock ledger, a list of its stockholders and its other books and records.	Inspection. Under Section 220 of the DGCL, any stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from the Combined Company’s stock ledger, a list of its stockholders and its other books and records.
Voting List. Science 37 will prepare and make available, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list shall not be open to the examination of any stockholder, except as required by Delaware law. The list shall be kept either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.	Voting List. The Combined Company will prepare, at least ten (10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting at least ten (10) days prior to the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours at the principal executive office of the Combined Company. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting will be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
Choice of Forum
Not Applicable.	The Combined Company Bylaws designates the Court of Chancery of the State of Delaware as the exclusive forum for (i) any derivative proceeding brought by a stockholder on behalf of the Combined Company, (ii) any proceeding asserting a claim of breach of a fiduciary duty owed by any of Combined Company’s directors, officers or stockholders, (iii) any proceeding against the Combined Company pursuant to the DGCL, its charter or its bylaws (as either may be amended from time to time) or (iv) any proceeding asserting a claim against the Combined Company governed by the internal affairs doctrine. The Combined Company Bylaws designates the federal district courts of the United States of America as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

TRADING MARKET AND DIVIDENDS
LSAQ
Common Stock
LSAQ’s shares of common stock are quoted on the Nasdaq Stock Market under the symbol “LSAQ.” The common stock commenced trading on the Nasdaq Stock Market on or about November 19, 2020.
LSAQ’s Dividend Policy
LSAQ has not paid any cash dividends on its shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon LSAQ’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s board of directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.
Science 37
Information regarding Science 37 is not provided because there is no public market for Science 37’s common stock.
Combined Company
Dividend Policy
Following completion of the Business Combination, the Combined Company’s board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate Combined Company’s board of directors declaring any dividends in the foreseeable future.

LSAQ’s DIRECTORS AND EXECUTIVE OFFICERS
Current Directors and Executive Officers
LSAQ’s directors and executive officers are as follows as of the Record Date:
Name	Age	Position
Andrew McDonald, Ph.D.	47	Chairman, Chief Executive Officer and Board Member
Michael Rice	57	Chief Operating Officer and Board Member
David Dobkin	42	Chief Financial Officer and Board Member
Thomas Wynn	52	Board Member
Thomas Mathers	54	Board Member
Elizabeth Barrett	59	Board Member
Graham Walmsley	34	Board Member
Scott Janssen	52	Board Member
Andrew McDonald, has been our Chief Executive Officer and Board member since December 2019, and is an experienced healthcare investment professional with expertise in identifying transformative products and technologies in all stages of development. Andrew was the Chairman and Chief Executive Officer of LifeSci Acquisition Corp., a special purpose acquisition company, from June 2019 until its merger with Vincerx Pharma Inc. in December 2020. Andrew has served as the Chief Executive Officer of Attune Pharmaceuticals since March 2015 and is a Founding Partner of LifeSci Advisors and LifeSci Capital. Prior to founding LifeSci, Andrew served as senior biotechnology analyst at Great Point Partners, a dedicated life science hedge fund, from 2006 to 2008. From 2004 to 2006, Andrew was Head of Healthcare Research and a Biotechnology Analyst at ThinkEquity Partners, a boutique investment bank. Prior to entering the financial services industry, Andrew was a medicinal chemist at Cytokinetics from 2001 to 2004, where he discovered and developed a promising anti-cancer agent now in clinical trials. Andrew began his pharmaceutical career as a medicinal chemist at Pfizer. Andrew received a Ph.D. in organic chemistry from UC Irvine and completed his B.S. in chemistry at UC Berkeley. Andrew holds the Series 7, 24, 63, 79, 86, and 87 licenses.
Michael Rice, has been our Chief Operating Officer and Board member since December 2019, and has experience in portfolio management, corporate management, investment banking and capital markets. Prior to co-founding LifeSci Advisors and LifeSci Capital, Michael was the co-head of health care investment banking at Canaccord Adams, where he was involved in debt and equity financing. Michael was also was a Managing Director at ThinkEquity Partners where he was responsible for managing Healthcare Capital Markets, which included structuring and executing numerous transactions, many of which were firsts at ThinkEquity. Prior to that, Michael served as a Managing Director at Banc of America, serving large hedge funds and private equity healthcare funds. Michael was the Chief Operating Officer and a director of LifeSci Acquisition Corp., a special purpose acquisition company, from June 2019 until its merger with Vincerx Pharma Inc. in December 2020. Previously, he was a Managing Director at JPMorgan/Hambrecht & Quist.
David Dobkin, has been our Chief Financial Officer and Board member since December 2019, and is an experienced healthcare capital markets investment banker with a career focused on helping high-growth life science, medical device, and healthcare IT companies achieve their financial and strategic goals. David was the Chief Financial Officer and a director of LifeSci Acquisition Corp., a special purpose acquisition company, from June 2019 until its merger with Vincerx Pharma Inc. in December 2020. David has worked with companies developing a wide range of technologies and brings extensive strategic advisory and execution capability to his clients. David has experience with both traditional and non-traditional forms of equity and debt offerings in both the U.S. and abroad. He is a regular speaker on growth capital formation at conferences across the United States and Canada. Prior to joining LifeSci Capital, David was a Managing Director at Boustead Securities. Prior to that, in 2015, David founded Dobkin & Company, an investment bank tailored for entrepreneur-led companies focused on seed and growth equity and capital. Previously, David worked in various capacities with the New Zealand Government facilitating capital formation on behalf of regional companies and government agencies with a focus on securing strategic foreign direct investment. David has tremendous experience conducting cross-border transactions. Prior to October 2010, David worked for Lazard Frères, one of the world’s preeminent financial advisory and asset management firms, where he facilitated and advised on cross-border mergers and acquisitions transactions in excess of $2.5 billion. Prior to joining for Lazard Frères, David began his career in the Healthcare investment banking group for Wasserstein Perella based in New York. At Wasserstein Perella, David advised healthcare companies on capital formation as well as strategic alternatives. David conducted graduate research in stem cell bioengineering and received a Master of Science, Biomedical Engineering, from the University of Southern California. David also received a B.S. in Biomedical Engineering, from Columbia University. David holds the Series 63, 79, and 82 licenses.
Thomas Wynn, a Board member serving as chair of our Audit Committee and member of our Compensation Committee, has been a portfolio manager at Monashee Investment Management since 2011. From 1995 to 2011, he co-founded and served as the Managing Director of Leerink Swann LLC, a Boston based healthcare investment bank. From 1991 to 1995, he worked at Lehman Brothers. Thomas received his B.A from Fairfield University and J.D. from Suffolk University. We believe Thomas is qualified to sit on our Board due to long-running experience in healthcare investing and advisory services.
Thomas Mathers, a Board member serving as chair of our Nominating Committee and member of our Audit Committee, founded and has been the President and CEO at Allievex Corporation, a company neurodegenerative diseases, since April 2018. He has also been a General Partner at Pappas Ventures V, a venture capital company, since February 2018. Prior to Pappas Capital and Allievex, from June 2010 to March 2017, Tom was the President and CEO of CoLucid Pharmaceuticals, Inc. (Nasdaq: CLCD), a biotechnology company founded by Pappas Capital, which focused on the development of lasmiditan for the acute treatment of migraine headaches. Eli Lilly & Company acquired CoLucid in March 2017 in an all cash transaction for nearly $1 billion. Prior to CoLucid, he was President and CEO of Peptimmune, Inc.; President and CEO of Cell Based Delivery, Inc; Vice President and General Manager of Cardion AG; and Vice President of Strategic Development at Genzyme Corporation. Tom currently serves as a Trustee of Butler University and is co-founder and Chairman of Déclion Holdings, a biopharmaceutical company focused on the discovery and development of innovative treatments for neurodegenerative diseases. He is also a business advisor to the Progeria Research Foundation, and previously served on the board of directors for the Biotechnology Industry Organization for nine years, where he was active in the policy areas of capital formation, bioethics, intellectual property, and regulatory policy. From 1988 to 1991, Tom served as a captain in the United States Army and was awarded several medals for his services as an AH-64 Apache helicopter pilot in the Gulf War. We believe Thomas is qualified to sit on our Board due to his long-running experience in early stage investing and experience on company boards.
Graham Walmsley, a Board member and member of our Compensation Committee and Nominating Committee, has been the General Partner of Logos Global Management, LP, a biotechnology-focused investment partnership based in San Francisco, since August 2019. He was a principal at Versant Ventures, a leading healthcare investment firm, from July 2016 until August 2019. He was the head of Business Development at Jecure Therapeutics, a developer of therapeutics targeting non-alcoholic steatohepatitis and liver fibrosis from June 2017 until March 2019. From April 2018 to December 2018, he was the Head of Business Development at Pipeline Therapeutics, a developer of neuro-regeneration drugs. From July 2012 to June 2016, he was an Affiliated Trainee at Stanford Hospital & Clinics. He is currently a member of the board of directors of ALX Oncology (Nasdaq: ALXO) and Akero Therapeutics (Nasdaq: AKRO). We believe Graham is qualified to sit on our board due to his extensive experience in biotechnology investing and previous company board positions.
Elizabeth Barrett, a Board member serving as chair of our Compensation Committee and member of our Audit Committee and Nominating Committee, is a highly regarded industry leader with extensive experience leading business organizations and Fortune 500 pharmaceutical companies. Since January 2019, Liz has served as President and CEO of UroGen Pharma. Prior to UroGen, from February 2018 to January 2019, Liz was CEO of Novartis Oncology and a member of the Novartis Executive Committee. She previously was previously at Pfizer Inc. from March 2009 to January 2019, where she held numerous leadership positions, including Global President of Oncology, President of Global Innovative Pharma for Europe, President of the Specialty Care Business Unit for North America, and President of United States

Oncology. Prior to Pfizer, Liz held positions at Cephalon Inc., where she was Vice President and General Manager of the Oncology Business Unit, and at Johnson & Johnson. She started her career at Kraft Foods Group, Inc. Liz received a B.A. from the University of Louisiana and an M.B.A. from Saint Joseph’s University. We believe Elizabeth is qualified to sit on our Board due to long-running leadership experience in healthcare services and business management.
Scott Janssen, a Board member, has served as Managing Director of LifeSci Associates since June 2020. Previously, he was the Chief Accounting Officer at CMG Partners from August 2019 to April 2020. Scott has over 25 years of accounting, finance and operational experience working within and consulting to public and private companies within the life science and technology space. Scott was a Managing Director of the Connor Group from January 2014 to August 2019 to where he supported his clients by providing them accounting and operational consulting services. Mr. Janssen spent six years of his career from January 1993 to November 1999 as an auditor with Ernst & Young and Grant Thornton in the Bay Area and Los Angeles. He was a Managing Director at Connor Group, a consulting firm from January 2014 to August 2019. Scott received a B.S. in Applied Mathematics from the University of California, Los Angeles. We believe Scott is qualified to sit on our board due to his long-running experience in accounting and finance consulting roles.
Audit Committee
Our Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act and consists of Thomas Wynn, Thomas Mathers and Elizabeth Barrett, each of whom are independent directors and are “financially literate” as defined under the Nasdaq listing standards. Thomas Wynn serves as chairman of the Audit Committee. Our Board has determined that Thomas Wynn qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.
The Audit Committee’s duties, which are specified in our Audit Committee Charter, include, but are not limited to:
•
the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•
pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•
setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•
setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•
obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•
reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•
reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
Our Compensation Committee consists of Elizabeth Barrett, Thomas Wynn and Graham Walmsley, each of whom is an independent director. Elizabeth Barrett serves as chairman of the Compensation Committee. Pursuant to our Compensation Committee charter, the functions of the Compensation Committee include, but not limited to:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our President and Chief Executive Officer’s compensation, evaluating our President and Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our President and Chief Executive Officer based on such evaluation;

•
reviewing and approving the compensation of all of our other executive officers;

•
reviewing our executive compensation policies and plans;

•
implementing and administering our incentive compensation equity-based remuneration plans;

•
assisting management in complying with our proxy statement and annual report disclosure requirements;

•
approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•
producing a report on executive compensation to be included in our annual proxy statement; and

•
reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.
Nominating Committee
Our Nominating Committee consists of Thomas Mathers, Graham Walmsley and Elizabeth Barrett, each of whom is an independent director under Nasdaq’s listing standards. Thomas Mathers is the chair of the nominating committee. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
The guidelines for selecting nominees, which are specified in LSAQ’s Nominating Committee Charter, generally provide that persons to be nominated:
•
should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•
should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Employment Agreements
LSAQ has not entered into any employment agreements with its executive officers, and has not made any agreements to provide benefits upon termination of employment.
Executive Officers and Director Compensation
None of our officers has received any cash compensation for services rendered to us. We pay an affiliate of our sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No other compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

DIRECTORS AND EXECUTIVE OFFICERS OF SCIENCE 37
Throughout this section, unless otherwise noted, “the company,” “we,” “us,” “our” and similar terms refer to Science 37, Inc. prior to the Business Combination.
Current Directors and Executive Officers
Science 37’s directors and executive officers are as follows as of the Record Date:
Name	Age	Position
David Coman	52	Chief Executive Officer and Director
Mike Zaranek	49	Chief Financial Officer
Darcy Forman	46	Chief Delivery Officer
Jonathan Cotliar	50	Chief Medical Officer
Steven Geffon	43	Chief Commercial Officer
Chris Ceppi	50	Chief Product Officer
Christine Pellizzari	53	Chief Legal Officer
John W. Hubbard	65	Director
Neil Tiwari	35	Director
Robert Faulkner	58	Director
Adam Goulburn	39	Director
Bhooshitha B. De Silva	46	Director
David Coman.  David Coman has been Science 37’s Chief Executive Officer since November 2019. Prior to joining Science 37, Mr. Coman served as Chief Strategy Officer of ERT, a global data and technology, from 2016 to 2019. Prior to that, Mr. Coman was Chief Marketing Officer of IQVIA, formerly Quintiles and IMS Health, Inc., a leading global provider of advanced analytics, technology solutions, and clinical research services, where he was also the founder of its Digital Patient business. Prior to Quintiles, Mr. Coman was the Chief Marketing Officer at Dendrite International, a company that develops and services software for the pharmaceutical industry. Earlier in his career, Mr. Coman held a variety of marketing leadership roles in telecommunications, including AOL Local & Long Distance (Talk America), Excel Communications, and Aerial Communications. Mr. Coman received a Bachelor of Art in Advertising from Michigan State University and a Master of Business Administration degree in Marketing, Entrepreneurship, and Finance from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Coman is qualified to serve on the Combined Company’s board of directors based on his expertise in product and business development and strategy.
Mike Zaranek.  Mike Zaranek has been Science 37’s Chief Financial Officer since April 2020, where he also serves as member of our senior executive team. Prior to joining Science 37, Mr. Zaranek served as Vice President, Finance for the Contract Sales and Medical Solutions Global Business unit of IQVIA from May 2015 to April 2020. Previously, Mike spent almost two decades in corporate development roles. In the aggregate, Mr. Zaranek has experience in excess of $20 billion in inorganic and capital market transactions. Mr. Zaranek received a Bachelor of Science degree in Accounting from The Pennsylvania State University and a Master of Business Administration degree from Duke University.
Darcy Forman.  Darcy Forman has been Science 37’s Chief Delivery Officer since January 2020. Prior to joining Science 37, Mrs. Forman served as Vice President of Corporate Development of Firma Clinical Research, a contract research company, from July 2016 to September 2019. Mrs. Forman previously served in multiple clinical operations and project management positions at various CROs spanning large, mid-size, and niche including i3 Research (now Syneos), Health Decisions and Clinipace. Prior to that, Mrs. Forman served as Bench Scientist before transitioning to the Clinical Research division of Pfizer, Inc. (NYSE: PFE), a pharmaceutical corporation, from June 1997 to January 2007. Mrs. Forman received a Bachelor of Art in chemistry from Lake Forest College.
Jonathan Cotliar.  Jonathan Cotliar has been Science 37’s Chief Medical Officer since November 2016. Prior to assuming the role of Chief Medical Officer, Mr. Cotliar served as Vice President of Medical Affairs of Science 37 from November 2016 to May 2019. Mr. Cotliar currently serves as director of inpatient dermatology at Harbor-UCLA Medical Center. Previously, he held full-time faculty appointments at the David Geffen School of Medicine at UCLA, Northwestern University Feinberg School of Medicine, and City of Hope National Medical Center, where he was chief of the Division of Dermatology. Mr. Cotliar received a Bachelor of Art from Trinity College, a Doctor of Medicine degree from the University of Kentucky College of Medicine, and completed his training in dermatology and internal medicine at the David Geffen School of Medicine at UCLA. While at UCLA, Mr. Cotliar completed an NIH-sponsored K30 Fellowship in translational investigation. He is also board-certified in both internal medicine and dermatology.
Steven Geffon.  Steve Geffon has been Science 37’s Chief Commercial Officer since December 2019. Before joining Science 37, Mr. Geffon served as Chief Commercial Officer at Medrio, a cloud-based electronic data capture platform for clinical trial and registry studies, from October 2018 to December 2019. Prior to Medrio, Mr. Geffon spent more than 15 years with ERT, a global data and technology, from January 2004 to October 2018. Mr. Geffon has nearly 20 years of experience with technology-enabled solution providers and SaaS organizations. Mr. Geffon received a Bachelor of Science in biology from Stockton University.
Chris Ceppi.  Christopher Ceppi has been Science 37’s Chief Product Officer since May 2017, where he oversees the teams responsible for software engineering, product management, and data science. Prior to joining Science 37, Mr. Ceppi was the founder and Chief Executive Officer of Situational, a Cybersecurity company, from December 2014 to May 2017. Mr. Ceppi received a Bachelor of Arts in English from the University of California, Berkeley.
Christine Pellizzari.   Christine Pellizzari has been Science 37’s Chief Legal Officer since July 2021. Ms. Pellizzari served as the General Counsel and Corporate Secretary of Insmed, Inc. from 2013 to 2021 and as Chief Legal Officer from 2018 to 2021. In addition, Ms. Pellizzari has served on the board of directors of Tempest Therapeutics, a clinical-stage biotechnology company, since August 2021. Ms. Pellizzari has also served on the board of directors of Celsion Corporation, a fully-integrated oncology company, since June 2021. Prior to joining Insmed, from 2007 through 2012, Ms. Pellizzari held various legal positions of increasing responsibility at Aegerion Pharmaceuticals, Inc., most recently as Executive Vice President, General Counsel and Secretary. Prior to Aegerion, Ms. Pellizzari served as Senior Vice President, General Counsel and Secretary of Dendrite International, Inc. Ms. Pellizzari joined Dendrite from the law firm of Wilentz, Goldman & Spitzer where she specialized in health care transactions and related regulatory matters. She previously served as law clerk to the Honorable Reginald Stanton, Assignment Judge for the Superior Court of New Jersey. Ms. Pellizzari received her Bachelor of Arts, cum laude, from the University of Massachusetts, Amherst and her Juris Doctor degree from the University of Colorado, Boulder.
John W. Hubbard.  John W. Hubbard is a director on Science 37’s Board. Prior to joining Science 37, Mr. Hubbard was the President and Chief Executive Officer of Bioclinica, Inc., an integrated clinical life science solutions provider, from 2015 to 2018, during which he also served as member of Bioclinica’s board of directors and audit committee. Mr. Hubbard has also served and serves on the boards of directors of various companies, including Agile Therapeutics, Inc. (NASDAQ: AGRX) since October 2014, Signant Health (formerly CRF Health and Bracket) since July 2018, where he also serves as the Chairman of the Board of Directors, and Advarra, Inc. since July 2019, where he also serves as independent director. Mr. Hubbard currently serves as Healthcare Strategic Advisory Board Member of Genstar Capital, a leading middle-market private equity firm, since 2018. Mr. Hubbard has also served as Chairman of the Science & Technology Committee of Agile Therapeutics, from June 2015 to June 2020, where he currently serves as Chairman of the Nominating and Governance Committee since June 2020, and member of the Audit Committee since January 2015 and the Finance Committee since June 2015. Mr. Hubbard received a Bachelor of Science degree from Santa Clara University and a Doctor of Philosophy degree from the University of Tennessee.
Neil Tiwari.  Neil Tiwari is a director on Science 37’s Board. Mr. Tiwari has served as a Partner of Private Healthcare Ventures at Magnetar Capital, a global hedge fund with over $14 billion of assets under management, based in Evanston, IL, since May 2021. Prior to this role, Mr. Tiwari served as Managing Director of dRx Capital, the digital health venture arm for Novartis, a global healthcare company based in Switzerland, from April 2019 to May 2021. Prior to that, Mr. Tiwari served as Principal of dRx Capital from September 2017 to April 2019, and served in senior product development roles from April 2015 to

September 2017. Mr. Tiwari has served on the boards of directors of multiple companies, where he also served as a member of the Compensation and Mergers and Acquisitions Committees. Mr. Tiwari received a Bachelor of Science degree in Biomedical Engineering from Northwestern University in 2008, a Master of Science degree in Biomedical Engineering from Northwestern University in 2008 and a Master of Business Administration degree from the Haas School of Business at the University of California, Berkeley in 2018.
Robert Faulkner.  Robert Faulkner is a director on Science 37’s Board. Mr. Faulkner has been a Managing Director at Redmile Group, LLC, a healthcare-focused investment firm, since February 2008. Prior to Redmile, Mr. Faulkner was a sell-side equity analyst for 16 years, from 1992 to 2008, including at Hambrecht & Quist (now JPMorgan), Thomas Weisel Partners (now Stifel Financial Corp.) and SG Warburg & Co. (now UBS). Mr. Faulkner has also served as a director of MedAvail Holdings, Inc. since November 2020. Mr. Faulkner received a Bachelor of Arts in Government in 1984 from Harvard College and a Master of Business Administration from the Tuck School of Business at Dartmouth College in 1990.
Adam Goulburn.  Adam Goulburn is a director on Science 37’s Board. Mr. Goulburn has been a Partner at Lux Capital, a venture capital firm, since November 2011. Mr. Goulburn has also served and serves on the boards of directors of various companies in the healthcare industry, including AllStripes, Cajal Neuroscience, Eikon Therapeutics, Kallyope, Mahana Therapeutics, Plexium, Vesta Healthcare, VNV Newco and Rivet Health. During his directorship at these companies, Mr. Goulburn has served on numerous Audit Committees. Mr. Goulburn received a Bachelor of Commerce / Bachelor of Science degree in Commerce and Science from the University of New South Wales in 2005 and a Doctor of Philosophy degree from Monash University in 2010.
Bhooshitha B. De Silva.  Bhooshitha B. De Silva is a director on Science 37’s Board. Mr. De Silva has been Senior Vice President, Global Head of Corporate Development and Strategy, at Pharmaceutical Product Development, a global contract research organization providing drug development, laboratory and lifecycle management services, since 2014. Prior to that, Mr. De Silva served as Vice President, Corporate Development and Head of International, of Optimer, a materials research, development, and testing laboratory, from 2011 to 2014 and Vice President, Head of Business Development and Strategy, of Pfizer, Inc. (NYSE: PFE), a pharmaceutical corporation, from 2000 to 2011. Mr. De Silva received a Master of Engineering degree from Imperial College London in 1995, a Master of Science degree in Economics from the London School of Economics in 1997 and a Master of Science degree in Management Science from Stanford University in 2000.
Compensation of Executive Officers
This section discusses the material components of the executive compensation program for our executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, our “named executive officers” and their positions were as follows:
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David Coman, our Chief Executive Officer;

•
Stephen Geffon, our Chief Commercial Officer; and

•
Jonathan Cotliar, our Chief Medical Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the date of this proxy statement/prospectus may differ materially from the currently planned programs summarized in this discussion.

2020 Summary Compensation Table
The following table sets forth information concerning the compensation of our named executive officers for the year ended December 31, 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
David Coman	2020	400,000	—	453,602	208,000	53,220(3)	1,114,822
Chief Executive Officer
Stephen Geffon	2020	325,000	100,000(4)	90,721	134,000	10,350(5)	660,071
Chief Commercial Officer
Jonathan Cotliar	2020	375,000	—	—	101,250	10,350(6)	487,200
Chief Medical Officer

(1)
Amounts represent the aggregate grant date fair value of stock options granted to our named executive officers in 2020 computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts are included in Note 2 to our audited financial statements included elsewhere in this proxy statement/prospectus.

(2)
Amounts represent bonuses earned by each named executive officer under our annual bonus plan for 2020 and paid in cash.

(3)
Amount represents employer matching contributions under our 401(k) plan ($12,000) and housing reimbursements ($41,220). For details of Mr. Coman’s housing reimbursements, see the section titled “Executive Compensation Arrangements — David Coman Offer Letter”.

(4)
Amount represents a retention bonus paid to Mr. Geffon during fiscal year 2020, as described below in the section titled “Executive Compensation Arrangements — Stephen Geffon Offer Letter”.

(5)
Amount represents employer matching contributions under our 401(k) plan.

(6)
Amount represents employer matching contributions under our 401(k) plan ($9,750), and Dr. Cotliar’s cell phone allowance ($600).

Narrative to Summary Compensation Table
2020 Salaries
The named executive officers receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. For 2020, our named executive officers’ annual base salaries were as follows: Mr. Coman: $400,000; Mr. Geffon: $325,000; and Dr. Cotliar: $375,000.
There have been no increases to our named executive officers’ base salaries during 2021 to date.
2020 Bonuses
We maintained an annual performance-based cash bonus program for 2020 in which each of our named executive officers participated. Bonus payments under the 2020 bonus program were determined based on achievement of certain corporate performance goals approved by our board of directors, subject to the applicable executive’s continued employment through the payment date. Each named executive officer’s target bonus under the 2020 bonus program was expressed as a percentage of base salary, as follows: Mr. Coman: 50%; Mr. Geffon: 70%; and Dr. Cotliar: 25%.

Under our 2020 annual bonus program, each named executive officer’s target bonus was based on the attainment of the following performance metrics: (i) gross bookings, net revenue and EBITDA (weighted at eighty percent (80%)), (ii) net profit margins, on-time patient enrollment and contracted cost per patient (weighted at ten percent (10%)), (iii) innovation and quality goals, (weighted at five percent (5%)), and (iv) employee engagement, strategy comprehension and collaboration (weighted at ten percent (10%)). Earned bonuses under the 2020 bonus program were paid following the end of calendar year 2020. The actual aggregate bonuses paid to our named executives under our 2020 bonus program, as determined by our board of directors based on the level at which the applicable performance goals were attained, are set forth above in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
Equity Compensation
We have historically granted stock options to our employees under our 2015 Stock Plan (the “2015 Plan”), including our named executive officers, in order to attract and retain our employees, as well as to align their interests with the interests of our stockholders.
On April 22, 2020, we granted Mr. Coman an option to purchase 2,520,013 shares of our common stock at an exercise price of $0.50 per share under the 2015 Plan, with a vesting start date of November 18, 2019, and we granted Mr. Geffon an option to purchase 504,003 shares of our common stock at an exercise price of $0.50 per share under the 2015 plan, with a vesting start date of December 12, 2019 (collectively, the “2020 options”). Each 2020 option vests and becomes exercisable as to 25% of the underlying shares on the first anniversary of the applicable vesting start date, and as to 1/48th of the underlying shares each month thereafter, subject to the applicable executive’s continued service with us through the applicable vesting date. If the company undergoes a “liquidation event” (as defined in the company’s certificate of incorporation) and the applicable executive’s employment is terminated by us or a successor entity without “cause” (as defined in the Severance Policy (as defined and described below)), or in Mr. Coman’s case, if he resigns for “good reason” (as defined in his offer letter, as described below), in either case, within 30 days prior to, or 12 months following, such liquidation event, the 2020 options will accelerate and become fully exercisable upon such termination.
The following table sets forth the stock options granted to our named executive officers in the 2020 fiscal year.
Named Executive Officer	2020 Stock Options Granted
David Coman	2,520,013
Stephen Geffon	504,003
In connection with the Business Combination, the company’s board of directors intends to adopt the Science 37, Holdings, Inc. 2021 Incentive Award Plan (the “2021 Plan”) and the Science 37 Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP”), subject to approval by the company’s stockholders. If approved by the company’s stockholders, the 2021 Plan and the ESPP will be effective as of the date they are approved by the company’s stockholders. For additional information about the 2021 Plan and the ESPP, please see the sections entitled “Proposal 4 — The Stock Plan Proposal” and “Proposal 5 — The ESPP Proposal”.
In addition, we expect the Compensation Committee of the Combined Company’s board of directors will grant our named executive officers and certain other employees awards immediately following the completion of the Business Combination. The type(s), amounts and terms and conditions of such awards have not yet been determined.
Other Elements of Compensation
Retirement Plan
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We expect that our named executive officers will be eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, we made discretionary matching contributions in respect of certain contributions made by participants in the 401(k) plan (up to a specified percentage of the employee contributions), and any such matching contributions will become fully vested after an employee has provided one (1) year of service. We believe that providing a vehicle for tax-deferred retirement savings through our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
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medical, dental and vision benefits;

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medical and dependent care flexible spending accounts;

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short-term and long-term disability insurance;

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life insurance;

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employee assistance program; and

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college tuition benefits.

We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of Science 37’s common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.
				Option Awards
Name	Grant Date	Vesting Start Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
David Coman	4/22/2020	11/18/2019	(1)(2)	682,503	1,837,510	—	0.50	4/21/2030
Stephen Geffon	4/22/2020	12/9/2019	(1)(3)	126,000	378.003	—	0.50	4/21/2030
Jonathan Cotliar	2/2/2017	11/15/2016	(1)	100,000	0	—	0.98	2/2/2027
Jonathan Cotliar	8/1/2017	8/2/2017	(4)	33,333	6,667	—	1.53	8/1/2027
Jonathan Cotliar	3/7/2018	3/9/2018	(1)	17,747	8,067	—	1.53	3/7/2028
Jonathan Cotliar	6/19/2019	6/6/2019	(4)(5)	112,500	187,500	—	0.72	6/18/2029

(1)
Represents an option vesting with respect to 25% of the shares subject to the option on the first anniversary of the vesting start date, and with respect to 1/48th of the shares subject to the option on each monthly anniversary of the applicable vesting start date thereafter, subject to the applicable executive’s continued service through the applicable vesting date.

(2)
If the company undergoes a liquidation event and the executive’s employment is terminated without “cause” (as defined in the Severance Policy) or resigns for “good reason” (as defined in the executive’s offer letter), in either case, within 30 days prior to, or 12 months following, the liquidation event, the option shall vest in full.

(3)
If the company undergoes a liquidation event and the executive’s employment is terminated without “cause” (as defined in the Severance Policy) within 30 days prior to, or 12 months following, the liquidation event, the option shall vest in full.

(4)
Represents an option vesting with respect to 1/48th of the shares subject to the option on each monthly anniversary of the applicable vesting start date, subject to the applicable executive’s continued service through the applicable vesting date.

(5)
If the company undergoes a “change in control” (as defined in the applicable stock option agreement) and the executive experiences an “involuntary termination” (as defined in the applicable stock option agreement) in connection with or within 12 months following the change in control, the option shall vest in full.

Executive Compensation Arrangements
Offer of Employment Letters
During 2020, we were party to offer of employment letters with each of our named executive officers, the material terms of which are summarized below.
David Coman Offer Letter
We entered into an employment offer letter with Mr. Coman in November 2019, pursuant to which Mr. Coman serves as our Chief Executive Officer. Mr. Coman’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, a $120,000 signing bonus, an initial stock option grant and eligibility to participate in our employee benefit plans. Mr. Coman’s offer letter also provides for company reimbursement of travel expenses incurred in connection with Mr. Coman’s travel from his residence in North Carolina to the company’s office in Los Angeles, California and for rental housing expenses in Los Angeles, California, in each case, for up to 24 months following his commencement of employment with the company.
Mr. Coman’s offer letter provides for his participation in the company’s Severance Policy as a “C-Level” employee, as defined in the Severance Policy. Mr. Coman will become entitled to severance benefits under the Severance Policy if his employment is terminated by the company for “cause” (as defined in the Severance Policy) or if Mr. Coman resigns for “good reason” (as defined in Mr. Coman’s offer letter). For a description of the Severance Policy, see the section below entitled “Executive Compensation Arrangements — Severance Policy”.
Pursuant to the terms of his offer letter, Mr. Coman also entered into a separate agreement which includes a standard invention assignment, confidential information covenant, an employee non-solicitation covenant for one (1) year following the termination of Mr. Coman’s employment, and a covenant not to compete with the company during the term of Mr. Coman’s employment.
Stephen Geffon Offer Letter
We entered into an employment offer letter with Mr. Geffon in November 2019, pursuant to which Mr. Geffon serves as our Chief Commercial Officer. Mr. Geffon’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, target annual bonus opportunity, an initial stock option grant and eligibility to participate in our employee benefit plans. Mr. Geffon’s offer letter does not provide for severance upon a termination of his employment; however, Mr. Geffon participates in our Severance Policy.
Mr. Geffon’s offer letter provides for his eligibility to earn a $150,000 retention bonus if he remains continuously employed by the company through the twelve (12) month anniversary of his employment start date (which was December 9, 2019). The first $50,000 of the retention bonus was paid to Mr. Geffon within two weeks after his employment start date, and the remaining amount was paid in four equal installments of $25,000 each following the end of each calendar quarter of 2020. If Mr. Geffon’s employment had terminated prior to the twelve (12)-month anniversary of his employment start date, other than by the company without “cause” (as defined in the Severance Policy), Mr. Geffon would have been required to repay a pro-rated portion of the retention bonus to the company.
Pursuant to the terms of his offer letter, Mr. Geffon also entered into a separate agreement which includes a standard invention assignment, confidential information covenant, an employee non-solicitation covenant for one (1) year following the termination of Mr. Geffon’s employment, and a covenant not to compete with the company during the term of Mr. Geffon’s employment.
Jonathan Cotliar Offer Letter
We entered into an employment offer letter with Dr. Cotliar in October 2016, pursuant to which Dr. Cotliar initially served as our Vice President of Medical Affairs and continues to serve as our Chief Medical Officer. Dr. Cotliar’s offer letter sets forth the terms and conditions of his initial employment, including his initial base salary, a one-time $25,000 relocation payment, annual $7,500 payments for attending professional conferences, an initial stock option grant and eligibility to participate in our employee benefit plans. Dr. Cotliar’s offer letter does not provide for severance upon a termination of employment; however, Dr. Cotliar participates in our Severance Policy.
Pursuant to the terms of his offer letter, Dr. Cotliar also entered into a separate agreement which includes a standard invention assignment, confidential information covenant, an employee non-solicitation covenant for one (1) year following the termination of Dr. Cotliar’s employment, and a covenant not to compete with the company during the term of Dr. Cotliar’s employment.
Severance Policy
The company maintains a severance policy (the “Severance Policy”) for the benefit of its full-time employees, including the named executive officers. Under the Severance Policy, an eligible employee will become entitled to certain severance benefits if such employee’s employment is terminated by the company without “cause” (as defined in the Severance Policy), other than due to the employee’s disability or death, subject to such employee’s execution and non-revocation of a release of claims in favor of the company, resignation from all positions the employee holds with the company, and compliance with certain post-termination obligations (including non-disparagement restrictions and the requirement to return to the company all company property). The severance benefits payable to the company’s executive officers and senior vice presidents under the Severance Policy consist of: (i) an amount equal to up to six (6) months of base salary, and (ii) continued participation in the company’s group health plans at the company’s sole expense for up to six (6) months following the date of termination.
Director Compensation
We have not historically maintained a formal non-employee director compensation program; however, we have made stock option grants to non-employee directors from time to time. During 2020, the company granted an option to purchase 222,496 shares of our common stock to John Hubbard for his service as a non-employee director. The option granted to Mr. Hubbard in 2020 vests as to 1/48th of the underlying shares on each monthly anniversary of June 15, 2020, subject to Mr. Hubbard’s continued service on the board of directors on each applicable vesting date.

2020 Director Compensation Table
The following table sets forth information concerning the compensation of the company’s non-employee directors for the year ended December 31, 2020.
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
John Hubbard	—	$40,049.28	—	$40,049.28
All Other Non-Employee Directors(2)	—	—	—	—

(1)
Amounts represent the aggregate grant date fair value of stock options granted to Mr. Hubbard during 2020 computed in accordance with ASC Topic 718. Assumptions used to calculate these amounts are included in Note 2 to our audited financial statements included elsewhere in this proxy statement/prospectus. As of December 31, 2020, Mr. Hubbard held options covering 222,496 shares of our common stock. No other options or stock awards were held by our non-employee directors as of December 31, 2020.

(2)
All Other Non-Employee Directors include Bhooshi de Silva, Robert Faulkner, Adam Goulburn, PhD, and Neil Tiwari.

We intend to approve and implement a compensation program for our non-employee directors. The terms and conditions of such program have not yet been determined.
Equity Incentive Plans
We currently maintain the 2015 Plan, which became effective in September 2015 and was most recently amended in March 2017. In connection with the Business Combination, the company’s board of directors intends to adopt the 2021 Plan and the ESPP, subject to approval by the company’s stockholders. For additional information about the 2021 Plan and the ESPP, please see the sections entitled “Proposal 4 — The Stock Plan Proposal” and “Proposal 5 — The ESPP Proposal”. Upon the effectiveness of the 2021 Plan, no further awards will be made under the 2015 Plan.
2015 Plan
The material terms of the 2015 Plan are summarized below. This summary is qualified in its entirety to the full text of the 2015 Plan.
Share Reserve.    An aggregate of 7,057,864 shares of stock are reserved for issuance pursuant to awards granted under the 2015 Plan.
Administration.    Our board of directors administers the 2015 Plan. The board may delegate its duties and responsibilities to a committee of the board of directors consisting of at least one member of the board of directors and, to the extent permitted under applicable law, may delegate to one or more officers of the company the authority to grant awards under the Plan, subject to aggregate limits on such grants that are specified by the board of directors. Subject to the terms and conditions of the 2015 Plan, the plan administrator has the authority to take any actions it deems necessary or advisable for the administration of the 2015 Plan.
Eligibility.    Awards under the 2015 Plan may be granted to employees, directors, and consultants of the company and its subsidiaries. Incentive stock options (“ISOs”) may be granted only to employees of the company or certain of its subsidiaries.
Awards.    The 2015 Plan provides for the grant of stock options (including ISOs and nonqualified stock options (“NSOs”)) and the award or sale of shares of our common stock, or any combination thereof. No determination has been made as to the types or amounts of awards that will be granted to specific individuals in the future pursuant to the 2015 Plan (and, following the closing of the Business

Combination, we will not make any further awards under the 2015 Plan). Each award is set forth in a separate award agreement indicating the type of the award and the terms and conditions of the award.
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Stock Options.    Stock options provide for the right to purchase shares of the company’s common stock in the future at a specified price that is established on the date of grant. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option generally may not be less than 100% of the fair market value of the underlying shares on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders). The term of a stock option may not be longer than ten (10) years (or five (5) years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

•
Awards or Sales of Shares.    Share awards are grants of nontransferable shares of common stock, and sales of shares (known as stock purchase rights) provide participants with the right to acquire shares under the 2015 Plan at a fixed purchase price. Share awards and stock purchase rights may remain forfeitable unless and until specified vesting conditions are met.

Certain Transactions.    The plan administrator has broad discretion to take action under the 2015 Plan, as well as to make adjustments to the terms and conditions of existing and future awards, in the event of certain transactions and events affecting our stock, such as stock dividends, reclassifications, stock splits, consolidations or other similar corporate transactions. In the event of a merger or other consolidation relating to the company or the sale of all or substantially all of the company’s stock or assets, all then-outstanding equity awards shall be treated as set forth in the agreement governing such transaction, which may provide for one or more of the following: (i) the continuation, assumption or substitution of such awards, (ii) the accelerated vesting and, if applicable, exercisability of such awards, (iii) the cancellation of such awards in exchange for cash or equity equal to the intrinsic value of such awards, (iv) termination of any early exercise rights, (v) cancellation of such awards upon consummation of the transaction (provided that the holder has the opportunity to exercise the award prior to such consummation) and/or (vi) suspension of the holder’s right to exercise the award for a limited period of time prior to the transaction.
Transferability and Restrictions.    With limited exceptions for the laws of descent and distribution, awards under the 2015 Plan are generally non-transferable prior to vesting (unless otherwise determined by the plan administrator) and are exercisable only by the participant during his or her lifetime.
Amendment and Termination.    Our board of directors may amend, suspend or terminate the 2015 Plan at any time. However, the company must obtain stockholder approval of any amendment to the 2015 Plan to the extent it (i) increases the number of shares available for issuance under the 2015 Plan or (ii) materially changes the class of persons who are eligible for ISOs under the 2015 Plan. We will cease granting any awards under the 2015 Plan upon the effectiveness of the 2021 Plan. Any award under the 2015 Plan that is outstanding on the termination date of the 2015 Plan will remain in force according to the terms of the 2015 Plan and the applicable award agreement.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMBINED COMPANY
AFTER THE BUSINESS COMBINATION
Information about Directors Expected to be Appointed to the Board Upon the Closing of the Business Combination
Upon consummation of the Business Combination, the Combined Company’s board of directors will comprise at least seven members. Each of LSAQ's incumbent directors will resign from our Board upon the closing of the Business Combination.
Executive Officers and Directors
The following persons are anticipated to be the executive officers and directors of the Combined Company, which will be renamed “Science 37 Holdings, Inc.” following the Business Combination:
Name	Age	Position
David Coman	52	Chief Executive Officer and Director
Mike Zaranek	49	Chief Financial Officer
Darcy Forman	46	Chief Delivery Officer
Jonathan Cotliar	50	Chief Medical Officer
Steven Geffon	43	Chief Commercial Officer
Christine Pellizzari	53	Chief Legal Officer
John W. Hubbard	65	Director
Neil Tiwari	35	Director
Robert Faulkner	58	Director
Adam Goulburn	39	Director
Bhooshitha B. De Silva	46	Director
Emily Rollins	51	Director
David Coman.  David Coman has been Science 37’s Chief Executive Officer since November 2019 and will be the Chief Executive Officer and a director of the Combined Company. Prior to joining Science 37, Mr. Coman served as Chief Strategy Officer of ERT, a global data and technology, from 2016 to 2019. Prior to that, Mr. Coman was Chief Marketing Officer of IQVIA, formerly Quintiles and IMS Health, Inc., a leading global provider of advanced analytics, technology solutions, and clinical research services, where he was also the founder of its Digital Patient business. Prior to Quintiles, Mr. Coman was the Chief Marketing Officer at Dendrite International, a company that develops and services software for the pharmaceutical industry. Earlier in his career, Mr. Coman held a variety of marketing leadership roles in telecommunications, including AOL Local & Long Distance (Talk America), Excel Communications, and Aerial Communications. Mr. Coman received a Bachelor of Art in Advertising from Michigan State University and a Master of Business Administration degree in Marketing, Entrepreneurship, and Finance from the Kellogg Graduate School of Management at Northwestern University. We believe that Mr. Coman is qualified to serve on the Combined Company’s board of directors based on his expertise in product and business development and strategy.
Darcy Forman.   Darcy Forman has been Science 37’s Chief Delivery Officer since January 2020. Prior to joining Science 37, Mrs. Forman served as Vice President of Corporate Development of Firma Clinical Research, a contract research company, from July 2016 to September 2019. Mrs. Forman previously served in multiple clinical operations and project management positions at various CROs spanning large, mid-size, and niche including i3 Research (now Syneos), Health Decisions and Clinipace. Prior to that, Mrs. Forman served as Bench Scientist before transitioning to the Clinical Research division of Pfizer, Inc. (NYSE: PFE), a pharmaceutical corporation, from June 1997 to January 2007. Mrs. Forman received a Bachelor of Art in chemistry from Lake Forest College.
Jonathan Cotliar.   Jonathan Cotliar has been Science 37’s Chief Medical Officer since November 2016. Prior to assuming the role of Chief Medical Officer, Mr. Cotliar served as Vice President of Medical

Affairs of Science 37 from November 2016 to May 2019. Mr. Cotliar currently serves as director of inpatient dermatology at Harbor-UCLA Medical Center. Previously, he held full-time faculty appointments at the David Geffen School of Medicine at UCLA, Northwestern University Feinberg School of Medicine, and City of Hope National Medical Center, where he was chief of the Division of Dermatology. Mr. Cotliar received a Bachelor of Art from Trinity College, a Doctor of Medicine degree from the University of Kentucky College of Medicine, and completed his training in dermatology and internal medicine at the David Geffen School of Medicine at UCLA. While at UCLA, Mr. Cotliar completed an NIH-sponsored K30 Fellowship in translational investigation. He is also board-certified in both internal medicine and dermatology.
Steven Geffon.   Steve Geffon has been Science 37’s Chief Commercial Officer since December 2019. Before joining Science 37, Mr. Geffon served as Chief Commercial Officer at Medrio, a cloud-based electronic data capture platform for clinical trial and registry studies, from October 2018 to December 2019. Prior to Medrio, Mr. Geffon spent more than 15 years with ERT, a global data and technology, from January 2004 to October 2018. Mr. Geffon has nearly 20 years of experience with technology-enabled solution providers and SaaS organizations. Mr. Geffon received a Bachelor of Science in biology from Stockton University.
Christine Pellizzari.   Christine Pellizzari has been Science 37’s Chief Legal Officer since July 2021. Ms. Pellizzari served as the General Counsel and Corporate Secretary of Insmed, Inc. from 2013 to 2021 and as Chief Legal Officer from 2018 to 2021. In addition, Ms. Pellizzari has served on the board of directors of Tempest Therapeutics, a clinical-stage biotechnology company, since August 2021. Ms. Pellizzari has also served on the board of directors of Celsion Corporation, a fully-integrated oncology company, since June 2021. Prior to joining Insmed, from 2007 through 2012, Ms. Pellizzari held various legal positions of increasing responsibility at Aegerion Pharmaceuticals, Inc., most recently as Executive Vice President, General Counsel and Secretary. Prior to Aegerion, Ms. Pellizzari served as Senior Vice President, General Counsel and Secretary of Dendrite International, Inc. Ms. Pellizzari joined Dendrite from the law firm of Wilentz, Goldman & Spitzer where she specialized in health care transactions and related regulatory matters. She previously served as law clerk to the Honorable Reginald Stanton, Assignment Judge for the Superior Court of New Jersey. Ms. Pellizzari received her Bachelor of Arts, cum laude, from the University of Massachusetts, Amherst and her Juris Doctor degree from the University of Colorado, Boulder.
Mike Zaranek.  Mike Zaranek has been Science 37’s Chief Financial Officer since April 2020, where he also serves as member of our senior executive team. Prior to joining Science 37, Mr. Zaranek served as Vice Presiden, Finance for the Contract Sales and Medical Solutions Global Business unit of IQVIA from May 2015 to April 2020. Previously, Mike spent almost two decades in corporate development roles. In the aggregate, Mr. Zaranek has experience in excess of $20 billion in inorganic and capital market transactions. Mr. Zaranek received a Bachelor of Science degree in Accounting from The Pennsylvania State University and a Master of Business Administration degree from Duke University.
John W. Hubbard.  John W. Hubbard is a director on Science 37’s Board and will be a director of the Combined Company. Prior to joining Science 37, Mr. Hubbard was the President and Chief Executive Officer of Bioclinica, Inc., an integrated clinical life science solutions provider, from 2015 to 2018, during which he also served as member of Bioclinica’s board of directors and audit committee. Mr. Hubbard has also served and serves on the boards of directors of various companies, including Agile Therapeutics, Inc. (NASDAQ: AGRX) since October 2014, Signant Health (formerly CRF Health and Bracket) since July 2018, where he also serves as the Chairman of the Board of Directors, and Advarra, Inc. since July 2019, where he also serves as independent director. Mr. Hubbard currently serves as Healthcare Strategic Advisory Board Member of Genstar Capital, a leading middle-market private equity firm, since 2018. Mr. Hubbard has also served as Chairman of the Science & Technology Committee of Agile Therapeutics, from June 2015 to June 2020, where he currently serves as Chairman of the Nominating and Governance Committee since June 2020, and member of the Audit Committee since January 2015 and the Finance Committee since June 2015. Mr. Hubbard received a Bachelor of Science degree from Santa Clara University and a Doctor of Philosophy degree from the University of Tennessee. We believe that Mr. Hubbard is qualified to serve on the Combined Company’s board of directors based on his expertise in the healthcare industry, as well as his extensive service in boards and committees of numerous companies.
Neil Tiwari.  Neil Tiwari is a director on Science 37’s Board and will be a director of the Combined Company. Mr. Tiwari has served as a Partner of Private Healthcare Ventures at Magnetar Capital, a global hedge fund with over $14 billion of assets under management, based in Evanston, IL, since May 2021. Prior to this role, Mr. Tiwari served as Managing Director of dRx Capital, the digital health venture arm for Novartis, a global healthcare company based in Switzerland, from April 2019 to May 2021. Prior to that, Mr. Tiwari served as Principal of dRx Capital from September 2017 to April 2019, and served in senior product development roles from April 2015 to September 2017. Mr. Tiwari has served on the boards of directors of multiple companies, where he also served as a member of the Compensation and Mergers and Acquisitions Committees. Mr. Tiwari received a Bachelor of Science degree in Biomedical Engineering from Northwestern University in 2008, a Master of Science degree in Biomedical Engineering from Northwestern University in 2008 and a Master of Business Administration degree from the Haas School of Business at the University of California, Berkeley in 2018.
Robert Faulkner.  Robert Faulkner is a director on Science 37’s Board and will be a director of the Combined Company. Mr. Faulkner has been a Managing Director at Redmile Group, LLC, a health care-focused investment firm, since February 2008. Prior to Redmile, Mr. Faulkner was a sell-side equity analyst for 16 years, from 1992 to 2008, including at Hambrecht & Quist (now JPMorgan), Thomas Weisel Partners (now Stifel Financial Corp.) and SG Warburg & Co. (now UBS). Mr. Faulkner has also served as a director of MedAvail Holdings, Inc. since November 2020. Mr. Faulkner received a Bachelor of Arts in Government in 1984 from Harvard College and a Master of Business Administration from the Tuck School of Business at Dartmouth College in 1990. We believe that Mr. Faulkner is qualified to serve on the Combined Company’s board of directors based on his extensive strategic, investment and operational experience in the healthcare industry.
Adam Goulburn.  Adam Goulburn is a director on Science 37’s Board and will be a director of the Combined Company. Mr. Goulburn has been a Partner at Lux Capital, a venture capital firm, since November 2011. Mr. Goulburn has also served and serves on the boards of directors of various companies in the healthcare industry, including AllStripes, Cajal Neuroscience, Eikon Therapeutics, Kallyope, Mahana Therapeutics, Plexium, Vesta Healthcare, VNV Newco and Rivet Health. During his directorship at these companies, Mr . Goulburn has served on numerous Audit Committees. Mr. Goulburn received a Bachelor of Commerce / Bachelor of Science degree in Commerce and Science from the University of New South Wales in 2005 and a Doctor of Philosophy degree from Monash University in 2010. We believe Mr. Goulburn is qualified to serve on the Combined Company’s board of directors based on his extensive experience and service as a director at numerous companies.
Bhooshitha B. De Silva.  Bhooshitha B. De Silva is a director on Science 37’s Board and will be a director of the Combined Company. Mr. De Silva has been Senior Vice President, Global Head of Corporate Development and Strategy, at Pharmaceutical Product Development, a global contract research organization providing drug development, laboratory and lifecycle management services, since 2014. Prior to that, Mr. De Silva served as Vice President, Corporate Development and Head of International, of Optimer, a materials research, development, and testing laboratory, from 2011 to 2014 and Vice President, Head of Business Development and Strategy, of Pfizer, Inc. (NYSE: PFE), a pharmaceutical corporation, from 2000 to 2011. Mr. De Silva received a Master of Engineering degree from Imperial College London in 1995, a Master of Science degree in Economics from the London School of Economics in 1997 and a Master of Science degree in Management Science from Stanford University in 2000. We believe that Mr. De Silva is qualified to serve on the Combined Company’s board of directors based on his extensive operational, managerial and strategic experience.
Emily Rollins.   Emily Rollins is expected to be a director of the Combined Company. Ms. Rollins has served in various positions at Deloitte & Touche LLP (“Deloitte”) beginning in 1992, including as an Audit and Assurance Partner from 2006 to 2020. At Deloitte, Ms. Rollins served technology and media companies and guided hundreds of clients through complex audit and reporting processes. Ms. Rollins also served in positions of increasing responsibility, including leadership roles in Deloitte's U.S. Technology, Media, and Telecommunications industry group, Audit Innovation and Transformation, and Diversity and Inclusion. She led firm-wide initiatives to recruit, develop and retain women and diverse professionals as well as transform and modernize Deloitte's audit platform. Ms. Rollins currently serves on the boards of directors of Dolby Laboratories, Inc. (NYSE:DLB) and Xometry, Inc. (Nasdaq: XMTR). In addition, Ms. Rollins serves on the boards of several non-profit entities and associations. Ms. Rollins is a Certified Public Accountant and holds a B.A. degree in Accounting and International Relations from Claremont McKenna College. We believe

Ms. Rollins is qualified to serve on the Combined Company's board of directors based on her extensive experience and service as a director at numerous companies.
Family Relationships
There are no family relationships between the Combined Company’s board of directors and any of its executive officers.
Board of Directors
Director Independence
Upon the consummation of the Business Combination, the Combined Company's board of directors is expected to determine that each of the directors of the Combined Company, other than Mr. Coman, will qualify as an independent director, as defined under the listing rules of Nasdaq, and the Combined Company's board of directors will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, the Combined Company will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.
Classified Board of Directors
The Combined Company’s board of directors will be divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.
Committees of the Board of Directors
The standing committees of Combined Company’s board of directors will consist of an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The expected composition of each committee following the Business Combination is set forth below.
Audit Committee
Following the consummation of the Business Combination, the Combined Company's board of directors will determine the members of the Combined Company's Audit Committee, each of whom will meet the requirements for independence and financial literacy under the current Nasdaq listing standards and SEC rules and regulations, including Rule 10A-3. In addition, the Combined Company's board of directors will determine which directors are each an "audit committee financial expert" within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act.
The Audit Committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the current Nasdaq listing standards, and which will be available on the Combined Company’s website upon the consummation of the Business Combination. All audit services to be provided to the Combined Company and all permissible non-audit services, other than de minimis non-audit services, to be provided to the Combined Company by the Combined Company’s independent registered public accounting firm will be approved in advance by the Audit Committee.
Compensation Committee
Following the consummation of the Business Combination, the Combined Company's board of directors will determine the members of the Combined Company's Compensation Committee, each of whom will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of the committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.
The Compensation Committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the current

Nasdaq listing standards, and which will be available on the Combined Company’s website upon the consummation of the Business Combination.
Nominating and Corporate Governance Committee
Following the consummation of the Business Combination, the Combined Company's board of directors will determine the members of the Combined Company's Nominating and Corporate Governance Committee, each of whom will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations.
The Nominating and Corporate Governance Committee will operate under a written charter, to be effective on the date of the consummation of the Business Combination, which satisfies the applicable rules of the SEC and the current Nasdaq listing standards, and which will be available on the Combined Company’s website upon the consummation of the Business Combination.
Code of Conduct and Ethics
Upon the consummation of the Business Combination, we will adopt a new code of conduct and ethics for our directors, officers, employees and certain affiliates following the Business Combination in accordance with applicable federal securities laws, a copy of which will be available on the Combined Company’s website at www.science37.com. The Combined Company will make a printed copy of the code of conduct and ethics available to any stockholder who so requests. Following the Business Combination, requests for a printed copy may be directed to: Science 37, Inc., 600 Corporate Pointe, Suite 320, Culver City, CA 90230, Attention:Investor Relations.
If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Form 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on the combined company’s website at www.science37.com. The information on this website is not part of this proxy statement/prospectus.
Officer and Director Compensation Following the Business Combination
The Registrant will provide such information in an amendment to this Registration Statement prior to its being declared effective.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of [•], 2021 pre-Business Combination and immediately after the consummation of the Business Combination by:
•
each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) known by LSAQ to be the beneficial owner of more than 5% of shares of our common stock as of [•], 2021 (pre-Business Combination) or of shares of our common stock upon the closing of the Business Combination;

•
each of LSAQ’s executive officers and directors;

•
each person who will become an executive officer or director of the Combined Company upon the closing of the Business Combination;

•
all of our current executive officers and directors as a group; and

•
all executive officers and directors of the Combined Company as a group upon the closing of the Business Combination.

As of the Record Date, LSAQ had 10,011,301 shares of common stock issued and outstanding.
Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to securities. Except as indicated by the footnotes below, LSAQ believes, based on the information furnished to it, that the persons and entities named in the table below have, or will have immediately after the consummation of the Business Combination, sole voting and investment power with respect to all shares of our common stock that they beneficially own, subject to applicable community property laws. Any shares of our common stock subject to options or warrants exercisable within 60 days of the consummation of the Business Combination are deemed to be outstanding and beneficially owned by the persons holding those options or warrants for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person. They are not, however, deemed to be outstanding and beneficially owned for the purpose of computing the percentage ownership of any other person.
Subject to the paragraph above, percentage ownership of outstanding shares is based on 133,157,754 shares of our common stock to be outstanding upon consummation of the Business Combination, inclusive of the PIPE Investment at the closing of the Business Combination and the shares from conversion of the Private Placement Warrants, but does not take into account (a) any warrants, options or other convertible securities of Science 37 issued and outstanding as of the date hereof, and (b) any Net Debt Adjustments to the Merger Consideration. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by LSAQ’s existing stockholders in LSAQ will be different.
The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming No Redemption” assumes none of the public shares having been redeemed.

The expected beneficial ownership of common stock post-Business Combination under the header “Post-Business Combination — Assuming Maximum Redemption” assumes 7,552,627 public shares having been redeemed.
	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Redemption		Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Pre-Business Combination directors and officers
Andrew McDonald Ph.D.(1)	1,772,034(2)	17.7%	6,857,223(2)	5.1%	6,857,223(2)	5.5%
Michael Rice(1)	1,772,034(2)	17.7%	6,857,223(2)	5.1%	6,857,223(2)	5.5%
David Dobkin(1)	0	—	0	—	0	—
Thomas Wynn(1)	6,000	*	6,000	*	6,000	*
Thomas Mathers(1)	6,000	*	6,000	*	6,000	*
Graham Walmsley(1)	6,000	*	6,000	*	6,000	*
Elizabeth Barrett(1)	6,000	*	6,000	*	6,000	*
Scott Janssen(1)	6,000	*	6,000	*	6,000	*
All pre-Business Combination officers and directors as a group (8 individuals)	1,802,034	18.0%	6,887,223	5.2%	6,887,223	5.5%
Five Percent Holders
RTW Investments, LP(3)	975,000	9.7%	3,975,000	3.0%	3,975,000	3.2%
BlackRock, Inc.(4)	750,000	7.5%	2,250,000	1.7%	2,250,000	1.8%
Cowen and Company, LLC(5)	682,776	6.8%	682,776	*	682,776	*
Ikarian Capital, LLC(6)	512,450	5.1%	512,450	*	512,450	*
Foresite Capital Management(7)	500,000	5.0%	500,000	*	500,000	*
LifeSci Holdings LLC(1)(8)	1,772,034	17.7%	4,918,487	3.7%	4,918,487	3.9%
Entities affiliated with Lux Capital(9)	0	—	15,106,890	11.3%	15,106,890	11.3%
Pharmaceutical Product Development, LLC(10)	0	—	17,314,315	13.0%	17,314,315	13.8%
Entities affiliated with Redmile Group, LLC(11)	0	—	19,750,786	14.8%	19,750,786	15.7%
Post-Business Combination directors and officers
David Coman	0	—	2,906,853	2.2%	2,906,853	2.3%
Mike Zaranek	0	—	322,783	*	322,783	*
Darcy Forman	0	—	146,923	*	146,923	*
Jonathan Cotliar	0	—	963,865	*	963,865	*
Steven Geffon	0	—	417,719	*	417,719	*
Christine Pellizzari	0	—	—	0	0	—
John W. Hubbard	0	—	134,113	*	134,113	*
Neil Tiwari	0	—	—	0	0	—
Robert Faulkner	0	—	—	0	0	—
Adam Goulburn	0	—	0	—	0	—

	Pre-Business Combination		Post-Business Combination
	Number of Shares		Assuming No Redemption		Assuming Maximum Redemptions
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares	% of Class	Number of Shares	% of Class
Bhooshitha B. De Silva	0	—	0	—	0	—
Emily Rollins	0	—	0	—	0	—
All post-Business Combination directors and officers as a group (12 individuals)	0	—	4,892,256	3.7%	4,892,256	3.9%

*
Less than 1%.

(1)
The business address for these holders is c/o LifeSci Acquisition II Corp., 250 W. 55th St., #3401, New York, NY 10019

(2)
Consists of 1,772,034 shares of common stock owned by LifeSci Holdings LLC, for which Michael Rice and Andrew McDonald are the managing members. Post-Business Combination beneficial ownership also includes 1,838,736 shares of common stock to be issued to LifeSci Ventures Partners II, LP as a holder of Science 37 Common Stock, 100,000 shares of common stock to be issued to LifeSci Ventures Partners II, LP in the PIPE Investment and 3,146,453 shares of common stock to be issued to LifeSci Holdings LLC upon the conversion of the Private Placement Warrants. Michael Rice and Andrew McDonald are general partners of LifeSci Ventures Partners II, LP.

(3)
The registered holders of the referenced shares are funds under management by RTW Investments, LP. Roderick Wong, M.D. is the Managing Partner of RTW Investments, LP, and has voting and investment power over the shares held by the funds, which are the registered holders of the referenced shares. Mr. Wong disclaims beneficial ownership of the shares held by the funds, except to the extent of his pecuniary interest therein. The address of such funds and such portfolio managers is 40 10th Avenue, Floor 7, New York, New York 10014. Post-Business Combination beneficial ownership also includes 3,000,000 shares of common stock to be issued in the PIPE Investment in the aggregate to RTW Venture Fund Limited, RTW Master Fund, Ltd., and RTW Innovation Master Fund, Ltd., which are affiliates of RTW Investments, LP.

(4)
The registered holders of the referenced shares are funds and accounts under management by subsidiaries of BlackRock, Inc. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and /or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts, which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts and such portfolio managers is 55 East 52nd Street, New York, NY 10055. Post-Business Combination beneficial ownership also includes 1,500,000 shares of common stock to be issued in the PIPE Investment to BlackRock Health Sciences Trust II, a fund under management by a subsidiary of BlackRock, Inc.

(5)
The registered holders of the referenced shares are accounts under management by Cowen and Cowen Financial Products LLC (“CFP”). Cowen has beneficial ownership of 7,776 shares and CFP has beneficial ownership of 675,000 shares. Jeffrey Solomon, CEO of Cowen and CFP, has voting and investment power with respect to the referenced shares. Accordingly, Mr. Solomon may be deemed to be the beneficial owner of the foregoing shares of Common Stock. Mr. Solomon disclaims beneficial ownership of all shares held by such accounts. The address of such accounts and portfolio manager is 599 Lexington Ave, New York, NY 10022.

(6)
The registered holders of the referenced shares are funds and accounts under management by Ikarian Capital, LLC. Ikarian Capital is ultimately owned and controlled by Chart Westcott Living Trust, of which Chart Westcott serves as the sole trustee, and indirectly by Neil Shahrestani. Messrs. Westcott and Shahrestani disclaim beneficial ownership of the shares held by the funds, except to the extent of his pecuniary interest therein. The address of such funds and accounts and such portfolio managers is 100 Crescent Court, Suite 1620, Dallas, Texas 75201.
(7)
The registered holders of the referenced shares are Foresite Capital Fund V, L.P. (“FCF V”) and Foresite Capital Opportunity Fund V, L.P. (“FCF Opp V”). James Tananbaum is the managing member of each of Foresite Capital Management V, LLC (“FCM V”), which is the general partner of FCF V, and Foresite Capital Opportunity Management V, LLC (“FCM Opp V”), which is the general partner of FCF Opp V. Mr. Tananbaum may be deemed to have sole power to vote these shares. The address of Mr. Tananbaum, FCF V and FCF Opp V is 600 Montgomery Street, Suite 4500, San Francisco, CA 94111.

(8)
Post-Business Combination beneficial ownership also includes 3,146,453 shares of common stock to be issued to LifeSci Holdings LLC upon the conversion of the Private Placement Warrants. Michael Rice and Andrew McDonald are the managing members of LifeSci Holdings LLC.

(9)
Consists of (a) 3,493,452 shares of common stock held by Lux Co-Invest Opportunities, L.P., 300,000 shares of which are to be issued in the PIPE Investment, and (b) 11,613,438 shares of common stock held by Lux Ventures IV, L.P. Lux Co-Invest Partners, LLC is the general partner of Lux Co-Invest Opportunities, L.P. and exercises voting and dispositive power over the shares held by Lux Co-Invest Opportunities, L.P. Lux Venture Partners IV, LLC is the general partner of Lux Ventures IV, L.P. and exercises voting and dispositive power over the shares noted herein held by Lux Ventures IV, L.P. Peter Hebert and Josh Wolfe are the individual managing members of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC (the “Individual Lux Managers”). The Individual Lux Managers, as the sole managers of Lux Venture Partners IV, LLC and Lux Co-Invest Partners, LLC, may be deemed to share voting and dispositive power for the shares held by Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P. Each of Lux Venture Partners IV, LLC, Lux Co-Invest Partners, LLC and the Individual Lux Managers separately disclaim beneficial ownership over the shares noted herein except to the extent of their pecuniary interest therein. The address for these entities and individuals is c/o Lux Capital Management, 920 Broadway, 11th Floor, New York, NY 10010.

(10)
Post-Business Combination beneficial ownership includes 500,000 shares of common stock to be issued in the PIPE Investment. Wildcat Acquisition Holdings (UK) Limited (‘‘Wildcat’’) is the sole member of Pharmaceutical Product Development, LLC; Jaguar Holding Company II (‘‘Jaguar II’’) is the sole shareholder of Wildcat; Jaguar Holding Company I, LLC (‘‘Jaguar ’’) is the sole shareholder of Jaguar II; Eagle Holding Company II, LLC (‘‘Eagle II’’) is the sole member of Jaguar I; and PPD, Inc., a Delaware corporation, is the sole member of Eagle II. By virtue of such relationships, each may be deemed to have beneficial ownership over such securities, and each disclaim beneficial ownership of such securities, except to the extent of its or their pecuniary interest therein, if any. The business address of Pharmaceutical Product Development, LLC is 929 North Front Street, Wilmington, NC 28401.

(11)
Consists of: (a) 3,814,159 shares of common stock held by RAF, L.P., (b) 3,098,527 shares of common stock held by Redmile Capital Offshore II Master Fund, Ltd., (c) 7,224,435 shares of common stock held by Redmile Private Investments II, L.P. , (d) 613,665 shares of common stock held by Redmile Strategic Master Fund, LP, and (e) 5,000,000 shares of common stock to be issued to RedCo II Master Fund, L.P. in the PIPE Investment. Redmile Group, LLC is the investment manager/adviser to each of the private investment vehicles listed in items (a) through (e) (collectively, the “Redmile Funds”) and, in such capacity, exercises voting and investment power over all of the securities held by the Redmile Funds and may be deemed to be the beneficial owner of these securities. Jeremy C. Green serves as the managing member of Redmile Group, LLC and also may be deemed to be the beneficial owner of these shares. Redmile Group, LLC, Mr. Green and Robert Faulkner each disclaim beneficial ownership of these shares, except to the extent of its or his pecuniary interest in such shares, if any. The address of the Redmile Funds, Mr. Green and Mr. Faulkner is c/o Redmile Group, LLC, One Letterman Dr., Building D, Suite D3-300, San Francisco, CA 94129.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
LSAQ Related Party Transactions
Founder Shares
On January 1, 2020, LSAQ issued an aggregate of 2,156,250 shares of common stock, which we refer to as the “founder shares,” to the Sponsor for an aggregate purchase price of $25,000. On September 30, 2020, LifeSci Holdings LLC transferred 215,625 founder shares to Chardan Healthcare Investments LLC, an investor in the Sponsor. The founder shares included an aggregate of up to 153,990 shares of common stock that remained subject to forfeiture by the Sponsor, following the underwriters’ election to partially exercise their over-allotment option so that the number of founder shares would collectively represent 20% of LSAQ’s issued and outstanding shares upon the completion of the IPO. On January 8, 2021, the underwriters’ election to exercise their remaining over-allotment option expired unexercised, resulting in 615,959 shares no longer subject to forfeiture and the forfeiture of 153,990 shares. Accordingly, as of January 8, 2021, there are 2,002,260 founder shares issued and outstanding.
The Sponsor and Chardan Healthcare Investments LLC have agreed that, subject to certain limited exceptions, 50% of the founder shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination or (ii) the date on which the closing price of LSAQ’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and the remaining 50% of the founder shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, LSAQ consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
PIPE Investment
In connection with the execution of the Merger Agreement, LSAQ entered into the Subscription Agreements with the Subscribers pursuant to which the Subscribers have agreed to purchase, and LSAQ has agreed to sell to the Subscribers, an aggregate of 20,000,000 shares of LSAQ Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
The following table summarizes the participation in the foregoing transaction by LSAQ’s directors, executive officers, and holders of more than 5% of any class of LSAQ’s capital stock as of the date of such transaction:
Name	Aggregate Purchase Price
RTW Investments, LP.(1)	$30,000,000
BlackRock Health Sciences Trust II(2)	15,000,000
LifeSci Venture Partners II, LP(3)	1,000,000

(1)
The Subscribers of the shares are RTW Venture Fund Limited, RTW Master Fund, Ltd., and RTW Innovation Master Fund, Ltd., which are affiliates of RTW Investments, LP.

(2)
BlackRock Health Sciences Trust II is a fund under management by a subsidiary of BlackRock, Inc.

(3)
LifeSci Venture Partners II, LP is an affiliate of the Sponsor. Andrew McDonald and Michael Rice are general partners and David Dobkin is a limited partner of LifeSci Venture Partners II, LP.

Administrative Support Agreement
LSAQ entered into an agreement, commencing on November 20, 2020 through the earlier of LSAQ’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial support. For each of the three and six months ended December 31, 2020, LSAQ incurred $10,000 in fees for these services, of which such amount is included in accrued expenses in the accompanying unaudited condensed balance sheets.
Promissory Note — Related Party
On June 19, 2020, LSAQ issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which LSAQ could borrow up to an aggregate principal amount of $175,000. The Promissory Note was non-interest bearing and payable within 15 days of the Sponsor providing LSAQ with written notice of demand. The outstanding balance under the Promissory Note of $175,000 was repaid at the closing of the IPO on November 24, 2020.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or LSAQ’s officers and directors may, but are not obligated to, loan LSAQ funds from time to time or at any time, as may be required. Each working capital loan would be evidenced by a promissory note. The working capital loans would be paid upon consummation of a Business Combination, without interest or, at the lender’s discretion, up to $500,000 of such working capital loans may be converted into warrants of the post Business Combination entity at a price of $0.90 per warrant. In the event that a Business Combination does not close, LSAQ may use a portion of the proceeds held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020 and June 30, 2020, LSAQ had no outstanding borrowings under the working capital loans.
General
If any of our officers or directors becomes aware of an initial business combination opportunity that falls within the line of business of any entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor his or her fiduciary or contractual obligations to present such business combination opportunity to such other entity. Our officers and directors currently have certain relevant fiduciary duties or contractual obligations that may take priority over their duties to us.
Other than the foregoing, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our sponsor, officers and directors, or any affiliate of our sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of an initial business combination (regardless of the type of transaction that it is). However, these individuals will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.
We have entered into a registration rights agreement with respect to founder shares and the Private Placement Warrants.
Pursuant to a registration rights agreement entered into on November 20, 2020, the holders of the founder shares and the Private Placement Warrants are entitled to registration and stockholder rights. In connection with the closing of the Business Combination, Science 37, LSAQ and certain stockholders of each of Science 37 and LSAQ who will receive shares of common stock pursuant to the Merger Agreement, will enter into an amended and restated registration rights agreement, which will become effective upon the consummation of the Business Combination.

Related Party Policy
Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.
We also require each of our directors and executive officers to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested “independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties. Additionally, we require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.
These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer. To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our initial stockholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our unaffiliated stockholders from a financial point of view.
Furthermore, in no event will any of our existing officers, directors or initial stockholders, or any entity with which they are affiliated, be paid any finder’s fee, consulting fee or other compensation prior to, or for any services they render in order to effectuate, the consummation of a business combination.
Certain Related Party Transactions of Science 37
Series D Preferred Stock Financing
On March 1, 2019, Science 37 entered into a Series D Preferred Stock Purchase Agreement, pursuant to which Science 37 issued and sold an aggregate of 12,317,871 shares of its Series D Preferred Stock at a price per share of $2.8414, for an aggregate purchase price of approximately $35 million. The following table sets forth the aggregate number of shares of Series D preferred stock that Science 37 issued and sold to its directors, officers and 5% stockholders and their affiliates in this transaction and the aggregate amount of consideration for such shares:
Purchaser(1)	Shares of Series D Preferred Stock	Cash purchase price
Funds affiliated with Lux Capital	1,616,019	$4,591,756
Pharmaceutical Product Development, LLC	7,038,784	$20,000,001
Funds affiliated with Redmile Group	1,308,364	$3,717,585
dRx Capital AG	1,253,736	$3,562,365

(1)
See “Security Ownership of Certain Beneficial Owners and Management” for additional information about shares held by these entities.

Series D-1 Preferred Stock Financing
On August 5, 2020, the Registrant entered into a Series D-1 Preferred Stock Purchase Agreement, pursuant to which it issued and sold an aggregate of 9,038,448 shares of its Series D-1 Preferred Stock at a price per share of $4.42551, for an aggregate purchase price of approximately $40.0 million. The following table sets forth the aggregate number of shares of its Series D-1 Preferred Stock that Science 37 issued and sold to its directors, officers and 5% stockholders and their affiliates in this transaction and the aggregate amount of consideration for such shares:
Purchaser(1)	Shares of Series D-1 Preferred Stock	Cash purchase price
Funds affiliated with Lux Capital	903,849	$3,999,993
Pharmaceutical Product Development, LLC	2,259,626	$9,999,997
Funds affiliated with Redmile Group	2,259,625	$9,999,993
Affiliates of dRx Capital AG	45,192	$199,998

(1)
See “Security Ownership of Certain Beneficial Owners and Management” for additional information about shares held by these entities.

Agreements with Science 37 Stockholders
In connection with its Series D-1 Preferred Stock financing, in August 2020, Science 37 entered into an amended and restated investors’ rights agreement, or the Investors’ Rights Agreement, an amended and restated right of first refusal and co-sale agreement, or the Co-Sale Agreement, and an amended and restated voting agreement, or the Voting Agreement, in each case with fund affiliates with Lux Capital, funds affiliated with Redmile Group, Pharmaceutical Product Development, LLC (together, with its affiliates, “PPD”), dRx Capital AG and affiliates of dRx Capital AG. The Investors’ Rights Agreement provides certain information and registration rights. All rights under the Investors’ Right Agreement, other than the registration rights, terminate automatically upon the closing of the Business Combination. See the “Comparison of Stockholders’ Rights” section of this proxy statement/prospectus for more information regarding the registration rights provided in this agreement. The Co-Sale Agreement provides certain rights to purchase securities offered by, and to co-sell along with, a proposed seller of securities. The Co-Sale Agreement will terminate automatically upon the closing of the Business Combination.
The Voting Agreement contains provisions with respect to the election of Science 37’s board of directors and its composition. Pursuant to the Voting Agreement, all of Science 37’s current directors were each elected to serve as members on its board of directors. Pursuant to the Voting Agreement, Mr. Coman, as Science 37’s Chief Executive Officer, serves on its board of directors as a representative of its stockholders, as designated by the holders of a majority of its capital stock. Pursuant to the Voting Agreement, each of (i) Adam Goulburn, a principal of Lux Ventures IV, L.P. and Lux Co-Invest Opportunities, L.P., (ii) Rob Faulkner, a principal of Redmile Private Investments II, L.P. Redmile Capital Offshore II Master Fund, Ltd., Redmile Strategic Master Fund, LP, and RAF, L.P., and (iii) Bhooshi DeSilva, a principal of Pharmaceutical Product Development, LLC, was elected to the board. The Voting Agreement will terminate automatically upon the closing of the Business Combination.
Agreements with PPD
Science 37 provides services to PPD or its clients pursuant to a Master Clinical Site Agreement (the “Clinical Site Agreement”) and Master Vendor Agreement (the “Vendor Agreement”) entered into in April 2020 and May 2020, respectively. The Clinical Site Agreement provides that Science 37 will provide clinical studies of proprietary new investigational drugs under the applicable PPD client protocols. The Vendor Agreement provides that each of Science 37 and PPD will provide their respective services to the other party on a work order basis. During the year ended December 31, 2020, PPD paid Science 37 $9.1 million for services rendered pursuant to these agreements.
Agreements with Novartis
Science 37 is party to a Master Services Agreement (the “MSA”), dated April 14, 2020, with Novartis Pharmaceutical Corporation (together, with its affiliates, “Novartis”) and Services Frame Agreement (the “SFA”), dated March 10, 2021, with Novartis. The MSA and SFA provide the framework pursuant to which Science 37 provides services to Novartis. Science 37 was previously party to an Enterprise Collaboration Commitment Agreement with Novartis, which expired in June 2020, and a General Services Agreement from May 2018 through February 2019. Neil Tiwari, a director of Science 37, served as a Managing Director of dRx Capital, the digital health venture arm for Novartis, from April 2019 to May 2021. Novartis is a 50% holder of dRX Capital, a minority holder of Science 37 outstanding common stock on an as converted basis. During the years ended December 31, 2020, 2019 and 2018, Novartis paid Science 37 $0.4 million, $0.5 million and $1.6 million, respectively, for services rendered pursuant to these agreements.
Settlement Agreement with Former Executive Officer and Director
In June 2020, Science 37 entered into a settlement agreement and release (the “Settlement Agreement”) with Noah Craft and Belinda Tan, Science 37’s former co-founders and former Chief Executive Officer and Chief Medical Officer, respectively (the “Former Officers”). The Settlement Agreement provides for, among other things, a general release of claims by the Former Officers, the repurchase of all Science 37 common stock held by the Former Officers, the settlement of certain claims relating to Good Dermatology and the payment of $4.9 million by Science 37 to the Former Officers for the foregoing.
Director Affiliations
Some of Science 37’s directors are affiliated with and serve on its board of directors as representatives of entities which beneficially own or owned 5% or more of its common stock, as indicated below:
Director	Principal stockholder
Adam Goulburn	Funds affiliated with Lux Capital
Rob Faulkner	Funds affiliated with Redmile Group
Bhooshi DeSilva	Pharmaceutical Product Development, LLC
Indemnification Agreements
Science 37 has entered into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, penalties fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.
Related Person Transaction Policy
Effective upon the consummation of the Business Combination, the Combined Company expects to adopt a related person transaction policy that sets forth its procedures for the identification, review, consideration and approval or ratification of related person transactions. The policy will become effective upon the consummation of the Business Combination. For purposes of the Combined Company’s policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which the Combined Company and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to the Combined Company as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of the Combined Company’s voting securities and any of their respective immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, the Combined Company’s management must present information regarding the related person transaction to the Combined Company’s audit committee, or, if audit committee approval would be inappropriate, to another independent body of the Combined Company’s board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Combined Company of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, the Combined Company will collect information that the Combined Company deems reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable the Combined Company to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under the Combined Company’s Code of Conduct that the Combined Company expects to adopt prior to the closing of the Business Combination, the Combined Company’s employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, the Combined Company’s audit committee, or other independent body of the Combined Company’s board of directors, will take into account the relevant available facts and circumstances including, but not limited to:
•
the risks, costs and benefits to the Combined Company;

•
the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•
the availability of other sources for comparable services or products; and

•
the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Combined Company’s audit committee, or other independent body of the Combined Company’s board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the Combined Company’s best interests and those of the Combined Company’s stockholders, as the Combined Company’s audit committee, or other independent body of the Combined Company’s board of directors, determines in the good faith exercise of its discretion.

LEGAL MATTERS
The validity of the shares of common stock to be issued in connection with the Business Combination will be passed upon by Loeb & Loeb LLP, New York, New York.
EXPERTS
The consolidated financial statements of LifeSci Acquisition II Corp. as of June 30, 2021, and June 30, 2020, and for the year ended June 30, 2021,and the period from December 18, 2019 (inception) through June 30, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Science 37, Inc. at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, included in this proxy statement/prospectus of LifeSci Acquisition II Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about Science 37’s ability to continue as a going concern as described in Notes 1 and 18 to the consolidated financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
APPRAISAL RIGHTS
Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS
Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that we deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify us of their requests by calling or writing to Advantage Proxy, our proxy solicitor at:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
TRANSFER AGENT AND REGISTRAR
The transfer agent for our securities is Continental Stock Transfer & Trust Company.
SUBMISSION OF STOCKHOLDER PROPOSALS
Our Board is aware of no other matter that may be brought before the Meeting. Under Delaware law, only business that is specified in the notice of a special meeting to stockholders may be transacted at the Meeting.
FUTURE STOCKHOLDER PROPOSALS
If LSAQ holds a 2021 annual meeting of stockholders, stockholder proposals, including director nominations, for the 2021 annual meeting must be received at our principal executive offices by not earlier than the opening of business on the 120th day before the 2021 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2021 annual meeting or (y) the close of business on the 10th day following the first day on which we publicly announce the date of the 2021 annual meeting, and must otherwise comply with applicable SEC rules and the advance notice provisions of our bylaws, to be considered for inclusion in our proxy materials relating to our 2021 annual meeting.
You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.
WHERE YOU CAN FIND MORE INFORMATION
We must comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and its rules and regulations, and in accordance with the Exchange Act, we file annual, quarterly, and current reports, proxy statements, and other information with the SEC. You can read LSAQ’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the Proposals to be presented at the Meeting, you should contact our proxy solicitation agent at the following address and telephone number:
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: 877-870-8565
Collect: 206-870-8565
Email: KSmith@advantageproxy.com
If you are a stockholder of LSAQ and would like to request documents, please do so by [•], 2021, in order to receive them before the Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.
All information contained in this proxy statement/prospectus relating to LSAQ has been supplied by LSAQ, and all such information relating to Science 37 has been supplied by Science 37. Information provided by either the LSAQ or Science 37 does not constitute any representation, estimate or projection of any other party.
This document is a proxy statement/prospectus of LSAQ for the Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or Science 37 that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
LIFESCI ACQUISITION II CORP.
SCIENCE 37, INC.

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of
LifeSci Acquisition II Corp.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of LifeSci Acquisition II Corp. (the “Company”) as of June 30, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended June 30, 2021, and for the period from December 18, 2019 (inception) through June 30, 2020, and the related notes (collectively referred to as the “ consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021 and 2020, and the results of its operations and its cash flows for the year ended June 30, 2021 and the period from December 18, 2019 (inception) through June 30, 2020 in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2020.
New York, New York
August 27, 2021

LIFESCI ACQUISITION II CORP.
CONSOLIDATED BALANCE SHEETS
	June 30, 2021	June 30, 2020
ASSETS
Current assets
Cash	$416,111	$25,000
Prepaid expenses	121,157	—
Total Current Assets	537,268	25,000
Deferred offering costs	—	28,000
Investments held in Trust Account	80,120,809	—
TOTAL ASSETS	$80,658,077	$53,000
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$131,805	$1,000
Accrued offering costs	—	28,000
TOTAL LIABILITIES	131,805	29,000
Commitments and Contingencies
Common stock subject to possible redemption, 7,552,627 and no shares at $10.00 per share as of June 30, 2021 and 2020, respectively	75,526,270	—
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value; 30,000,000 shares authorized; 2,458,674 and 2,156,250 shares issued and outstanding (excluding 7,552,627 and no shares subject to possible redemption) at June 30, 2021 and 2020, respectively	246	216
Additional paid-in capital	5,562,205	24,784
Accumulated deficit	(562,449)	(1,000)
Total Stockholders’ Equity	5,000,002	24,000
Total Liabilities and Stockholders’ Equity	$80,658,077	$53,000
The accompanying notes are an integral part of the consolidated financial statements.

LIFESCI ACQUISITION II CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Year Ended June 30, 2021	For the Period from December 18, 2019 (inception) Through June 30, 2020
Formation and operating costs	$591,846	$1,000
Loss from operations	(591,846)	(1,000)
Other income:
Interest earned on investments held in Trust Account	30,397	—
Other income, net	30,397	—
Net loss	$(561,449)	$(1,000)
Weighted average shares outstanding of redeemable common stock	8,009,041	—
Basic and diluted net loss per common stock	$0.00	$0.00
Weighted average shares outstanding of non-redeemable common stock	1,951,216	1,875,000
Basic and diluted net loss per common stock	$(0.29)	$0.00
The accompanying notes are an integral part of the consolidated financial statements.

LIFESCI ACQUISITION II CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – December 18, 2019 (inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	2,156,250	216	24,784	—	25,000
Net loss	—	—	—	(1,000)	(1,000)
Balance – June 30, 2020	2,156,250	$216	$24,784	$(1,000)	$24,000
Sale of 8,009,041 Units, net of underwriting discounts and offering expenses	8,009,041	801	78,231,111	—	78,231.912
Sale of 3,146,454 Private Placement Warrants	—	—	2,831,809	—	2,831,809
Common stock subject to redemption	(7,552,627)	(756)	(75,525,514)	—	(75,526,270)
Founder Shares Forfeited	(153,990)	(15)	15	—	—
Net loss	—	—	—	(561,449)	(561,449)
Balance – June 30, 2021	2,458,674	$246	$5,562,205	$(562,449)	$5,000,002
The accompanying notes are an integral part of the consolidated financial statements.

LIFESCI ACQUISITION II CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended June 30, 2021	For the Period from December 18, 2019 (Inception) Through June 30, 2020
Cash Flows from Operating Activities:
Net loss	$(561,449)	$(1,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(30,397)	—
Changes in operating assets and liabilities:
Prepaid expenses	(121,157)	—
Accounts payable and accrued expenses	130,805	1,000
Net cash used in operating activities	(582,198)	—
Cash Flows from Investing Activities:
Investment of cash into Trust Account	(80,090,412)	—
Net cash used in investing activities	(80,090,412)	—
Cash Flows from Financing Activities:
Proceeds from issuance of common stock to Sponsor	25,000
Proceeds from sale of Units, net of underwriting discounts paid	78,488,602	—
Proceeds from sale of Private Placement Warrants	2,831,809	—
Proceeds from promissory note – related party	175,000	—
Repayment of promissory note – related party	(175,000)	—
Payment of offering costs	(256,690)	—
Net cash provided by financing activities	81,063,721	25,000
Net Change in Cash	391,111	25,000
Cash – Beginning of period	25,000	—
Cash – End of period	$416,111	$25,000
Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$—	$28,000
Initial classification of common stock subject to possible redemption	$76,087,640	$—
Change in value of Class A common stock subject to possible redemption	$(561,370)	$—
The accompanying notes are an integral part of the consolidated financial statements.

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2021
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
LifeSci Acquisition II Corp. (the “Company”) was incorporated in Delaware on December 18, 2019. The Company was formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business transaction with one or more businesses or entities (a “Business Combination”).
Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses operating in North America in the healthcare industry. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on November 20, 2020. On November 24, 2020 the Company consummated the Initial Public Offering of 8,009,041 shares of common stock (the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 509,041 Public Shares, at $10.00 per Public Share, generating gross proceeds of $80,090,412 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 3,146,454 warrants (the “Private Warrants”) at a price of $0.90 per Private Warrant in a private placement to LifeSci Holdings, LLC (the “Sponsor”), an entity affiliated LifeSci Capital LLC, generating gross proceeds of $2,831,809, which is described in Note 4.
Transaction costs amounted to $1,858,498, consisting of $1,601,808 in cash underwriting fees and $256,690 of other offering costs.
Following the closing of the Initial Public Offering on November 24, 2020, an amount of $80,090,412 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares in the Initial Public Offering and the sale of the Private Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, with a maturity of 183 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Warrants, although substantially all of the net proceeds are intended to be applied toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (net of amounts previously released to the Company to pay its tax obligations and for working capital purposes, subject to an annual limit of $250,000) at the time of the signing an agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares sold in the Initial Public Offering upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations or for working capital purposes).
The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor and other initial stockholders (collectively, the “Initial Stockholders”) have agreed to (a) vote their Founder Shares (as defined in Note 5), and any Public Shares held by them in favor of a Business Combination and (b) not to convert any shares (including Founder Shares) in connection with a stockholder vote to approve a Business Combination or sell any such shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.
Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming their shares with respect to more than an aggregate of 20% of the Public Shares.
The Company will have until November 24, 2022 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than five business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law. The proceeds deposited in the Trust Account could, however, become subject to claims of creditors.
The Sponsor and Chardan Healthcare Investments LLC have agreed to (i) waive their redemption rights with respect to Founder Shares and any Public Shares they may acquire during or after the Initial

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (continued)
Public Offering in connection with the consummation of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to consummate a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders an opportunity to redeem their Public Shares in conjunction with any such amendment. However, the Sponsor will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination or liquidates within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per share, except as to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Capital Resources
As of June 30, 2021, the Company had cash of $416,111 not held in the Trust Account and available for working capital purposes. The Company does not believe it will need to raise additional funds in order to meet the expenditures required for operating our business. However, if the estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a Business Combination are less than the actual amount necessary to do so, the Company may have insufficient funds available to operate its business prior to our Business Combination. Moreover, the Company may need to obtain additional financing or draw on the Working Capital Loans (as defined below) either to complete a Business Combination or because it becomes obligated to redeem a significant number of the public shares upon consummation of our Business Combination, in which case the Company may issue additional securities or incur debt in connection with such Business Combination. Subject to compliance with applicable securities laws, the Company would only complete such financing simultaneously with the completion of our Business Combination. If the Company is unable to complete the Business Combination because it does not have sufficient funds available, the Company will be forced to cease operations and liquidate the Trust Account. In addition, following the Business combination, if cash on hand is insufficient, the Company may need to obtain additional financing in order to meet our obligations.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and 2020.
Common Stock Subject to Possible Redemption
The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at June 30, 2021, common stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets.
Offering Costs
Offering costs consist of legal, accounting, underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounting to $1,858,498 were charged to stockholders’ equity upon the completion of the Initial Public Offering.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the consolidated financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss Per Common Share
Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. The Company has not considered the effect of warrants sold in connection with the private placement to purchase 3,146,454 shares of common stock in the calculation of diluted loss per common share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive under the treasury stock method.
The Company’s consolidated statements of operations include a presentation of loss per share for common shares subject to possible redemption in a manner similar to the two-class method of loss per share. Net income per common share, basic and diluted, for redeemable common stock is calculated by dividing the interest income earned on the Trust Account, less applicable franchise and income taxes, by the weighted average number of redeemable common stock outstanding for the period. Net loss per common share, basic and diluted, for non-redeemable common stock is calculated by dividing the net loss, less income attributable to redeemable common stock, by the weighted average number of non-redeemable common stock outstanding for the period. Weighted average shares were reduced for the effect of an aggregate of

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
281,250 shares of common stock that were subject to forfeiture if the over-allotment option was not exercised by the underwriters. Non-redeemable common stock includes the Founder Shares as these shares do not have any redemption features and do not participate in the income earned on the Trust Account.
The following table reflects the calculation of basic and diluted net loss per common share (in dollars, except per share amounts):
	Year Ended June 30, 2021	For the Period from December 18, 2019 (Inception) Through June 30, 2020
Redeemable Common Stock
Numerator: Earnings allocable to Redeemable Common Stock
Interest Income	$30,397	$—
Franchise Tax	(30,397)	—
Net Earnings	$—	$—
Denominator: Weighted Average Redeemable Common Stock
Redeemable Common Stock, Basic and Diluted	8,009,041	—
Earnings/Basic and Diluted Redeemable Common Stock	$0.00	$0.00
Non-Redeemable Common Stock
Numerator: Net Loss minus Redeemable Net Earnings
Net Loss	$(561,449)	$(1,000)
Redeemable Net Earnings	—	—
Non-Redeemable Net Loss	$(561,449)	$(1,000)
Denominator: Weighted Average Non-Redeemable Common Stock
Non-Redeemable Common Stock, Basic and Diluted	1,951,216	1,875,000
Loss/Basic and Diluted Non-Redeemable Common Stock	$(0.29)	$0.00
Note: As of June 30, 2021 and 2020, basic and diluted shares are the same as there are no non-redeemable securities that are dilutive to the Company’s stockholders.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying consolidated balance sheets, primarily due to their short-term nature.
Warrant Classification
The Company accounts for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D under which the warrants do meet the criteria for equity treatment and must be recorded as equity.

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We are currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 8,009,041 Public Shares, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 509,041 Public Shares, at a purchase price of $10.00 per Public Share.
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 3,146,454 Private Warrants at a price of $0.90 per Private Warrant for an aggregate purchase price of $2,831,809. Each Private Warrant is exercisable to purchase one share of common stock at an exercise price of $11.50 per warrant. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). There will be no redemption rights or liquidating distributions from the Trust Account with respect to the Private Warrants.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 1, 2020, the Company issued an aggregate of 2,156,250 shares of common stock (the “Founder Shares”) to the Sponsor for an aggregate purchase price of $25,000. On September 30, 2020, LifeSci Holdings LLC transferred 215,625 Founder Shares to Chardan Healthcare Investments LLC, an investor in the Sponsor. The Founder Shares included an aggregate of up to 153,990 shares of common stock that remained subject to forfeiture by the Sponsor, following the underwriters’ election to partially exercise their over-allotment option so that the number of Founder Shares would collectively represent 20% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. On January 8, 2021, the underwriters’ election to exercise their remaining over-allotment option expired unexercised, resulting in 127,260 shares no longer subject to forfeiture and the forfeiture of 153,990 shares. Accordingly, as of January 8, 2021 and June 30, 2021, there were 2,002,260 Founder Shares issued and outstanding.
The Sponsor and Chardan Healthcare Investments LLC have agreed that, subject to certain limited exceptions, 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until the earlier of (i) six months after the date of the consummation of a Business Combination or (ii) the date on

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 5. RELATED PARTY TRANSACTIONS (continued)
which the closing price of the Company’s shares of common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and the remaining 50% of the Founder Shares will not be transferred, assigned, sold or released from escrow until six months after the date of the consummation of a Business Combination, or earlier, in either case, if, subsequent to a Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Administrative Support Agreement
The Company entered into an agreement, commencing on November 20, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $10,000 per month for office space, utilities and secretarial support. For the year ended June 30, 2021, the Company incurred $70,000 in fees for these services, of which is included in accounts payable and accrued expenses in the accompanying consolidated balance sheets. For the year ended June 30, 2020 the Company did not incur any fees for these services.
Promissory Note — Related Party
On June 19, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $175,000. On July 9, 2020 the Company borrowed $175,000 from the Sponsor. The Promissory Note was non-interest bearing and payable within 15 days of the Sponsor providing the Company with written notice of demand. The outstanding balance under the Promissory Note of $175,000 was repaid at the closing of the Initial Public Offering on November 24, 2020. No future borrowings are permitted under this note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor, an affiliate of the Sponsor, or the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would be paid upon consummation of a Business Combination, without interest or, at the lender’s discretion, up to $500,000 of such Working Capital Loans may be converted into warrants of the post Business Combination entity at a price of $0.90 per warrant. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The warrants would be identical to the Private Warrants. As of June 30, 2021 and 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6. COMMITMENTS
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements does not include any adjustments that might result from the outcome of this uncertainty.

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 6. COMMITMENTS (continued)
Registration and Stockholder Rights
Pursuant to a registration rights agreement entered into on November 20, 2020, the holders of the Founder Shares and the Private Warrants and any shares that may be issued upon conversion of Working Capital Loans (and all underlying securities) will be entitled to registration and stockholder rights. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founders Warrants can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Warrants can elect to exercise these registration rights at any time after the Company consummates a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements. The Sponsor and its related persons may not, with respect to the Private Warrants purchased by it, (i) have more than one demand registration right at the Company’s expense, (ii) exercise their demand registration rights more than five (5) years from the effective date of the registration statement of the Initial Public Offering, and (iii) exercise their “piggy-back” registration rights more than seven (7) years from the effective date of the Initial Public Offering, as long as the Sponsor or any of its related persons are beneficial owners of Private Warrants.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of the Initial Public Offering to purchase up to 1,125,000 additional Public Shares to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. As a result of the underwriter’s election to partially exercise the over-allotment option to purchase an additional 509,041 Public Shares, a total of 615,959 Public Shares remained available for purchase at a price of $10.00 per Public Share. On January 8, 2021, the underwriters’ election to exercise their remaining over-allotment option expired unexercised.
The underwriters were paid a cash underwriting discount of $0.20 per Public Share, or $1,601,808 in the aggregate.
Business Combination Marketing Agreement
The Company has engaged LifeSci Capital LLC and Ladenburg Thalmann & Co. Inc. (“Ladenburg Thalmann “) as advisors in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay LifeSci Capital LLC and Ladenburg Thalmann a cash fee for such services upon the consummation of a Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or $2,803,164, (exclusive of any applicable finders’ fees which might become payable) with 75% of such fee payable to LifeSci Capital LLC and 25% to Ladenburg Thalmann; provided that up to 33% of the fee may be allocated in the Company’s sole discretion to other third parties who are investment banks or financial advisory firms not participating in Initial Public Offering that assist the Company in identifying and consummating a Business Combination.

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 6. COMMITMENTS (continued)
Business Combination Agreement
On May 6, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with LifeSci Acquisition II Merger Sub, Inc. (“Merger Sub”), and Science 37, Inc. (“Science 37”), pursuant to which the Merger Sub will merge with and into Science 37, with Science 37 surviving the merger as the Company’s wholly-owned subsidiary (the “Merger”). The Company’s board of directors has unanimously (i) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby and (ii) resolved to recommend approval of the Merger Agreement and related matters by our stockholders.
Immediately prior to the effective time of the Merger (the “Effective Time”) and subject to the consent of the holders of a majority of the then outstanding shares of Science 37’s Series A, Series, B, Series C, Series D and Series D-1 preferred stock, par value $0.0001 per share (collectively, the “Science 37 Preferred Stock”), voting together as a single class on an as-converted basis, each issued and outstanding share of Science 37 Preferred Stock will be converted into shares of the common stock, par value $0.0001 per share, of Science 37 (the “Science 37 Common Stock”) at the then-applicable conversion rates (the “Science 37 Preferred Stock Conversion”).
At the Effective Time, each outstanding and unexercised warrant to purchase shares of Science 37 capital stock (“Science 37 Warrant”) that is outstanding and unexercised immediately prior to the Effective Time will be converted into a warrant exercisable to receive the Company’s common stock, in accordance with its terms. From and after the Effective Time: (i) each Science 37 Warrant assumed by the Company may be exercised solely for shares of the Company’s common stock; (ii) the number of shares of the Company’s common stock subject to each Science 37 Warrant assumed by the Company will be determined by multiplying (A) the number of shares of Science 37 Common Stock, or the number of shares of Science 37 Common Stock issuable upon exercise of the Science 37 Warrant that were subject to such Science 37 Warrant immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of the Company's common stock; (iii) the per share exercise price for the Company’s common stock issuable upon exercise of each Science 37 Warrant assumed by the Company will be determined by dividing the per share exercise price of Science 37 Common Stock subject to the Science 37 Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (iv) any restriction on any Science 37 Warrant assumed by the Company will continue in full force and effect and the terms and other provisions of such Science 37 Warrant will otherwise remain unchanged. The Exchange Ratio is defined in the Merger Agreement to be the quotient of (i) 100,000,000 divided by (ii) the number of shares of Science 37’s Fully Diluted Capital Stock (as defined in the Merger Agreement).
At the Effective Time, following the Science 37 Preferred Stock Conversion, each share of Science 37 Common Stock (including shares of Science 37 Common Stock outstanding as a result of the Science 37 Preferred Stock Conversion, but excluding shares the holders of which perfect rights of appraisal under Delaware law) will be converted into the right to receive such number of shares of the Company’s common stock equal to the Exchange Ratio (subject to rounding mechanisms as described in the Merger Agreement) and a number of Earn-Out Shares (as defined below).
At the Effective Time, each outstanding option to purchase shares of Science 37 Common Stock, whether or not then vested and exercisable, will be converted automatically (and without any required action on the part of such holder of outstanding option) into an option to purchase shares of the Company’s common stock equal to the number of shares subject to such option prior to the Effective Time multiplied by the Exchange Ratio, with the per share exercise price equal to the exercise price prior to the Effective Time divided by the Exchange Ratio.

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 6. COMMITMENTS (continued)
Following the closing of the Merger, former holders of shares of Science 37 Common Stock (including shares received as a result of the Science 37 Preferred Stock Conversion) and former holders of Science 37 stock options will be entitled to receive their pro rata share of up to 12,500,000 additional shares of the Company’s common stock (the “Earn-Out Shares”) if, within a three-year period following May 6, 2021, the signing date of the Merger Agreement, the closing share price of the Company’s common stock equals or exceeds any of two thresholds over any 20 trading days within a 30-day trading period (each, a “Triggering Event”) and, in respect of a former holder of Science 37 stock options, the holder continues to provide services to the Company or one of the subsidiaries at the time of such Triggering Event.
In connection with the execution of the Merger Agreement, LSAQ entered into subscription agreements (collectively, the “Subscription Agreements”) with certain parties subscribing for shares of LSAQ Common Stock (the “Subscribers”) pursuant to which the Subscribers have agreed to purchase, and LSAQ has agreed to sell to the Subscribers, an aggregate of 20,000,000 shares of LSAQ Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000. The obligations to consummate the transactions contemplated by the Subscription Agreements are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Merger Agreement.
The Merger Agreement contains customary representations, warranties and covenants of the parties thereto. The consummation of the proposed Merger is subject to certain conditions as further described in the Merger Agreement.
NOTE 7. STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and 2020, there were no shares of preferred stock issued or outstanding.
Common Stock — The Company is authorized to issue 30,000,000 shares of common stock with a par value of $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share. At June 30, 2021 and 2020, there were 2,458,674 and 2,156,250 shares of common stock issued and outstanding, excluding 7,522,627 and no shares of common stock subject to possible redemption, respectively.
Warrants — The Private Warrants will become exercisable at any time commencing on the later of (1) one year after the closing of the Initial Public Offering or (2) the consummation of a Business Combination; provided that the Company has an effective and current registration statement covering the shares of common stock issuable upon the exercise of the Public Warrants and a current prospectus relating to such shares of common stock.
The Private Warrants purchased by the Sponsor will be exercisable on a cashless basis and not be exercisable more than five years from the commencement of sales of the Initial Public Offering, in accordance with FINRA Rule 5110(g)(8)(A), as long as the Sponsor or any of its related persons beneficially own these Private Warrants.

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 8. INCOME TAX
The Company did not have any significant deferred tax assets or liabilities as of June 30, 2021 and 2020.
The Company’s net deferred tax assets are as follows:
	June 30,
	2021	2020
Deferred tax asset
Net operating loss carryforward	$6,802	$210
Startup/Organization Expenses	111,312	—
Total deferred tax asset	118,114	210
Valuation allowance	(118,114)	(210)
Deferred tax asset, net of allowance	$—	$—
The income tax provision consists of the following:
	June 30,
	2021	2020
Federal
Current	$—	$—
Deferred	(117,904)	(210)
State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	117,904	210
Income tax provision	$—	$—
As of June 30, 2021 and 2020, the Company had $31,391 and $1,000, respectively, of U.S. federal and state net operating loss carryovers available to offset future taxable income.
In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended June 30, 2021 and for the period from December 18, 2019 (inception) through June 30, 2020, the change in the valuation allowance was $117,904 and $210, respectively.

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 8. INCOME TAX (continued)
A reconciliation of the federal income tax rate to the Company’s effective tax rate at June 30, 2021 and 2020 is as follows:
	June 30,
	2021	2020
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in valuation allowance	(21.0)%	(21.0)%
Income tax provision	0.0%	0.0%
The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.
NOTE 9. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:
Unobservable inputs based on an assessment of the assumptions that market participants would use in pricing the asset or liability.

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying consolidated balance sheets and adjusted for the amortization or accretion of premiums or discounts.
The Company classifies its securities in the Trust Account that are invested in funds, such as Mutual Funds or Money Market Funds, that primarily invest in U.S. Treasury and equivalent securities as Trading Securities in accordance with ASC Topic 320 “Investments — Debt and Equity Securities. Trading Securities are recorded at fair market value on the accomoanying consolidated balance sheets.
At June 30, 2021, assets held in the Trust Account were comprised of $0 in cash and $80,120,809 in a mutual fund that is invested primarily in U.S. Treasury Securities. Through June 30, 2021, the Company has not withdrawn any of the interest earned on the Trust Account.

LIFESCI ACQUISITION II CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (continued)
JUNE 30, 2021
NOTE 9. FAIR VALUE MEASUREMENTS (continued)
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
	Trading Securities	Level	Amortized Cost	Gross Holding Gain	Fair Value
June 30, 2021	Mutual Fund	1	$80,120,809	$—	$80,120,809
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

Condensed Consolidated Financial Statements (Unaudited)
Science 37, Inc.
For the Three and Six Months Ended June 30, 2021 and 2020

Science 37, Inc.
Condensed Consolidated Balance Sheets
	(unaudited)
	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$18,808,458	$32,478,948
Restricted cash	302,970	1,004,142
Accounts receivable, net (including amounts with related parties)	6,138,747	11,200,252
Prepaid expenses and other current assets	3,087,674	1,364,162
Total current assets	28,337,849	46,047,504
Property and equipment, net	687,134	535,384
Operating lease right-of-use assets	2,637,802	2,210,253
Capitalized software, net	12,079,577	8,054,367
Other assets	325,782	183,718
Total assets	$44,068,144	$57,031,226
Liabilities, redeemable convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$3,624,172	$4,401,874
Accrued expenses and other liabilities	6,513,335	8,762,839
Deferred revenue	5,734,747	5,136,457
Total current liabilities	15,872,254	18,301,170
Long-term liabilities:
Long-term deferred revenue	735,994	427,667
Operating lease liabilities	1,828,496	1,127,837
Other long-term liabilities	1,168,312	223,619
Total liabilities	19,605,056	20,080,293
Redeemable convertible preferred stock:
Redeemable convertible preferred stock, $0.0001 par value; 41,692,230 shares authorized, 41,587,368 issued and outstanding at June 30, 2021 and December 31, 2020	143,086,271	143,086,271
Stockholders’ deficit:
Common stock, $0.0001 par value; 74,666,115 shares authorized, 4,488,416 and 2,765,097 issued and outstanding at June 30, 2021 and December 31, 2020, respectively	1,028	856
Additional paid-in capital	3,663,679	1,611,049
Accumulated deficit	(122,287,890)	(107,747,243)
Total stockholders’ deficit	(118,623,183)	(106,135,338)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$44,068,144	$57,031,226
See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues (including amounts with related parties)	$12,547,405	$2,891,369	$24,985,827	$5,957,796
Operating expenses:
Cost of revenues (including amounts with related parties)	7,289,330	2,274,164	15,927,664	3,878,171
Selling, general and administrative	11,381,525	5,680,480	20,545,189	11,568,893
Depreciation and amortization	1,776,320	1,047,293	3,273,069	2,020,623
Restructuring costs	—	45,293	—	699,473
Total operating expenses	20,447,175	9,047,230	39,745,922	18,167,160
Loss from operations	(7,899,770)	(6,155,861)	(14,760,095)	(12,209,364)
Other income:
Interest income	514	4,133	1,272	74,465
Sublease income (including amounts with related parties)	181,318	232,294	213,918	464,588
Other income	2,818	2,487	4,258	4,193
Total other income	184,650	238,914	219,448	543,246
Net loss and other comprehensive loss	$(7,715,120)	$(5,916,947)	$(14,540,647)	$(11,666,118)
Loss per share:
Basic and diluted	$(1.95)	$(0.70)	$(4.22)	$(1.38)
Weighted average common shares outstanding:
Weighted average shares used to compute basic and diluted net loss per share	3,956,455	8,442,703	3,446,123	8,425,655
See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Three and Six Months Ended June 30, 2021 and 2020
(unaudited)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2020	41,587,368	$143,086,271	2,765,097	$856	$1,611,049	$(107,747,243)	$(106,135,338)
Stock-based compensation expense	—	—	—	—	225,623	—	225,623
Proceeds from option exercises	—	—	506,707	51	331,740	—	331,791
Net loss	—	—	—	—	—	(6,825,527)	(6,825,527)
Balances at March 31, 2021	41,587,368	143,086,271	3,271,804	907	2,168,412	(114,572,770)	(112,403,451)
Stock-based compensation expense	—	—	—	—	689,494	—	689,494
Proceeds from option exercises	—	—	1,216,612	121	805,773	—	805,894
Net loss	—	—	—	—	—	(7,715,120)	(7,715,120)
Balances at June 30, 2021	41,587,368	$143,086,271	4,488,416	$1,028	$3,663,679	$(122,287,890)	$(118,623,183)
	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2019	32,653,742	$106,884,111	8,396,425	$839	$1,374,318	$(75,961,521)	$(74,586,364)
Impact of adoption of ASC 842	—	—	—	—	—	(111,637)	(111,637)
Stock-based compensation expense	—	—	—	—	32,414	—	32,414
Proceeds from option exercises	—	—	13,284	2	16,937	—	16,939
Net loss	—	—	—	—	—	(5,749,171)	(5,749,171)
Balances at March 31, 2020	32,653,742	106,884,111	8,409,709	841	1,423,669	(81,822,329)	(80,397,819)
Stock-based compensation expense	—	—	—	—	(135,966)	—	(135,966)
Proceeds from option exercises	—	—	59,033	5	56,047	—	56,052
Net loss	—	—	—	—	—	(5,916,947)	(5,916,947)
Balances at June 30, 2020	32,653,742	$106,884,111	8,468,742	$846	$1,343,750	$(87,739,276)	$(86,394,680)
See accompanying notes to condensed consolidated financial statements.

Science 37, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
	Six Months Ended June 30,
	2021	2020
Operating activities
Net loss	$(14,540,647)	$(11,666,120)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,273,069	2,020,623
Amortization of operating ROU assets	877,899	924,396
Stock based compensation	915,117	(103,552)
Changes in assets and liabilities:
Accounts receivable (including amounts with related parties)	5,061,505	(376,897)
Prepaid expenses and other current assets	(1,718,813)	(1,064,939)
Other assets	(142,064)	363,158
Accounts payable	(1,161,500)	934,885
Accrued expenses and other current liabilities	(2,814,047)	2,688,055
Deferred revenue	906,617	(2,154,719)
Operating lease liabilities	(604,789)	(3,195,432)
Other long-term liabilities	944,693	394,298
Net cash used in operating activities	(9,002,960)	(11,236,244)
Investing activities
Capitalized software development costs	(6,117,212)	(2,568,383)
Purchases of fixed assets	(384,476)	—
Net cash used in investing activities	(6,501,688)	(2,568,383)
Financing activities
Cash received from stock option exercises	1,132,986	72,991
Net cash provided by financing activities	1,132,986	72,991
Net decrease in cash, cash equivalents, and restricted cash	(14,371,662)	(13,731,636)
Cash, cash equivalents, and restricted cash, beginning of period	33,483,090	28,808,017
Cash, cash equivalents, and restricted cash, end of period	$19,111,428	$15,076,381
Supplemental disclosures of non-cash activities:
Net change in accounts payable and accrued expenses and other current liabilities related to capitalized software and fixed asset additions	$(948,342)	$(50,614)
ROU asset obtained in exchange for operating lease liabilities	$(1,305,448)	$—
See accompanying notes to condensed consolidated financial statements.

SCIENCE 37, INC.
Notes to Condensed Consolidated Financial Statements (unaudited)
June 30, 2021
1. Company Background, Basis of Presentation and Going Concern
Organization
Science 37 or “the Company”, a Delaware Corporation, was formed on September 8, 2014.
Description of Business
Science 37 is a leading provider of technology-based solutions that enable decentralized clinical trials (or direct-to patient virtual studies) on behalf of biopharmaceutical sponsors. Science 37 pioneered the decentralized clinical trial model and developed the industry’s first Decentralized Clinical Trial Operating System (DCT OS), combining its technology platform, which orchestrates workflows, supports evidence generation, and harmonizes data seamlessly, with its expansive network of patient communities, on-demand telemedicine investigators, flexible mobile nurses, scalable remote coordinators and robust connected technologies. By bringing research to patients and providers more directly, Science 37’s operating system increases access and patient diversity, which can help speed the development of potentially life-saving drug treatments.
On May 7, 2021, the Company announced a planned merger with LifeSci Acquisition II Corp under a definitive business combination agreement. In conjunction with this merger, the Company will receive $200 million in PIPE financing from leading institutional and strategic investors to further fund the Company’s decentralized trial technology platform and extend into new adjacencies. The transaction is expected to close in the latter half of 2021.
Unaudited Interim Financial Information, Use of Estimates and Going Concern
The Company prepared the accompanying unaudited condensed consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (“GAAP”) for interim financial information. Accordingly, they do not include all the information and notes required by GAAP for complete financial statements. The significant accounting policies followed by the Company for interim financial reporting are consistent with the accounting policies followed for annual financial reporting.
The preparation of condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates are based on historical experience and various other assumptions believed reasonable under the circumstances. The Company evaluates its estimates on an ongoing basis and makes changes to the estimates and related disclosures as experience develops or new information becomes known, including facts and circumstances related to the novel coronavirus disease pandemic. Actual results will most likely differ from those estimated. The Company’s most significant estimates and assumptions used in the preparation of the accompanying condensed consolidated financial statements relate to contract cost estimates in revenue recognition, capitalized software costs, and the valuation of the Company’s common stock.
The condensed consolidated financial statements, in management’s opinion, include all adjustments of a normal recurring nature necessary for a fair presentation. The information included in this filing should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto included in this filing for year ended December 31, 2020. The results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the full year ending December 31, 2021 or any other future period. The consolidated balance sheet at December 31, 2020 is derived from the amounts in the audited balance sheet included in this filing for the year ended December 31, 2020.

SCIENCE 37, INC.
Notes to Condensed Consolidated Financial Statements (unaudited) (continued)
June 30, 2021
1. Company Background, Basis of Presentation and Going Concern (continued)
Liquidity
From August 2021, the Company began to accelerate investments in hiring and in other critical areas, such as the technology platform, to facilitate the delivery of anticipated revenues, resulting from an increase in net bookings. Also, as several meaningful conditions of the contemplated transaction were met, the Company increased spend related to the requirements of being a publicly-traded company. The Company’s increased costs adversely affected the Company’s current results of operations and liquidity. The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has evaluated principal conditions and events that may raise substantial doubt about its ability to continue as a going concern within one year from the date that these financial statements were issued. Based upon its current and projected cash flow, the Company concluded there is substantial doubt about its ability to continue as a going concern within one year from the date that these financial statements were issued. The financial statements for the three and six months ended June 30, 2021 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company's ability to continue as a going concern.
The Company will need to raise additional capital, such as from the contemplated transaction, in order to continue to operate its business. Until such time, if ever, as the Company can generate sufficient revenue and cash flow to fund its operating expenses and other obligations, it expects to seek to raise additional funds through a combination of equity offerings, debt financings or other third party funding and strategic alliances. There can be no assurance that the Company will be able to generate funds in these manners, on terms acceptable to the Company, on a timely basis or at all. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations and financial condition and the Company could be forced to delay, reduce, terminate or eliminate its investment in product development programs, wind up its operations, liquidate or seek bankruptcy protection.
Concentration Risks
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, deposits of up to $250,000 at Federal Deposit Insurance Corporation (FDIC) insured institutions are covered by FDIC insurance. At times, deposits at the Company’s financial institution may exceed federally insured limits. Management periodically assesses the financial condition of the institution and believes that any possible credit risk is minimal. The Company has not experienced any loss from such risk.
COVID-19 Pandemic
In March 2020 the World Health Organization declared the global novel coronavirus disease 2019 (COVID-19) outbreak a pandemic. The Company’s original sublease tenant in San Francisco      was unable to fulfill its sublease obligations due to the pandemic’s impact on its business operations. The sublessee vacated the facility in February 2021 and a new sublessee was not secured until May 2021, at terms substantially similar to the original sublessee. For the six months ended June 30, 2021 and 2020, the Company wrote-off $228,946 and $0 of sublease receivable against sublease income due to low probability of collection from the original sublessee. No other significant impacts to the Company’s operations due to the COVID-19 outbreak have occurred. The Company’s operations may be adversely affected in the near term as a result of COVID-19, and in the longer-term by the overall impact on the economy and disruptions to the Company’s existing business and partners, and the Company’s customer collection efforts. Additionally, there could be a near term impact on the Company’s employees as a result of COVID-19 and the related

SCIENCE 37, INC.
Notes to Condensed Consolidated Financial Statements (unaudited) (continued)
June 30, 2021
1. Company Background, Basis of Presentation and Going Concern (continued)
Federal, State, and local and UK governmental restrictions. However, the long-term impact is not fully known as the scale and severity of the outbreak continue to unfold.
Since the second quarter of 2020, the Company has experienced overall top line growth due to the advantages the Company’s decentralized proprietary platform provides for healthcare companies and institutions in the clinical trial space. Due to these advantages, the Company expects this growth to continue.
On March 27, 2020, the U.S. enacted the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the U.S. economy and fund a nationwide effort to curtail the effect of COVID 19. While the CARES Act provides sweeping tax changes in response to the COVID 19 pandemic, some of the more significant provisions include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. Consistent with previous years, the Company expects to continue to generate net losses in the foreseeable future. The Company currently has significant federal and state deferred tax assets attributed to prior net operating losses. These deferred taxes are fully reserved. As the Company has never generated taxable income, the CARES Act feature allowing net operating losses originating in 2018, 2019 or 2020 to be carried back five years is not expected to have a significant impact. Management does not expect any other provisions of the CARES Act to have a material impact on our financial position, results of operations or cash flows during 2021.
Capitalized Software
The Company’s internal use proprietary software organizes workflows, captures real-time evidence, and harmonizes data during clinical trial support for its customers. Capitalized software is recorded at cost less accumulated amortization. The Company capitalizes software development cost related to the development of the Company’s proprietary platform in accordance with ASC 350 guidance. Internal and external costs incurred during the preliminary stage are expensed as incurred. Costs incurred during the application development stage are capitalized and consist of payroll labor and benefits to the extent of time spent directly on the project and external direct costs of materials and labor. Training and maintenance costs are expensed as incurred. The Company commences amortization once the respective assets are placed into service. The estimated useful life for capitalized software is 3 years.
Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected undiscounted future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the fair value of the related asset. No material impairments were recognized during the three and six months ended June 30, 2021 and 2020.
Net Loss Per Share
Basic net loss per share is calculated by dividing net loss by the weighted average shares outstanding during the period, without consideration of common stock equivalents.
Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, preferred stock, stock options and warrants are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive.

SCIENCE 37, INC.
Notes to Condensed Consolidated Financial Statements (unaudited) (continued)
June 30, 2021
1. Company Background, Basis of Presentation and Going Concern (continued)
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Senior Executive Committee, which includes the Chief Executive Officer, together with the Board of Directors is the CODM. The Company operates in a single operating segment as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.
As of and for the six months ended June 30, 2021 and 2020, the Company did not have material revenue earned or assets located outside of the United States.
Accounting Pronouncements Issued but Not Adopted as of June 30, 2021
In June 2016, the FASB issued a new accounting standard intended to provide financial statement users with more decision-useful information about expected credit losses and other commitments to extend credit held by a reporting entity. The standard replaces the incurred loss impairment methodology in current GAAP with one that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company does not expect the adoption of the guidance to have a material effect on the Company’s consolidated financial statements. This is based on factors including the Company’s assessment of historical losses, customer’s creditworthiness, and the fact that the Company’s trade receivables are short term in duration. The Company expects to implement this new standard in January 2022.
2. Revenue
Revenues by Geography
Substantially all of the Company’s revenue for the three and six months ending June 30, 2021 and 2020 was derived from services performed within the United States. No other country represented more than 10% of total revenue for either year.
Unsatisfied Performance Obligations
As of June 30, 2021, the aggregate amount of transaction price allocated to the unsatisfied performance obligations was $126,112,270. The Company expects to recognize this revenue over the remaining contract term of the individual projects, with contract terms generally ranging from one month to 6.6 years. The amount of unsatisfied performance obligations is lower than the potential contractual revenue since it excludes revenue that is constrained. Revenue amounts excluded due to constraints include those amounts under contracts that are wholly unperformed in which the customer has a unilateral right to cancel the arrangement, or that require the Company to undertake numerous activities to fulfill the performance obligations, including various activities that are outside of the Company’s control.
Timing of Billing and Performance
During the three and six months ended June 30, 2021, the Company recognized approximately $2,517,337 and $3,175,097 of revenue that was included in the deferred revenue balance at the beginning of the period. During the three and six months ended June 30, 2021, revenue recognized from performance obligations partially satisfied in previous periods was $1,624,023 and $3,152,223. These cumulative catch-up

SCIENCE 37, INC.
Notes to Condensed Consolidated Financial Statements (unaudited) (continued)
June 30, 2021
2. Revenue (continued)
adjustments primarily related to contract modifications executed in the current period, which resulted in changes to the transaction price resulting from change orders.
Accounts Receivable, Unbilled Services, and Deferred Revenue
Accounts receivable and unbilled services (including contract assets) consisted of the following:
	June 30, 2021	December 31, 2020
Accounts receivable	$4,244,975	$8,688,441
Unbilled services	2,019,196	2,511,811
Total accounts receivable and unbilled services	6,264,172	11,200,252
Allowance for doubtful accounts	(125,425)	—
Total accounts receivable and unbilled services, net	$6,138,747	$11,200,252
As of June 30, 2021 and December 31, 2020, contract assets of $2,019,196 and $2,511,811, respectively, were included in unbilled services.
Deferred revenue consisted of the following:
	June 30, 2021	December 31, 2020
Deferred revenue	$6,470,741	$5,564,124
The changes in the Company’s contract assets and deferred revenue resulted from the timing difference between the Company’s satisfaction of performance obligations under its contracts, achievement of billing milestones, and customer payments.
Concentration of Credit Risk
Financial assets that subject the Company to credit risk primarily consist of cash and cash equivalents, accounts receivable and unbilled services. Based on the short-term nature and historical realization of the financial assets as well as the reputable credit ratings of the financial institutions holding the deposits, the Company believes it bears minimal credit risk.
For the three months ended June 30, 2021 and 2020, three customers and two customers individually (totaling 53.03% and 55.2%, respectively) accounted for greater than 10% of revenue. For the six months ended June 30, 2021 and 2020, three customers and four customers individually (totaling 66.7% and 77.2%, respectively) accounted for greater than 10% of revenue. As of June 30, 2021 and December 31, 2021, four and two customers individually (totaling 67.1% and 73.5%, respectively) accounted for greater than 10% of accounts receivable, net.
3. Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or the most advantageous market when no principal market exists. Market participants are assumed to be independent, knowledgeable, able, and willing to transact an exchange and not under duress. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value are not necessarily indicative of the amounts that could be realized in a current or future market exchange. Fair values for substantially all of the Company’s financial and non-financial instruments were measured using market, income, or cost approaches. The three levels of input are as follows:

SCIENCE 37, INC.
Notes to Condensed Consolidated Financial Statements (unaudited) (continued)
June 30, 2021
3. Fair Value Measurements (continued)
Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2: Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Financial instruments, including cash and cash equivalents, are recorded at cost, which approximates fair value. The Company does not have any assets or liabilities measured at Level 2 or Level 3.
4. Restructuring Costs
The Company carried out a reduction in force on February 28, 2020. Twenty employees were severed under a one-time restructuring arrangement at a total cost to the Company of $771,942. As of December 31, 2020, there were no restructuring accruals remaining on the balance sheet as all severance was fully paid to severed employees during the year. There were no restructuring activities for the six months ended June 30, 2021.
5. Redeemable Convertible Preferred Stock
Par value for each redeemable convertible preferred stock share series is $0.0001. Redeemable convertible preferred stock outstanding as of June 30, 2021 and 2020 was 41,587,368 and 32,653,742, respectively. No redeemable convertible preferred stock shares were issued or repurchased during the six months ended June 30, 2021 or 2020.
6. Stockholders’ Deficit
Par value for common shares is $0.0001. The following is a summary of common share activity for the six months ended June 30, 2021 and 2020:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Common shares, beginning balance	3,271,804	8,409,709	2,765,097	8,396,425
Issuance of common shares	1,216,612	59,033	1,723,319	72,317
Common shares, ending balance	4,488,416	8,468,742	4,488,416	8,468,742
The Company has one common stock warrant outstanding with available shares to be issued of 6,439 and an exercise price of $1.61 per share as of June 30, 2021.
7. Loss Per Share
The following is a reconciliation of the numerators and denominators of the basic and diluted loss per share computations for the three and six months ended June 30, 2021 and 2020:

SCIENCE 37, INC.
Notes to Condensed Consolidated Financial Statements (unaudited) (continued)
June 30, 2021
7. Loss Per Share (continued)
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Numerator:
Net Loss	$(7,715,120)	$(5,916,947)	$(14,540,647)	$(11,666,118)
Denominator:
Basic weighted average common shares outstanding	3,956,455	8,442,703	3,446,123	8,425,655
Earnings (loss) per share:
Basic and diluted	$(1.95)	$(0.70)	$(4.22)	$(1.38)
Potential common shares outstanding that are considered anti-dilutive are excluded from the computation of diluted earnings per share. As the Company has incurred losses from inception to date, due to its start-up nature, potential common shares are anti-dilutive due to this net loss. The number of potential shares outstanding that were anti-dilutive and therefore excluded from the computation of diluted earnings per share, weighted for the portion of the period they were outstanding, were as follows for the three and six months ended June 30, 2021 and 2020, respectively.
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Preferred stock	41,587,368	32,653,742	41,587,368	32,653,742
Stock options outstanding	8,154,762	6,599,248	8,478,016	5,772,226
Warrants outstanding	6,439	6,439	6,439	6,439
Total	49,748,569	39,259,429	50,071,823	38,432,407
8. Related-Party Transactions
In 2020, the Company subleased office space in Torrance, California to Good Dermatology, a professional medical corporation owned by the Founder and former CEO. Under the terms of the sublease, lease expenses incurred by the Company were 100% passed through to Good Dermatology. Total sublease income was $29,174 and $58,348 for the three and six months ended June 30, 2020. The sublease was terminated as of November 30, 2020.
For the three months ended June 30, 2021 and 2020, the Company had revenue of $3,561,794 and $61,325, respectively, and for the six months ended June 30, 2021 and 2020, the Company had revenue of $7,972,026 and $97,519, respectively, and as of June 30, 2021 and December 31, 2020, receivables of $1,700,573 and $6,927,470, respectively, from Pharmaceutical Products Development, LLC, a shareholder who holds a minority interest in the Company. Pharmaceutical Products Development, LLC became a minority shareholder of the Company during the first quarter of 2019.
For the three months ended June 30, 2021 and 2020, the Company had revenue of $218,564 and $83,570, respectively, and for the six months ended June 30, 2021 and 2020, the Company had revenue of $295,544 and $118,563, respectively, and as of June 30, 2021 and December 31, 2020, receivables of $153,091 and $129,857, respectively, from Novartis, who has a 50% ownership in dRX Capital AG, a shareholder who has a minority interest in the Company.
For the three months ended June 30, 2021 and 2020, the Company had revenue of $340,710 and $0, respectively, and for the six months ended June 30, 2021 and 2020, the Company had revenue of $340,710 and $0, respectively, and as of June 30, 2021 and December 31, 2020, receivables of $45,510 and $0,

SCIENCE 37, INC.
Notes to Condensed Consolidated Financial Statements (unaudited) (continued)
June 30, 2021
8. Related-Party Transactions (continued)
respectively, from Allovir, who is an investee of a minority shareholder of the Company. The minority shareholder became a shareholder of the Company in the third quarter of 2016.
9. Commitments and Contingencies
Legal Proceedings
During 2019 and 2020, the Company was in state court litigation in California. Noah Craft and Belinda Tan, former co-founders and former Chief Executive Officer and Chief Medical Officer, respectively, asserted derivative claims purportedly on behalf of the Company alleging that several of its current and former directors and investors committed various breaches of duty in connection with the termination of Craft and Tan’s employment. Craft and Tan also asserted direct tort claims arising from the same facts against the non-Company defendants. Moreover, Tan asserted a direct claim against the Company and certain current and former directors for gender discrimination. The Company disputed that it was liable, and that none of Craft and Tan’s claims had merit.
On September 30, 2019, the Los Angeles County Superior Court stayed this litigation indefinitely after ruling that a contractual forum selection clause required Craft’s and Tan’s claims to be brought in Delaware. Craft and Tan have partially appealed that ruling to the California Court of Appeal.
On February 26, 2020 agreement was reached on the terms of the pending litigation described above, and on June 30, 2020, the long form agreement was executed by all parties, and was settled in court in November 2020.
The settlement agreement included the following elements:
1)
Within five business days after a Final Dismissal occurred:

a.
The Director Defendants caused their insurers to pay $100,000 to Science 37.

b.
Science 37 paid $3,675,000 to Plaintiffs (“First Payment”).

2)
Within five business days of the Plaintiffs’ receipt of the First Payment, the Plaintiffs conveyed all Science 37 shares and any other securities or interest in Science 37 shares. The Plaintiffs held the equivalent on an as converted basis of 5,901,076 common shares.

3)
Good Dermatology, a company wholly owned by the Plaintiffs, was focused on providing dermatology care. Historically, Good Dermatology had sub-contracted employees from Science 37, and had allowed Science 37 the use of their medical offices to conduct clinical trials. In addition, Science 37 had advanced funds for rental payments and employee payroll, for the benefit of Good Dermatology. Good Dermatology delivered $600,000 to Science 37 to cover all outstanding obligations as of February 26, 2020:

a.
Within five business days after the Effective Date (June 30, 2020), Plaintiffs instructed Good Dermatology to pay Science 37 $400,000 for part of the payables due to Science 37 for rent, employee costs, etc. This amount was received in early July 2020.

b.
It was contemplated that Good Dermatology would dissolve or be wound down. Within five business days of such action, Science 37 is to pay the Plaintiffs either $1,225,000 or $1,025,000 (“Second Payment”). The amount paid was determined by whether Plaintiffs i) elected to pay $200,000 directly to Science 37 to satisfy the $600,000 outlined in 3) above and in which case, Science 37 would pay to the Plaintiffs $1,225,000 or ii) elected to pay $0 directly to

SCIENCE 37, INC.
Notes to Condensed Consolidated Financial Statements (unaudited) (continued)
June 30, 2021
9. Commitments and Contingencies (continued)
Science 37 in which the Second Payment to the Plaintiffs would be $1,025,000. Plaintiffs elected to pay $200,000, resulting in Science 37 owing $1,225,000. The $1,225,000 was paid by Science 37 in June 2021.
c.
Additionally, prior to dissolution, Good Dermatology agreed to pay Science 37 all sums which accrued, arose or were incurred on Good Dermatology’s behalf by Science 37 from the time of February 26, 2020 through dissolution.

New Office Lease
In March 2021, the Company entered into an operating lease agreement to lease office space in Culver City, California commencing in July 2021 through October 2024 with total minimum lease payments of $1,578,821.
10. Stock-Based Compensation
The Company currently has one equity-based compensation plan, the 2015 Stock Option Plan (the 2015 Plan) from which stock-based compensation awards can be granted to employees, consultants, and non-executive directors. The 2015 Plan provides for awards in the form of service-based incentive stock options.
A summary of stock option awards outstanding as of June 30, 2021 and changes during the six months then ended is as follows:
	Number of Units	Weighted Average Exercise Price
Outstanding at January 1, 2021	7,478,736	$0.68
Granted	3,020,500	6.09
Exercised	(1,723,319)	0.64
Forfeited	(368,462)	0.86
Outstanding at June 30, 2021	8,407,455	$2.61
Stock-Based Compensation Valuation and Expense
The Company accounts for stock options under the fair value method which requires the Company to estimate the grant-date fair value of its stock-based awards and amortize this value to compensation expense over the requisite service period. The Company uses the Black-Scholes-Merton model to estimate the value of such awards granted to its employees, consultants, and non-executive directors. Within this model, expected volatility is based upon the historical volatility of a peer group for a period equal to the expected term, as the Company does not have adequate history to calculate its own volatility. The Company believes the expected volatility will approximate the historical volatility of the peer group. The Company does not currently anticipate paying dividends. The expected term represents the period in which the grants are expected to be outstanding. The risk- free interest rate is based on the United States Treasury yield curve in effect at the time of the grant. Due to the absence of an active market for the Company’s common stock, the fair value of the Company’s common stock for purposes of determining the common stock price for stock option grants was determined by the Company’s Board of Directors.
Stock-based compensation expense is recognized net of forfeitures such that expense is recognized only for those stock-based awards that are expected to vest. If forfeitures during the period are greater than expenses recognized, net stock-based compensation expense can be negative.

SCIENCE 37, INC.
Notes to Condensed Consolidated Financial Statements (unaudited) (continued)
June 30, 2021
10. Stock-Based Compensation (continued)
Total stock-based compensation expense was classified in the statements of operations for the three and six months ended June 30, 2021 and 2020 as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenues	162,205	(4,464)	217,052	(74,439)
Selling, general and administrative	527,289	(131,502)	698,065	(29,113)
Total stock-based compensation expense	689,494	(135,966)	915,117	(103,552)
11. Income Taxes
Science 37 is treated as a “C” corporation for U.S. tax purposes.
Adoption of Recent Accounting Pronouncements
In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (ASU 2019-12), which eliminates certain exceptions to the guidance in Income Taxes (Topic 740) related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years beginning after December 15, 2020 and interim periods within those fiscal years. Early adoption is permitted in an interim or annual period. Entities that elect to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, entities that elect early adoption must adopt all the amendments in the same period. Entities will apply the guidance prospectively, except for certain amendments. The Company adopted ASU 2019-12 effective January 1, 2021. The adoption of this standard did not have a material impact on the Company’s condensed consolidated financial statements and related disclosures.
The Company has incurred net operating losses since inception and is forecasting additional losses through December 31, 2021. Therefore, no U.S. Federal, state or foreign income taxes are expected for 2021 and no provision for such taxes has been recorded as of June 30, 2021. Due to the Company’s history of losses since inception, there is not enough evidence at this time to support the conclusion that the Company will generate future income of a sufficient amount and nature to utilize the benefits of the Company’s net deferred tax assets. Accordingly, as of June 30, 2021 and December 31, 2020, the Company provided a full valuation allowance against its net deferred tax assets since as of that time, the Company could not assert that it was more likely than not that these deferred tax assets would be realized.
12. Subsequent Events
The Company has evaluated subsequent events through August 31, 2021, the date on which the accompanying condensed consolidated financial statements were issued, noting no additional items requiring disclosure.

Consolidated Financial Statements
Science 37, Inc.
Years Ended December 31, 2020 and 2019
With Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm
To the Stockholders and the Board of Directors of Science 37, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Science 37, Inc. (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, preferred stock and stockholders’ deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
The Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 18 to the consolidated financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Notes 1 and 18. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2019
Los Angeles, California
June 16, 2021,
except for the Liquidity section of Note 1 and the Going Concern section of Note 18 as to which the date is
August 31, 2021

Science 37, Inc.
Consolidated Balance Sheets
	December 31
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$32,478,948	$27,787,314
Restricted cash	1,004,142	720,703
Accounts receivable (including amounts with related parties)	11,200,252	3,339,897
Prepaid expenses and other current assets	1,364,162	1,137,739
Total current assets	46,047,504	32,985,653
Noncurrent restricted cash	—	300,000
Property and equipment, net	535,384	626,278
Operating lease right-of-use assets	2,210,253	—
Capitalized software, net	8,054,367	5,868,915
Other assets	183,718	546,874
Total assets	$57,031,226	$40,327,720
Liabilities, preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$4,401,874	$423,414
Accrued expenses and other liabilities	8,762,839	1,686,142
Deferred revenue	5,136,457	3,561,778
Deferred rent	—	478,603
Total current liabilities	18,301,170	6,149,937
Long-term liabilities:
Long-term deferred revenue	427,667	1,370,834
Long-term deferred rent	—	509,202
Operating lease liabilities	1,127,837	—
Other long-term liabilities	223,619	—
Total liabilities	20,080,293	8,029,973
Commitments and contingencies (Note 14)
Redeemable preferred stock:
Preferred stock, $0.0001 par value; 41,692,230 and 37,932,831 shares authorized, 41,587,368 and 32,653,742 issued and outstanding at December 31, 2020 and 2019, respectively	143,086,271	106,884,111
Stockholders’ deficit:
Common stock, $0.0001 par value; 74,666,115 and 61,057,864 shares authorized, 2,765,097 and 8,396,425 issued and outstanding at December 31, 2020 and 2019, respectively	856	839
Additional paid-in capital	1,611,049	1,374,319
Accumulated deficit	(107,747,243)	(75,961,522)
Total stockholders’ deficit	(106,135,338)	(74,586,364)
Total liabilities, preferred stock and stockholders’ deficit	$57,031,226	$40,327,720
See accompanying notes to consolidated financial statements.

Science 37, Inc.
Consolidated Statements of Operations and Comprehensive Loss
	Year Ended December 31
	2020	2019
Revenues (including amounts with related parties)	$23,704,219	$14,080,998
Operating expenses:
Cost of revenues (including amounts with related parties)	22,597,361	7,852,390
Selling, general and administrative	28,351,709	22,012,162
Depreciation and amortization	4,446,670	3,343,802
Restructuring costs	771,942	—
Total operating expenses	56,167,682	33,208,354
Loss from operations	(32,463,463)	(19,127,356)
Other income:
Interest income	77,229	625,608
Sublease income (including amounts with related parties)	709,283	—
Other income	2,867	32,972
Total other income	789,379	658,580
Net loss and other comprehensive loss	$(31,674,084)	$(18,468,776)
Loss per share:
Basic and diluted	$(3.86)	$(2.22)
Weighted average common shares outstanding:
Weighted average shares used to compute basic and diluted net loss per share	8,197,409	8,310,604
See accompanying notes to consolidated financial statements.

Science 37, Inc.
Consolidated Statements of Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2020 and 2019
	Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2018	20,335,871	$72,155,654	8,273,865	$827	$941,902	$(57,492,746)	$(56,550,017)
Stock-based compensation expense	—	—	—	—	392,566	—	392,566
Proceeds from option exercises	—	—	122,560	12	39,851	—	39,863
Preferred Series D issuance, net of issuance costs	12,317,871	34,728,457	—	—	—	—	—
Net loss	—	—	—	—	—	(18,468,776)	(18,468,776)
Balances at December 31, 2019	32,653,742	106,884,111	8,396,425	839	1,374,319	(75,961,522)	(74,586,364)
Impact of adoption of ASC 842	—	—	—	—	—	(111,637)	(111,637)
Stock-based compensation expense	—	—	—	—	122,032	—	122,032
Proceeds from option exercises	—	—	164,886	17	131,785	—	131,802
Preferred Series D-1 issuance, net of issuance costs	9,038,488	39,860,073	—	—	—	—	—
Treasury stock	(104,862)	(3,657,913)	(5,796,214)	—	(17,087)	—	(17,087)
Net loss	—	—	—	—	—	(31,674,084)	(31,674,084)
Balances at December 31, 2020	41,587,368	$143,086,271	2,765,097	$856	$1,611,049	$(107,747,243)	$(106,135,338)
See accompanying notes to consolidated financial statements.

Science 37, Inc.
Consolidated Statements of Cash Flows
	Year Ended December 31
	2020	2019
Operating activities
Net loss	$(31,674,084)	$(18,468,776)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,446,670	3,343,802
Amortization of operating ROU assets	1,885,456	—
Stock based compensation	122,032	392,566
Changes in assets and liabilities:
Accounts receivable (including amounts with related parties)	(7,860,356)	1,933,814
Prepaid expenses and other current assets	(226,423)	(255,325)
Other assets	363,156	(142,251)
Accounts payable	3,832,398	(443,221)
Accrued expenses and other current liabilities	6,782,108	735,379
Deferred revenue	631,513	(2,889,187)
Operating lease liabilities	(3,607,302)	—
Deferred rent	—	194,852
Other long-term liabilities	(170,677)	—
Net cash used in operating activities	(25,475,509)	(15,598,347)
Investing activities
Capitalized software development costs	(5,814,284)	(4,429,289)
Purchases of fixed assets	(352,009)	(16,664)
Proceeds from receipt of related party advances	—	454,200
Net cash used in investing activities	(6,166,293)	(3,991,753)
Financing activities
Proceeds from Series D-1 financing, net of issuance costs	39,860,073	34,728,457
Repurchase of common stock	(3,675,000)	—
Cash received from stock option exercises	131,802	39,863
Net cash provided by financing activities	36,316,875	34,768,320
Net increase in cash, cash equivalents, and restricted cash	4,675,073	15,178,220
Cash, cash equivalents, and restricted cash, beginning of period	28,808,017	13,629,797
Cash, cash equivalents, and restricted cash, end of year	$33,483,090	$28,808,017
Supplemental disclosures of non-cash activities
Net change in accounts payable and accrued expenses and other current liabilities related to capitalized software and fixed asset additions	$(374,935)	$—
See accompanying notes to consolidated financial statements.

Science 37, Inc.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019
1. Company Background and Basis of Presentation
Organization
Science 37 or the “Company”, a Delaware Corporation, was formed on September 8, 2014.
Description of Business
Science 37 is a leading provider of technology-based solutions that enable decentralized clinical trials (or direct-to patient virtual studies) on behalf of biopharmaceutical sponsors. Science 37 pioneered the decentralized clinical trial model and developed the industry’s first Decentralized Clinical Trial Operating System (DCT OS), combining its technology platform, which orchestrates workflows, supports evidence generation, and harmonizes data seamlessly, with its expansive network of patient communities, on-demand telemedicine investigators, flexible mobile nurses, scalable remote coordinators and robust connected technologies. By bringing research to patients and providers more directly, Science 37’s operating system increases access and patient diversity, which can help speed the development of potentially life-saving drug treatments.
Liquidity
The Company has continued to experience increased costs that adversely affect the Company’s current results of operations and liquidity. The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has evaluated principal conditions and events that may raise substantial doubt about its ability to continue as a going concern within one year from the date that these financial statements were originally issued. Based upon its current and projected cash flow, the Company concluded there is substantial doubt about its ability to continue as a going concern within one year from the date that these financial statements were originally issued. The financial statements for the year ended December 31, 2020 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company's ability to continue as a going concern.
The Company will need to raise additional capital in order to continue to operate its business. Until such time, if ever, as the Company can generate sufficient revenue and cash flow to fund its operating expenses and other obligations, it expects to seek to raise additional funds through a combination of equity offerings, debt financings or other third party funding and strategic alliances. There can be no assurance that the Company will be able to generate funds in these manners, on terms acceptable to the Company, on a timely basis or at all. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations and financial condition and the Company could be forced to delay, reduce, terminate or eliminate its investment in product development programs, wind up its operations, liquidate or seek bankruptcy protection.
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (GAAP).
Concentration Risks
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, deposits of up to $250,000 at Federal Deposit Insurance Corporation (FDIC) insured institutions are covered by FDIC insurance. At times, deposits at the Company’s financial institution may exceed federally insured limits. Management

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
1. Company Background and Basis of Presentation (continued)
periodically assesses the financial condition of the institution and believes that any possible credit risk is minimal. The Company has not experienced any loss from such risk.
COVID-19 Pandemic
In March 2020 the World Health Organization declared the global novel coronavirus disease 2019 (COVID-19) outbreak a pandemic. The Company’s sublease tenant in San Francisco has been unable to fulfill its sublease obligations due to the pandemic’s impact on its business operations. The sublessee vacated the facility in February 2021. In 2020, the company wrote-off $312,940 of sublease receivable against sublease income due to low probability of collection. No other significant impacts to the Company’s operations due to the COVID-19 outbreak have occurred. The Company’s operations may be adversely affected in the near term as a result of COVID-19, and in the longer-term by the overall impact on the economy and disruptions to the Company’s existing business and partners, and the Company’s customer collection efforts. Additionally, there could be a near term impact on the Company’s employees as a result of COVID-19 and the related Federal, State, and local and UK governmental restrictions. However, the long-term impact is not fully known as the scale and severity of the outbreak continues to unfold. Since the second quarter of 2020, the Company has experienced overall top line growth due to the advantages the Company’s decentralized proprietary platform provides for healthcare companies and institutions in the clinical trial space. Due to these advantages, Management expects this growth to continue.
On March 27, 2020, the U.S. enacted the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act. The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the U.S. economy and fund a nationwide effort to curtail the effect of COVID 19. While the CARES Act provides sweeping tax changes in response to the COVID 19 pandemic, some of the more significant provisions include removal of certain limitations on utilization of net operating losses, increasing the loss carryback period for certain losses to five years, and increasing the ability to deduct interest expense, as well as amending certain provisions of the previously enacted Tax Cuts and Jobs Act. Consistent with previous years, the Company expects to continue to generate net losses in the foreseeable future. The Company currently has significant federal and state deferred tax assets attributed to prior net operating losses. These deferred taxes are fully reserved. As the Company has never generated taxable income, the CARES Act feature allowing net operating losses originating in 2018, 2019 or 2020 to be carried back five years is not expected to have a significant impact. Management does not expect any other provisions of the CARES Act to have a material impact on the Company’s financial position, results of operations or cash flows during 2020.
2. Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting periods. These estimates are based on historical experience and various other assumptions believed reasonable under the circumstances. The Company evaluates its estimates on an ongoing basis and makes changes to the estimates and related disclosures as experience develops or new information becomes known, including facts and circumstances related to the novel coronavirus disease pandemic. Actual results may differ from those estimated. The Company’s most significant estimates and assumptions used in the preparation of the accompanying consolidated financial statements relate to contract cost estimates in revenue recognition, capitalized software costs, and the valuation of the Company’s common stock.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
Foreign Currency
The Company has one bank account with a de minimis balance denominated in Swiss Francs and, therefore, has minimal foreign currency exposure.
Revenue Recognition
The Company derives its revenues primarily from two sources: (i) contractual arrangements to enable and enhance clinical trials through technology and/or services, and (ii) licensing of its proprietary hosted technology platform to a variety of life science institutions.
Revenues are recognized when control of these services is transferred to our customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. The Company determines revenue recognition through the following steps:
•
Identification of the contract, or contracts, with a customer

•
Identification of the performance obligations in the contract

•
Determination of the transaction price

•
Allocation of the transaction price to the performance obligations in the contract

•
Recognition of revenue when, or as, we satisfy a performance obligation

A performance obligation is a promise (or a combination of promises) in a contract to transfer distinct goods or services to a customer and is the unit of accounting under ASC 606 for purposes of revenue recognition. A contract’s transaction price is allocated to each separate performance obligation based on the standalone selling price and is recognized as revenue, when, or as, the performance obligation is satisfied. All of the Company’s contracts have a single performance obligation because the promise to transfer individual services is not separately identifiable from other promises in the contracts, and therefore, is not distinct.
The majority of the Company’s revenue arrangements are service contracts that range in duration from a few months to several years. Substantially all of the Company’s performance obligations, and associated revenue, are transferred to the customer over time. The performance obligation is satisfied over time and the Company generally recognizes revenue based on a cost-based input method, due to costs being incurred consistently throughout the life of the contract, as there is no single output measure that would fairly depict the transfer of control over the life of the performance obligation. Progress on the performance obligation is measured by the proportion of actual costs incurred to the total costs expected to complete the contract. Costs included in the measure of progress include direct labor and third-party costs (such as payments to investigators and other pass-through expenses for the Company’s clinical monitors). This cost-to-cost input method of revenue recognition requires the Company to make estimates of costs to complete its projects on an ongoing basis. Contract estimates are based on various assumptions to project future outcomes of events that often span several years and require significant judgment. These estimates are reviewed periodically, and any adjustments are recognized on a cumulative catch-up basis in the period they become known.
The Company generally receives compensation based on measuring progress toward completion using anticipated project budgets and direct labor and prices for each service offering. The Company is also reimbursed for certain third party pass-through and out-of-pocket costs. The pass-through costs are included in total operating expenses. The pass-through costs are also recognized as revenue on a gross basis as the Company is the principal in the relationship (i.e., the Company is primarily responsible for the services provided by third parties, and significantly integrates the services of third parties with its own services in delivering a combined output to the customer). In addition, in certain instances, a customer contract may include forms of variable consideration such as incentive fees, volume rebates or other provisions that can

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
increase or decrease the transaction price. This variable consideration is generally awarded upon achievement of certain performance metrics, program milestones or cost targets. For the purpose of revenue recognition, variable consideration is assessed on a contract-by-contract basis and the amount included in the transaction price is estimated based on the Company’s anticipated performance and consideration of all information that is reasonably available. Variable consideration is recognized as revenue if and when it is deemed probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved in the future.
The Company has one performance-based contract, which is unique in that the Company’s obligation to the customer is solely for the recruitment of successfully processed patients or “completers”. The successful recruitment of completers constitutes a single performance obligation to our customer. Completer revenue is recognized at a point in time, as completers are processed.
For contracts where the Company licenses its proprietary hosted software independently, value transfers to the customer over time as the customer has access to the system once it is live and continues to benefit over the life of the arrangement. Revenue is recorded straight line over the term of the hosting and maintenance period as there is no better measure of the transfer of value for these services.
Most of the Company’s contracts can be terminated by the customer without cause with a 30-day notice. In the event of termination, the Company’s contracts generally provide that the customer pay the Company for: (i) fees earned through the termination date; (ii) fees and expenses for winding down the project, which include both fees incurred and actual expenses; (iii) non-cancellable expenditures; and (iv) in some cases, a fee to cover a portion of the remaining professional fees on the project.
Changes in the scope of work are common, especially under long-term contracts, and generally result in a change in the total contract transaction price. If the customer does not agree to a contract modification, the Company could bear the risk of cost overruns. Most of the Company’s contract modifications are for services that are not distinct from the services under the existing contract due to the significant integration service provided in the context of the contract and therefore result in a cumulative catch-up adjustment to revenue at the date of contract modification.
Capitalized Costs
The Company capitalizes certain costs associated with commissions paid to its employees because these costs are incurred in obtaining contracts that have a term greater than one year and are expected to be recovered. Capitalized costs are included in prepaid expenses and other current assets and other assets in the accompanying balance sheet and are amortized to selling, general and administrative expense on the statement of operations. The Company amortizes these costs in a manner that is consistent with the pattern of revenue recognition described above. The Company expenses costs to obtain contracts that have a term of one year or less when incurred.
Cost of Revenues
Cost of revenues includes the cost to conduct trials remotely and make available the Company’s technology solutions to its customers. Cost of revenues includes direct labor salaries, direct labor stock-based compensation, and third-party costs (such as payments to investigators, marketing costs, and other pass through expenses) for the Company’s clinical trial revenue. Clinical trial marketing costs totaled $6,814,902 and $762,740 for the year ended December 31, 2020 and 2019, respectively.
Selling, General and Administrative Costs
Selling, general and administrative costs are summarized as follows for the years ended December 31, 2020 and 2019:

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
	2020	2019
Compensation and benefits	$16,696,017	$13,094,579
Rent expense and other facilities costs	7,132,472	5,801,044
Professional fees and consultants	3,211,270	2,789,069
Legal settlement	1,125,000	—
Stock based compensation	186,950	327,470
Total	$28,351,709	$22,012,162
Restructuring
Restructuring costs consist of one-time employee termination benefits. The Company accounts for restructuring costs in accordance with ASC Topic 420, Exit or Disposal Cost Obligations. This guidance requires that liabilities related to one-time employee termination benefits be measured and recognized at the date the entity notifies employees of termination, unless employees are required to render services beyond a minimum retention period, in which case the liability is recognized ratably over the future service period. Restructuring liabilities are included in accrued expenses.
Cash and Cash Equivalents
The Company considers highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents, which consist of cash on deposit with banks are stated at cost, which approximates fair value.
Restricted Cash
Restricted cash consists of funds held as security related to the Company’s credit instrument held as collateral on the Company’s operating lease. The funds become no longer restricted at certain intervals in accordance with the related lease agreement. Restricted cash is classified as a current or long-term asset based on the timing and nature of when and how the cash is expected to be used or when the restrictions are expected to lapse. As of December 31, 2020, and 2019, restricted cash balances were $1,004,142 and $1,020,703, respectively, of which $0 and $300,000 were long term in nature.
Accounts Receivable, Unbilled Services, and Deferred Revenue
The Company establishes prerequisites for billings based on contractual terms, including payment schedules and the completion of milestones. In general, the Company’s intention in its invoicing and related payment terms is to maintain cash neutrality over the life of the contract. Generally, the payment terms are 30 to 90 days. Upfront payments, when they occur, are intended to cover certain expenses the Company incurs at the beginning of the contract. Neither the Company nor its customers view such upfront payments and contracted payment schedules as a means of financing.
Unbilled services represent revenue earned and recognized for services performed for which amounts have not yet been billed to the customer in accordance with contractual terms. Contractual provisions and payment schedules may or may not correspond to the timing of the performance of services under the contract. Unbilled services include contract assets, under which the right to bill the customer is subject to factors other than the passage of time, such as the satisfaction of milestones. Accounts receivable and unbilled services are recorded, net, on the balance sheet.
Deferred revenue is a contract liability that consists of customer payments received in advance of performance and billings that exceed revenue recognized. The Company reduces deferred revenue and

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
recognizes revenue as the related performance obligations for services are performed. Deferred revenue is classified as a current liability on the balance sheet when the Company expects to recognize the associated revenue in less than one year, and a long-term liability when the company expects to recognize the associated revenue in excess of one year.
Allowance for Doubtful Accounts
The Company maintains a credit approval process and makes judgments to assess its customers’ ability to pay for contracted services. Generally, the Company can limit credit exposure by discontinuing services in the event of non-payment. The Company monitors its customers’ credit worthiness and applies judgment in establishing a provision for estimated credit losses based on historical experience, the aging of receivables, and customer-specific circumstances. The Company continuously monitors collections and payments from its customers and writes off uncollectible invoices once appropriate collection efforts have been exhausted. The allowance for doubtful accounts is included in accounts receivable on the consolidated balance sheet. As of December 31, 2020 and 2019, no allowances were necessary.
Long-Lived Assets
Property and equipment are recorded at cost less accumulated depreciation. Maintenance and repairs are expensed as incurred. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method.
The estimated useful lives of depreciable assets are as follows:
Furniture and fixtures	5 years
Computer equipment	3 years
Drug storage equipment	5 years
Leasehold improvements	4 – 5 years
Depreciation of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements. Upon the sale or retirement of property or equipment, the cost and related accumulated depreciation or amortization are removed from the Company’s consolidated financial statements with the resulting gain or loss reflected in the Company’s results of operations.
The Company’s internal use proprietary hosted software organizes workflows, captures real-time evidence, and harmonizes data during clinical trial support or enhancement for its customers. Capitalized software is recorded at cost less accumulated amortization. The Company capitalizes software development cost related to the development of the Company’s proprietary platform in accordance with ASC 350 guidance. Internal and external costs incurred during the preliminary stage are expensed as incurred. Costs incurred during the development stage are capitalized and consist of payroll labor and benefits to the extent of time spent directly on the project and external direct costs of materials and labor. Training and maintenance costs are expensed as incurred. The Company commences amortization once the respective assets are placed into service. The estimated useful life for capitalized software is 3 years.
Assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected undiscounted future cash flow from the use of the asset and its eventual disposition is less than the carrying amount of the asset, an impairment loss is recognized and measured using the fair value of the related asset. No material impairments were recognized during the years ended 2020 or 2019.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
Leases
On January 1, 2020, the Company adopted ASC 842 under the revised modified retrospective approach which recognizes the impact of initially applying the new leases standard as a cumulative effect adjustment to accumulated deficit as of the adoption date. Under this election, the provisions of prior GAAP (ASC 840) apply to the accounting and disclosure for leases in the comparative periods of the entity’s financial statements. The Company also elected the package of practical expedients permitted under the ASC 842 transition guidance. Under this election, the Company need not reassess (i) the historical lease classification, (ii) whether any expired or existing contract is or contains a lease, or (iii) the initial direct costs for any existing leases.
The Company determines if an arrangement is a lease at inception of the contract. A contract contains a lease if the Company controls the use of an identified asset. Control exists if the Company can direct the use of and obtain substantially all the economic benefit of the asset. Operating lease right-of-use (ROU) assets and liabilities are recorded on our balance sheet and are measured based on the present value of the future minimum lease payments over the lease term at commencement date. The Company’s uses its incremental borrowing rate at lease commencement in determining the present value of future payments. In addition, the operating lease ROU asset includes any prepaid lease payments and initial direct costs and excludes lease incentives. If the Company has an option to extend, or terminate, a lease and is reasonably certain to exercise that option, the extension or termination is included in the lease term used to measure the ROU asset and lease liability. Lease expense for minimum lease payments is recognized on a straight-line basis over the term of the lease.
The Company has elected to account for lease components and non-lease components in a contract as a single lease component. For short-term leases (those with a term of one year or less), the Company has elected not to recognize ROU assets and lease liabilities. Lease payments on short-term leases are recognized as lease expense on a straight-line basis over the term of the lease.
Deferred Rent
Under prior GAAP (ASC 840), rent expense on facility leases, including free rent and scheduled rent increases, is recorded on a straight-line basis over the term of the lease for the year ending December 31, 2019. The difference between the straight-line rent expense and the amount payable under the lease is included in deferred rent on the accompanying 2019 balance sheet. Lease incentives were recorded and amortized as a reduction of rent expense on a straight-line basis over the term of the lease.
Stock-Based Compensation
The Company measures stock-based compensation cost based on the fair value of the award at the grant date, and recognizes it as expense, net of actual forfeitures as they occur, over the requisite service period of the employee.
The Company accounts for stock options under the fair value method and uses the Black-Scholes-Merton model to estimate the value of such awards granted to its employees, consultants, and non-executive directors. Within this model, expected volatility is based upon the historical volatility of a peer group for a period equal to the expected term, as the Company does not have adequate history to calculate its own volatility. The Company believes the expected volatility will approximate the historical volatility of the peer group. The Company does not currently anticipate paying dividends. The expected term represents the period in which the grants are expected to be outstanding. The risk- free interest rate is based on the United States Treasury yield curve in effect at the time of the grant.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
Assets Measured at Fair Value
Fair value is the price that would be received to sell an asset or paid to transfer a liability between market participants in the principal market or the most advantageous market when no principal market exists. Market participants are assumed to be independent, knowledgeable, able, and willing to transact an exchange and not under duress. Considerable judgment may be required in interpreting market data used to develop the estimates of fair value. Accordingly, estimates of fair value are not necessarily indicative of the amounts that could be realized in a current or future market exchange. Fair values for substantially all of the Company’s financial and nonfinancial instruments were measured using market, income, or cost approaches. The three levels of input are as follows:
Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.
Level 2: Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.
Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.
Financial instruments, including cash and cash equivalents, are recorded at cost, which approximates fair value. The Company does not have any assets or liabilities measured at Level 2 or Level 3.
Income Taxes
Income taxes are recorded in accordance with ASC 740, Income Taxes, which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, as well as for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates that are expected to apply to taxable income for the years in which those tax assets and liabilities are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records valuation allowances to reduce deferred tax assets to the amount the Company believes is more likely than not to be realized.
The Company recognizes uncertain tax positions when the positions will be more likely than not upheld on examination by the taxing authorities based solely upon the technical merits of the positions. The Company recognizes interest and penalties, if any, related to unrecognized income tax uncertainties in income tax expense.
Contingencies
The Company is party to legal proceedings incidental to its business. The Company records accruals for claims, suits, investigations, and proceedings when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Company reviews these contingencies regularly and records or adjusts accruals related to such matters to reflect the impact and status of any settlements, rulings, advice of counsel or other information pertinent to a particular matter. Gain contingencies are not recognized. Legal fees are expenses as incurred.
Since these matters are inherently unpredictable, assessing contingencies is highly subjective and requires judgments about future events. Although the Company believes it has substantial defenses in these matters, the amount of losses incurred as a result of actual outcomes may differ significantly from the Company’s estimates.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
Treasury Stock
The Company records treasury stock purchases under the cost method. Upon reissuance of treasury stock, amounts in excess of the acquisition cost are credited to additional paid in capital. If the Company reissues treasury stock at an amount below its acquisition cost and additional paid in capital associated with prior treasury stock transactions is insufficient to cover the difference between the acquisition cost and the reissue price, this shortfall is recorded in accumulated deficit.
Net Loss Per Share
Basic net loss per share is calculated by dividing net loss by the weighted average shares outstanding during the period, without consideration of common stock equivalents.
Diluted net loss per share is calculated by adjusting weighted average shares outstanding for the dilutive effect of common stock equivalents outstanding for the period, determined using the treasury-stock method. For purposes of the diluted net loss per share calculation, preferred stock, stock options and warrants are considered to be common stock equivalents but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company has determined that its Senior Executive Committee, which includes the Chief Executive Officer, together with the Board of Directors is the CODM. The Company operates in a single operating segment as the CODM reviews financial information presented on a consolidated basis, at the Company level, for the purposes of making operating decisions, allocation of resources, and evaluating financial performance.
As of and for the years ended December 31, 2020 and 2019, the Company did not have material revenue earned or assets located outside of the United States.
Accounting Pronouncements Adopted as of December 31, 2020
In February 2016, the FASB issued new accounting guidance that requires lessees to recognize leases greater than 12 months in duration on their balance sheet as a right-of-use asset and a lease liability, as well as the disclosure of key information about leasing arrangements. The income statement will reflect lease expense for operating leases, and amortization and interest expense for financing leases. The Company adopted this new accounting guidance on January 1, 2020 and elected the practical expedients that retained the lease classification, initial direct costs, and determination of whether contracts are or contain a lease, for any leases that existed prior to adoption of the new guidance. The Company also elected the transition method which allows for disclosures to be updated prospectively and prior periods to be presented in accordance with previous GAAP. The adoption of this standard had a material impact on the Company’s balance sheet but did not have a material impact on the Company’s results of operations or cash flows.
Accounting Pronouncements Issued but Not Adopted as of December 31, 2020
In June 2016, the FASB issued a new accounting standard intended to provide financial statement users with more decision-useful information about expected credit losses and other commitments to extend credit held by a reporting entity. The standard replaces the incurred loss impairment methodology in current GAAP with one that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company does not expect the adoption of the

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
2. Summary of Significant Accounting Policies (continued)
guidance to have a material effect on the Company’s consolidated financial statements. This is based on factors including the Company’s assessment of historical losses, customers’ creditworthiness, and the fact that the Company’s trade receivables are short term in duration. The Company expects to implement this new standard in January 2022.
3. Revenue
Revenues by Geography
Substantially all of the Company’s revenue for the years ending December 31, 2020 and 2019 was derived from services performed within the United States. No other country represented more than 10% of total revenue for either year.
Unsatisfied Performance Obligations
As of December 31, 2020, the aggregate amount of transaction price allocated to the unsatisfied performance obligations with contract terms greater than one year was $52,415,469. The Company expects to recognize this revenue over the remaining contract term of the individual projects, with contract terms generally ranging from 1.5 to 7.1 years. The amount of unsatisfied performance obligations is lower than the potential contractual revenue since it excludes revenue that is constrained. Revenue amounts excluded due to constraints include those amounts under contracts that are wholly unperformed in which the customer has a unilateral right to cancel the arrangement, or that require the Company to undertake numerous activities to fulfill the performance obligations, including various activities that are outside of the Company’s control.
Timing of Billing and Performance
During the years ended December 31, 2020, and 2019, the Company recognized approximately $4,349,278 and $5,667,532 of revenue that was included in the deferred revenue balance at the beginning of the years, respectively. During the years ended December 31, 2020, and 2019 revenue recognized from performance obligations partially satisfied in previous periods was ($74,540) and $0, respectively. These cumulative catch-up adjustments primarily related to contract modification executed in the current period, which resulted in changes to the transaction price and changes in estimates such as estimated total costs.
Accounts Receivable, Unbilled Services, and Deferred Revenue
Accounts receivable and unbilled services (including contract assets) consisted of the following as of December 31:
	2020	2019
Accounts receivable	$8,688,441	$1,426,874
Unbilled services	2,511,811	1,913,023
Total accounts receivable and unbilled services	$11,200,252	$3,339,897
As of December 31, 2020, and 2019, contract assets of $2,511,811 and $85,465, respectively, were included in unbilled services.
Deferred revenue consisted of the following as of December 31:
	2020	2019
Deferred revenue	$5,564,124	$4,932,612

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
3. Revenue (continued)
Year over year changes in the Company’s accounts receivable, unbilled services, and deferred revenue resulted from 1) significant contract and revenue growth for the year ended December 31, 2020 as compared to the year ended December 31, 2019 and 2) the timing difference between the Company’s satisfaction of performance obligations under its contracts, achievement of billing milestones, and customer payments.
Concentration of Credit Risk
Financial assets that subject the Company to credit risk primarily consist of cash and cash equivalents, accounts receivable and unbilled services. Based on the short-term nature and historical realization of the financial assets as well as the reputable credit ratings of the financial institutions holding the deposits, the Company believes it bears minimal credit risk.
As of December 31, 2020, and 2019, three customers and four customers individually (totaling 69.2% and 81.8%, respectively) accounted for greater than 10% of revenue and two customers and three customers individually (totaling 73.5% and 91.7%, respectively) accounted for greater than 10% of accounts receivable, net.
Capitalized Commission Cost
Capitalized commission costs are incremental costs incurred to obtain a contract. The Company incurs incremental costs to obtain contracts through payment of sales commissions on contracts signed. The Company capitalizes commission costs when incurred and amortizes to expense over the term of the related contract.
Capitalized commission costs and related amortization consisted of the following as of December 31:
	2020	2019
Capitalized commission cost, net	$509,326	$—
	2020	2019
Amortization of capitalized commission cost	$(232,422)	$—
$162,069 and $0 in contract costs were impaired related to canceled projects for the years ended December 31, 2020 and 2019, respectively.
4. Property and Equipment
Property and equipment are summarized as follows at December 31, 2020 and 2019:
	2020	2019
Furniture and fixtures	$298,877	$298,877
Drug storage equipment	115,054	115,054
Computer equipment	475,798	111,574
Leasehold improvements	1,239,147	1,252,885
	2,128,876	1,778,390
Less accumulated depreciation	(1,593,492)	(1,152,112)
Property and equipment, net	$535,384	$626,278
Depreciation on property and equipment was $449,815 and $424,796 for the years ended December 31, 2020 and 2019, respectively.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
5. Capitalized Software
For the years ended December 31, 2020 and 2019 the Company capitalized $6,177,005 and $4,429,289, and recognized amortization expense of $3,991,553 and $2,919,006, respectively.
Estimated amortization expense for the years ending December 31, 2021 through December 31, 2023 is as follows:
Amortization Expense
Year:
2021	$4,195,131
2022	2,804,127
2023	1,055,109
Estimated amortization expense can be affected by various factors, including new software releases, acquisitions or divestitures of software and/or impairments.
The following represents capitalized software balances as of December 31, 2020 and 2019:
	2020			2019
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Capitalized software	$18,638,249	$(10,583,882)	$8,054,367	$12,461,245	$(6,592,330)	$5,868,915
6. Leases
The Company has operating leases for office facilities. These operating leases expire at various dates through 2026 with options to renew at the Company’s discretion. The Company does not currently plan to exercise renewal options.
The components of lease expense for the year ended December 31, 2020 were as follows:
	Classification	2020
Operating fixed lease cost	Selling, general and administrative expenses	$2,126,662
Operating variable lease cost	Selling, general and administrative expenses	238,205
Total lease cost		$2,364,867
Under ASC 840, the Company recorded rent expense of $2,005,583 for the year ended December 31, 2019. Lease expense for the years ended December 31, 2020 and 2019 contains $359,776 and $79,360, respectively, of expense related to short-term leases. Variable lease expense for both years includes excess common area maintenance, electricity, and taxes.
Other information related to leases was as follows:

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
6. Leases (continued)
2020
Supplemental cash flow
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$2,495,972
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$4,095,709
Weighted average remaining lease term (years):
Operating leases	2.24
Weight average discount rate:
Operating leases	6.50%
Future minimum lease payments under non-cancellable leases as of December 31, 2020 were as follows:
Operating Leases
2021	$1,462,045
2022	801,800
2023	130,332
2024	134,054
2025	137,888
Thereafter	11,518
Total future minimum lease payments	2,677,637
Less imputed interest	(197,263)
Total	$2,480,374
Reported as of December 31, 2020:
Accrued expenses and other liabilities	$1,352,537
Operating lease liabilities	1,127,837
Total	$2,480,374
As discussed in Note 2, the Company elected the modified retrospective approach. The modified retrospective approach recognizes the effects of initially applying the new leases standard as a cumulative effect adjustment to accumulated deficit as of the adoption date. Under this election, the provisions of ASC 840 apply to the accounting and disclosures for lease arrangements in the comparative periods in an entity’s financial statements. Therefore, included below is the prior period information as reported under ASC 840.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
6. Leases (continued)
Future minimum lease payments under non-cancellable leases as of December 31, 2019 were as follows:
2020	$2,325,562
2021	1,360,130
2022	752,532
2023	124,068
2024	127,790
Thereafter	142,618
Total	$4,832,700
In March 2021, the Company entered into an operating lease agreement to lease office space commencing in July 2021 through October 2024 totaling $1,578,821.
The Company subleases two of its office facilities to third parties under the same terms and conditions as the original lease agreements and has elected the practical expedient to combine lease and non-lease components as a single lease component under ASC 842 guidance.
In 2020, the Company wrote-off sublease receivables totaling $312,940 against sublease income due to the Subtenants inability to pay.
Sublease income for the year ended December 31, 2020 was as follows:
2020
Sublease income
Fixed	$709,283
Variable	4,971
Total sublease income	$714,254
The undiscounted cash flows for contractual subleases as of December 31, 2020 were as follows:
2021	$666,740
2022	823,900
2023	130,332
2024	134,054
2025	137,888
Thereafter	11,517
Total	$1,904,431
7. Restructuring Costs
The Company carried out a reduction in force on February 28, 2020. Twenty employees were severed under a one-time restructuring arrangement at a total cost to the Company of $771,942. As of December 31, 2020, there were no restructuring accruals remaining on the balance sheet as all severance was fully paid to severed employees during the year.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
8. Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of the following as ofDecember 31, 2020 and 2019:
	2020	2019
Prepaid expenses	$543,148	$551,689
Good Dermatology receivable	—	448,098
Leased facility security deposit	231,901	—
Capitalized commission cost, net	509,326	—
Other	79,787	137,952
Total prepaid expenses and other current assets	$1,364,162	$1,137,739
9. Accrued Expenses
Accrued expenses consist of the following as of December 31, 2020 and 2019:
	2020	2019
Professional fees	$1,623,286	$375,902
Compensation, including bonuses, fringe benefits, and payroll taxes	4,364,645	1,310,240
Current portion of operating lease liabilities	1,352,537	—
Commissions payable	197,371	—
Legal settlement	1,225,000	—
Total accrued expenses	$8,762,839	$1,686,142
10. Redeemable Preferred Stock
Par value for redeemable preferred shares is $0.0001. The following is a summary of the Company’s authorized and outstanding redeemable preferred shares as of Dec 31, 2020 and 2019:
	2020	2019
Preferred shares authorized
Series A preferred	6,746,233	6,746,233
Series B preferred	7,588,369	7,588,369
Series C preferred	6,001,269	6,001,269
Series D preferred	12,317,871	17,596,960
Series D1 preferred	9,038,488	—
Total preferred shares authorized	41,692,230	37,932,831
	2020	2019
Preferred shares issued and outstanding
Series A preferred	6,641,371	6,746,233
Series B preferred	7,588,369	7,588,369
Series C preferred	6,001,269	6,001,269
Series D preferred	12,317,871	12,317,871
Series D1 preferred	9,038,488	—
Total preferred shares issued and outstanding	41,587,368	32,653,742

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
10. Redeemable Preferred Stock (continued)
In the event of any liquidation, dissolution or winding-up of the Company, a sale of all or substantially all of the assets of the Company, a merger or consolidation of the Company with or into another entity (other than for solely reorganizational purposes) or a sale of a majority of the capital stock of the Company (each such event, a “Liquidation Event”), the holders of Series D Preferred Stock and Series D-1 Preferred Stock are entitled, on a pari passu basis, to receive prior to any distribution of any assets or funds of the Company to the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per share equal to the applicable original issue price per share for such series of Preferred Stock, plus any declared but unpaid dividends. As of December 31, 2020 and 2019, there were no unpaid dividends.
In the event of any Liquidation Event and after payment in full of the amounts owed to the holders of Series D Preferred Stock and Series D-1 Preferred Stock, by reason of their ownership thereof, the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock are entitled, on a pari passu basis, to receive prior to any distribution of any assets or funds of the Company to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to the applicable original issue price per share for such series of Preferred Stock, plus any declared but unpaid dividends.
Notwithstanding the foregoing, a holder of shares of a series of Preferred Stock shall be deemed to have converted such holder’s shares of such series of Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion of all shares of such series of Preferred Stock, such holder would receive, in the aggregate with respect to such shares, an amount greater than the amount distributable to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock. If any holder shall be deemed to have converted shares of Preferred Stock into Common Stock, then such holder is deemed to have waived the right to any distribution that would be made to holders of Preferred Stock that have not or have not been deemed to have converted into shares of Common Stock.
The Preferred Stock is classified outside of shareholders’ equity in the mezzanine section of the balance sheet given that the preferred shareholders’ control the board.
11. Shareholders’ Deficit
Science 37 was formed under Delaware law and is treated as a “C” corporation for U.S. tax purposes.
Par value for common shares is $0.0001. The following is a summary of common share activity for the years ended December 31, 2020 and 2019:
	2020	2019
Common stock shares, beginning balance	8,396,425	8,273,865
Issuance of common stock	164,886	122,560
Repurchase of common stock	(5,796,214)	—
Common stock shares, ending balance	2,765,097	8,396,425
The Company has one common stock warrant outstanding with available shares to be issued of 6,439 and an exercise price of $1.61 per share as of December 31, 2020.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
12. Loss Per Share
The following is a reconciliation of the numerators and denominators of the basic loss per share computations for the years ended December 31, 2020 and 2019:
	2020	2019
Numerator:
Net Loss	$(31,674,084)	$(18,468,776)
Denominator:
Basic weighted average common shares outstanding	8,197,409	8,310,333
Earnings (loss) per share:
Basic and diluted	$(3.86)	$(2.22)
Potential common shares outstanding that are considered anti-dilutive are excluded from the computation of diluted earnings per share. As the Company has incurred losses inception to date, due to its start-up nature, potential common shares are anti-dilutive due to this net loss. The number of potential shares outstanding that were anti-dilutive and therefore excluded from the computation of diluted earnings per share, weighted for the portion of the period they were outstanding, were as follows for the years ended December 31, 2020 and 2019, respectively.
	2020	2019
Preferred stock	36,338,255	30,610,834
Stock options outstanding	6,714,171	5,301,830
Warrants outstanding	6,439	6,439
Total	43,058,865	35,919,104
13. Related-Party Transactions
In 2020 and 2019, the Company subleased office space in Torrance, California to Good Dermatology, a professional medical corporation owned by the Founder and former CEO. Under the terms of the sublease, lease expenses incurred by the Company were 100% passed through to Good Dermatology. Total sublease income was $106,972 and $116,697 for the years ended December 31, 2020 and 2019, respectively. The sublease was terminated as of November 30, 2020.
During the year ended December 31, 2019, the Company purchased clinical trial investigator services in an arm’s length transaction totaling $273,787 from Good Dermatology, a professional medical corporation owned by the Founder and former CEO. No services were purchased from Good Dermatology during the year ended December 31, 2020.
During the year ended December 31, 2019, the Founder and former CEO had a personal loan from the Company in the amount of $300,000 which was paid off in its entirety, including accrued interest of $15,682 on June 26, 2019. There was a zero balance on the loan at December 31, 2019.
For the years ended December 31, 2020 and 2019, the Company had revenue of $9,106,645 and $0, respectively, and as of December 31, 2020 and 2019, receivables of $6,927,470 and $0, respectively, from Pharmaceutical Products Development, LLC, a shareholder who holds a minority interest in the Company. Pharmaceutical Products Development, LLC became a minority shareholder of the Company during the first quarter of 2019.
For the years ended December 31, 2020 and 2019, the Company had revenue of $351,034 and $451,558, respectively, and as of December 31, 2020 and 2019, receivables of $129,857 and $9,825, respectively, from

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
13. Related-Party Transactions (continued)
Novartis, who has a 50% ownership in dRX Capital AG, a shareholder who has a minority interest in the Company. dRX Capital AG became a minority shareholder of the Company in the third quarter of 2015.
14. Commitments and Contingencies
Legal Proceedings
During 2019 and 2020, the Company was in state court litigation in California. Noah Craft and Belinda Tan, former co-founders and former Chief Executive Officer and Chief Medical Officer, respectively, asserted derivative claims purportedly on behalf of the Company alleging that several of its current and former directors and investors committed various breaches of duty in connection with the termination of Craft and Tan’s employment. Craft and Tan also asserted direct tort claims arising from the same facts against the non-Company defendants. Moreover, Tan asserted a direct claim against the Company and certain current and former directors for gender discrimination. The Company disputed that it was liable, and that none of Craft and Tan’s claims had merit. On September 30, 2019, the Los Angeles County Superior Court stayed this litigation indefinitely after ruling that a contractual forum selection clause required Craft’s and Tan’s claims to be brought in Delaware. Craft and Tan have partially appealed that ruling to the California Court of Appeal.
On February 26, 2020 agreement was reached on the terms of the pending litigation described above, and on June 30, 2020, the long form agreement was executed by all parties, and was settled in court in November 2020.
The settlement agreement included the following elements:
1)
Within five business days after a Final Dismissal occurred:

a.
The Director Defendants caused their insurers to pay $100,000 to Science 37.

b.
Science 37 paid $3,675,000 to Plaintiffs (“First Payment”).

2)
Within five business days of the Plaintiffs’ receipt of the First Payment, the Plaintiffs conveyed all Science 37 shares and any other securities or interest in Science 37 shares. The Plaintiffs held the equivalent on an as converted basis of 5,901,076 common shares.

3)
Good Dermatology, a company wholly owned by the Plaintiffs, was focused on providing dermatology care. Historically, Good Dermatology had sub-contracted employees from Science 37, and had allowed Science 37 the use of their medical offices to conduct clinical trials. In addition, Science 37 had advanced funds for rental payments and employee payroll, for the benefit of Good Dermatology. Good Dermatology delivered $600,000 to Science 37 to cover all outstanding obligations as of February 26, 2020:

a.
Within five business days after the Effective Date (June 30, 2020), Plaintiffs instructed Good Dermatology to pay Science 37 $400,000 for part of the payables due to Science 37 for rent, employee costs, etc. This amount was received in early July 2020.

b.
It was contemplated that Good Dermatology would dissolve or be wound down. Within five business days of such action, Science 37 is to pay the Plaintiffs either $1,225,000 or $1,025,000 (“Second Payment”). The amount paid was determined by whether Plaintiffs i) elected to pay $200,000 directly to Science 37 to satisfy the $600,000 outlined in 3) above and in which case, Science 37 would pay to the Plaintiffs $1,225,000 or ii) elected to pay $0 directly to Science 37 in which the Second Payment to the Plaintiffs would be $1,025,000. Plaintiffs elected

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
14. Commitments and Contingencies (continued)
to pay $200,000, resulting in Science 37 owing $1,225,000. As of December 31, 2020, this payment is pending upon Good Dermatology’s dissolution.
c.
Additionally, prior to dissolution, Good Dermatology agreed to pay Science 37 all sums which accrued, arose or were incurred on Good Dermatology’s behalf by Science 37 from the time of February 26, 2020 through dissolution.

As of December 31, 2020, all payments were made by both parties with the exception of $1,225,000 owed by Science 37 to Plaintiffs in 3b above, the amount of which is recorded in accrued expenses on the balance sheet. The $1,225,000 was paid by Science 37 in June 2021.
15. Stock-based Compensation
Effective September 8, 2015, the Company established the 2015 Stock Option Plan (the 2015 Plan). The 2015 Plan authorizes the granting of options to purchase up to 11,708,001 shares of common stock to officers, employees and Board of Directors of the Company. As of December 31, 2020 and 2019, the 2015 Plan has issued 8,246,052 and 5,750,504 options to purchase shares of common stock of which 767,316 and 602,430 have been exercised and 7,478,736 and 5,148,074 remain outstanding.
Granted options typically vest at 25% per year and become exercisable after one year of service after the date of issuance, with equal and successive vesting for the next 36 months, as long as the employee provides service to the Company, as defined.
Due to the absence of an active market for the Company’s common stock, the fair value of the Company’s common stock for purposes of determining the common stock price for stock option grants was determined by the Company’s Board of Directors, the members of which have extensive business, financial and investment experience. The Company’s Board of Directors sets the exercise price of stock options at least equal to the fair value of the Company’s common stock on the date of grant.
The Company’s Board of Directors exercised judgment while considering numerous objective and subjective factors in order to determine the fair market value on each date of grant in accordance with the guidance in the American Institute of Certified Public Accountants Technical Practice Aid entitled, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the AICPA Practice Aid, including the receipt of a valuation prepared by an independent third party with extensive experience valuing common stock of privately held companies. The exercise price of the unit is determined by the Board but shall not be less than 100% of the fair market value on the date of grant. For purposes of this limitation, the shares of common stock underlying any awards that are forfeited, canceled, withheld upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of common units, or otherwise terminated other than by exercise will be added back to the shares of common stock available for issuance under the 2015 Plan. The units available for issuance under the 2015 Plan may be authorized but may be unissued common units or common units reacquired by the Company. No award may be granted under the plan upon the earlier of the tenth anniversary of the date the plan is adopted by the Board, the date on which all units available for issuance under the plan shall have been issued as vested units, or the termination of all outstanding awards under the plan in connection with a change in control.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
15. Stock-based Compensation (continued)
The following table summarizes the stock option activity for the years ended December 31, 2020 and 2019:
	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of January 1, 2019	4,823,893	$1.20	8.71
Granted	1,654,000	0.82	—
Exercised	(122,560)	0.33	—
Forfeited	(1,207,259)	1.33	—
Outstanding as of January 1, 2020	5,148,074	$1.10	8.22
Granted	4,704,932	0.52	—
Exercised	(164,886)	(0.80)	—
Forfeited	(2,209,384)	(1.26)	—
Outstanding at December 31, 2020	7,478,736	$0.68	8.35	$6,058,137
Exercisable at December 31, 2020	3,142,881	$0.81	7.30	$2,173,188
The total intrinsic value of options exercised was approximately $115,201 and $55,056 in 2020 and 2019, respectively. The Company recognized stock-based compensation expense of $122,032 and $392,566 during the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, total unrecognized compensation cost related to unvested stock options was approximately $1,046,844 and $1,142,965, respectively, which is expected to be recognized over a weighted average period of 2.87 and 2.51 years, based on the original date of service of each specific grant holder.
Total stock-based compensation expense was classified in the statements of operations for the years ended December 31, 2020 and 2019 as follows:
	2020	2019
Cost of revenues	$(64,919)	$65,096
Selling, general and administrative	186,950	327,470
Total stock-based compensation expense	$122,032	$392,566
The Company received cash of approximately $131,802 and $39,863 in 2020 and 2019, respectively, from options exercised.
Other information about the Company’s stock options for the years ending December 31, 2020 and 2019 was as follows:
	2020	2019
Total grant date fair value of stock options vested	$533,089	$643,425
The following table summarizes the assumptions used in valuing the stock options for the year ended December 31, 2020 and 2019:

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
15. Stock-based Compensation (continued)
	2020	2019
Expected term	6.25 years	2.25 years – 6.25 years
Weighted-average grant date fair value per stock option granted	$0.23	$0.28
Risk-free interest rate	0.4% – 1.4%	1.1% – 3.0%
Expected volatility	43.5% – 46.4%	32.3% – 37.9%
Dividend yield	0%	0%
The expected term of the stock options represents the average period the stock options are expected to remain outstanding. The Company does not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. Therefore, the expected term of options granted is derived from the average midpoint between the weighted-average vesting and the contractual term, also known as the simplified method.The risk-free interest rate was the rate at the date of grant for a zero-coupon U.S. Treasury bond with a term that approximated the expected term of the stock option.
As the Company does not have sufficient historical data to calculate the historical volatility of its stock, the expected volatility is derived from the historical volatilities of a selected peer group for a period that is equal to the expected term.
The Company does not have a history of paying regular dividends and does not expect to pay regular cash dividends for the foreseeable future.
16. Employee Benefit Plan
The Company sponsors a defined contribution plan, the Science 37, Inc. Profit Sharing Plan (the “401(k) Plan”) which is a tax-qualified retirement and savings plan covering all full-time employees of the Company, subject to certain eligibility requirements. The Company matches employees’ contributions at 50% up to a maximum of the first 6% of an employee’s eligible compensation.
For the years ended December 31, 2020 and 2019, the Company made matching contributions of $456,589 and $400,238, respectively.
The Company’s contributions associated with its defined contribution retirement plan are recorded in cost of revenues and selling, general and administrative expenses on the accompanying statements of operations.
17. Income Taxes
For the years ended December 31, 2020 and 2019, the amount of loss before taxes was:
	2020	2019
U.S. income (loss) before taxes	$(31,666,084)	$(18,468,776)
Foreign income (loss) before taxes	—	—
Total income (loss) before taxes	$(31,666,084)	$(18,468,776)
Both current and deferred income tax (benefit) expense as of December 31, 2020 and 2019 were $0 and $0, respectively.
The Company has not recorded any provision for income taxes for the years ended December 31, 2020 and 2019, due to its history of operating losses. The effective tax rate for the year ended December 31, 2020,

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
17. Income Taxes (continued)
is different from the federal statutory rate primarily due to full valuation allowance against net deferred tax assets as a result of insufficient sources of income. The reconciliation of tax expense at the statutory federal tax rate versus the recorded income tax expense is as follows for the years ended December 31, 2020 and 2019:
	2020	2019
Statutory U.S. federal rate	$(6,649,878)	$(3,878,443)
State income tax net of federal benefit	(1,141,758)	(767,428)
Permanent items	77,747	109,580
Other prior year adjustments	(99,275)	(1,339)
Rate adjustment	(12,921)	65,267
Valuation allowance	7,826,085	4,472,363
Total income tax expense (benefit)	$—	$—
Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The principal components of the Company’s deferred tax assets for the years ended December 31, 2020 and 2019 consisted of the following:
	2020	2019
Net operating loss carryforwards	$24,923,945	$18,039,466
Amortizable assets	6,321	7,143
Equity compensation	50,118	77,916
Salaries and wages	1,048,104	151,442
Deferred rent	—	133,387
Deferred revenue	861,120	544,415
Leasehold improvements	611,657	—
Other	303,317	26,535
Total deferred tax assets	27,804,582	18,980,304
Less: valuation allowance	(25,316,127)	(17,490,042)
Net deferred tax asset	2,488,455	1,490,262
Operating lease ROU	(545,045)	—
Fixed assets	(1,943,410)	(1,490,262)
Total deferred tax liabilities	(2,488,455)	(1,490,262)
Net deferred tax assets (liabilities)	$—	$—
The Company determines its valuation allowance on deferred tax assets by considering both positive and negative evidence in order to ascertain whether it is more likely than not that deferred tax assets will be realized. Realization of deferred tax assets is dependent upon the generation of future taxable income, if any, the timing and amount of which are uncertain. Due to the history of losses the Company has generated in the past, the Company believes that it is not more likely than not that all of the deferred taxes can be realized as of December 31, 2020 and 2019; accordingly, the Company has recorded a full valuation allowance on its net deferred tax assets. The valuation allowance increased $7,826,085 and $4,184,528 during the years ended December 31, 2020 and 2019, respectively.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
17. Income Taxes (continued)
At December 31, 2020, the Company has federal net operating loss carryforwards of approximately $103,569,264 and state net operating loss carryforwards of $56,390,660. As a result of Tax Cuts and Jobs Act, for U.S. income tax purposes, the net operating loss generated in tax years beginning before January 1, 2018 can be carried forward for 20 years, but net operating loss generated for tax years beginning after December 31, 2017 are carried forward indefinitely and are limited to 80% utilization against taxable income. Of the total federal net operating loss, $30,230,297 will begin to expire in 2034 and $73,338,967 will not expire but can only offset 80% of future taxable income in any given year. Of the total state NOL carryforwards, $247,181 can be carried forward indefinitely, with the remainder first beginning to expire in 2029.
Pursuant to Code Sections 382 and 383, annual use of our net operating losses may be limited in the event a cumulative change in ownership of more than 50% occurs within a three-year period. The Company has not completed a formal study in accordance with sections 382 and 383 to determine the limitations if a change in ownership has occurred or if there are any limitations on the utilization of net operating loss carryforwards. If net operating loss carryforwards are eliminated the related tax assets would be removed from the deferred tax assets schedule with a corresponding reduction in the valuation allowance.
The Company files US. federal and various state and local income tax returns and is not under examination by any of the taxing authorities. Tax years 2017 and forward remain open for examination for federal tax purpose and tax years 2016 and forward remain open for examination for state tax purposes. Carryforward attributes that were generated in years where the statute of limitation is closed may still be adjusted upon examination by the Internal Revenue Service or other respective tax authority.
On March 27, 2020, the United States enacted the Coronavirus Aid, Relief and Economic Security Act (CARES Act). The CARES Act is an emergency economic stimulus package that includes spending and tax breaks to strengthen the United States economy and fund a nationwide effort to curtail the effect of COVID-19. While the CARES Act provides sweeping tax changes in response to the COVID-19 pandemic, some of the more significant provisions are the extension of the carryback period of certain losses to five years and increasing the ability to deduct interest expense from 30 percent to 50 percent of modified taxable income. The CARES Act also provides for a credit against employee wages, the opportunity to defer payment of a portion of federal payroll taxes to December 2021 and December 2022 and enhanced small business loans to assist businesses impacted by the pandemic. The Company’s tax provision and financial position was not materially impacted by the CARES Act.
On December 27, 2020, the United States enacted the Consolidated Appropriations Act which extended and modified many of the tax related provisions of the CARES Act. The Company’s tax provision and financial position was not materially impacted by the Consolidated Appropriations Act.
On June 29, 2020, the state of California enacted Assembly Bill No. 85 (AB 85) suspending California net operating loss utilization and imposing a cap on the amount of business incentive tax credits companies can utilize, effective for tax years 2020, 2021 and 2022. There was no material impact from the provisions of AB 85 in 2020.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
17. Income Taxes (continued)
The following table summarizes the reconciliation of the unrecognized tax benefits activity during the year ended December 31, 2020:
Unrecognized Tax Benefits – Beginning	$239,927
Gross increases – tax positions in prior period	—
Gross decreases – tax positions in prior period	—
Gross increase – current-period tax positions	—
Gross decrease – current-period tax positions	—
Settlements	—
Lapse of statute of limitations	—
Unrecognized Tax Benefits – Ending	$239,927
Due to the Company’s valuation allowance, none of the unrecognized tax benefits, if recognized, would affect the Company’s effective tax rate. The Company’s policy is to recognize interest expense and penalties related to income tax matters as tax expense. At December 31, 2020, there are no significant accruals for interest or penalties related to unrecognized tax benefits. The Company does not expect that there will be unrecognized tax benefits of a significant nature that will increase or decrease within 12 months of the reporting date.
18. Subsequent Events
On March 25, 2021, the Company entered into an operating lease agreement for office space which will commence on July 1, 2021. The Company’s financial commitment for the office space is disclosed under Leases.
On May 7, 2021, the Company announced a planned merger with LifeSci Acquisition II Corp under a definitive business combination agreement. In conjunction with this merger, the Company will receive $200 million in PIPE financing from leading institutional and strategic investors to further fund the Company’s decentralized trial technology platform and extend into new adjacencies. Detailed information on the merger and PIPE financing is explained elsewhere in this filing.
Going Concern
From August 2021, the Company began to accelerate investments in hiring and in other critical areas, such as the technology platform, to facilitate the delivery of anticipated revenues, resulting from an increase in net bookings. Also, as several meaningful conditions of the contemplated transaction were met, the Company increased spend related to the requirements of being a publicly-traded company. As a result of these factors, the Company reevaluated its going concern assessment. The Company’s increased costs adversely affected the Company’s current results of operations and liquidity. The Company’s consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has evaluated principal conditions and events that may raise substantial doubt about its ability to continue as a going concern within one year from the date that these financial statements were issued. Based upon its current and projected cash flow, the Company concluded there is substantial doubt about its ability to continue as a going concern within one year from the date that these financial statements were originally issued. The financial statements for the year ended December 31, 2020 do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.

Science 37, Inc.
Notes to Consolidated Financial Statements (continued)
December 31, 2020 and 2019
18. Subsequent Events (continued)
The Company will need to raise additional capital, such as from the contemplated transaction, in order to continue to operate its business. Until such time, if ever, as the Company can generate sufficient revenue and cash flow to fund its operating expenses and other obligations, it expects to seek to raise additional funds through a combination of equity offerings, debt financings or other third party funding and strategic alliances. There can be no assurance that the Company will be able to generate funds in these manners, on terms acceptable to the Company, on a timely basis or at all. The failure of the Company to obtain sufficient funds on acceptable terms when needed could have a material adverse effect on the Company’s business, results of operations and financial condition and the Company could be forced to delay, reduce, terminate or eliminate its investment in product development programs, wind up its operations, liquidate or seek bankruptcy protection.
The Company has evaluated subsequent events through August 31, 2021, the date on which the accompanying consolidated financial statements were issued, noting no additional items requiring disclosure.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
SCIENCE 37, INC.,
LIFESCI ACQUISITION II CORP.,
and
LIFESCI ACQUISITION II MERGER SUB, INC.
Dated as of May 6, 2021

A-i

A-ii

A-iii

EXHIBITS
Exhibit A Definitions
Exhibit B Form of Support Agreement
Exhibit C Form of Amended and Restated Registration Rights Agreement
Exhibit D Form of Amended and Restated Bylaws of Parent
Exhibit E Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit F Sponsor Lock-Up Agreement
Exhibit G Director Nomination Agreement Term Sheet

A-iv

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (including the exhibits and schedules hereto, this “Agreement”), dated as of May 6, 2021, is entered into by and among Science 37, Inc., a Delaware corporation (the “Company”), LifeSci Acquisition II Corp., a Delaware corporation (“Parent”), and LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”, and together with the Company and Parent, the “Parties” and each, a “Party”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A of this Agreement.
RECITALS
WHEREAS, Parent is a special purpose acquisition company formed to acquire one or more operating businesses through a Business Combination.
WHEREAS, Merger Sub is a newly formed, wholly owned, direct Subsidiary of Parent, and was formed for the sole purpose of the Merger.
WHEREAS, on the terms and subject to the conditions set forth in this Agreement, at the Closing, Merger Sub shall merge with and into the Company (the “Merger”), with the Company surviving as the Surviving Company pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”).
WHEREAS, the respective boards of directors or similar governing bodies of each of Parent, Merger Sub and the Company have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL.
WHEREAS, prior to or contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Parent and each of the parties subscribing for Parent Common Stock thereunder (the “Subscribers”) have entered into certain subscription agreements, dated as of the date hereof (collectively, the “Subscription Agreements”), for private placements of at least 20,000,000 shares of Parent Common Stock resulting in at least $200,000,000 in cash proceeds in the aggregate (the “Private Placements”), such private placement to be consummated immediately prior to the consummation of the Transactions.
WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Support Agreement, dated as of the date hereof (the “Sponsor Agreement”), with Parent and the Company.
WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Stockholders have entered into a Company Holders Support Agreement, dated as of the date hereof (the “Support Agreement”), with Parent and the Company, in the form set forth on Exhibit B.
WHEREAS, pursuant to the Parent Organizational Documents, Parent shall provide an opportunity to its stockholders to have their Parent Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Parent Organizational Documents, the Parent Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of Parent for the Business Combination (the “Redemption Offer”).
WHEREAS, prior to the consummation of the Transactions, Parent shall adopt the amended and restated bylaws of Parent (the “Parent Restated Bylaws”), substantially in the form set forth on Exhibit D.
WHEREAS, prior to the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt an omnibus equity incentive plan (the “Parent Incentive Plan”) and employee stock purchase plan (the “Parent ESPP”) as provided herein.
WHEREAS, in connection with the Closing, Parent, the Company, certain Parent Stockholders and certain Company Stockholders who will receive Parent Common Stock pursuant to Article II shall enter into an Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”), substantially in the form set forth on Exhibit C, to be effective upon the Closing.

WHEREAS, in connection with the Closing, Parent and certain stockholders of the Company shall enter into a Director Nomination Agreement (the “Director Nomination Agreement”), which Director Nomination Agreement shall, among other customary terms and conditions, contain the term and conditions set forth on Exhibit G.
WHEREAS, immediately following the consummation of the Transactions, Parent shall, subject to obtaining the Parent Stockholder Approval, adopt the second amended and restated certificate of incorporation of Parent (the “Parent Restated Charter”), in the form set forth on Exhibit E.
WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, and this Agreement is hereby adopted as a “plan of reorganization” within the meaning of U.S. Treasury Regulations Section 1.368-2(g) and 1.368-3(a).
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE I
THE MERGER
1.1   The Merger.   On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (a) Merger Sub shall be merged with and into the Company in accordance with the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Company”) and become a wholly owned Subsidiary of Parent, and the separate corporate existence of the Company with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger as provided in the DGCL, and (c) the Merger shall have such other effects as provided in the DGCL and in this Agreement. Notwithstanding the foregoing, if Parent or the Company determine in good faith that the Merger is not likely to qualify as a reorganization within the meaning of Section 368 of the Code, the Parties shall work together in good faith to structure the Merger in a manner that would so qualify, including by reversing the direction of the Merger or structuring the Merger as a two-step integrated transaction within the meaning of Revenue Ruling 2001-46, 2001-2 C.B. 32.
1.2   Closing.   The closing of the Merger (the “Closing”) shall take place remotely, via electronic exchange of documents, at 9:00 a.m. (New York Time) on the third (3rd) Business Day following the day on which the last of the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) in accordance with this Agreement, or at such other date, time or place as the Company and Parent may mutually agree in writing (the date on which the Closing actually occurs, the “Closing Date”).
1.3   Effective Time.   As soon as practicable following the Closing but on the Closing Date, the Company and Parent shall cause a certificate of merger relating to the Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the “Effective Time”).
1.4   The Certificate of Incorporation of the Surviving Company.   At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety in such form as is mutually agreed by the Company and Parent prior to the Effective Time, and as so amended, shall be the certificate of incorporation of the Surviving Company, until thereafter supplemented or amended in accordance with its terms and the DGCL (the “Surviving Company Certificate of Incorporation”).

1.5   The Bylaws of the Surviving Company.   The Parties shall take all actions necessary so that, at or prior to the Effective Time, the bylaws of the Surviving Company shall be amended and restated to be in such form as is mutually agreed by the Company and Parent prior to the Effective Time, until thereafter amended in accordance with its terms and the DGCL (the “Surviving Company Bylaws”).
1.6   Directors of the Surviving Company.   The Parties shall take all necessary action prior to the Effective Time such that (a) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director effective as of the Effective Time) and (b) each person identified by the Company in writing to Parent prior to the Effective Time shall be appointed to the board of directors of the Surviving Company, effective as of immediately following the Effective Time, and as of such time, shall be the only directors of the Surviving Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations, or if applicable, the newly created directorships upon any expansion of the size of the Company Board). Each person appointed as a director of the Surviving Company pursuant to the preceding sentence shall remain in office as a director of the Surviving Company until his or her successor is elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.
1.7   Officers of the Surviving Company.   The Parties shall take all necessary actions so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Company Certificate of Incorporation and the Surviving Company Bylaws.
1.8   Directors of Parent.   The Parties shall cause the Parent Board as of immediately following the Effective Time to include those individuals designated as provided in the Director Nomination Agreement, each to hold office in accordance with the Parent Restated Charter and the Parent Restated Bylaws.
ARTICLE II
MERGER CONSIDERATION; EFFECT OF THE MERGER ON SECURITIES
2.1   Conversion of Securities.
(a)   Treatment of Convertible Securities.
(i)   Company Preferred Stock.   Subject to the written consent of the holders of a majority of the then outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis in accordance with Section B.4 of Article IV of the Company Charter, immediately prior to the Effective Time, the Company shall cause each share of Company Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted into a number of shares of Company Common Stock at the then-effective conversion rate as calculated pursuant to the Company Charter (the “Preferred Stock Conversion”). After the Preferred Stock Conversion, all of the shares of Company Preferred Stock shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Stock shall thereafter cease to have any rights with respect to such securities.
(ii)   Company Warrants.   Following the date hereof, the Company shall use its commercially reasonable efforts to cause the holder of each Company Warrant that is outstanding and unexercised to exercise such Company Warrant in exchange for shares of Company Common Stock; provided, however, that at the Effective Time, each Company Warrant that remains outstanding and unexercised immediately prior to the Effective Time shall become converted into and become a warrant exercisable to receive Parent Common Stock, and Parent shall assume each such Company Warrant in accordance with its terms. All rights with respect to Company Common Stock under the Company Warrants assumed by Parent (each, an “Assumed Warrant”) shall thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the

Effective Time: (A) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (B) the number of shares of Parent Common Stock subject to each Company Warrant assumed by Parent shall be determined by multiplying (1) the number of shares of Company Common Stock, or the number of shares of Company Common Stock issuable upon exercise of the Company Warrant that were subject to such Company Warrant immediately prior to the Effective Time, by (2) the Exchange Ratio, and rounding the resulting number up to the nearest whole number of shares of Parent Common Stock; (C) the per share exercise price for Parent Common Stock issuable upon exercise of each Company Warrant assumed by Parent shall be determined by dividing the per share exercise price of Company Common Stock subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (D) any restriction on any Company Warrant assumed by Parent shall continue in full force and effect and the terms and other provisions of such Company Warrant shall otherwise remain unchanged.
(b)   Treatment of Company Stock.   At the Effective Time (and, for the avoidance of doubt, following the Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any holder thereof:
(i)   Company Common Stock.   Each share of Company Common Stock (including Company Common Stock resulting from the Preferred Stock Conversion) that is issued and outstanding immediately prior to the Effective Time, other than the Company Dissenting Shares, shall thereupon be converted into the right to receive, and the holder of such share of Company Stock shall be entitled to receive, (A) a number of shares of Parent Common Stock equal to the Exchange Ratio, subject to rounding pursuant to Section 2.2(f) (the “Per Share Merger Consideration”) and (B) a number of Earn-Out Shares in accordance with Section 2.8;
(ii)   Company Treasury Stock.   Each share of Company Stock held in the treasury of the Company (“Treasury Shares”) immediately prior to the Effective Time shall be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto; and
(iii)   Company Dissenting Shares.   Each of the Company Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 2.6(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.6(a).
(c)   Treatment of Company Options.
(i)   Company Options. At the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) under the Stock Plan, whether or not then vested and exercisable, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase shares of Company Common Stock and shall be converted into (i) an option to purchase such number of shares of Parent Common Stock determined in accordance with this Section 2.1(c) (each, an “Assumed Option”), and (ii) the right to receive a number of Earn-Out Shares in accordance with Section 2.8. Each Assumed Option shall represent an option to purchase a number of shares of Parent Common Stock at such exercise price, in each case, determined as follows and as set forth in the Allocation Statement:
(A)   The number of shares of Parent Common Stock subject to the Assumed Option shall be equal to (rounded down to the nearest whole share): (I) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (II) the Exchange Ratio.
(B)   The exercise price shall be equal to (rounded up to the nearest whole cent): (I) the exercise price per share of Company Common Stock of such Company Option immediately prior to the Effective Time, divided by (II) the Exchange Ratio.
Notwithstanding the foregoing, in all cases, the exercise price of and the number of shares of Parent Common Stock subject to the Assumed Options shall be determined in a manner consistent with the requirements of Section 409A of the Code. Additionally, in the case of any Company

Option to which Section 422 of the Code applies, the exercise price of and the number of shares of Parent Common Stock subject to the corresponding Assumed Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code. Except as expressly provided above, following the Effective Time, each Assumed Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to such Company Option immediately prior to the Effective Time. Notwithstanding the foregoing provisions of this Section 2.1(c), in the event the exercise price per share of a Company Option as in effect as of immediately prior to the Effective Time is greater than or equal to the Per Share Merger Consideration, such Company Option shall be cancelled at the Effective Time for no consideration, and the holder of such Company Option shall thereafter cease to have any rights with respect to such Company Option.
(ii)   Parent Actions.   Parent shall take all actions that are necessary for the assumption of the Company Options pursuant to this Section 2.1, including the reservation, issuance and listing of Parent Common Stock as necessary to consummate the transactions contemplated by this Section 2.1.
(d)   Merger Sub Stock.   Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall thereupon be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001, of the Surviving Company, and all such shares shall constitute the only outstanding shares of capital stock of the Surviving Company as of immediately following the Effective Time.
2.2   Exchange Procedures.
(a)   Exchange Agent.   Prior to the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent to serve as the exchange agent (the “Exchange Agent”), for the benefit of the holders of Company Stock, an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of the Aggregate Merger Consideration pursuant to Section 2.1. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Stock may be entitled pursuant to Section 2.2(e) with both a record and payment date after the Effective Time and prior to the surrender of such Company Stock. Such shares of Parent Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.2 shall be the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. For the avoidance of doubt, references to “Company Stock” in this Section 2.2(a) shall exclude Company Dissenting Shares.
(b)   Procedures for Surrender.   Prior to the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of Company Common Stock entitled to receive the applicable Per Share Merger Consideration pursuant to Section 2.1 a letter of transmittal (the “Letter of Transmittal”), which shall be in a form reasonably acceptable to Parent and the Company and shall specify (i) that, with respect to shares of Company Common Stock evidenced by certificates (the “Certificates”), delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Letter of Transmittal to the Exchange Agent, and (ii) instructions for use in effecting the surrender of the Certificates or non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) in exchange for the applicable Per Share Merger Consideration payable in respect of the shares of Company Common Stock evidenced by such Certificates or Book-Entry Shares, as applicable, pursuant to the Letter of Transmittal. Within two (2) Business Days (but in no event prior to the Effective Time) after the surrender of Certificates, if any (or affidavits in lieu thereof in accordance with Section 2.2(i)), for cancellation to the Exchange Agent and delivery of a Letter of Transmittal with respect to all Certificates or Book-Entry Shares held by such holder for cancellation, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions (the “Transmittal Documents”), the holder of such shares of Company Common Stock shall be entitled to receive in exchange therefor and Parent shall cause the

Exchange Agent to deliver, the applicable Per Share Merger Consideration in accordance with the provisions of Section 2.1 and as set forth in the Allocation Statement, and the Certificates and Book-Entry Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 2.2(b), each Certificate and Book-Entry Share entitled to receive the applicable Per Share Merger Consideration in accordance with Section 2.1 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 2.1.
(c)   Delivery of Consideration to Other Persons.   If any Per Share Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Stock shall have been permitted in accordance with the terms of the Organizational Documents of the Company as in effect immediately prior to the Effective Time, (ii) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Per Share Merger Consideration, or the Person in whose name such Per Share Merger Consideration is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or Parent and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such delivery to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)   Stop Transfer.   After the Effective Time, there shall be no further registration of transfers of Company Stock. If, after the Effective Time, Certificates are presented to the Surviving Company, Parent or the Exchange Agent, they shall be canceled and exchanged for the Per Share Merger Consideration in accordance with, the procedures set forth in this Section 2.2.
(e)   Distributions with Respect to Un-surrendered Certificates.   All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder of any un-surrendered Certificate until the Certificate (or affidavit of loss in lieu of a Certificate as provided in Section 2.2(i)) is surrendered for exchange in accordance with this Article II. Subject to applicable Law, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Stock (other than Company Dissenting Shares) in accordance with this Article II, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.
(f)   Fractional Shares.   Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Common Stock will be issued by virtue of the Merger or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Common Stock issued to such Person rounded up to the nearest whole share of Parent Common Stock.
(g)   No Interest.   No interest will be paid or accrued on any amount payable for shares of Parent Common Stock pursuant to this Article II.
(h)   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed by the 180th day after the Effective Time shall be delivered to Parent. Any holder of Company Stock (other than Company Dissenting Shares) who has not theretofore complied with this Article II shall thereafter look only to Parent for delivery of the Aggregate Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article II.
(i)   Lost, Stolen or Destroyed Certificates.   In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may reasonably be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration and any unpaid non-stock dividends and any other dividends or other distributions, in each case, payable or issuable pursuant to this Article II, had such lost, stolen or destroyed Certificate been surrendered.
2.3   Withholding Rights.   Each of Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any recipient such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. Parent shall provide the Company with at least five (5) days prior written notice of any amounts that Parent (or any of Parent’s representatives) intends to withhold from consideration payable to the holders of Company Common Stock hereunder, and shall reasonably cooperate with the Company to reduce or eliminate any such withholding. To the extent that amounts are so withheld by Parent or the Surviving Company, as applicable, consistent with the terms of this Section 2.3, such withheld amounts (a) shall be timely remitted by Parent or the Surviving Company, as applicable, to the applicable Governmental Entity, and (b) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent or the Surviving Company, as applicable.
2.4   Payment of Expenses.   At the Closing:
(a)   Parent shall pay or cause to be paid by wire transfer of immediately available funds all (i) fees, costs, expenses and disbursements of the Company or its Subsidiaries for outside counsel incurred in connection with the Transactions; (ii) reasonable and documented fees, costs, expenses and disbursements of the Company or its Subsidiaries for any other agents, advisors, consultants, experts and financial advisors employed by the Company incurred in connection with the Transactions, (iii) bonuses, change in control payments, retention and similar payments payable in connection with the consummation of the Transactions and (iv) all severance payments, retirement payments and similar payments and success fees payable in connection with the consummation of the Transactions (collectively, the “Outstanding Company Expenses”).
(b)   Parent shall pay or cause to be paid by wire transfer of immediately available funds all (i) fees, costs, expenses and disbursements of Parent or Merger Sub for outside counsel, (ii) reasonable and documented fees, costs, expenses and disbursements of Parent or Merger Sub for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Parent or Merger Sub incurred in connection with the Transactions and (iii) any Indebtedness of Parent or Merger Sub owed to its Affiliates or stockholders (collectively, the “Outstanding Parent Expenses” and together with the Outstanding Company Expenses, the “Outstanding Transaction Expenses”); provided, however, that without the prior written consent of the Company, the Outstanding Parent Expenses, less any amounts payable by Parent to Cowen, in its capacity as exclusive placement agent in connection with the Private Placement, shall not in any event exceed $6,000,000 in the aggregate (the “Parent Transaction Fee Cap”).
2.5   Allocation Statement; Parent Closing Statement.
(a)   No later than the third (3rd) Business Day preceding the anticipated Closing Date, the Company shall prepare and deliver to Parent a statement containing the following information (the “Allocation Statement”):
(i)   The amount of the Outstanding Company Expenses.
(ii)   The allocation of the Aggregate Merger Consideration to the holders of Company Common Stock, after giving effect to the Preferred Stock Conversion.

(iii)   Each holder and the number of shares of Parent Common Stock constituting the Per Share Merger Consideration receivable by such holder of Company Common Stock pursuant to the terms of this Agreement, after giving effect to the Preferred Stock Conversion.
(iv)   Each Assumed Warrant that will be outstanding as of the Closing, and with respect to such Assumed Warrant, the number of shares of Parent Common Stock issuable upon exercise of such Assumed Warrant and the exercise price of such Assumed Warrant, in each case calculated in accordance with Section 2.1(a)(ii).
(v)   Each Assumed Option that will be outstanding as of the Closing, and with respect to such Assumed Option, the number of shares of Parent Common Stock issuable upon exercise of such Assumed Option and the exercise price of such Assumed Option, in each case calculated in accordance with Section 2.1(c).
(b)   Parent and Merger Sub shall be entitled to rely fully on the information in the Allocation Statement in issuing the Per Share Merger Consideration and converting the Company Options into the Assumed Options.
(c)   No later than the third (3rd) Business Day preceding the anticipated Closing Date, Parent shall prepare and deliver to the Company a statement containing the following information (the “Parent Closing Statement”):
(i)   The amount of Outstanding Parent Expenses.
(ii)   The amount of Closing Parent Cash, including the amount of Closing Parent Cash net of the Outstanding Transaction Expenses.
2.6   Appraisal Rights.
(a)   Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL or the California Corporations Code (the “CCC”), shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal or dissenters’ rights for such Company Stock in accordance with Section 262 of the DGCL and Chapter 13 of the CCC, and otherwise complied with all of the provisions of the DGCL and the CCC relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such Company Stockholders shall have no right to receive, the applicable Per Share Merger Consideration, unless and until such stockholder fails to perfect, withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL and the CCC. Any Company Stockholder who fails to perfect, effectively withdraws or otherwise loses his, her or its rights to appraisal with respect to such shares of Company Stock under Section 262 of the DGCL and Chapter 13 of the CCC shall thereupon be deemed to have been converted into, and to have become exchangeable, as of the Effective Time, for the right to receive the applicable Per Share Merger Consideration, without any interest thereon, upon surrender, if applicable, in the manner provided in Section 2.2(b), of the Certificate or Certificates that formerly evidenced such shares of Company Stock, and such shares of Company Stock shall cease to be “Company Dissenting Shares” for purposes of this Agreement.
(b)   Prior to the Closing, the Company shall give Parent prompt notice (and in any event within one Business Day) of any demands received by the Company for appraisal of shares of Company Stock, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Company Dissenting Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demands or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL and Chapter 13 of the CCC, or agree or commit to do any of the foregoing.
2.7   Adjustments to Prevent Dilution.   Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with

Article IX, the issued and outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Per Share Merger Consideration shall be equitably adjusted to provide the holders of shares of Company Common Stock and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Per Share Merger Consideration. Nothing in this Section 2.7 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.
2.8   Earn-Out.
(a)   Issuance of Earn-Out Shares.
(i)   Following the Closing, and as additional consideration in respect of shares of Company Common Stock (after giving effect to the Preferred Stock Conversion) and the Company Options, within ten (10) Business Days after the occurrence of a Triggering Event, Parent shall issue or cause to be issued to Persons who held such shares of Company Common Stock (after giving effect to the Preferred Stock Conversion) and Company Options immediately prior to the Effective Time (the “Company Earn-Out Holders”), in accordance with their respective Earn-Out Pro Rata Shares, the following shares of Parent Common Stock, as applicable (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock) (as so adjusted, the “Earn-Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:
(A)   upon the occurrence of Triggering Event I, a one-time aggregate issuance of 5,000,000 Earn-Out Shares; and
(B)   upon the occurrence of Triggering Event II, a one-time aggregate issuance of 7,500,000 Earn-Out Shares.
(ii)   The Parent Common Stock price targets set forth in the definitions of Triggering Event I and Triggering Event II shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock occurring at or after the Closing.
(b)   Acceleration Event.   If, during the Earn-Out Period, there is a Change of Control that will result in the holders of Parent Common Stock receiving a per share price (based on the value of the cash, securities or in-kind consideration being delivered in respect of such Parent Common Stock) equal to or in excess of the applicable Parent Common Share Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control (i) any such Triggering Event that has not previously occurred shall be deemed to have occurred and (ii) Parent shall issue the applicable Earn-Out Shares to the Company Earn-Out Holders (in accordance with their respective Earn-Out Pro Rata Shares), and the Company Earn-Out Holders shall be eligible to participate in such Change of Control.
(c)   Earn-Out Cap; Service Requirements.   For the avoidance of doubt, the Company Earn-Out Holders shall be entitled to receive Earn-Out Shares upon the occurrence of each Triggering Event (or Acceleration Event, if applicable); provided, however, that each Triggering Event (or Acceleration Event, if applicable) shall only occur once, if at all, and in no event shall the Company Earn-Out Holders be entitled to receive more than 12,500,000 Earn-Out Shares (subject to adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common

Stock). Notwithstanding anything in this Agreement to the contrary, any Earn-Out Shares issuable under this Section 2.8 to any Company Earn-Out Holder in respect of Company Options held by such Company Earn-Out Holder as of immediately prior to the Effective Time shall be issued to such Company Earn-Out Holder only if such Company Earn-Out Holder continues to provide services (whether as an employee, director or individual independent contractor) to Parent or one of its Subsidiaries through the date of the occurrence of the corresponding Triggering Event (or Acceleration Event, if applicable) that causes such Earn-Out Shares to become issuable. Any Earn-Out Shares that are forfeited pursuant to the preceding sentence shall be reallocated to the other Company Earn-Out Holders who remain entitled to receive Earn-Out Shares in accordance with their respective Earn-Out Pro Rata Shares.
(d)   Defined Terms.   The following terms shall be defined as follows:
(i)   “Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or group (as defined under Section 13 of the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Parent; (b) a merger, consolidation, business combination, recapitalization, reorganization, or other similar transaction, however effected, resulting in any Person or group (as defined under Section 13 of the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Parent or the surviving or successor entity immediately after such combination; or (c) a sale of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole; provided, however, that any securities of Parent issued in a bona fide financing transaction or series of bona fide financing transactions shall be excluded from the definition of “Change of Control”.
(ii)   “Earn-Out Period” means the period beginning on the Closing Date and ending on the date that is three (3) years after the Closing Date.
(iii)   “Earn-Out Pro Rata Share” means, for each Company Earn-Out Holder, a percentage determined by the quotient of:
(A)   The sum of (i) the total number of shares of Company Common Stock held by the Company Earn-Out Holder as of immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion); plus (ii) (x) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are held by the Company Earn-Out Holder as of immediately prior to the Effective Time and that have an exercise price less than the Per Share Value, minus (y) the number of shares of Company Common Stock equal to (I) the aggregate of the exercise prices of the Company Options described in clause (x) above, divided by (II) the Per Share Value; divided by
(B)   The sum of (i) the total number of shares of Company Common Stock held by all Company Earn-Out Holders as of immediately prior to the Effective Time (after giving effect to the Preferred Stock Conversion); plus (ii) (x) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are held by all Company Earn-Out Holders as of immediately prior to the Effective Time and that have an exercise price less than the Per Share Value, minus (y) the number of shares of Company Common Stock equal to (I) the aggregate of the exercise prices of the Company Options described in clause (x) above, divided by (II) the Per Share Value.
(iv)   “Parent Common Share Price” means the share price equal to the VWAP of Parent Common Stock for a period of at least 20 days (which may or may not be consecutive) out of the 30 consecutive trading days ending on the trading day immediately prior to the date of determination (as equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to shares of Parent Common Stock).
(v)   “Trading Market” means, with respect to any security, NASDAQ or such other securities exchange on which such security is traded.

(vi)   “Triggering Event I” means the date on which the Parent Common Share Price is equal to or greater than $15.00 after the Closing Date, but within the Earn-Out Period.
(vii)   “Triggering Event II” means the date on which the Parent Common Share Price is equal to or greater than $20.00 after the Closing Date, but within the Earn-Out Period.
(viii)   “Triggering Events” means, collectively, Triggering Event I and Triggering Event II.
(ix)   “VWAP” means, with respect to any security, for each trading day, the daily volume-weighted average price (based on such trading day) of such security on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company concurrently with the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article III, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:
3.1   Organization, Good Standing and Qualification.    Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, except in the case of the Company’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of its Subsidiaries’ Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect. Section 3.1 of the Company Disclosure Letter contains a true and correct list of each jurisdiction in which the Company and its Subsidiaries are organized and qualified to do business.
3.2   Capital Structure of the Company.
(a)   Company Stock.    Section 3.2(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the shares of Company Stock: (i) the authorized, issued and outstanding shares of each class and series of Company Stock, (ii) the holders of the shares each class and series of Company Stock and (iii) the shares of Company Stock reserved for issuance pursuant to the Company Warrants, Company Options, and the Stock Plan. All of the issued and outstanding shares of capital stock of the Company (A) have been duly authorized and are validly issued, fully paid and nonassessable, (B) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (C) were not issued in breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right.
(b)   Company Options.   Section 3.2(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to each outstanding Company Option: (i) the number of shares of Company Common Stock subject to each Company Option; (ii) the holder of each Company Option; (iii) the exercise price with respect to each Company Option; and (iv) the grant date of each Company Option. Each Company Option was granted in compliance in all material respects with all applicable securities Laws, the Company’s Organizational

Documents and the terms and conditions of the Stock Plan pursuant to which it was issued. Upon any issuance of any shares of Company Common Stock in accordance with the terms of the Company Option governing such shares and the Stock Plan, such shares of Company Common Stock will be duly authorized, validly issued, fully paid and nonassessable and free and clear of Encumbrances (other than such Encumbrances as created by the Company’s Organizational Documents or applicable securities Laws).
(c)   Company Warrants.    Section 3.2(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the following true and correct information with respect to the Company Warrants: (i) the Company Warrants issued and outstanding, and the number of shares of each class and series of Company Stock subject to each Company Warrant; (ii) the holder of each Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was issued; and (v) the date on which such Company Warrant expires. The Company has made available to Parent true and correct copies of the Company Warrants. All outstanding Company Warrants (A) were issued in compliance in all material respects with applicable securities Laws and (B) were not issued in material breach or violation of the Company’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of the Company subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable.
(d)   No Other Securities or Rights.   Except as set forth in Section 3.2(a) through (d) of the Company Disclosure Letter, there are no (i) shares of any class or series of capital stock of the Company authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of the Company or any of its Subsidiaries or (iii) equity appreciation rights, restrict stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of the Company. Except as set forth in the Company’s Organizational Documents or as set forth in Section 3.2(d) of the Company Disclosure Letter, none of the Company’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. The Company does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. Except for the Organizational Documents of the Company or as set forth in Section 3.2(d) of the Company Disclosure Letter, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Company Stock or any capital stock or equity securities of its Subsidiaries.
(e)   Subsidiaries.   Section 3.2(e) of the Company Disclosure Letter sets forth (i) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary and (ii) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any Encumbrance (other than such Encumbrances as created by such Subsidiary’s Organizational Documents or applicable securities Laws). Except as set forth in Section 3.2(e) of the Company Disclosure Letter, the Company has no other Subsidiaries and does not directly or indirectly own or hold any (i) equity securities, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity securities of any other Person or (iii) options or other rights to acquire equity securities of any other Person. The Company is not party to any Contract that obligates the Company to invest money in, loan money to or make any capital contribution to any other Person.

3.3   Corporate Authority; Approval and Fairness.
(a)   The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to adoption of this Agreement by (i) a majority of the outstanding shares of Company Stock as of immediately prior to the Effective Time (voting together as a single class on an as-converted to Company Common Stock basis), (ii) a majority of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time (voting together as a single class), and (iii) a majority of the outstanding shares of Company Preferred Stock as of immediately prior to the Effective Time (voting together as a single class on an as-converted to Company Common Stock basis), in each case, in favor of this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Stockholder Approval”). This Agreement has been, and each Transaction Document will be, duly executed and delivered by the Company, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company required to approve and adopt this Agreement and approve the Transactions.
(b)   The Company Board has (i) determined that the Merger is fair to, and in the best interests of, the Company and the Company Stockholders, approved and declared advisable this Agreement, the Merger and the other Transactions, and resolved to recommend adoption of this Agreement to the holders of shares of Company Stock and (ii) directed that this Agreement be submitted to the Company Stockholders for their adoption.
3.4   Governmental Filings; No Violations; Certain Contracts, Etc.
(a)   Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, and (iii) under state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by the Company with, or obtained by the Company from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Transactions, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.
(b)   The execution, delivery and performance of this Agreement and the Transaction Documents by the Company do not, and the consummation of the Transactions by the Company will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the material assets of the Company or any of its Subsidiaries pursuant to any Contract binding upon the Company or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 3.4(a), under any Law to which the Company or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.5   Financial Statements; Internal Controls.
(a)   Section 3.5 of the Company Disclosure Letter sets forth the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2019 and December 31, 2020 and the audited consolidated statement of operations, statements of comprehensive income (loss), statements of stockholders’ equity and statements of cash flows of the Company and its Subsidiaries for the same period, together with the auditor’s reports thereon (the “Financial Statements”). The Financial Statements (including any related notes and schedules thereto) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements, in each case, in conformity with GAAP, consistently applied during the periods involved, and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.
(b)   The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to property is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
3.6   Absence of Certain Changes.   Between the Interim Balance Sheet Date and the date hereof:
(a)   There has not occurred any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, resulted in or would reasonably be expected to result in a Material Adverse Effect.
(b)   Except as set forth on Section 3.6(b) of the Company Disclosure Letter, the Company and its Subsidiaries have, in all material respects, operated in the ordinary course of business.
3.7   Liabilities.
(a)   As of the date of this Agreement, there are no liabilities of the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities (a) reflected or reserved against in the Financial Statements or disclosed in the notes thereto, (b) incurred in the ordinary course of business between the Interim Balance Sheet Date and the date hereof, (c) incurred in connection with this Agreement, (d) disclosed in the Company Disclosure Letter, (e) incurred pursuant to Contracts or Permits binding on the Company or any of its Subsidiaries or pursuant to which their respective assets are bound (other than those resulting from any breach of or default under such Contract or Permit) or (f) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.
(b)   Set forth in Section 3.7(b) of the Company Disclosure Letter is a list of all Indebtedness of the Company and its Subsidiaries for borrowed money. Neither the Company nor any of its Subsidiaries has guaranteed any other Person’s Indebtedness for borrowed money.
3.8   Litigation.
(a)   As of the date hereof, there are no Proceedings pending, or to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or any of their predecessors or against any officer, director, shareholder, employee or agent of the Company or any of its Subsidiaries in their capacity as such or relating to their employment services or relationship with the Company, its Subsidiaries, or any of their Affiliate, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(b)   As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any Governmental Order that restricts the manner in which the Company or any of its Subsidiaries conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.
3.9   Compliance with Laws; Permits.
(a)   Each of the Company and its Subsidiaries are, and since the Look-Back Date have been, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. The Company has not received any written notice of any noncompliance with any such Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.
(b)   No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened in writing.
(c)   The Company and each of its Subsidiaries has obtained and is in compliance in all material respects with all Permits necessary to conduct their respective businesses as presently conducted. No Permits shall cease to be effective as a result of the consummation of the Transactions, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)   The Company, its Subsidiaries, and to the Knowledge of the Company, their respective Representatives acting on behalf of the Company or its Subsidiaries are in compliance with, and since the Look-Back Date have complied in all material respects with, (i) the FCPA, and (ii) the provisions of all applicable anti-bribery, anti-corruption and anti-money laundering Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business on behalf of the Company or any of its Subsidiaries, except, in each case of clauses (i) and (ii), for any noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the Company, any of its Subsidiaries, or to the Knowledge of the Company, any of their respective Representatives acting on behalf of the Company or its Subsidiaries have paid, offered or promised to pay, or authorized or ratified the payment, directly or knowingly indirectly, of any unlawful bribes, kickbacks or other similar payments, to any national, provincial, municipal or other Government Official or any political party or candidate for political office for the purpose of influencing any act or decision of such official or of any Governmental Entity to obtain or retain business, or direct business to any person or to secure any other improper benefit or advantage, in each case, in violation in any material respect of the FCPA and any Laws described in clause (ii).
(e)   The Company and each of its Subsidiaries is, and since the Look-Back Date have been, in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company or any of its Subsidiaries do business or are otherwise subject to jurisdiction, including the United States International Traffic in Arms Regulations, the Export Administration Regulations, and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control (collectively, “Export and Sanctions Regulations”), except for any noncompliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.10   Employee Benefits.
(a)   Section 3.10(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan.
(b)   With respect to each material Company Benefit Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the Company Benefit Plan document, including any amendments thereto, and all related trust documents, insurance contracts or other funding vehicles, (ii) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (iii) the most recently prepared actuarial report and (iv) all material and non-routine correspondence to or from any Governmental Entity received in the last three years with respect to any Company Benefit Plan.
(c)   Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Company Benefit Plan, other than any “multiemployer plan” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”), has been established, operated and administered in compliance with its terms and applicable Law, including any applicable provisions of ERISA and the Code, (ii) all contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iii) there are no Proceedings (other than routine claims for benefits) pending, or to the Knowledge of the Company, threatened in writing by a Governmental Entity by, on behalf of or against any Company Benefit Plan that could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries.
(d)   With respect to each Company Benefit Plan that is an ERISA Plan, the Company has made available to Parent, to the extent applicable, accurate and complete copies of (i) the most recent summary plan description together with any summaries of all material modifications thereto, (ii) the most recent IRS determination or opinion letter and (iii) the most recent annual report (Form 5500 or 990 series and all schedules and financial statements attached thereto).
(e)   Each Company Benefit Plan that is an ERISA Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code (or time is remaining to apply for such determination), and to the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification of any such Company Benefit Plan. With respect to any Company Benefit Plan that is an ERISA Plan, except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has engaged in a transaction in connection with which the Company or any of its Subsidiaries reasonably could be expected to be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.
(f)   Neither the Company nor any Company ERISA Affiliate has contributed (or had any obligation to contribute) in the last six years to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(g)   Neither the Company nor any Company ERISA Affiliate has maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan in the last six years.
(h)   Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits coverage to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.
(i)   Except as would not reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.
(j)   Neither the execution and delivery of this Agreement nor the consummation of the Transactions could, either alone or in combination with another event, (i) entitle any Company

Employee to severance pay or any material increase in severance pay, or (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such Company Employee, or (iii) result in the payment of any amount that could individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
(k)   Neither the Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides, any individual with the right to, a gross up, indemnification or reimbursement payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.
(l)   Each Company Benefit Plan that is subject to the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (the “Affordable Care Act”) has been established, maintained and administered in compliance with the requirements of the Affordable Care Act.
3.11   Labor Matters.
(a)   Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, and to the Knowledge of the Company, there are no activities or Proceedings by any individual or group of individuals, including representatives of any labor organizations or labor unions, to organize any employees of the Company or any of its Subsidiaries.
(b)   As of the date of this Agreement and since the Look-Back Date, there is no, and has not been any, strike, lockout, slowdown, work stoppage, unfair labor practice or other material labor dispute, or material arbitration or grievance pending, or to the Knowledge of the Company, threatened in writing that would reasonably be expected to interfere in any material respect with the respective business activities of the Company or any of its Subsidiaries or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Law respecting labor, employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health. Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.
3.12   Environmental Matters.   (a) The Company and its Subsidiaries have, since the Look-Back Date, complied in all material respects with all applicable Environmental Laws; (b) to the Knowledge of the Company, no property currently or formerly owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings and surface and subsurface structures) is contaminated with any Hazardous Substance; (c) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to material liability for any Hazardous Substance disposal or contamination on any third party property; (d) neither the Company nor any of its Subsidiaries has received any written notice, demand letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (e) neither the Company nor any of its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with any Environmental Law by the Company or its Subsidiaries; and (f) to the Knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any material claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law.
3.13   Tax Matters.
(a)   The Company and each of its Subsidiaries (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any

Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   No deficiency with respect to material Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or threatened in writing regarding any material Taxes of the Company and its Subsidiaries.
(c)   There are no material Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries.
(d)   Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries, and other than any commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).
(e)   Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is or was the Company or any of its Subsidiaries) or (B) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by the Company or its Subsidiaries the primary subject of which is not Taxes).
(f)   Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(g)   Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(h)   To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.
3.14   Real and Personal Property.
(a)   Neither the Company nor its Subsidiaries owns any real property.
(b)   Section 3.14(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and correct list of each real property lease or sublease entered into by the Company or any Subsidiary (the “Leases”). The Company or one of its Subsidiaries holds a valid and enforceable leasehold interest under such Leases, free and clear of all Encumbrances created by the Company or its Subsidiaries, other than (i) Encumbrances that do not materially affect the use of such real property by the Company or its Subsidiary, and (ii) Permitted Encumbrances. Each Lease is a valid and binding obligation on the Company or its Subsidiary, and to the Knowledge of the Company, the other parties thereto, and is enforceable and in full force and effect in accordance with its terms, subject to the Bankruptcy and Equity Exception. Neither the Company nor its Subsidiaries has delivered or received any written notice of any default or breach of any Lease which has not been cured. The Company has made available to Parent true and correct copies of the Leases.
(c)   Except for assets sold, consumed or disposed of in the ordinary course of business since the Interim Balance Sheet Date, the Company and its Subsidiary own good title to, or hold a valid leasehold interest in or license to, all of their material tangible personal property shown to be owned or leased by it on the Financial Statements or acquired after the date thereof, free and clear of all Encumbrances, other than Permitted Encumbrances.

3.15   Intellectual Property; IT Assets.
(a)   Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of all (i) Patents, (ii) trademark registrations and pending trademark applications, (iii) registered copyrights and pending copyright applications (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Scheduled Intellectual Property”). All of the registrations and applications within the Scheduled Intellectual Property are subsisting, in full force and effect, and have not been cancelled, expired, abandoned, or otherwise terminated, and payment of all renewal and maintenance fees due in respect thereto, and all filings related thereto, have been duly made. To the Knowledge of the Company, all such registrations and issuances within the Scheduled Intellectual Property are valid. Immediately after the Closing, the Company and its Subsidiaries will continue to have all rights in and to and including the right to exploit all Owned Intellectual Property and Licensed Intellectual Property, in each case, on substantially similar terms and conditions as the Company and its Subsidiaries enjoyed immediately prior to the Closing. Except as set forth in Section 3.15(a) of the Company Disclosure Letter, there are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Owned Intellectual Property within ninety (90) days after the date of this Agreement.
(b)   The Company exclusively owns all right, title and interest in and to the Owned Intellectual Property free and clear of all Encumbrances. Except as set forth on Section 3.15(b) of the Company Disclosure Letter, (i) no Owned Intellectual Property is or has been, since the Look-Back Date, the subject of any opposition, cancellation, or similar Proceeding before any Governmental Entity other than Proceedings involving the examination of applications for registration of Intellectual Property (e.g., patent prosecution Proceedings, trademark prosecution Proceedings, and copyright prosecution Proceedings), and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing, (ii) neither the Company nor any of its Subsidiaries is subject to any injunction or other specific judicial, administrative, or other Governmental Order that restricts or impairs its ownership, registrability, enforceability, use or distribution of any Owned Intellectual Property, and (iii) neither the Company nor any of its Subsidiaries is or has been, since the Look-Back Date, subject to any current Proceeding that the Company reasonably expects would materially and adversely affect the validity, use or enforceability of any Owned Intellectual Property, and to the Knowledge of the Company, no such Proceeding is or has been threatened in writing.
(c)   To the Knowledge of the Company, the Company or its Subsidiaries has a valid and continuing license to use all Licensed Intellectual Property.
(d)   To the Knowledge of the Company, the conduct of the business of the Company, including its Subsidiaries, (i) as is currently conducted, including any use of the Owned Intellectual Property as currently used by the Company or any of its Subsidiaries does not infringe, misappropriate, or violate any Intellectual Property of any Person, (ii) as was conducted since the Look-Back Date, including any use of the Owned Intellectual Property as previously used by the Company or any of its Subsidiaries since the Look-Back Date, did not infringe, misappropriate, or violate any Intellectual Property (excluding Patents) of any Person, and (iii) as was conducted in the since the Look-Back Date, including any use of the Owned Intellectual Property as previously used by the Company or any of its Subsidiaries over such period, did not infringe, misappropriate, or violate any Patents of any Person. Except as set forth in Section 3.15(d) of the Company Disclosure Letter, there is no Proceeding pending or threatened in writing in which it is alleged that the Company or any of its Subsidiaries is infringing, misappropriating, or violating the Intellectual Property of any Person, and there is no existing fact or circumstances that to the Knowledge of the Company that would reasonably be expected to result in such a Proceeding.
(e)   Section 3.15(e) of the Company Disclosure Letter sets forth a true, accurate, and complete list, as of the date of this Agreement, of pending Proceedings in which it is alleged that any Person is infringing, misappropriating or violating rights of the Company or any of its Subsidiaries to Owned Intellectual Property. Except as would not have a Material Adverse Effect or except as set forth in Section 3.15(e) of the Company Disclosure Letter, to the Knowledge of the Company, no Person (i) is infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property, (ii) was since the Look-Back Date infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Owned Intellectual Property

(excluding Patents), and (iii) was since the Look-Back Date infringing, violating or misappropriating the rights of the Company or any of its Subsidiaries in or to any Patents owned or purported to be owned by the Company or any of its Subsidiaries.
(f)   Each current and former officer and employee, contractor and other Person involved in the development or creation of any Intellectual Property on behalf of the Company or any of its Subsidiaries has executed a written agreement with the Company or applicable Subsidiary (i) obligating such person to maintain the confidentiality of the Company’s or applicable Subsidiary’s confidential information both during and after the term of such Person’s employment or engagement; (ii) containing work-made-for-hire provisions for copyrightable Intellectual Property authored by such Person during the term of such Person’s employment or engagement; and (iii) assigning to the Company or Subsidiary all right, title, and interest in and to such Intellectual Property. To the Knowledge of the Company, no Governmental Entity or academic institution has any right to, ownership of, or right or royalties for, any Owned Intellectual Property.
(g)   The Company and each of its Subsidiaries have taken commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of, and their proprietary rights in and to, non-public Owned Intellectual Property. To the Knowledge of the Company, no present or former officer, director, employee, agent, independent contractor, or consultant of the Company or any of its Subsidiaries has misappropriated any trade secrets or other confidential information of any other Person in the course of the performance of responsibilities to the Company or Subsidiary.
(h)   The Company and its Subsidiaries have implemented, and are operating in material compliance with, policies, programs and procedures that are commercially reasonable and consistent with reasonable industry practices and include administrative, technical and physical safeguards, designed to protect the confidentiality and security of Sensitive Data in their possession, custody or control against unauthorized access, use, modification, disclosure or other misuse. The Company and its Subsidiaries maintain appropriate controls for all material information technology systems owned by the Company and/or its Subsidiaries, including computers, software, networks, and all associated hardware, equipment, interfaces, platforms, and peripherals (collectively, the “Computer Systems”) that are designed to protect the Computer Systems against attacks (including virus, worm and denial-of-service attacks), unauthorized access, loss, or other misuse, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption technology. To the Knowledge of the Company, for the past twenty-four (24) months, the Computer Systems have not suffered any material failures, breakdowns, continued substandard performance, or any unauthorized intrusions or use, or other adverse events affecting any such Computer Systems that, in each case, have caused any substantial disruption of or interruption in or to the use of such Computer Systems, and to the Knowledge of the Company, there have not been any unauthorized access or use of any information (including Sensitive Data) stored thereon or transmitted thereby except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not have a Material Adverse Effect, the Company has remedied in all material respects any material privacy or data security issues identified in any privacy or data security audits of its business (including third-Person audits of Computer Systems). The Computer Systems are (i) sufficient in all material respects for the current operations of the Company and its Subsidiaries and, to the Knowledge of the Company, all currently contemplated operations, and (ii) operate in material conformance with their documentation and without any material defect, unavailability, virus, malware or error.
(i)   The Company has implemented and maintains, and has used commercially reasonable efforts to ensure that all providers of information technology services (the “IT Providers”) to the Company that involve or relate to the collection, storage, processing or transmission of sensitive information, including Personal Data and Protected Health Information, have implemented and maintain: (i) commercially reasonable administrative, technical, and physical safeguards designed to prevent the loss, alteration, or destruction of, or unauthorized access to or disclosure of, Personal Data and Protected Health Information and (ii) a security plan that is designed to (A) identify internal and external risks to the security of the confidential information included in Personal Data or Protected Health Information maintained by, or provided to, the Company; (B) implement, monitor and provide adequate and effective administrative, electronic (including technical safeguards, such as 128 bit encryption for all data at rest) and physical safeguards to control such risk; and (C) maintain notification procedures in compliance with applicable Laws in the case of any breach of security with respect to sensitive information, including Personal Data and Protected Health Information.
(j)   To the Knowledge of the Company, since the Company’s inception, no IT Provider has experienced any breach of security or otherwise unauthorized use or access by or disclosure to third parties by any such IT Provider or its employees, consultants or contractors with respect to any Personal Data or Protected Health Information in the possession, custody or control of any such IT Provider.
(k)   The Company and its Subsidiaries have in place and have previously had in place commercially reasonable policies (including a privacy policy), rules, and procedures (the “Privacy Policy”) regarding the Company’s and its Subsidiaries’ collection, use, processing, disclosure, disposal, dissemination, storage and protection of customers’ personal data. The Company and its Subsidiaries have materially complied with the then applicable Privacy Policy and all applicable Laws relating to the collection, use, storage and transfer of personal data. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not violate any such Privacy Policies and Company has provided Parent true, correct and complete copies of such Privacy Policies.
(l)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Proceedings are pending or, to the Knowledge of the Company, threatened in writing against the Company and/or its Subsidiaries relating to the collection, use, dissemination, storage and protection of Personal Data.
(m)   Except as set forth in Section 3.15(m) of the Company Disclosure Letter none of the tangible embodiments of Owned Intellectual Property (including Software) is currently or was in the past distributed or used by the Company or any Subsidiary with any Public Software in a manner that requires that any of the Owned Intellectual Property (in whole or in part) or tangible embodiments thereof be dedicated to the public domain, disclosed, distributed in source code form, made available at no charge, or reverse engineered. Section 3.15(m) of the Company Disclosure Letter further identifies the Public Software with which such identified tangible embodiments were distributed or used, and the manner of such distribution or use, and how such Public Software was integrated or combined with or linked to any such tangible embodiments.
(n)   The Company and the Subsidiaries are in actual possession and control of the source code of the software within the Owned Intellectual Property and all documentation, specifications and know-how related. Except as set forth on Section 3.15(n) of the Company Disclosure Letter, no Person other than the Company and the Subsidiaries and their employees and contractors (i) has a right to access or possess any source code of the software within the Owned Intellectual Property, or (ii) will be entitled to obtain access to or possession of such source code as a result of the execution, delivery and performance of by the Company of this Agreement and the consummation of the Transactions.
3.16   Insurance.   All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage, workers’ compensation and employer liability, directors, officers and fiduciaries policies and other liability insurance policies (“Insurance Policies”) maintained by the Company or any of its Subsidiaries are with reputable insurance carriers and are in full force and effect. All premiums due with respect to all Insurance Policies have been paid. Neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Insurance Policies, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent true and correct copies in all material respects of the Insurance Policies.
3.17   Company Material Contracts.
(a)   Section 3.17(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of the following Contracts to which the Company or any of its Subsidiaries is a party (the “Company Material Contracts”):
(i)   any Contract that is reasonably likely to require, during the remaining term of such Contract, annual payments (A) to the Company and its Subsidiaries of more than $1,000,000 or (B) from the Company and its Subsidiaries of more than $500,000;

(ii)   any Contract that cannot be terminated by the Company or its Subsidiaries on less than ninety (90) days’ notice (without a monetary penalty) and is reasonably likely to require, during the remaining term of such Contract, annual payments (A) to the Company and its Subsidiaries of more than $1,000,000 or (B) from the Company and its Subsidiaries of more than $500,000;
(iii)   any partnership, joint venture, strategic alliance or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership, joint venture or strategic alliance that is material to the business of the Company and its Subsidiaries taken as a whole;
(iv)   any Contract entered into in connection with an acquisition or disposition by the Company or its Subsidiaries since the Look-Back Date involving consideration in excess of $500,000 of any Person or other business organization, division or business of any Person (whether by merger or consolidation, by the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);
(v)   any Contract with outstanding obligations for the sale or purchase of personal property or fixed assets having a value individually, with respect to all sales thereunder, in excess of $1,000,000 or, with respect to all purchases thereunder, in excess of $500,000, other than sales or purchases in the ordinary course of business and sales of obsolete equipment;
(vi)   any Contract (other than solely among direct or indirect wholly owned Subsidiaries of the Company) relating to Indebtedness for borrowed money in excess of $500,000;
(vii)   any Contract that contain provisions that (A) expressly limit in any material respect either the type of business in which the Company or its Subsidiaries (, or after the Effective Time, Parent or its Subsidiaries) may engage in or the manner or locations in which any of them may so engage in, (B) grants “most favored nation” status that, following the Merger, would apply to Parent and its Subsidiaries, including the Surviving Company and its Subsidiaries or (C) expressly prohibits or limits the rights of the Company or any of its Subsidiaries to make, sell or distribute any products or services, or use, transfer or distribute, or enforce any of their rights with respect to, any of their material assets;
(viii)   any IP Contract;
(ix)   any Contract pursuant to which the Company or any of its Subsidiaries has agreed to provide any third party with access to source code for any material Software included in the Intellectual Property of the Company, or to provide for such source code to be placed in escrow or a similar arrangement for the benefit of a third party (including upon the occurrence of specified events);
(x)   any Contract between the Company or any of its Subsidiaries, on the one hand, and any director or officer of the Company or any Person beneficially owning 5.00% or more of the outstanding shares of Company Common Stock or any of their respective Affiliates, on the other hand;
(xi)   any other Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 3.17 and expected to result in revenue or require expenditures in excess of $1,000,000 in the calendar year ending December 31, 2021 or any subsequent calendar year.
(b)   A true and correct copy of each Company Material Contract has been made available to Parent. Except for any Company Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, each Company Material Contract is valid and binding on the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no default under any such Contracts by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or its Subsidiaries, or to the Knowledge of the Company, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
3.18   Brokers and Finders.   Except as set forth on Section 3.18 of the Company Disclosure Letter, neither the Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees on behalf of the Company in connection with the Transactions.
3.19   Suppliers and Customers.
(a)   Section 3.19(a) of the Company Disclosure Letter sets forth a true and correct list of (i) the top 10 suppliers (each, a “Company Top Supplier”) and (ii) the top 10 customers (each, a “Company Top Customer”), respectively, by the aggregate dollar amount of payments to or from, as applicable, such supplier or customer, during the 12 months ended on December 31, 2020 and from January 1, 2021 through the Interim Balance Sheet Date.
(b)   Except as set forth on Section 3.19(a) of the Company Disclosure Letter, none of the Company Top Customers or Company Top Suppliers has, as of the date of this Agreement, notified the Company or any of the Company’s Subsidiaries in writing: (i) that it will, or to the Knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement); or (ii) that it is in a material dispute with the Company or its Subsidiaries or their respective businesses.
3.20   Registration Statement.   None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion in or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 3.20, no representation or warranty is made by the Company with respect to information or statements made in or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.
3.21   Compliance with Privacy Laws, Privacy Policies and Certain Contracts.
(a)   Except as set forth in Section 3.21(a) of the Company Disclosure Letter:
(i)   the Company, its officers, directors, managers, employees, to the Knowledge of the Company, the Company’s agents, subcontractors and vendors to whom Company has given access to Personal Data or Protected Health Information, are in compliance in all material respects with all applicable Privacy Laws;
(ii)   (A) since the Company’s inception, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry under any Privacy Law and (B) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Privacy Law;
(iii)   since the Company’s inception, there has been no material: (1) loss, (2) damage or unauthorized access, (3) use, (4) disclosure or modification, or (5) breach of security, with respect to the Company’s collection, creation, use, disclosure, transmission, storage or maintenance of Personal Data or Protected Health Information maintained by or on behalf of the Company (including, to the Knowledge of the Company, by any agent, subcontractor or vendor of the Company);
(iv)   no Person, including any Governmental Entity, has made any written claim or commenced any Proceeding with respect to any violation of any Privacy Law by the Company or, and, to the Knowledge of the Company, a subcontractor, agent or vendor of the Company, and the Company has not been given written notice of any criminal, civil or administrative violation of any Privacy Law, in any case including any claim or action with respect to any loss, damage or unauthorized access, use, disclosure, modification, or breach of security, of Personal Data or Protected Health Information maintained by or on behalf of the Company (including by any agent, subcontractor or vendor of the Company); and
(v)   neither the Company nor, to the Knowledge of the Company, any subcontractor agent or vendor of the Company has incurred any breach of “unsecured protected health information” (as defined in 45 C.F.R. Part 164, Subpart D) and has not been required to report any breach of such “unsecured protected health information”.
(b)   The Company has implemented and maintains commercially reasonable policies and procedures to maintain the privacy and security of Personal Data and Protected Health Information in accordance with the Privacy Laws (collectively the “Privacy Statements”) in all material respects. The Company materially complies with all applicable Privacy Laws. The Company’s use and disclosure of Personal Data or Protected Health Information is in material compliance with: (1) the Privacy Statements, (2) the Privacy Laws, and (3) with all applicable Contracts to which the Company is a party pertaining to the processing of Personal Data.
3.22   Compliance with Health Care Laws and Certain Contracts.   Except as set forth on Section 3.22 of the Company Disclosure Letter:
(a)   the Company, including the conduct of its business, is and has been at all times since the Company’s inception in compliance in all material respects with all applicable Health Care Laws;
(b)   (A) since the Company’s inception, the Company has not been charged in or identified as a target or subject of, or threatened to be charged in or identified as a target or subject of, an investigation, audit or inquiry by any Person or Governmental Entity under any Health Care Law and (B) to the Knowledge of the Company, the Company is not currently under investigation or review with respect to any suspected or actual violation of any Health Care Law;
(c)   no Person, including any Governmental Entity, has made any written claim or commenced any Proceeding with respect to any violation of any Health Care Law by the Company or, to the Knowledge of the Company, a subcontractor or agent of the Company, and the Company has not been given written notice of any potential criminal, civil or administrative violation of any Health Care Law;
(d)   none of the Company or any of its current officers, directors, managers, employees or, to the Knowledge of the Company, any of its agents or subcontractors has engaged or is engaging, in any activities which are cause for civil monetary or criminal penalties or mandatory or permissive exclusion from any Medicare, Medicaid or any other similar reimbursement program (each, a “Health Care Program”); and
(e)   none of the Company or its officers, directors, managers, employees, or, to the Knowledge of the Company, its agents or subcontractors has been, is currently or imminently will be excluded, debarred, suspended, or otherwise ineligible to participate in any Health Care Program or has been charged with or convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible;
(f)   the Company has truthfully and accurately completed and submitted all applications, forms and filings required to be submitted to all Governmental Entities, and their contractors, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers;
(g)   the Company has obtained, maintains and has maintained at all times all required registrations and enrollments with all Governmental Entities, with respect to accessing eligibility information or claims systems, or submitting claims or appeals on behalf of its customers; and
(h)   the Company has made available to Parent all written communications with Governmental Entities, or their contractors, regarding disputes, inquiries or investigations pertaining to the Company’s access to such claims system and has resolved all such disputes, inquiries, and investigations.

3.23   Related Party Transactions.
(a)   Section 3.23 of the Company Disclosure Letter sets forth a true and correct list of the following (each such arrangement of the type required to be set forth thereon, whether or not actually set forth thereon, an “Affiliate Transaction”): (i) each Contract entered into between January 1, 2018 and the date hereof, between the Company or any of its Subsidiaries, on the one hand, and any current Affiliate of the Company or any of its Subsidiaries on the other hand; and (ii) all Indebtedness (for monies actually borrowed or lent) owed during the period beginning January 1, 2018 and ended on the date hereof by any current Affiliate to the Company or any of its Subsidiaries.
(b)   None of the Company Stockholders nor any of their Affiliates own or have any rights in or to any of the material assets, properties or rights used by the Company.
3.24   No Outside Reliance.   Notwithstanding anything contained in this Article III or any other provision hereof, each of the Company and its Representatives acknowledge and agree that the Company has made its own investigation of Parent and Merger Sub and that none of Parent, Merger Sub or any other Person is making any representation or warranty whatsoever, express or implied, relating to Parent, Merger Sub or any of their Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV or in the Parent Closing Certificate. Without limiting the foregoing, the Company understands and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to Parent or Merger Sub, any of their Affiliates or any of their respective businesses that may be contained or referred to in the Parent Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its Representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, or any of their Representatives, are not and will not be deemed to be representations or warranties of Parent or Merger Sub, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV, the Company understands and agrees that any assets, properties and business of Parent and Merger Sub are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.
3.25   No Other Representations or Warranties.   Except for the representations and warranties made by the Company that are expressly set forth in this Article III (as modified by the Company Disclosure Letter) or in the Company Closing Certificate, neither the Company nor any other Person makes any express or implied representation or warranty relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to the Company, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Company that are expressly set forth in this Article III or in the Company Closing Certificate, written information made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Parent Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding (a) any disclosures set forth or referenced in any risk factor section or in any other section to the extent they are reasonably apparent on their face to be forward-looking statements or cautionary, predictive or forward-looking in nature or do not otherwise constitute statements of fact and (b) any exhibits or other documents appended thereto) (it being agreed that nothing disclosed in such Parent Reports will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.11 and Section 4.18) (such Parent Reports, taking into account such exclusions, the “Parent Disclosure Reports”) or in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent and Merger Sub each hereby represents and warrants to the Company as follows:
4.1   Organization, Good Standing and Qualification.   Each of Parent and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is qualified to do business, and to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except in the case of clauses (b) or (c), where the failure to be so qualified or in good standing or to have such power or authority would not reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Parent has made available to the Company complete and correct copies of Parent’s Organizational Documents, each as amended prior to the execution of this Agreement, and complete and correct copies of Merger Sub’s Organizational Documents, each as amended prior to the execution of this Agreement, and each as made available to the Company is in full force and effect. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby.
4.2   Capital Structure of Parent.
(a)   Parent Stock.   As of the date hereof and without taking into effect the Private Placements, the authorized capital stock of Parent consists of 30,000,000 shares of Parent Common Stock, of which 10,011,301 shares were issued and outstanding as of the date of this Agreement and 1,000,000 shares of preferred stock par value $0.0001 per share (“Parent Preferred Stock”), of which no shares were outstanding as of the date of this Agreement. All of the issued and outstanding shares of Parent Common Stock and Parent Preferred Stock (i) have been duly authorized and are validly issued, fully paid and nonassessable (ii) were offered, sold and issued in compliance in all material respects with applicable securities Laws, and (iii) were not issued in material breach or violation of (1) Parent’s Organizational Documents or (2) any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. Parent has no shares of Parent Common Stock reserved for issuance, except that, as of the date of this Agreement, there were 3,146,453 shares of Parent Common Stock reserved for issuance upon the exercise of any outstanding Parent Warrants.
(b)   Parent Warrant.   As of the date hereof and without taking into effect the Private Placements, Parent has issued and outstanding 3,146,453 private placement warrants (the “Parent Warrants”) entitling the holder thereof to purchase one share of Parent Common Stock at an exercise price of $11.50 per share of Parent Common Stock pursuant to, and subject to adjustments as provided by, the terms of the Parent Warrant Agreement. Parent has made available to the Company a true and correct copy of the Parent Warrant Agreement. All outstanding Parent Warrants (A) have been duly authorized and validly issued and constitute valid and binding obligations of Parent, enforceable against Parent in accordance with their terms, subject to the Bankruptcy and Equity Exception, (B) were issued in compliance in all material respects with applicable securities Laws and (C) were not issued in material breach or violation of Parent’s Organizational Documents or any preemptive rights, purchase option, call option, right of first refusal or offer, subscription right or any similar right. All shares of the Parent subject to issuance pursuant to any Parent Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable. Notwithstanding the foregoing, prior to the Closing, all of the Parent Warrants will be exchanged for an aggregate of 3,146,453 shares of Parent Common Stock.

(c)   No Other Securities or Rights.   Except as set forth in Section 4.2(a) above, the Subscription Agreements or this Agreement, there are no (i) shares of any class or series of capital stock of Parent authorized, issued, outstanding or reserved for issuance, (ii) options, warrants, convertible securities, subscription rights or other similar instruments or rights entitling its holder to receive or acquire shares of capital stock or other securities of Parent or any of its Subsidiaries or (iii) equity appreciation rights, restrict stock units, phantom stock or other securities, instruments or awards issued or granted as compensatory equity or pursuant any equity incentive arrangements of Parent. Except as set forth in Parent’s Organizational Documents, the Subscription Agreements or this Agreement, none of Parent’s shares of capital stock or other securities are subject to any preemptive rights, redemption rights, repurchase rights, rights of refusal or offer, tag-along rights, drag-along rights or other similar rights. Parent does not have outstanding any bonds, debentures, notes or other debt securities the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except for the Organizational Documents of Parent, as of the date of this Agreement, there are no stockholders agreements, investor rights agreements, voting agreements or trusts, proxies, or other agreements with respect to the voting or disposition of the Parent Stock or any capital stock or other securities of its Subsidiaries.
(d)   Merger Sub Stock.   The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, all of which are validly issued and outstanding, fully paid and non-assessable and not subject to any preemptive rights. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, free and clear of all Encumbrances (other than such Encumbrances as created by Merger Sub’s Organizational Documents or applicable securities Laws). There are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.
(e)   Subsidiaries.   Other than Merger Sub, Parent has no Subsidiaries and does not directly or indirectly own or hold any (i) equity interests, including any partnership, limited liability company or joint venture interests, in any other Person, (ii) securities convertible into or exchangeable for equity interests of any other Person or (iii) options or other rights to acquire equity interests of any other Person. Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.
4.3   Corporate Authority; Approval
(a)   Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and each Transaction Document to which it is a party and to consummate the Transactions, subject only to the Parent Stockholder Approval. This Agreement has been, and each Transaction Document will be, duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. This Agreement has been, and each Transaction Document will be, duly authorized and approved by Parent as the sole shareholder of Merger Sub.
(b)   The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock cast at the Special Meeting, shall be required to approve (i) the Transaction Proposal and the Amendment Proposal, (ii) the NASDAQ Proposal, and (iii) approve the Parent Incentive Plan Proposal (the approval by Parent Stockholders of all of the foregoing, collectively, the “Parent Stockholder Approval”). The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent required to approve and adopt this Agreement and approve the Transactions, and no other vote of any Parent’s capital stock shall be required to approve the Proposals in connection with the entry into this Agreement by Parent, and the consummation of the transactions contemplated hereby, including the Closing.
(c)   At a meeting duly called and held, the Parent Board has: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Parent Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) resolved to recommend to the stockholders of Parent approval of each of the matters requiring Parent Stockholder Approval.
4.4   Governmental Filings; No Violations; Certain Contracts.
(a)   Other than the filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations (i) pursuant to the DGCL, (ii) under the HSR Act, the Exchange Act and the Securities Act, (iii) required to be made with NASDAQ, and (iv) state securities, takeover and “blue sky” Laws, no filings, notices, reports, consents, registrations, approvals, permits, clearances, expirations or terminations of waiting periods or authorizations are required to be made by Parent or Merger Sub with, or obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the Transactions, or in connection with the continuing operation of the business of Parent and its Subsidiaries immediately following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
(b)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of Parent, Merger Sub or any of Parent’s other Subsidiaries, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contract binding upon Parent or any of its Subsidiaries, or assuming (solely with respect to performance of this Agreement and consummation of the Transactions) compliance with the matters referred to in Section 4.4(a), under any Law to which Parent or any of its Subsidiaries is subject or (iii) any change in the rights or obligations of any party under any Contract binding upon Parent or any of its Subsidiaries, except, in the case of clause (ii) or (iii) above, as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent to consummate the Transactions.
4.5   Parent Reports; Internal Controls.
(a)   Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since November 13, 2020 (the forms, statements, reports and documents filed or furnished to the SEC since November 13, 2020, and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Parent Reports”). Each of the Parent Reports, at the time of its filing or being furnished (or if amended, as of the date of such amendment) complied, or if not yet filed or furnished, will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Parent Reports. As of their respective dates (, or if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
(b)   Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, if any, and other material information required to be disclosed by Parent in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.
(c)   Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.
(d)   There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(e)   Neither Parent (including any employee thereof) nor Parent’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Parent, (ii) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (iii) any claim or allegation regarding any of the foregoing.
(f)   To the Knowledge of Parent, as of the date hereof, there are no outstanding comments from the SEC with respect to the Parent Reports. To the Knowledge of Parent, none of the Parent Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
(g)   Each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(h)   Since November 19, 2020, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. The Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on NASDAQ. There is no Proceeding pending, or to the Knowledge of Parent, threatened against Parent by NASDAQ or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or prohibit or terminate the listing of Parent Common Stock on NASDAQ.
(i)   The Parent Reports contain true and complete copies of (i) the audited condensed balance sheet of Parent as of June 30, 2020, and audited condensed statement of operations, cash flow and changes in shareholders’ equity of Parent for the period from December 18, 2019 (inception) through June 30, 2020, together with the auditor’s reports thereon, and (ii) the unaudited condensed balance sheet of Parent as of December 31, 2020, and unaudited condensed statement of operations, cash flows and changes in stockholders’ equity of Parent for the six months ended December 31, 2020 (collectively, the “Parent Financial Statements”). Except as disclosed in the Parent Reports, the Parent Financial Statements (i) fairly present in all material respects the financial position of Parent, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.
4.6   Absence of Certain Changes.   Since Parent’s incorporation:
(a)   There has not been any effect, event, development, change, state of facts, condition, circumstance or occurrence in the financial condition, properties, assets, liabilities, business or results of operations of Parent which has had, or would, individually or in the aggregate with others, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
(b)   Except as set forth in Section 4.6 of the Parent Disclosure Letter, Parent has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.
4.7   Business Activities; Liabilities.
(a)   Since its date of incorporation, neither Parent nor Merger Sub has carried on any business or conducted any operations other than: (i) directed towards the accomplishment of a Business Combination and (ii) the execution of this Agreement and the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto. Other than under the Transaction Documents or pursuant to the performance of its obligations thereunder, neither Parent nor Merger Sub has any liabilities.
(b)   Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Transaction Documents and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.
(c)   Except as set forth in Parent’s Organizational Documents or as otherwise contemplated by this Agreement or the Transaction Documents and the Transactions, there is no agreement, commitment, or Governmental Order binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Parent or Merger Sub or any acquisition of property by Parent or Merger Sub or the conduct of business by Parent or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Parent or Merger Sub.
(d)   Except for this Agreement and the Transaction Documents and the Transactions, Parent has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Transaction Documents, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.
(e)   Except as set forth on Section 4.7(e) of the Parent Disclosure Letter, neither Parent nor Merger Sub is a party to any transaction, agreement, arrangement or understanding with any: (i) present or former officer, director or employee of Parent or Merger Sub; (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of Parent or Merger Sub; or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.
(f)   Except for (i) this Agreement or (ii) as set forth on Section 4.7(f) of the Parent Disclosure Letter, Parent and Merger Sub are not, and at no time have been, party to any Contract with any other Person that would require payments by Parent or any of its Subsidiaries following the Closing. Section 4.7(f) of the Parent Disclosure Letter sets forth the principal amount of all of the outstanding Indebtedness, as of the date hereof, of Parent and Merger Sub.
4.8   Litigation and Proceedings.
(a)   There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
(b)   Neither Parent nor Merger Sub is a party to or subject to the provisions of any Governmental Order that restricts the manner in which Parent or Merger Sub conducts its business, except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
4.9   Compliance with Laws.
(a)   Each of Parent and Merger Sub are, and have been since their respective incorporations, in compliance with all applicable Laws, except where the failure to be, or to have been, in compliance with such Laws has not or would not, individually or in the aggregate, reasonably be expected to be material to Parent and Merger Sub, taken as a whole, or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. Neither Parent nor any of its Subsidiaries has received any written notice of any noncompliance with any Laws that has not been cured as of the date of this Agreement, except for any noncompliance that would not, individually or in the aggregate with other instances of noncompliance, reasonably be expected to be material to Parent and Merger Sub, taken as a whole.
(b)   No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened in writing, except with respect to regulatory matters covered by Section 7.4 or as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
4.10   Investment Company Act; JOBS Act.   Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.
4.11   Parent Trust Account.   As of the date of this Agreement, Parent has approximately $80,119,693.89 in the account established by Parent for the benefit of its stockholders at JPMorgan Chase Bank, N.A. (the “Parent Trust Account”), such monies being invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, having a maturity of 185 days or less, or in money market funds meeting the conditions of paragraphs (d)(1), (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust pursuant to that certain Investment Management Trust Agreement, dated as of November 20, 2020, between Parent and Continental Stock Transfer & Trust Company, as trustee (the “Parent Trust Agreement”). The Parent Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Parent Trust Agreement in the Parent Reports to be inaccurate or that would entitle any Person (other than any Parent Stockholder who is a Redeeming Stockholder) to any portion of the proceeds in the Parent Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be released other than to pay Taxes and payments with respect to the redemption of any shares of Parent Common Stock required by the Redemption Offer. There are no Proceedings pending, or to the Knowledge of Parent, threatened in writing with respect to the Parent Trust Account. Parent has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Parent Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Parent to dissolve or liquidate pursuant to Parent’s Organizational Documents shall terminate, and as of the Effective Time, Parent shall have no obligation whatsoever pursuant to Parent’s Organizational Documents to dissolve and liquidate the assets of Parent by reason of the consummation of the transactions contemplated hereby. To the Knowledge of Parent, as of the date hereof, following the Effective Time, no Parent Stockholder shall be entitled to receive any amount from the Parent Trust Account, except to the extent such Parent Stockholder validly elects to redeem their shares of Parent Common Stock in connection with the Redemption Offer. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Parent or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Parent Trust Account will not be satisfied or funds available in the Parent Trust Account will not be available to Parent and Merger Sub on the Closing Date.
4.12   Private Placements.   Parent has made available to the Company true and correct copies of the fully executed Subscription Agreements. The Subscription Agreements (a) are in full force and effect without amendment or modification, (b) are the valid, binding and enforceable obligations of Parent (or its applicable Affiliate), subject to the Bankruptcy and Equity Exception, and to the Knowledge of Parent, each other party thereto (except, in any case, as may be limited by the Bankruptcy and Equity Exception) and (c) have not been withdrawn, terminated or rescinded in any respect. The Private Placements, together with the amount in the Parent Trust Account at the Closing, will be in the aggregate sufficient to enable Parent to pay all cash amounts required to be paid by Parent under or in connection with this Agreement, including the Outstanding Company Expenses and Outstanding Parent Expenses. There are no other Contracts between Parent and any Subscriber relating to any Subscription Agreement, that would reasonably be expected to affect the obligations of the Subscribers to contribute to Parent the applicable portion of the Private Placements set forth in the Subscription Agreements, and to the Knowledge of Parent, no facts or circumstances exist that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Private Placements not being available to Parent, on the Closing Date. As of the date hereof, there are no side letters or Contracts between any Subscriber, on the one hand, and Parent or Merger Sub, on the other hand, related to the provision or funding, as applicable, of the purchases contemplated by the Subscription Agreements or the Transactions other than as expressly set forth in this Agreement, the Subscription Agreements or any other Transaction Document and except as set forth in the Parent Reports. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under any material term or condition of any Subscription Agreement, and as of the date hereof, Parent has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of Closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement or the Transaction Documents) to the obligations of the Subscribers to contribute to Parent the applicable portion of the Private Placements set forth in the Subscription Agreements on the terms therein.
4.13   Valid Issuance.   The shares of Parent Common Stock issuable as Aggregate Merger Consideration, when issued, sold and delivered in accordance with the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable and will be issued free and clear of any Encumbrances (other than such Encumbrances as created by Parent’s Organizational Documents or applicable securities Laws) or any preemptive rights.
4.14   Takeover Statutes and Charter Provisions.   Each of the board of directors of Parent and Merger Sub has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any applicable foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other applicable antitakeover Law or similar domestic or foreign Law applies with respect to Parent or Merger Sub in connection with this Agreement or the Merger. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Parent or Merger Sub is subject, party or otherwise bound.
4.15   NASDAQ Stock Market Quotation.   The issued and outstanding shares of Parent Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NASDAQ under the symbol “LSAQ.” Parent is in compliance in all material respects with the rules of NASDAQ, and there is no action or proceeding pending, or to the Knowledge of Parent, threatened in writing against Parent by NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or terminate the listing of Parent Common Stock on NASDAQ. None of Parent or its Affiliates has taken any action in an attempt to terminate the registration of the Parent Common Stock or Parent Warrants under the Exchange Act except as contemplated by this Agreement.
4.16   Brokers and Finders.   Except as set forth on Section 4.16 of the Parent Disclosure Letter, neither Parent nor Merger Sub, nor any of their respective directors or employees (including any officers), as applicable, has employed any investment banker, broker or finder or has incurred or will incur any obligation or liability for any brokerage fees, commissions or finders fees or other similar payments in connection with the Transactions.
4.17   Registration Statement and Proxy Statement.   On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement, as applicable, is first mailed to the Parent Stockholders, and at the time of the Special Meeting, the Proxy Statement, as applicable (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Proxy Statement in reliance upon and in conformity with information furnished in writing to Parent by or on behalf of the Company specifically for inclusion in the Registration Statement or the Proxy Statement.
4.18   Taxes.
(a)   Parent and Merger Sub (i) have filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them with the appropriate Taxing authority, and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes that are required to be paid by them (whether or not shown on any Tax Returns), except for Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.
(b)   No deficiency with respect to material Taxes has been proposed, asserted or assessed against Parent or Merger Sub, except for deficiencies which have been fully satisfied by payment, settled, withdrawn or otherwise resolved. There are no Proceedings pending or threatened in writing regarding any material Taxes of Parent or Merger Sub.
(c)   There are no material Encumbrances for Taxes (except Permitted Encumbrances) on any of the assets of Parent or Merger Sub.
(d)   Neither Parent nor Merger Sub is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any commercial contract entered into by Parent or Merger Sub the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Parent).
(e)   Neither Parent nor Merger Sub (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent) or (B) has any material liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable Law), as a transferee or successor or by contract (other than liabilities pursuant to a commercial contract entered into by Parent the primary subject of which is not Taxes and that is not a contract with any direct or indirect equity holder of Parent).
(f)   Neither Parent nor Merger Sub has been, within the past two years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(g)   Neither Parent nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(h)   Merger Sub was formed solely for the purpose of effectuating the Transaction and has not undertaken any business activities other than matters incidental to such purpose.
(i)   To the Knowledge of Parent, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transaction from qualifying for the Intended Tax Treatment.
4.19   Benefit Plans.   No Parent Benefit Plan exists, and except as contemplated by the Parent Incentive Plan Proposal, none of Parent or Merger Sub has any obligation or commitment to create or adopt any Parent Benefit Plan.
4.20   No Outside Reliance.   Notwithstanding anything contained in this Article IV or any other provision hereof, each of Parent, Merger Sub and their respective Representatives acknowledge and agree that Parent has made its own investigation of the Company and that none of the Company or any other Person is making any representation or warranty whatsoever, express or implied, relating to Company or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, except for those representations and warranties made by the Company that are expressly set forth in Article III or in the Company Closing Certificate. Without limiting the foregoing, Parent and Merger Sub understand and agree that any financial projections, predictions, forecasts, estimates, budgets or prospective information relating to the Company, any of its Affiliates or any of their respective businesses that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Parent or its representatives) or reviewed by Parent pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Parent or any of its Affiliates, or any of their Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing. Except as otherwise expressly provided in the representations and warranties made by the Company that are expressly set forth in Article III, Parent and Merger Sub understand and agree that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to, with all faults and without any other representation or warranty of any nature whatsoever.
4.21   Parent Transaction Fee Cap.   Without the prior written consent of the Company, the Outstanding Parent Expenses, less any amounts payable by Parent to Cowen, in its capacity as exclusive placement agent in connection with the Private Placement, shall not in any event exceed the Parent Transaction Fee Cap.
4.22   No Other Representations or Warranties.   Except for the representations and warranties made by Parent that are expressly set forth in this Article IV (as modified by the Parent Disclosure Letter and the Parent Disclosure Reports) or in the Parent Closing Certificate, none of Parent, Merger Sub or any other Person makes any express or implied representation or warranty relating to Parent or any of its Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent and Merger Sub expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of it respective Affiliates or Representatives with respect to (a) any projections, predictions, forecast, estimate, budget or prospective information relating to Parent, any of its Affiliates or any of their respective businesses or (b) any oral, or except for the representations and warranties made by the Parent that are expressly set forth in this Article IV (as modified by the Parent Disclosure Letter and the Parent Disclosure Reports) or in the Parent Closing Certificate, written information made available to the Company or any of their Affiliates or Representatives in the course of their evaluation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the Transactions.
ARTICLE V
COVENANTS OF THE COMPANY
5.1   Interim Operations.
(a)   Except (i) as described in Section 5.1(a) of the Company Disclosure Letter, (ii) as otherwise expressly required or permitted by this Agreement or any other Transaction Document, (iii) as required by applicable Law or COVID-19 Measures or (iv) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned, delayed, or denied), the Company covenants and agrees as to itself and its Subsidiaries that, during the period from the date of this Agreement until the Closing, the Company shall use commercially reasonable efforts to operate the business of it and its Subsidiaries in the ordinary course of business and to preserve their business organizations intact and maintain existing relations with the Company Top Suppliers, Company Top Customers and the Company’s executive officers.
(b)   Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Closing, except (w) as described in the corresponding subsection of Section 5.1(b) of the Company Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any Transaction Document, (y) as required by applicable Law or COVID-19 Measures or (z) as Parent shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries to:
(i)   adopt or propose any change in its or its Subsidiaries’ Organizational Documents;
(ii)   (A) merge or consolidate itself or any of its Subsidiaries with any other Person, except for transactions among its wholly owned Subsidiaries, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;
(iii)   acquire assets outside of the ordinary course of business from any other Person with a value or purchase price in the aggregate in excess of $1,000,000, or acquire any business or entity (whether by merger or consolidation, by purchase of substantially all assets or equity interests or by any other manner), in each case, in any transaction or series of related transactions, other than acquisitions or other transactions pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;
(iv)   sell, lease, license or otherwise dispose of any of its material assets or properties (other than Intellectual Property of the Company), except (A) for sales, leases, licenses or other dispositions in the ordinary course of business and (B) for sales, leases, licenses or other dispositions of assets and properties with a fair market value not in excess of $1,000,000 in the aggregate or (C) pursuant to Contracts to which the Company or any of its Subsidiaries are a party that are in effect as of the date of this Agreement;
(v)   except pursuant to awards granted under the Stock Plan, issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of the Company or any of its Subsidiaries (other than issuances by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of such capital stock or other securities of the Company or any of its Subsidiaries;
(vi)   reclassify, split, combine, subdivide, redeem or repurchase, any of capital stock of the Company or options, warrants or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except in connection with the net exercise or settlement of awards under the Stock Plan;
(vii)   declare, set aside, make or pay any dividend or distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;
(viii)   make any material loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company), other than in the ordinary course of business;
(ix)   incur any Indebtedness for borrowed money or guarantee any such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice, not to exceed $500,000 in the aggregate;
(x)   make or commit to make capital expenditures other than in an amount not in excess of $500,000, in the aggregate, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date hereof made available to Parent;
(xi)   enter into any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement, other than in the ordinary course of business;
(xii)   amend or modify in any material respect or terminate any Company Material Contract, or waive or release any material rights, claims or benefits under any Company Material Contract, in each case, other than in the ordinary course of business;
(xiii)   make any material changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;
(xiv)   settle any Proceeding, except in the ordinary course of business or where such settlement is covered by insurance or involves only the payment of monetary damages in an amount not more than $500,000 in the aggregate;
(xv)   file any material amended Tax Return, make, revoke or change any material Tax election in a manner inconsistent with past practice, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes), in each case, to the extent such action could reasonably be expected to have any adverse and material impact on Parent following the Closing;
(xvi)   except in the ordinary course of business or pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as required by Law, (A) materially increase the annual salary or consulting fees or target annual cash bonus opportunity, of any Company Employee with an annual salary or consulting fees and target annual cash bonus opportunity in excess of $250,000 as of the date of this Agreement, (B) become a party to, establish, adopt, materially amend, or terminate any material Company Benefit Plan or any arrangement that would have been a material Company Benefit Plan had it been entered into prior to this Agreement, (C) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (D) forgive any loans or issue any loans (other than routine travel advances issued in the ordinary course of business) to any Company Employee, (E) hire any employee or engage any independent contractor (who is a natural person) with annual salary or consulting fees and target annual cash bonus opportunity in excess of $250,000 or (F) terminate the employment of any executive officer other than for cause;
(xvii)   sell, assign, lease, exclusively license, pledge, encumber, divest, abandon, allow to lapse or expire any material Intellectual Property of the Company, other than grants of non-exclusive licenses in the ordinary course of business to customers for use of the products or services of the Company or otherwise in the ordinary course of business;
(xviii)   become a party to, establish, adopt, amend, commence participation in or enter into any collective bargaining or other labor union Contract;
(xix)   fail to use commercially reasonable efforts to keep current and in full force and effect, or to comply with the requirements of, or to apply for or renew, any permit, approval, authorization,

consent, license, registration or certificate issued by any Governmental Entity that is material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;
(xx)   file any prospectus supplement or registration statement or consummate any offering of securities that requires registration under the Securities Act or that includes any actual or contingent commitment to register such securities under the Securities Act in the future;
(xxi)   fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;
(xxii)   enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the date of this Agreement; or
(xxiii)   agree or authorize to do any of the foregoing.
5.2   Inspection.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties, the Company shall, and shall cause its Subsidiaries to, afford to Parent and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 5.2 to the extent (x) relating to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, (y) it would result, in the judgment of legal counsel of the Company, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound or (z) prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Parent and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
5.3   No Claim Against the Parent Trust Account.   The Company acknowledges that Parent has established the Parent Trust Account for the benefit of Parent’s public stockholders and that disbursements from the Parent Trust Account are available only in the limited circumstances set forth in the Parent Reports, Parent’s Organizational Documents, and the Parent Trust Agreement. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of Parent’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Parent Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the transactions contemplated by this Agreement, or in the event of termination of this Agreement, another Business Combination, are or is not consummated by November 24, 2022 or such later date as approved by the stockholders of Parent to complete a Business Combination, Parent will be obligated to return to its stockholders the amounts being held in the Parent Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Parent Trust Account, any trustee of the Parent Trust Account and Parent to collect from the Parent Trust Account any monies that may be owed to them by Parent or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Parent Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 5.3 shall survive the termination of this Agreement for any reason.
5.4   Acquisition Proposals; Alternative Transactions.
(a)   From the date of this Agreement until the Closing, the Company shall not, and shall use reasonable best efforts to cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of its Subsidiaries to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction; provided, however, that this Section 5.4 shall not prohibit the Company from initiating negotiations with any Person with respect to any purchase of assets or businesses by the Company, whether structured as an asset acquisition, merger, consolidation or other business combination, so long as the Company otherwise complies with the terms of this Section 5.4 and Section 5.1.
(b)   The following terms shall be defined as follows:
(i)   “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Parent, Merger Sub or their respective Affiliates or with respect to the Transactions) relating to, in a single transaction or series of related transactions: (A) any merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (B) any merger or acquisition with or by any Person or group (as defined under Section 13 of the Exchange Act), other than the Transactions or the acquisition or disposition of products, services, inventory, equipment or other tangible personal property in the ordinary course of business.
(ii)   “Alternative Transaction” means a transaction (other than the Transactions) concerning the sale or transfer of equity securities of the Company, whether newly issued or already outstanding, whether such transaction takes the form of a sale of shares or other equity securities, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.
5.5   Prospectus/Proxy Filing; Information Supplied.
(a)   The Company shall provide to Parent financial statements for the years ended December 31, 2020 and 2019 audited in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and accompanied by the report thereon of the Company’s independent auditors (which reports shall be unqualified) by no later than May 15, 2021. Without limiting the foregoing, (i) the Company shall reasonably cooperate with Parent in connection with Parent’s preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required for the Registration Statement and (ii) the Company shall use its reasonable best efforts to provide Parent, as soon as reasonably practicable following the end of the quarter ended March 31, 2021, but in no event later than June 15, 2021 (which, for the avoidance of doubt, may be after the date of the initial filing of the Registration Statement), reviewed financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the period ended March 31, 2021, together with the notes and schedules thereto, accompanied by the reports thereon of the Company’s independent auditors (which reports shall be unqualified), in each case, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with the standards of the PCAOB. The Company shall make its officers and employees and Representatives available to Parent and its counsel, in each case, during normal business hours and upon reasonable advanced notice by Parent, in connection with (i) the drafting of the Registration Statement and (ii) responding in a timely manner to comments on the Registration Statement from the SEC.
(b)   From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Parent prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Parent and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Parent pursuant to this Section 5.5 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Disclosure Letter.
ARTICLE VI
COVENANTS OF PARENT
6.1   Conduct of Parent.   From the date of this Agreement until the Closing, Parent shall, and shall cause Merger Sub to, except as expressly required or permitted by this Agreement or any Transaction Document (including the Subscription Agreements), as required by applicable Law or COVID-19 Measures or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, except (w) as described in the corresponding subsection of Section 6.1 of the Parent Disclosure Letter, (x) as otherwise expressly required or permitted by this Agreement or any Transaction Document (including as contemplated by the Private Placement), (y) as required by applicable Law or COVID-19 Measures or (z) as the Company shall otherwise consent to in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent will not, and will not permit Merger Sub, to:
(a)   change, modify or amend, or seek any approval from the Parent Stockholders to change, modify or amend, the Parent Trust Agreement (or any other agreement relating to the Parent Trust Account), the Parent Organizational Documents or the organizational documents of Merger Sub, other than to effectuate the Parent Restated Charter and the Parent Restated Bylaws;
(b)   (i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (iii) other than the redemption of any shares of Parent Common Stock required by the Redemption Offer or as otherwise required by Parent’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Parent;
(c)   enter into, or permit any of the assets owned or used by it to become bound by, any Contract, other than as expressly required in connection with the Transactions;
(d)   other than as expressly required by the Sponsor Agreement, enter into, renew, amend or terminate, or waive or release any rights, claims or benefits under, any transaction or Contract with an Affiliate of Parent or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(e)   incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred between Parent and Merger Sub;
(f)   incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Transaction Documents;
(g)   make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company);
(h)   make any changes with respect to its accounting policies or procedures, except as required by changes in Law or GAAP;
(i)   (i) issue, sell, grant or authorize the issuance, sale or grant of any shares of capital stock or other securities of Parent or any of its Subsidiaries or any options, warrants, convertible securities, subscription rights or other similar rights entitling its holder to receive or acquire any shares of capital stock or other securities of Parent or any of its Subsidiaries, other than (A) in connection with the exercise of any Parent Warrants outstanding on the date hereof or (B) the Transactions (including the transactions contemplated by the Subscription Agreements) or (ii) amend, modify or waive any of the terms or rights set forth in any Parent Warrant or the Parent Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement or as expressly provided in this Agreement;
(j)   except as contemplated by the Parent Incentive Plan or Parent ESPP, (i) enter into, adopt or amend any Parent Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee or any other individual to provide services to Parent or its Subsidiaries following Closing;
(k)   file any material amended Tax Return, make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, enter into any agreement with a Governmental Entity with respect to material Taxes, settle or compromise any examination, audit or other action with a Governmental Entity of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Entity in respect of material Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);
(l)   (i) fail to maintain its existence or merge or consolidate with, or purchase any assets or equity securities of, any corporation, partnership, limited liability company, association, joint venture or other entity or organization or any division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent or its Subsidiaries;
(m)   make any capital expenditures;
(n)   make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;
(o)   enter into any new line of business outside of the business currently conducted by Parent and its Subsidiaries as of the date of this Agreement; or
(p)   agree or authorize to do any of the foregoing.
6.2   Parent Trust Account Matters.
(a)   Trust Account. Prior to the Closing, none of the funds held in the Parent Trust Account may be used or released except (i) for the withdrawal of interest to pay any tax obligations owed by Parent as a result of assets owned by Parent, including franchise taxes, (ii) for working capital purposes (not exceed $250,000 annually) and (iii) to effectuate the Redemption Offer. Following the Closing, and upon notice to the trustee of the Parent Trust Account (the “Parent Trustee”) and the satisfaction of the requirements for release set forth in the Parent Trust Agreement, the Parent Trustee shall be obligated to release as promptly as practicable any and all amounts still due to holders of shares of Parent Common Stock who have exercised their redemption rights with respect to shares of Parent Common

Stock, and thereafter, release the remaining funds in the Parent Trust Account to Parent to be reflected on Parent’s consolidated balance sheet and the Parent Trust Account shall thereafter be terminated.
(b)   Redemption Offer. At the Closing, Parent shall use its reasonable best efforts to cause the Parent Trustee to pay as and when due all amounts payable to Parent Stockholders holding shares of the Parent Common Stock sold in Parent’s initial public offering who shall have validly elected to redeem their shares of Parent Common Stock (and who have not rescinded such election) pursuant to Parent’s Organizational Documents and shall use its reasonable best efforts to cause the Parent Trustee to pay, as and when due, the Deferred Discount (as defined in the Parent Trust Agreement) pursuant to the terms of the Parent Trust Agreement.
6.3   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the Effective Time, Parent and the Surviving Company agree that they will indemnify and hold harmless, to the fullest extent Parent, Merger Sub or the Company would be permitted to do so under applicable Law and their respective Organizational Documents in effect as of the date of this Agreement, each present and former (determined as of the Effective Time) director and officer of Parent, Merger Sub and the Company and each of their respective Subsidiaries, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and Parent or the Surviving Company shall also advance expenses as incurred to the fullest extent that the Company, Parent or Merger Sub, as applicable, would have been permitted to do so under applicable Law and its respective Organizational Documents in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification.
(b)   Parent shall cause the Surviving Company as of the Effective Time to obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case, for a claims reporting or discovery period of six (6) years from and after the Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Company’s insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as the Company’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).
(c)   Parent shall, as of the Effective Time, obtain and fully pay the premium for “tail” insurance policies for the extension of Parent’s existing D&O Insurance, in each case, for the Tail Period, with terms, conditions, retentions and limits of liability that are at least as favorable to the insureds as Parent’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).
(d)   If Parent or the Surviving Company or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Company shall assume all of the obligations set forth in this Section 6.3.
(e)   Prior to the Closing, Parent shall use commercially reasonable efforts to obtain D&O Insurance reasonably satisfactory to the Company and that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Parent and its Subsidiaries (including the directors and officers of the Company and its Subsidiaries) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on NASDAQ which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as Parent and its Subsidiaries (including the Company and its Subsidiaries).
(f)   The rights of the Indemnified Parties under this Section 6.3 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of Parent, Merger Sub, the Company or any of their respective Subsidiaries, or under any applicable Contracts or Laws, and nothing in this Agreement is intended to, shall be construed or shall release, waiver or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Parent, Merger Sub, the Company or any of their respective Subsidiaries for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 6.3 is not prior to or in substitution of any such claims under such policies).
(g)   This Section 6.3 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third party beneficiaries of this Section 6.3.
6.4   Approval of Sole Stockholder of Merger Sub.   Immediately following execution of this Agreement, Parent shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement.
6.5   Inspections.   Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Parent or its Subsidiaries by third parties, Parent shall, and shall cause its Subsidiaries to, afford to the Company and its Representatives reasonable access from and after the date of this Agreement until the Effective Time, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of Parent and its Subsidiaries, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers, employees and other personnel of Parent and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Parent and its Subsidiaries that are in the possession of Parent or its Subsidiaries as such Representatives may reasonably request. Notwithstanding the foregoing, Parent and its Subsidiaries shall not be required to furnish such information or afford such access described in this Section 6.5 to the extent (x) relating to interactions with prospective Business Combination partners or target companies of Parent or the negotiation of this Agreement and the transactions contemplated hereby, (y) it would result, in the judgment of legal counsel of Parent, in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Parent or any of its Subsidiaries is bound or (z) as prohibited by applicable Law. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.
6.6   Parent NASDAQ Listing.
(a)   From the date hereof through the Closing, Parent shall use reasonable best efforts to ensure that Parent remains listed as a public company on, and for shares of Parent Common Stock to be listed on, the NASDAQ.
(b)   Parent shall cause the Parent Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ prior to the Closing Date.
6.7   Parent Public Filings.   From the date hereof through the Closing, Parent will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

6.8   Private Placements.   Parent and Merger Sub shall take, or cause to be taken, as promptly as practicable after the date hereof, all actions, and do, or cause to be done, all things necessary (including enforcing its rights under the Subscription Agreements), on or prior to the Closing Date, to consummate the purchases contemplated by the Subscription Agreements on the terms and conditions described or contemplated therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the Subscribers to pay to (or as directed by) Parent the applicable purchase price under each Subscriber’s applicable Subscription Agreement in accordance with its terms. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Parent shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements.
6.9   Post-Closing Board of Directors and Officers of Parent.   Parent shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a)   the Board of Directors of Parent (the “Post-Closing Board of Directors”) shall consist of:
(i)   one (1) director nominee with relevant industry experience to be appointed by Parent as soon as reasonably practicable following the date of this Agreement, subject to the consent of the Company, not to be unreasonably withheld; and
(ii)   such other director nominees to be designated by the Company as soon as reasonably practicable following the date of this Agreement.
(b)   the initial officers of Parent shall be as set forth on Section 6.9 of the Company Disclosure Letter (as may be updated by the Company prior to Closing following written notice to Parent), who shall serve in such capacity in accordance with the terms of the Organizational Documents of Parent following the Effective Time.
6.10   Indemnification Agreements.   On the Closing Date, Parent shall enter into customary indemnification agreements (each, an “Indemnification Agreement”), in form and substance reasonably acceptable to the Company, with the members of the Post-Closing Board of Directors and the individuals set forth on Section 6.9 of the Company Disclosure Letter, which Indemnification Agreements shall continue to be effective following the Closing.
6.11   Exclusivity.   From and after the date of this Agreement until the Closing, Parent shall not take, nor shall it permit any of its Affiliates to take, and shall not authorize and will instruct its Representatives not to, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement, letter of intent, memorandum of understanding or agreement in principle with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its stockholders or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than with the Company, its stockholders and their respective Affiliates and Representatives. Parent shall, and shall cause its Affiliates to, and shall authorize and instruct its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Parent shall be liable for any breach of this Section 6.11 by any of its Representatives.
6.12   Governing Documents.   In connection with the consummation of the Transactions, Parent shall adopt the Parent Restated Bylaws and the Parent Restated Charter.
6.13   Stockholder Litigation.   In the event that any Proceeding related to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby is brought, or to the Knowledge of Parent, threatened in writing, against Parent or the Board of Directors of Parent by any of Parent’s stockholders prior to the Closing, Parent shall promptly notify the Company of any such Proceeding and keep the Company reasonably informed with respect to the status thereof. Parent shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such Proceeding, shall provide the Company with a meaningful opportunity to review and give due consideration to the Company’s concerns regarding the settlement of any such Proceeding.
ARTICLE VII
JOINT COVENANTS
7.1   Preparation of Registration Statement.
(a)   As promptly as practicable following the execution and delivery of this Agreement, Parent shall prepare, with the assistance of the Company, and cause to be filed with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement and the Consent Solicitation Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Parent Common Stock to be issued under this Agreement, which Registration Statement will also contain the Proxy Statement and the Consent Solicitation Statement. Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement, the Proxy Statement and the Consent Solicitation Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Parent and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and the Consent Solicitation Statement. Promptly after the Registration Statement has been declared effective under the Securities Act, Parent will cause the Proxy Statement to be mailed to stockholders of Parent.
(b)   Each of Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Parent or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Parent, on the one hand, and the Company, on the other hand, and shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Parent and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Parent Common Stock, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Parent Organizational Documents. Each of the Company and Parent shall provide the other Parties with copies of any written comments, and shall inform such other Parties of any oral comments, that Parent receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other Parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.
(c)   Parent agrees to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Business Combination (as defined in the Parent Certificate of Incorporation), including the Merger, and the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “Transaction Proposal”), (ii) approval of the Parent Restated Charter (the “Amendment Proposal”) and each change to the Parent Restated Charter that is required to be separately approved, (iii) to the extent required by the NASDAQ listing rules, approval of the issuance of the Aggregate Merger Consideration together with the Parent Common Stock pursuant to the Subscription Agreements (the “NASDAQ Proposal”), (iv) the approval and adoption of the Parent Incentive Plan and Parent ESPP (the “Parent Incentive Plan Proposal”), (v) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals and (vi) approval of any other proposals reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal, the Amendment Proposal, the NASDAQ Proposal and the Parent Incentive Plan Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Parent shall propose to be acted on by Parent’s stockholders at the Special Meeting.
7.2   Parent Special Meeting.
(a)   Parent shall use commercially reasonable efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with the Company), or duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL, (ii) after the Registration Statement has been declared effective under the Securities Act, cause the Proxy Statement to be disseminated to Parent’s stockholders in compliance with applicable Law and (iii) after the Registration Statement has been declared effective under the Securities Act, solicit proxies from the holders of Parent Common Stock to vote in accordance with the recommendation of the Parent Board with respect to each of the Proposals.
(b)   Parent shall, through the Parent Board, recommend to its stockholders that they approve the Proposals (the “Parent Board Recommendation”) and shall include the Parent Board Recommendation in the Proxy Statement. The Parent Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Parent Board Recommendation (a “Modification in Recommendation”).
(c)   To the fullest extent permitted by applicable Law, (x) Parent’s obligations to establish a record date, or duly call, give notice of, convene and hold the Special Meeting shall not be affected by any Modification in Recommendation, and (y) Parent agrees that if the Parent Stockholder Approval shall not have been obtained at any such Special Meeting, then Parent shall promptly continue to take all such commercially reasonable actions, including the actions required by this Section 7.2, and hold such additional Special Meetings in order to obtain the Parent Stockholder Approval. Parent may only adjourn the Special Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent Stockholders prior to the Special Meeting; provided, that, without the consent of the Company, the Special Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Special Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Outside Date.
7.3   Company Stockholder Approval.
(a)   The Company shall solicit the Company Stockholder Approval via written consent as soon as promptly as practicable after the Registration Statement becomes effective. In connection therewith, the Company shall use reasonable best efforts to, as promptly as practicable, (i) establish the record date (which record date shall be mutually agreed with Parent) for determining the Company Stockholders entitled to provide such written consent, (ii) cause the Consent Solicitation Statement to be disseminated to the Company Stockholders in compliance with applicable Law and (iii) solicit written consents from the Company Stockholders to give the Company Stockholder Approval.
(b)   The Company shall, through the Company Board, recommend to the Company Stockholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 7.3. The Company will provide Parent with copies of all stockholder consents it receives within one (1) Business Day of receipt. If the Company Stockholder Approval is obtained, then promptly following the receipt of the required written consents, the Company will prepare and deliver to its stockholders who have not consented the notice required by Section 228(e) of the DGCL. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Stockholders to give the Company Stockholder Approval in accordance with this Section 7.3 shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal or Alternative Transaction.
7.4   Cooperation; Efforts to Consummate.
(a)   On the terms and subject to the conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries and Affiliates to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing no later than ten (10) Business Days after the date of this Agreement the notification and report form required under the HSR Act) and to obtain as promptly as reasonably practicable all consents, registrations, approvals, clearances, Permits and authorizations necessary, proper or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions. The Company and Parent (A) shall each request early termination of all applicable waiting periods under the HSR Act with respect to the Transactions and (B) the Company and Parent shall not, and shall cause their Subsidiaries and Affiliates not to, extend any waiting period, review period or comparable period under the HSR Act or any other Antitrust Law or enter into any agreement with any Governmental Entity to delay or not to consummate the Transactions, except with the prior written consent of the other Party (not to be unreasonably withheld, conditioned, delayed, or denied). Notwithstanding the foregoing or anything to the contrary in this Agreement, but subject to Parent’s obligations pursuant to Section 7.4(c), in no event shall either the Company or Parent or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Notwithstanding anything to the contrary contained herein, no action taken by the Company or Parent under this Section 7.4 will constitute a breach of Section 5.1 or Section 6.1, respectively.
(b)   Parent and the Company shall each have the right to review in advance, and to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Registration Statement). Neither the Company nor Parent shall permit any of its officers or other Representatives to participate in any meeting or discussion with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Transactions unless, to the extent practicable, it consults with the other Party in advance, and to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable. Parent shall be responsible for the payment of all filing fees pursuant to the HSR Act and any other Antitrust Laws in connection with the Transactions.
(c)   For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, and without limiting the foregoing, Parent shall, and shall cause its Subsidiaries and Affiliates to, take any and all steps that are within its control to eliminate each and every impediment under the HSR Act or any other Antitrust Law that is asserted by any Governmental Entity or any other Person so as to enable the Parties to consummate the Transactions as soon as possible, and in any event prior to the Outside Date, including, but not limited to, (i) commencing or threatening to commence, and vigorously contesting, resisting and defending against, any Proceeding, whether judicial or administrative, by or before any Governmental Entity or other Person, (ii) seeking to have vacated, lifted, reversed or overturned any stay or Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prevents restricts, interferes with or delays the consummation of the Transactions, (iii) proposing, negotiating, committing to and effecting by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Company or Parent or any of their respective Subsidiaries or Affiliates, (iv) taking or committing to take actions that limit the freedom of action of any of the Company or Parent or any of their respective

Subsidiaries or Affiliates with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Company or Parent or any of their respective Subsidiaries or Affiliates, (v) granting any financial, legal or other accommodation to any Person and (vi) proposing, negotiating, committing to and effecting any other condition, commitment or remedy of any kind. Parent and Merger Sub shall not take any action, including agreeing to or consummating any merger, acquisition or other transaction, that would reasonably be expected to prevent, restrict or delay (A) the receipt of any consent, registration, approval, clearance, permit or authorization from any Governmental Entity or any other Person in connection with the Transactions or (B) the consummation of the Transactions.
7.5   Status; Notifications.   Subject to applicable Law and as otherwise required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as applicable, or any of its Subsidiaries or Affiliates, from any third party or any Governmental Entity with respect to the Transactions.
7.6   Publicity.   The initial press release with respect to the Transactions shall be a joint press release and thereafter the Company and Parent shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (i) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or NASDAQ or (ii) any consultation that would not be reasonably practicable as a result of requirements of applicable Law. Each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent.
7.7   Section 16 Matters.   Prior to the Closing, each of Parent, Merger Sub and the Company shall take all steps as may be required, to the extent permitted under applicable Law, to cause any dispositions of the shares of Company Stock or acquisitions of Parent Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3(d) promulgated under the Exchange Act.
7.8   Tax Matters.
(a)   Notwithstanding anything to the contrary contained herein, Parent shall be responsible for and shall pay all Transfer Taxes required to be paid by the Company, Parent or any of their Subsidiaries incurred in connection with the Transactions. Unless otherwise required by applicable Law, the Company shall file all necessary Tax Returns with respect to all such Transfer Taxes, and if required by applicable Law, Parent will join in the execution of any such Tax Returns. The Company and Parent agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.
(b)   Parent, Merger Sub and the Company intend that, for U.S. federal income tax purposes (and for purposes of any applicable state or local income tax law that follows U.S. federal income tax treatment), (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code to which Parent and the Company are to be parties under Section 368(b) of the Code; and (ii) any Earn-Out Shares that are issued will be treated as an adjustment to the Aggregate Merger Consideration for Tax purposes that is eligible (other than with respect to any imputed interest component) for non-recognition treatment under the Code and Treasury Regulations in connection with the reorganization described in clause (i) (and will not be treated as “other property” within the meaning of Section 356 of the Code), and that this Agreement be, and hereby is, adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a) (clauses (i) and (ii) together, the “Intended Tax Treatment”).
(c)   None of the Parties shall (and each Party shall cause its Subsidiaries and Affiliates not to) take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent the Merger and the applicable issuance(s) of Earn-Out Shares from qualifying for the Intended Tax Treatment. Both prior to and following the Effective Time, each of the Parties shall, and shall cause their respective Subsidiaries and Affiliates to, use their reasonable best efforts to cause the Merger and the applicable issuance(s) of Earn-Out Shares to qualify for the Intended Tax Treatment.
(d)   The Parties shall, and shall cause their respective Affiliates to, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code, file all income Tax Returns to be filed on a basis consistent with the Intended Tax Treatment. Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Entity.
7.9   Parent Incentive Plan.   Parent shall, prior to the Effective Time, approve and adopt the Parent Incentive Plan and the Parent ESPP, in each case to be effective in connection with the Closing. The Parent Incentive Plan shall provide for an initial aggregate share reserve thereunder equal to 8% of the number of shares of Parent Common Stock on a fully diluted basis at the Closing, plus (i) the aggregate number of Earn-Out Shares issuable pursuant to Section 2.08(d) to Company Earn-Out Holders that are eligible to be registered on a Form S-8 Registration Statement, plus (ii) an automatic increase on the first day of each calendar year equal to 5% of the outstanding shares of Parent Common Stock as of the last day of the immediately preceding calendar year. The Parent ESPP shall provide for an initial aggregate share reserve thereunder equal to 3% of the number of shares of Parent Common Stock on a fully diluted basis at the Closing, plus an automatic increase on the first day of each calendar year equal to 1% of the outstanding shares of Parent Common Stock as of the last day of the immediately preceding calendar year. Subject to approval of the Parent Incentive Plan and the Parent ESPP by the Parent stockholders, as soon as practicable following the Effective Time, Parent shall file an effective Form S-8 Registration Statement with the SEC with respect to the shares of Parent Common Stock issuable under the Parent Incentive Plan and the Parent ESPP and Parent shall maintain the effectiveness of such Form S-8 Registration Statement (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Parent Incentive Plan and/or Parent ESPP remain outstanding.
7.10   Amended and Restated Registration Rights Agreement.   At the Closing, (a) Parent shall deliver to the Company a copy of the Amended and Restated Registration Rights Agreement duly executed by Parent, and shall use reasonable best efforts to cause each applicable Parent Stockholder to deliver to the Company a copy of the Amended and Restated Registration Rights Agreement duly executed by such Parent Stockholder, and (b) the Company shall deliver to Parent a copy of the Amended and Restated Registration Rights Agreement duly executed by the Company, and shall use reasonable best efforts to cause each applicable Company Stockholder to deliver to Parent a copy of the Amended and Restated Registration Rights Agreement duly executed by such Company Stockholder.
7.11   Non-Profit Organization.   Following the date of this Agreement, the Company will, in consultation with Parent, establish a non-profit organization to promote diversity in clinical research and to enable the Company to access diverse investigators and patients for clinical research, and other charitable efforts consistent with that mission.
7.12   Amendment of Fiscal Year of Parent.   In connection with the consummation of the Transactions, the Board of Directors of Parent shall (a) take all actions necessary such that upon the Closing, the fiscal year of Parent will be the 12-month period commencing on January 1 and ending on December 31, which fiscal year shall be included in the Parent Restated Bylaws and (b) file any necessary transition reports with the SEC prior to the Closing. From the date of this Agreement to the Closing, the Parties will cooperate in good faith to provide each other with such necessary information and other cooperation as is reasonably necessary to assist in the preparation of any such transition reports and other related filings that may be due prior to or after the Closing.
7.13   Amendment to Parent Warrant Agreement.   Prior to the Closing, Parent and LifeSci Holdings LLC shall amend the Parent Warrant Agreement or enter into such other agreement that provides for all of the issued and outstanding Parent Warrants held by Sponsor or its Affiliates to convert into the right to receive 3,146,453 shares of Parent Common Stock immediately prior to the Effective Time.

ARTICLE VIII
CONDITIONS
8.1   Mutual Conditions to Obligation of Each Party.   The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:
(a)   Stockholder Approval.   (i) The Parent Stockholder Approval shall have been obtained, and (ii) the Company Stockholder Approval shall have been obtained.
(b)   Regulatory Approvals.   (i) All waiting periods (and any extensions thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and (ii) all consents, registrations, approvals, clearances, Permits and authorizations from Governmental Entities that are set forth in Section 8.1(b) of the Company Disclosure Letter shall have been obtained.
(c)   No Laws or Governmental Orders.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.
(d)   Registration Statement.   The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened by the SEC.
(e)   Other Agreements.   The Transaction Documents delivered prior to the Closing shall be in full force and effect and shall not have been rescinded by any of the parties thereto.
(f)   Net Tangible Assets.   Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
8.2   Conditions to Obligation of Parent and Merger Sub.   The respective obligation of Parent and Merger Sub to consummate the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.
(i)   The representations and warranties made by the Company that are expressly set forth in the first sentence of Section 3.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 3.2(a) through 3.2(e) (Capital Structure of the Company), Section 3.3 (Corporate Authority; Approval and Fairness ), Section 3.6(a) (Absence of Certain Changes), and Section 3.18 (Brokers and Finders) that are qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).
(ii)   The other representations and warranties made by the Company that are expressly set forth in Article III shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, Material Adverse Effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.2(b), a covenant of the Company shall only be deemed to have not been performed if the Company has failed to cure within fifteen (15) days after written notice of a breach thereof by Parent (or if earlier, the Outside Date).
(c)   Company Closing Certificate.   Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (the “Company Closing Certificate”).
(d)   Transaction Documents.   The Company shall have delivered a counterpart of each of the Transaction Documents to which it is a party to Parent.
(e)   Good Standing.   The Company shall have delivered to Parent a certificate of good standing with respect to the Company from State of Delaware.
8.3   Conditions to Obligation of the Company.   The obligation of the Company to consummate the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:
(a)   Representations and Warranties.
(i)   The representations and warranties made by Parent and Merger Sub that are expressly set forth in the first sentence of Section 4.1 (Organization, Good Standing and Qualification), the first sentence of each of Sections 4.2(a) through 4.2(c) (Capital Structure of Parent), Section 4.3 (Corporate Authority; Approval), Section 4.6(a) (Absence of Certain Changes) and Section 4.16 (Brokers and Finders) that are qualified by materiality, Material Adverse Effect or other similar qualifier shall be true and correct in all respects and that are not qualified by materiality, material adverse effect or other similar qualifier shall be true and correct in all material respects as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case, such representation and warranty shall be so true and correct in all respects or all material respects, as applicable, as of such particular date or period of time).
(ii)   The other representations and warranties made by Parent and Merger Sub that are expressly set forth in Article IV shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any materiality, materiality adverse effect or other similar qualifier contained therein) that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent or prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions.
(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed or complied in all material respects with each of its obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date; provided, that for purposes of this Section 8.3(b), a covenant of Parent or Merger Sub shall only be deemed to have not been performed if the Parent or Merger Sub, as applicable, has failed to cure within fifteen (15) days after written notice of a breach thereof by the Company (or if earlier, the Outside Date).
(c)   Parent and Merger Sub Closing Certificate.   The Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied (the “Parent Closing Certificate”).
(d)   D&O Resignations.   The directors and executive officers of Parent listed in Section 8.3(d) of the Parent Disclosure Letter shall have been removed from their respective positions or tendered their irrevocable resignations, in each case effective as of the Effective Time.

(e)   Trust and PIPE Funds.   The Closing Parent Cash shall equal or exceed the Company’s Required Funds (after giving effect to any redemptions exercised by Parent Stockholders in connection with the Redemption Offer and payment of the Outstanding Transaction Expenses in full), and Parent shall have made all arrangements necessary, proper or advisable for the funds in the Parent Trust Account to be released upon Closing in accordance this Agreement.
(f)   Stock Exchange Approval.   The shares of Parent Common Stock issuable to the holders of shares of Company Stock pursuant to this Agreement shall have been authorized for listing on NASDAQ upon official notice of issuance.
(g)   Transaction Documents.   Parent shall have delivered a counterpart of each of the Transaction Documents to which it is a party to the Company.
(h)   Sponsor Lock-Up Agreements.   Sponsor and each of those Persons set forth on Section 8.3(h) of the Parent Disclosure Letter shall have executed and delivered to the Company an agreement, in substantially the form attached hereto as Exhibit F (each, a “Sponsor Lock-Up Agreement”), pursuant to which the shares of Parent Common Stock held by such Persons shall be subject to a lock-up for a period of 180 days from the Closing Date.
(i)   Good Standing.   Parent shall have delivered to the Company certificates of good standing with respect to Parent and Merger Sub from their respective applicable jurisdictions of incorporation.
ARTICLE IX
TERMINATION; SURVIVAL
9.1   Termination by Mutual Written Consent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Company and Parent.
9.2   Termination by Either Parent or the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by written notice of either the Company or the Parent to the other if:
(a)   The Merger shall not have been consummated by 5:00 p.m. (New York Time) on or prior to November 6, 2021 (the “Outside Date”); provided that, the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX); or
(b)   Any Law or final, non-appealable Governmental Order shall have been enacted, issued, promulgated, enforced or entered that permanently restrains, enjoins or otherwise prohibits consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 9.2(b) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the enactment, issuance, promulgation, enforcement or entry of such Law or Governmental Order; provided further that the Governmental Entity issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.
(c)   The Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a Special Meeting or any adjournment.
9.3   Termination by Parent.   This Agreement may be terminated and the Merger may be abandoned by Parent by providing written notice to the Company if:
(a)   At any time prior to the Effective Time, there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by Parent to the Company or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.3(a) shall not be available to Parent if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX); or
(b)   The Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote.
9.4   Termination by the Company.   This Agreement may be terminated and the Merger may be abandoned by the Company by providing written notice to Parent if:
(a)   At any time prior to the Effective Time, there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of written notice thereof by the Company to Parent or (ii) three Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4(a) shall not be available to the Company if it has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger (subject to the applicable notice and cure provisions set forth in this Article IX).
(b)   Parent Board shall have publicly withdrawn, modified or changed, in any manner adverse to the Company, the Parent Board Recommendation with respect to any Proposals set forth in the Proxy Statement.
9.5   Effect of Termination.   In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement and every other agreement, certificate, instrument or other document delivered pursuant to this Agreement shall become null and void and of no further force and effect, without any duties, obligations or liabilities on the part of any Party (or any of their Representatives or Affiliates). Notwithstanding the foregoing, (a) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any fraud or Willful Breach of this Agreement prior to such termination; and (b) the following shall survive such termination: (i) Section 3.25 (No Other Representations or Warranties), Section 4.20 (No Other Representations or Warranties), Section 5.3 (No Claims Against Parent Trust Account), this Section 9.5 (Effect of Termination and Abandonment), and Article XI; (ii) the Confidentiality Agreement; and (iii) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (ii).
ARTICLE X
NO SURVIVAL
After the Effective Time, no representations, warranties, covenants or agreements contained in this Agreement or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement shall survive, except for: (i) Article I, Section 3.25 (No Other Representations or Warranties), Section 4.20 (No Other Representations or Warranties), Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), Section 7.8 (Tax Matters), this Article X and Article XI; (ii) the Confidentiality Agreement; (iii) those covenants and agreements that by their terms are to be performed or complied with, in whole or in part, after the Effective Time; and (iv) the definitions of any related defined terms used in the provisions or agreements described in the foregoing clauses (i) through (iii).

ARTICLE XI
MISCELLANEOUS
11.1   Amendment; Waiver.
(a)   Subject to the provisions of applicable Law and the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by Parent, Merger Sub and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.
(b)   No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights, and except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
11.2   Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.
11.3   Governing Law.   This Agreement, and any claims or Proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.
11.4   Forum; Waiver of Jury Trial.
(a)   Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
(b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO

THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(b).
11.5   Equitable Remedies.   Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to equitable remedies against another Party for its breach or threatened breach of this Agreement, including to enforce specifically the terms and provisions of this Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Agreement in the Chosen Courts, in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another any remedy at law. In the event that a Party seeks equitable remedies in any Proceeding (including to enforce the provisions of this Agreement or prevent breaches or threatened breaches of this Agreement), no Party shall raise any defense or objection, and each Party hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the Party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another any remedy at law.
11.6   Notices.   All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:
If to the Company:
Science 37, Inc.
600 Corporate Pointe, Suite 320
Culver City, CA 90230
Attention:
General Counsel / Chief Legal Officer

Email:
legal@science37.com

with a copy to (which shall not constitute notice):
Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, TX 77002
Attention:
Ryan J. Maierson

Thomas G. Brandt

Email:
ryan.maierson@lw.com

thomas.brandt@lw.com

If to Parent or Merger Sub:
LifeSci Acquisition II Corp.
250 W. 55th Street, #3401
New York, NY 10019
Attention:
Andrew McDonald

Email:
andrew@lifesciacquisition.com

with a copy to (which shall not constitute notice):
Loeb & Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attention:
Mitchell Nussbaum

Email:
mnussbaum@loeb.com

11.7   Entire Agreement.
(a)   This Agreement (including the exhibits, schedules and annexes), the Company Disclosure Letter, the Parent Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties and their Affiliates with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.
(b)   Without limiting Section 3.25 (No Other Representations or Warranties) and Section 4.20 (No Other Representations or Warranties), each Party acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and Article IV, in the Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents, (i) no Party has made or is making any representations, warranties or inducements, (ii) no Party has relied on or is relying on any representations, warranties, inducements, statements, materials or information (including as to the accuracy or completeness of any statements, materials or information) and (iii) each Party hereby disclaims reliance on any representations, warranties, inducements, statements, materials or information (whether oral or written, express or implied, or otherwise) or on the accuracy or completeness of any statements, materials or information, in each case of clauses (i) through (iii), relating to or in connection with the negotiation, execution or delivery of this Agreement or any Transaction Documents, the agreements, certificates, instruments or other documents delivered pursuant to this Agreement or the Transaction Documents, or the Transactions. Each Party hereby releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) relating to the making (or alleged making) of any representations, warranties or inducements, the disclosure or making available of any statements, materials or information (or the accuracy or completeness thereof), or the reliance on (or alleged reliance on) any representations, warranties, inducements, statements, materials or information (including the accuracy or completeness of any statements, materials or information), except for such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs and Proceedings arising from fraud with respect to the representations and warranties expressly set forth in Article III and Article IV, in the

Transaction Documents or in any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the Transaction Documents.
11.8   Expenses.   Whether or not the Merger is consummated, except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement, the Transaction Documents and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense.
11.9   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors and permitted assigns). No Party shall be permitted to assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 11.9 shall be null and void.
11.10   Third Party Beneficiaries.   Except for the Indemnified Parties with respect to the provisions of Section 6.3 (Indemnification; Directors’ and Officers’ Insurance), the Parties hereby agree that their respective representations, warranties, covenants and agreements set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement and are not for the benefit of any other Person who is not a party to this Agreement. Other than the Parties and their respective successors and permitted assigns, this Agreement is not intended to, and does not, confer upon any Person any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.1 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
11.11   Non-Recourse.   Any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the subject matter hereof (including the Transactions), any agreement, certificate, instrument or other document delivered pursuant to this Agreement or the subject matter thereof, or any negotiation, execution, or performance of any of the foregoing, shall be brought, raised or claimed only against the Persons that are expressly identified as “Parties” in the preamble to this Agreement (the “Contracting Parties”). No Nonparty Person shall have any responsibility, obligation or liability for any claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement (including the Transactions) or its negotiation, execution, performance, or breach and, to the maximum extent permitted by Laws, each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives all such claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) against any such Nonparty Persons. Without limiting the foregoing, to the maximum extent permitted by Laws, (a) each Contracting Party hereby irrevocably, unconditionally, completely and forever releases, discharges, ceases and waives any and all claims, demands, liabilities, obligations, debts, damages, losses, expenses, costs or Proceedings (whether in contract or in tort, in law or in equity, or granted by statute) that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Person, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Person with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. The “Nonparty Persons” means the Persons who are not Contracting Parties, and the term “Nonparty Persons” shall include, but not be limited to, all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all Contracting Parties, all Affiliates of any Contracting Party or of all past, present or future stockholders, members, partners, other securityholders, controlling Persons, directors, managers, officers, employees, incorporator, Affiliates, agents, attorneys, advisors, other Representatives, lenders, capital providers, successors or permitted assigns of all of the foregoing.
11.12   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
11.13   Interpretation and Construction.
(a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(b)   The Preamble, and all Recital, Article, Section, Subsection, Schedule and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.
(c)   Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.
(d)   Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.
(e)   References to “securities” shall mean “securities” within the meaning of the Securities Act and the Exchange Act, and the applicable rules, regulations and other Laws promulgated thereunder or interpreting or supplementing the Securities Act and the Exchange Act.
(f)   When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days, shall refer to calendar days unless Business Days are specified.
(g)   All references in this Agreement to any statute or other Law include the rules and regulations promulgated thereunder by a Governmental Entity, in each case, as amended, re-enacted, consolidated or replaced from time to time. In the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

(h)   The Company Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article III or Article IV, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Company Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have either a Material Adverse Effect or to affect the interpretation of such term for purposes of this Agreement.
(i)   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
11.14   Definitions.   The terms contained in Annex 1 to this Agreement shall have the meaning ascribed to such term as set forth in Annex 1.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.
COMPANY:
SCIENCE 37, INC.
By:
/s/ David Coman

Name:   David Coman
Title:    Chief Executive Officer
[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been duly executed and delivered by the Parties as of the date first written above.
PARENT:
LIFESCI ACQUISITION II CORP.
By:
/s/ Andrew McDonald

Name:   Andrew McDonald
Title:    Chief Executive Officer
MERGER SUB:
LIFESCI ACQUISITION II MERGER SUB, INC.
By:
/s/ Andrew McDonald

Name:   Andrew McDonald
Title:    President, Secretary and Treasurer
[Signature Page to the Agreement and Plan of Merger]

ANNEX 1
CERTAIN DEFINITIONS
“Acceleration Event” has the meaning set forth in Section 2.8(b).
“Acquisition Proposal” has the meaning set forth in Section 5.4(b).
“Additional Proposal” has the meaning set forth in Section 7.1(c).
“Affiliate” or “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” including the correlative meanings of the terms “controlled by” and “under common control with”, as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Affordable Care Act” has the meaning set forth in Section 3.10(l).
“Aggregate Merger Consideration” means a number of shares of Parent Common Stock equal to the quotient of (i) $1,000,000,000, divided by (ii) $10.00.
“Agreement” has the meaning set forth in the Preamble.
“Allocation Statement” has the meaning set forth in Section 2.5(a).
“Alternative Transaction” has the meaning set forth in Section 5.4(b).
“Amendment Proposal” has the meaning set forth in Section 7.1(c).
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition, merger control or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Assumed Option” has the meaning set forth in Section 2.1(c)(i).
“Assumed Warrant” has the meaning set forth in Section 2.1(a)(ii).
“Amended and Restated Registration Rights Agreement” has the meaning set forth in the Recitals.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).
“Business Combination” has the meaning ascribed to such term in the Parent Certificate of Incorporation.
“Business Combination Proposal” has the meaning set forth in Section 6.10.
“Business Day” means any day, other than a Saturday or Sunday or a day on which banks in the City of New York, or solely with respect to the Closing Date, the Department of State of the State of Delaware is required or authorized by Law to close.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act.
“CCC” has the meaning set forth in Section 2.6(a).
“Cash and Cash Equivalents” shall mean the cash and cash equivalents, including checks, money orders, marketable securities, short-term instruments, negotiable instruments, funds in time and demand deposits or similar accounts, and in lock boxes, in financial institutions or elsewhere, together with all accrued but unpaid interest thereon, and all bank, brokerage or other similar accounts.
“Certificate of Merger” has the meaning set forth in Section 1.3.

A-1

“Certificates” has the meaning set forth in Section 2.2(b).
“Change of Control” has the meaning set forth in Section 2.8(c).
“Chosen Courts” has the meaning set forth in Section 11.4(a).
“Closing Date” has the meaning set forth in Section 1.2.
“Closing Parent Cash” means, without duplication, an amount equal to (a) the Cash and Cash Equivalents contained in the Parent Trust Account as of immediately prior to the Effective Time; plus (b) all other Cash and Cash Equivalents of Parent; plus (c) the cash proceeds received from the Private Placements; minus (d) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of Parent Common Stock pursuant to the Redemption Offer (to the extent not already paid).
“Closing” has the meaning set forth in Section 1.2.
“Code” has the meaning set forth in the Recitals.
“Company” has the meaning set forth in the Preamble.
“Company Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries, and in which any Company Employee participates, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA (“ERISA Plans”), employment, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Company Board” means the board of directors of the Company.
“Company Board Recommendation” has the meaning set forth in Section 7.3(b).
“Company Charter” means the Amended and Restated Certificate of Incorporation of Science 37, Inc., as amended, restated or supplemented from time to time.
“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.0001 per share.
“Company Disclosure Letter” has the meaning set forth in Article III.
“Company Dissenting Shares” means shares of Company Common Stock that are held by Dissenting Stockholders.
“Company Earn-Out Holders” has the meaning set forth in Section 2.8(a).
“Company Employee” means any current or former employee, director or independent contractor (who is a natural person) of the Company or any of its Subsidiaries.
“Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
“Company Fully Diluted Capital Stock” means, without duplication, a number of shares of Company Common Stock equal to the sum of (a) the aggregate number of shares of Company Common Stock that are issued and outstanding as of immediately prior to the Effective Time after giving effect to the Preferred Stock Conversion; plus (b) the aggregate number of shares of Company Common Stock equal to (i) the total number of shares of Company Common Stock issuable assuming full exercise of all Company Options that are outstanding as of immediately prior to the Effective Time and that have an exercise price less than the Per Share Value, minus (ii) the number of shares of Company Common Stock equal to (A) the aggregate of the exercise prices of the Company Options described in clause (i) above, divided by (B) the Per Share Value; minus (c) the Treasury Shares outstanding immediately prior to the Effective Time.

A-2

“Company Material Contract” has the meaning set forth in Section 3.17(a).
“Company Option” has the meaning set forth in Section 2.1(c)(i).
“Company Preferred Stock” means, collectively, the shares of preferred stock, par value $0.0001 per share, of the Company, of which shares have been designated as: (i) Series A Preferred Stock, (ii) Series B Preferred Stock, (iii) Series C Preferred Stock, (iv) Series D Preferred Stock and (v) Series D-1 Preferred Stock.
“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Stockholder” means the holder of a share of Company Common Stock and/or a share of Company Preferred Stock.
“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).
“Company Top Customer” has the meaning set forth in Section 3.19(a).
“Company Top Supplier” has the meaning set forth in Section 3.19(a).
“Company Warrants” means any warrants to purchase shares of Company Stock.
“Company’s Required Funds” means an amount equal to $200,000,000.
“Confidentiality Agreement” means the confidentiality agreement, entered into between the Company and LifeSci Venture Partners, dated May 31, 2020.
“Consent Solicitation Statement” means the consent solicitation statement included as part of the Registration Statement with respect to the solicitation by the Company of the Company Stockholder Approval.
“Contract” means any legally binding contract, agreement, lease, license, note, mortgage, indenture, arrangement or other obligation.
“Contracting Parties” has the meaning set forth in Section 11.11.
“Costs” has the meaning set forth in Section 6.3(a).
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.
“D&O Insurance” has the meaning set forth in Section 6.3(b).
“DGCL” has the meaning set forth in the Recitals.
“Dissenting Stockholders” means any Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL and Chapter 13 of the CCC.
“Earn-Out Period” has the meaning set forth in Section 2.8(c).
“Earn-Out Pro Rata Share” has the meaning set forth in Section 2.8(c).
“Earn-Out Shares” has the meaning set forth in Section 2.8(a).
“Effective Time” has the meaning set forth in Section 1.3.
“Encumbrance” any pledge, lien, charge, option, hypothecation, mortgage, security interest, adverse right, prior assignment, license, sublicense or any other encumbrance of any kind or nature whatsoever,

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whether contingent or absolute, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing. The term “Encumber” shall have the correlative meaning.
“Environmental Law” means any Law relating to: (a) the protection, investigation, remediation or restoration of the environment, health, safety or natural resources; (b) the handling, labeling, management, recycling, generation, use, storage, treatment, transportation, presence, disposal, release or threatened release of any Hazardous Substance; or (c) any noise, od, or indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Plans” has the meaning set forth in the definition of “Company Benefit Plan.”
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” has the meaning set forth in Section 2.2(a).
“Exchange Fund” has the meaning set forth in Section 2.2(a).
“Exchange Ratio” means the quotient of (a) the Aggregate Merger Consideration, divided by (b) the number of shares of Company Fully Diluted Capital Stock.
“Export and Sanctions Regulations” has the meaning set forth in Section 3.9(e).
“FCPA” means the United States Foreign Corrupt Practices Act of 1977.
“Financial Statements” has the meaning set forth in Section 3.5(a).
“GAAP” means United States generally accepted accounting principles, consistent applied.
“Government Official” means any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Entity, or for or on behalf of any such public international organization.
“Governmental Entity” means any United States federal, state or local, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award entered by or with any Governmental Entity.
“Hazardous Substance” means any: (a) substance that is listed, designated, classified or regulated pursuant to any Environmental Law; (b) any substance that is a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, mold, radioactive material or radon; and (c) other substance that poses a risk of harm or may be the subject of regulation or liability in connection with any Environmental Law.
“Health Care Laws” means any and all Laws of any Governmental Entity pertaining to health regulatory matters applicable to the business of the Company, including (a) fraud and abuse (including the following Laws: the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)); the Civil False Claims Act (31 U.S.C. § 3729 et seq.) and the Criminal False Claims Act (18 U.S.C.§ 287); the Stark Law (42. U.S.C. §1395nn); Sections 1320a-7, 1320a-7a and 1320a-7b of Title 42 of the United States Code; the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173)); (b) Medicare, Medicaid, TRICARE or other governmental health care or payment program (including but not limited to Title XVIII and Title XIX of the Social Security Act); (c) quality, safety certification and accreditation standards and requirements; (d) the billing, coding or submission of claims or collection of

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accounts receivable or refund of overpayments; and (e) any other Law or regulation of any Governmental Entity which regulates kickbacks, patient or Health Care Program reimbursement, Health Care Program claims processing, medical record documentation requirements, the hiring of employees or acquisition of services or products from those who have been excluded from governmental health care programs or any other aspect of providing health care applicable to the operations of the Company. The term “Health Care Laws” expressly excludes all Laws regulating the use or disclosure of Personal Data and/or Protected Health Information, including the Privacy Laws.
“HIPAA” has the meaning set forth in the definition of “Privacy Laws”.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976.
“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) indebtedness for borrowed money, (b) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (c) amounts owing as deferred purchase price for property or services, including “earnout” payments, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party guaranteed by such Person or secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance, other than a Permitted Encumbrance, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, and (g) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not past due and accrued expenses arising in the ordinary course of business consistent with past practice.
“Indemnified Parties” has the meaning set forth in Section 6.3(a).
“Insurance Policies” has the meaning set forth in Section 3.16.
“Intellectual Property” means all of the worldwide intellectual property and proprietary rights associated with any of the following, whether registered, unregistered or registrable, to the extent recognized in a particular jurisdiction: (a) trademarks, service marks, trade dress, product configurations, trade names and other indications of origin, applications and registrations pertaining to the foregoing in any jurisdiction, and the goodwill associated with any of the foregoing; (b) Patents; (c) discoveries, ideas, Know-How, systems, technology and other rights in confidential and other nonpublic information that derive economic value from not being generally known and not being readily ascertainable by proper means, including the right in any jurisdiction to limit the use or disclosure thereof, in each case whether patentable or not; (d) software; (e) copyrights in writings, designs, software, mask works, content and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing; (f) data and databases; and (g) internet websites, domain names and applications and registrations pertaining thereto.
“Intended Tax Treatment” has the meaning set forth in Section 7.8(b).
“Interim Balance Sheet Date” means December 31, 2020.
“IP Contracts” means, collectively, any and all Contracts under which the Company or any of its Subsidiaries (i) is granted a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) in or to any material Intellectual Property of a third Person, (ii) grants a right (including option rights, rights of first offer, first refusal, first negotiation, etc.) to a third Person in or to any Owned Intellectual Property or (iii) has entered into an agreement not to assert or sue with respect to any Intellectual Property (including settlement agreements and co-existence arrangements), in each case excluding (A) non-exclusive licenses and subscriptions to commercially available software or technology used for internal use by the Company, with a dollar value individually not in excess of $150,000, (B) any Contract related to Public Software, or (C) any Contract under which the Company or any of its Subsidiaries licenses any of the Owned Intellectual Property in the ordinary course of business.
“IRS” means the United States Internal Revenue Service.

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“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Know-How” means all information, inventions (whether or not patentable), improvements, practices, algorithms, formulae, trade secrets, techniques, methods, procedures, knowledge, results, protocols, processes, models, designs, drawings, specifications, materials and any other information related to the development, marketing, pricing, distribution, cost, sales and manufacturing of products.
“Knowledge” when used in this Agreement (a) with respect to the Company or any of its Subsidiaries means the actual knowledge of the Persons listed in Section A-K of the Company Disclosure Letter and (b) with respect to Parent means the actual knowledge of the executive officers of Parent, in each case, after the due inquiry of their respective direct reports.
“Laws” means any federal, state, local, foreign, international or transnational law, statute, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.
“Leases” has the meaning set forth in Section 3.14(b).
“Letter of Transmittal” has the meaning set forth in Section 2.2(b).
“Licensed Intellectual Property” means all Intellectual Property of a third Person that is licensed or purported to be licensed to the Company or any of its Subsidiaries.
“Look-Back Date” means the date that is three (3) years prior to the date of this Agreement.
“Material Adverse Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with others, is or would reasonably be expected to be materially adverse to the business, assets, results of operations and financial condition of the Company and its Subsidiaries, taken as a whole; provided, however, that no effect, event, development, change, state of facts, condition, circumstance or occurrence constituting, resulting or arising from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: (A) any conditions or factors generally affecting the economy, credit, capital, securities or financial markets or any political, regulatory or business conditions in any jurisdiction; (B) any conditions or factors generally affecting the industry, markets or geographical areas in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (C) the relationships of the Company or any of its Subsidiaries, contractual or otherwise, with customers, employees, unions, suppliers, distributors, financing sources, landlords, partners or similar relationship as a result of the entry into, announcement or performance of the Transactions; (D) changes or modifications in GAAP or in any applicable Law or in the interpretation or enforcement thereof, after the date of this Agreement; (E) any failure by the Company to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period (except that the underlying causes of such failure may be taken into account for purposes of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excludable pursuant to clauses (A) through (I)); (F) acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any pandemic (including the COVID-19 pandemic, or any COVID-19 Measures or any change in such COVID-19 Measures or interpretations following the date of this Agreement), outbreak of illness or other public health event or any other force majeure event; (G) any Proceeding arising from allegations of any breach of fiduciary duty or allegations of violation of Law relating to this Agreement or the Transactions; provided that the exception in this clause (G) shall not prevent a determination that any effect not otherwise excluded from this definition of Material Adverse Effect underlying such failure has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; (H) any actions taken by the Company that are required to be taken by this Agreement or at Parent’s written request; (I) any matter set forth on the Company Disclosure Letter; (J) any matters to the extent actually known by the executive officers of Parent on or prior to the date hereof; or (K) any action taken by or on behalf of Parent or Merger Sub; provided further that effects, events, developments, changes, state of facts, conditions, circumstances or occurrences constituting, resulting or arising from the matters described in clauses (A), (B), (D) and (F) may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent it has a materially

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disproportionate and adverse effect on the business, assets, results of operations and condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.
“Merger” has the meaning set forth in the Recitals.
“Merger Sub” has the meaning set forth in the Preamble.
“Multiemployer Plan” has the meaning set forth in Section 3.10(c).
“NASDAQ” means the NASDAQ Stock Market.
“NASDAQ Proposal” has the meaning set forth in Section 7.1(c).
“ordinary course of business” or any similar phrase means the ordinary course of the business of the Company and its Subsidiaries, after taking into account any effects, adjustments or changes in connection with COVID-19 or COVID-19 Measures.
“Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, bylaws, shareholders agreements or comparable documents, (ii) with respect to any Person that is a partnership, its certificate of formation or partnership, partnership agreement, or comparable documents, (iii) with respect to any Person that is a limited liability company, its certificate of formation, limited liability company agreement, operating agreement, members agreement or comparable documents, (iv) with respect to any Person that is a trust, its declaration or agreement of trust or other constituent document or comparable documents, (v) with respect to any other Person that is an entity, its comparable constituent, organizational or securityholder documents and (vi) with respect to any of the foregoing Persons, the term “Organizational Documents” shall include any other agreements among such Person and/or its shareholders, partners, members, beneficiaries or securityholders, as applicable, concerning the voting or disposition of securities of or interests in such Person.
“Outside Date” has the meaning set forth in Section 9.2(a).
“Outstanding Company Expenses” has the meaning set forth in Section 2.4(a).
“Outstanding Parent Expenses” has the meaning set forth in Section 2.4(b).
“Outstanding Transaction Expenses” has the meaning set forth in Section 2.4(b).
“Owned Intellectual Property” means all Intellectual Property that are owned or purported to be owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the Preamble.
“Parent Benefit Plan” means any benefit or compensation plan, program, policy, practice, agreement, Contract, arrangement or other obligation, whether or not in writing and whether or not funded, in each case, which is sponsored or maintained by, or required to be contributed to, or with respect to which any potential liability is borne by Parent, Merger Sub or any of their Subsidiaries including, but not limited to, ERISA Plans, employment, consulting, retirement, retention, severance, termination or change-in-control agreements, deferred compensation, equity-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind.
“Parent Board” means the board of directors of Parent.
“Parent Board Recommendation” has the meaning set forth in Section 7.2(b).
“Parent Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Parent, filed with the Secretary of State of the State of Delaware on November 20, 2020.
“Parent Closing Statement” has the meaning set forth in Section 2.5(c).
“Parent Common Share Price” has the meaning set forth in Section 2.8(c).

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“Parent Common Stock” means Parent’s Common Stock, par value $0.0001 per share.
“Parent Disclosure Letter” has the meaning set forth in Article IV.
“Parent ESPP” has the meaning specified in the Recitals.
“Parent Financial Statements” has the meaning set forth in Section 4.5(i).
“Parent Incentive Plan” has the meaning specified in the Recitals.
“Parent Incentive Plan Proposal” has the meaning set forth in Section 7.1(c).
“Parent Organizational Documents” means the Parent Certificate of Incorporation and Parent’s bylaws, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).
“Parent Reports” has the meaning set forth in Section 4.5(a).
“Parent Restated Bylaws” has the meaning set forth in the Recitals.
“Parent Restated Charter” has the meaning set forth in the Recitals.
“Parent Stock” means Parent Common Stock or Parent Preferred Stock.
“Parent Stockholder” means a holder of shares of Parent Stock.
“Parent Stockholder Approval” has the meaning set forth in Section 4.3(b).
“Parent Trust Account” has the meaning set forth in Section 4.11.
“Parent Trust Agreement” has the meaning set forth in Section 4.11.
“Parent Trustee” has the meaning set forth in Section 6.2(a).
“Parent Warrant Agreement” means that certain Warrant Agreement, dated as of November 24, 2020, between Parent and the Sponsor.
“Parent Warrants” has the meaning set forth in Section 4.2(b).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Patent” means all patents, industrial designs, utility models, supplementary protection certificates, inventor’s certificates, certificates of inventions, and all applications and registrations therefore in any jurisdiction, including all provisionals, substitutions, divisions, divisionals, continuations, continuations-in-part, reissues, renewals, extensions, reexaminations, re-issues, counterparts, extensions, validations, and other extensions of legal protestation pertaining thereto.
“PCAOB” has the meaning set forth in Section 5.5(a).
“Per Share Merger Consideration” has the meaning set forth in Section 2.1(b).
“Per Share Value” means the product of (i) the Exchange Ratio, multiplied by (ii) $10.00.
“Permit” or “Permits” means any permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity.
“Permitted Encumbrance” means the following Encumbrances: (a) Encumbrances for current Taxes, assessments or other governmental charges not yet delinquent, or which may be hereafter paid without penalty or that the taxpayer is contesting in good faith and for which adequate reserves have been created in the applicable financial statements in accordance with GAAP; (b) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s or other like common law, statutory or consensual Encumbrances arising or incurred in the ordinary course of business and which do not materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate, or deposits to

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obtain the release of such Encumbrances; (c) with respect to leasehold interests, Encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of any real property subject to a Lease; (d) zoning, building, subdivision, entitlement, conservation restriction and other land use and environmental regulations, easements, covenants, rights of way or other similar requirements or restrictions, none of which (i) materially and adversely interfere with the present uses of the real property or (ii) materially and adversely affect the value of the specific parcel of real property to which they relate; (e) zoning promulgated by Governmental Entities; (f) Encumbrances identified in the Financial Statements; (g) Encumbrances arising pursuant to applicable securities Laws or Organizational Documents (other than as a result of a breach or violation thereof); and (h) other Encumbrances that do not, individually or in the aggregate, materially impair the present use and operation of, or materially and adversely affect the value of, the assets to which they relate.
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.
“Personal Data” means, with respect to any natural Person, such Person’s name, street address, telephone number, e-mail address, photograph, social security number, tax identification number, driver’s license number, passport number, credit card number, bank account number and other financial information, customer or account numbers, account access codes and passwords, that allows the identification of such Person or that is defined as “personal data,” “personally identifiable information,” “personal information” or similar term under any applicable Laws.
“Preferred Stock Conversion” has the meaning set forth in Section 2.1(a).
“Privacy Laws” means all applicable United States state and federal Laws relating to privacy and protection of Personal Data and/or Protected Health Information, including the Gramm-Leach-Bliley Act of 1999; the Identity Theft Red Flag Rules under the Fair and Accurate Credit Transactions Act of 2003; the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”); the Health Information Technology for Economic and Clinical Health Act; the Privacy Act of 1974; the Right to Financial Privacy Act of 1978; the Privacy Protection Act of 1980; the Fair Credit Reporting Act of 1970; the Electronic Communications Privacy Act of 1986; and any and all similar state and federal Laws relating to privacy, security, data protection and data breach, including security incident notification.
“Private Placement” has the meaning set forth in the Recitals.
“Proceeding” means any cause of action, litigation, suit, hearing, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.
“Proposals” has the meaning set forth in Section 7.1(c).
“Protected Health Information” has the meaning given to such term under HIPAA, including all such information in electronic form.
“Public Software” means any software that (i) is made generally available to the public without requiring payment of fees or royalties, (ii) is generally considered to be “copyleft”, “open source” or “public software”, including software distributed or made available via the GNU General Public License (GPL) or Lesser/Library GPL (LGPL), the Artistic License (e.g., PERL), the Mozilla Public License, the Netscape Public License, the BSD License, the Sun Community Source License (SCSL) or Industry Source License (SISL), the Apache License or any license or distribution model similar to the foregoing, or (iii) requires as a condition of use, modification or distribution that any other software distributed therewith be disclosed, licensed or distributed in source code form, be redistributable at no charge or be licensed for the purpose of making derivative works.
“Proxy Statement” means the proxy statement relating to Parent’s Special Meeting.
“Redeeming Stockholder” means a Parent Stockholder who demands that Parent redeem its Parent Common Stock for cash in connection with the Transactions and in accordance with the Parent Organizational Documents.

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“Redemption Offer” has the meaning set forth in the Recitals.
“Registration Statement” has the meaning set forth in Section 7.1(a).
“Representative” means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorneys-in-fact, accountant or other advisor, agent or other representative of such Person, in each case, acting in their capacity as such.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Sensitive Data” means all confidential information, classified information, proprietary information, trade secrets and any other information, the security or confidentiality of which is protected by Law or Contract, that is collected, maintained, stored, transmitted, used, disclosed or otherwise processed by the Company. Sensitive Data also includes Personal Data which is held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed, sold or used by the Company or its Subsidiaries.
“Special Meeting” means a meeting of the holders of Parent Common Stock to be held for the purpose of approving the Proposals.
“Software” means any and all: (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (d) documentation relating to any of the foregoing, including user manuals and other training documentation.
“Sponsor” means LifeSci Holdings LLC, a Delaware limited liability company.
“Sponsor Agreement” has the meaning set forth in the Recitals.
“Sponsor Lock-Up Agreement” has the meaning set forth in Section 8.3(h).
“Stock Plan” means the Company’s 2015 Stock Plan.
“Subscribers” has the meaning set forth in the Recitals.
“Subscription Agreements” has the meaning set forth in the Recitals.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its Subsidiaries.
“Support Agreement” has the meaning set forth in the Recitals.
“Surviving Company Bylaws” has the meaning set forth in Section 1.5.
“Surviving Company” has the meaning set forth in Section 1.1.
“Surviving Company Certificate of Incorporation” has the meaning set forth in Section 1.4.
“Tail Period” has the meaning set forth in Section 6.3(b).
“Tax” or “Taxes” means all federal, state, local and foreign income, profits, franchise, net income, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other

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taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.
“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed or supplied to Governmental Entity.
“Trading Market” has the meaning set forth in Section 2.8(c).
“Transaction Documents” means, collectively, (i) the Sponsor Agreement, (ii) the Support Agreement, (iii) the Amended and Restated Registration Rights Agreement, (iv) the Subscription Agreements and (v) the Director Nomination Agreement.
“Transaction Proposal” has the meaning set forth in Section 7.1(c).
“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the Closing, including the Merger.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, recording, value added, registration and other such similar Taxes and all conveyance fees, recording fees and other similar charges.
“Transmittal Document” has the meaning set forth in Section 2.2(b).
“Treasury Shares” has the meaning set forth in Section 2.1(b)(ii).
“Triggering Event I” has the meaning set forth in Section 2.8(c).
“Triggering Event II” has the meaning set forth in Section 2.8(c).
“Triggering Events” has the meaning set forth in Section 2.8(c).
“VWAP” has the meaning set forth in Section 2.8(c).
“Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

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Exhibit B
May 6, 2021
LifeSci Acquisition II Corp.
250 W. 55th St., #3401
New York, NY 10019
Attention: Andrew McDonald
Re: Support Agreement
Ladies and Gentlemen:
This letter (this “Support Agreement”) is being delivered by each of those stockholders of Science 37, Inc., a Delaware corporation (the “Company”), whose names appear on the signature pages of this Agreement (each, a “Stockholder” and, collectively, the “Stockholders”), to LifeSci Acquisition II Corp., a Delaware corporation (the “Parent”), in accordance with that Merger Agreement dated as of the date hereof, by and among the Parent, the Company and LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. As used herein, the term “Section” shall, unless otherwise specified, refer to the specified Section of this Support Agreement.
As of the date hereof, each Stockholder owns of record the number of shares of Company Common Stock and Company Preferred Stock as set forth opposite such Stockholder’s name on Exhibit A hereto (all such shares of Company Common Stock and Company Preferred Stock and any shares of Company Common Stock and Company Preferred Stock of which ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Support Agreement being referred to herein as the “Stockholder Shares”).
In order to induce the Parent to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Stockholder hereby agrees with Parent and the Company as follows:
1.   Voting Agreements.   Each Stockholder, in his, her or its capacity as a stockholder of the Company, irrevocably and unconditionally covenants and agrees that, (i) at any meeting of the Company’s stockholders related to the transactions contemplated by the Merger Agreement or the Transaction Documents (the “Transactions”), whether annual or special and whether or not an adjourned or postponed meeting, and however called, and (ii) in connection with any written consent of the Company’s stockholders related to the Transactions (all such meetings or consents collectively referred to herein as the “Meeting”), such Stockholder shall, as applicable to such Stockholder:
a.
when the Meeting is held, appear at the Meeting or otherwise cause his, her or its Stockholder Shares to be counted as present thereat for the purpose of establishing a quorum;

b.
vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of his, her or its Stockholder Shares in favor of each of the proposals relating to the Transactions;

c.
authorize and approve the Merger to the extent the approval of any of the Company’s stockholders is required or applicable pursuant to the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”);

d.
convert each share of Company Preferred Stock into shares of Company Common Stock in accordance with the terms of the Company Charter Article IV, Section B(4)(b)(ii) and the Merger Agreement; and

e.
vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of his, her or its Stockholder Shares against, and withhold consent with respect to, any action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions (including as a result of not satisfying any of the conditions to Closing set forth in Section 8.1 or 8.2 of the Merger Agreement), (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement, or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Support Agreement.

Without limiting the foregoing, prior to any valid termination of the Merger Agreement in accordance with 9.1, 9.2, 9.3 or 9.4 thereof, each Stockholder shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Merger and the Transactions and on the terms and subject to the conditions set forth therein. The obligations of such Stockholder specified in this Section 1 shall apply whether or not the Merger, any of the Transactions or any action described above is recommended by the Company’s board of directors.
2.   Stop Transfers; Certificates.   Each Stockholder agrees that except for transfers of his, her or its Stockholder Shares pursuant to the Merger Agreement, such Stockholder shall not request that the Company register the transfer (book entry or otherwise) of any of his, her or its Stockholder Shares if such transfer is not permitted by this Support Agreement. In furtherance of the foregoing, such Stockholder hereby agrees to (a) place a revocable stop order on all of his, her or its Stockholder Shares subject to this Support Agreement, and (b) notify the Company’s transfer agent (if any) in writing of such stop order and the restrictions on such Stockholder Shares under this Section 2 and Section 4 below and direct the Company’s transfer agent (if any) not to process any attempts by such Stockholder to Transfer any Stockholder Shares except in compliance with this Section 2 and Section 6 below.
3.   Termination of Company Financing Agreements.   Each Stockholder, by this Agreement with respect to its Stockholder Shares, severally and not jointly, hereby agrees to terminate, subject to the Closing and effective as of the Effective Time, (a) those certain agreements set forth on Exhibit B attached hereto, if applicable to such Stockholder (the “Company Financing Agreements”); (b) any management rights or side letters between the Company and such Stockholder; and (c) any rights under any letter or agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to stockholders of the Company (clauses (a) through (c), collectively, the “Terminating Rights”) between such Stockholder and the Company, but excluding, (i) for the avoidance of doubt, any rights such Stockholder may have that relate to any commercial or employment agreements or arrangements between such Stockholder and the Company or any Subsidiary thereof, which shall survive the Closing in accordance with their respective terms, and (ii) any indemnification, advancement of expenses and exculpation rights of any Stockholder or any of its Affiliates set forth in the foregoing documents, which shall survive the Closing in accordance with their respective terms.
4.   Waiver.   Each Stockholder hereby irrevocably and unconditionally (i) waives any rights of appraisal, dissenter’s rights and any similar rights relating to the Merger Agreement and the consummation by the parties of the transactions contemplated thereby, including the Merger, that such Stockholder may have under applicable law (including Section 262 of the Delaware General Corporation Law or otherwise), (ii) consents to, on behalf of itself, the conversion of all outstanding shares of Company Preferred Stock into shares of Company Common Stock, with such conversion to be in accordance with the terms of the Company Charter and effective as of immediately prior to the Effective Time of the Merger, and (iii) waives, on behalf of themselves, its right to certain payments upon liquidation of the Company pursuant to Article IV, Section 2 of the Company Charter.
5.   Damages; Remedies.   Each Stockholder acknowledges and agrees that the rights of the other parties hereto to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Support Agreement are not performed or complied with in accordance with their terms or are otherwise breached, immediate and irreparable harm or

2

damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party hereto agrees that, in addition to any other available remedies a party hereto may have in equity or at law, each party hereto shall be entitled to equitable remedies against another party hereto for its breach or threatened breach of this Support Agreement, including to enforce specifically the terms and provisions of this Support Agreement or to obtain an injunction restraining any such breach or threatened breach of the provisions of this Support Agreement in the Chosen Courts (as defined below), in each case, (i) without necessity of posting a bond or other form of security and (ii) without proving the inadequacy of money damages or another remedy at law. In the event that a party hereto seeks equitable remedies in any Proceeding (including to enforce the provisions of this Support Agreement or prevent breaches or threatened breaches of this Support Agreement), no party hereto shall raise any defense or objection, and each party hereto hereby waives any and all defenses and objections, to such equitable remedies on grounds that (x) money damages would be adequate or there is another adequate remedy at law or (y) the party seeking equitable remedies must either post a bond or other form of security and prove the inadequacy of money damages or another remedy at law.
6.   Transfer Restrictions.   Hereafter until the earlier to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Sections 9.1, 9.2, 9.3 or 9.4 thereof, each Stockholder agrees that such Stockholder shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of Law), place a lien on, pledge, hypothecate, grant an option to purchase, distribute, dispose of or otherwise encumber any of his, her or its Stockholder Shares except in accordance with the Merger Agreement or otherwise enter into any contract, option or other arrangement undertaking to do any of the foregoing (a “Transfer”), (b) deposit any of his, her or its Stockholder Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its Stockholder Shares that conflicts with any of the covenants or agreements set forth in this Support Agreement or (c) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Stockholder (a “Permitted Transfer”); provided further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee also in agrees in writing, reasonably satisfactory in form and substance to the Parent, to assume all of the obligations of such Stockholder hereunder, and be bound by the terms of this Support Agreement. Any attempted Transfer of the Stockholder Shares, or any interest in any of the foregoing in violation of this Section 6 shall be null and void.
7.   New Shares.   During the period commencing on the date hereof and ending on the earlier to occur of (i) the Effective Time and (ii) such date and time as the Merger Agreement shall be terminated in accordance with Sections 9.1, 9.2, 9.3 or 9.4 thereof, in the event that, (a) any shares of Company Common Stock, Company Preferred Stock or other equity securities of Company are issued to any Stockholder after the date of this Support Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of the Company securities owned by such Stockholder, (b) any Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock, Company Preferred Stock or other equity securities of the Company after the date of this Support Agreement or (c) any Stockholder acquires the right to vote or share in the voting of any Company Common Stock, Company Preferred Stock or other equity securities of Parent after the date of this Support Agreement (such Company Common Stock, Company Preferred Stock or other equity securities of the Company, collectively the “New Securities”), then such New Securities acquired or purchased by such Stockholder shall be subject to the terms of this Support Agreement to the same extent as if they constituted his, her or its Stockholder Shares as of the date hereof.
8.   Consent to Disclosure.   Each Stockholder hereby consents to the publication and disclosure in the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by the Parent or the Company to any Governmental Authority or to securityholders of the Parent) of such Stockholder’s identity and beneficial ownership of Stockholder Shares and the nature of such Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by the Parent or the Company, a copy of this Agreement, provided that any

3

such documents shall be provided to any Stockholder being named at least one (1) business day prior to such publishing or disclosure for review and comment by such Stockholder. Each Stockholder will promptly provide any information reasonably requested by the Parent or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).
9.   Entire Agreement; Amendment.   This Support Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Support Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
10.   Assignment.   This Support Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall be permitted to assign any of its rights or delegate any of its obligations under this Support Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other parties hereto, and any attempted or purported assignment or delegation in violation of this Section 10 shall be null and void. Notwithstanding anything to the contrary in this Agreement, all obligations of a party hereto are being provided on a several basis by such party and not on a joint basis or a joint and several basis with the other parties hereto.
11.   Counterparts.   This Support Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Support Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Support Agreement as to the parties hereto and may be used in lieu of the original Support Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.
12.   Severability.   The provisions of this Support Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Support Agreement. If any provision of this Support Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (i) a suitable and equitable provision to be negotiated by the parties hereto, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (ii) the remainder of this Support Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
13.   Governing Law; Jurisdiction; Jury Trial Waiver.
a.
This Support Agreement, and any claims or Proceedings arising out of this Support Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.

b.
Each of the parties hereto agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Support Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Support Agreement or the Transactions exclusively in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of

4

the State of Delaware (Complex Commercial Division); provided that if subject matter jurisdiction over the Proceeding is vested exclusively in the United States federal courts, then such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (1) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (2) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (3) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, (4) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 of the Merger Agreement or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof and (5) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (1) through (4) of this Section 13 or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.
c.
EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS SUPPORT AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS SUPPORT AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS SUPPORT AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND CERTIFIES (A) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS SUPPORT AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.

14.   Notice.   Any notice, consent or request to be given in connection with any of the terms or provisions of this Support Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 11.6 of the Merger Agreement to the applicable party, with respect to the Company, at the address set forth in Section 11.6 of the Merger Agreement, and, with respect to the Stockholders, at the address set forth on each Stockholder’s signature page.
15.   Termination.   This Support Agreement and the obligations of Stockholders under this Support Agreement shall automatically terminate and any waivers of rights by Stockholders under this Support Agreement shall automatically be reinstated, in each case, upon the earliest of: (i) the Effective Time; (ii) the termination of the Merger Agreement in accordance with Section 9.1 thereof; and (iii) the mutual written agreement of the Parent and the Stockholders. Upon the termination or expiration of this Support Agreement, no party hereto shall have any further obligations or liabilities under this Support Agreement; provided, however, such termination or expiration shall not relieve any party hereto from liability for any willful breach of this Support Agreement occurring prior to its termination.
16.   Stockholder Representations: Each Stockholder represents and warrants to the Company, as of the date hereof and as of the Closing Date, that:
a.
such Stockholder has never been suspended or expelled from membership in any

5

securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;
b.
such Stockholder has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Support Agreement;

c.
in the case of any entity, it is duly organized or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction in which it is organized or formed, as applicable, and the execution, delivery and performance of this Support Agreement and the consummation of the transactions contemplated hereby are within such Stockholder’s corporate, partnership or limited liability company powers, as applicable, and have been duly authorized by all necessary corporation, partnership or limited liability company actions, as applicable, on the part of such Stockholder;

d.
this Support Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other parties to this Support Agreement, this Support Agreement constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

e.
the execution and delivery of this Support Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Stockholder, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Stockholder of his, her or its obligations under this Support Agreement;

f.
there are no Proceedings pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Stockholder of his, her or its obligations under this Support Agreement;

g.
such Stockholder has had the opportunity to read the Merger Agreement and this Support Agreement and has had the opportunity to consult with tax and legal advisors of his, her or its own choosing;

h.
such Stockholder has not entered into, and shall not enter into, any agreement that would prevent or delay such Stockholder from performing any of its obligations hereunder;

i.
such Stockholder has good title to the Stockholder Shares set forth opposite such Stockholder’s name on Exhibit A, free and clear of any Liens, and such Stockholders has the sole power to vote or cause to be voted such Stockholder Shares; and

j.
the Stockholder Shares identified in Section 2 of this Support Agreement are the only voting securities of the Company owned of record or beneficially owned by such Stockholder as of the date hereof, and none of such Stockholder Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Stockholder Shares that is inconsistent with such Stockholder’s obligations pursuant to this Support Agreement or the disposition of such Stockholder Shares.

17.   Adjustment for Stock Split.   If, and as often as, there are any changes in the Company or the Stockholder Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other

6

means, equitable adjustment shall be made to the provisions of this Support Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to the Stockholders, the Company and the Stockholder Shares as so changed.
18.   Further Actions.   Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.
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If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing in the space below and returning this letter agreement to us.
Sincerely,
COMPANY STOCKHOLDERS
By: Name: Title:
Signature Page to
Stockholders Support Agreement

Accepted and Agreed:
SCIENCE 37, INC.
By:

Name:
Title:
LIFESCI ACQUISITION II CORP.
By:

Name:
Title:
Signature Page to
Stockholders Support Agreement

EXHIBIT A
LIST OF STOCKHOLDERS
[Exhibit A to Stockholders Support Agreement]

Exhibit A

EXHIBIT B
COMPANY FINANCING AGREEMENTS
1. Amended and Restated Investors’ Rights Agreement, dated as of August 5, 2020, by and among the Company and each of the investors listed on Schedule A attached thereto.
2. Amended and Restated Voting Agreement, dated as of August 5, 2020, by and among the Company, the holders of the Company’s Preferred Stock listed on the Schedule of Investors attached as Schedule A thereto, and the holders of the Company’s Common Stock listed on the Schedule of Key Holders attached as Schedule B thereto, and any subsequent stockholders, or any transferees who became party thereto.
3. Amended and Restated First Refusal and Co-Sale Agreement, dated as of August 5, 2020, by and among the Company, the holders of Company Common Stock listed on Schedule A attached thereto, and the holders of Company Preferred Stock listed on Schedule B attached thereto.

Exhibit B

Exhibit C
AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT
THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of the [ • ] day of [ • ], 2021, by and among Science 37 Holdings, Inc., a Delaware corporation (f/k/a LifeSci Acquisition II Corp.) (the “Company”), the equityholders designated as Sponsor Equityholders on Schedule A hereto (collectively, the “Sponsor Equityholders”) and the equityholders designated as Legacy Science 37 Equityholders on Schedule B hereto (collectively, the “Legacy Science 37 Equityholders” and, together with the Sponsor Equityholders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement, each an “Investor” and collectively, the “Investors”).
WHEREAS, the Company, LifeSci Holdings LLC, a Delaware limited liability company (the “Sponsor”), and the Sponsor Equityholders are parties to that certain Registration Rights Agreement, dated as of November 20, 2020 (the “Prior Agreement”);
WHEREAS, the Company, LifeSci Acquisition II Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Science 37, Inc., a Delaware corporation (“Legacy Science 37”), are parties to that certain Agreement and Plan of Merger, dated as of May [ • ], 2021 (the “Business Combination Agreement”), pursuant to which, at the Effective Time (as defined in the Business Combination Agreement), Merger Sub will merge (the “Merger”) with and into Legacy Science 37, with Legacy Science 37 surviving the Merger as a wholly owned subsidiary of the Company (the “Business Combination”);
WHEREAS, on or about the date hereof, the Legacy Science 37 Equityholders are receiving shares of Common Stock as consideration for their shares of common stock and preferred stock of Legacy Science 37 pursuant to the Business Combination Agreement; and
WHEREAS, in connection with the consummation of the Business Combination, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto desire to enter into this Agreement pursuant to which the Company shall grant the Holders certain registration rights with respect to the Registrable Securities (as defined below) on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.   DEFINITIONS.   The following capitalized terms used herein have the following meanings:
“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
“Business Combination” has the meaning given in the Recitals hereto.
“Commission” means the Securities and Exchange Commission, or any other Federal agency then administering the Securities Act or the Exchange Act.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company” is defined in the preamble to this Agreement.
“Demand Registration” is defined in Section 2.1.1.
“Demanding Holder” is defined in Section 2.1.1.
“Earn-Out Shares” means the shares of Common Stock received by the Legacy Science 37 Equityholders pursuant to the earn-out provisions of the Business Combination Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Form S-3” is defined in Section 2.3.

“Indemnified Party” is defined in Section 4.3.
“Indemnifying Party” is defined in Section 4.3.
“Initial Shares” means all of the outstanding shares of Common Stock owned by the Investors as of the date hereof or issued to the Investors in connection with the transactions contemplated by the Business Combination Agreement, including any Earn-Out Shares to the extent that such Earn-Out Shares have been issued by the Company in accordance with the Business Combination Agreement.
“Initial Shareholders” means LifeSci Holdings LLC and Chardan Healthcare Investments LLC, each an Investor.
“Investor” is defined in the preamble to this Agreement.
“Investor Indemnified Party” is defined in Section 4.1.
“Maximum Number of Shares” is defined in Section 2.1.4.
“Notices” is defined in Section 6.3.
“Permitted Transferees” shall mean any Person to whom a holder of Registrable Securities is permitted to transfer such Registrable Securities.
“Person” means any individual or entity.
“Piggy-Back Registration” is defined in Section 2.2.1.
“PIPE Shares” has the meaning given in the definition of “Subscription Agreements”.
“Prior Agreement” has the meaning given in the Recitals hereto
“Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.
“Registrable Securities” means (i) the Initial Shares, and (ii) any shares of Common Stock or any other equity security (including, without limitation, the shares of Common Stock issued or issuable upon the exercise of any other equity security and warrants) of the Company otherwise acquired or owned by an Investor following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company. Registrable Securities include any warrants, shares of capital stock or other securities of the Company issued as a dividend or other distribution with respect to or in exchange for or in replacement of such securities described in clauses (i) and (ii) of the preceding sentence. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (b) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) the Registrable Securities are freely saleable under Rule 144 without limitations as to volume or manner of sale.
“Registration Statement” means a registration statement filed by the Company with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities (other than a registration statement on Form S-4 or Form S-8, or their successors, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another entity).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.
“Sponsor Holder” shall mean the Sponsor and any of its Permitted Transferees.
“Subscription Agreements” shall mean, collectively, the several subscription agreements between the Company and certain investors, dated May [ • ], 2021, pursuant to which the Company agreed to issue and sell, in private placements closing immediately prior to the closing of the Business Combination, an aggregate of 20,000,000 shares of Common Stock, for a purchase price of $10.00 per share and an aggregate purchase price of $200,000,000 (the “PIPE Shares”).
“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an underwritten offering and not as part of such dealer’s market-making activities.
“Warrant(s)” means the warrants of the Company.
2.   REGISTRATION RIGHTS.
2.1   Demand Registration.
2.1.1   Request for Registration.   At any time and from time to time, any of (i) Sponsor Holder or (ii) the holders of at least 20% in interest of the then-outstanding number of Registrable Securities (together with the Sponsor Holder, the “Demanding Holders”) may make a written demand for registration under the Securities Act of all or part of their Registrable Securities, as the case may be (a “Demand Registration”). Any demand for a Demand Registration shall specify the number of shares of Registrable Securities proposed to be sold and the intended method(s) of distribution thereof. The Company will notify all holders of Registrable Securities of the demand within five (5) days after the Company’s receipt of any such demand, and each holder of Registrable Securities who wishes to include all or a portion of such holder’s Registrable Securities in the Demand Registration shall so notify the Company within fifteen (15) days after the receipt by the holder of the notice from the Company. Upon any such request, the Demanding Holders shall be entitled to have their Registrable Securities included in the Demand Registration, subject to Section 2.1.4 and the provisos set forth in Section 3.1.1. The Company shall not be obligated to effect more than one (1) Demand Registration for the Sponsor Holder and two (2) Demand Registrations for other holders of Registrable Securities under this Section 2.1.1.
2.1.2   Effective Registration.   A registration will not count as a Demand Registration until the Registration Statement filed with the Commission with respect to such Demand Registration has been declared effective and the Company has complied with all of its obligations under this Agreement with respect thereto; provided, however, that if, after such Registration Statement has been declared effective, the offering of Registrable Securities pursuant to a Demand Registration is interfered with by any stop order or injunction of the Commission or any other governmental agency or court, the Registration Statement with respect to such Demand Registration will be deemed not to have been declared effective, unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders that have Registrable Securities included in such Demand Registration thereafter elect to continue the offering; provided, further, that the Company shall not be obligated to file a second Registration Statement until a Registration Statement that has been filed is counted as a Demand Registration or is terminated.
2.1.3   Underwritten Offering.   If a majority-in-interest of the Demanding Holders so elect and such holders so advise the Company as part of their written demand for a Demand Registration, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. In such event, the right of any holder to include its Registrable Securities in such registration shall be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting to the extent provided herein. All Demanding Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such underwriting by a majority-in-interest of the holders initiating the Demand Registration.
2.1.4   Reduction of Offering.   If the managing Underwriter or Underwriters for a Demand Registration that is to be an underwritten offering advises the Company and the Demanding Holders in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, as to which registration has been requested pursuant to written contractual piggy-back registration rights held by other shareholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such registration: (i) first, the Registrable Securities as to which Demand Registration has been requested by the applicable Demanding Holders (pro rata in accordance with the number of shares that each such Person has requested be included in such registration, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares; (ii) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (i), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; and (iii) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (i) and (ii), the shares of Common Stock or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons and that can be sold without exceeding the Maximum Number of Shares.
2.1.5   Withdrawal.   If a majority-in-interest of the Demanding Holders that have Registrable Securities included in the Demand Registration disapprove of the terms of any underwriting or are not entitled to include all of their Registrable Securities in any offering, such majority-in-interest of the Demanding Holders may elect to withdraw from such offering by giving written notice to the Company and the Underwriter or Underwriters of their request to withdraw prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Demand Registration. If the majority-in-interest of the Demanding Holders that have Registrable Securities included in a Demand Registration withdraws from a proposed offering relating to such Demand Registration, then such registration shall not count as a Demand Registration provided for in Section 2.1.
2.1.6   Shelf Registration.   The Company shall file within 45 days of the closing of the Business Combination, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a shelf registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a shelf registration on Form S-3 (the “Form S-3 Shelf” and together with the Form S-1 Shelf, each a “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two business days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any subsequent Shelf) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. Notwithstanding anything to the contrary herein, to the extent there is an active Shelf under this Section 2.1.6 covering an Investor’s or Investors’ Registrable Securities, and such Investor or Investors qualify as Demanding Holders pursuant to Section 2.1.1 and wish to request an underwritten offering from such Shelf, such underwritten offering shall follow the procedures of Section 2.1 (including Section 2.1.3 and Section 2.1.4) but such underwritten offering shall be made from the Shelf and shall count against the number of long form Demand Registrations that may be made pursuant to Section 2.1.1. The Company shall have the right to remove any persons no longer holding Registrable Securities from the Shelf or any other shelf registration statement by means of a post-effective amendment.
2.2   Piggy-Back Registration.
2.2.1   Piggy-Back Rights.   If at any time the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, by the Company for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, pursuant to Section 2.1), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed filing to the holders of Registrable Securities as soon as practicable but in no event less than ten (10) days before the anticipated filing date, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the holders of Registrable Securities in such notice the opportunity to register the sale of such number of shares of Registrable Securities as such holders may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). The Company shall cause such Registrable Securities to be included in such registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration on the same terms and conditions as any similar securities of the Company and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All holders of Registrable Securities proposing to distribute their securities through a Piggy-Back Registration that involves an Underwriter or Underwriters shall enter into an underwriting agreement in customary form with the Underwriter or Underwriters selected for such Piggy-Back Registration.
2.2.2   Reduction of Offering.   If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an underwritten offering advises the Company and the holders of Registrable Securities in writing that the dollar amount or number of shares of Common Stock which the Company desires to sell, taken together with the shares of Common Stock, if any, as to which registration has been demanded pursuant to written contractual arrangements with Persons other than the holders of Registrable Securities hereunder, the Registrable Securities as to which registration has been requested under this Section 2.2, and the shares of Common Stock, if any, as to which registration has been requested pursuant to the written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Shares, then the Company shall include in any such registration:
(a)   If the registration is undertaken for the Company’s account: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities, if any, comprised of Registrable Securities, as to which registration has been requested pursuant to the applicable written contractual piggy-back registration rights of such security holders, Pro Rata, that can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual piggy-back registration rights with such Persons and that can be sold without exceeding the Maximum Number of Shares;
(b)   If the registration is a “demand” registration undertaken at the demand of Persons other than the holders of Registrable Securities, (A) first, the shares of Common Stock or other securities for the account of the demanding Persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other Persons that the Company is obligated to register pursuant to written contractual arrangements with such Persons, that can be sold without exceeding the Maximum Number of Shares.
2.2.3   Withdrawal.   Any holder of Registrable Securities may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement. The Company (whether on its own determination or as the result of a withdrawal by persons making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.
2.2.4   Any Piggy-Back Registration effected pursuant to this Section 2.2 shall not be counted as a Demand Registration effected pursuant to Section 2.1.
2.3   Registrations on Form S-3.   The holders of Registrable Securities may at any time and from time to time, request in writing, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), that the Company register the resale of any or all of such Registrable Securities on Form S-3 or any similar short-form registration which may be available at such time (“Form S-3”); provided, however, that the Company shall not be obligated to effect such request through an underwritten offering. Upon receipt of such written request, the Company will promptly, and in any event within five (5) days after the Company’s receipt of such request, give written notice of the proposed registration to all other holders of Registrable Securities, and, as soon as practicable thereafter, effect the registration of all or such portion of such holder’s or holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities or other securities of the Company, if any, of any other holder or holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration pursuant to this Section 2.3: (i) if the Form S-3 is not available for such offering; or (ii) if the holders of the Registrable Securities, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at any aggregate price to the public of less than $2,000,000. Registrations effected pursuant to this Section 2.3 shall not be counted as Demand Registrations effected pursuant to Section 2.1.
3.   REGISTRATION PROCEDURES.
3.1   Filings; Information.   Whenever the Company is required to effect the registration of any Registrable Securities pursuant to Section 2, the Company shall use its best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:
3.1.1   Filing Registration Statement.   The Company shall use its best efforts to, as expeditiously as possible after receipt of a request for a Demand Registration pursuant to Section 2.1, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and shall use its best efforts to cause such Registration Statement to become effective and use its best efforts to keep it effective for the period required by Section 3.1.3; provided, however, that the Company shall have the right to defer any Demand Registration for up to sixty (60) days, and any Piggy-Back Registration for such period as may be applicable to deferment of any demand registration to which such Piggy-Back Registration relates, in each case if the Company shall furnish to the holders a certificate signed by the Chief Executive Officer, President or Chairman of the Board of Directors of the Company stating that, in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Registration Statement to be effected at such time; provided further, however, that the Company shall not have the right to exercise the right set forth in the immediately preceding proviso more than once in any 365-day period in respect of a Demand Registration hereunder.
3.1.2   Copies.   The Company shall, prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the holders of Registrable Securities included in such registration, and such holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the holders of Registrable Securities included in such registration or legal counsel for any such holders may request in order to facilitate the disposition of the Registrable Securities owned by such holders.
3.1.3   Amendments and Supplements.   The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.
3.1.4   Notification.   After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a

Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.
3.1.5   State Securities Laws Compliance.   The Company shall use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.
3.1.6   Agreements for Disposition.   The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.
3.1.7   Cooperation.   The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential investors.
3.1.8   Records.   The Company shall make available for inspection by the holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement.
3.1.9   Opinions and Comfort Letters.   Upon request, the Company shall furnish to each holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such holder, of (i) any opinion of counsel to the Company delivered to any Underwriter and (ii) any comfort letter from the Company’s independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, an opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.
3.1.10   Earnings Statement.   The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as practicable, an earnings statement covering a period of twelve (12) months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.
3.1.11   Listing.   The Company shall use its best efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.
3.1.12   Road Show.   If the registration involves the registration of Registrable Securities involving gross proceeds in excess of $15,000,000, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering.
3.2   Obligation to Suspend Distribution.   Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.
3.3   Registration Expenses.   The Company shall bear all costs and expenses incurred in connection with any Demand Registration pursuant to Section 2.1, any Piggy-Back Registration pursuant to Section 2.2, and any registration on Form S-3 effected pursuant to Section 2.3, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and (ix) the reasonable fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.
3.4   Information.   The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with Federal and applicable state securities laws.
3.5   Market Stand-off.   In connection with any underwritten offering pursuant to a Demand Registration, if requested by the managing Underwriter or Underwriters of such underwritten offering, each participating holder will agree that it shall not transfer any shares of Common Stock or other equity securities of the Company held as of the date of pricing of such underwritten offering (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriter or Underwriters, during the ninety (90)-day period beginning on the date of pricing of such underwritten offering or such shorter period during which the Company agrees not to conduct an underwritten primary offering of Common Stock, except in the event the managing Underwriter or Underwriters of such underwritten offering otherwise agree in writing. For the avoidance of doubt, this restriction shall not apply to any shares of Common Stock acquired in open market transactions following the date of pricing of such underwritten offering.
4.   INDEMNIFICATION AND CONTRIBUTION.
4.1   Indemnification by the Company.   The Company agrees to indemnify and hold harmless each Investor and each other holder of Registrable Securities, and each of their respective officers and directors and each Person, if any, who controls an Investor and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Investor Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Investor Indemnified Party for any legal and any other expenses reasonably incurred by such Investor Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities and such Underwriter’s respective officers and directors and each Person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.
4.2   Indemnification by Holders of Registrable Securities.   Each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors and officers and each Underwriter (if any), and each other selling holder and each other Person, if any, who controls another selling holder or such

Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or allegedly untrue statement of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission or the alleged omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be in proportion to and limited to the amount of any net proceeds actually received by such selling holder from the sale of the applicable Registrable Securities pursuant to the Registration Statement.
4.3   Conduct of Indemnification Proceedings.   Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written opinion of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.
4.4   Contribution.
4.4.1   If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
4.4.2   The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.
4.4.3   The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
5.   RULE 144.
5.1   Rule 144.   The Company covenants that it shall (i) make and keep public information available, as those terms are understood and defined in Rule 144, and (ii) file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Investor holding Registrable Securities may reasonably request, all to the extent required from time to time to enable such Investor to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 (or any similar or successor rule thereto). Upon the request of any Investor, the Company shall deliver to such Investor (i) a copy of the most recent periodic report of the Company and such other reports and documents so filed by the Company with the Commission (it being understood that the availability of such report on the Commission’s EDGAR system shall satisfy this requirement) and (ii) such other information as may be reasonably necessary to permit the Investor to sell its Registrable Securities pursuant to Rule 144 (or any similar or successor rule thereto) without registration.
6.   MISCELLANEOUS.
6.1   Other Registration Rights.   The Company represents and warrants that no person, other than the holders of the Registrable Securities and the holders of the PIPE Shares pursuant to the Subscription Agreements, has any right to require the Company to register any shares of the Company’s capital stock for sale or to include shares of the Company’s capital stock in any registration filed by the Company for the sale of shares of capital stock for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions (excluding the Subscription Agreements) and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.
6.2   Assignment; No Third Party Beneficiaries.   This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto, to the permitted assigns of the Investors or holder of Registrable Securities or of any assignee of the Investors or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any Persons that are not party hereto other than as expressly set forth in Article 4 and this Section 6.2.
6.3   Notices.   All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, facsimile or e-mail, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by facsimile or e-mail; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.
To the Company:
Science 37, Inc.
600 Corporate Pointe, Suite 320
Culver City, California 90230
Attention: [ • ]
E-mail: [ • ]
with a required copy to (which copy shall not constitute notice):
Latham & Watkins LLP
811 Main St., Suite 3700
Houston, Texas 77002
Attention:
Ryan J. Maierson
Erika L. Weinberg
Thomas G. Brandt

E-mail:
Ryan.Maierson@lw.com
Erika.Weinberg@lw.com
Thomas.Brandt@lw.com

To an Investor, to the address set forth beside such Investor’s name on Exhibit A hereto.
6.4   Severability.   This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.
6.5   Counterparts.   This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in

Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
6.6   Entire Agreement.   This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.
6.7   Term.   This Agreement shall terminate on the earlier of (i) with respect to any Investor, the date on which such Investor no longer holds any Registrable Securities and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (B) the holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale and without compliance with the current public reporting requirements set forth under Rule 144(i)(2). The provisions of Article IV and Article V shall survive any termination.
6.8   Modifications and Amendments.   No amendment, modification or termination of this Agreement shall be binding upon the holders of the Registrable Securities unless executed in writing by the holders of a majority in interest of the Registrable Securities at the time in question. Upon the written consent of the Company and the holders of a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one holder of Registrable Securities, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other holders of Registrable Securities (in such capacity) shall require the consent of the holder so affected. No course of dealing between any holder of Registrable Securities or the Company and any other party hereto or any failure or delay on the part of a holder of Registrable Securities or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any holder of Registrable Securities or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.
6.9   Titles and Headings.   Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.
6.10   Waivers and Extensions.   Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.
6.11   Remedies Cumulative.   In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Investor or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
6.12   Governing Law.   This Agreement shall be governed by, interpreted under, and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed within the State of New York, without giving effect to any choice-of-law provisions thereof that would compel the application of the substantive laws of any other jurisdiction.
6.13   Waiver of Trial by Jury.   Each party hereby irrevocably and unconditionally waives the right to a trial by jury in any action, suit, counterclaim or other proceeding (whether based on contract, tort or otherwise) arising out of, connected with or relating to this Agreement, the transactions contemplated hereby, or the actions of the Investor in the negotiation, administration, performance or enforcement hereof.
6.14   Holder Information.   Each holder of Registrable Securities agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such holder in order for the Company to make determinations hereunder.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.
COMPANY:
SCIENCE 37 HOLDINGS, INC.
By: Name: Title:
INVESTORS:
LIFESCI HOLDINGS LLC
By: Name: Title:
CHARDAN HEALTHCARE INVESTMENTS LLC
By: Name: Title:
[ • ]
By: Name: Title:
[ • ]
By: Name: Title:
[ • ]
By: Name: Title:
[ • ]
By: Name: Title:
[Signature Page to Registration Rights Agreement]

Exhibit F
SPONSOR LOCK-UP AGREEMENT
THIS SPONSOR LOCK-UP AGREEMENT (this “Agreement”) is dated as of May 6, 2021, by and between the undersigned (the “Holder”) and LifeSci Acquisition II Corp., a Delaware corporation (“Parent”). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Merger Agreement (as defined below).
BACKGROUND
A.   Parent, LifeSci Acquisition II Merger Sub, Inc. a Delaware corporation and wholly owned subsidiary of Parent, and Science 37, Inc., a Delaware corporation (the “Company”), entered into a Merger Agreement dated as of May 6, 2021 (the “Merger Agreement”).
B.   Pursuant to the Merger Agreement, Parent will become the 100% stockholder of the Company (the “Transaction”).
C.   The Holder is the record and/or beneficial owner of (i) certain shares Parent Common Stock and (ii) certain Parent Warrants.
D.   As a condition of, and as a material inducement for the Company to enter into and consummate the transactions contemplated by the Merger Agreement, the Holder has agreed to execute and deliver this Agreement.
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
AGREEMENT
1.   Lock-Up.
(a)   Subject to Section 1(e), during the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not (i) offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-up Shares (as defined below), (ii) enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any such Lock-up Shares, in cash or otherwise, (iii) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement or (iv) engage in any Short Sales (as defined below) with respect to any security of Parent; provided, for the avoidance of doubt, that nothing in this Agreement shall restrict the Holder’s right to cause the Company to file and cause to become effective a registration statement with the U.S. Securities and Exchange Commission (the “SEC”) naming such Holder as a selling securityholder (and to make any required disclosures in respect thereof), if applicable.
(b)   In furtherance of the foregoing, Parent will (i) place an irrevocable stop order on all Lock-up Shares, including those which may be covered by a registration statement, and (ii) notify Parent’s transfer agent in writing of the stop order and the restrictions on such Lock-up Shares under this Agreement and direct Parent’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-up Shares, except in compliance with this Agreement.
(c)   For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

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(d)   For purpose of this Agreement, the “Lock-up Period” means, with respect to the Lock-up Shares, the period commencing on the Closing Date and ending on the date that is 180 calendar days thereafter.
(e)   Notwithstanding the provisions set forth in this Section 1, the restrictions set forth herein shall not apply to: (i) transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (ii) transfers by operation of law; (iii) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-up Shares; provided, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; (iv) gifts to a charitable organization; (v) transfers in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (vi) transfers to Parent or the Company; (vii) transfers to (A) Parent’s or the Company’s officers or directors or (B) any affiliates or family members of Parent’s or the Company’s officers or directors; (viii) the exercise of warrants to purchase shares of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such warrants or (B) for the purpose of paying the exercise price of such warrants or for paying taxes due as a result of the exercise of such warrants or the vesting of such warrants, it being understood that all shares of Parent Common Stock received upon such exercise or transfer will remain subject to the restrictions of this Agreement during the Lock-up Period or (ix) transactions relating to shares of Parent Common Stock acquired in open market transactions, in each of clauses (i), (ii), (iii), (iv) and (vii), where such transferee agrees to be bound by the terms of this Agreement.
(f)   In addition, after the Closing Date, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be automatically released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of Parent and its Subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of the Parent being held by any Person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of Parent with or into a third-party purchaser that results in the inability of the pre-transaction equity holders of Parent to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.
2.   Representations and Warranties.   Each party hereto, by its respective execution and delivery of this Agreement, hereby represents and warrants to the other party hereto and to all third party beneficiaries of this Agreement that (a) such party has the full right, capacity and authority to enter into, deliver and perform such party’s respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is the binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound.
3.   Beneficial Ownership.   The Holder hereby represents and warrants that it does not beneficially own, directly or through its nominees (as determined in accordance with Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder), any shares of capital stock of Parent, or any economic interest in or derivative of such stock, other than those securities specified on the signature page hereto. For purposes of this Agreement, (i) the shares of Parent Common Stock and (ii) Parent Warrants beneficially owned by the Holder as specified on the signature page hereto are collectively referred to as the “Lock-up Shares.”
4.   No Additional Fees/Payment.   Other than the consideration specifically referenced herein, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.
5.   Notices.   All notices and other communications to be given or made hereunder shall, unless otherwise specified herein, be in writing and shall be deemed to have been duly given or made on the date of

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receipt by the recipient thereof if received prior to 5:00 p.m. Eastern Time in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the party for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email. Such communications shall be sent to the respective parties at the following street addresses or email addresses or at such other street address or email address for a party as shall be specified for such purpose in a notice given in accordance with this Section 5:
(a)
If to Parent, to:

LifeSci Acquisition II Corp.
250 West 55th Street, #3401
New York, NY 10019
Attention: Andrew McDonald
E-mail: andrew@lifesciacquisition.com
with a copy to (which shall not constitute notice):
Loeb & Loeb
345 Park Avenue, 19th Floor
New York, NY 10154
Attention: Mitchell S. Nussbaum, Esq.
E-mail: mnussbaum@loeb.com
(b)
If to the Holder, to the addresses set forth on the Holder’s signature page hereto.

or to such other address as any party may have furnished to the others in writing in accordance herewith.
6.   Enumeration and Headings.   The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.
7.   Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format (and including, without limitation, any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., www.docusign.com), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.
8.   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto shall be permitted to assign any of such party’s rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other party hereto, and any attempted or purported assignment or delegation in violation of this Section 8 shall be null and void.
9.   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the parties hereto, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

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10.   Amendment.   This Agreement may be amended or modified by written agreement executed by each of the parties hereto.
11.   Further Assurances.   Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
12.   No Strict Construction.   The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party hereto.
13.   Governing Law.   This Agreement, and any claims or Proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.
14.   Controlling Agreement.   To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflicts with a provision in the Merger Agreement, the terms of this Agreement shall control.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
LIFESCI ACQUISITION II CORP.
By:	Name: Andrew McDonald Title: Chief Executive Officer
[Signature Page to Sponsor Lock-Up Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Lock-up Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.
HOLDER
LIFESCI HOLDINGS LLC
By:

Name: Andrew McDonald
Title: Chief Executive Officer
Address for Notice:
LifeSci Holdings LLC
250 West 55th Street, #3401
New York, NY 10019
(646) 889-1200
Attn: Andrew McDonald
Email: andrew@lifesciacquisition.com
with a copy, which shall not constitute notice, to:
Loeb and Loeb LLP
345 Park Avenue, 19th Floor
New York, NY 10154
Attn: Mitchell Nussbaum
Email: mnussbaum@loeb.com

NUMBER OF LOCK-UP SHARES:
1,772,034 shares of Parent Common Stock 3,146,453 Parent Warrants
[Signature Page to Sponsor Lock-Up Agreement]

EXHIBIT A
Name of Investor	Address
LifeSci Holdings LLC	250 W 55th St, #3401 New York, NY 10019
Chardan Healthcare Investments LLC	[ • ]
[ • ]	[ • ]
[ • ]	[ • ]
[ • ]	[ • ]
[ • ]	[ • ]

Exhibit A

SCHEDULE A
Sponsor Equityholders
LifeSci Holdings LLC
Chardan Healthcare Investments LLC

Schedule A

SCHEDULE B
Legacy Science 37 Equityholders
[ • ]
[ • ]
[ • ]
[ • ]
[ • ]

Schedule B

Annex B
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIFESCI ACQUISITION II CORP.
LifeSci Acquisition II Corp. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.   The name of the Corporation is LifeSci Acquisition II Corp. The Corporation was incorporated under the name LifeSci Acquisition II Corp. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 18, 2019 (the “Original Certificate”).
2.   An Amended and Restated Certificate of Incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on November 20, 2020 (as amended from time to time, the “Existing Certificate”).
3.   This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation (the “Board of Directors”) in accordance with Sections 242 and 245 of the DGCL and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.
4.   The text of the Existing Certificate is hereby amended and restated by this Second Amended and Restated Certificate to read in its entirety as set forth in EXHIBIT A attached hereto.
5.   This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.
IN WITNESS WHEREOF, LifeSci Acquisition II Corp. has caused this Second Amended and Restated Certificate to be signed by a duly authorized officer of the Corporation, on [ • ], 2021.
[Signature page follows]

LIFESCI ACQUISITION II CORP.
By:

Name:
Title:
[Signature Page to Second Amended and Restated Certificate of Incorporation]

EXHIBIT A
ARTICLE I
NAME
The name of the corporation is Science 37 Holdings, Inc. (the “Corporation”).
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive in the city of Wilmington, County of New Castle, 19808, and the name of its registered agent at such address is Corporation Service Company.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.
ARTICLE IV
CAPITAL STOCK
The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Corporation shall have authority to issue is 500,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 400,000,000, having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.
The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:
A.   COMMON STOCK.
1.   General.   The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.
2.   Voting.   Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one (1) vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Certificate of Designation (as defined below)) or pursuant to the DGCL.
Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
3.   Dividends.   Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.
4.   Liquidation.   Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.
B.   PREFERRED STOCK
Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.
Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Second Amended and Restated Certificate (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Second Amended and Restated Certificate (including any Certificate of Designation).
The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
BOARD OF DIRECTORS
For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:
A. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, if any, the initial directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. The initial Class I directors shall serve for a term expiring at the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the date of this Second Amended and Restated Certificate; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the date of this Second Amended and Restated Certificate. At each annual meeting of the stockholders of the Corporation beginning with the first annual meeting of the stockholders following the date of this Second Amended and Restated Certificate, subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, if any, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of the stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent

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director. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II and Class III.
B. Except as otherwise expressly provided by the DGCL or this Second Amended and Restated Certificate, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors.
C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.
D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.
E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Second Amended and Restated Certificate (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article V, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article V, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Amended and Restated Bylaws of the Corporation (as amended and/or restated from time to time, the “Bylaws”). In addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Second Amended and Restated Certificate (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws, the adoption, amendment or repeal of the Bylaws by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.
F. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

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ARTICLE VI
STOCKHOLDERS
A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.
B. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or the President, and shall not be called by any other person or persons.
C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE VII
LIABILITY
No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VII, or the adoption of any provision of this Second Amended and Restated Certificate inconsistent with this Article VII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.
ARTICLE VIII
INDEMNIFICATION
The Corporation shall have the power to provide rights to indemnification and advancement of expenses to its current and former officers, directors, employees and agents and to any person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.
ARTICLE IX
CORPORATE OPPORTUNITY
A. To the fullest extent permitted by Section 122(17) of the DGCL, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine to a corporate opportunity would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Second Amended and Restated Certificate or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the

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Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.
B. Neither the alteration, amendment, addition to or repeal of this Article IX, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Certificate of Designation) inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article IX shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law.
ARTICLE X
AMENDMENTS
A. Notwithstanding anything contained in this Second Amended and Restated Certificate to the contrary, in addition to any vote required by applicable law, the following provisions in this Second Amended and Restated Certificate may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Part B of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX and this Article X.
B. If any provision or provisions of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Second Amended and Restated Certificate (including, without limitation, each such portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XI
DGCL SECTION 203
The Corporation hereby expressly elects not be governed by Section 203 of the DGCL.

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Annex C
Amended and Restated Bylaws of
Science 37 Holdings, Inc.
(a Delaware corporation)

C-i

C-ii

Amended and Restated Bylaws of
Science 37 Holdings, Inc.

Article I — Corporate Offices
1.1   Registered Office.
The address of the registered office of Science 37 Holdings, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).
1.2   Other Offices.
The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.
Article II — Meetings of Stockholders
2.1   Place of Meetings.
Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2   Annual Meeting.
The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.
2.3   Special Meeting.
Special meetings of the stockholders may be called only by such persons and only in such manner as set forth in the Certificate of Incorporation.
No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. The Board may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.
2.4   Notice of Business to be Brought before a Meeting.
(a)   At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting in accordance with this Section 2.4. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board must comply with Section 2.5, and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5.
(b)   Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the preceding year, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation; provided, further, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the ninetieth (90th) day prior to such annual meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.
(c)   To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary of the Corporation shall set forth:
(i)   As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);
(ii)   As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (a “Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and
(iii)   As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws, the language of the proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such stockholder and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(c)(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.
For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.
(d)   A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(e)   Notwithstanding anything in these bylaws to the contrary, other than as provided in the Director Nomination Agreement, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.
(f)   This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.
(g)   For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.
2.5   Notice of Nominations for Election to the Board.   Only persons who are nominated in accordance with the procedures set forth in this Section 2.5 shall be eligible for election as directors of the Corporation, except as may be otherwise provided by the terms of one or more series of Preferred Stock with respect to the rights of holders of one or more series of Preferred Stock to elect directors.
(a)   Nominations of any person for election to the Board at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) as provided in that certain Director Nomination Agreement, dated as of [•], 2021, by and among the Corporation and certain stockholders of Science 37, Inc., a Delaware corporation (“Old Science 37”) (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Director Nomination Agreement”), (ii) by or at the direction of the Board, including by any committee or persons authorized to do so by the Board or these bylaws, or (iii) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting and (C) has complied with this Section 2.5 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Other than as provided in the Director Nomination Agreement, the foregoing clause (iii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting or special meeting.

(b)   (i)   Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5.
(ii) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board at a special meeting, the stockholder must (A) provide Timely Notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (B) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and (C) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the one hundred twentieth (120th) day prior to such special meeting and not later than the ninetieth (90th) day prior to such special meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.
(iii)   In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.
(iv) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by stockholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the latest of (A) the conclusion of the time period for Timely Notice, (B) the date set forth in Section 2.5(b)(ii) and (C) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.
(c)   To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary of the Corporation shall set forth:
(i)   As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(c)(i), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(i));
(ii)   As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(c)(ii), except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(c)(ii) shall be made with respect to the election of directors at the meeting); and
(iii)   As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(f).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.
(d)   A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.
(e)   In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.
(f)   To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the Secretary of the Corporation at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed to the Corporation and (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).
(g)   The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s corporate governance guidelines.
(h)   A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.5, if necessary, so that the information provided or required to be provided pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary of the Corporation at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five (5) business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.
(i)   No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5. The person presiding at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.
(j)   Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5.
2.6   Notice of Stockholders’ Meetings.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.
2.7   Quorum.
Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock of the Corporation issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.8 until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.
2.8   Adjourned Meeting; Notice.
When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.
2.9   Conduct of Business.
The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.10   Voting.
Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.
Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except to the extent the vote of a greater number of shares of stock is required by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.
2.11   Record Date for Stockholder Meetings and Other Purposes.
In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
2.12   Proxies.
Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission which sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.
2.13   List of Stockholders Entitled to Vote.
The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.13 or to vote in person or by proxy at any meeting of stockholders.

2.14   Inspectors of Election.
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.
Such inspectors shall:
(i)   determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;
(ii)   count all votes or ballots;
(iii)   count and tabulate all votes;
(iv)   determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and
(v)   certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.
Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.
2.15   Delivery to the Corporation.
Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.
Article III — Directors
3.1   Powers.
Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
3.2   Number of Directors.
Subject to the Certificate of Incorporation and the Director Nomination Agreement, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3   Election, Qualification and Term of Office of Directors.
Except as provided in Section 3.4, and subject to the Certificate of Incorporation and the Director Nomination Agreement, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term for which such director is elected and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. Directors need not be residents of the State of Delaware or stockholders of the Corporation. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors. Unless otherwise restricted by the Certificate of Incorporation or bylaws, any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of shares entitled to vote at an election of directors.
3.4   Resignation and Vacancies.
Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. Subject to the Director Nomination Agreement, when one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.
Unless otherwise provided in the Certificate of Incorporation, the Director Nomination Agreement or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.5   Place of Meetings; Meetings by Telephone.
The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.
3.6   Regular Meetings.
Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.
3.7   Special Meetings; Notice.
Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation or a majority of the total number of directors constituting the Board.
Notice of the time and place of special meetings shall be:
(i)   delivered personally by hand, by courier or by telephone;
(ii)   sent by United States first-class mail, postage prepaid;
(iii)   sent by facsimile or electronic mail; or
(iv)   sent by other means of electronic transmission,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four (4) days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.
3.8   Quorum.
At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
3.9   Board Action without a Meeting.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all members of the Board or committee, as the case may be, entitled to vote with respect to the subject matter thereof. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. In addition, meetings of the Board may be held by means of conference telephone or voice communication as permitted by Section 141 of the DGCL. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board or committee thereof, as the case may be.
3.10   Fees and Compensation of Directors.
Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.
Article IV — Committees
4.1   Committees of Directors.
The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.
4.2   Committee Minutes.
Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3   Meetings and Actions of Committees.
Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i)   Section 3.5 (place of meetings; meetings by telephone);
(ii)   Section 3.6 (regular meetings);
(iii)   Section 3.7 (special meetings; notice);
(iv)   Section 3.9 (board action without a meeting); and
(v)   Section 7.13 (waiver of notice),
with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members; provided, however, that:
(i)   the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii)   special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and
(iii)   the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.
4.4   Subcommittees.
Unless otherwise provided in the Certificate of Incorporation, these bylaws or the resolutions of the Board designating the committee, a committee may create one (1) or more subcommittees, each subcommittee to consist of one (1) or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
Article V — Officers
5.1   Officers.
The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one (1) or more Vice Presidents, one (1) or more Assistant Vice Presidents, one (1) or more Assistant Treasurers, one (1) or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation. Subject to the Director Nomination Agreement, the Board shall elect one of its members to be Chairperson of the Board by a majority of the directors then in office.
5.2   Appointment of Officers.
The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3.
5.3   Subordinate Officers.
The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4   Removal and Resignation of Officers.
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5   Vacancies in Offices.
Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Section 5.2.
5.6   Representation of Shares of Other Corporations.
The Chairperson of the Board, the Chief Executive Officer, or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7   Authority and Duties of Officers.
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
5.8   Compensation.
The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.
Article VI — Records
A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.
Article VII — General Matters
7.1   Execution of Corporate Contracts and Instruments.
The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2   Stock Certificates.
The shares of the Corporation shall be represented by certificates or shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, the Chief Executive Officer, the President, Vice President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
7.3   Special Designation of Certificates.
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.
7.4   Lost Certificates.
Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
7.5   Shares Without Certificates
The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.
7.6   Construction; Definitions.
Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7   Dividends.
The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.
The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.
7.8   Fiscal Year.
The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.
7.9   Seal.
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
7.10   Transfer of Stock.
Shares of the stock of the Corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.
7.11   Stock Transfer Agreements.
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
7.12   Registered Stockholders.
The Corporation:
(i)   shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and
(ii)   shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.
7.13   Waiver of Notice.
Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.
Article VIII — Notice
8.1   Delivery of Notice; Notice by Electronic Transmission.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.
Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i)   if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii)   if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iii)   if by any other form of electronic transmission, when directed to the stockholder.
Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to discover such inability shall not invalidate any meeting or other action.
An affidavit of the Secretary or an Assistant Secretary of the Corporation or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
Article IX — Lock-Up
9.1   Lock-Up.
Each of the holders (the “Lock-up Holders”) of shares of common stock received in the Merger (as defined in the Agreement and Plan of Merger, entered into by and among the Corporation, Old Science 37, and LifeSci Acquisition II Merger Sub Inc., dated as of May 6, 2021 (the “Merger Agreement”)) (such shares, the “Lock-up Shares”) shall not during the period commencing on the closing date of the Merger and ending on the date that is one hundred eighty (180) days following the closing date of the Merger (the “Lock-up Period”): (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Lock-up Shares or any securities convertible into or exercisable or exchangeable for Lock-up Shares (only to the extent such shares or any such securities are then owned by the Lock-up Holder ) in each case held immediately prior to the closing date of the Merger, as applicable, (ii) enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of such Lock-up Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any such Lock-up Shares or other securities, in cash or otherwise, (iii) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement or (iv) engage in any Short Sales (as defined in the Exchange Act) with respect to any equity security of the Corporation.
In order to enforce the foregoing covenant, the Corporation may impose stop-transfer instructions with respect to the common stock of held by the Lock-up Holders (and the shares or securities of every other Person (as defined in the Merger Agreement) subject to the foregoing restriction) until the end of such period. The foregoing restrictions shall not apply to transactions relating to shares of common stock or other securities of the Company acquired in open market transactions on or after the date of the Merger.
Notwithstanding the provisions set forth above in this Section 9.1, the restrictions set forth herein shall not apply to: (i) transfers or distributions to the Lock-up Holder’s current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended) or to the estates of any of the foregoing; (ii) transfers by bona fide gift to a member of the Lock-up Holder’s immediate family or to a trust, the beneficiary of which is the Lock-up Holder or a member of the Lock-up Holder’s immediate family, for estate planning purposes; (iii) transfers by virtue of will, intestate succession or the laws of descent and distribution upon death of the Lock-up Holder; (iv) transfers by operation of law, including pursuant to a qualified domestic relations order, divorce settlement, divorce decree, separation agreement or court order; (v) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Lock-up Shares; provided, that such plan does not provide for the transfer of Lock-up Shares during the Lock-up Period; (vi) gifts to a charitable organization; (vii) transfers in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder; (viii) transfers to Old Science 37; (ix) transfers to (A) the Corporation’s or Old Science 37’s officers or directors or (B) any affiliates or family members of the Corporation’s or Old Science 37’s officers or directors; (x) the exercise of stock options or warrants to purchase shares of common stock or the vesting of stock awards of common stock and any related transfer of shares of common stock in connection therewith (A) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (B) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or stock awards, or as a result of the vesting of such shares of common stock, it being understood that all shares of common stock received upon such exercise, vesting or transfer will remain subject to the restrictions of this Section 9.1 during the Lock-up Period; (xi) transfers of any shares of common stock or other securities acquired as part of the Private Placements (as defined in the Merger Agreement) or issued in exchange for, or on conversion or exercise of, any securities issued as part of the Private Placements; or (xii) transactions relating to shares of common stock or other securities acquired in open market transactions, in each of clauses (i), (ii), (iii), (iv) and (ix), where such transferee agrees to be bound by the terms of this Section 9.1.
In addition, after the closing date of the Merger, if there is a Change of Control, then upon the consummation of such Change of Control, all Lock-up Shares shall be automatically released from the restrictions contained herein. A “Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Corporation and its subsidiaries to a third-party purchaser; (b) a sale resulting in no less than a majority of the voting power of the Corporation being held by any Person that did not own a majority of the voting power prior to such sale; or (c) a merger, consolidation, recapitalization or reorganization of the Corporation with or into a third-party purchaser that results in the inability of the pre-transaction equity holders of the Corporation to designate or elect a majority of the board of directors (or its equivalent) of the resulting entity or its parent company.
Notwithstanding the other provisions set forth in this Section 9.1, the Board may, in its sole discretion, determine to waive, amend, or repeal, in whole or in part, permanently or for a limited period of time, the restrictions set forth in this Section 9.1, provided that if any Lock-Up Holder is released from any or all of the foregoing lock-up restrictions, each other Lock-Up Holder and LifeSci Holdings LLC, a Delaware limited liability company (“LifeSci Holdings”), will be proportionately and contemporaneously released from its lock-up restrictions hereunder (or in any separate agreement between the Company and LifeSci Holdings).
Article X — Indemnification
10.1   Indemnification of Directors and Officers.
The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 10.4, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the Board.
10.2   Indemnification of Others.
The Corporation shall also have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.
10.3   Prepayment of Expenses.
The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by any director or officer of the Corporation, and may also pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article X or otherwise.
10.4   Determination; Claim.
If a claim for indemnification (following the final disposition of such Proceeding) under this Article X is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article X is not paid in full within thirty (30) days, after a written claim therefor has been received by the Corporation the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.
10.5   Non-Exclusivity of Rights.
The rights conferred on any person by this Article X shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

10.6   Insurance.
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.
10.7   Other Indemnification.
The Corporation’s obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person actually collects as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.
10.8   Continuation of Indemnification.
The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article X shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.
10.9   Amendment or Repeal; Interpretation.
The provisions of this Article X shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these bylaws), in consideration of such person’s performance of such services, and pursuant to this Article X the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article X are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of theses bylaws. With respect to any directors or officers of the Corporation who commence service following adoption of these bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article X shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.
Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to the Chief Executive Officer, the President and the Secretary of the Corporation, or other officer of the Corporation appointed by (x) the Board pursuant to Article V or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.

Article XI — Amendments
The Board is expressly empowered, subject to the Director Nomination Agreement, to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.
Article XII — Forum Selection
Unless the Corporation consents in writing to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative Proceeding brought on behalf of the Corporation, (ii) any Proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any Proceeding arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these bylaws (as either may be amended from time to time) or (iv) any Proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) subject to the preceding provisions of this Article XII, to the extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any action the subject matter of which is within the scope of clause (a) of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”), such stockholder shall be deemed to have consented to (x) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of clause (a) of the immediately preceding sentence and (y) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. If any action the subject matter of which is within the scope of clause (b) of the immediately preceding sentence is filed in a court other than the federal district courts of the United States of America (a “Foreign Securities Act Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the federal district courts of the United States of America in connection with any action brought in any such court to enforce clause (b) (a “Securities Act Enforcement Action”), and (ii) having service of process made upon such stockholder in any such Securities Act Enforcement Action by service upon such stockholder’s counsel in the Foreign Securities Act Action as agent for such stockholder.
Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XII. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts of the United States have exclusive jurisdiction.
Article XIII — Definitions
As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.
The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

Science 37 Holdings, Inc.
Certificate of Amendment and Restatement of Bylaws

The undersigned hereby certifies that [he][she] is the duly elected, qualified, and acting Secretary of Science 37 Holdings, Inc., a Delaware corporation (the “Corporation”), and that the foregoing bylaws were approved on                  , 2021, effective as of                  , 2021, by the Corporation’s board of directors.
IN WITNESS WHEREOF, the undersigned has hereunto set [his][her] hand this             day of                  , 2021.
[Name] [Full Title of Secretary]

ANNEX D
SCIENCE 37 HOLDINGS, INC.
2021 INCENTIVE AWARD PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1   Administration.    The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2   Appointment of Committees.    To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such Committee or committee and/or re-vest in itself any previously delegated authority at any time.
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1   Number of Shares.    Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. As of the Effective Date, no further awards may be granted under the Prior Plan; however, Prior Plan Awards will remain subject to the terms and conditions of the Prior Plan. Shares issued under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2   Share Recycling.    If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised/settled or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. In addition, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an

Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (a) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (b) Shares purchased on the open market with the cash proceeds from the exercise of Options.
4.3   Incentive Stock Option Limitations.    Notwithstanding anything to the contrary herein, no more than [           ] Shares may be issued pursuant to the exercise of Incentive Stock Options.1
4.4   Substitute Awards.    In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.
4.5   Non-Employee Director Compensation.    Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The Administrator will from time to time determine the terms, conditions and amounts of all such non-employee Director compensation in its discretion and pursuant to the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time; provided that, the sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $500,000.
ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1   General.    The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the

1
Note to Draft: ISO limit to be determined.

Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2   Exercise Price.    The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Unless otherwise determined by the Board, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
5.3   Duration.    Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option) (i) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (ii) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be automatically extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term (or any shorter maximum, if applicable) of the applicable Option or Stock Appreciation Right.
5.4   Exercise.    Options and Stock Appreciation Rights may be exercised by delivering to the Company (or its Agent) a written notice of exercise, in a form the Administrator approves (which may be electronic and provided through the online platform maintained by an Agent), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full (i) as specified in Section 5.5 for the number of Shares for which the Award is exercised and (ii) as specified in Section 9.5 for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5   Payment Upon Exercise.    Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by online payment through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by:
(a)   cash, wire transfer of immediately available funds or check payable to the order of the Company, provided that the Administrator may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b)   if there is a public market for Shares at the time of exercise, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c)   delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;

(d)   surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e)   delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f)   any combination of the above payment forms approved by the Administrator.
5.6   Additional Terms of Incentive Stock Options.    The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (i) two years from the grant date of the Option or (ii) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1   General.    The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units to any Service Provider, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement. The Administrator will determine and set forth in the Award Agreement the terms and conditions for each Restricted Stock and Restricted Stock Unit Award, subject to the conditions and limitations contained in the Plan.
6.2   Restricted Stock.
(a)   Dividends.    Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to the Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(b)   Stock Certificates.    The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

6.3   Restricted Stock Units.
(a)   Settlement.    The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b)   Stockholder Rights.    A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.
ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS
7.1   Other Stock or Cash Based Awards.    Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, or any combination of the foregoing, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s) (which may be based on the Performance Criteria), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. In addition, the Company may adopt subplans or programs under the Plan pursuant to which it makes Awards available in a manner consistent with the terms and conditions of the Plan.
7.2   Dividend Equivalents.    A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no dividends or Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to the Participant to the extent that the vesting conditions applicable to the underlying Award are satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable in accordance with the foregoing, unless otherwise determined by the Administrator.
ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK
AND CERTAIN OTHER EVENTS
8.1   Equity Restructuring.    In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and/or making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2   Corporate Transactions.    In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a)   To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b)   To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;
(c)   To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d)   To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e)   To replace such Award with other rights or property selected by the Administrator; and/or
(f)   To provide that, to the extent that (i) the Award (or portion thereof) is unvested and/or (ii) the amount that could have could have been obtained upon the exercise or settlement of the Award (or portion thereof) or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award (or applicable portion thereof) will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3   Effect of Non-Assumption in a Change in Control.    Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Award is not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Award shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Award shall lapse, in which case, such Award shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Award and net of any applicable exercise price; provided that to the extent that any Award constitutes “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A (to the extent applicable to such Award) without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the

Change in Control documents); and provided, further, that if the amount to which the Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
8.4   Administrative Stand Still.    In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
8.5   General.    Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.
ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1   Transferability.    Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2   Documentation.    Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3   Discretion.    Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4   Termination of Status.    The Administrator will determine how a Participant’s Disability, death, retirement or authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award (including whether and when a Termination of Service has occurred) and the extent to which, and the period during which the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5   Withholding.    Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company or one of its Subsidiaries may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Administrator after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations through the Agent’s electronic platform or by wire transfer of immediately available funds to the Agent (or, in each case, if the Company has no Agent accepting payment, by wire transfer of immediately available funds to the Company) or, solely with the consent of the Administrator, by (i) cash, wire transfer of immediately available funds or check made payable to the order of the Company, provided that the Administrator may limit the use of the foregoing payment forms in its discretion, (ii) to the extent permitted by the Administrator, delivery of Shares (in whole or in part), including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (iii) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Administrator otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Administrator) of an irrevocable and unconditional undertaking by a broker acceptable to the Administrator to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Administrator to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (iv) to the extent permitted by the Administrator, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (ii) of the immediately preceding sentence shall be limited to the number of Shares which have a Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America), and for clarity, may be less than such maximum individual statutory tax rate if so determined by the Administrator. If any tax withholding obligation will be satisfied under clause (ii) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6   Amendment of Award; Repricing.    The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may, without the approval of the stockholders of the Company, (i) reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or (ii) cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights.
9.7   Conditions on Delivery of Stock.    The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

9.8   Acceleration.    The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9   Cash Settlement.    Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
9.10   Broker-Assisted Sales.    In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5: (i) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other Participants in the Plan in which all participants receive an average price; (iii) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the Company, its Subsidiaries or their designee receives proceeds of such sale that exceed the amount owed, the Company or its Subsidiary will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (v) the Company, its Subsidiaries and their designees are under no obligation to arrange for such sale at any particular price; and (vi) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company, its Subsidiaries or their designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
ARTICLE X.
MISCELLANEOUS
10.1   No Right to Employment or Other Status.    No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate their respective relationships with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.
10.2   No Rights as Stockholder; Certificates.    Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3   Effective Date and Term of Plan.    Unless earlier terminated by the Board, the Plan will become effective on the date on which the Company’s stockholders approve the Plan (the “Effective Date”) and will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (i) the date the Board adopted the Plan or (ii) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. If the Plan is not approved by the Company’s stockholders, the Plan will not become effective, no Awards will be granted under the Plan and the Prior Plan will continue in full force and effect in accordance with their terms.
10.4   Amendment of Plan.    The Board may amend, suspend or terminate the Plan at any time; provided that no amendment, other than (a) as permitted by the applicable Award Agreement, (b) as provided under Sections 10.6 and 10.15, or (c) an amendment to increase the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5   Provisions for Foreign Participants.    The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6   Section 409A.
(a)   General.    To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A. To the extent applicable, the Plan and the Award Agreements shall be interpreted in accordance with Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A. Notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
(b)   Separation from Service.    If an Award is subject to and constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c)   Payments to Specified Employees.    Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award subject to Section 409A to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.
10.7   Limitations on Liability.    Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8   Lock-Up Period.    The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9   Data Privacy.    As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security number, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company and its Subsidiaries hold regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
10.10   Severability.    If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11   Governing Documents.    If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that the specific provision of the Plan will not apply. For clarity, the foregoing sentence shall not limit the applicability of any additive language contained in an Award Agreement or other written agreement which provides supplemental or additional terms not inconsistent with the Plan.
10.12   Governing Law.    The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13   Claw-back Provisions.    All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.
10.14   Titles and Headings.    The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15   Conformity to Securities Laws.    Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16   Unfunded Status of Awards.    The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.
10.17   Relationship to Other Benefits.    No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1   “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. Notwithstanding anything herein to the contrary, the Board shall conduct the general administration of the Plan with respect to Awards granted to non-employee Directors and, with respect to such Awards, the term “Administrator” as used in the Plan shall mean and refer to the Board.
11.2   “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or a Participant with regard to the Plan.
11.3   “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.4   “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.
11.5   “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.6   “Board” means the Board of Directors of the Company.
11.7   “Change in Control” means and includes each of the following:
(a)   A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection

(c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b)   During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)   The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i)   which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)   after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.8   “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.9   “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.10   “Common Stock” means the common stock of the Company.
11.11   “Company” means Science 37, Inc., a Delaware corporation, or any successor.
11.12   “Consultant” means any consultant or advisor engaged by the Company or any of its Subsidiaries to render services to such entity that qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statements.
11.13   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.14   “Director” means a Board member.
11.15   “Disability” means that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
11.16   “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.17   “Employee” means any employee of the Company or its Subsidiaries.
11.18   “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.19   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.20   “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
Notwithstanding the foregoing, with respect to any Award granted on the pricing date of the Company’s initial public offering, the Fair Market Value shall mean the initial public offering price of a Share as set forth in the Company’s final prospectus relating to its initial public offering filed with the Securities and Exchange Commission.
11.21   “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.22   “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.

11.23   “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.
11.24   “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.
11.25   “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.
11.26   “Overall Share Limit” means the sum of (a) [           ]2 Shares; (b) any Shares which remain available for issuance under the Prior Plan as of the Effective Date; (c) any Shares which are subject to Prior Plan Awards as of the Effective Date which, following the Effective Date, become available for issuance under the Plan pursuant to Article IV; and (d) an annual increase on the first day of each calendar year beginning January 1, 2022 and ending on and including January 1, 2031, equal to the lesser of (i) a number of Shares equal to 5% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.
11.27   “Participant” means a Service Provider who has been granted an Award.
11.28   “Performance Criteria” means the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include (but is not limited to) the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; operating efficiency; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships, collaborations and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition, licensing or divestiture activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies. The Administrator may provide for exclusion of the impact of an event or occurrence which the Administrator determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual, infrequently occurring or non-recurring charges or events, (b) asset write-downs, (c) litigation or claim judgments or settlements, (d) acquisitions or divestitures, (e) reorganization or change in the corporate structure or capital structure of the Company, (f) an event either not directly related to the operations of the Company, Subsidiary, division, business segment or business unit or not within the reasonable control of management, (g) foreign exchange gains and losses, (h) a change in the fiscal year of the Company, (i) the refinancing or repurchase of bank loans or debt securities, (j) unbudgeted capital expenditures, (k) the issuance or repurchase of equity securities and other changes in the number of outstanding Shares, (l) conversion of some or all convertible securities to Shares, (m) any business interruption

2
Note to Draft: To reflect 8% of fully diluted shares at Closing, plus the aggregate number of Earn-Out Shares issuable to Company Earn-Out Holders.

event (n) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles, or (o) the effect of changes in other laws or regulatory rules affecting reported results.
11.29   “Plan” means this 2021 Incentive Award Plan.
11.30   “Prior Plan” means the Science 37, Inc. 2015 Stock Plan, as amended.
11.31   “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.
11.32   “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.33   “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.34   “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.35   “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.36   “Securities Act” means the Securities Act of 1933, as amended.
11.37   “Service Provider” means an Employee, Consultant or Director.
11.38   “Shares” means shares of Common Stock.
11.39   “Stock Appreciation Right” means a stock appreciation right granted under Article V.
11.40   “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.41   “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.42   “Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *

ANNEX E
SCIENCE 37 HOLDINGS, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I.
PURPOSE
The purpose of this Plan is to assist Eligible Employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company.
The Plan consists of two components: (i) the Section 423 Component and (ii) the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. The Non-Section 423 Component authorizes the grant of rights which need not qualify as rights granted pursuant to an “employee stock purchase plan” under Section 423 of the Code. Rights granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and Designated Subsidiaries but shall not be intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Except as otherwise determined by the Administrator or provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.
For purposes of this Plan, the Administrator may designate separate Offerings under the Plan in which Eligible Employees will participate. The terms of these Offerings need not be identical, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component (as determined under Section 423 of the Code). Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.
ARTICLE II.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.
2.1   “Administrator” means the entity that conducts the general administration of the Plan as provided in Article XI.
2.2   “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.
2.3   “Applicable Law” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which Shares are listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.
2.4   “Board” means the Board of Directors of the Company.
2.5   “Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
2.6   “Common Stock” means the common stock of the Company and such other securities of the Company that may be substituted therefore.

2.7   “Company” means Science 37, Inc., a Delaware corporation, or any successor.
2.8   “Compensation” of an Eligible Employee means, unless otherwise determined by the Administrator, the gross cash compensation or wages paid by the Company or its Subsidiary (as applicable) to such Eligible Employee as compensation for services to the Company or any Designated Subsidiary (including, for clarity, bonuses, commissions, overtime payments and vacation or leave of absence pay), but excluding any education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.
2.9   “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
2.10   “Designated Subsidiary” means any Subsidiary designated by the Administrator in accordance with Section 11.2(b), such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.
2.11   “Effective Date” means the date on which the Company’s stockholders approve the Plan.
2.12   “Eligible Employee” means an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Shares and other securities of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee. Notwithstanding the foregoing, the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period under the Section 423 Component if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code; (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years); (c) such Employee’s customary employment is for 20 hours per week or less; (d) such Employee’s customary employment is for less than five months in any calendar year; and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Shares under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).
Further notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (i) the Administrator may further limit eligibility within the Company or within a Designated Subsidiary so as to only designate certain Employees of the Company or of a Designated Subsidiary as “Eligible Employees”, and (ii) to the extent the restrictions in the first sentence in this definition are not consistent with any applicable local law, such applicable local law shall control.
2.13   “Employee” means any individual who renders services to the Company or any Designated Subsidiary in the status of an employee, and, with respect to the Section 423 Component, a person who is an employee of the Company or any Designated Subsidiary within the meaning of Section 3401(c) of the Code. For purposes of an individual’s participation in, or other rights under the Plan, all determinations by the Company shall be final, binding and conclusive, notwithstanding that any court of law or governmental agency subsequently makes a contrary determination. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.
2.14   “Enrollment Date” means the first Trading Day of each Offering Period.
2.15   “Fair Market Value” means, as of any date, the value of Shares determined as follows: (a) if the Shares are listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Shares as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Shares, the Administrator will determine the Fair Market Value in its discretion.
2.16   “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that need not satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.17   “Offering” means an offer by the Company under the Plan to Eligible Employees of a right to purchase Shares that may be exercised during an Offering Period, as further described in Article IV hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Offering Periods of each such Offering are identical, and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treasury Regulation § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treasury Regulation §1.423-2(a)(2) and (a)(3).
2.18   “Offering Document” has the meaning given to such term in Section 4.1.
2.19   “Offering Period” has the meaning given to such term in Section 4.1.
2.20   “Parent” means any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.21   “Participant” means any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Shares pursuant to the Plan.
2.22   “Payday” means the regular and recurring established day for payment of Compensation to an Employee by the Company or any Designated Subsidiary.
2.23   “Plan” means this 2021 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.
2.24   “Purchase Date” means the last Trading Day of each Purchase Period or such other date as determined by the Administrator and set forth in the Offering Document.
2.25   “Purchase Period” shall refer to one or more specified periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, if no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.26   “Purchase Price” means the purchase price designated by the Administrator in the applicable Offering Document (which purchase price, for purposes of the Section 423 Component, shall not be less than 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, if no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.27   “Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan or any Offering(s), in each case, pursuant to which rights to purchase Shares during an Offering Period may be granted to Eligible Employees that are intended to satisfy the requirements for rights to purchase Shares granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.
2.28   “Securities Act” means the U.S. Securities Act of 1933, as amended.
2.29   “Share” means a share of Common Stock.
2.30   “Subsidiary” means any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or non-corporate entity in which the Company has a direct or indirect equity interest or significant business relationship.
2.31   “Trading Day” means a day on which national stock exchanges in the United States are open for trading.
2.32   “Treasury Regulations” means the U.S. Department of the Treasury regulations.
ARTICLE III.
SHARES SUBJECT TO THE PLAN
3.1   Number of Shares.   Subject to Article VIII, the aggregate number of Shares that may be issued pursuant to rights granted under the Plan shall be [           ]1 Shares. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on January 1, 2022 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by that number of Shares equal to the lesser of (a) 1% of the aggregate number of Shares outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [           ] Shares, subject to Article VIII.
3.2   Shares Distributed.   Any Shares distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares, treasury shares or Shares purchased on the open market.

1
Note to Draft: To equal 3% of fully diluted shares as of the Effective Date.

ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1   Offering Periods.   The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator from time to time, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The Administrator shall establish in each Offering Document one or more Purchase Periods within such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offerings or Offering Periods under the Plan may be partially or wholly concurrent and need not be identical.
4.2   Offering Documents.   Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a)   the length of the Offering Period, which period shall not exceed 27 months;
(b)   the length of the Purchase Period(s) within the Offering Period, which period(s), in the absence of a contrary designation by the Administrator, shall not exceed six months;
(c)   in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 2,500 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below);
(d)   the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period (if applicable), which, in the absence of a contrary designation by the Administrator, shall be 10,000 Shares (and which, for the Section 423 Component Offering Periods, shall be subject to the limitations described in Section 5.5 below); and
(e)   such other provisions as the Administrator determines are appropriate, subject to the Plan.
ARTICLE V.
ELIGIBILITY AND PARTICIPATION
5.1   Eligibility.   Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.
5.2   Enrollment in Plan.
(a)   Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b)   Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each Payday during the Offering Period as payroll deductions under the Plan. The percentage of Compensation designated by an Eligible Employee may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which maximum percentage shall be 15% in the absence of any such designation) as payroll deductions; provided that, in no event shall the actual amount withheld on any Payday hereunder exceed the net amount payable to the Eligible Employee on such Payday after taxes and any other applicable deductions therefrom (and if amounts to be withheld hereunder would otherwise result in a negative payment to the Eligible Employee on such Payday, the amount to be withheld hereunder shall instead be reduced by the least amount necessary to avoid a negative payment amount for the Eligible Employee on such Payday, as determined by the Administrator). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c)   Unless otherwise provided in the terms of an Offering Document, a Participant may increase or decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, in any case, at any time during an Offering Period; provided, however, that the Administrator may limit or eliminate the type or number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed to decrease, increase or suspend his or her payroll deduction elections, in either case, once during each Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period starting at least five business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). If a Participant suspends his or her payroll deductions during an Offering Period, such Participant’s cumulative unapplied payroll deductions prior to the suspension (if any) shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date (and, for clarity, such Participant shall not be deemed to have withdrawn from the Offering Period). For clarity, if a Participant who suspends participation in an Offering Period ceases to be an Eligible Employee or he or she withdraws from participation in such Offering Period, in either case, prior to the Purchase Date next-following his or her suspension of participation in the Offering Period, in any case, such Participant’s cumulative unapplied payroll deductions shall be returned to him or her in accordance with Article VII.
(d)   Except as otherwise set forth in herein or in an Offering Document or as otherwise determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3   Payroll Deductions.   Except as otherwise provided herein or in the applicable Offering Document or determined by the Administrator, payroll deductions for a Participant shall commence on the first Payday following the Enrollment Date and shall end on the last Payday in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively. Notwithstanding any other provisions of the Plan to the contrary, in any non-U.S. jurisdiction where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator shall take into consideration any limitations under Section 423 of the Code when applying an alternative method of contribution.
5.4   Effect of Enrollment.   A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.
5.5   Limitation on Purchase of Shares.   An Eligible Employee may be granted rights under the Section 423 Component only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.

5.6   Suspension of Payroll Deductions.   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 (with respect to the Section 423 Component) or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable, but not more than 30 days, after the Purchase Date.
5.7   Foreign Employees.   In order to facilitate participation in the Plan, the Administrator may provide for such special terms, rules and procedures applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Except as permitted by Section 423 of the Code, with respect to the Section 423 Component, such special terms may not be more favorable than the terms of rights granted under the Section 423 Component to Eligible Employees who are residents of the United States. Such special terms may be set forth in an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern except as otherwise set forth therein. The adoption of any such appendix or sub-plan shall be pursuant to Section 11.2(f) and any other applicable provision herein. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.
5.8   Leave of Absence.   During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, unless otherwise set forth in the terms of an Offering Document, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal Payday equal to the Participant’s authorized payroll deduction.
ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS
6.1   Grant of Rights.   On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of (i) the last Purchase Date of the Offering Period(s), (ii) the last day of the Offering Period, and (iii) the date on which the Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2   Exercise of Rights.   On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for herein or in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be credited to a Participant’s account and carried forward and applied toward the purchase of whole Shares for the next following Offering Period, unless the Administrator provides that such amounts should be returned to the Participant in one lump sum payment in a subsequent payroll check. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3   Pro Rata Allocation of Shares.   If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant without interest in one lump sum in cash as soon as reasonably practicable after the Purchase Date, or such earlier date as determined by the Administrator.
6.4   Withholding.   At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s compensation or Shares received pursuant to the Plan the amount necessary for the Company to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.
6.5   Conditions to Issuance of Shares.   The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions: (a) the admission of such Shares to listing on all stock exchanges, if any, on which the Shares are then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable; (d) the payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and (e) the lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.

ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1   Withdrawal.   A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than four weeks prior to the end of the then-applicable Purchase Period (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). All of the Participant’s payroll deductions credited to his or her account during such Purchase Period and not yet used to exercise rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal, such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering Period, payroll deductions shall not resume at the beginning of any subsequent Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement by the applicable enrollment deadline for any such subsequent Offering Period, as determined by the Administrator.
7.2   Future Participation.   A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in any subsequent Offering Period that commences on or after the Participant’s withdrawal from any Offering Period.
7.3   Cessation of Eligibility.   Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s ceasing to be an Eligible Employee, and such Participant’s rights for the Offering Period shall be automatically terminated. For clarity, if a Participant transfers employment from the Company or any Designated Subsidiary participating in either the Section 423 Component or Non-Section 423 Component to any Designated Subsidiary that is neither participating in the Section 423 Component nor the Non-Section 423 Component, then, in any case, such transfer shall be treated as a termination of employment under the Plan and the Participant shall be deemed to have withdrawn from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the then-current Purchase Period shall be paid to such Participant or, in the case of his or her death, to the Participant’s Designated Beneficiary, within 30 days following such Participant’s transfer of employment, and such Participant’s participation in the Offering Period shall be automatically terminated. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment under the Plan, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the then-current Purchase Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment under the Plan and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between entities participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code or other Applicable Law.
ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN SHARES
8.1   Changes in Capitalization.   Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), change in control, reorganization, merger, amalgamation, consolidation, combination, repurchase, redemption, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Shares such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2   Other Adjustments.   Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a)   To provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b)   To provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c)   To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;
(d)   To provide that Participants’ accumulated payroll deductions may be used to purchase Shares prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e)   To provide that all outstanding rights shall terminate without being exercised.
8.3   No Adjustment Under Certain Circumstances.   Unless determined otherwise by the Administrator, no adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Section 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.
8.4   No Other Rights.   Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.

ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION
9.1   Amendment, Modification and Termination.   The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII) or as may otherwise be required under Section 423 of the Code.
9.2   Certain Changes to Plan.   Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected (and, with respect to the Section 423 Component of the Plan, to the extent permitted by Section 423 of the Code), the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3   Actions In the Event of Unfavorable Financial Accounting Consequences.   In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:
(a)   altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;
(b)   shortening any Offering Period so that the Offering Period ends on a new or earlier Purchase Date, including an Offering Period underway at the time of the Administrator action;
(c)   allocating Shares; and
(d)   such other changes and modifications as the Administrator determines are necessary or appropriate.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4   Payments Upon Termination of Plan.   Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon, or if the Administrator so determines, the Offering Period may be shortened so that the purchase of Shares occurs prior to the termination of the Plan.
ARTICLE X.
TERM OF PLAN
The Plan shall become effective on the Effective Date and shall continue until terminated by the Board in accordance with Section 9.1. No right may be granted under the Plan prior to the Effective Date. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.
ARTICLE XI.
ADMINISTRATION
11.1   Administrator.   Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan). The Board may at any time vest in the Board any authority or duties for administration of the Plan. The Administrator may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.
11.2   Authority of Administrator.   The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:
(a)   To determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical).
(b)   To designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company.
(c)   To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer Shares purchased under the Plan for a period of time determined by the Administrator in its discretion.
(d)   To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.
(e)   To amend, suspend or terminate the Plan as provided in Article IX.
(f)   Generally, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code for the Section 423 Component.
(g)   The Administrator may adopt annexes or sub-plans applicable to particular Designated Subsidiaries or locations, which annexes or sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such annexes or sub-plans may take precedence over other provisions of this Plan, with the exception of Section 3.1 hereof, but unless otherwise superseded by the terms of such annex or sub-plan, the provisions of this Plan shall govern the operation of such annex or sub-plan.
11.3   Decisions Binding.   The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE XII.
MISCELLANEOUS
12.1   Restriction upon Assignment.   A right granted under the Plan shall not be transferable other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.
12.2   Rights as a Stockholder.   With respect to Shares subject to a right granted under the Plan, no Participant or Designated Beneficiary shall be deemed to be a stockholder of the Company, and no Participant or Designated Beneficiary shall have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or the Designated Beneficiary following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3   Interest.   No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.

12.4   Designation of Beneficiaries.
(a)   A Participant may, in the manner determined by (and subject to approval of) the Administrator, file a written designation of one or more beneficiaries who will receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death (each, a “Beneficiary”) (i) subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash or (ii) prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, the designation of any person(s) other than the Participant’s spouse as a Beneficiary shall not be effective without the prior written consent of the Participant’s spouse.
(b)   A Participant may change his or her designated Beneficiary(ies) at any time by providing written notice thereof to the Company in a manner determined by (and subject to approval of) the Administrator. In the event of the death of a Participant and in the absence of a Beneficiary validly designated by the Participant under the Plan who is alive at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the Participant’s spouse or, if the Participant is not survived by a spouse, to the executor or administrator of the estate of the Participant.
12.4   Notices.   All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.5   Equal Rights and Privileges.   Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under the Section 423 Component so that the Section 423 Component of this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of the Section 423 Component that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as other Eligible Employees participating in the Non-Section 423 Component or as Eligible Employees participating in the Section 423 Component.
12.6   Use of Funds.   All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.7   Reports.   Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
12.8   No Employment Rights.   Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service (or to remain in the employ or service) with the Company or any Parent or Subsidiary or affect the right of the Company or any Parent or Subsidiary to terminate the employment or service of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.9   Notice of Disposition of Shares.   Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Section 423 Component of the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.
12.10   Limitations on Liability.   Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, Designated Beneficiary or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Offering Period, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
12.11   Data Privacy.   As a condition for participation in the Plan, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and participation details, to implement, manage and administer the Plan and any Offering Period(s) (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan and any Offering Period(s), and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By participating in any Offering Period under the Plan, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 12.12 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 12.12, and the Company may cancel Participant’s ability to participate in the Plan or any Offering Period(s). For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.
12.12   Severability.   If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
12.13   Titles and Headings.   The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
12.14   Conformity to Securities Laws.   Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Offering Periods will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Offering Periods will be deemed amended as necessary to conform to Applicable Laws.
12.15   Relationship to Other Benefits.   No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
12.16   Governing Law.   The Plan and any agreements hereunder shall be administered, interpreted and enforced in accordance with the laws of the State of Delaware, disregarding any state’s choice of law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
12.17   Electronic Forms.    To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
12.18   Section 409A.   The Section 423 Component of the Plan and the rights to purchase Shares granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). Neither the Non-Section 423 Component nor any right to purchase Shares granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any right to purchase Shares granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause a right to purchase Shares granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.
* * * * *

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (referred to as the “DGCL”) empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
The Existing Charter provides for indemnification of LSAQ’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Existing Bylaws provide for indemnification of LSAQ’s directors, officers, employees and other agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
In addition, effective upon the consummation of the Business Combination, LSAQ will enter into indemnification agreements with each of our directors and officers. These agreements will require LSAQ to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to LSAQ, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. LSAQ also intends to enter into indemnification agreements with its future directors.
Item 21.   Exhibits and Financial Statements Schedules
Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date
2.1#	Agreement and Plan of Merger dated as of May 6, 2021, by and among LifeSci Acquisition II Corp., LifeSci Acquisition II Merger Sub, Inc. and Science 37, Inc. (included as Annex A to this proxy statement/prospectus).	Form 8-K	001-39727	2.1	May 7, 2021
3.1	Amended and Restated Certificate of Incorporation of LSAQ.	Form 8-K	001-39727	3.1	November 25, 2020
3.2	Bylaws of LSAQ.	Form S-1/A	333-249480	3.3	November 18, 2020
3.3	Second Amended and Restated Certificate of Incorporation of Combined Company (included as Annex B to this proxy statement/prospectus).
3.4	Amended and Restated Bylaws of Combined Company (included as Annex C to this proxy statement/prospectus).
4.1	Specimen Common Stock Certificate of LSAQ.	Form S-1/A	333-249480	4.1	November 18, 2020
4.2	Private Warrant Agreement, dated November 24, 2020.	Form 8-K	001-39727	4.1	November 25, 2020
4.3	Form of Warrant Exchange Agreement.	Form S-4	333-258205	4.3	August 31, 2021
5.1	Opinion of Loeb & Loeb LLP regarding the validity of the securities.	Form S-4	333-258205	5.1	August 31, 2021
10.1	Letter Agreements, dated November 20, 2020, among LSAQ and LSAQ’s officers, directors and Initial Stockholders.	Form 8-K	001-39727	10.1	November 25, 2020
10.2	Investment Management Trust Agreement, dated November 20, 2020, by and between Continental Stock Transfer & Trust Company and LSAQ.	Form 8-K	001-39727	10.2	November 25, 2020

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date
10.3	Stock Escrow Agreement, dated November 20, 2020, among LSAQ, Continental Stock Transfer & Trust Company and the Initial Stockholders.	Form 8-K	001-39727	10.3	November 25, 2020
10.4	Registration and Stockholder Rights Agreement, dated November 20, 2020, by and between LSAQ and Initial Stockholders.	Form 8-K	001-39727	10.4	November 25, 2020
10.5	Subscription Agreement, dated November 20, 2020, by and between the Registrant and LifeSci Holdings LLC.	Form 8-K	001-39727	10.5	November 25, 2020
10.6	Administrative Services Agreement, dated November 20, 2020, by and between the Registrant and LifeSci Capital LLC.	Form 8-K	001-39727	10.6	November 25, 2020
10.7	Sponsor Support Agreement, dated May 6, 2021, by and among LSAQ and LifeSci Capital LLC.	Form 8-K	001-39727	10.1	May 7, 2021
10.8*	Form of Indemnification Agreement.	Form S-4	333-258205	10.8	August 31, 2021
10.9	Form of Science 37 Holders Support Agreement	Form 8-K	001-39727	10.2	May 7, 2021
10.10	Form of Subscription Agreement	Form 8-K	001-39727	10.3	May 7, 2021
10.11	Form of Amended and Restated Registration Rights Agreement	Form 8-K	001-39727	10.4	May 7, 2021
10.12	Form of Sponsor Lock-up Agreement	Form 8-K	001-39727	10.5	May 7, 2021
10.13*	Form of 2021 Incentive Award Plan (included as Annex D to this proxy statement/prospectus).	Form S-4	333-258205	10.13	July 28, 2021
10.14*	Form of 2021 Employee Stock Purchase Plan (included as Annex E to this proxy statement/prospectus).	Form S-4	333-258205	10.14	July 28, 2021
10.15*	Offer Letter by and between Science 37, Inc. and David Coman, dated November 13, 2019.	Form S-4	333-258205	10.15	July 28, 2021
10.16*	Offer Letter by and between Science 37, Inc. and Stephen Geffon, dated November 13, 2019.	Form S-4	333-258205	10.16	July 28, 2021
10.17*	Offer Letter by and between Science 37, Inc. and Jonathan Cotliar, dated October 20, 2016.	Form S-4	333-258205	10.17	July 28, 2021
21.1	List of Subsidiaries.	Form S-4	333-258205	21.1	August 31, 2021

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of LSAQ.
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.3	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).	Form S-4	333-258205	23.3	August 31, 2021
24.1	Power of Attorney (included on the signature page hereto).	Form S-4	333-258205	24.1	July 28, 2021
99.1	Consent of David Coman to be named as a director.	Form S-4	333-258205	99.1	July 28, 2021
99.2	Consent of John W. Hubbard to be named as a director.	Form S-4	333-258205	99.2	July 28, 2021
99.3	Consent of Robert Faulkner to be named as a director.	Form S-4	333-258205	99.3	July 28, 2021
99.4	Consent of Adam Goulburn to be named as a director.	Form S-4	333-258205	99.4	July 28, 2021
99.5	Consent of Bhooshi DeSilva to be named as a director.	Form S-4	333-258205	99.5	July 28, 2021
99.6	Consent of Neil Tiwari to be named as a director.	Form S-4	333-258205	99.6	July 28, 2021
99.7	Consent of Emily Rollins to be named as a director.	Form S-4	333-258205	99.7	August 31, 2021
99.8	Preliminary Proxy Card.	Form S-4	333-258205	99.8	August 31, 2021
101.INS	XBRL Instance Document.
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	XBRL Taxonomy Extension Schema Document.
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.

*
Indicates management contract or compensatory plan or arrangement.

#
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22.   Undertakings
a.
The undersigned registrant hereby undertakes:

i.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

ii.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

iv.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

v.
That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

vi.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to re-offerings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable Form.
vii.
The undersigned registrant hereby undertakes as follows: that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

viii.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

b.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

c.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 15th day of September, 2021.
LifeSci Acquisition II Corp.
By:
/s/ Andrew McDonald

Name:
Andrew McDonald

Title:
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Andrew McDonald Andrew McDonald	Chairman and Chief Executive Officer (Principal Executive Officer) and Director	September 15, 2021
/s/ David Dobkin David Dobkin	Chief Financial Officer (Principal financial and accounting officer), Head of Strategy and Director	September 15, 2021
/s/ * Michael Rice	Chief Operating Officer and Director	September 15, 2021
/s/ * Thomas Wynn	Director	September 15, 2021
/s/ * Thomas Mathers	Director	September 15, 2021
/s/ * Elizabeth Barrett	Director	September 15, 2021
/s/ * Graham Walmsley	Director	September 15, 2021
/s/ * Scott Janssen	Director	September 15, 2021

*By:
/s/ Andrew McDonald

Andrew McDonald
Attorney-in-fact